                         UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF NEW YORK

-------------------------------
In re                         :
                              :      Chapter 11 Case No.
GLOBAL CROSSING LTD., et al., :
                              :      02-40188 (REG)
            Debtors.          :
                              :      (Jointly Administered)
-------------------------------

                            DISCLOSURE STATEMENT FOR
                      DEBTORS' JOINT PLAN OF REORGANIZATION

WEIL, GOTSHAL & MANGES LLP
 Attorneys for Debtors
 and Debtors in Possession
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Dated: October 21, 2002

                                TABLE OF CONTENTS




         Glossary ..................................................................................    1

I.       Introduction ..............................................................................    4

II.      Treatment of Creditors and Shareholders Under the Plan ....................................    6

         A.       New Capital Structure ............................................................    7

         B.       Investment by Singapore Technologies Telemedia Pte Ltd and Hutchison
                  Telecommunications Limited .......................................................    7

         C.       Summary of Classification and Treatment ..........................................    8

         D.       Settlement of Potential Litigation ...............................................   10

                  1.       Sharing Agreement between the Lenders and the Creditors
                           Committee ...............................................................   10

                  2.       Division of Plan Consideration Among Creditors Committee
                           Constituencies ..........................................................   12

                  3.       ILEC Subcommittee .......................................................   15

         E.       Description of the Classes For the Debtors .......................................   16

                  1.       Priority Non-Tax Claims (Class A) .......................................   16

                  2.       Other Secured Claims (Class B) ..........................................   16

                  3.       Lender Claims (Class C) .................................................   16

                  4.       GC Holdings Notes Claims (Class D) ......................................   17

                  5.       GCNA Notes Claims (Class E) .............................................   18

                  6.       General Unsecured Claims (Class F) ......................................   19

                  7.       Convenience Claims (Class G) ............................................   20

                  8.       Intercompany Claims of the Debtors (Class H) ............................   20

                  9.       GC Holdings Preferred Stock (Class I) ...................................   20

                  10.      GCL Preferred Stock (Class J) ...........................................   21

                  11.      GCL Common Stock (Class K) ..............................................   21

                  12.      Securities Litigation Claims (Class L) ..................................   21

         F.       Non-cash Property to Be Distributed Under the Plan ...............................   22

                  1.       New Senior Secured Notes ................................................   22

                  2.       New Preferred Stock .....................................................   22

                  3.       New Common Stock ........................................................   23

                  4.       Beneficial Interests in the Liquidating Trust ...........................   24

         G.       Administrative Expenses ..........................................................   26

                  1.       Cost of Access ..........................................................   27

                  2.       Vendor Settlements ......................................................   27


                  3.       Fees and Expenses of Professionals ......................................   27

                  4.       Fees and Expenses of the Investors ......................................   27

                  5.       Payments to Employees ...................................................   28

                  6.       Statutory Fees to United States Trustee .................................   28

         H.       Deemed Consolidation for Voting and Distribution Purposes ........................   28

         I.       Securities Law Matters ...........................................................   30

                  1.       Issuance and Resale of New Securities Under the Plan ....................   30

                  2.       Public Reporting and Listing ............................................   31

                  3.       Registration Rights for STT and Hutchison ...............................   31

         J.       Reservation of "Cram Down" Rights ................................................   31

III.     Voting Procedures and Requirements ........................................................   32

         A.       Vote Required for Acceptance by a Class ..........................................   32

         B.       Classes Not Entitled to Vote .....................................................   32

         C.       Voting ...........................................................................   32

IV.      Financial Information, Projections, and Valuation Analysis ................................   33

         A.       Selected Historical Financial Information .........................................  33

                  1.       Consolidating Balance Sheet ended July 31, 2002 (Unaudited) .............   35

                  2.       Consolidating Statement of Operations for the month ended July
                           31, 2002 (Unaudited) ....................................................   36

                  3.       Statement of Sources and Uses of Cash for the seven months
                           ended July 31, 2002 (Unaudited) .........................................   37

                  4.       Governmental and Other Investigations ...................................   38

                  5.       Impairment of Assets and Goodwill .......................................   40

         B.       Projections ......................................................................   40

                  1.       Pro Forma Projected Balance Sheet (Unaudited) (a) .......................   42

                  2.       Projected Balance Sheets (Unaudited) ....................................   45

                  3.       Projected Statements of Operations (Unaudited) ..........................   46

                  4.       Projected Statement of Sources and Uses of Cash (Unaudited) .............   47

                  5.       Operating Assumptions ...................................................   48

         C.       Valuation ........................................................................   50

V.       Business Description and Reasons for Chapter 11 ...........................................   50

         A.       The Debtors' Businesses ..........................................................   50

                  1.       Corporate Structure .....................................................   51

                  2.       The Network .............................................................   51

                  3.       Global Crossing's Telecommunications Services ...........................   52

                  4.       Installation and Maintenance Services ...................................   53

                  5.       Asia Global Crossing ....................................................   53

                  6.       Pacific Crossing Ltd ....................................................   53

         B.       The 2001 Business Plan ...........................................................   54

                  1.       Sale of the ILEC Business Segment to Citizens Communications ............   54

                  2.       The IPC Transaction .....................................................   54

         C.       Events Leading to the Commencement of the Chapter 11 Cases .......................   54

         D.       A New Business Plan ..............................................................   55

         E.       The Letter of Intent with STT and HWL ............................................   56

         F.       Pending Litigation and Other Proceedings .........................................   56

                  1.       2001 Securities Litigation ..............................................   56

                  2.       The Qwest Communications Suit ...........................................   57

                  3.       2002 Securities Litigation ..............................................   57

                  4.       2002 ERISA and Other Litigation .........................................   57

                  5.       The Olofson Case ........................................................   58

                  6.       The Investigation by the Securities and Exchange Commission
                           and U.S. Attorney .......................................................   58

                  7.       Other Governmental Investigations .......................................   59

VI.      Significant Events During the Chapter 11 Case .............................................   59

         A.       Filing and First Day Orders ......................................................   59

         B.       The Foreign Proceedings and the JPLs .............................................   60

         C.       Appointment of the Creditors Committee ...........................................   61

         D.       Requests for Appointment of Examiner, Trustee, and Additional
                  Committees .......................................................................   62

         E.       Adequate Assurance to Utility and Telecommunications Providers ...................   63

         F.       Cash Management and Adequate Protection ..........................................   64

         G.       The Adversary Proceeding with Citizens ...........................................   65

         H.       Assumption of John Legere's Employment Agreement .................................   66

         I.       Employee Wages and Benefits Issues ...............................................   67

         J.       Exclusivity ......................................................................   68

         K.       Claims Process and Bar Date ......................................................   69

         L.       GCL's Guaranty of GCUK's Contract With Camelot ...................................   69

         M.       Rejection of Nonresidential Real Property Leases .................................   70

         N.       Vendor Settlements ...............................................................   70

         O.       Replacement of Certain Letters of Credit .........................................   71

         P.       Auction Procedures and Assets Sales ..............................................   72

         Q.       Appointment of a Fee Committee ...................................................   76

VII.     Summary of the Schemes ....................................................................   76

         A.       Bermuda Schemes of Arrangement ...................................................   76

                  1.       Background to the Commencement of the Bermuda Proceedings ...............   76

                  2.       What is a Scheme of Arrangement .........................................   76

                  3.       What is Proposed? .......................................................   77

                  4.       Which Creditors are Affected ............................................   77

                  5.       What will be the effect of passing the Scheme on the Plan? ..............   78

                  6.       Treatment of the Bermuda Group's Shareholders ...........................   78

                  7.       Voting on the Scheme ....................................................   78

                  8.       Court Approval and Filing with the Registrar of Companies of
                           Bermuda .................................................................   78

VIII.    Governance of New Global Crossing .........................................................   78

         A.       Board of Directors ...............................................................   78

         B.       Senior Management ................................................................   79

IX.      Other Aspects of the Plan .................................................................   79

         A.       Distributions ....................................................................   79

                  1.       Distributions Through Agents ............................................   80

                  2.       Timing and Conditions of Distributions ..................................   80

                  3.       Procedures for Treating Disputed Claims Under the Plan ..................   80

         B.       Conditions to the Effective Date .................................................   81

         C.       Treatment of Executory Contracts, Unexpired Leases, and Cost of
                  Access Agreements and Claims .....................................................   82

                  1.       General Treatment .......................................................   82

                  2.       Cost of Access Claims ...................................................   82

                  3.       Cure of Defaults. .......................................................   83

         D.       Effect of Plan ...................................................................   83

                  1.       Discharge of Claims and Termination of Equity Interests .................   83

                  2.       Exculpation .............................................................   84

         E.       Releases .........................................................................   84

         F.       Injunction .......................................................................   85

         G.       Management Incentive Plan ........................................................   85

         H.       The Estate Representative and Liquidating Trust ..................................   85

         I.       Miscellaneous Provisions .........................................................   88

         J.       Certain Indenture Trustee Fees and Expenses ......................................   88

X.       Certain Factors to Be Considered ..........................................................   88

         A.       Certain Bankruptcy Considerations ................................................   88

         B.       Risks Relating to the Plan Securities ............................................   89

                  1.       Variances from Projections ..............................................   89

                  2.       Lack of Trading Market ..................................................   89

                  3.       Dividend Policies .......................................................   89

                  4.       Restrictions on Transfer ................................................   89

         C.       Risks Associated with the Business ...............................................   90

XI.      Confirmation of the Plan ..................................................................   90

         A.       Confirmation Hearing .............................................................   90

         B.       General Requirements of Section 1129 .............................................   91

         C.       Best Interests Tests .............................................................   92

         D.        Liquidation Analysis ............................................................   94

         E.       Feasibility ......................................................................  102

         F.       Section 1129(b) ..................................................................  103

                  1.       No Unfair Discrimination ................................................  103

                  2.       Fair and Equitable Test .................................................  103

XII.     Alternatives to Confirmation and Consummation of this Plan ................................  104

         A.       Liquidation Under Chapter 7 ......................................................  104

         B.       Alternative Plan of Reorganization ...............................................  104

XIII.    Certain U.S. Federal Income Tax Consequences of the Plan ..................................  104

         A.       Consequences to the Debtors ......................................................  105

                  1.       Transfers of Assets Pursuant to the Purchase Agreement ..................  105

                  2.       Consequences to the U.S. Debtors ........................................  106

         B.       Consequences to the Holders of Certain Claims ....................................  109

                  1.       Gain or Loss - Generally ................................................  110

                  2.       Possible Tax Treatment of Class C and D Claims That Constitute
                           "Securities" of GCHL ....................................................  111

                  3.       Distributions in Discharge of Accrued But Unpaid Interest ...............  112

                  4.       Interest and Original Issue Discount on New Senior Secured Notes ........  112

                  5.       Ownership and Subsequent Sale of New Common Stock .......................  113

                  6.       Tax Treatment of the Liquidating Trust and Holders of
                           Beneficial Interests ....................................................  114

                  7.       Cash, Stock and Notes Held in Trust On Account Of Disputed
                           Class F Claims ..........................................................  116

                  8.       Withholding .............................................................  117

XIV.     Conclusion ................................................................................  117


Exhibits to Disclosure Statement

EXHIBIT A - Plan of Reorganization

EXHIBIT B - Statement of the Ad Hoc Committee of Noteholders of Global Crossing North America, Inc.

EXHIBIT C - Explanatory Statement Relating to Schemes of Arrangement

EXHIBIT D - Schemes of Arrangement

                                    GLOSSARY

Administrative Expense      Any expense relating to the administration of the
Claim                       chapter 11 cases, including (i) actual and necessary
                            costs and expenses of preserving the Debtors' estates and operating the Debtors' businesses, (ii) any indebtedness or obligations incurred or assumed during the chapter 11 cases, except for Lender
                            Claims and intercompany claims, (iii) allowances for compensation and reimbursement of expenses to the extent allowed by the Bankruptcy Court, (iv) certain statutory fees chargeable against the Debtors' estates, and (v) certain reimbursements of the expenses of the Investors required to be paid under the bidding procedures order entered by the Bankruptcy Court on March 25, 2002 and Post-Petition
                            Investors' Expenses (as defined in the Purchase
                            Agreement)

Asia Global Crossing        Asia Global Crossing Ltd and its subsidiaries. GCL
                            owns 58.8% of the stock of Asia Global Crossing.

Bankruptcy Code             Title 11 of the United States Code.

Bankruptcy Court            The United States Bankruptcy Court for the Southern
                            District of New York.

Bermuda Account             A bank account for GCL, under the control of the
                            JPLs, maintained at Butterfield Asset Management
                            Limited in Bermuda.

Business Day                Any day other than a Saturday, a Sunday, or any
                            other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

Convenience Claim           Any prepetition unsecured claim against any of the
                            Debtors that is allowed in an amount equal to $100,000 or less and that was scheduled as undisputed, noncontingent or was the subject of a timely filed proof in the amount of $100,000 or less, and that but for the amount limitations would be a General Unsecured Claim.

Credit Agreement            The Amended and Restated Credit Agreement, dated as
                            of August 10, 2000, among GCL, GC Holdings, GCNA,
                            JPMorgan Chase Bank (f/k/a Chase Manhattan Bank), as administrative agent, certain co-agents named therein, and the lender parties thereto, and all documents and instruments relating thereto, as amended, supplemented, modified, or restated.

Creditors Committee         The statutory committee of unsecured creditors
                            appointed in the Debtors' chapter 11 cases, as constituted from time to time.

Debtors GCL and the entities listed on Exhibit A to the Plan, as amended from time to time.

Disclosure Statement        This document, together with the annexed exhibits
                            and schedules.

Effective Date              A Business Day mutually agreed by the Debtors, STT,
                            and Hutchison on which the "Closing" referred to in the Purchase Agreement occurs.

ERISA Claim                 A claim against the Debtors, whether or not the
                            subject of an existing lawsuit, arising under the Employee Retirement Income Security Act of 1974, as amended, other than any such claim that constitutes a Securities Litigation Claim.

Estate Representative       Five individuals appointed by the Creditors
                            Committee and representatives of the holders of the Lender Claims to prosecute avoidance and other causes of action held by the Debtors and resolve disputed claims. The Estate Representative will also be the trustee of the Liquidating Trust.

GCL Global Crossing Ltd. (issuer of the Debtors' public common stock). GCL and the other Debtors that are Bermuda companies are also the subject of provisional liquidation proceedings before the Supreme Court of Bermuda.

GC Holdings                 Global Crossing Holdings, Ltd. (intermediate holding
                            company owned by GCL and obligor on the GC Holdings
                            Notes Claims, a large portion of the Debtors' public
                            debt). GC Holdings is also the subject of provisional liquidation proceedings before the
                            Supreme Court of Bermuda.

GC Holdings Notes Claims    The publicly held debt issued by GC Holdings. See
                            section II.E.4.

GCNA Global Crossing North America, Inc. (f/k/a Frontier Corporation) (issuer of the public debt on which the GCNA Notes Claims are based).

GCNA Holdings               Global Crossing North America Holdings, Inc.

GCNA Notes Claims           The publicly held debt issued by GCNA. See section
                            II.E.5.

GCUK Global Crossing (UK) Telecommunications, Limited, a non-Debtor subsidiary.

General Unsecured Claims    Any general unsecured prepetition claim against the
                            Debtors, other than a Lender Claim, GC Holdings
                            Notes Claim, GCNA Notes Claim, Convenience Claim,
                            Securities Litigation Claim, or intercompany claim.

Global Crossing             GCL and the other Debtors in these chapter 11 cases.

GMS                         Global Marine Systems Limited.

Hutchison                   Hutchison Telecommunications Limited, a subsidiary
                            of HWL, organized under the laws of Hong Kong.

HWL                         Hutchison Whampoa Limited.

Investors                   STT and Hutchison.

IPC                         IPC Information Systems, Inc.

IRU Indefeasible Right of Use, an agreement with a telecommunications carrier that grants a customer the unconditional right to use a portion of fiber cable owned by the telecommunications carrier for the customer's own network use for a specified term and at a given bandwidth. In some cases, an IRU may include the right to use ducts, collocation space, and other telecommunications assets that are not portions of fiber cable.

JPLs Persons from time to time serving as joint provisional liquidators appointed in the provisional liquidations of GCL, GC Holdings, and the Debtors listed on Exhibit B to the Plan, as amended from time to time, who are currently Philip Wallace and Jane Moriarty, both of KPMG in England and Malcolm Butterfield of KPMG LLP in Bermuda.

Lender Agent                JPMorgan Chase Bank, in its capacity as
                            administrative agent under the Credit Agreement.

Lender Claims               Claims (i) against GC Holdings or GCNA arising under
                            the Credit Agreement and related documents, (ii) against any of the other Debtors arising under their guaranties of the obligations under the Credit
                            Agreement or any related documents, and (iii) arising under or in connection with the adequate protection stipulation described in section VI.F.

Liquidating Trust           The trust established to hold causes of action
                            against third parties and certain other property for the benefit of the holders of the Lender Claims, GC
                            Holdings Notes Claims, GCNA Notes Claims, and
                            General Unsecured Claims.

Management Incentive Plan   A new management incentive plan adopted by New
                            Global Crossing. See section IX.G.

New Common Stock            New common stock of New Global Crossing. See section
                            II.F.3.

New Global Crossing         Newly formed company organized under the laws of
                            Bermuda and the assignee of most of the assets and businesses of the Debtors.

New Preferred Stock         New preferred stock of New Global Crossing. See
                            section II.F.2.

New Senior Secured Notes    New senior secured notes to be issued by New Global
                            Crossing or a reorganized debtor subsidiary designated (and guarantied) by New Global Crossing.
                            See section II.F.1.

Other Secured Claims        Any claim secured by collateral that is not a Lender
                            Claim.

Petition Date               The date the Debtors' chapter 11 cases were
                            commenced (January 28, 2002, August


                             4, 2002, April 24, 2002, or August 30, 2002).

Plan                         The Debtors' Joint Plan of Reorganization Under
                             Chapter 11 of the Bankruptcy Code annexed as Exhibit
                             A to this Disclosure Statement, as may be amended from time to time .

Plan Securities              The New Senior Secured Notes, the New Preferred
                             Stock, and the New Common Stock.

Priority Non-Tax Claim       Any claim entitled to priority under the Bankruptcy
                             Code other than Administrative Expense Claims and
                             Priority Tax Claims.

Priority Tax Claim           A claim of a governmental entity for taxes that are
                             entitled to priority in payment under the Bankruptcy
                             Code.

Purchase Agreement           Purchase Agreement dated as of August 9, 2002 among
                             GCL, GC Holdings, the JPLs, STT, and Hutchison, as
                             may be amended from time to time, under which STT
                             and Hutchison agree to invest in New Global
                             Crossing. See sections II.B and VI.P.4.

Schemes of Arrangement       Any schemes of arrangement under section 99 of the
                             Bermuda Companies Act 1981 implemented in connection
                             with the proceedings in the Supreme Court of Bermuda
                             for the Debtors that are Bermuda companies.

Securities Litigation Claim  Any claim against the Debtors, whether or not the subject of an existing lawsuit, arising in connection with the purchase or sale of a security of any of the Debtors, for damages from the purchase or sale of any such security, or for reimbursement or contribution on account of any such claim.
                             Securities Litigation Claims include claims based on allegations that the Debtors made false and misleading statements and engaged in other deceptive acts in connection with the sale of securities.

STT Singapore Technologies Telemedia Pte Ltd, one of the investors in New Global Crossing.

Subsidiaries                 Direct or indirect, majority owned subsidiaries of
                             GCL (as such term is more specifically defined in
                             the Purchase Agreement).

Tax Code                     Title 26 of United States Code.

Voting Agent                 See section I of this Disclosure Statement for
                             contact information.

Voting Deadline              November 22, 2002, the last date for the actual
                             receipt by the Voting Agent of ballots to accept or
                             reject the Plan.

                                       I.

                                  Introduction

Note: Please refer to the attached Glossary for definitions of most of the terms used in this Disclosure Statement. Some terms that are used only in a specific section may be defined in that section. The sections that describe the Purchase Agreement use terms defined in that Agreement.

     GCL and 79 of its subsidiaries have commenced chapter 1 1 cases under the Bankruptcy Code. GCL and 15 of its subsidiaries have also commenced restructuring proceedings before the Supreme Court of Bermuda. The purpose of this Disclosure Statement is to provide information of a kind and in sufficient detail to enable the creditors who are entitled to vote to make an informed decision on whether to accept or reject the Plan. In summary, this Disclosure Statement includes or describes:

Section            Summary of Contents

  II           .  the capital structure of New Global Crossing
               .  the treatment of creditors and shareholders of the Debtors under the Plan
               .  the proposed investment by STT and Hutchison

 III           .  which parties in interest are entitled to vote
               .  how to vote to accept or reject the Plan

  IV           .  selected historical financial information
               .  projections
               .  valuation information

   V           .  the businesses of the Debtors
               .  why the Debtors commenced their chapter 11 cases

  VI           .  significant events that have occurred in the chapter 11 cases

 VII           .  directors and officers of New Global Crossing

 VIII          .  how distributions under the Plan will be made
               .  how disputed claims will be resolved

  IX           .  certain factors creditors should consider before voting

   X           .  the procedure for confirming the Plan
               .  a liquidation analysis
  XI           .  alternatives to the Plan

 XII           .  certain tax consequences

Please note that if there is any inconsistency between the Plan (including the exhibits and schedules attached thereto and any supplements to the Plan) and the descriptions in the Disclosure Statement, the terms of the Plan (and the exhibits and schedules attached thereto and any supplements to the Plan) will govern.

Disclaimer as to the Investors: This Disclosure Statement was not prepared by the Investors, the Investors' advisors, or New Global Crossing. The Investors, the Investors' advisors, and New Global Crossing are not responsible, and do not assume responsibility for, the reasonableness, accuracy or completeness of the Disclosure Statement or any information included herein (including, without limitation, information concerning projections, business plan, risk factors, and liquidation analysis) and do not endorse, make any representation, or express any opinion or any other form of assurance with respect to the Disclosure Statement. The Investors, the Investors' advisors, and New Global Crossing will not be bound by, and will not have any obligation or liability arising solely from or relating solely to, anything in this Disclosure Statement.

     Additional financial information about the Debtors can be found in the annual report on Form 10-K for the year ended December 31, 2000, which was filed by GCL with the Securities and Exchange Commission on April 2, 2001, the quarterly reports on Form 10-Q for the quarters ended June 30, 2001, and September 30, 2001, which were filed by GCL on August 14, 2001, and November 29, 2001, respectively, and the monthly operating reports filed by the Debtors in their chapter 11 cases. Copies of these SEC filings are included in the Plan Supplement and available on the Internet at www.sec.gov. The Debtors' monthly operating reports are available on the Bankruptcy Court's Electronic Case Filing System which can be found at www.nysb.uscourts.gov, the official website for the Bankruptcy Court, and at www.globalcrossing.com. See section IV.B for important information that should be considered when reviewing GCL's financial information.

     The Disclosure Statement includes the views of the Creditors Committee on certain issues, as specifically noted in section II.D below. The Creditors Committee supports the Plan. In addition, the Lender Agent will provide a separate letter recommending to the holders of the Lender Claims that such holders vote in favor of the Plan.

     This Disclosure Statement, the Plan, any documents referred to in the Disclosure Statement and the Plan are the only materials that creditors should use to determine whether to vote to accept or reject the Plan.

          The last day to vote to accept or reject the Plan is November 22, 2002. To be counted, your ballot must be actually received by the Voting Agent by this date.

          The record date for determining which creditors may vote on the Plan is October 18, 2002.

     The Plan is the product of extensive negotiations with the holders of the Lender Claims and the Creditors Committee and represents a settlement of numerous legal issues. The Debtors believe that approval of the Plan maximizes the recovery to creditors.

                                 Recommendation:

          The Debtors and the Creditors Committee urge creditors to vote to accept the Plan.

     See the supporting statements of the Creditors Committee (and a subcommittee thereof charged with investigating certain litigation issues) at section II.D.

     Certain holders of GCNA Notes Claims have formed the Ad Hoc Committee of Global Crossing North America, Inc. (f/k/a Frontier Corporation) Noteholders (the "Ad Hoc GCNA Noteholders Committee"). The Ad Hoc GCNA Noteholders Committee urges holders of the GCNA Notes Claims to reject the Plan. See the statement of the Ad Hoc GCNA Noteholders Committee on Exhibit B to the Disclosure Statement. The Debtors and the Creditors Committee disagree with the recommendation of the Ad Hoc GCNA Noteholders Committee and their statements on Exhibit B.

     Additional copies of this Disclosure Statement are available upon request made to the Voting Agent, at the following address:

For Voting Classes B, C, F, and G:                For Voting Classes D and E:
Bankruptcy Services, LLC                          Innisfree M&A Inc.
70 E. 55th Street                                 501 Madison Avenue, 20th Floor
New York, NY 10022                                New York, NY 10022
(Attn: Global Crossing)                           (Attn: Global Crossing)

     The summaries of the Plan and other documents related to the restructuring of the Debtors are qualified in their entirety by the Plan and its exhibits and schedules, the Purchase Agreement and its exhibits and schedules, and the documents and exhibits contained in the Plan Supplement. The Debtors will file the Plan Supplement with the Bankruptcy Court at least 5 days before the Voting Deadline. The Debtors will also post the documents set forth in the Plan Supplement at www.globalcrossing.com as such documents become available, but in any event, at least 5 days before the Voting Deadline. The financial and other information included in this Disclosure Statement are for purposes of soliciting acceptances of the Plan and are being communicated for settlement purposes only.

     The Bankruptcy Code provides that only the ballots of creditors who timely vote on the Plan will be counted for purposes of determining whether the requisite acceptances have been attained. Failure to deliver timely a properly completed ballot by the voting deadline will constitute an abstention (will not be counted as either an acceptance or a rejection). Any improperly completed or late ballot will not be counted.

                                       II.

             Treatment of Creditors and Shareholders Under the Plan

     The Plan governs the treatment of claims against and interests in each of the 80 separate Debtors in the chapter 11 cases. The table in section II.C below summarizes the treatment for each class. The table is followed by a description of the types of claims or interests in each class and a description of the property to be distributed under the Plan. Section II.F.3 discusses certain legal issues affecting the trading of the New Common Stock.

A. New Capital Structure

     The following table summarizes the proposed capital structure for New Global Crossing. In addition, New Global Crossing expects to arrange a $150,000,000 working capital facility in order to fund ongoing working capital needs. The New Senior Secured Notes, New Preferred Stock, and New Common Stock are described in section II.F below.


   Instrument                      Description                   Comments
--------------------------------------------------------------------------------------------------
New Senior Secured Notes       $200 million                   (Plan Securities)
New Preferred Stock            18 million shares              (Plan Securities purchased by the
                               (convertible into 18 million
                               shares of New Common Stock)    Investors)
New Common Stock               22 million shares              (Plan Securities issued to creditors
                                                              and purchased by the Investors)
Option or other stock-        Approximately 3.5 million       (Plan Securities available for
based awards                  shares reserved for issuance    issuance under Management
                                                              Incentive Plan)

B. Investment by Singapore Technologies Telemedia Pte Ltd and Hutchison Telecommunications Limited

     The Bidding Process. The Debtors commenced their chapter 11 cases with an agreement on a non-binding term sheet for a transaction with STT and HWL that included a significant equity investment. The Bankruptcy Court subsequently approved a bidding procedures process that would have provided certain bidding protections to STT and HWL if certain deadlines were met by the Debtors, the Creditors Committee, representatives of the holders of the Lender Claims, STT, and HWL. One of the stated deadlines was not met and STT and HWL withdrew from further participation in the bidding procedures process.

     After the withdrawal of STT and HWL, the Debtors continued to contact many other potential investors, several of which conducted significant due diligence on the commercial and legal aspects of the business. In addition, the Debtors solicited bids for certain non-core assets. By the end of this process, the Debtors had received several bids or expressions of interest. The Debtors had also received a letter from STT and HWL confirming their interest in a transaction, but stating that they would not participate in the auction process. The Debtors evaluated each of the bids received in consultation with the Creditors Committee and representatives of the holders of the Lender Claims. The Debtors contacted many of the bidders and interested parties in an attempt to solicit better offers. Nevertheless, due to the turmoil in the telecommunications sector, all of the bids received, including any enhanced offers made after further negotiations with the bidders, were disappointing to the Debtors and creditors participating in the process. As the process came to a close, STT and HWL were invited to meet to discuss a possible investment. Those discussions culminated in the execution of the Purchase Agreement on August 9, 2002. After a hearing that same day, the Bankruptcy Court signed an order approving the Purchase Agreement. The Supreme Court of Bermuda sanctioned the JPLs approval of the entry by GCL and GC Holdings into the Purchase Agreement the following week.

     The Purchase Agreement. Under the Purchase Agreement, the Investors agree, among other things, to invest a total of $250,000,000 in New Global Crossing to purchase 6,600,000 shares of the New Common Stock and 18,000,000 shares of the New Preferred Stock. That investment is conditioned on a number of events, including the transfer of substantially all the assets of GCL and GC Holdings, including the stock of the other Debtors to New Global

Crossing, confirmation of the Plan, attaining certain financial tests, and obtaining applicable regulatory approvals. The Debtors anticipate that all those conditions will be satisfied in the first or second quarter of 2003. Under the Purchase Agreement, the Debtors are not entitled to solicit competing offers, although they may respond to unsolicited offers. In the event that the Debtors receive an offer that is significantly better for creditors than the terms of the Plan, the Debtors may terminate the Purchase Agreement by paying liquidated damages of $30,000,000. Under certain circumstances specified in the Purchase Agreement, the liquidated damages protection available to the Investors increases to $50,000,000. See section VI.P.4 for a more detailed description of the Purchase Agreement. A copy of the Purchase Agreement is attached as Exhibit E to the Plan.

     Benefits of the Proposed Investment. The Debtors believe that the value of the distributions to creditors under the Plan is the best restructuring alternative available. In particular, an investment by STT and Hutchison provides significant commercial benefits to New Global Crossing. With strong sponsors behind it and a deleveraged balance sheet, New Global Crossing will be in a position to grow its customer and revenue base. The Plan also is preferable to the alternatives available to the Debtors. As noted above, the selection of the Investors' proposal was the culmination of a long marketing process undertaken by the Debtors in an exceptionally challenging telecommunications environment. In addition, the Debtors believe that the value of the distributions to creditors under the Plan exceeds the value of the distributions to creditors in a liquidation. See section XI.D.

     STT. STT is a leading info-communications group that provides voice, data, and video services. It focuses on three core businesses: data and voice, broadband, and multimedia. Through its subsidiaries and affiliated companies, STT provides fixed and mobile telecom services, wireless data communications services, Internet mobile services, global IPC network services, managed hosting services, satellite services, broadband cable , and e-business software development services. STT is a wholly owned subsidiary of the Singapore Technologies group.

     Hutchison. Hutchison is a subsidiary of HWL. HWL is a Hong Kong-based multinational conglomerate with origins dating back to the 1800s. HWL's group of companies operates five core businesses: ports and related services; telecommunications; property and hotels; retail and manufacturing; and energy, infrastructure, finance and investments. The Hutchison telecommunications group comprises owners and operators of telecommunications and Internet infrastructure, offering a wide range of related services, including mobile telephony (voice and data), paging, trunked mobile radio, fixed-line services, Internet services, fiber optic broadband networks and radio broadcasting.

C. Summary of Classification and Treatment

     The following table divides the claims against and equity interests in the Debtors into separate classes and summarizes the treatment for each class. The table also identifies which classes are entitled to vote on the Plan based on rules set forth in the Bankruptcy Code. Finally, the table indicates an estimated recovery for each class. Important Note: The recoveries described in the following table represent the Debtors' best estimates of those values given the information available at this time, including the amount of cash in the Bermuda Account. These estimates do not predict the potential trading prices for securities issued under the Plan. Unless otherwise specified, the information in the following table and in the sections below is based on calculations as of December 31, 2002. The estimation of recoveries makes the following assumptions:

     . The new debt instruments to be issued under the Plan are worth their face value.

     . The estimated total equity value for New Global Crossing on the Effective Date is $407,000,000. See the valuation discussion in section IV.

     . The cash that is expected to be available for distribution from the Bermuda Account will be $12,000,000.

     . For purposes of the following recovery estimates, no value has been ascribed to the beneficial interests in the Liquidating Trust.


Class     Description                              Treatment                    Entitled    Estimated
                                                                                 to Vote     Recovery
-----------------------------------------------------------------------------------------------------
  --   Administrative Expense   Payment in full (or as otherwise agreed).           No         100%
       Claims
-----------------------------------------------------------------------------------------------------
  --   Priority Tax Claims      Payment in full on Effective Date or over six       No         100%
                                years from the date of assessment of the tax,
                                with interest or payment as otherwise agreed.
-----------------------------------------------------------------------------------------------------
  A    Priority Non-Tax Claims  Payment in full of the allowed amount of such       No         100%
                                claim (or as otherwise agreed).
-----------------------------------------------------------------------------------------------------
  B    Other Secured Claims     See section II.E.2 below.                          Yes    See below
-----------------------------------------------------------------------------------------------------
  C    Lender Claims            $305,000,000 in cash                               Yes        22.7%
                                Approximately $6,000,000 in cash from the
                                Bermuda Account $175,000,000 in New Senior
                                Secured Notes 6% of the New Common Stock 50%
                                of the beneficial interests in the
                                Liquidating Trust 100% of recovery from a
                                certain reimbursement claim (see section
                                II.E.3) Treatment of certain letters of
                                credit which may provide additional benefit
                                to holders of Lender Claims (see section VI.O).
-----------------------------------------------------------------------------------------------------
  D    GC Holdings Notes        Approximately $4,554,000 in cash from the          Yes         3.2%*
       Claims                   Bermuda Account
                                $18,975,000 in New Senior Secured Notes
                                24.67% of the New Common Stock
                                37.95% of the beneficial interests in the
                                Liquidating Trust.
-----------------------------------------------------------------------------------------------------
  E    GCNA Notes Claims        Approximately $739,200 in cash from the            Yes         3.2%*
                                Bermuda Account
                                $3,080,000 in New Senior Secured Notes
                                4.00% of the New Common Stock
                                6.16% of the beneficial interests in the
                                Liquidating Trust.
-----------------------------------------------------------------------------------------------------
  F    General Unsecured        Approximately $706,800 in cash from the            Yes       1.4%-1.9%
       Claims                   Bermuda Account
                                $2,945,000 in New Senior Secured Notes
                                3.83% of the New Common Stock
                                5.89% of the beneficial interests in the
                                Liquidating Trust.
-----------------------------------------------------------------------------------------------------
  G    Convenience Claims       Lesser of pro rata share of $3,000,000 or 5%       Yes           4%
                                in cash.
-----------------------------------------------------------------------------------------------------
  H    Intercompany Claims      See section E.8 below.                             Yes
-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
  I    GC Holdings Preferred    No distribution.                                    No        None
       Stock
-----------------------------------------------------------------------------------------------------
  J    GCL Preferred Stock      No distribution.                                    No        None
-----------------------------------------------------------------------------------------------------
  K    GCL Common Stock         No distribution.                                    No        None
-----------------------------------------------------------------------------------------------------
  L    Securities Litigation    No distribution.                                    No        None
       Claims
-----------------------------------------------------------------------------------------------------

* Subject to a maximum reduction of 5% for a Class F dilution reserve, see section D

D. Settlement of Potential Litigation

     The distribution of property described in the table above represents a negotiated settlement of a number of significant legal issues among the holders of Claims in Class C on the one hand, and Classes D, E, F, and G on the other hand, as well as the significant legal issues among Classes D, E, F, and G. Among those issues is the validity and priority of the security interests of the holders of the Lender Claims, the enforceability of guaranties provided by the Debtors, and to what extent a substantive consolidation of some or all of the Debtors should occur. The compromise reached by the parties was after extensive analysis and negotiations. The Debtors believe that the treatment provisions of the Plan constitute a good faith compromise and settlement of all those claims and is fair and reasonable to the holders of Claims in each of those classes. If the Plan does not become effective, all constituents retain their rights with respect to such legal issues. The Debtors also believe that their creditor constituencies are likely to receive a higher distribution under the Plan than they would after protracted litigation regarding such legal issues.

     The balance of this section is a description provided by the Creditors Committee of the negotiation process between the Lenders and the Creditors Committee and among the creditor constituencies represented by the Creditors Committee.

     The Creditors Committee was appointed by the United States Trustee to represent general unsecured creditors. The Creditors Committee is comprised of creditors holding GC Holdings Notes Claims (Class D), GCNA Notes Claims (Class
E) and General Unsecured Claims (Class F). The Creditors Committee also represents Class G Convenience Claims.

     The treatment provided to the holders of claims in Classes D through G is the result of a negotiated resolution reached by the Creditors Committee on behalf of its constituents. The result was achieved through a three-step process. First, as part of the sale contract with the Investors, the Creditors Committee negotiated with the Lender Agent a sharing of Plan consideration between the holders of the Lender Claims (Class C) and the Creditors Committee constituents. Next, the Creditors Committee established a mechanism for allocation of resulting consideration among its constituents in Classes D, E, and F. Finally, the Creditors Committee negotiated with the Investors and other parties for the separate classification and treatment of General Unsecured Claims under $100,000 (Class G).

     1. Sharing Agreement between the Lenders and the Creditors Committee

     The Creditors Committee and its professionals performed an extensive analysis of possible litigation outcomes with respect to the lenders and the Lender Claims. Among other things, the Creditors Committee examined: (i) whether the lenders' guaranties and stock pledges with respect to approximately 58 GCL subsidiaries are enforceable, and, if so, the extent to which they might be limited contractually or avoided, in whole or in part, as fraudulent transfers or preferences; (ii) if and the extent to which the Lender Claims against co-borrowers GC Holdings or GCNA are valid, enforceable, or subject to avoidance; (iii) the validity and extent of the lenders' alleged security interest in a bank account of a GC Holdings subsidiary, GCNA Holdings, containing over $300,000,000 from a sale transaction that took place shortly prior to the Petition Date involving the stock of IPC, which, the lenders allege, was previously pledged to them, and the extent to which the alleged liens in the bank account or the stock could be avoided as preferences; (iv) whether the transfers of IPC stock first from GCL to GC Holdings, and then from GC Holdings to GCNA Holdings could be avoided, and, if so, the impact on the Lender Claims; (v) whether payments to the lenders of a portion of the proceeds from the sale of GCNA's ILEC business to Citizens Communications in June 2001 that temporarily paid down the revolver debt of GCNA and GC Holdings to the lenders is recoverable by the Debtors on a fraudulent transfer or other theory, and in that connection, the prior and subsequent history of the advances and repayments under the revolver which, as of the Petition Date, was fully drawn;
(vi) the viability of a motion to substantively consolidate some or all of the Debtors and the effect on the Lender Claims recoveries of different consolidation methodologies; and, in each case, the risks, costs, and potential benefits to non-lender creditors of pursuing challenges to Lender Claims and liens.

     The Creditors Committee also concluded that, in light of the total consideration available for creditors under the Plan, equity in New Global Crossing was the form of consideration that would give Creditors Committee constituents the opportunity for the most meaningful distribution in these cases. The Creditors Committee considered that the Investors' acquisition of Global Crossing is taking place in the face of a very depressed economy for the telecommunications sector, but the Investors' strong sponsorship, including their financial wherewithal and strategic positions in the industry, were factors leading the Creditors Committee to this conclusion.

     Based upon the Creditors Committee's litigation outcome analysis, the amount of creditor consideration available under this Plan, and the type of consideration (equity) that the Creditors Committee favored, the Creditors Committee negotiated the following arrangement with the Lender Agent (subject, of course, to confirmation of the Plan): (i) the cash of $300,562,307.50, plus interest, which is held by the Lender Agent in a cash collateral account subject to an alleged lien in favor of the lenders and in an account maintained at Wilmington Trust Company arising out of the prepetition sale of IPC would all go to the lenders; (ii) of the $200,000,000 of Senior Secured Notes to be issued under the Plan, $175,000,000 would go to the lenders and $25,000,000 would go to the Creditors Committee's constituents; (iii) of the equity in New Global Crossing available to creditors (a total of 38.5%, prior to dilution for shares that subsequently will be issued to management), 32.5% would go to the Creditors Committee's constituents and 6% would go to the lenders; and (iv) the Creditors Committee's constituents and the lenders would share 50/50 in the Estate Representative Claims to be included in the Liquidating Trust and certain additional cash to be distributed to creditors totaling approximately $13,000,000 in the aggregate.

     In connection with the foregoing sharing agreement, which reflects the settlement of all claims of the Debtors' estates against the lenders (including any claims of the Debtors' estates of the kinds described in the first paragraph of this subsection 1), the Creditors Committee determined that it would be appropriate for the Debtors' estates to grant releases to the Lender Agent and the holders of the Lender Claims, but solely in their capacities as parties to the Credit Agreement with the Debtors. The Lender Agent would not have agreed to the sharing arrangement provided in the Plan in the absence of such release. The Lender Agent and the holders of the Lender Claims are receiving limited releases as provided in section 5.13 of the Plan.

     2. Division of Plan Consideration Among Creditors Committee Constituencies

     Following its negotiation with the lenders, the Creditors Committee turned its attention to determining the sharing of consideration among the three principal constituencies the Creditors Committee represents; namely, GC Holdings bondholders (Class D), GCNA bondholders (Class E), and trade and other general unsecured creditors (Class F). The Creditors Committee designated one Creditors Committee member from each of the three constituencies to form a negotiating subcommittee (the "Negotiating Subcommittee") to attempt to reach a consensus on intercreditor splits to present to the entire Creditors Committee for its consideration.

     Earlier in the Reorganization Cases the United States Trustee had appointed a separate subcommittee of the Creditors Committee consisting exclusively of representatives of GCNA bondholders (Class E) whose mandate included investigation of the ILEC sale and the Debtors' use of the proceeds of the ILEC sale (the "ILEC Subcommittee"). The ILEC Subcommittee was comprised of the two indenture trustees for the GCNA bonds, Wilmington Trust and Wells Fargo, together with U.S. Trust, a GCNA bondholder. All members of the ILEC Subcommittee participated in the negotiations with the negotiating representatives of the GC Holdings bondholders (Class D) and the trade and other general creditors (Class F). (U.S. Trust resigned from the Creditors Committee and the ILEC Subcommittee on October 18, 2002, but before resigning, fully participated in the negotiations described herein.)

     To assist the Negotiating Subcommittee, the Creditors Committee's professionals analyzed possible litigation outcomes to determine how the consideration available to the Creditors Committee's constituents (based upon the settlement reached with the Lenders) might be shared among the three classes of creditors. This analysis took into account, among other factors, where the claims of the different classes reside (that is, against which Debtor), the effect of intercompany transactions between the Debtors and their Subsidiaries, and how value might be allocated among different Debtors and non-Debtor Subsidiaries in the GCL group of companies.

     The analysis also included a matrix that showed what each class's percentage recovery on claims would be from receipt of the New Senior Secured Notes and New Common Stock to be distributed under the Plan, assuming a range of different values for the stock. The values considered included the implied value of the equity based on the Hutchison/STT proposed investment in New Global Crossing (which equates to $407,000,000 for 100% of the New Common Stock as further discussed at Section IV.C) as well as certain higher values. Measuring a range of stock values in combination with the various litigation outcomes allowed the Negotiating Subcommittee to consider how the relative percentage recoveries of the classes might be affected by these variables. The Negotiating Subcommittee determined (which determination was later endorsed by the entire Creditors Committee) that while the implied value was the only empirical evidence of market value available, a higher value (two times implied value) should be used for purposes of sharing among Creditors Committee constituents to better reflect the uncertainty and variability of equity valuation, and to recognize the different views of the members of the Creditors Committee. (The Creditors Committee is expressing no opinion as to the current market value or likely trading price of the New Common Stock.)

     On the surface it may appear that percentage recoveries for GCNA bondholders should be higher than GC Holdings bondholder percentage recoveries. GCNA, the issuer of GCNA bonds, is "closer to the operating assets" than its indirect parent GC Holdings, which issued the GC Holdings bonds. Moreover, it is asserted that most of the GCNA bonds are "secured" ratably with the Lender Claims by pledges of the stock in three GCNA subsidiaries. Such a view does not withstand more careful factual scrutiny, however, for several reasons; among them are these:

          a. Significant cash assets residing at GC Holdings are an important factor driving relative recoveries among creditor classes, benefiting GC Holdings bondholders and other GC Holdings creditors. Indeed, the Debtors' liquidation analysis shows GCNA bondholders would receive no recovery in a liquidation, while GC Holdings bondholders would receive some recovery (but less than the Plan provides) based on this cash. For Plan allocation purposes, the lower the enterprise value assumed for New Global Crossing, the more significant is the cash at GC Holdings. Conversely, the greater the enterprise value the more value is attributed to the operating assets at GCL subsidiaries. In the value allocation modeling done by the Creditors Committee, GCNA bondholder recoveries increased at a faster rate than recoveries for GC Holdings bondholders as enterprise value increased. Not until enterprise value reached a level at which the New Common Stock would have a value two times that implied by the Hutchison/STT investment, however, did GCNA bondholders achieve parity with GC Holdings bondholders. At lower enterprise values, the percentage recovery indicated for GCNA bondholders was less than that indicated for GC Holdings bondholders.

          b. GCNA is itself a holding company whose subsidiaries are heavily encumbered by debt, including guaranties with respect to the Lender Claims purportedly executed by more than 10 GCNA subsidiaries. Accordingly, the stock pledges securing the GCNA bonds appear to have no value. (Indeed, the Creditors Committee believes that none of the pledges of stock in the 48 GCL subsidiaries purporting to secure the Lender Claims, including the three GCNA subsidiaries allegedly also securing the GCNA bondholders, have any value.)

     Using the higher stock valuation (two times implied value), the model adopted by the Negotiating Subcommittee and later by the Creditors Committee shows that the holders of the bond debt in Classes D and E would receive a pari passu distribution equal to approximately 6.1% of their claims and that the trade creditors and other unsecured creditors in Class F would receive a significantly lower distribution in the range of approximately 3.7% (assuming allowed Class F claims of $605,000,000, a preliminary estimate based on the Debtors' books and records). (The Debtors' estimates of percentage recoveries set forth in Section II.C are based on valuing the New Common Stock at the lower value implied by the Hutchison/STT investment and are, therefor, less than these recoveries.) The Negotiating Subcommittee recognized that once the share of consideration allocated to each of Classes D and E is determined, the recoveries of the bondholder creditors will not be subject to dilution, because the total amount of claims in those classes is known and fixed. In contrast, there is a significant dilution risk for Class F creditors because the total amount of allowed unsecured claims in Class F will not finally be determined until after a potentially lengthy claims resolution process. (Even the universe of all possible claims will not be known until all claims filed by the October 25, 2002 bar date have been processed.)

     While the analytic model adopted by the Negotiating Subcommittee indicated that trade creditors and other unsecured Class F creditors should receive a lower percentage distribution than the bondholders in Classes D and E, the Negotiating Subcommittee unanimously agreed that the Plan consideration should be split with Class F creditors on a pari passu basis, assuming Class F claims amounted to $605,000,000 but that Class F would bear the risk of dilution if allowed Class F claims ultimately exceed $605,000,000. Under this approach, it was projected (subject to dilution risk for Class F), that all of the Creditors Committee's constituents would receive the same percentage distribution on account of their claims equal to approximately 5.8% (again, using the higher stock valuation). This meant that the percentage distribution for Class F creditors would be no worse than the 3.7% recovery indicated in the Negotiating Subcommittee's model as long as total allowed Class F claims do not exceed approximately $1,000,000,000.

     The Negotiating Subcommittee's recommendation for sharing of Plan consideration among Classes D, E, and F was endorsed unanimously by the full Creditors Committee.

     As discussed in more detail below, the Debtors now estimate that total allowed claims in Class F may be as high as $1,000,000,000 to $1,900,000,000. Although there is a chance that these claims will come in below $1,000,000,000, the Creditors Committee recognizes that there is a greater risk of dilution for Class F creditors than it was believed existed when the Creditors Committee voted to accept the Negotiating Subcommittee's recommendation some weeks ago. In order to compensate Class F unsecured creditors for additional dilution risk, the Negotiating Subcommittee has now recommended, and the Creditors Committee has agreed, that up to 5% of the Plan consideration earmarked for bondholders in Classes D and E (excluding the beneficial interests in the Liquidating Trust) should be reserved and made available to Class F creditors to the extent that allowed Class F claims exceed $1,200,000,000. It is anticipated that this additional consideration will provide approximately $500,000,000 worth of dilution protection, such that if the total allowed Class F claims do not exceed $1,700,000,000, the Class F creditors will receive a distribution no less than the amount that they otherwise would have received had total allowed Class F claims been $1,200,000,000 and the reserve not established. To the extent that total allowed Class F unsecured claims exceed $1,700,000,000, the holders of Class F claims are subject to further dilution. Any part of the Class F reserve not needed for dilution protection for Class F creditors shall be distributed ratably to holders of claims in Classes D and E.

     The Creditors Committee also negotiated with the Investors and other parties to provide for a separate administrative convenience class (Class G), consisting of General Unsecured Claims under $100,000 (but greater than $0), and to provide for a cash distribution to each Class G creditor equal to the lesser of 5% of its claim or its proportionate share of $3,000,000. It is estimated that this convenience class will have the effect of dealing with more than 90% of the claims that would otherwise fall within Class For more than 20,000 claims.

     The Committee believes that the reorganization of the Debtors' business, through the sponsorship of Hutchinson/STT, is the best available alternative for the Debtors' estates and all creditors, maximizing creditor recoveries. The Committee also believes that the Plan reflects a fair settlement of all issues between the Credit Agreement lenders and the Debtors' estates, not only with respect to any potential litigation arising out of the so-called ILEC transaction, but the other matters discussed in section 1 above, and fairly allocates Plan consideration among the unsecured creditor classes represented by the Creditors Committee. For each bondholder of both GC Holdings and GCNA, as well as for trade and other unsecured creditors, the Creditors Committee believes that the Plan offers a better recovery than would otherwise be available. Accordingly, the Creditors Committee recommends that creditors holding claims in Classes D, E, F and G vote to accept the Plan.

         3.       ILEC Subcommittee

                  This subsection contains a statement by the ILEC Subcommittee of the Creditors Committee.

                  The ILEC Subcommittee consists of members of the Creditors Committee, and was formed to investigate possible causes of action arising from the Citizens ILEC sale. In addition, the members of the ILEC Subcommittee, as members of the Creditors Committee, participated in the negotiations of the inter-creditor allocations among the different creditor constituencies represented by the Creditors Committee.

                  The members of the ILEC Subcommittee participated in in-depth discussions with the Creditors Committee and its professionals regarding possible claims arising from the ILEC sale, including the range of litigation outcomes if these claims were prosecuted. Based on these discussions and a review of data and documents provided by the Debtors, the Creditors Committee and their professionals, the members of the ILEC Subcommittee concluded that the distributions and releases in the Plan, including the releases of certain claims against the lenders, are fair and reasonable. The members of the ILEC Subcommittee reached this conclusion based on various factors, including the risk of upsetting the transaction with the Investors and the lack of viable alternatives other than liquidation, the range of litigation outcomes of pursuing the claims being released under the Plan, the time and expense required to prosecute such claims given the likelihood of success, the statutes and judicial precedent governing such claims, and the preservation of the Estate Representative Claims and other claims for the benefit of the holders of GCNA Notes Claims under the Plan. In particular, the holders of GCNA Notes Claims will participate in any recoveries from litigation claims now owned by the estates of Debtors other than GCNA, through the beneficial interests in the Liquidating Trust which are being distributed to the members of Class E. Further, claims (other than estate claims) held individually by the GCNA noteholders against non-Debtors, including with respect to the ILEC transaction, are not being released under the Plan. The Lender Agent and the holders of the Lender Claims are receiving a limited release as provided in section 5.13 of the Plan.

                  With respect to the use of the ILEC sale proceeds, the Creditors Committee and the ILEC Subcommittee believe that the description of the transaction provided by the ad hoc committee of GCNA bondholders requires clarification: according to books and records of the Debtors reviewed by the respective professionals of the Creditors Committee and the ILEC Subcommittee, the proceeds of the ILEC sale were used to pay outstanding Debtor obligations under third party loans with the balance transferred intercompany to GC Holdings. Specifically, the proceeds were paid as follows: (1) approximately $1,600,000,000 was paid to the Lender Agent in reduction of obligations under the Credit Agreement, under which GCNA was a borrower and guarantor; (2) approximately $1,000,000,000 was paid to Citibank, N. A., as lender agent, in payment of the outstanding balance of a loan incurred by a GCNA subsidiary and guarantied by GCNA, which loan had been used to pay a prior Citibank loan that funded GCL's acquisition of GCUK (also known as the Racal operations); and (3) the balance was paid to GC Holdings.

                  The Ad Hoc GCNA Noteholders Committee does not agree with the releases, the treatment of Class E, or the statements of the ILEC Subcommittee, see Exhibit B.

E.       Description of the Classes For the Debtors

                  Unless otherwise indicated, the characteristics and amount of the claims or interests in the following classes are based on the books and records of the Debtors. Except as provided in section II.H below, each subclass is treated as a separate class for purposes of the Plan and the Bankruptcy Code. However, the following discussion may refer to a group of subclasses as a single class for ease of reference.

         1.       Priority Non-Tax Claims (Class A)

                  The claims in Class A are the types identified in section 507(a) of the Bankruptcy Code that are entitled to priority in payment (other than Administrative Expense Claims and Priority Tax Claims). For the Debtors, these claims relate primarily to prepetition wages and employee benefit plan contributions that had not yet been paid as of the Petition Date. Most of these claims have already been paid by the Debtors pursuant to an order entered by the Bankruptcy Court on the Petition Date. The Debtors estimate that the aggregate allowed amount of the claims in this Class will be $2,629,000.

         2.       Other Secured Claims (Class B)

                  This Class consists of the claims of miscellaneous creditors secured under equipment leases, mechanics and tax liens, liens of landlords on accounts, or similar claims. For purposes of the Plan, each holder of a claim secured by distinct property will be treated as being in a separate subclass of Class B. The Debtors estimate that the claims in this Class total approximately $16,000,000 (principally for "capital leases").

                  At the option of the Investors, the Debtors will pay these secured claims in full, reinstate the debt, return the collateral, or provide periodic cash payments having a present value equal to the value of the secured creditor's interest in the Debtors' property. Any claims in this Class that the Debtors choose to pay in full shall be paid on the Effective Date by the Debtors or by the Estate Representative (solely out of the reserves established for payment of administrative claims and priority claims under the Plan). To the extent the claim of a creditor exceeds the value of the collateral in which it has an interest, such excess will become part of Class F (General Unsecured Claims). To the extent a secured claim accrues interest under applicable local law and the holder of such claim is entitled to interest based on the value of the collateral, such secured claim will include interest.

                  The claims in Class B are impaired and are entitled to vote to accept or reject the Plan.

         3.       Lender Claims (Class C)

                  The claims in this Class (the Lender Claims) total $2,260,257,918.26. The claims are based on amounts owed by GC Holdings and GCNA under the Credit Agreement and by amounts owed by certain other Debtors that have guarantied those obligations. Holders of claims under the Credit Agreement assert that such claims are secured by (i) approximately $300,562,307.50 from the sale by the Debtors of IPC approximately one month before the Petition Date and (ii) pledges of the stock of certain of the other Debtors and certain non-Debtors by certain Debtors and non-Debtors.

                  The following table shows the calculation of the net claims in this Class:

            Instrument                                    Amount
   ------------------------------------------------------------------
   Revolver                                               955,074,387
   Drawn letters of credit
   Undrawn letters of credit                               44,625,613
   Revolving Term loan                                    700,000,000
   Tranche B Term loan                                    548,000,000
   Prepetition interest and letter of credit fees       12,557,918.26
                                             Total   2,260,257,918.26

                  The holders of the Lender Claims will receive, in accordance with the terms of the Credit Agreement, their proportionate share of (i) approximately $305,000,000 in cash (see below), (ii) $175,000,000 of New Senior Secured Notes, (iii) 6% of the New Common Stock (after taking into account conversion of the New Preferred Stock, but before any dilution for the exercise of options granted under the Management Incentive Plan), (iv) 50% of the beneficial interests in the Liquidating Trust, (v) 100% of any recovery on a $7,500,000 reimbursement claim against one of GCL's directors and his wife (see below), and (vi) approximately $6,000,000 in cash from the Bermuda Account.

                  The approximately $305,000,000 cash distribution will include $300,562,307.50 received from the sale of IPC, plus net interest earned and accumulated in the bank accounts where the proceeds from the sale of IPC have been deposited. The Debtors estimate that such interest will total approximately $4,437,692.50 as of December 31, 2002.

                  The claim against the GCL director, Mr. Lodwrick M. Cook, and his wife, Carole D. Cook, arose under the following circumstances. Mr. Cook borrowed $7,500,000 from Chase Manhattan Bank to refinance a loan secured by the shares of GCL common stock he owned. Under a program approved by the GCL board of directors, GCL provided credit support for the repayment of the loan in the form of a $7,500,000 letter of credit under the Credit Agreement. In July, 2002, the loan matured and Mr. Cook failed to pay. The lender subsequently drew under the letter of credit. Mr. Cook and his wife have a contractual obligation to reimburse GC Holdings for any drawings under such letter of credit. As of the date of the Disclosure Statement, no reimbursement payments have been made. Under the Plan, this claim will be transferred to the Lender Agent and all recoveries against the director and his wife under this obligation will be distributed to holders of the Lender Claims in accordance with the terms of the Credit Agreement.

                  Class C is impaired and entitled to vote to accept or reject the Plan.

         4.       GC Holdings Notes Claims (Class D)

                  The claims in this Class (the GC Holdings Notes Claims) total $3,896,473,000 (which includes prepetition interest of $96,473,000). The claims are based on amounts owed by GC Holdings under the following instruments and agreements:

                                                              Outstanding
              Issue and Indenture                               Principal
 -----------------------------------------------------------------------------
9.125% Senior Notes due 2006 and                           $900,000,000
9.5% Senior Notes due 2009                                 $1,100,000,000

     Indenture, dated as of November 19, 1999, by and among GC Holdings, the Guarantors party thereto, and United States Trust Company of New York, as Trustee (The Bank of New York is the successor trustee)

8.7% Senior Notes due 2007                                 $1,000,000,000

     Indenture, dated as of January 29, 2001, by and among GC Holdings, the Guarantors party thereto, and United States Trust Company of New York, as Trustee (The Bank of New York is the successor trustee)

9.625% Senior Notes due 2008                               $800,000,000

     Indenture, dated as of May 18, 1998, between GC Holdings and United States Trust Company of New York, as Trustee, as amended by a Supplemental Indenture, dated as of June 25, 1999, among GC Holdings and United States Trust Company of New York, as Trustee (The Bank of New York is the successor trustee)

Total Outstanding Principal                                3,800,000,000


                  Subject to the reserve for Class F (see section D), the holders of the GC Holdings Notes Claims will receive their pro rata portion of
(i) $18,975,000 of New Senior Secured Notes, (ii) 24.67% of the New Common Stock (after taking into account conversion of the New Preferred Stock, but before any dilution for the exercise of options granted under the Management Incentive
Plan), (iii) 37.95% of the beneficial interests in the Liquidating Trust, and
(iv) $4,554,000 in cash from the Bermuda Account, plus 37.95% of any amount remaining after completion of the Bermuda reorganization/liquidation process.

                  Class D is impaired and entitled to vote to accept or reject the Plan.

         5.       GCNA Notes Claims (Class E)

                  The claims in this Class (the GCNA Notes Claims) total $632,523,250 (which includes prepetition interest of $12,523,250). The claims are based on amounts owed by GCNA under the following instruments and agreements:

                                                      Outstanding
              Issue and Indenture                      Principal
 -----------------------------------------------------------------------------
7.25% Notes due 2004 and                              $300,000,000*
6.0%  Dealer Remarketable Securities due 2013         $200,000,000*

      Indenture, dated as of May 21, 1997, between Frontier Corporation (n/k/a Global Crossing North America, Inc.) and the Chase Manhattan Bank, as Trustee, as amended by a First Supplemental Indenture, dated as of December 8, 1997, between Frontier Corporation (n/k/a Global Crossing North America, Inc.) and the Chase Manhattan Bank, as Trustee (Wilmington Trust Company is the successor trustee)

9.3% Medium-Term Notes due 2004 and                   $20,000,000
9.0% Debentures due 2021                              $100,000,000

      Indenture, dated as of September 1, 1986, between Rochester Telephone Corporation (n/k/a Global Crossing North America, Inc.) and Manufacturers Hanover Trust, as Trustee, as amended by a First Supplemental Indenture, dated as of December 1, 1989, between Rochester Telephone Corporation (n/k/a Global Crossing North America, Inc.) and Manufacturers Hanover Trust, as Trustee (Wells Fargo Bank Minnesota, National Association is the successor trustee)

Total Outstanding Principal                           620,000,000

* These notes are secured by the stock of certain subsidiaries of GCNA, which the Debtors believe has no value. Accordingly, these notes are properly classified with the unsecured GCNA notes.

                  Subject to the reserve for Class F (see section D) the holders of the GCNA Notes Claims will receive their pro rata portion of (i) $3,080,000 of New Senior Secured Notes, (ii) 4.00% of the New Common Stock (after taking into account conversion of the New Preferred Stock, but before any dilution for the exercise of options granted under the Management Incentive Plan), (iii) 6.16% of the beneficial interests in the Liquidating Trust, and (iv) $739,200 in cash from the Bermuda Account, plus 6.16% of any amount remaining after completion of the Bermuda reorganization/liquidation process.

                  Class E is impaired and entitled to vote to accept or reject the Plan.

         6.       General Unsecured Claims (Class F)

                  The total amount of General Unsecured Claims timely filed against the Debtors exceeds $74,300,000,000. A very large portion of such claims will not be allowed for a variety of reasons, including that many of such claims are duplicates, are not supported by the Debtors' books and records, have already been reduced by agreement, are covered by insurance, or are subject to other objections. It is too early in the claims resolution process to determine the exact amount of claims in this class. The Debtors' books and records show potential claims of $621,273,000. However, this amount does not include litigation-related and other unliquidated claims, as well as claims that may arise on the rejection of certain IRU-related contracts. Taking all of these factors into account, the Debtors currently believe that aggregate claims in Class F may be in the range of $1,000,000,000 to $1,900,000,000. The claims in Class F and Class G

(see below) consist of the claims of suppliers and other vendors, landlords with prepetition rent claims and/or claims based on rejection of leases, prepetition personal injury, employment and other litigation, including ERISA Claims, and/or property damage claimants to the extent not covered by insurance, parties to contracts with the Debtors that are being rejected, and other general unsecured claims.

                  Subject to the reserve for Class F (see section D), the holders of the General Unsecured Claims will receive their pro rata portion of
(i) $2,945,000 of New Senior Secured Notes, (ii) 3.83% of the New Common Stock (after taking into account conversion of the New Preferred Stock, but before any dilution for the exercise of options granted under the Management Incentive
Plan), (iii) 5.89% of the beneficial interests in the Liquidating Trust, and
(iv) $706,800 in cash from the Bermuda Account, plus 5.89% of any amount remaining after completion of the Bermuda reorganization/liquidation process.

                  Class F is impaired and entitled to vote to accept or reject the Plan.

         7.       Convenience Claims (Class G)

                  The Debtors estimate that over 20,600 creditors have claims of $100,000 or less. The vast majority of these claims are those of suppliers and vendors. For purposes of administrative convenience and in accordance with section 1122(b) of the Bankruptcy Code, the Plan provides that each holder of a General Unsecured Claim whose claim is allowed in the amount of $100,000 or less and is scheduled as undisputed non-contingent or is the subject of a timely filed proof of claim in an amount of $100,000 or less, will receive a cash distribution rather than participating in the distributions for Class F. This class does not include holders of ERISA claims. The Debtors estimate that allowed claims of approximately $75,000,000 will fall within this Class. Each holder of an allowed claim in Class G will receive a cash payment equal to the lesser of 5% of such claim or its pro rata share of $3,000,000.

                  Class G is impaired and entitled to vote to accept or reject the Plan.

         8.       Intercompany Claims of the Debtors (Class H)

                  Class H consists of the claims of any Debtor or Subsidiary (other than Asia Global Crossing, whose claims are included in Class F) against any other Debtor. Unless the Debtors and the Investors agree otherwise, intercompany claims will be eliminated and discharged by offset, the distribution, cancellation, or contribution of such claim, or otherwise, as determined by the Debtors, subject to the approval of the Investors. These intercompany claims will not receive any of the property distributed to other claimholders under the Plan. All other intercompany claims will be reviewed by the Debtors and the Investors and will be adjusted, continued, or discharged as determined by the Debtors with the approval of the Investors as appropriate, taking into account, among other things, the distribution of consideration under the Plan and the Schemes of Arrangement and the economic condition of the reorganized company and its subsidiaries.

         9.       GC Holdings Preferred Stock (Class I)

                  Class I consists of all preferred stock equity interests in GC Holdings, including the 10 1/2% mandatorily redeemable preferred stock. The holders of equity interests in Class I will not receive any distribution under the Plan. Class I will be deemed to reject the Plan.

         10.      GCL Preferred Stock (Class J)

                  Class J consists of all preferred stock equity interests in GCL, including the 6 3/8% cumulative convertible preferred stock, series A, the 7% cumulative convertible preferred stock, the 6 3/8% cumulative convertible preferred stock, series B, and the 6 3/4% cumulative convertible preferred stock. The holders of equity interests in Class J will not receive any distribution under the Plan.

                  Class J will be deemed to reject the Plan.

         11.      GCL Common Stock (Class K)

                  Class K consists of all equity interests in GCL represented by its common stock, $0.01 par value. The holders of equity interests in Class K will not receive any distribution under the Plan.

                  Class K will be deemed to reject the Plan.

         12.      Securities Litigation Claims (Class L)

                  More than 70 actions currently are pending against certain of GCL's former and current officers and directors, and in some cases, GCL or Asia Global Crossing, in the California, New York, New Jersey, and District of Columbia federal courts, alleging violations of the federal securities laws and the Employee Retirement Income Security Act ("ERISA"). Specifically, plaintiffs in several shareholder actions allege that the officers and directors violated the federal securities laws by issuing materially false and misleading statements concerning the Debtors' financial condition. Similarly, actions brought under ERISA, by participants in the Global Crossing Employees' Retirement Savings Plan (the "Savings Plan"), allege that GCL's officers and directors breached their fiduciary duties under ERISA by, among other things, promoting the investment of Savings Plan assets in GCL stock without providing Savings Plan participants with complete and accurate information regarding the risks involved with such investment. On September 6, 2002, the Judicial Panel on Multidistrict Litigation (the "Panel") ordered these cases to be transferred for pre-trial proceedings to the United States District Court for the Southern District of New York.

                  Class L consists of any claims asserted under those (or any similar) actions against the Debtors. Section 510(b) of the Bankruptcy Code subordinates all the claims in this Class to the claims represented by the underlying securities. The claims described above purportedly arising under ERISA will not be treated as part of Class L until the Bankruptcy Court determines, after notice and a hearing, that such claims are subject to the subordination specified in section 510(b) of the Bankruptcy Code. The Plan does not provide any distribution for holders of claims in this Class. The Plan neither impairs nor creates a right of the holders of Securities Litigation Claims to assert claims against the Debtors' insurance policies.

                  Class L is deemed to reject the Plan.

F. Non-cash Property to Be Distributed Under the Plan

     1. New Senior Secured Notes

     New Global Crossing or a reorganized debtor subsidiary designated (and guarantied) by New Global Crossing will issue $200,000,000 of New Senior Secured Notes on the Effective Date. The New Senior Secured Notes will mature on the third anniversary of the Effective Date. Interest will accrue at 11% per annum and will be paid semi-annually. The New Senior Secured Notes will be equal in right of payment with the working capital facility and senior in right of payment to all other indebtedness of New Global Crossing and its material subsidiaries. The New Senior Secured Notes will be guarantied and secured by a first priority lien, subject and subordinate to any valid pre-existing liens of Camelot Group, PLC, on the stock and assets of two Global Crossing subsidiaries that are not Debtors in these chapter 11 cases - GCUK and GMS, and their subsidiaries. In addition, proceeds from any sale of those subsidiaries will trigger an acceleration of the redemption of the New Senior Secured Notes to the extent of any such proceeds. To the extent proceeds of any such sales are other than cash, such proceeds shall be substituted for the collateral. Payment of the New Senior Secured Notes will also be guarantied and secured by a lien on all the other assets of New Global Crossing and its material subsidiaries, junior only to the liens securing the working capital facility. New Global Crossing or a reorganized debtor subsidiary designated by New Global Crossing may redeem the New Senior Secured Notes, plus accrued and unpaid interest, at any time without penalty or premium. In the event of a change of control, New Global Crossing will be obligated to offer to redeem the New Senior Secured Notes at a premium of 101% of outstanding principal plus accrued and unpaid interest.

     The New Senior Secured Notes will be issued under an indenture qualified under the Trust Indenture Act of 1939. The indenture will include covenants and events of default that are customary for high-yield senior note issuances. These covenants will include (i) limitations on the indebtedness of New Global Crossing, payments to equity holders (including the Investors), investments, and sale and leaseback transactions, (ii) restrictions on asset sales, consolidations, and mergers, and (iii) limitations on granting additional liens. The covenants will permit a working capital facility of up to $150,000,000, secured by a first lien on the assets of New Global Crossing (other than equity in and assets of GCUK and GMS, and their subsidiaries). The covenants will also have customary exceptions, baskets, and carve-outs. A form of the indenture will be included in the Plan Supplement.

     2. New Preferred Stock

     New Global Crossing will be authorized to issue 45,000,000 shares of New Preferred Stock. New Global Crossing will issue 18,000,000 shares of New Preferred Stock as well as 6,600,000 shares of New Common Stock to STT and Hutchison in consideration for their investment in New Global Crossing. The New Preferred Stock will accumulate dividends at the rate of 2% per annum. Those dividends will be payable in cash after New Global Crossing and its subsidiaries (other than Asia Global Crossing, GMS, and their respective subsidiaries) achieve cumulative Service EBITDA of $650,000,000. See the Purchase Agreement for the definition of "Service EBITDA." The New Preferred Stock will have a liquidation preference of $10 per share (for an aggregate liquidation preference of $180,000,000). The New Preferred Stock will rank senior to all other capital stock of New Global Crossing, provided that any distribution to shareholders following a disposition of all or any portion of the assets of New Global Crossing will be shared pro rata by the holders of New Common Stock and New Preferred Stock on an as-converted basis. Each share of New Preferred Stock is convertible into one share of New

Common Stock at the option of the holder, subject to customary anti-dilution adjustments, such as for stock splits, combinations, stock dividends, and similar transactions.

                  The New Preferred Stock will vote on an as-converted basis with the New Common Stock, but will have class voting rights with respect to any amendments to the terms of the New Preferred Stock. As long as an Investor beneficially owns a certain minimum percentage of the outstanding New Common Stock, the approval of such Investor will be required for certain major corporate actions of New Global Crossing and/or its subsidiaries. Those corporate actions include (i) the appointment or replacement of the chief executive officer, (ii) material acquisitions or dispositions, (iii) mergers, consolidations or reorganizations, (iv) issuance of additional equity securities (other than enumerated exceptions), (v) incurrence of indebtedness above specified amounts, (vi) capital expenditures in excess of specified amounts,
(vii) the commencement of bankruptcy or other insolvency proceedings, and (viii) certain affiliate transactions. A form of the schedule or certificate of designations setting forth all the terms of the New Preferred Stock will be included in the Plan Supplement.

         3.       New Common Stock

                  New Global Crossing will be authorized to issue 55,000,000 shares of New Common Stock. Twenty-two million shares of New Common Stock will be issued as of the Effective Date, some of those shares will be distributed to holders of claims in Classes C, D, E, and F, as described above, and the remaining shares will be purchased by STT and Hutchison. Eighteen million shares will be reserved for the conversion of the 18,000,000 shares of New Preferred Stock (see above). Three million, four hundred seventy-eight thousand, two hundred and sixty-one shares will be reserved for issuance upon the exercise of options or other stock-based awards granted under the Management Incentive Plan. The balance of the shares will be available for general corporate purposes. The following chart lists the capitalization for New Global Crossing as of the Effective Date before giving effect to the exercise of any options granted pursuant to the Management Incentive Plan:

   Holder                            Number of Shares                            %
   ----------------------------------------------------------------------------------
   Lender Claims                   2,400,000 (New Common Stock)                 6.00%

   GC Holdings Notes Claims        9,867,000 (New Common Stock)                24.67%

   GCNA Notes Claims               1,601,600 (New Common Stock)                 4.00%

   General Unsecured Claims        1,531,400 (New Common Stock)                 3.83%

   STT                             3,300,000 (New Common Stock)                30.75%
                                9,000,000 (New Preferred Stock)

   Hutchison                       3,300,000 (New Common Stock)                30.75%
                                9,000,000 (New Preferred Stock)

                      Total             40,000,000 (all shares)               100.00%

       Management (options)     3,478,261 (options - New Common                   N/A
                                                         Stock)

                  The bye-laws of New Global Crossing will contain special protections for minority shareholders, including limitations on transactions with the Investors or their affiliates, certain pre-emptive rights, certain rights to receive financial information, and certain obligations of the Investors, or certain other third parties, to offer to purchase shares of New Common Stock held by the creditors under certain circumstances. Certain of these rights expire when the New Common Stock is listed as described in the Purchase Agreement. A form of the bye-laws will be included in the Plan Supplement.

4.   Beneficial Interests in the Liquidating Trust

     Under the Purchase Agreement, substantially all the assets of GCL and GC Holdings will be transferred to New Global Crossing. The assets that are excluded from that transfer will be used, among other things, to make the cash distributions required by the Plan, including for payments required to cure defaults under executory contracts assumed by the Debtors. For a complete description of the assets that will not be transferred to New Global Crossing, see the assets expressly excluded from the definition of "Assets" in the Purchase Agreement. A portion of the Debtors' cash and certain claims or causes of action against third parties will be transferred to the Liquidating Trust for the benefit of creditors holding allowed claims in Classes C, D, E, and F. One of the purposes of the Liquidating Trust will be to reduce those claims or causes of action to cash through litigation, settlement, or otherwise and distribute the proceeds to holders of claims in those classes. The Debtors will transfer the following assets to the Liquidating Trust or the Estate
Representative:

     . the interests of the Debtors in the employee pension plan that is the subject of an adversary proceeding brought by Citizens Communications (see VI.G).

     . $7,000,000 to cover the post-Effective Date costs of administering the Debtors, the chapter 11 cases, the Bermuda restructuring cases (including the expenses of the JPLs), and prosecuting certain claims of the Debtors against third parties (any portion of this amount not needed for these purposes at the time of dissolution of the Liquidating Trust must be transferred to New Global Crossing and may not be distributed to holders of beneficial interests in the Liquidating Trust).

     . certain rights, credits, claims, or causes of action against third parties for preferences, fraudulent transfers, and other causes of actions (of any kind or nature) or rights to setoff belonging to the Debtors, whether arising under the laws of the United States, the individual States, or Bermuda and including claims arising out of or relating to the chapter 11 cases or any of the transactions contemplated thereby or entered into as a consequence thereof and claims arising out of or relating to accounts receivable, notes receivable, contract rights, and rights to payment and claims against officers and directors that belong to the Debtors' estates. These third parties could include current or former suppliers, vendors, customers, creditors, officers, directors and employees of the Debtors and any parties that had dealings with the Debtors prior to the commencement of or during these cases. The Debtors have been advised by the Creditors Committee and the Lender Agent that, among the claims described above, the Estate Representative will investigate whether there are any claims against current or former directors and officers for breach of fiduciary duty, fraud, fraudulent concealment, unjust enrichment, preferential payments, fraudulent transfers, or tortious interference with contract, including in connection with capacity swap transactions, services agreements with entities controlled by current or former directors and officers, director and officer compensation, stock sales, restatement of earnings, and misappropriation of corporate information. The Debtors have also been advised that the Estate Representative will investigate whether there are any claims against other third parties for preferences, fraudulent transfers, accounting malpractice or negligence relating to swap transactions, and allocation of stock issued by other companies to certain directors or officers. This description of potential claims is not intended to be exhaustive of the types of claims the Estate Representative may decide to pursue. It is anticipated that the Estate Representative will exercise such right, to pursue any and all such causes of action that the Estate Representative deems appropriate to bring. Unless expressly provided for under the Plan, none of these claims are being released and no person or entity that may be subject to these claims is being released.

     Unless prior to plan confirmation, (a) it is otherwise agreed among the Debtors, the Creditors Committee, and the Lender Agent, (b) the adversary proceeding described in section VI.G is resolved in favor of Citizens Communications, or (c) the federal Pension Benefit Guaranty Corporation (the "PBGC") takes enforcement or termination action with respect to the pension plan, the Liquidating Trust will become the sole sponsor of the employee pension plan referred to in the first item above and will have the responsibilities specified under ERISA and the Tax Code, including the obligations to administer such plan, to make contributions to the extent required and to fund any deficiencies upon any termination of such plan. In the event of a deficiency upon termination of such pension plan after the Liquidating Trustee assumes sponsorship of the pension plan, the Debtors take the position that only assets of the Liquidating Trust will be available to cover the deficiency. The PBGC asserts that it does not believe that the Liquidating Trust is an appropriate sponsor of the pension plan and that the proposed transaction is not in the interests of the pension plan participants or of the federal pension plan termination insurance program that PBGC administers. PBGC further asserts that it intends to object to the Plan and is considering all options available to it under Title IV of ERISA, including the initiation of enforcement action or termination proceedings regarding the pension plan.

     In the event of termination of the pension plan prior to Plan confirmation, under the Plan as proposed by the Debtors, claims due to any deficiency in the assets of the pension plan at the time of termination will be part of Class F (General Unsecured Claims). The PBGC may assert priority for any or all of its claims, and the PBGC will take the position that, under federal law, any PBGC claims may be asserted jointly and severally against each Debtor, regardless of the Plan's provisions for substantive consolidation with respect to other claims. PBGC's claims may include claims for the unfunded benefit liabilities of the pension plan, for minimum funding contributions owed to the pension plan, and for premiums owed to PBGC. PBGC has taken the position that the pension plan is currently significantly underfunded on a termination basis.

     PBGC could also bring an enforcement action or seek to terminate the pension plan, in accordance with ERISA, at any time before or after the Liquidating Trust becomes the sole sponsor of such plan. The PBGC asserts that in the event of any deficiency at termination after the Liquidating Trust becomes pension plan sponsor, the assets of the Liquidating Trust will be applied to fund such deficiency, reducing or eliminating any payments to other claims against the Liquidating Trust.

     The claims against third parties referred to in the last item above will not include claims relating to or involving (A) any current or future supplier, vendor, customer, or creditor of

New Global Crossing or its subsidiaries, (B) any current or future officer, director or employee of New Global Crossing or any of its subsidiaries so long as they are employed by such entity or would otherwise be entitled to indemnification or reimbursement from any such entity for such claim, (C) any other Person against whom, the making or assertion of any claim would be reasonably likely to have a material adverse effect on New Global Crossing and/or its subsidiaries or would materially interfere with the conduct of the business of New Global Crossing and/or its subsidiaries or would be reasonably likely to create any liability of New Global Crossing or its subsidiaries, and
(D) the Investors or any of their respective affiliates and advisors. Notwithstanding the foregoing, the Estate Representative, as a representative of the Debtors after the Effective Date, may assert such claims as a defense or counterclaim to any proof of claim asserted in the chapter 11 cases by such third parties. The Investors will determine which officers, directors, employees, suppliers, vendors, or customers are "current" or "future" pursuant to the method set forth in the definition of "Assets" in the Purchase Agreement, and such definition of Assets shall specifically exclude any other claims against individuals specifically agreed to in writing among the holders of the Lender Claims, the Creditors Committee, and the Investors. Unless expressly provided in the Plan or the procedures in the Purchase Agreement, current and former officers and directors are not released.

G. Administrative Expenses

     To confirm the Plan, allowed undisputed Administrative Expense Claims and allowed Priority Tax Claims must be paid in full or in a manner otherwise agreeable to the holders of those claims. Administrative expenses are the actual and necessary costs and expenses of the Debtors' chapter 11 cases. Those expenses include, but are not limited to, postpetition salaries and other benefits for employees, postpetition rent for facilities and offices, amounts owed to vendors providing goods and services during the chapter 11 cases, tax obligations incurred after the commencement of the chapter 11 cases, including interest, if applicable, under relevant state law, and certain statutory fees and expenses. Other administrative expenses include the actual, reasonable, and necessary professional fees and expenses of the professionals retained by the Debtors and the Creditors Committee, and litigation claims arising after the Petition Date, once liquidated, to the extent not covered by insurance. Postpetition litigation claims covered by insurance, once liquidated, will be paid in the ordinary course of the Debtors' business.

     Consistent with the requirements of the Bankruptcy Code, the Plan generally provides for allowed Administrative Expense Claims to be paid in full on the later of the Effective Date and the first business day after the date that is thirty (30) days after the date such Administrative Expense Claim becomes allowed, except for Administrative Expense Claims relating to ordinary course of business transactions, which will be paid by New Global Crossing in accordance with the past practice of the Debtors and the terms of the agreements governing or relating to such obligations. Allowed Administrative Expense Claims relating to compensation of the professionals retained by the Debtors or the Creditors Committee, or for the reimbursement of expenses for certain members of the Creditors Committee will, unless otherwise agreed by the claimant, be paid on the date on which an order allowing such Administrative Expense Claim is entered. Allowed Administrative Expense Claims of the Investors, including any amounts owed by the Debtors pursuant to the previous orders of the Bankruptcy Court and remaining unpaid and any reimbursable out-of-pocket costs and expenses incurred by the Investors between May 25, 2002 and the earlier of (i) the Effective Date or (ii) termination of the Purchase Agreement will be paid within fifteen (15) business days of the date that they are filed.

     Allowed Priority Tax Claims will be paid, at the option of the Investors, either (a) in full on the later of the Effective Date and the first business day after the date that is thirty (30) days after the date such claim becomes allowed or (b) with interest at a fixed annual rate equal to the rate applicable to underpayments of federal income tax on the Effective Date (determined pursuant to section 6621 of the Internal Revenue Code, without regard to subsection (c) thereof) over a period not exceeding six (6) years from the date of assessment of the tax. All Allowed Priority Tax Claims that are not due and payable on or before the Effective Date will be paid in the ordinary course of business by New Global Crossing as they come due. Valid liens of the holders of Allowed Priority Tax Claims are not affected by the Plan.

          1. Cost of Access

     The Debtors rely on services provided by various telecommunications providers, including Incumbent Local Exchange Carriers, to provide "last mile" connection to their customers. These telecommunications services are provided, in large part, in accordance with tariffs filed with the Federal Communications Commission (the "FCC"). The telecommunications carriers have asserted claims against the Debtors in excess of approximately $375,000,000. Section 365 of the Bankruptcy Code authorizes a debtor, subject to court approval, to assume or reject executory contracts or unexpired leases. If the Debtors assume any executory contracts with their telecommunications providers, the Debtors are required to cure any defaults under the assumed contracts in accordance with section 365 of the Bankruptcy Code. The Debtors believe that many of the telecommunications providers' claims are subject to offset or dispute, which would significantly reduce such claims. In addition, the Debtors believe that most of the claims relate to services required to be provided to the Debtors pursuant to tariffs filed by the telecommunications providers with the FCC which do not need to be paid upon exit because they do not arise under executory contracts that are required to be assumed upon confirmation. For a detailed description of the treatment of cost of access claims, see section IX.C.2.

          2. Vendor Settlements

             See section VI.N.

          3. Fees and Expenses of Professionals

     As of September 15, 2002, the Debtors have paid the various professionals in their chapter 11 cases an aggregate of approximately $44,000,000 since the Petition Date. Those professionals have filed fee applications for an additional $17,000,000. In addition, the Debtors have reimbursed the Lender Agent and its professionals for certain of its expenses since the Petition Date in the amount of $7,000,000. The Debtors estimate that, subsequent to September 15, 2002, various professionals will file fee applications, or in the case of the Lender Agent and its professionals, seek reimbursement of its fees and expenses in accordance with the procedures set forth in the Adequate Protection Stipulation (described below), for approximately $58,000,000, excluding success fees, assuming the Effective Date is January 1, 2003. Professional fees are subject to review by a fee committee. See section VI.Q.

          4. Fees and Expenses of the Investors

     Since the Petition Date, the Debtors have paid approximately $4,800,000 in reimbursement of various fees and expenses of the Investors in accordance with the Purchase Agreement or orders of the Bankruptcy Court.

                  In addition to the right of reimbursement of fees and expenses provided in the Purchase Agreement, the maximum amount specified in the Purchase Agreement has been increased by $5,000,000 of reimbursable fees and expenses pursuant to the order approving this Disclosure Statement entered by the Bankruptcy Court on October 21, 2002.

         5.       Payments to Employees

                  The Bankruptcy Court has approved retention programs for key employees of the Debtors. As of October 1, 2002, approximately $19,500,000 in retention payments have been made under those programs and the Debtors anticipate that an additional $18,200,000 will be made.

         6.       Statutory Fees to United States Trustee

                  The Debtors are required to pay statutory fees pursuant to Chapter 123 of title 28, United States Code. Any quarterly statutory fees that are outstanding on the Effective Date, as determined by the Bankruptcy Court, will be paid on the Effective Date. After the Effective Date, the Estate Representative will pay any such statutory fees.

H.       Deemed Consolidation for Voting and Distribution Purposes

                  For purposes of voting and determining the distributions to Classes C, D, E, F, and G, the Debtors will be deemed consolidated and treated as equivalent to a single legal entity. This "deemed" consolidation has two major effects. First, it eliminates guaranties of the obligations of one Debtor by another Debtor. Second, each claim filed in Classes C, D, E, F, and G against any of the Debtors, including the claims of the Pension Benefit Guaranty Corporation, if any, will be considered to be a single claim against the consolidated Debtors. PBGC has taken the position that it does not believe that such provision is in accordance with applicable law, as it would purport to abrogate the law's provision for joint and several liability for claims under ERISA and that it intends to object to the confirmation of the Plan. The Debtors believe that both of these effects are beneficial to creditors as a whole and accomplish a fairer distribution of value among creditors in different classes than allowing certain creditors to enforce multiple claims.

                  Except as specified in the Plan, the deemed consolidation will not affect (other than for purposes related to funding distributions under the Plan) the legal and organizational structure of the Debtors or pre and post-Petition Date guaranties, liens and security interests, any financing entered into on the Effective Date or pursuant to any contract or lease that is assumed under the Plan, or distributions out of any insurance policies or proceeds of policies.

                  The Debtors believe that, as to certain creditors, the foregoing deemed consolidation of their respective estates could be warranted in light of the criteria established by the courts in ruling on the propriety of substantive consolidation in other cases. The two critical factors considered in assessing the entitlement to substantive consolidation are (i) whether creditors dealt with the Debtors as a single economic unit and did not rely on their separate identity in extending credit or (ii) whether the affairs of the Debtors are so entangled that consolidation will benefit all creditors. With respect to the first factor, creditors who make loans on the basis of the financial status of a separate entity expect to be able to look to the assets of their particular borrower for satisfaction of that loan. The second factor involves whether there has been a commingling of the assets and business functions and considers whether all creditors will benefit because untangling is either impossible or so costly as to consume the assets. The following is a discussion of these factors as they relate to the Debtors.

     There is a factual basis for the deemed consolidation of the Debtors. First, the Debtors believe that holders of the Lender Claims may have dealt with substantially all the Debtors as a single economic unit and did not rely on their separate identity in extending credit. In addition, the Debtors believe that many of the Debtors' vendors, suppliers, and customers may have dealt with Global Crossing's operating companies, asset companies, and buy-sell companies as a single, undifferentiated entity. It is the Debtors' view that this course of dealing and the expectations of the holders of the Lender Claims and certain holders of General Unsecured Claims could justify consolidation for distribution purposes.

     Second, the affairs of the Debtors are entangled. The Debtors consist of GCL and 79 of its direct and indirect subsidiaries. Through the subsidiary Debtors, GCL provides telecommunications services to enterprises located throughout the world. There is in many cases little correlation between the names under which many of the Debtors conduct business and the names of the legal entities that technically own the Debtors' assets. This fact alone could make it very difficult for creditors to ascertain which Debtor they have a claim against.

     Third, the books and records of the Debtors reflect a large amount of intercompany claims reflecting, among other things, advances from GCL and GC Holdings to fund and build Global Crossing's operations, upstreamed funds from certain Debtors to enable GC Holdings, GCNA, and other Debtors to make payments to creditors, the allocation of corporate overhead, and the transfer of other property from one Debtor to another. These intercompany claims are assets of certain of the Debtors and claims against other Debtors. In order to accurately calculate the distributions to creditors of a particular Debtor, all relevant intercompany claims will have to be valued. In view of the complexity of such transactions and the adjustments that have been made over time, it would be difficult to reconcile intercompany claims without embarking on an enormous effort that would diminish the return for all creditors.

     Finally, the Debtors participate in a unified cash management system (which includes non-Debtor subsidiaries) which could make it extremely difficult to confirm a Plan for individual Debtors.

     In view of the foregoing, the Debtors believe that creditors would not be prejudiced to any significant degree by the deemed consolidation proposed in the Plan. The Debtors' believe that a deemed consolidation is consistent with many of its creditors' having dealt with the Debtors as a single economic entity. Further, the Debtors believe that such deemed consolidation would best use the Debtors' assets and maximize the potential of all of the Debtors to pay the creditors of each entity the distributions proposed in the Plan.

     The Ad Hoc GCNA Noteholders Committee believes that the deemed consolidation prejudices the estate of GCNA and is not in the best interest of that estate. See Exhibit B.

     The Debtors believe that the deemed consolidation provided in the Plan has no impact on the treatment of holders of claims against a single Global Crossing Debtor, such as the holders of the GCNA Notes Claims. Under the Plan, such creditors will receive property having a value at least as great as what such creditors would receive in a standalone restructuring of such subsidiaries.

I. Securities Law Matters

     Holders of Allowed Lender Claims, GC Holdings Notes Claims, GCNA Notes Claims, and General Unsecured Claims will receive Plan Securities pursuant to the Plan. Section 1145 of the Bankruptcy Code provides certain exemptions from the securities registration requirements of federal and state securities laws with respect to the distribution of securities under a Plan.

     1. Issuance and Resale of New Securities Under the Plan.

     Section 1145(a) of the Bankruptcy Code generally exempts from registration under the Securities Act of 1933, as amended, (the "Securities Act") the offer or sale of a debtor's securities under a chapter 11 plan if such securities are offered or sold in exchange for a claim against, or an equity interest in, such debtor. In reliance upon this exemption, the New Senior Secured Notes and the New Common Stock issued to creditors under the Plan generally will be exempt from the registration requirements of the Securities Act. Accordingly, such securities may be resold without registration under the Securities Act or other federal securities laws pursuant to an exemption provided by section 4(1) of the Securities Act, unless the holder is an "underwriter" with respect to such securities, as that term is defined in the Bankruptcy Code. In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of securities issued under the Plan are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

     Section 1145(b) of the Bankruptcy Code defines "underwriter" for purposes of the Securities Act as one who (i) purchases a claim with a view to distribution of any security to be received in exchange for the claim other than in ordinary trading transactions, (ii) offers to sell securities issued under a plan for the holders of such securities, (iii) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution of such securities, or (iv) is a control person of the issuer of the securities or other issuer of the securities within the meaning of Section 2(11) of the Securities Act. The legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns at least ten percent (10%) of the securities of a reorganized debtor may be presumed to be a "control person."

     Notwithstanding the foregoing, statutory underwriters may be able to sell their securities pursuant to the resale limitations of Rule 144 promulgated under the Securities Act. Rule 144 would, in effect, permit the resale of securities received by statutory underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisors as to the availability of the exemption provided by Rule 144.

     Whether any particular person would be deemed to be an "underwriter" with respect to any security issued under the Plan would depend upon the facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any particular person receiving distributions under the Plan would be an "underwriter" with respect to any security issued under the Plan.

     In view of the complex, subjective nature of the question of whether a particular person may be an underwriter or an affiliate of the reorganizing Debtors, the Debtors make no representations concerning the right of any person to trade in the New Senior Secured Notes, New Preferred Stock or New Common Stock to be distributed pursuant to the Plan. Accordingly, the Debtors recommend that potential recipients of Plan Securities consult their own counsel concerning whether they may freely trade such securities.

     2.   Public Reporting and Listing

          As soon as reasonably practicable after the Effective Date, STT and Hutchison will use commercially reasonable efforts to cause New Global Crossing to obtain and maintain approval for the listing of the New Common Stock on any United States national stock exchange or on the Nasdaq National Market or Nasdaq Small Cap Market. However, neither New Global Crossing nor any of its shareholders will be required to issue or sell any New Common Stock to satisfy the listing requirements to obtain any such listing. Prior to a listing, the Investors will cause New Global Crossing to use commercially reasonable efforts to make publicly available such information as would be required to allow a broker to trade the New Common Stock. New Global Crossing will not, however, be required to make available unaudited financial statements or register the New Common Stock sooner than required under the Purchase Agreement or applicable law.

     3. Registration Rights for STT and Hutchison

        The Purchase Agreement requires New Global Crossing to provide certain registration rights to STT and Hutchison with respect to their shares of New Common Stock. The rights will be governed by a registration rights agreement, the form of which must be reasonably satisfactory to New Global Crossing, STT, and Hutchison. The registration rights agreement will be set forth in the Plan Supplement.

     J. Reservation of "Cram Down" Rights

        The Bankruptcy Code permits the Bankruptcy Court to confirm a chapter 11 plan of reorganization over the dissent of any class of claims or equity interests as long as the standards in section 1129(b) are met. This power to confirm a plan over dissenting classes - often referred to as "cram down" - is an important part of the reorganization process. It assures that no single group (or multiple groups) of claims or interests can block a restructuring that otherwise meets the requirements of the Bankruptcy Code and is in the interests of the other constituents in the case.

     The Debtors each reserve the right to seek confirmation of the Plan, notwithstanding the rejection of the Plan by any class entitled to vote. In the event a class votes to reject the Plan, the Debtors will request the Bankruptcy Court to rule that the Plan meets the requirements specified in section 1129(b) of the Bankruptcy Code with respect to such class. The Debtors will also seek such a ruling with respect to each class that is deemed to reject the Plan.

                                      III.

                       Voting Procedures and Requirements

     Detailed voting instructions are provided with the ballot accompanying this Disclosure Statement. For purposes of the Plan, Classes B, C, D, E, F, G, and H are the only ones entitled to vote.

     If your claim is not in one of these Classes, you are not entitled to vote and you will not receive a ballot with this Disclosure Statement. If your claim is in one of these Classes, you should read your ballot and follow the listed instructions carefully. Please use only the ballot that accompanies this Disclosure Statement.

   Ballot information number:

   For Voting Classes B, C, F, and G: (212) 376-8494

   For Voting Classes D and E: (877) 750-2689

A. Vote Required for Acceptance by a Class

     Under the Bankruptcy Code, acceptance of a plan of reorganization by a class of claims is determined by calculating the number and the amount of claims voting to accept, based on the allowed claims actually voting. Acceptance requires an affirmative vote of more than one-half of the total number of allowed claims voting and two-thirds in amount of the total allowed claims voting.

B. Classes Not Entitled to Vote

     Under the Bankruptcy Code, creditors are not entitled to vote if their contractual rights are unimpaired by the Plan. In addition, classes of claims or interests that are not entitled to receive property under the Plan are deemed not to have accepted the Plan. Based on this standard, for example, the holders of Priority Non-Tax Claims and miscellaneous secured claims are not being affected by the Plan. In addition, the holders of Securities Litigation Claims are not entitled to receive or retain any property and therefor are deemed not to have accepted the Plan. Similarly, shareholders, including holders of preferred stock of the Debtors, are not entitled to receive any property under the Plan. Shareholders are deemed not to have accepted the Plan. For a summary of the classes entitled to vote, see the charts in section II.C.

C. Voting

     In order for your vote to be counted, your vote must be actually received by the Voting Agent at the following address before the Voting Deadline of 4:00 p.m., prevailing Eastern Time, on November 22, 2002:

     Voting Agent:

     For Voting Classes B, C, F, and G:

     Bankruptcy Services, LLC
     70 E. 55th Street
     New York, NY 10022
     (Attn: Global Crossing)



     For Voting Classes D and E:

     Innisfree M&A Inc.
     501 Madison Avenue, 20th Floor
     New York, NY 10022
     (Attn: Global Crossing)



     If the instructions on your ballot require you to return the ballot to your bank, broker, or other nominee, or to their agent, you must deliver your ballot to them in sufficient time for them to process it and return it to the Voting Agent before the Voting Deadline. If a ballot is damaged or lost, you may contact the Debtors' Voting Agent at the number set forth above. Any ballot that is executed and returned but which does not indicate an acceptance or rejection of the Plan will not be counted.


                                       IV.

           Financial Information, Projections, and Valuation Analysis

A.   Selected Historical Financial Information

     This section provides financial information concerning the recent financial condition and results of operations of GCL and its subsidiaries. The financial information includes a consolidating balance sheet, as of July 31, 2002, a consolidating statement of operations for the month ended July 31, 2002, and a statement of sources and uses of cash for each of the seven months and for the seven-month period ended July 31, 2002 (excluding Asia Global Crossing and GMS). Subject to the matters described in this section IV.A (including the footnotes to the financial information contained in paragraphs 1, 2 and 3 below and the matters described in paragraphs 4 and 5 below), the accompanying unaudited historical financial information has been prepared in accordance with generally accepted accounting principles, applied consistently with the "Summary of Significant Accounting Matters" contained in footnotes 2 and 3 of the Debtors' Monthly Operating Statement for the month of July 2002, a copy of which is filed with the Bankruptcy Court (the "July MOR").

     Asia Global Crossing's results of operations and financial position included in the accompanying unaudited consolidating financial statements are based upon preliminary results posted by Asia Global Crossing's management to the Debtors' electronic books and records. GCL has not reviewed these preliminary results with the management of Asia Global Crossing. Asia Global Crossing has previously disclosed that it is in the process of restructuring its operations and soliciting bids from various investors. Any transaction that is consummated as a result of the process may dilute the value of GCL's investment in Asia Global Crossing.

     The tables summarizing recent financial performance present the operations of GMS as a discontinued operation. For more detailed financial information concerning GMS, please refer to footnote 6 of the July MOR. In light of recent developments, GCL is currently reevaluating the carrying value of the assets of GMS included in the accompanying unaudited consolidating financial statements. GCL expects that a material write-down of those GMS assets will be required but the precise amount of such write-down has not yet been determined.

     The Debtors have not completed the process of reconciling their pre and post-petition liabilities. In the unaudited consolidating balance sheet presented below, the caption `liabilities subject to compromise' reflects the Debtors' best current estimate of the amount of prepetition claims that will be restructured in the Debtors' chapter 11 cases. Pursuant to court order, the Debtors have been authorized to pay certain prepetition operating liabilities incurred in the ordinary course of business (e.g. salaries and insurance). Since January 28, 2002, the Debtors have rejected certain of their prepetition lease obligations within their rights under the Bankruptcy Code. The Debtors are in the process of calculating their estimated liability to the unsecured creditors affected by these lease rejections. As a result and based upon the Debtors' ongoing evaluation of their prepetition liabilities, such `liabilities subject to compromise' is subject to change.

     Please refer to the footnotes to the July MOR for a summary of significant accounting principles.

          1. Consolidating Balance Sheet ended July 31, 2002 (Unaudited)

($ in millions)

                                      GCL and its
                                      Subsidiaries    Asia Global
                                       (excluding       Crossing    Eliminations
                                      Asia Global      (a non-           &
                                       Crossing)        Debtor)      Adjustments     Consolidated
                                      ------------    -----------   ------------     ------------
Assets
Cash ...............................     $376                $301              -             $677
Restricted cash ....................      326                  65              -              391
Account receivable, net ............      665                  14              -              679
Other assets and prepaid costs .....      186                  78              3              267
                                      -------              ------        -------          -------
Total current assets ...............    1,553                 458              3            2,014
Net PP&E ...........................    9,050               2,631            619           12,300
Investments in affiliates ..........    7,234                 622         (7,383)             473
Other assets .......................      187                  48            (72)             163
Net assets of discontinued
   operations ......................      418                   -              -              418
                                      -------              ------        -------          -------
Total assets .......................  $18,442              $3,759        $(6,833)         $15,368
                                      =======              ======        =======          =======
Liabilities and Owners' Equity
Accounts payable ...................    $ 258                $ 13              -             $271
Accrued construction costs .........      341                  57              -              398
Accrued cost of access .............      143                  22              -              165
Current portion of deferred
   revenue .........................      288                  94             (5)             377
Current portion of long-term debt ..        -                 140              -              140
Cur. portion of cap. lease
   obligations .....................       15                   2              -               17
Other current liabilities ..........      481                 112              -              593
                                      -------              ------        -------          -------
Total current liabilities ..........    1,526                 440             (5)           1,961
Long term debt .....................        -               1,203              -            1,203
Deferred revenue ...................    2,267                 718           (228)           2,757
Capital lease obligations ..........       76                  10              -               86
Other deferred liabilities .........      131                 209              -              340
                                      -------              ------        -------          -------
Total liabilities ..................    4,000               2,580           (233)           6,347
Liabilities subject to compromise ..    7,835                   -              -            7,835
Minority interest ..................      686                  10           (119)             577
Preferred stock ....................    3,362                   -            (92)           3,270
Common equity ......................    2,559               1,169         (6,389)          (2,661)
                                      -------              ------        -------          -------
Total liabilities & equity .........  $18,442              $3,759        $(6,833)         $15,368
                                      =======              ======        =======          =======

2. Consolidating Statement of Operations for the month ended July 31, 2002 (Unaudited)

($ in millions)                              GCL and its
                                            Subsidiaries
                                             (excluding          Asia Global
                                             Asia Global         Crossing       Eliminations &
                                              Crossing)        (a non-Debtor)    Adjustments       Consolidated
                                            -------------      --------------   --------------     ------------

Total revenue ..........................       $ 257               $ 16            ($24)               $ 249
Operating expenses:
  Cost of access and maintenance .......         191                 12             (10)                 193
  Other operating expenses .............          75                 12             (12)                  75
  Depreciation and amortization ........          89                 17               -                  106
                                            -------------      --------------   --------------     ------------
EBIT ...................................        ($98)              ($25)            ($2)               ($125)
                                            =============      ==============   ==============     ============
Other Income (Expense):
Minority interest ......................           -                  -              18                  18
Interest expense .......................          (2)               (10)              -                 (12)
Other income (expense), net ............           3                  -               -                   3
                                            -------------      --------------   --------------     ------------
Loss from continuing operations
   before reorganization items .........         (97)               (35)             16                (116)
Reorganization items:
Professional fees ......................         (11)                (3)              -                 (14)
Retention plans costs ..................          (1)                 -               -                  (1)
Restructuring costs ....................           -                (14)              -                 (14)
Interest income ........................           1                  1               -                   2
                                            -------------      --------------   --------------     ------------
Loss from continuing operations
   before provision for income taxes ...        (108)               (51)             16                (143)
Benefit for income taxes ...............           -                  -               -                   -
                                            -------------      --------------   --------------     ------------
Loss from continuing operations ........        (108)               (51)             16                (143)
Loss from discontinued operations ......          (2)                 -               -                  (2)
                                            -------------      --------------   --------------     ------------
Net loss applicable to common
   shareholders ........................       ($110)              ($51)            $16               ($145)
                                            =============      ==============   ==============     ============

     3. Statement of Sources and Uses of Cash for the seven months ended July 31, 2002 (Unaudited)


GCL and its Subsidiaries (excluding Asia        --------------------------------------------------------
Global Crossing and GMS (e))                               Statement of Sources and Uses of Cash
                                                --------------------------------------------------------
                                                 Jan     Feb    Mar    Apr    May    Jun    Jul    YTD
                                                -----  ------  -----  -----  -----  -----  -----  ------
($ in millions)

GAAP Revenue/(a)/ ..........................    $ 257  $  237  $ 274  $ 260  $ 255  $ 243  $ 240  $1,766
                                                =====  ======  =====  =====  =====  =====  =====  ======
Service Revenue/(a)/ .......................      246     227    263    251    245    232    231   1,695
                                                =====  ======  =====  =====  =====  =====  =====  ======
Service EBITDA .............................      (68)    (65)   (20)   (29)   (12)   (10)   (12)   (216)
Changes in Working Capital .................       92     138     (2)    61    (13)    55    (15)    316
                                                -----  ------  -----  -----  -----  -----  -----  ------
Cash From/(Used in) Operations .............       24      73    (22)    32    (25)    45    (27)    100
                                                -----  ------  -----  -----  -----  -----  -----  ------
Cash Capex & Payments to Vendors ...........      (13)    (13)   (72)   (22)   (11)   (38)   (16)   (185)
                                                -----  ------  -----  -----  -----  -----  -----  ------
Cash From/(Used in) Investing Activities ...      (13)    (13)   (72)   (22)   (11)   (38)   (16)   (185)
                                                -----  ------   ----- -----  -----  -----  -----  ------
Cash IRU Sales/(b)/ ........................        -       -      3     25      -      9      2      39
Professional Fees ..........................      (16)      -      -     (5)    (5)    (9)    (9)    (44)
Employee Retention Program .................        -       -      -      -    (10)    (1)    (3)    (14)
Restructuring Costs/(c)/ ...................       (7)     (3)    (7)   (24)   (10)   (20)    (7)    (78)
Other ......................................       (4)      1      1      1     16      -      4      19
                                                -----  ------  -----  -----  -----  -----  -----  ------
Cash From/(Used in) Other Activities .......      (27)     (2)    (3)    (3)    (9)   (21)   (13)    (78)
                                                -----  ------  -----  -----  -----  -----  -----  ------
Net Change in Cash .........................      (16)     58    (97)     7    (45)   (14)   (56)   (163)
Beginning Unrestricted Cash/(d)/ ...........      574     558    616    518    526    481    467     574
                                                -----  ------  -----  -----  -----  -----  -----  ------
Ending Unrestricted Cash/(d)/ ..............      558     616    519    526    481    467    411     411
                                                =====  ======  =====  =====  =====  =====  =====  ======
Restricted Cash/(d)(e)/ ....................      414     393    400    387    399    390    386     386
                                                -----  ------  -----  -----  -----  -----  -----  ------
Total Cash/(d)/ ............................    $ 972  $1,009  $ 919  $ 913  $ 880  $ 857  $ 797  $  797
                                                =====  ======  =====  =====  =====  =====  =====  ======

NOTES TO STATEMENT OF SOURCES AND USES OF CASH FOR THE SEVEN MONTHS ENDED JULY 31, 2002 (dollars in millions unless otherwise noted)

     a. The differences between GAAP revenue and service revenue are all non-cash and consist of the amortization of IRUs sold in current and prior periods.

     b. Represents cash collected from the sale of IRUs.

     c. As the result of ongoing efforts to consolidate facilities and reduce their workforce, the Debtors have recently updated their evaluation of the restructuring charge initially recorded in the quarter ended September 30, 2001. In summary, during the quarters ended March 31, and June 30, 2002, the Debtors identified 78 and 29 facilities,respectively, to vacate and/or close within the next twelve-month period. Furthermore, the Debtors reduced their workforce by 1,887 and 665 employees during the quarters ended March 31, and June 30, 2002, respectively.

     d. Amounts represent cash balances held in bank accounts and not cash pursuant to generally accepted accounting principles.

     e. Restricted cash includes cash from GMS, classified as a discontinued operation.

         4.       Governmental and Other Investigations

                  On April 2, 2002, GCL announced that the filing with the Securities and Exchange Commission of its Annual Report on Form 10-K for the fiscal year ended December 31, 2001 would be delayed. Arthur Andersen LLP ("Andersen"), the Debtors' independent public accountants, had previously informed the Debtors that Andersen would not be able to deliver an audit report with respect to the Debtors' financial statements for the year ended December 31, 2001 contained in the Form 10-K report until the completion of an investigation by a special committee of GCL's board of directors into allegations made by a former employee of the Debtors regarding the Debtors' accounting and financial reporting practices. Among these allegations are claims that the Debtors' accounting for concurrent purchases and sales of fiber optic capacity and services with its carrier customers ("concurrent transactions") has not complied with generally accepted accounting principles. The Los Angeles office of the Securities and Exchange Commission is also investigating the concurrent transactions, as well as various accounting and disclosure issues related to such transactions.

                  During June 2002, Andersen informed GCL and the audit committee of its board of directors that Andersen's conviction of obstruction of justice would effectively end the firm's audit practice and, as a result, Andersen expected that it would cease practicing before the Securities and Exchange Commission by August 31, 2002. Andersen has now ceased such practice and, as a result, Andersen is unable to perform the audit and provide an audit report with respect to the Debtors' financial statements for the year ended December 31, 2001. In recognition of these investigations, the cessation of Andersen's audit practice and in light of the demands of the bankruptcy process, the Debtors have not yet completed preparation of their financial statements and other disclosures required in the Form 10-K. GCL's board of directors is currently seeking to retain a new independent public accounting firm (which is expected to serve in the role of examiner described elsewhere in this Disclosure Statement). GCL will file its Annual Report on Form 10-K for the year ended December 31, 2001, as soon as practicable. Any changes to the financial statements resulting from any of the factors described herein and the completion of the 2001 financial statement audit could materially affect the unaudited financial statements included above.

                  On October 21, 2002, GCL announced that it will restate certain financial statements contained in filings previously made with the Securities and Exchange Commission. GCL's restatements will record exchanges between carriers of leases of telecommunications capacity at historical carryover basis, pursuant to Accounting Principles Bulletin No. 29 ("APB No. 29"), resulting in no recognition of revenue for such exchanges. GCL had previously relied on guidance provided by Arthur Andersen, its independent accounting firm during the periods subject to restatement, and on an Arthur Andersen-authored industry white paper that set forth principles for accounting for sales and exchanges of telecommunications capacity and services. The staff of the Securities and Exchange Commission, however, has advised GCL that its previous accounting for these exchanges did not comply with GAAP, and that financial statements materially affected by accounting for the exchange transactions at historical carryover basis must be restated. Arthur Andersen has notified GCL that it does not agree with the interpretation of APB No. 29 that requires the restatement.

                  GCL has also determined that, for exchanges that involve service contracts, it will continue to record revenue over the lives of the relevant contracts at fair values under APB No. 29, but that its balance sheet will not reflect the entire value of the contracts received or given in the exchanges. Accordingly, the revenue contributed by previous exchanges involving service contracts will not be restated, but the fair values of these exchanges involving services will be removed from the balance sheets previously filed. The staff of the Securities and Exchange Commission does not object to GCL's conclusions regarding this new treatment of exchanges involving service contracts.

                  Although the detailed application of the accounting for exchanges of capacity and services is not complete, GCL estimates that the impact of recording all such transactions at carrying value rather than fair value would be to reduce revenue by $7 million, and depreciation expense by $2 million for the month ended July 31, 2002. In addition, the change from fair value to carrying value for these transactions would reduce Total Assets as well as Total Liabilities and Shareholders' Equity by approximately $1,200 million as of July 31, 2002.

                  GCL estimated that the restatement of financial statements for the nine months ended September 30, 2001, contained in its Quarterly Report on Form 10-Q, would reduce previously reported revenue of $2,437 million by approximately $19 million, and would increase the net loss of $4,772 million by approximately $13 million. Total Assets and Total Liabilities and Shareholders' Equity of $25,511 million would each be reduced by approximately $1,200 million, and each of Net Cash Provided by Operating Activities and Net Cash Used in Investing Activities would be reduced by approximately $770 million, resulting in no change in net cash flow.

                  GCL has not yet filed its results for the full year 2001 and expects to utilize the accounting treatment described above for exchanges of telecommunications capacity and service contracts as it prepares that filing, and as it reports results in the future.

                  With respect to financial statements filed for relevant periods in the year 2000, the net cash flow would not be affected by the revised accounting treatment and GCL believes that the effects on the income statements and balance sheets would be immaterial. The revised accounting treatment of transactions that occurred in 2000 would, however, have material effects on Net Cash Provided by Operating Activities and Cash Used in Investing Activities, each of which would be reduced by approximately $230 million. GCL intends to work with its new independent accountants, once they are appointed, to develop the details of restatements required for periods in 2000.

     The Enforcement Division of the Securities and Exchange Commission is continuing its investigation into various matters relating to the transactions that are being restated.

     See also sections V.F.6 and V.F.7 describing certain other governmental investigations.

     5. Impairment of Assets and Goodwill

     In its Quarterly Report on Form 10-Q for the three months ended September 30, 2001, Global Crossing stated that it was continuing to evaluate its long-lived assets due to changes in market conditions, with such evaluation potentially resulting in additional material write-downs of goodwill and intangible assets. Subsequently, Global Crossing announced that the net loss for the three months ended December 31, 2001, is expected to reflect the write-off of its remaining goodwill and other intangible assets, which total approximately $8,000,000,000, as well as a multi-billion dollar write-down of tangible assets.

     The unaudited consolidating financial statements included in this section reflect the write-off of all of Global Crossing's goodwill and other identifiable intangible assets. Global Crossing has recently prepared its revised financial plan for 2002 through 2006, including the related cash flow forecast. It is currently in the process of evaluating this data to determine the potential impairment of its long lived assets. As a result of the foregoing, Global Crossing has not yet completed its tangible asset valuation under Statement of Financial Accounting Standards("SFAS") No. 121 "Impairment of Long-Lived Assets", and the unaudited consolidating financial statements included herein do not reflect any write-down of its tangible asset value. Global Crossing is in the process of completing its detailed assessment of the remaining asset value and the appropriate allocation thereof among entities and asset categories, but currently estimates that the net consolidated write-down will be at least $10,000,000,000. In connection with the write-down described above, Global Crossing will write-down the carrying value of Asia Global Crossing's interest in Hutchison Global Crossing ("HGC") by $450,000,000, which represents the difference between the proceeds received and the carrying value of Asia Global Crossing's interest in HGC at the time of sale. Asia Global Crossing sold its interest in HGC on April 30, 2002, as disclosed in the Debtors' Monthly Operating Statement for the Period from May 1, 2002 to May 31, 2002, a copy of which is filed with the Bankruptcy Court. The $450,000,000 is reflected in the value of Global Crossing's tangible assets included in the consolidating balance sheet.

     B. Projections

     The following projected pro forma balance sheets and projected financial performance (the "Projections") reflect the operations of GCL and its subsidiaries, excluding Asia Global Crossing and GMS. Furthermore, for purposes of the Projections, no intercompany balances have been reflected for Asia Global Crossing.

     It is important to note that the Projections and estimates of value described below may differ from actual performance and are highly dependent on significant assumptions concerning the future operations of these businesses. These assumptions include the growth of certain lines of business, labor and other operating costs, inflation, and the level of investment required for capital expenditures and working capital (see assumptions below). Please refer to section X below for a discussion of many of the factors that could have a material effect on the information provided in this section.

     The Projections assume that the Plan will be confirmed and consummated in accordance with its terms and that there will be no material changes in the current regulatory environment that will have an unexpected impact on the Debtors' operations. The Projections assume an Effective Date of January 1, 2003, with allowed claims treated in accordance with the Plan. Expenses incurred as a result of the reorganization cases are assumed to be paid upon the Effective Date of the Plan. If the Debtors do not emerge from chapter 11 by January 1, 2003, as assumed for purposes of this analysis, additional bankruptcy expenses will be incurred until such time as a plan of reorganization is confirmed. These expenses could significantly impact the Debtors' results of operations and cash flows.

     The Projections should be read in conjunction with the assumptions, qualifications and footnotes to the Projections set forth herein, the historical consolidated financial information (including the notes and schedules thereto), and the unaudited actual results reported in the monthly operating reports of the Debtors. The Projections were prepared by management in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practice. The assumptions regarding the operations of the business leading to and after the assumed Effective Date were prepared in mid-fiscal year 2002 and were based, in part, on economic, competitive, and general business conditions prevailing at the time, as well as the assumption of a prospective recovery of the global telecommunications market.

     GCL does not, as a matter of course, publicly disclose projections as to its future revenues, earnings, or cash flow. Accordingly, none of GCL, the Debtors, or New Global Crossing intends to update or otherwise revise the Projections to reflect circumstances existing since their preparation, the occurrence of unanticipated events, or changes in general economic or industry conditions, even in the event that any or all of the underlying assumptions are shown to be in error.

     The Projections were not prepared with a view towards complying with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants. The Projections have not been compiled, or prepared for examination or review, by the Debtors' independent auditors (who accordingly assume no responsibility for them). Furthermore, the Projections have been prepared to reflect projected estimates of cash balances on hand (in bank balances) and not cash balances according to generally accepted accounting principles.

     While presented with numerical specificity, the Projections are based upon a variety of assumptions and are subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond the control of the Debtors. Consequently, the inclusion of the Projections herein should not be regarded as a representation by the Debtors (or any other person) that the Projections will be realized, and actual results may vary materially from those presented below. The industry in which the Debtors compete is highly competitive and the Debtors' earnings may be significantly adversely affected by changes in the competitive environment, changes in supply and demand dynamics, the price erosion of services provided, regulatory changes and future improvements in technology. Due to the fact that such Projections are subject to significant uncertainty and are based upon assumptions which may not prove to be correct, neither the Debtors nor any other person assumes any responsibility for their accuracy or completeness.

     The following Projections include assumptions as to the reorganized equity value of New Global Crossing (see valuation section below), certain write-downs of its assets to fair market value and estimates of its liabilities as of the Effective Date. New Global Crossing will be required to reflect such estimates or actual balances as of the Effective Date. Such determination will be based upon the fair value of its assets as of that date, which could be materially greater or lower than the values assumed in the foregoing estimates.

     1. Pro Forma Projected Balance Sheet (Unaudited)/(a)/


GCL and its Subsidiaries (excluding Asia                Projected                      "Fresh        Pro Forma
Global Crossing and Global Marine)                      Pre-Reorg       Reorg          Start"        Projected
                                                          Dec-02         Adj.            Adj.          Dec-02
                                                        ---------     ---------       --------       ---------
($ in millions)

Assets
Cash ................................................     $   194         ($155)/(b)/      ($7)/(k)/    $   32
Restricted cash .....................................         335          (305)/(c)/      (13)/(l)/        17
Account receivable, net .............................         622/(e)/        -              -             622
Other assets and prepaid costs ......................         169             -            (69)/(m)/       100
                                                        ---------     ---------       --------       ---------
Total current assets ................................       1,320          (460)           (89)            771
Net PP&E ............................................       9,287             -        ($8,340)/(m)/       947
Other assets ........................................         188             -           (178)/(m)/        10
                                                        ---------     ---------       --------       ---------
Total assets ........................................     $10,795         ($460)       ($8,607)         $1,728
                                                        =========     =========       ========       =========

Liabilities and Owners' Equity
Accounts payable ....................................     $   241         ($ 29)/(d)/        -            $212
Accrued construction costs ..........................         239          (216)/(d)/        -              23
Accrued restructuring costs .........................         200             -              -             200
Accrued cost of access ..............................         199             -              -             199
Current portion of deferred revenue .................         255             -           (220)/(n)/        35
Current portion of capital lease obligations ........          15             -              -              15
Other current liabilities ...........................         269           (35)/(f)/        -             234
                                                        ---------      --------      ---------       ---------
Total current liabilities ...........................       1,418/(e)/     (281)          (220)            918
Long term debt ......................................           -           200/(g)/         -             200
Deferred revenue ....................................       2,258             -         (2,140)/(n)/       118
Capital lease obligations ...........................          76             -              -              76
Other deferred liabilities ..........................         218             -           (208)/(o)/        10
                                                        ---------     ---------       ---------       --------
Total liabilities ...................................       3,971           (81)        (2,568)          1,322
Liabilities subject to compromise ..................        7,835        (7,835)/(h)/        -               -
Preferred stock .....................................       3,270        (3,270)/(i)/        -               -
Common equity .......................................      (4,281)       10,726/(j)/    (6,039)/(p)/       407
                                                        ---------     ---------      ---------       ---------
Total liabilities & equity .........................      $10,795         ($460)       ($8,607)         $1,728
                                                        =========     =========       ========       =========

                  NOTES TO PROFORMA CONSOLIDATED BALANCE SHEET

                  (dollars in millions unless otherwise noted)

a. The pro forma balance sheet adjustments contained herein account for the reorganization and the related transactions pursuant to the Plan using the principles of "fresh start" accounting as required by the Statement of Position 90-7 ("SOP 90-7") issued by the American Institute of Certified Public Accountants (the "AICPA"). This analysis is based on a New Global Crossing equity value of $407 million based on the contemplated investment by STT and Hutchison pursuant to the Plan (see valuation section below). In accordance with SOP 90-7, the reorganization value has been allocated to specific tangible and identifiable intangible assets and liabilities. In addition, the pro forma balance sheet adjustments contained herein reflect the net effect of certain estimated vendor settlements (see section VI.L) that may actually be accrued or reflected, in part or in whole, prior to the Effective Date. Please note that although management has followed the principles of "fresh start" accounting, the actual adjustments may be materially different than those presented herein. Please refer to the discussion of impairment of assets and goodwill, above in section IV.A., as this may have a material affect on the pro forma balance sheet.


b. Reflects adjustment to cash for the contemplated $250 million investment by STT and Hutchison pursuant to the Plan and estimated payments of $405 million in respect of vendors at filed and non-filed entities and estimated payments of professional fees by closing. The Debtors anticipate that a significant portion of the $405 million will be paid after the Effective Date thus resulting in a higher amount of cash on hand at closing than presented herein. New Global Crossing plans to arrange for a working capital facility providing up to $150 million (in accordance with the Plan) which has not been reflected in the Projections.

c. Reflects the distribution of IPC cash proceeds, and interest thereon (estimated to be $305 million as of December 31, 2002), to creditors pursuant to the Plan.

d. Accounts payable and accrued construction costs adjusted to reflect estimated settlements with vendors and management's estimates for normal course payables levels upon emergence.

e. Please note that the level of accounts receivable and current liabilities at December 31, 2002 may be lower than the amounts reflected herein due to the execution of offsets with carrier customers who are also suppliers to the Company.

f. Reflects adjustments related to the payment upon emergence of accrued estimated monthly fees for professionals involved in the bankruptcy.

g. Reflects the issuance of $200 million of New Senior Secured Notes pursuant to the Plan.

h.   Liabilities subject to compromise eliminated as part of emergence.

i.   Preferred stock eliminated as part of emergence.

j. Represents adjustments for the contemplated $250 million investment by STT and Hutchison pursuant to the Plan and the reorganization adjustments described above. For purposes of this analysis, the portion of STT and Hutchison's investment in the New

     Preferred Stock pursuant to the Plan is reflected on an as converted basis and therefor fully reflected as common equity.

k. Represents the funds set aside for the costs of administering the cases in New York and Bermuda following the Effective Date.

l. Represents the amount of cash held on deposit in the Bermuda Account which either will be distributed to creditors under the Plan or transferred to the Liquidating Trust.

m. In accordance with SOP 90-7, the reorganization value has been allocated to specific tangible assets and liabilities. As such, certain assets have been written down to properly reflect the allocation to specific tangible assets.

n. To reduce deferred revenue to include only the OA&M portion of upfront payments from customers relating to IRU contracts.

o. Reflects adjustments as part of "fresh start" accounting and management's estimates for normal course liabilities upon emergence, including deferred tax liabilities. For purposes of this presentation, the Company has taken the view that it will not have significant deferred tax liabilities post-emergence. This view is based on the fact that the adjustments to book value of net property and equipment as part of "fresh start" accounting will eliminate most of the deferred tax balances, and may in fact result in deferred tax assets in the future, even after considering tax attribute reductions resulting from the discharge of indebtedness in connection with the reorganization for U.S. federal income tax purposes. This view is based on preliminary calculations, which are subject to further review.

p. Reflects the write-down to common equity based on the estimated equity value of New Global Crossing and in accordance with the "fresh start" accounting provisions of SOP 90-7.

     2. Projected Balance Sheets (Unaudited)

GCL and its Subsidiaries (excluding Asia
Global Crossing and Global Marine)                                         Balance Sheet
                                                             ----------------------------------------
                                                              2003        2004       2005       2006
                                                             ------      ------     ------     ------
($ in millions)

Assets
Cash ..................................................       $ 144       $ 399      $ 507      $ 994
Restricted cash .......................................          17          17         17         17
Account receivable, net ...............................         619         716        863      1,043
Other assets and prepaid costs ........................         100         100        100        100
                                                             ------      ------     ------     ------
Total current assets ..................................         879       1,233      1,487      2,154
Net PP&E ..............................................       1,021       1,223      1,637      2,048
Other assets ..........................................          10          10         10         10
                                                             ------      ------     ------     ------
Total assets ..........................................      $1,910      $2,465     $3,134     $4,212
                                                             ======      ======     ======     ======
Liabilities and Owners' Equity
Accounts payable ......................................       $ 231       $ 264      $ 312      $ 365
Accrued construction costs ............................          22          41         72         78
Accrued restructuring costs ...........................         168         136        104         72
Accrued cost of access ................................         199         199        199        199
Current portion of deferred revenue ...................          35          35         35         35
Current portion of capital lease obligations ..........          13          14         16         16
Other current liabilities .............................         234         234        234        234
                                                             ------      ------     ------     ------
Total current liabilities .............................         902         922        971        998
Long term debt ........................................         200         200         --         --
Deferred revenue ......................................         256         526        826      1,177
Capital lease obligations .............................          63          48         33         17
Other deferred liabilities ............................          10          10         10         10
                                                             ------      ------     ------     ------
Total liabilities .....................................       1,431       1,706      1,840      2,201
Common equity .........................................         479         759      1,294      2,011
                                                             ------      ------     ------     ------
Total liabilities & equity ............................      $1,910      $2,465     $3,134     $4,212
                                                             ======      ======     ======     ======

     3. Projected Statements of Operations (Unaudited)


GCL and its Subsidiaries (excluding Asia                            Statement of Operations
Global Crossing and Global Marine)                           -------------------------------------------
                                                              2003         2004        2005        2006
                                                             ------       ------      ------      ------
($ in millions)

Service Revenue ........................................     $3,011       $3,605      $4,499      $5,440
IRU Revenue ............................................         12           27          48          74
                                                             ------       ------      ------      ------
   Total Revenue .......................................      3,023        3,632       4,547       5,514
Cost of Access .........................................      1,867        2,175       2,650       3,180
Gross Profit ...........................................      1,157        1,456       1,897       2,334
Gross Margin ...........................................        38%          40%         42%         42%
Operating Expenses .....................................        776          849         950       1,053
Maintenance ............................................        166          182         194         205
EBITDA .................................................        214          425         754       1,076
% Margin ...............................................         7%          12%         17%         20%
Depreciation and Amortization ..........................        102          123         161         210
                                                             ------       ------      ------      ------
EBIT ...................................................     $  112       $  302      $  593      $  866
                                                             ======       ======      ======      ======
Interest (Income) ......................................        (2)          (5)         (9)        (15)
Interest expense .......................................         29           28          27           4
                                                             ------       ------      ------      ------
   Net Interest Expense ................................         28           23          18        (11)
Tax (Credit)/Provision .................................         --            -          40         161
                                                             ------       ------      ------      ------
Net Income Before Extraordinary Items ..................         85          279         535         716
Extraordinary Loss/(Gain) ..............................         12           --          --          --
                                                             ------       ------      ------      ------
Net Income to Common ...................................     $   73       $  279      $  535      $  716
                                                             ======       ======      ======      ======
Supplemental Data:
------------------
Service EBITDA                                               $  202       $  398      $  706      $1,002
Cash IRU Sales                                                  150          296         349         425

     4. Projected Statement of Sources and Uses of Cash (Unaudited)

GCL and its Subsidiaries (excluding Asia Global
Crossing and Global Marine)                                         Sources and Uses of Cash
                                                              ----------------------------------
                                                               2003     2004     2005      2006
                                                              ----------------------------------
($ in millions)

GAAP Revenue (a) .......................................      $3,023   $3,632   $4,547    $5,514
Service Revenue (a) ....................................       3,011    3,605    4,499     5,440
Service EBITDA .........................................         202      398      706     1,002
Cash Taxes .............................................          --       --      (40)     (161)
Changes in Working Capital .............................          22      (65)     (99)     (127)
                                                              ----------------------------------
Cash From/(Used in) Operations .........................         225      334      567       714
Cash Capex & Payments to Vendors .......................        (176)    (306)    (544)     (615)
                                                              ----------------------------------
Cash From/(Used in) Investing Activities ...............        (176)    (306)    (544)     (615)
Cash IRU Sales .........................................         150      296      349       425
Professional Fees ......................................          --       --       --        --
Employee Retention Program .............................         (12)      --       --        --
Restructuring Costs ....................................         (32)     (32)     (32)      (32)
Capital Lease Principal Payments .......................         (15)     (13)     (14)      (16)
Cash Interest, net .....................................         (29)     (28)     (27)       (4)
Principal Draw/(Repayments) ............................          --       --     (200)       --
Other ..................................................          --       --       --        --
                                                              ----------------------------------
Cash From/(Used in) Financing and Other Activities .....          63      228       84       388
Net Change in Cash .....................................         112      256      108       486
Beginning Unrestricted Cash (b) ........................          32      144      399       507
                                                              ----------------------------------
Ending Unrestricted Cash (b) ...........................         144      399      507       994
                                                              ==================================
Restricted Cash (b) ....................................          17       17       17        17
                                                              ----------------------------------
Total Cash (b) .........................................      $  161   $  416   $  524   $ 1,011
                                                              ==================================

NOTES TO PROJECTED STATEMENT OF SOURCES AND USES OF CASH (dollars in millions unless otherwise noted)


     a. The differences between GAAP revenue and service revenue are all non-cash and consist of amortization of IRUs sold in prior periods.

     b. Amounts represent cash balances held in bank accounts and not cash pursuant to generally accepted accounting principles.

  5. Operating Assumptions

     The Projections are based upon a detailed build-up by product line. The following summarizes the underlying assumptions behind the Projections.

     (a) Projected Statements of Operations

         Service Revenues. Service revenues represent recurring service revenues from commercial enterprises and carriers. The growth in service revenues is primarily attributable to (i) increased demand for IPC-related services, (ii) the replacement of traditional voice and data requirements with next generation services and applications needs for enterprises and carriers, (iii) the migration of local area networks to private wide area networks to fully meshed IPC Converged service requirements, (iv) increased demand for eBusiness products driven by globalization, digitization and collaboration, and (v) general recovery of global telecom spending.

         Cash IRU Sales. Cash collected in connection with the sale of capacity in the form of IRUs. Cash IRU sale projections are estimated based on management's experience and third party studies of (i) market demand on various subsea and terrestrial systems, (ii) carrier network utilization, (iii) current and projected trends in buying habits of major international carriers, (iv) general industry trends and consolidation, and (v) the status of current network builds for carriers. Management assumes that GCL and its subsidiaries will retain their approximate current market share of global IRU purchases during the course of the projection period.

         IRU Revenues. IRU revenues presented in the statement of operations represent the recognition as revenue over the term of the IRU contract of current Cash IRU Sales. IRU sales are amortized over the life of the relevant contract, assumed to be 15 years for the purpose of this analysis.

         Gross Margin. Gross margin represents revenues less third party access costs such as local origination, termination, dedicated access and leased facilities. Gross margins are projected to increase from 30% in 2002 to 38% in 2003 and grow to 42% by 2006. The projected expansion in margin is primarily driven by (i) the optimization of network facilities, (ii) product mix changes in revenue, and (iii) the increasing utilization of voice-over-IPC applications, which reduce the cost of carrying voice traffic.

         Operating Expenses. Operating expenses include employee salaries and benefits, real estate, bad debt, and other costs. Projected operating expenses are based on (i) the hiring of additional sales personnel to support the projected growth in revenues, (ii) a modest increase in operations support, primarily in the provisioning and customer care workcenters, in 2003 driven by requirements to support the projected revenue growth, (iii) a modest increase in IT and product management to support the continual development of scope and reach for global VPNs, managed services, IPC video and converged access and (iv) investment in IT/OSS to support eBusiness infrastructure such as uCommand, sales tools, and other related billing and front-end systems.

          Maintenance. Maintenance represents third party expenses for the maintenance of the Debtors' subsea and terrestrial networks. Maintenance expenditures are projected based upon third-party contracts and the projected volume related increases on the IPC, Frame/ATM and VoIPC platforms. In addition, the third-party projected maintenance expenses include payments to GMS, the operations of which have been excluded from the Projections.

          Interest Expense. Interest expense reflects interest on the $200 million of 11.0% New Senior Secured Notes to be issued pursuant to the Plan. The Projections do not include the issuance of, nor any costs related to, a post-emergence working capital facility as allowed pursuant to the Plan.

          Income Tax. Net operating losses ("NOL") incurred by the Debtors in 2001 and/or 2002 for U.S. federal income tax purposes will be carried back five years, resulting in a tax refund. The Company expects to receive approximately $80 million in US Federal Income Tax refunds resulting from such carrybacks. However, the exact amount and timing of these refunds is not yet known. The income tax projections assume that NOL carryforwards of the U.S. Debtors will be reduced on a separate company, rather than consolidation, basis as a result of the discharge of indebtedness pursuant to the Plan. See Section XIII, below.

          Extraordinary Gain/Loss. The extraordinary expense in 2003 is related to the final payment of the quarterly employee retention program related to the fourth quarter of 2002.

      (b) Projected Balance Sheets and Statements of Cash Flow

          Cash. The cash shown on the projected balances sheets is projected as cash in banks accounts, rather than cash balances reported in accordance with generally accepted accounting principles.

          Working Capital. Accounts receivable are projected to decrease from 75 days to 70 days during the projection period primarily as a result of the Debtors' collections and billing improvement initiatives. Accounts payable are projected to remain constant at 30 days outstanding during the projection period.

          Capital Expenditures. Capital expenditures include both direct and indirect expenditures. Direct capital expenditures represent those resulting from an incremental growth in volume as revenues increase. Indirect capital expenditures represent those related to larger build-outs of network capacity and spending on information technology and systems. Capital expenditure requirements in 2003 are projected to remain relatively low due to the Debtors' ability to leverage existing inventories to support the sales growth projected on all layers of the Network including (i) the transport layer, (ii) the layer II network (Sonet, ATM, IPC), and (iii) the service layer. Beyond 2003, expenditures are driven by the growth in incremental unit volumes pursuant to the sales forecast. In addition, modest investments in product development and IT/OSS to improve the global scale and reach of VPN, Managed Services, IP Video, Converged Access, and systems infrastructure, are projected to support eBusiness, ordering, sales tools, and provisioning systems.

     C. Valuation

     Pursuant to the Plan, the contemplated investment of STT and Hutchison was the result of an extensive sales process conducted by the Debtors with the assistance of its financial advisors. Thus, the valuation contained herein is based on the total equity value implied by the $250 million investment by STT and Hutchison for 61.5% of the equity ownership in New Global Crossing (assuming that STT and Hutchison's investment in New Preferred Stock is converted to New Common Stock), before dilution from management options. Based upon the STT and Hutchison investment, the total implied equity value is approximately $407 million, or approximately $10.16 per share based on 40 million common stock share equivalents (assuming that the New Preferred Stock component of STT and Hutchison's investment is converted to New Common Stock) before dilution from management options.

     The Debtors believe that the implied value of New Global Crossing based on the STT and Hutchison investment represents a conservative valuation estimate of New Global Crossing when compared to valuations based on generally accepted valuation methodologies such as comparable company and discounted cash flow analyses.

     The valuation set forth herein represents the estimated reorganization value and does not necessarily reflect the value that could be attainable in public or private markets. The equity value ascribed in the analysis does not purport to be an estimate of the post-reorganization market value. Such trading value, if any, may be materially different from the reorganized equity value associated with the valuation analysis.

     These analyses do not constitute a recommendation to any holder of claims against the Debtors as to how to vote on the Plan. The estimated reorganized equity value does not constitute an opinion as to the fairness from a financial point of view of the consideration to be received under the Plan or of the terms and provisions of the Plan.

                                       V.

                 Business Description and Reasons for Chapter 11

     A. The Debtors' Businesses

     Global Crossing has built the world's most extensive privately owned and controlled fiber-optic network, spanning over 100,000 route miles and reaching four continents, 27 countries and more than 200 major cities (the "Network"). The markets in these cities represent approximately 85% of the world's international telecommunications services. The following is a brief description of Global Crossing's operations. Additional detail on Global Crossing's operations and business segments can be found in its Form 10-K for the year 2000, filed on April 2, 2001, and its Form 10-Q for the second and third quarters of 2001, filed on August 14, and November 14, 2001, respectively, with the Securities and Exchange Commission. These documents may be obtained from the Securities and Exchange Commission, including at their EDGAR website www.sec.gov or commercially at such websites as www.freeedgar.com.

The Debtors' monthly operating reports are available on the Bankruptcy Court's Electronic Case Filing System which can be found at www.nysb.uscourts.gov, the official website for the Bankruptcy Court, and at www.globalcrossing.com.

     1. Corporate Structure

     GCL, a public company organized under the laws of Bermuda, is the ultimate parent of the Global Crossing family of companies. Global Crossing's Network operations and services in the Americas and Europe and across the Atlantic are owned and operated through a number of wholly owned subsidiaries incorporated in New York, Delaware, Canada, Bermuda, Venezuela, Mexico, Panama, Chile, Argentina, Brazil, the United Kingdom, Ireland, France, Italy, the Netherlands, Denmark, Spain, Switzerland, Norway, Sweden, Belgium and Germany, among other places. Services in Asia and the Pacific are provided through Global Crossing's majority-owned subsidiary, Asia Global Crossing, as well as a number of in-country joint ventures between Asia Global Crossing and various local partners. A summary of Global Crossing's organizational structure is set out below. This summary does not set out all legal entities within the corporate structure.

                                  [FLOW CHART]


     2. The Network

     The core of the Global Crossing Network is its interconnecting subsea and terrestrial fiber-optic cables that span the globe, forming the world's first integrated global Internet Protocol-based network. The Network was engineered from conception to be a state of the art telecommunications network providing seamless, broadband, global city-to-city and business-to-business connectivity through a combination of subsea cables, national and international networks and metropolitan networks. The Network has over 250 points of presence in over 200 major cities throughout the world. As a result, the Network operates in nearly every major business center in the world, with one or more points of presence in each of the following countries:

================================================================================
          The                  Asia Pacific
        Americas          (Asia Global Crossing)              Europe
      -------------       ----------------------       ---------------------
      United States               Japan                Belgium   Netherlands
         Canada                 Hong Kong              Denmark     Norway
         Mexico                South Korea               U.K.      Spain
       Argentina                  Taiwan               France      Sweden
         Brazil                  Singapore             Germany   Switzerland
         Chile                  Philippines            Ireland
         Peru                    Malaysia               Italy
      Venezuela
        Panama
================================================================================

     In addition, the Network connects to certain other countries, such as Australia and Uruguay, through lines that are leased from other telecommunications carriers.

  3. Global Crossing's Telecommunications Services

     The services provided by Global Crossing include Broadband Services, Data Services (e.g., Frame Relay, ATM and IPC Access/Transit), Virtual Private Network Services, and a variety of Voice Services (including Conferencing Services and Metro Access Services), all as further described below.

     Broadband Services. Broadband capacity is provided to customers either through the sale of IRUs relating to portions of the Network or through leases of such capacity. A buyer typically pays cash in advance for the right to use capacity under an IRU contract for a lengthy period, usually up to 25 years. Leases are paid periodically and are commonly for shorter periods, such as 3 to 5 years.

     Voice and Data Services. Global Crossing provides switched and dedicated outbound voice services for local, domestic, and international traffic for the commercial and wholesale markets. These services also include additional features, such as toll free and call center services. On the data side, Global Crossing provides a variety of data transmission services, including the ability to transfer data using state of the art technology such as Asynchronous Transfer Mode (ATM), a flexible communications protocol that enables the transmission of delay-sensitive media (e.g. - speech, music, or video) without delay. Global Crossing also provides conferencing services, including audio, video and Web-based conferencing services and Internet access services, including direct connections to the Internet. Global Crossing also offers advanced data services such as Virtual Private Network Services. Customers have the ability to create and customize voice and/or data network solutions to securely connect offices or business partners on a single network, without the need to purchase dedicated private facilities. Customers have the flexibility to change capacity requirements between points and otherwise to reconfigure their Virtual Private Network over time.

     Metro Access Services. These services are provided via networks consisting of intra-city rings carrying on-net access circuits, with metro private lines and dedicated customer networks, around metropolitan areas. These networks are the successor-generation to copper twisted-pair cable supplied by incumbent phone companies and, among other things, enable high data transmission rates and automatic rerouting of traffic in response to service interruptions.

     Global Crossing provides two different types of services to two distinct sectors of consumers: (i) enterprise services geared toward major global corporations and governments and (ii) carrier services targeted to other wholesale telecommunications carriers.

     4. Installation and Maintenance Services

     Secondary to its telecommunications business, Global Crossing operates GMS, an installation and maintenance services business which installs and maintains subsea fiber optic cable systems for carrier customers worldwide with a fleet of cable -laying and maintenance vessels. GMS, the world's largest and most experienced submarine cable maintenance and installation company, was originally acquired from Cable and Wireless PLC in July 1999. The acquisition of this business allowed Global Crossing to control the installation and maintenance of its subsea global network on a cost-effective basis. GMS's fleet currently comprises 22 cable ships, three installation barges, and 21 submersible vehicles. None of the GMS entities is a Debtor in these chapter 11 cases.

     5. Asia Global Crossing

     Asia Global Crossing provides city-to-city connectivity and date communications solutions to pan-Asian and multinational enterprises, Internet service providers and telecommunications carriers. Through a combination of subsea cables and terrestrial networks, Asia Global Crossing owns and operates the region's first truly pan-Asian telecommunications network, which offers connectivity among the major business centers of the Asia Pacific region. GCL, directly and through its indirect subsidiaries, owns 58.8% of Asia Global Crossing. In addition to GCL, Asia Global Crossing's other significant equity holders include Microsoft Corporation and Softbank Corporation.

     Through Asia Global Crossing's integration with the rest of the Global Crossing Network, both Asia Global Crossing and Global Crossing provide seamless access to major business centers worldwide. Asia Global Crossing is not a Debtor in these chapter 11 cases. Asia Global Crossing has its own creditor constituencies and is currently considering a financial restructuring.

     Asia Global Crossing has announced that it is in the process of restructuring its operations and soliciting bids from various investors. Any transaction that is consummated as a result of the process could substantially dilute the value of the Debtors' investments.

     6. Pacific Crossing Ltd.

     In 1997, Global Crossing sponsored the development of a privately owned and operated subsea fiber optic cable network to cross the Pacific Ocean. That company, incorporated under the name Pacific Crossing Ltd. ("Pacific Crossing") is now an 84.5% owned subsidiary of Asia Global Crossing and operates the subsea system that connects Global Crossing's United States network with Japan. Pacific Crossing has its own significant debt obligations. Pacific Crossing is not a Debtor in these chapter 11 cases; however, on July 19, 2002, Pacific Crossing, certain of its subsidiaries, and some of its affiliated shareholders commenced chapter 11 cases in the United States Bankruptcy Court for the District of Delaware.

B.   The 2001 Business Plan

     From its inception, Global Crossing's strategy was to construct a worldwide IP-based fiber optic network to provide premier broadband services to global enterprises and carriers. This high capacity IP-based Network allows Global Crossing to offer an extensive line of managed IP services, Internet access, data, and voice services to telecommunications carriers and business customers on a seamless and cost-effective basis. Although the Network is complete, Global Crossing's business plan until late-2001 called for significant capital expenditures related to (i) a continued incremental expansion of the Network, particularly in metro assets, and (ii) broad managed service offerings to new enterprise customers. This capital requirement was to have been funded by the sale of capacity on the completed network or through asset sales. Unfortunately, the collapse of the telecommunications market significantly reduced demand for telecommunications services and precluded access to the capital markets. Global Crossing was able to complete two significant asset sales in 2001, but the proceeds were not sufficient to fund the then existing business plan.

     1.  Sale of the ILEC Business Segment to Citizens Communications

     On June 29, 2001, Global Crossing sold its incumbent local exchange carrier ("ILEC") business, acquired as part of its acquisition of Frontier Corporation in September 1999, to Citizens Communications Company ("Citizens") for approximately $3,500,000,000. As part of the sale of the ILEC business segment, Citizens agreed to purchase long distance services from Global Crossing for resale to the ILEC's customers. To that end, Global Crossing provided Citizens with a $100,000,000 credit toward future services to be rendered to Citizens over a five-year period.

     For the views of the Ad Hoc GCNA Noteholders Committee on the ILEC transaction, see Exhibit B. For the views of the ILEC Subcommittee of the Creditors Committee on the ILEC transaction, see section II.D.3, above.

     2.  The IPC Transaction

     On December 20, 2001, Global Crossing sold all of the capital stock of IPC Information Systems to a third party in a transaction in which Global Crossing received approximately $300,000,000. In accordance with a waiver entered into between GCL and the lenders under the Credit Agreement, GCL deposited the proceeds of the IPC sale into a cash collateral account maintained at JPMorgan Chase for the benefit of the lenders under the Credit Agreement. The lenders asserted that they held a pledge of the stock of IPC prior to the sale.

C.   Events Leading to the Commencement of the Chapter 11 Cases

     The Debtors believe that their financial difficulties are attributable to a number of factors. First, in the latter half of 2001, the downturn in the economy, particularly in the telecommunications sector, interfered with Global Crossing's ability to build its revenue base to a break-even level. Second, the recent and well-publicized failure of a number of telecommunications companies, compounded by the recessionary state of the national and global economy, have unnerved investors and all but foreclosed the capital markets as a source of additional funds for Global Crossing. Third, increased fiber system builds by new entrants, as well as announced plans for major subsea systems affected supply and demand in the telecommunications market which depressed forward-looking prices and lowered profitability.

     In recent years, competition in the telecommunications industry increased dramatically in all areas of the telecommunications services market. In addition, increased consolidation and strategic alliances in the industry resulting from the Telecommunications Act of 1996 have allowed significant new competitors to enter the long distance industry. This increased participation in the telecommunications market prompted a wave of new construction as all service providers scrambled to meet the anticipated growth of demand for telecommunications services. The result was a stunning increase in capacity and a decrease in the price of telecommunications services across the board.

     At the same time, advances in fiber optic technology resulted in significant per circuit price declines in the fiber optic transmission industry. Recent changes in technology also caused prices for telecommunications capacity and services to decrease. In the second half of 2001, prices continued to fall and demand for telecommunications, though strong, grew less than had been projected, adversely affecting operating margins for Global Crossing and the entire telecommunications industry.

     The financial difficulties experienced by industry participants severely impacted available capital for the telecommunications sector. As capital tightened up, many companies were forced to seek chapter 11 protection. The list of companies which recently commenced chapter 11 cases include, 360Networks
(USA), Inc., Flag Telecom Inc., Viatel, and MCI Worldcom, just to name a few. At the same time, public attention on accounting issues contributed to a loss of investor confidence in reported accounts, particularly among telecom companies. Recent restatements of accounts, allegations of fraud and public investigations by the Securities Exchange Commission of some of the industry's largest telecommunications providers has undermined confidence in the stated earnings of industry players.

     As indicated above, after the downturn in the telecommunications industry and the deterioration of operating performance and prospects, Global Crossing's ability to fund its business plan depended on an infusion of capital to reach cash flow break even. As the market disappeared as a source of capital, Global Crossing experienced constrained liquidity to fund its continued efforts to grow the business and build the Network. Accordingly, Global Crossing undertook efforts to recast its business plan in light of capital constraints and the state of the telecommunications industry.

D.   A New Business Plan

     In October 2001, John Legere was appointed Chief Executive Officer of Global Crossing. Mr. Legere and his senior leadership team took immediate steps to reduce operating expenses through a reduction in personnel and facilities. By January 2002, Mr. Legere and his senior team refined the strategy of the company. As a result of the revised strategic direction, Global Crossing re-focused its resources on the sale of readily available, standard products and services. These steps resulted in additional reductions of capital expense, personnel and the consolidation of offices and other real estate facilities, thereby reducing overall operating expenses and simplifying operations. Under Mr. Legere's guidance, Global Crossing's business plan changed from a growth model requiring significant cash expenditures to a retention model, with strategic acquisition, with a focus on conserving cash and improving services to existing customers.

     In early March 2002, Mr. Legere presented the new business plan to the Creditors Committee and to the representatives of the holders of the Lender Claims. Since that date, Global Crossing has been meeting or exceeding its projected targets under the new business plan. The new business plan has allowed Global Crossing to conserve a significant portion of the cash it held on the Petition Date, while at the same time improving services to existing customers. Significantly, consolidated recurring service revenues for the first half of 2002 reached nearly $1,464,000,000 versus a target of $1,436,000,000 while operating expenses for the first half totaled approximately $533,000,000 versus a target of $539,000,000. In addition, Global Crossing ended the first half of 2002 with approximately $857,000,000 in its bank accounts, reflecting an aggregate cash burn of only approximately $115,000,000 since the end of January 2002, when cash in bank accounts totaled approximately $972,000,000. Finally, service EBITDA also exceeded the levels projected in the business plan, with actual results reflecting an approximately $203,000,000 loss compared to a targeted loss of $213,000,000 during the first half of 2002. All of the financial results in this paragraph exclude any amounts for Asia Global Crossing. For a more complete description of these results, see section IV.

E.   The Letter of Intent with STT and HWL

     Before commencing its chapter 11 cases, Global Crossing and its financial advisors determined that a significant new investment by a strategic or financial investor would help maximize the value of the business for Global Crossing's creditors. Global Crossing determined that the initial period of its chapter 11 cases should be spent seeking such an investment. To procure a "stalking horse" for that process, Global Crossing entered into negotiations with STT and HWL.

     On January 28, 2002, Global Crossing, STT and HWL entered into a non-binding letter of intent which outlined the circumstances under which, subject to the satisfaction of several conditions, STT and HWL would sponsor Global Crossing's plan of reorganization through the purchase of equity in a reorganized Global Crossing. Specifically, as part of that plan, STT and HWL would purchase 79% of the equity of a reorganized Global Crossing in exchange for investing $750,000,000 in cash. Although the existence of the letter of intent was helpful in starting the sale process, agreement among STT, HWL, the Creditors Committee, and representatives of the holders of the Lender Claims was never reached with respect to a stalking horse transaction and, accordingly, the letter of intent is no longer in effect. For a description of the sale process, see section VI.P.2 below.

F.   Pending Litigation and Other Proceedings

     1.   2001 Securities Litigation

     Commencing in late July 2001, thirteen purported class action lawsuits were filed in the United States District Court for the Southern District of New York against (1) Global Crossing and certain of its present and former directors and executive officers, (2) Frontier Corporation ("Frontier") and certain of its present and former directors and executive officers, and (3) certain of the investment banks that underwrote Global Crossing's initial public offering (the "IPO") in August 1998 and its secondary offering (the "Secondary Offering") in April 2000. In September 2001, the cases were consolidated before the Honorable Shira A. Scheindlin along with hundreds of other cases against over 300 other issuers alleging similar facts. In June 2002, the plaintiffs filed a single consolidated amended complaint that superceded the thirteen separate Global Crossing complaints. The consolidated amended complaint asserts claims against the individual Global Crossing and Frontier officers and directors, but not against the corporations because of the automatic stay provisions in the Bankruptcy Code. The consolidated amended complaint alleges that the underwriters improperly solicited and received additional, excessive and undisclosed compensation in exchange for allocation of shares of Global Crossing common stock in the IPO, and tied allocations of IPO stock to purchases of additional Global Crossing shares in the after-market. The consolidated amended complaint also alleges that the registration statements and prospectuses for the IPO and Secondary Offering and the proxy statement for the Global Crossing/Frontier merger should have disclosed the allegedly improper actions taken by the underwriters and that the named defendants are responsible for those omissions. In July 2002, the underwriters and issuers moved to dismiss the complaints on issues that are common to all or most of the over 300 cases. The briefing of those motions was completed in September.

     2.   The Qwest Communications Suit

     In May 2001, a purported class action was commenced against three of Global Crossing's subsidiaries in the United States District Court for the Southern District of Illinois. The complaint alleges that Global Crossing had no right to install a fiber-optic cable in the rights-of-way granted by the plaintiffs to certain railroads. Plaintiffs, a national class of landowners whose property underlies or is adjacent to the rights-of-way, allege that the railroads were only given limited rights-of-way which did not include the construction of a fiber-optic communications system on such rights-of-way. Pursuant to an agreement with Qwest Communications Corporation, Global Crossing has an IRU constructed by Qwest within the rights-of-way. Accordingly, Qwest is defending and indemnifying Global Crossing in the lawsuit.

     The purported class action relates to a significant portion of the Debtors' North American terrestrial network. The plaintiffs believe this litigation presents a significant risk to the continuation of the Debtors' businesses. However, the Debtors do not believe that the suit will have a material affect on their operations for the following reasons. First, the Debtors believe that the rights of way granted to the railroads are sufficiently broad to permit the limited rights of way from those entities to Qwest. Second, Qwest actually laid the cable in question, on which it operates its own telecommunications network. Global Crossing simply purchased an IRU on Qwest's network. Qwest is contractually obligated to indemnify Global Crossing for any interruption in service or damages. Finally, the Debtors do not believe the suit properly can be maintained as a class action.

     3.   2002 Securities Litigation

     Approximately fifty class actions alleging violations of the federal securities laws currently are pending against certain current and former Global Crossing officers and directors in the California, New York, New Jersey and District of Columbia federal courts. The actions, brought by holders of various Global Crossing securities, allege that Global Crossing's officers and directors violated sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder by issuing materially false and misleading statements concerning the company's financial condition. Specifically, the actions contend that Global Crossing engaged in improper accounting practices, which allowed the company to artificially inflate earnings at a time when the company's true financial condition was deteriorating. On September 6, 2002, the Panel ordered these cases to be transferred for pre-trial proceedings to the United States District Court for the Southern District of New York.

     4.   2002 ERISA and Other Litigation

     Approximately fifteen class actions alleging violations of ERISA are currently pending against certain of Global Crossing's officers and directors in the California, New York, New Jersey and District of Columbia federal courts. The actions, brought by participants in the

Savings Plan, allege that Global Crossing's officers and directors breached their fiduciary duties under ERISA by, inter alia, encouraging Savings Plan participants to invest their Savings Plan assets in Global Crossing stock without adequately investigating the merits of such investments and providing Savings Plan participants with complete and accurate information regarding the risks involved. Additionally, the actions allege that Global Crossing's officers and directors violated ERISA's disclosure requirements by failing to advise Savings Plan participants of the company's true financial condition and that the Savings Plan therefor was at substantial risk because of the large concentration of Global Crossing stock as a percentage of the Savings Plan's total assets. All of these actions currently are stayed. On September 6, 2002, the Panel ordered these cases to be transferred for pre-trial proceedings in the United States District Court for the Southern District of New York.

     An additional class action, brought by participants in the Frontier Corporation/Global Crossing Ltd., Change of Control Severance Plan (the "Severance Plan"), alleges that certain of Global Crossing's officers and directors breached their fiduciary duties under ERISA by ceasing to make severance and welfare payments to the Severance Plan's participants subsequent to Global Crossing's bankruptcy filing, by failing to inform these participants of the reasons behind such decision, and by eliminating payments under the Severance Plan from Global Crossing's regular payroll when that payroll was advanced in January 2002. The Severance Plan was adopted by Frontier Corporation and GCL in order to retain certain Frontier employees during the period of negotiations between the two companies for Global Crossing's purchase of Frontier. The defendants have informed the Panel that the case should be transferred along with the others described above. A motion for a stay pending the Panel's ruling currently is pending before the court.

     In another action, Donna Reeves-Collins and Robert Barrett, who were formerly employees at Frontier, have sued four present and former officers and employees of Global Crossing, alle ging that the defendants improperly prevented them from selling their Global Crossing stock (which had been converted from Frontier stock at the time of the merger of Frontier and Global Crossing) as part of a purported scheme to prop up Global Crossing's stock price. The defendants have informed the Panel that the case should be transferred along with the others described above. On August 27, 2002, the defendants moved to stay all proceedings pending the Panel's ruling. The Panel's Order on September 6, 2002 did not address this action.

     5.   The Olofson Case

     Roy Olofson, a former employee, originally brought suit alleging that he was terminated for raising questions regarding alleged accounting improprieties at Global Crossing, against four present and former Global Crossing officers in federal court in Los Angeles. He voluntarily dismissed that case without prejudice and refiled a substantially similar complaint in California state court. Defendants removed that action to federal court, asked that the Panel consolidate that action and also moved to stay the case pending the ruling by the Panel. The California court granted the motion to stay the case, pending such a ruling. The Panel's order of September 6, 2002 did not address this action.

     6. The Investigation by the Securities and Exchange Commission and U.S. Attorney


     In addition to the review of GCL's accounting described in section IV.A.4, the Los Angeles office of the U.S. Securities and Exchange Commission is inquiring into Global Crossing's concurrent sales and purchases of fiber optic capacity with its carrier customers (the "concurrent transactions"), as well as various accounting and disclosure issues relating to such

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transactions. The U.S. Attorney's Office for the Central District of California
also has been investigating these matters. The Debtors have produced, and are continuing to produce, documents to the Commission in connection with its inquiry. The Commission also has deposed a number of current or former officers and employees of the Debtors. Several additional depositions of current and former officers and employees of the Debtors, and of Debtors' outside counsel, which rendered advice in connection with certain issues relating to the concurrent transactions, are scheduled for October and November. The FBI, on behalf of the U.S. Attorney, also has interviewed or asked to interview former officers and employees of the Debtors. Global Crossing has been, and continues to be, engaged in discussions with the Commission staff conducting the inquiry regarding the possibility of a settlement thereof.

     In addition, the Debtors have provided documents to the Denver office of the Commission in connection with an inquiry that, the Debtors understand, is focused on Qwest Communications International, Inc., with which Global Crossing entered into several concurrent transactions during 2000 and 2001. The Denver office also has deposed a number of current or former employees of the Debtors regarding these matters.

     7.   Other Governmental Investigations

     The Department of Labor is conducting an investigation related to the administration of the Debtors' benefit plans. The Debtors have produced documents to the Department and a number of the current and former officers and employees of the Debtors have been interviewed by the Department's staff.

     The staff of the Subcommittee on Oversight and Investigations of the House of Representatives Energy and Commerce Committee has been investigating the matters described above. In connection with that investigation, the Debtors have produced documents and the staff has interviewed current and former officers and employees of the Debtors. The Subcommittee held hearings, on September 24, 2002 and October 1, 2002, regarding the matters described above. The House of Representatives Financial Services Committee has requested that the Debtors produce documents on matters relating to corporate governance, and the Debtors have responded, and are responding, to that request. In addition, in connection with his investigation of Salomon Smith Barney, the Attorney General of the State of New York has served three subpoenas for documents on the Debtors, to which the Debtors have responded, and are responding, by producing the requested documents.

                                       VI.

                  Significant Events During the Chapter 11 Case

A.   Filing and First Day Orders

     On January 28, 2002, GCL and fifty-four of its Debtor subsidiaries filed their petitions under chapter 11 of the Bankruptcy Code. On the same date, the Bankruptcy Court approved certain orders designed to minimize the disruption of the Debtors' business operations and to facilitate their reorganization.

     . Case Administration Orders. These orders: (i) authorized joint administration of the chapter 11 cases, (ii) established interim compensation procedures for professionals, (iii) granted an extension of the time to file the Debtors' schedules

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          and statements of financial affairs, and (iv) authorized the mailing of initial notices and all other mailings directly to parties in interest.

     . Payments on Account of Certain Prepetition Claims. The Bankruptcy Court authorized the payment of prepetition: (i) wages, compensation, and employee benefits, (ii) sales and use taxes and regulatory fees, and (iii) obligations owed to foreign creditors.

     .    Business Operations. The Bankruptcy Court authorized the Debtors to
          (i) continue prepetition premium obligations under workers' compensation insurance and all other insurance policies and letters of credit relating thereto, (ii) maintain existing bank accounts and business forms, (iii) continue their existing centralized cash management system on an interim basis, and (iv) continue their current investment policy.

     . Bankruptcy Matters. The Bankruptcy Court authorized the Debtors to reject 32 unexpired leases of nonresidential real property and abandon certain property therein.

     GT U.K., Ltd. and SAC Peru S.R.L filed their chapter 11 petitions on April 24, 2002 and August 4, 2002, respectively. Those chapter 11 cases are being jointly administered with the Debtors' other chapter 11 cases.

     On August 30, 2002, twenty-three of GCL's subsidiaries, most of which were guarantors of the Lender Claims, commenced chapter 11 cases in the United States Bankruptcy Court for the Southern District of New York so that those guaranty claims would be covered by the Plan. These additional cases are also being jointly administered with the Debtors' other chapter 11 cases. On September 11, 2002, the Bankruptcy Court approved orders extending the time these additional Debtors had to file their schedules of assets and statements of financial affairs and making certain First Day Orders approved in the other Debtors' chapter 11 cases applicable to these additional Debtors.

B.   The Foreign Proceedings and the JPLs

     On January 28, 2002 and September 4, 2002, each Debtor that is incorporated in Bermuda (collectively, the "Bermuda Group") also presented a winding up petition in the Supreme Court of Bermuda under the Companies Act of 1981. The Supreme Court of Bermuda appointed Jane Moriarty, Malcolm Butterfield, and Philip Wallace as joint provisional liquidators of the Bermuda Group. Further information on the provisional liquidations is at section VII.

     The appointment of the JPLs created a moratorium under Bermuda law that prevents creditors from taking actions to collect their claims against the Bermuda Group. It was made clear to the Bermuda court that the JPLs were not put in place with the goal of liquidating the Bermuda Group. Instead, the Bermuda Group sought and obtained orders from the Bermuda court leaving the management of each of the Debtors in the Bermuda Group in place to pursue the goal of a restructuring under chapter 11 of the Bankruptcy Code under the oversight of the JPLs. The JPLs perform their oversight role mainly by exercising their power to sanction or approve payments made by GCL.

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C.   Appointment of the Creditors Committee

     On February 7, 2002, the United States Trustee for the Southern District of New York, pursuant to its authority under section 1102 of the Bankruptcy Code, appointed the members of the Creditors Committee for these chapter 11 cases.

     Since that appointment, the Debtors have consulted with the Creditors Committee on all matters material to the administration of the chapter 11 cases. The Debtors have also discussed their business operations with the Creditors Committee and its financial advisors and have sought concurrence of the Creditors Committee for actions and transactions outside of the ordinary course of business. The Creditors Committee has participated actively in reviewing the Debtors' business operations, operating performance, and business plan.

     The Creditors Committee consists of twelve members. The current members of the Creditors Committee, and the attorneys, financial advisors, and other professionals retained by the Creditors Committee, are set forth below:

Co-Chairs of the Creditors Committee

Alcatel and affiliates                        PPM America
15540 North Lombard Street                    225 West Wacker
Portland, Oregon 97203-6428                   Suite 1200
                                              Chicago, IL 60606

Other Creditors Committee Members

The Bank of New York                          Dupont Capital Management
as Indenture Trustee                          One Righter Parkway, Suite 3200
101 Barclay Street, 8W                        Wilmington, Delaware 19803
New York, New York 10286

Hartford Investment Management Co.            Lucent Technologies Inc.
Hartford Investment Services, Inc.            600 Mountain Avenue
55 Farrington Avenue                          Murray Hill, New Jersey 07974-0636
10th Floor
Hartford, Connecticut 06105

Teachers Insurance and Annuity                Wilmington Trust Company,
Association of America                        as Indenture Trustee
730 Third Avenue                              520 Madison Avenue
New York, New York 10017-3206                 36th Floor
                                              New York, New York 10022

                                              and

                                              Rodney Square North
                                              1100 North Market Street
                                              Wilmington, DE 19890

Verizon Communications, Inc.                  Aegon USA Investment Management,
c/o William Cummings                          LLC
1095 Avenue of the Americas                   4333 Edgewood Road, N.E.
Room 3531                                     Cedar Rapids, Iowa 52499
New York, New York 10036

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Wells Fargo Bank Minnesota, National
Association,
as Indenture Trustee
Sixth and Marquette,
MAC N9303-120
Minneapolis, MN 55479

The Creditors Committee has retained the following advisors:

Counsel                                       Financial Advisors
Brown Rudnick Berlack Israels LLP             Chanin Capital Partners L.L.C.
120 West 45th Street                          330 Madison Avenue
New York, New York 10036                      New York, New York 10166-3198

Bermuda Counsel                               Accountants
Cox Hallett Wilkinson                         Deloitte & Touche
18 Parliament Street                          Two World Financial Center
Hamilton, Bermuda                             New York, New York 10281

Actuarial Consultants                         Restructuring Consultants
Laiken Associates, Inc.                       Deloitte Consulting LP
489 Fifth Avenue                              25 Broadway
New York, New York 10017                      New York, New York 10007

     On February 25, 2002, the United States Trustee appointed a subcommittee of the Creditors Committee for the purpose of investigating issues arising from the sale of the ILEC business to Citizens (see section V.B.1, above, and VI.G, below). The subcommittee currently consists of two members of the Creditors Committee, Wilmington Trust Company, as indenture trustee and Wells Fargo Bank Minnesota, National Association, as indenture trustee, and has retained Greenberg Traurig, LLP, as counsel.

D.   Requests for Appointment of Examiner, Trustee, and Additional Committees


     On February 1, 2002, several of the Debtors' former employees formed an ad hoc committee to deal with issues affecting the Debtors' former employees. By motion dated April 22, 2002, this ad hoc committee filed a motion requesting the appointment of an official committee of former employees. The Debtors, the Creditors Committee, and the United States Trustee objected to such motion. The Bankruptcy Court denied the motion on May 30, 2002.

     By motion dated June 5, 2002, John Hovel, an equity security holder of GCL, filed a motion to appoint stockholders to a security holders' committee and an examiner pursuant to sections 1104, 1105, 1106, and 1109 of the Bankruptcy Code. In addition, on June 20, 2001, Michael S. Pascazi, another equity security holder of GCL, filed a motion seeking the appointment of a trustee or, in the alternative, an examiner, pursuant to section 1104 of the Bankruptcy Code. At the hearing on these two motions, the Debtors and the United States Trustee announced their agreement for the appointment of an examiner for specific purposes. At

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that hearing, the Bankruptcy Court denied the motions filed by Mr. Hovel and Mr.
Pascazi, except for the request for the appointment of an examiner.

     The United States Trustee, the Creditors Committee, and the Debtors mutually agreed to appoint a person employed by a qualified accounting firm as an examiner in these chapter 11 cases. The examiner's investigation would be limited to reviewing the financial and accounting records of the Debtors and their wholly-owned subsidiaries for the fiscal year ended December 31, 2001, and earlier periods if a restatement is necessary (collectively, the "Financial Statements") and (i) to audit revised financial statements prepared by the Debtors' management if restatements or adjustments to the Financial Statements are required, (ii) to prepare a report to the Bankruptcy Court specifying the Examiner's findings or determinations with respect to the Financial Statements (the "Examiner's Report"), and (iii) to cause an audit report to be issued with respect to the Financial Statements or the revised financial statements, as appropriate, in accordance with generally accepted auditing standards. The agreed scope is being reviewed by the Bankruptcy Court and the Securities and Exchange Commission.

     It is anticipated that the Examiner will not complete its work prior to confirmation of the Plan. Nevertheless, the Examiner's work will provide two significant benefits for the Debtors and their creditors. First, as part of its review, the Examiner may identify additional third parties against which the Debtors have claims. Second, the audit function of the Examiner will facilitate New Global Crossing in listing the New Common Stock on a national exchange.

E.   Adequate Assurance to Utility and Telecommunications Providers

     By motion dated January 28, 2002, the Debtors sought court approval to provide adequate assurance of future performance to their utility companies in the form of payment as an administrative expense of their chapter 11 estates. On that date, the Bankruptcy Court entered an order approving the adequate assurance motion and providing that utility companies had twenty days in which to file requests for adequate assurance.

     The Debtors received over two hundred timely requests for adequate assurance. Parties seeking adequate assurance included those utility companies that the Debtors listed in their motion as well as numerous other telecommunications providers, who while maintaining contracts with the Debtors, considered themselves to be utilities within the scope of section 366 of the Bankruptcy Code. These telecommunications providers were not listed in the Debtors' adequate assurance motion, but, nevertheless, provide critical services essential to the Debtors' network and customers. Generally, the requests for adequate assurance sought deposits totaling over $150,000,000, in the aggregate.

     On February 20, 2002, the Bankruptcy Court conducted a hearing on all such adequate assurance requests. Thereafter, on February 21, 2002, the Bankruptcy Court issued its ruling in connection with the adequate assurance motion. The Bankruptcy Court found all requesting entities adequately assured of future performance without the need for deposits or further security, prepayments or advances, or the granting of liens. The Bankruptcy Court, however, imposed various conditions on the Debtors in order to minimize the risk of the utility and telecommunications providers including, (i) granting administrative expense priority under sections 503(b) and 507(a)(1) of the Bankruptcy Code for unpaid, undisputed, postpetition charges for utility services, (ii) requiring the Debtors to pay the undisputed portion of any postpetition invoices of the utility and telecommunications providers, other than the Debtors' eight largest providers, within the lesser of fourteen (14) calendar days from receipt of any

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invoice or the time contractually agreed to by the Debtors and such requesting parties, and (iii) instituting expedited procedures for the resolution of postpetition payment defaults.

     With respect to the Debtors' eight largest telecommunications providers, the Bankruptcy Court ordered the Debtors and such providers to negotiate satisfactory adequate assurance consistent with the Bankruptcy Court's decision for all other providers. The Debtors were successful in negotiating stipulations with six of its eight largest providers whereby the Debtors agreed to pay such providers within fourteen calendar days of receipt of their invoices if such providers consolidated the number of bills sent to the Debtors on a monthly basis.

     Even after the adequate assurance hearing and decision, the Debtors continued to receive requests for adequate assurance from utility and telecommunications providers. Therefor, on March 8, 2002, the Debtors filed a supplemental motion seeking to provide adequate assurance to all of their utility and telecommunications providers in accordance with the Bankruptcy Court's ruling on the adequate assurance motion. The Bankruptcy Court approved the Debtors' supplemental motion on March 25, 2002.

F.   Cash Management and Adequate Protection

     By motion dated January 28, 2002, the Debtors sought approval to continue their centralized cash management system, including funding their non-debtor foreign subsidiaries and affiliates and maintaining their existing bank accounts and business forms. Prior to the commencement of their chapter 11 cases, the Debtors maintained a cash management system that collected and disbursed funds from one central location throughout their worldwide subsidiaries and affiliates.

     In order to minimize costs and disruption to their businesses, the Debtors sought court approval to continue collecting and disbursing funds in accordance with their prepetition cash management system. In addition, the Debtors needed to continue to fund non-debtor foreign affiliates to enable them to continue in existence while the Debtors reorganized. Finally, the Debtors needed to maintain their existing bank accounts and business forms in order to avoid the disruption and delay in the Debtors' payroll activities and business that would necessarily result from closing the prepetition bank accounts and opening new accounts.

     Prior to the Petition Date, the proposed order to maintain the Debtors' cash management system was negotiated with representatives of the holders of the Lender Claims under the Credit Agreement. In exchange for the support of the proposed order by the holders of the Lender Claims, the Debtors agreed to enter into a stipulation providing "adequate protection" to the holders of the Lender Claims under the Credit Agreement. The stipulation provided the holders of the Lender Claims with a priority claim, pursuant to section 507(b) of the Bankruptcy Code, against each Debtor to the extent that the interest of the holders of the Lender Claims in any collateral securing the credit facility declined in value due to the commencement or continuation of the Debtors' chapter 11 cases. In addition, the stipulation limited the Debtors' use of the proceeds from the IPC transaction (see section V.B.1, above), by only allowing the Debtors to seek court approval to use those funds if the aggregate amount of the Debtors' unrestricted funds fell below $125,000,000.

     The Bankruptcy Court entered an interim order approving the cash management motion and the adequate protection stipulation on January 28, 2002, subject to any objections being timely filed by March 21, 2002. Two objections to the cash management motion were received. The first, a limited objection by the indenture trustee for GCNA's 7.25% Notes due

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2002 and 6% Dealer Remarketable Securities due 2013, sought adequate protection for the value of certain collateral pledged to secure such notes. The second, filed jointly by Citizens and the Frontier Telephone Companies intended to clarify that the cash management motion did not apply to funds held in a segregated lock box belonging to Citizens pursuant to the terms of the sale of the ILEC business to Citizens. In addition, the Creditors Committee objected to the adequate protection stipulation.

     After negotiating with the Creditors Committee, the Lender Agent and representatives of the holders of the Lender Claims, and all other objecting parties, the Debtors' submitted a final order allowing the Debtors to continue their prepetition cash management system. After extensive negotiations, the holders of the Lender Claims, the Creditors Committee, and the Debtors reached agreement on the terms of adequate protection for the holders of the Lender Claims under the Credit Agreement and for the indenture trustee. In the stipulation filed with the Bankruptcy Court, each Debtor that pledged the stock of a subsidiary as collateral under the Credit Agreement agreed to grant the Lender Agent, on behalf of the holders of the Lender Claims, a priority claim against such Debtor's estate, under section 507(b) of the Bankruptcy Code, for the diminution in value of the pledged stock due to the commencement or continuation of the Debtors' chapter 11 cases so long as the priority claims did not exceed, on a Debtor by Debtor basis, the aggregate value of the stock pledged by each such Debtor as of the Petition Date. The Debtors also agreed that the indenture trustee would share equally and ratably in any priority claim granted to the Lender Agent on behalf of the holders of the Lender Claims under the Credit Agreement on account of the collateral described above. The Debtors and the Creditors Committee do not believe that any priority claims of the Lender Agent or the indenture trustee will arise under the adequate protection stipulation because the Debtors and the Creditors Committee do not believe that the stock pledged to those parties had any value on the Petition Date.

     As part of the settlement on the cash management order, the Debtors also agreed to provide additional reporting to the Creditors Committee of postpetition intercompany transfers and to document and provide collateral for funds transferred from the Debtors to non-filed affiliates, to the extent practicable. The Debtors agreed that all intercompany transfers would be superpriority claims to the extent that any property transferred to a Debtor or non-debtor affiliate exceeded, on a net basis, the property or benefit received by such Debtor or non-debtor affiliate from other Debtors. The superpriority claim, which would have priority over any other superpriority claims (including the priority claim given to the holders of the Lender Claims under the Adequate Protection Stipulation), administrative expenses and, all prepetition transfers, would bear interest in the average prevailing non-default rate under the Debtors' credit facility until its repayment. The Debtors were also authorized to fund their non-debtor foreign affiliates in the amounts necessary to maintain their current operations so long as the manner and amounts of such funding was consistent with the operating plan presented by the Debtors to the Creditors Committee and the lenders.

     The Bankruptcy Court approved the final cash management order and stipulations providing adequate protection on May 17, 2002.

G.   The Adversary Proceeding with Citizens

     On June 29, 2001, Global Crossing sold its ILEC business, acquired as part of its acquisition of Frontier Corporation in September 1999, to Citizens for $3,500,000,000. Citizens claims that as part of the transaction the Debtors were required to transfer certain pension fund assets to an account sponsored by Citizens. These funds were held by the Debtors in trust for the

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payment of pension benefits to eligible employees of the ILEC business. The amounts were not transferred prior to the filing of the Debtors' chapter 11 cases. On March 11, 2002, in an effort to force the transfer of the pension plan assets, Citizens moved by order to show cause for an injunction directing the Debtors to transfer the pension fund assets from an account sponsored by the Debtors to an account sponsored by Citizens. The Court denied the request for preliminary relief without prejudice.

     On May 31, 2002, the Bankruptcy Court allowed the Communications Workers of America, a union of communications workers, to intervene in the action. The union represents many of employees of the Debtors' former ILEC business. On June 3, 2002, the union filed a motion for summary judgment claiming that the Debtors' agreement with Citizens to transfer the pension fund assets is a collective bargaining agreement which cannot be rejected. On the same date, Citizens filed a motion for partial summary judgment on the issue of whether the pension fund's assets are property of the Debtors' estates and whether the agreement to transfer the pension fund's assets is an executory contract which may be rejected by the Debtors.

     The Creditors Committee is pursuing this action on behalf of the Debtors. The Creditors Committee believes that to the extent there is value in the assets in these accounts in excess of the liabilities to the employee or former employee beneficiaries, it is property of one or more of the Debtors' estates. In the event Citizens succeeds in the Adversary Proceeding, the bulk of the pension plan's assets will be transferred to Citizens.

     On July 12, 2002, the Bankruptcy Court held a hearing on Citizens' motion for partial summary judgment. At that hearing, the Bankruptcy Court requested supplemental briefs from the parties on a number of issues, including the availability of specific performance as a remedy whether or not the stock purchase agreement is found to be non-executory under section 365 of the Bankruptcy Code. Both Citizens and the Committee submitted such supplemental pleadings to the Bankruptcy Court.

H.   Assumption of John Legere's Employment Agreement

     In October 2001, the Debtors hired John J. Legere as its Chief Executive Officer. Mr. Legere was charged with the task of transforming the company from a cash-consuming commodity infrastructure and bandwidth provider to a cash flow-positive communications service provider for carriers and enterprises. The Debtors determined, in their sound business judgment, that assumption of Mr. Legere's employment agreement was necessary to continue the Debtors' successful restructuring. On April 8, 2002, the Debtors filed a motion to assume the employment agreement with Mr. Legere, subject to certain modifications.

     Mr. Legere's employment agreement was the subject of extensive negotiation and review by the Creditors Committee and the Lender Agent on behalf of the holders of the Lender Claims. Numerous concessions were made by the Debtors and Mr. Legere in order to attain the approval of the Creditors Committee and the lenders for his continued employment. For example, Mr. Legere's base salary was reduced by 30% during the pendency of these chapter 11 cases and his annual bonus was dependent on attaining specified corporate and individual performance goals set by the compensation committee of the Debtors' board of directors and subject to the approval of the Creditors Committee and the lenders. Moreover, Mr. Legere waived relocation expenses and certain additional severance, retention and other benefits in an effort to meet the concerns of the creditor constituencies.

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     The Bankruptcy Court approved the assumption of Mr. Legere's employment agreement on May 31, 2002.

I.   Employee Wages and Benefits Issues

     1.   Payment of Certain Prepetition Obligations to Former Employees

          By motion dated April 22, 2002, the ad hoc committee of former Global Crossing employees sought an order directing the Debtors to pay all compensation, benefits, or reimbursable business expenses owed to former employees which qualify as priority administrative claims under section 507(a) of the Bankruptcy Code. The Debtors, after consultation with the Creditors Committee, agreed to pay all such priority employee wages claims and did not object to the Bankruptcy Court's entry of an order, on May 30, 2002, directing the Debtors to pay all such valid prepetition priority claims of former employees. By July 15, 2002, the Debtors had paid approximately 680 former employees an aggregate of $2,558,706 for all such claims.

          On July 26, 2002, the Debtors filed a motion for authorization to pay severance claims of former employees which the Debtors' determined did not qualify as priority claims and, therefor, were not technically included in the Bankruptcy Court's order on May 30, 2003. At the same time, the Debtors also sought authorization to pay approximately $100,000 in business expense reimbursements for former employees who incurred business expenses in the ordinary course of performing their duties on behalf of the Debtors. Such expenses would have been reimbursed by the Debtors in the ordinary course of business, except that the commencement of the Debtors' chapter 11 cases prevented payment of such prepetition expenses to former employees. On August 16, 2002, the Creditors Committee objected to payment of the non-priority severance claims for former employees. On September 5, 2002, the Bankruptcy Court overruled the Creditors Committee's objection and approved the Debtors' payment of such severance claims and reimbursable business expenses for former employees. The Bankruptcy Court did, however, agree with the Creditors Committee's suggestion that the payments not be made until it is determined, as of December 31, 2002, whether the Debtors have satisfied the financial covenant tests in the Purchase Agreement.

     2.   Key Employee and Key Executive Retention Program

          On May 24, 2002, the Bankruptcy Court approved an employee retention program for key employees. The retention program was designed to encourage key employees and key executives to remain with the Debtors by providing them with additional compensation. The additional compensation consisted of a total of $10,000,000 which was available to approximately 300 employees who had been identified as key to the Debtors' business or restructuring efforts. After consultation with the Creditors Committee, the Debtors modified the retention program to include 417 key employees at a cost, in the aggregate, of $8,238,400. The retention program contemplated distributions, in four equal installments, to designated employees who were employed by the Debtors on the date the Bankruptcy Court approved the retention program, July 1, 2002, October 1, 2002 and the earlier to occur of the filing of a chapter 11 plan of reorganization or the sale of all or substantially all of the assets of the Debtors. In addition, under the retention program, a discretionary pool of an additional $5,000,000 would be used, on an exceptional basis, to retain employees who had not been previously identified as key employees, but who, in the discretion of the chief executive officer, are or become essential to the Debtors' reorganization efforts. Half of this discretionary pool would be available immediately,

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the other half would be available with the consent of the Creditors Committee.
The three executive officers of GCL were not included in the retention program.

          Ohio State Retirement Systems objected to the retention program arguing that the program did not provide incentive for employees to remain after October 2, 2002 and should not apply to any employees named as defendants in pending securities class action lawsuits. The Bankruptcy Court overruled the objection and approved the retention program.

     3.   Modification of Certain Benefit Plans

          By motion dated July 17, 2002, the Debtors sought approval to modify their 401(k) plan to permit the Debtors to match employee contributions in cash rather than common stock. In addition, by the same motion, the Debtors sought to remove a restriction that prohibited participants from transferring matching contributions in their respective stock account to the supplementary retirement plan for five years. On August 21, 2002, the Creditors Committee objected to the motion on a limited basis. First, the Creditors Committee requested that limits be set on the total cash contributions which will be made by the Debtors to the 401(k) plan. Second, the Creditors Committee objected to payment of benefits to any former employees under the supplementary retirement and pension plans.

          The Creditors Committee and the Debtors ultimately resolved the Creditors Committee's objection by agreeing, among other things, that the Debtors could only match up to 50% of the first 6% of the employee contributions for an aggregate cost of no more than $6,400,000 and that only those employees who were employed since the Petition Date could receive payments under the supplementary retirement and pension plans of no more than $350,000 in the aggregate. The Bankruptcy Court approved the agreed to modifications on August 23, 2002.

J.   Exclusivity

          On May 14, 2002, the Debtors filed a motion to extend the exclusive period during which the Debtors would file a chapter 11 plan and solicit acceptances thereof. Section 1121(c)(3) of the Bankruptcy Code provides an initial period of 120 days after the commencement of a chapter 11 case during which a debtor has the exclusive right to propose and file a chapter 11 plan and a period of 180 days after the commencement of the cases to obtain acceptance of such plan. The Debtors requested a 125-day extension of these exclusive periods to September 30, 2002 and November 29, 2002, respectively. By mutual agreement of the Debtors, the Creditors Committee and the lenders under the Credit Agreement, the Debtors agreed to an extension of the exclusive periods to September 16, 2002 and November 15, 2002, respectively.

          The Bankruptcy Court approved the extension of the exclusive period to September 16, 2002 and November 15, 2002, respectively on June 3, 2002. On September 13, 2002, the Debtors filed a motion to further extend the exclusive period to sixty (60) days from the date the Debtors' are compelled to withdraw the Plan or the Bankruptcy Court rejects the Plan. On that date, the Bankruptcy Court approved a bridge order extending exclusivity until the Bankruptcy Court could hear the Debtors' motion to extend the exclusive period currently set for October 21, 2002.

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K.   Claims Process and Bar Date

     1.   Schedules and Statements

          On May 31, 2002, all of the Debtors that commenced their chapter 11 cases on January 28, 2002, filed with the Bankruptcy Court a statement of financial affairs, schedules of assets and liabilities and schedules of executory contracts and unexpired leases. GT U.K., Ltd. and SAC Peru S.R.L. filed their statement of financial affairs, schedules of assets and liabilities and schedules of executory contracts and unexpired leases on July 15, 2002 and September 6, 2002, respectively. The remaining Debtors filed their schedules on September 16, 2002.

     2.   Bar Dates

          By order dated August 16, 2002, the Bankruptcy Court fixed September 30, 2002 at 5:00 p.m. as the last date and time by which proofs of claim were required to be filed in 57 of the Debtors' bankruptcy cases. In addition, by order dated September 25, 2002, the Bankruptcy Court established 4:00 p.m., prevailing Eastern Time on October 25, 2002 as the bar date in the cases of those Debtors that commenced chapter 11 cases on August 30, 2002. The Debtors entered into stipulations with the Internal Revenue Service (the "I.R.S.") extending the bar dates for the I.R.S. to timely file its claims against the Debtors until December 31, 2002 at 5:00 p.m.

          In accordance with the orders fixing the bar dates, the Debtors mailed, or caused to be mailed, notices informing creditors of the last date to timely file proofs of claims, and a "customized" proof of claim form, reflecting the nature, amount, and status of each creditor's claim as reflected in the schedules of assets and liabilities. In addition, the Debtors caused to be published in the Wall Street Journal (international edition), the New York Times (national edition), the Bermuda Sun, and numerous regional publications, notice of the last dates to timely file proofs of claim.

          The Debtors will also set a bar date for filing Administrative Expense Claims in accordance with section 6.2(h) of the Purchase Agreement, which bar date will not apply to Administrative Expense Claims for professional fees.

L.   GCL's Guaranty of GCUK's Contract With Camelot

          GCUK's single largest customer is Camelot Group plc ("Camelot"). GCUK's original contract with Camelot, the Network Services Agreement, grants an option to Camelot in certain circumstances to purchase certain equipment of GCUK and take over certain contracts that are specific to the services provided by GCUK under that contract. GCL guarantied GCUK's performance under the Network Services Agreement. Nevertheless, the Network Services Agreement contains many restrictive clauses, including requiring GCUK to pay for all upgrades to Camelot's network. Accordingly, in order to continue to provide telecommunication services to Camelot, remove some of the restrictive claims, and make its relationship with Camelot more profitable, GCUK entered into that certain Replacement Network Services Agreement. The Replacement Network Services Agreement requires GCUK to upgrade Camelot's existing network platform (provided under the Network Services Agreement) and to continue to provide services to Camelot through 2009. GCUK was, however, required to grant Camelot the same security that existed under the prior agreement, namely certain liens on the equipment, contracts, and intellectual property necessary to provide Camelot services and a guaranty from GCL. In addition, Camelot has the right to purchase such assets of GCUK free and clear of liens and

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encumbrances. On June 25, 2002, the Bankruptcy Court approved GCL's guarantee of
GCUK's obligations under the contract.

M.   Rejection of Nonresidential Real Property Leases

          In an effort to reduce operating costs, the Debtors reviewed all of their executory contracts and nonresidential real property leases to determine which contracts and leases were no longer useful or saleable. During this review process, the Debtors identified 352 contracts and 122 leases that, in the Debtors' business judgment, could be rejected in the Debtors' chapter 11 cases. Accordingly, on 33 separate occasions, the Debtors filed motions with the Bankruptcy Court to reject those contracts and leases that had little or no value to the Debtors' estates.

          In order to complete the extensive review of over 200 nonresidential real property leases to which the Debtors were a party as of the Petition Date, the Debtors requested an extension of their time to assume or reject unexpired leases of nonresidential real property until the date of confirmation of a plan in the Debtors' chapter 11 cases. The Bankruptcy Court approved the Debtors' motion and extended the time to assume or reject unexpired leases until confirmation of the Debtors' chapter 11 plan subject to the right of any lessor to seek, on an expedited basis, a reduction of such period of time after the passage of a reasonable period of time.

N.   Vendor Settlements

          One of the most significant creditor constituencies in the Debtors' chapter 11 cases is a relatively small number of equipment and construction vendors who purported to hold claims against the Debtors and wholly-owned, non-debtor subsidiaries of GCL in excess of $497,000,000. Many of these vendors are essential to the restructuring because the Debtors' network is based on equipment manufactured by them. These vendors maintain the Debtors' network systems, provide warranty and other services, and grant the use of certain intellectual property. Moreover, many of these vendors hold claims against non-debtor affiliates who are not entitled to the protections of the Bankruptcy Code. Accordingly, the Debtors entered into negotiations with these vendors to try to resolve their claims and the claims that the Debtors have against them.

          On August 15, 2002, the Debtors filed a motion to approve settlements with six of these vendors. On September 3, 2002, the Debtors supplemented that motion with a settlement that had been attained with one additional vendor. The Debtors' motion, including the supplement, outlined the terms of settlements with seven equipment and construction vendors: Alcatel ASN, Lucent, Hitachi Telecom (USA) Inc., Juniper Networks (U.S.) Inc., Level 3 Communications, LLC, Nortel Networks, Inc. and Sonus Networks, Inc. In substance, the settlements compromised approximately $419,000,000 in monetary defaults existing under executory contracts with these vendors in exchange for payments aggregating approximately $70,000,000 to be made in certain fixed installments upon approval of the settlements and confirmation of the Plan. In addition, the vendors received general unsecured claims in these chapter 11 cases aggregating approximately $54,000,000 and the Debtors agreed to submit to one such vendor certain tax refunds if received from the government. The Debtors also agreed to purchase certain goods and services from such vendors in 2002 and, in limited circumstances, 2003 and 2004. In exchange, the Debtors obtained numerous benefits, including:

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     .    A release of the approximately $419,000,000 in monetary defaults under the executory contracts and all other claims that the vendors may have against the Debtors;

     . waiver of all cure costs under the executory contracts that the Debtors might otherwise be obligated to satisfy in full under the provisions of the Bankruptcy Code;

     . waivers of certain termination fees relating to executory contracts the Debtors' desired to terminate to dramatically reduce operating costs going forward;

     . transfers of title to certain land, segments, systems, and systems upgrades as to which the Debtors did not previously possess title or as to which title was disputed;

     . reductions aggregating $24,500,000 in calendar year 2002 in the amounts the Debtors would otherwise be committed to pay to the vendors for postpetition services;

     . the ability to assume and, if necessary, assign executory vendor contracts in most circumstances without disputes as to intellectual property or other rights that the vendors may otherwise be capable of asserting; and

     . resolution of miscellaneous individual and, in some cases, long running disputes with certain of the vendors.

     As of the date hereof, the Bankruptcy Court approved the settlements with Alcatel ASN, Lucent, Nortel, Sonus, Level 3 and Juniper. The parties are working to resolve certain issues raised by the Lender Agent with respect to the settlements with Hitachi. The Debtors have or soon expect to execute similar settlements with Tyco, Cisco, and Tekelec and will, therefor, file motions seeking Bankruptcy Court approval of such settlements.

O.   Replacement of Certain Letters of Credit

     As part of the overall resolution of issues among the various creditor constituencies, New Global Crossing will either replace two letters of credit issued by the Lender Agent under the Credit Agreement or JPMorgan Chase Bank, individually, or provide "back-up" letters of credit for the benefit of the Lender Agent or JPMorgan Chase Bank, as applicable, in an amount equal to 103% of the undrawn balance of such letters of credit. One of the letters of credit is in the amount of $4,027,346 and was issued by the Lender Agent for the Credit Agreement for the benefit of Pacific Employers Insurance Company (the "Pacific Letter of Credit"). The second letter of credit was issued by JP Morgan Chase Bank, individually, in the amount of $2,721,600 for the benefit of Liberty Mutual Insurance Company. There was a draw on the Pacific Letter of Credit in the amount of $139,000. In addition, the Debtors have agreed to reimburse the Lender Agent or JP Morgan Chase Bank, as applicable, on the Effective Date for the amount of any draws from and after August 1, 2002 on these two letters of credit.

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P.   Auction Procedures and Assets Sales

     1.   Bidding Procedures

     On February 4, 2002, the Debtors filed a motion for approval of its non-binding letter of intent with STT and HWL and its procedures for the submission, consideration, negotiation, and acceptance of alternative investment proposals to sponsor a plan of reorganization or to purchase all or some of the Debtors' assets. The deadline for submitting such alternative proposals was June 30, 2002 (the "Bidding Deadline"). The Bankruptcy Court approved the bidding procedures motion on March 25, 2002.

     2.   STT and HWL Terminate Discussions Over A Definitive
          Agreement

     On the Petition Date, STT and HWL signed a non-binding letter of intent, which provided for, among other things, the funding of, and a plan of reorganization for, the Debtors. After that date, STT and HWL entered into negotiations with the Debtors, the Creditors Committee, and the representatives of the holders of the Lenders Claims on a definitive agreement for, among other things, STT's and HWL's equity investment in New Global Crossing. The definitive agreement with STT and HWL would serve as a "stalking horse" in the Debtors' auction process. Under the bidding procedures order, the execution of such an agreement by May 24, 2002, would have resulted in STT and HWL receiving certain protections, including break-up fees and enhanced reimbursement of expenses, in the event that STT and HWL were not selected as the highest bidders at the Debtors' auction, as well as under certain other circumstances. The parties were unable to reach consensus on all the terms by the May 24, 2002 deadline.

     3.   The Investment Proposal Process

     While the Debtors were attempting to negotiate a definitive agreement with STT and HWL, the Debtors continued to focus on their investment proposal process. In accordance with the process approved by the Bankruptcy Court, the Debtors and their financial advisors, in consultation with the Creditors Committee and the lenders, solicited investment proposals and conducted negotiations with prospective investors. The Debtors contacted over 100 parties to solicit interest in sponsoring a plan of reorganization for the Debtors or acquiring their assets. Approximately sixty parties executed confidentiality agreements as a precursor to conducting due diligence with respect to the Debtors' business and network. Nine expressions of interest or bids relating to the Debtors' global business and network were received.

     4.   The Purchase Agreement with STT and Hutchison

     As this process came to a close, the Debtors and their major creditors invited STT and Hutchison to negotiate a revised investment in Global Crossing. After extensive negotiation, the parties reached an agreement in principle. The Debtors, in consultation with the Creditors Committee and the representatives of the holders of the Lender Claims, determined that the negotiated deal with STT and Hutchison was superior to the bids and expressions of interest received in the auction process. On August 9, 2002, the Debtors, the JPLs, STT, and Hutchison entered into the Purchase Agreement. At a hearing later that day, the Bankruptcy Court approved the Purchase Agreement.

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     The Purchase Agreement provides for, among other things, the investment by
STT and Hutchison of an aggregate amount of $250,000,000 for the purchase of equity interests in New Global Crossing. Their obligation is conditioned on a number of things, including confirmation of the Plan which provides for distributions to creditors as described in section II.E. If, at any time before the Closing Date (as defined in the Purchase Agreement), the Investors, the Creditors Committee and the lenders under the Credit Agreement agree that the transactions contemplated by the Purchase Agreement and the other transaction agreements may be effectuated through an asset acquisition in accordance with section 363 of the Bankruptcy Code without materially delaying the Closing Date, then the parties to the Purchase Agreement may agree to structure the transaction in accordance with section 363 of the Bankruptcy Code. In that case, the parties to the Purchase Agreement will cooperate in good faith and take any actions necessary to cause such transactions to be completed through an asset acquisition, including appropriate notice to affected parties, provided that the transaction will be structured to avoid treatment as a reorganization under section 368 of the Internal Revenue Code.

     The Purchase Agreement contains certain covenants with respect to the Debtors' employment agreements with their directors and employees. New Global Crossing will adopt a Management Incentive Plan in accordance with the Purchase Agreement. In addition, the Debtors will consult the Investors prior to entering into or assuming any employment agreement with any director or employee where the annual salary and bonus are between $85,000 and $250,000. Without the prior written consent of the Investors, the Debtors will not enter into or assume any contract under which the annual salary and bonus exceed $250,000. In addition, the Investors have authority to cause the Debtors to reject any employment contract in which the transaction contemplated by the Purchase Agreement would trigger a "change of control" or indemnification by the Debtors.

     The Purchase Agreement requires the Debtors to (i) use commercially reasonable efforts to amend any contracts containing non-compete covenants so that the non-compete provisions do not apply to either Investor or their affiliates, (ii) use commercially reasonable efforts to prevent from being taken any action which could reasonably be expected to impair or dilute the Debtors' ownership of the securities of Asia Global Crossing; provided, however, that the Debtors are not obligated to (a) breach any fiduciary duties, to encourage or induce its nominees to the Asia Global Crossing Board of Directors to breach any fiduciary duties or (b) make any additional investment in Asia Global Crossing, and (iii) reimburse the Investors, up to $5,200,000, for their reasonable out-of-pocket expenses (including the out-of-pocket expenses, costs, and other fees (except success fees) of their financial advisors) made in connection with the transaction between May 25, 2002, and the earlier of the closing or the termination of the Purchase Agreement. (See section II.G.4 for a description of the Bankruptcy Court's order increasing the amount of reimbursable fees and expenses of the Investors by $5,000,000.) The Purchase Agreement also contains certain covenants by the Investors, including their use of commercially reasonable efforts to cause New Global Crossing to list its securities on any U.S. national stock exchange or on the Nasdaq National Market or Nasdaq Small Cap Market as soon as reasonably practicable after the Effective Date.

     The summary of the terms and conditions of the Purchase Agreement described in the Disclosure Statement are qualified in their entirety by the terms and conditions of the Purchase Agreement which is attached as Exhibit E to the Plan. In the event of any inconsistency between the description of the Purchase Agreement set forth herein and the terms of the Purchase Agreement, the terms of the Purchase Agreement will control. Other terms include the following:

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     .    Conditions to Closing for the Investors. The principal conditions to the obligations of each Investor to close the transaction (which may be waived) are that (a) the representations and warranties of GCL and the other Investor are true and correct (qualified with materiality),
          (b) GCL and the other Investor have complied with their respective covenants (qualified with materiality), (c) GCL has complied with certain financial covenants based on (i) cash held as of December 31, 2002, (ii) net working capital as of December 31, 2002, (iii) other exit costs, and (iv) success-based professional fees, (d) bar dates for claims within specified time frames have been fixed, (e) the transaction has been simultaneously consummated by the other Investor, and (f) all material regulatory approvals required in connection with the consummation of the transactions contemplated by the Purchase Agreement have been obtained by the parties to the Purchase Agreement.

     . Conditions to Closing for Global Crossing. The principal conditions to the obligations of GCL to close the transaction (which may be waived) are that (a) the representations and warranties of the Investors are true and correct (qualified with materiality), (b) the Investors have complied with their covenants (qualified with materiality), and (c) all regulatory approvals for the transaction have been obtained.

     . Termination of the Purchase Agreement. The Purchase Agreement may be terminated (a) by mutual agreement of GCL and the Investors, (b) subject to certain limitations, by GCL or either Investor if the transaction is not closed by January 31, 2003 (or, if the only remaining conditions to closing are regulatory approvals or the determination of compliance with GCL's financial covenants, by the earlier of (i) in the case of regulatory approvals, the date on which an Investor is notified that a material regulatory approval has been denied, will not be approved, or will be approved subject to conditions that would constitute a Material Adverse Effect or would have a material adverse effect on such Investor or, in the case of financial covenants, the date on which it is determined that GCL will not be able to satisfy such financial covenants and (ii) April 30, 2003, subject to further extension in certain limited circumstances),
          (c) by either Investor, if the other Investor or GCL breached a representation, warranty, covenant, or other agreement, (qualified with materiality and subject to certain limitations and qualifications), (d) by GCL, if an Investor breached a representation, warranty, covenant, or other agreement (qualified with materiality and subject to certain limitations or qualifications), (e) by either Investor, if an event occurs which is reasonably likely to give rise to failure of a condition to such Investor's obligations under the Purchase Agreement to be met and which is not or can not be cured within 5 days of the Investor providing notice thereof, (f) by GCL, if an event occurs which is reasonably likely to give rise to failure of a condition to GCL's obligations under the Purchase Agreement to be met and which is not or cannot be cured within 5 days of GCL providing notice thereof, (g) by an Investor, if the other Investor terminates the Purchase Agreement in accordance with the terms thereof, (h) by an Investor or GCL, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission issues a final nonappealable order, judgment or decree or takes other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Purchase Agreement,
          (i) by GCL or an Investor, if the JPLs vary, modify, or withdraw their approval pursuant to the

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          exercise of their fiduciary duties, (j) by an Investor, if (i) GCL, the Lender Agent under the Credit Agreement or the Creditors Committee commences an action to liquidate GCL or its subsidiaries or any of their respective assets under Chapter 7 or Chapter 11 of the Bankruptcy Code or otherwise, (ii) the Bankruptcy Court approves of any action commenced by any person or entity to liquidate GCL or its subsidiaries or any of their respective assets or for the appointment of a trustee or an examiner with managerial powers, or if any similar action is taken by the Bermuda court, (iii) the exclusivity period during which solely GCL may file a chapter 11 plan terminates, (iv) a motion or an action is taken in the Bankruptcy Court or the Bermuda court which, if approved, would be reasonably likely to give rise to a failure of a condition to the Investors' obligations under the Purchase Agreement, or (v) GCL fails to comply with a deadline in the restructuring timetable (attached as Exhibit C to the Purchase Agreement) by more than seven business days (subject to waiver by the Investors), (k) by GCL, if an Investor terminates its obligations under the Purchase Agreement and the other Investor does not assume such obligations within thirty days of receipt of such notice of termination, and (l) by GCL, if it is required to do so pursuant to its fiduciary duties.

     . Liquidated Damages for the Investors. The Investors are entitled to liquidated damages of $30,000,000 (in addition to any out-of-pocket expenses incurred and unpaid on the termination date) if the Purchase Agreement is terminated on one of the following grounds: (a) a Material Adverse Effect has occurred between signing and closing due to an intentional or reckless act of GCL, (b) GCL intentionally or recklessly breached its representations or warranties (subject to certain limitations and qualifications), (c) GCL breached its covenants or other agreements under the Purchase Agreement (subject to certain limitations and qualifications), (d) the JPLs vary, modify, or withdraw their approval pursuant to the exercise of their fiduciary duties, (e) GCL, the Lender Agent or the Creditors Committee commences any action to liquidate GCL or any of its subsidiaries or any of their respective assets under Chapter 7 or Chapter 11 of the Bankruptcy Code or otherwise, (f) GCL fails to comply with a deadline in the restructuring timetable set forth in Exhibit C to the Purchase Agreement by more than seven business days, or (g) GCL terminates the Purchase Agreement pursuant to the exercise of its fiduciary duties.

     . Enhanced Liquidated Damages for the Investors. If at any time after August 9, 2002, any person or group acting in concert becomes the beneficial owner of 30% or more of the Lender Claims and thereafter the Purchase Agreement is terminated as a direct or indirect result of the action of that person or group, the liquidated damages will be increased to $50,000,000 (in addition to any unpaid reasonable out-of-pocket expenses as of the termination date).

     5.   Other Asset Sales

     As a result of the retrenchment in the telecommunications industry generally and the reduction in the scope of the Debtors' business, including reductions in manpower and office space, the Debtors possessed a significant amount of equipment that had no useful purpose in the ongoing operation of the Debtors' business. Included among this equipment was unused and unneeded office furniture, fixtures and supplies and spare telecommunications supplies, including excess switches, routers, and cables and certain IRUs.

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     By orders of the Bankruptcy Court respectively dated May 15, 2002 and July
12, 2002, the Debtors were authorized to retain brokers and implement procedures to facilitate the sale of the de minimus assets and the IRUs identified for sale. The sale of these surplus assets is ongoing and is expected to net the Debtors approximately $1,000,000.

Q.   Appointment of a Fee Committee

     On August 21, 2002, the Bankruptcy Court approved the appointment of a fee committee to monitor the fees incurred in these chapter 11 cases. The fee committee is comprised of a business person appointed by, and representative of, the Creditors Committee, the holders of Lenders Claims, the United States Trustee, and the Debtors.

                                      VII.

                             Summary of the Schemes

A.   Bermuda Schemes of Arrangement

     This is a summary only of the Schemes of Arrangement. If you are a creditor or a member of the Bermuda Group you should read the explanatory statement to the Schemes of Arrangement (the "Explanatory Statement") and the Schemes of Arrangement.

     1.   Background to the Commencement of the Bermuda Proceedings

     Pursuant to orders of the Bermuda court made on January 28, 2002 and September 4, 2002, and following a presentation of winding up petitions, Philip Wallace, Jane Moriarty and Malcolm Butterfield were appointed as the JPLs in the Bermuda restructuring cases filed by GCL, GC Holdings and certain other Debtors (the "Bermuda Group"). The Bermuda Group are accordingly the subject of formal bankruptcy proceedings both in the United States and Bermuda.

     The provisional liquidations were commenced because Bermuda is the country of incorporation of the members of the Bermuda Group and the provisional liquidations were necessary to facilitate the coordinated reorganization of the Bermuda Group. The appointment of the JPLs imposed a moratorium preventing creditors from taking or continuing any legal proceedings in Bermuda against the Bermuda Group or their assets. The JPLs have formed the view after taking advice from their professional advisors, and in conjunction with the Bermuda Group and its professional advisors, that the best course of action in Bermuda is for there to be Schemes of Arrangement as a mechanism for making distributions to the Bermuda Group's creditors in accordance with the Plan and in order to assist the implementation of the chapter 11 reorganization. The JPLs believe that the Plan, supported by the Schemes of Arrangement, is in the best interests of creditors of the Bermuda Group and will result in a better return for creditors than a formal liquidation of the Bermuda Group.

     2.   What is a Scheme of Arrangement

     A scheme of arrangement is a compromise or arrangement between a company and some or all of its creditors. It is governed by Section 99 of the Bermuda Companies Act 1981. A scheme becomes binding on creditors when:

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                    a. a majority in number of those voting, representing
               three-quarters in value of those voting in each class of creditors, vote in person or by proxy in favor of the scheme at a specially convened meeting;


                    b. the Bermuda court subsequently makes an order approving the scheme; and


                    c. a copy of that order is delivered to the Registrar of
               Companies for Bermuda for registration.


          3. What is Proposed?


     The assets of the Bermuda Group are subject to two different legal systems, one in Bermuda and the other in the United States. Although both systems have as a basic principle the fair distribution of a company's assets among its creditors, there are differences between the two systems. In order to ensure that all creditors of the Bermuda Group are treated equally (and that there are no double recoveries), the Schemes of Arrangement and the Plan together will enable a common system of distribution to be established. The creditors of the Bermuda Group who have filed claims in the chapter 11 cases will be deemed to have claimed in the relevant Schemes of Arrangement also and are not, therefor, required to submit a separate claim in the relevant Scheme of Arrangement. However, it is possible for creditors of the Bermuda Group to claim in the Scheme of Arrangement only.

     Creditors of the Bermuda Group who have asserted claims in both a Scheme of Arrangement and under the Plan will be asked to vote on both the appropriate Scheme of Arrangement and the Plan. However, creditors of the Bermuda Group who assert claims under one or more Schemes of Arrangement and the Plan will only receive a single distribution in respect of such a claim if allowed. The creditors of the Bermuda Group who have claimed only in a Scheme of Arrangement will not be prejudiced as a result and will receive a single distribution in the same way as all other claims which are allowed.

     The Schemes of Arrangement mirror the provisions of the Plan. All of the provisions and procedures contained in the Plan which govern, inter alia, the treatment of claims, the procedures for treating and resolving disputed claims and the means of implementation, are incorporated or accounted for in the Schemes of Arrangement.

          4. Which Creditors are Affected

     The Schemes of Arrangement will apply to the creditors of the Bermuda Group who would be entitled to claim in a liquidation of the Bermuda Group in Bermuda or who are entitled to claim under the Plan.

     The Schemes of Arrangement will not affect or apply to the claims of those creditors who have Priority Non-Tax Claims, Priority Tax Claims, Administrative Expense Claims, Securities Litigation Claims, or Other Secured Claims in the United States to the extent that they have valid security interests or certain rights of set-off in Bermuda or are preferential claims in the Schemes of Arrangement. Nor will the Schemes of Arrangement affect creditors' post-petition claims in the Bermuda proceedings or under the Plan. To the extent that they have such postpetition claims, such creditors will be paid in full; and they will not, therefor, be entitled to vote on the Schemes of Arrangement in respect of that portion of any claim they may have against the Bermuda Group.

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     5.   What will be the effect of passing the Scheme on the Plan?


     The Schemes of Arrangement are conditional on the Plan becoming effective. The Schemes of Arrangement are also conditional upon one another, but such conditionality may be waived by the Bermuda Debtors and the Investors.

     6.   Treatment of the Bermuda Group's Shareholders

     Under the laws of Bermuda, shareholders are not entitled to a dividend in the liquidation of a company until all creditors have been paid in full. As the members of the Bermuda Group are insolvent, in a winding up of the Bermuda Group in Bermuda, its shareholders would have no right to receive a distribution.

     7.   Voting on the Scheme

     The creditors of the Bermuda Group will be entitled to vote on the Schemes of Arrangement in which they have a claim provided their claim has been allowed for voting purposes. Full details of the procedures applicable to voting on the Schemes of Arrangement will be set out in the Explanatory Statement which will be circulated to creditors with the Schemes of Arrangement.

     At the same time that creditors who are entitled to vote on the Plan and the Schemes of Arrangement receive copies of this Disclosure Statement, the Plan, the Explanatory Statement and the Schemes of Arrangement, they will also receive a combined ballot and proxy form in respect of the Plan and the Schemes of Arrangement. Creditors should complete the ballot and proxy form in so far as it deals with the Schemes of Arrangement in accordance with the instructions in the Explanatory Statement.

     8.   Court Approval and Filing with the Registrar of Companies of Bermuda

     In order for the Schemes of Arrangement to become effective, the Bermuda court must sanction the Schemes of Arrangement after they have been approved by the requisite majority of creditors. The Bermuda court may impose such conditions as it thinks fit to the Schemes of Arrangement but cannot impose any material changes. A copy of the order sanctioning the Scheme of Arrangement must then be delivered to the Registrar of Companies for Bermuda (the "Bermuda Registrar").

     If the Schemes of Arrangement are sanctioned by the Bermuda court and the sanction orders are delivered to the Bermuda Registrar, subject to the Plan becoming effective, the Schemes of Arrangement will be effective and binding on all of the Schemes of Arrangement creditors, including those who may have voted against a Scheme of Arrangement or the Plan, as appropriate, or who did not vote.

                                      VIII.

                        Governance of New Global Crossing

A.   Board of Directors

     The Board of Directors of New Global Crossing will consist of ten members. Four members will be nominated by STT. Four members will be nominated by Hutchison.

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Those directors will include the chairman of the board, as well as the chairman of all significant board committees. The remaining two members will be nominated by the Creditors Committee. STT and Hutchison will agree to vote for the designees of the Creditors Committee who satisfy the "independent" director requirements of the New York Stock Exchange; the directors nominated by the Creditors Committee will serve as directors of New Global Crossing until the second anniversary of the Effective Date. If STT and Hutchison acquire 50% or more of the New Common Stock outstanding as of the Effective Date and owned by persons other than the Investors, through purchases in the open market, the Creditors Committee will be entitled to nominate only one member to the board. At 75% or more ownership (through purchases in the open market) by STT and Hutchison of the New Common Stock outstanding as of the Effective Date and owned by persons other than the Investors, the Creditors Committee will not be entitled to nominate any board members.

B.   Senior Management

     John Legere will be Chief Executive Officer of New Global Crossing. The names of other senior members of management will be available on or before confirmation of the Plan.

     The Investors have advised GCL, the holders of the Lender Claims, and the Creditors Committee that after the Effective Date and upon the completion of the transactions contemplated by the Purchase Agreement, the management of New Global Crossing and its Debtor and non-Debtor Subsidiaries will not include Mr. Gary Winnick and Mr. Lodwrick M. Cook.

                                       IX.

                            Other Aspects of the Plan

A.   Distributions

     One of the key concepts under the Bankruptcy Code is that only claims and equity interests that are "allowed" may receive distributions under a chapter 11 plan. This term is used throughout the Plan and the descriptions below. In general, an "allowed" claim or "allowed" equity interest simply means that the debtor agrees, or in the event of a dispute, that the Bankruptcy Court determines, that the claim or interest, and the amount thereof, is in fact a valid obligation of the debtor.

     Any claim that is not a disputed claim and for which a proof of claim has been timely filed is an allowed claim. Any claim that has been listed by any Debtor in such Debtor's schedules of assets and liabilities, as may be amended from time to time, as liquidated in amount and not disputed or contingent is an allowed claim in the amount listed in the schedules unless an objection to such claim has been filed. If the holder of such claim files a proof of claim in an amount different than the amount set forth on the Debtor's schedules of assets and liabilities, the claim is an allowed claim for the lower of the amount set forth on the Debtor's schedules of assets and liabilities and on the proof of claim and a disputed claim for the difference. Any claim that has been listed in the Debtor's schedules of assets and liabilities as disputed, contingent or not liquidated and for which a proof of claim has been filed is a disputed claim. Any claim for which an objection has been timely interposed is a disputed claim. For an explanation of how disputed claims will be determined, see section VIII.A.3.

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     An objection to any claim may be interposed by the Estate Representative
(or a subcommittee thereof), on behalf of the Debtors, within 120 days after the Effective Date or such later date as may be fixed by the Bankruptcy Court. Any claim for which an objection has been interposed will be an Allowed Claim to the extent the objection is determined in favor of the holder of the claim.

     The Plan provides that, except as to "Assumed Liabilities" (as defined in the Plan), the Investors, New Global Crossing, and the Debtors directly or indirectly acquired by New Global Crossing shall have no liability or obligation for any claim against or equity interest in any of the Debtors arising prior to the Effective Date.

     1.   Distributions Through Agents

     Distributions to the holders of the Lender Claims (Class C) will be made through the Lender Agent. Distributions to the holders of the GC Holdings Notes Claims (Class D) and the GCNA Notes Claims (Class E) will be made through the respective indenture trustees for the public debt instruments representing such claims. Distributions to holders of General Unsecured Claims (Class F) and Convenience Claims (Class G) will be made through the Estate Representative.

     2.   Timing and Conditions of Distributions

          (a)  Date of Distribution

     Except as otherwise provided for in the Plan, distribution on account of allowed claims will be made on the later of the Effective Date or, with respect to a disputed claim, only after and to the extent such claim becomes allowed. Disputed claims will be treated as set forth below.

          (b) Fractional Shares and Minimum Face Amount of New Senior Secured Notes

     No fractional shares of New Common Stock or cash in lieu thereof shall be distributed. In addition, the New Senior Secured Notes will be distributed in a min imum face amount which will be established by the Debtors and approved by the Bankruptcy Court in the confirmation order. For purposes of distribution, fractional shares of New Common Stock shall be rounded up or down to the next whole number or zero, as applicable, so as to provide for a distribution of all of the shares of New Common Stock allocated to each Class as reasonably practicable. Similarly, if a distribution on account of a claim would result in the issuance of a New Senior Secured Note in an amount less than a multiple of the minimum face amount, the face amount of the New Senior Secured Note will be rounded up or down to the next multiple of the minimum face amount so as to provide for the distribution of the full amount of the New Senior Secured Notes as reasonably practicable.

     3.   Procedures for Treating Disputed Claims Under the Plan

          (a)  Disputed Claims

     A disputed claim is a claim that has not been allowed or disallowed pursuant to an agreement by the parties or an order of the Bankruptcy Court. A claim for which a proof of claim has been filed but that is listed on the Debtors' schedules of assets and liabilities as unliquidated, disputed or contingent, and which has not yet been resolved by the parties or by the

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Bankruptcy Court, is a disputed claim. If a holder of a claim has filed a proof of claim that is inconsistent with the claim as listed on the Debtors' schedules of assets and liabilities, such claim is a disputed claim to the extent of the difference between the amount set forth in the proof of claim and the amount scheduled by the Debtors. Any claim for which the Debtors or any party in interest have interposed a timely objection is a disputed claim.

          (b)  Reserve for Disputed Claims (Class F and Class G)

     As described in section II.E.6, a significant amount of general unsecured claims remain disputed. In order to avoid prejudice to any holder of a claim that has not been allowed or disallowed as of the Effective Date, the Debtors will withhold sufficient shares of New Common Stock, New Senior Notes and other consideration to be distributed under the Plan to make distribution to holders of all disputed claims in Classes F and G. The Debtors will transfer such property to the Estate Representative. When sufficient claims have been resolved to permit the distribution of additional shares of New Common Stock, New Senior Notes, and other consideration to be distributed under the Plan to Classes entitled to receive such securities, the Estate Representative will make an additional distribution. See section XIII.B.7.

          (c)  Objections to Claims

     The Debtors will be entitled to object to all disputed claims or claims not already allowed. Prior to the Effective Date, the Debtors will object to disputed claims. After the Effective Date, New Global Crossing or the appropriate Debtor acquired directly or indirectly by New Global Crossing will have the exclusive right to prosecute any objections to any disputed ordinary course Administrative Expense Claim and any disputed claim for any amount owing in respect of any executory contract, unexpired lease, access services request, interconnection agreement, assumed on or before the Effective Date and not rejected pursuant to the Plan that, if allowed, would be an "Assumed Liability" (as defined in the Plan) and the Estate Representative will have the responsibility of objecting to any other remaining disputed claims. Any objections to claims shall be served and filed on or before one hundred and twenty (120) days after the Effective Date or such later date as may be fixed by the Bankruptcy Court.

          (d)  No Distributions Pending Allowance

     If any portion of a claim is a disputed claim, no payment or distribution shall be made on account of such claim until such disputed claim becomes an allowed claim. Pending the allowance or disallowance of the disputed claims, the Estate Representative shall withhold from the payments and distributions made pursuant to the Plan to the holders of allowed claims the payments and distributions allocable to the disputed claims as if the disputed claims had been allowed claims.

          (e)  Distributions After Allowance

     To the extent that a disputed claim becomes an allowed claim, the holder of such allowed claim shall receive a distribution in accordance with the provisions of the Plan. The distribution shall include actual interest or dividends earned on account of such property.

B.   Conditions to the Effective Date

     The only condition to the occurrence of the Effective Date is that the "Closing" referred to the Purchase Agreement occur. However, the "Closing" under the Purchase

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Agreement itself is subject to various conditions including obtaining regulatory approval for the transaction and meeting certain financial tests. See the discussion of the Purchase Agreement in section VI.P.4.

C. Treatment of Executory Contracts, Unexpired Leases, and Cost of Access Agreements and Claims

     1.   General Treatment

     The Debtors are party to over 320,000 executory contracts and unexpired leases. Due to the time and expense that the Debtors would incur to individually assume or reject these contracts and leases, the Debtors sought approval from the Bankruptcy Court for a uniform and comprehensive procedure to accomplish the assumption and rejection of their executory contracts and unexpired leases. By their motion, the Debtors proposed the creation of an online database available at www.bsillc.com which would list each executory contract and unexpired lease that the Debtors intend to assume as well as the Debtors' determination of the cure costs required to be satisfied prior to the assumption of such contract or lease. The Debtors expect to seek Bankruptcy Court approval for the assumption of those contracts listed in the database at a hearing to be held on October 30, 2002. Any contracts that are not assumed by an order approved by the Bankruptcy Court (whether in accordance with this process or any other order) or included in any motion to assume or reject will be rejected as of the Effective Date. The Debtors' estimate that total cure costs for all assumed executory contracts (including those of the Debtors' largest vendors) will approximate $335 million. The projection in section IV.B (in particular, the Pro Forma Projected Cash in the pro forma projected balance sheet) are based on that amount, among other things.

     Given the large number of contracts that the Debtors have entered into (many of which are no longer executory), it is possible that contracts may be inadvertently rejected under this procedure. Accordingly, if the non-Debtor party to such a contract requests in writing that such contract be assumed, the Debtors will consider such request. The requests must state that any defaults under such contract and any right to any cure payment under such contract or lease are being waived. The Debtors may, but shall not be obligated to, assume such contract or lease without further action of the Bankruptcy Court.

     2.   Cost of Access Claims.

     The Debtors rely on other telecommunications companies (the "Access Providers") for "last mile" telecommunications services in areas where the Debtors cannot connect directly to their customers. The services provided to the Debtors by the Access Providers include the hardware that physically connects the Debtors' Network to the networks of the Access Providers, as well as the ability of the Debtors to send traffic over the Access Providers' lines. Most of the services are provided to the Debtors pursuant to tariffs filed by each Access Provider with the Federal Communications Commission or a relevant state commission (the "Tariff Services"). The Debtors do not believe that tariffs are executory contracts which must be assumed or rejected under section 365 of the Bankruptcy Code. Nevertheless, under certain tariffs the Debtors are required to submit a document known in the telecommunications industry as an "Access Service Request" (an "ASR") in order to elect to purchase certain non usage-sensitive telecommunications services from the Access Providers. An ASR has some of the characteristics of an executory contract. For purposes of the Plan only, the Debtors will treat ASRs as executory contracts under section 365 of the Bankruptcy Code. In other instances, the Access Providers provide the Debtors with services for the transport and/or termination of

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telephone exchange traffic pursuant to interconnection agreements (the
"Interconnection Agreements") between such Access Providers and the Debtors.

     In accordance with the Plan, the Debtors will assume all of the ASRs between the Debtors and the Access Providers listed on schedule 1.0 to the Plan and the Interconnection Agreements listed on schedule 1.1 to the Plan and cure any defaults related thereto in the amounts listed on those schedules. Upon assumption and in accordance with section 365 of the Bankruptcy Code, the Access Providers whose services are assumed will be required to continue to provide New Global Crossing or the applicable reorganized Debtor subsidiary designated by New Global Crossing with the same level of service as provided to the Debtors prior to the Effective Date.

     In addition, the Access Providers listed on schedule 1.2 to the Plan will be required to continue to provide all Tariffs Services provided to the Debtors prior to the Effective Date. Nevertheless, since these services are not provided to the Debtors pursuant to an executory contract, any claim against a Debtor by an Access Provider for the provision of Tariff Services to such Debtor prior to the applicable Commencement Date will be a General Unsecured Claim.

     The Debtors will file schedules 1.0, 1.1 and 1.2 on or before November 7, 2002.

     3.   Cure of Defaults.

     In the event that there is a dispute as to the cure amounts for any executory contract, unexpired lease, ASR or Interconnection Agreement, such executory contract, unexpired lease, ASR or Interconnection Agreement will not be assumed or rejected until the dispute is resolved. In the event that the dispute is resolved by the Bankruptcy Court determines that the cure amount is greater than the cure amount listed by the Debtors, the Debtors (prior to the Effective Date) or New Global Crossing or the reorganized Debtor acquired directly or indirectly by New Global Crossing that is a party to such contract or lease (after the Effective Date) may reject the contract rather than paying such greater amount. If New Global Crossing or such reorganized Debtor assumes such contract, New Global Crossing or the reorganized Debtor will fund the difference in the cure amount determined by the Bankruptcy Court and the cure amount listed by the Debtors.

D.   Effect of Plan

     1.   Discharge of Claims and Termination of Equity Interests

     The Plan will discharge all claims against GCL and GC Holdings, and terminate all equity interests in GCL and GC Holdings of any nature whatsoever, known or unknown, including, without limitation, any interest accrued or expenses incurred thereon from and after the Petition Date, or against its estate or properties or interests in property. All holders of existing claims against and equity interests in the Debtors will be enjoined from asserting against the Debtors, or any of their assets or properties, any other or further claim or equity interest based upon any discharged claim, terminated equity interest, or act or omission, transaction, or other activity that occurred prior to the Effective Date, whether or not such holder has filed a proof of claim or proof of equity interest. In addition, The Investors, New Global Crossing, and the Debtors directly or indirectly acquired by New Global Crossing, will have no liability or obligation for any claim or equity interest, other than the "Assumed Liabilities" (as defined in the Plan). Notwithstanding the foregoing, this discharge does not release any claims against any non-Debtor party arising from or related to such claims.

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     2.   Exculpation

     The Plan exculpates the Debtors, the Creditors Committee (and any subcommittee thereof), the JPLs, the Estate Representative, the Lender Agent and their respective agents for conduct relating to the prosecution of the chapter 11 cases. Specifically, except for Estate Representative Claims (as defined in the Plan), the Plan provides that neither the Debtors, the Creditors Committee (any subcommittee thereof), the JPLs, the Indenture Trustees, the Estate Representative, the Lender Agent, nor any of their respective members, officers, directors, employees, agents, or professionals shall have or incur any liability to any holder of any claim or equity interest for any act or omission in connection with, or arising out of, the chapter 11 cases, the confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or property to be distributed under the Plan, except for willful misconduct or gross negligence. The Plan also exculpates New Global Crossing, the Investors and the Investors' and New Global Crossing's directors, officers, partners, members, agents, representatives, accountants, financial advisors, investment bankers, dealer-managers, placement agents, attorneys, and employees in their capacity as representatives of the Investors for any act taken or omitted to be taken under or in connection with, or arising out of, the chapter 11 cases, the confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or property to be distributed under the Plan. Among the acts intended to be protected by this section is the pursuit of the adversary proceeding by the Creditors Committee (see section VI.G).

E.   Releases

     The Plan provides for a release of certain claims held by the Debtors, other than those based on willful misconduct, gross negligence, or breach of the duty of loyalty. The Plan and the Schemes of Arrangement provide for the release of any post-Petition Date claims the Debtors may hold against current officers, directors and employees of the Debtors, in their capacities as officers, directors and employees of the Debtors (except for Estate Representative Claims), the financial advisors, professionals, accountants, attorneys of the Debtors, the Creditors Committee (and any subcommittee thereof), the Lender Agent, the members of the steering committee representing the holders of Lender Claims, the Indenture Trustees, and the JPLs. The Plan and the Schemes of Arrangement also release (i) any claims the Debtors may hold, arising after the Petition Date, against the JPLs and the members of the Creditors Committee, and each of their respective officers, directors, employees and (ii) certain claims against the holders of the Lender Claims, the GCNA Note Claims, and the GC Holdings Note Claims. In addition, the Plan releases the three independent directors who joined the board of directors of GCL in February, and March 2002, from post-Petition Date liability.

     The Plan also releases any claim the Debtors, their estates and subsidiaries may have against New Global Crossing, the Debtors directly or indirectly acquired by New Global Crossing, the Investors and the Investors' respective officers, directors, employees, advisors, attorneys, financial advisors, accountants and other professionals, relating to the Debtors, or their non-Debtor Subsidiaries, the chapter 11 cases, the Plan, or any Schemes of Arrangement.

     In addition, under the Plan and the Schemes of Arrangement, the holders of the Lender Claims covenant not to assert, whether through judicial action or otherwise, claims against any of the Debtors' non-Debtor subsidiaries (other than Asia Global Crossing and its subsidiaries).

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F.   Injunction

     The Plan constitutes an injunction preventing, among other things, any holder of any claim or equity interest or any other party in interest in the chapter 11 cases from directly or indirectly commencing or continuing in any manner any action or other proceeding of any kind against the Debtors, a Debtor directly or indirectly acquired by New Global Crossing, New Global Crossing or the Investors, enforcing judgments relating to such claims or interests, asserting rights of setoff or subrogation, or interfering in any way with the Plan or the Schemes of Arrangement. The Investors, New Global Crossing and the Debtors directly or indirectly acquired by New Global Crossing will not have any liability whatsoever for any claim or equity interest in the Debtors that arose prior to the Effective Date other than the "Assumed Liabilities" (as defined in the Plan). Before any holder of any claim or equity interest or any party in interest in the chapter 11 cases seeks to take any action against the Debtors, the Investors or New Global Crossing, such person should review the provisions of the Plan to ensure such proposed action would not violate an order of the Bankruptcy Court.

G.   Management Incentive Plan

     As of the Effective Date, New Global Crossing will adopt a new management incentive plan. This plan will include a pool of options to purchase and/or stock-based grants of 3,478,261 shares of New Common Stock (8% on a fully diluted basis). The options will be awarded by the board of directors of New Global Crossing based on recommendations by the chief executive officer. The details of the Management Incentive Plan are included in the Plan Supplement.

H.   The Estate Representative and Liquidating Trust

     The Plan provides for the establishment of the Estate Representative on the Effective Date. The Estate Representative will be a committee of five individuals, two of whom shall be appointed by the holders of the Lender Claims, two of whom will be appointed by the Creditors Committee and one of whom will be appointed by agreement between the holders of the Lender Claims' appointees and the Creditors Committee's appointees. The Estate Representative will take over the functions of concluding the chapter 11 cases and the Schemes of Arrangement in accordance with those Schemes commencing on the Effective Date. In order to facilitate the fulfillment of its responsibilities, it is anticipated that the Estate Representative will have the benefit of a "cooperation agreement" with New Global Crossing. The functions of the Estate Representative are described below.

     Making Distributions. As described in the Plan, the Lender Agent is responsible for receiving the consideration from the Debtors under the Plan and distributing such consideration to the holders of the Lender Claims in accordance with the Credit Agreement. The indenture trustees perform this function for the various holders of the Debtors' public debt. The Estate Representative will perform this role for the classes of General Unsecured Claims and Convenience Claims.

     Serving as Liquidating Trustee. The Plan establishes a Liquidating Trust, which will receive certain property on the Effective Date such as causes of action against third parties. The sole purpose of the Liquidating Trust is to liquidate its assets, in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business. The holders of certain claims, in turn, will own beneficial interests in the Liquidating Trust. The interests in the Liquidating Trust will not be transferable. The Estate

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Representative will serve as the trustee for the Liquidating Trust or will designate a trustee for the Liquidating Trust.

     Distribution of the Assets of the Liquidating Trust - The Estate Representative, or any other trustee of the Liquidating Trust, will distribute the cash on hand in the Liquidating Trust at least annually and in accordance with the agreement governing the Liquidating Trust, beginning on the Effective Date or as soon thereafter as is practicable. The Estate Representative will reserve from such distributions any amounts that (i) could be distributable to holders of disputed claims if such disputed claims had been allowed prior to the time of such distribution, (ii) are reasonably necessary to meet contingent liabilities and to maintain the value of the assets in the Liquidating Trust during its liquidation, (iii) are necessary to pay reasonable expenses (including, but not limited to, any taxes imposed on the Liquidating Trust or in respect of the assets of the Liquidating Trust), and (iv) are necessary to satisfy other liabilities by the Liquidating Trust in accordance with the Plan or the agreement governing the Liquidating Trust. Pending distribution, the trustee of the Liquidating Trust will be permitted, among other things, to invest the cash in the Liquidating Trust (including any earning thereon or proceeds therefrom) as permitted by section 345 of the Bankruptcy Code, provided, however, that such investments are investments permitted to be made by a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d), as reflected therein, or under applicable IRS guidelines, rulings, or other controlling authorities.

     (a) Dissolution of the Liquidating Trust - The Estate Representative, any trustee of the Liquidating Trust, and the Liquidating Trust will be discharged or dissolved, as the case may be, at such time as (i) all disputed claims have been resolved, (ii) all assets of the Liquidating Trust have been liquidated, and (ii) all distributions required to be made by the Estate Representative or the trustee under the Plan and the Schemes of Arrangement have been made, but in no event will the Liquidating Trust be dissolved later than five years from the Effective Date unless the Bankruptcy Court, upon a motion within the six month period prior to the fifth anniversary (or the end of any extension period approved by the Bankruptcy Court), determines that a fixed period extension (not to exceed there years, together with any prior extensions, without a favorable letter ruling from the IRS that any further extension would not be adversely affect the status of the trust as a liquidating trust for federal income tax purposes) is necessary to facilitate or complete the recovery and liquidation of the assets of the Liquidating Trust or the dissolution of GCL and GC Holdings.

     (b) Federal Income Tax Treatment of the Liquidating Trust - For all federal income tax purposes, the Plan requires that all parties (including, without limitation, the Debtors, the Estate Representative, any trustee designated for the Liquidating Trust, and the holders of claims in Classes C, D, E, and F) treat the transfer of the assets to the Liquidating Trust for the benefit of the holders of allowed claims in Classes C, D, E, and F as (i) a transfer of the assets of the Liquidating Trust directly to the holders of allowed claims in Classes C, D, E, and F followed by (ii) the transfer by such holders of the assets to the Liquidating Trust in exchange for beneficial interests in the Liquidating Trust. Accordingly, the holders of such Claims will be treated for federal income tax purposes as the grantors and owners of their respective share of the assets of the Liquidating Trust. The trustee of the Liquidating Trust will file returns for the Liquidating Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a) and in accordance with the Plan and will annually send to each holder of a beneficial interest a separate statement setting forth the holder's share of items of income, gain, loss, deduction or credit and will instruct all such holders to report such items on their federal income tax returns. The trust's taxable income, gain, loss, deduction or credit will be allocated (subject to any terms of the Plan) to the holders of allowed claims in Classes C, D, E, and F in accordance with their relative

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beneficial interests in the Liquidating Trust. As soon as possible after the
Effective Date, the trustee of the Liquidating Trust will make a good faith valuation of the assets of the Liquidating Trust, and the Plan requires that such valuation be used consistently by all parties (including, without limitation, the Debtors, the trustee, the Estate Representative, and the holders of allowed claims in Classes C, D, E, and F) for all federal income tax purposes. The trustee will also file (or cause to be filed) any other statements, returns or disclosures relating to the Liquidating Trust that are required by any governmental unit. The Trustee may request an expedited determination of taxes of the Liquidating Trust (including any reserve for disputed claims that is a part of the Liquidating Trust) under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Liquidating Trust for all taxable periods through the dissolution of the Liquidating Trust. For a further discussion of the tax treatment of the Liquidating Trust and the tax consequences of holding beneficial interests in the Liquidating Trust, see section XIII.B.6.

     Resolving Disputed Prepetition Claims and Other Actions. One of the key functions of the Estate Representative is to object to and resolve claims that remain disputed as of the Effective Date. Disputed claims for which the Debtors have no counterclaim or original cause of action, including an avoidance action under section 547 of the Bankruptcy Code, or a counterclaim or affirmative claim in an amount less than $1,000,000 will be prosecuted and resolved by a subcommittee of the Estate Representative. This subcommittee will consist of three members, two of whom will be designated by the Creditors Committee and one of whom will be appointed by agreement between the appointees of the holders of the Lender Claims and the appointees of the Creditors Committee. All five members of the Estate Representative will prosecute and settle all Estate Representative claims, counterclaims or avoidance actions that exceed $1,000,000.

     Notwithstanding the foregoing, in the event of any disputes in connection with the assumption of any executory contract, unexpired lease, ASR or Interconnection Agreement, New Global Crossing or the appropriate Debtor directly or indirectly acquired by New Global Crossing will prosecute such objections and control any litigation related thereto to the extent such objections or litigation involve "Assumed Liabilities" (as defined in the Plan).

     Bringing Avoidance Actions. The Plan preserves certain avoidance actions that the Debtors may possess, such as the ability to recover funds from parties that received preferential transfers under section 547 of the Bankruptcy Code or fraudulent transfers. Although the Purchase Agreement limits the ability of the Estate Representative to bring these actions against certain current vendors of New Global Crossing, bringing avoidance actions is an important function of the Estate Representative. The Estate Representative (or a subcommittee thereof) may also bring these avoidance actions in the context of a defense or counterclaim to claims asserted by creditors in the chapter 11 cases.

     Prosecution of Causes of Action. Under the Plan, the Estate Representative will be responsible for prosecuting and settling the causes of action transferred to the Liquidating Trust. The Estate Representative will not, however, seek to avoid or recover any payments made to the holders of the GC Holdings Notes Claims, the GCNA Notes Claims (each in their capacities as holders of such Note Claims), the holders of the Lender Claims on account of their Lender Claims, and the Lender Agent and indenture trustees for expenses in connection with the Debtors' chapter 11 cases. Claims that the Estate Representative may pursue include: certain rights, credits, claims, or causes of action against third parties for preferences, fraudulent transfers, and other causes of actions (of any kind or nature) or rights to setoff belonging to the Debtors, whether arising under the laws of the United States, the individual States, or Bermuda and including claims arising out of or relating to the chapter 11 cases or any of the transactions

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contemplated thereby or entered into as a consequence thereof and claims arising out of or relating to accounts receivable, notes receivable, contract rights, and rights to payment and claims against officers and directors that belong to the Debtors' estates. In addition, the Estate Representative may pursue claims against current and former officers and directors of the Debtors and non-Debtors, including but not limited to, Mr. Gary Winnick, Mr. Lodwrick M. Cook, and their affiliated entities, subject to the Investors' right under the Purchase Agreement to exclude, under the circumstances specified therein, certain officers and directors, among others, from such claims. Unless expressly provided for under the Plan, none of these claims are being released and no person or entity that may be subject to these claims is being released.

     Resolving Disputed Administrative Claims. Most Administrative Expense Claims will be paid by New Global Crossing or the reorganized Debtors in the ordinary course of business. Certain other Administrative Expense Claims may remain unliquidated, contingent, disputed, or otherwise unpaid as of the Effective Date. The Debtors will set aside funds to cover these types of Administrative Expense Claims and the Estate Representative will object and or resolve the amounts owed, if any, to the holders of unliquidated, contingent, or disputed Administrative Expense Claims and otherwise pay them as they are allowed.

     Mechanics. The Estate Representative will have the authority to retain and compensate professionals to enable it to perform its functions. Cash will be deposited with the Estate Representative to fund its expenses. Any portion of those funds remaining after the Estate Representative has performed its functions must be transferred to New Global Crossing.

I. Miscellaneous Provisions

     The Plan contains provisions relating to the cancellations of existing securities, corporate actions, delivery of distributions, manner of payment, vesting of assets, binding effect, payment of statutory fees, retiree benefits, dissolution of the Creditors Committee (at an appropriate time on or after the Effective Date), recognition of guaranty rights, substantial consummation, compliance with tax requirements, severability, revocation and amendment of the Plan, governing law, and timing. For more information regarding these items, see the Plan attached hereto as Exhibit A.

J. Certain Indenture Trustee Fees and Expenses

     The Debtors will pay the reasonable fees and expenses of each of the indenture trustees for the publicly issued debt securities of GC Holdings and GCNA, as mutually agreed or determined by the Bankruptcy Court, including the reasonable fees and expenses of its professionals.

     The Debtors have been advised that the indenture trustees intend to assert fees and expenses in the amount of $1,200,000.

                                       X.

                        Certain Factors to Be Considered

A. Certain Bankruptcy Considerations

          Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court

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

will reach the same conclusion. Moreover, there can be no assurance that modifications of the Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes. In addition, although the Debtors believe that the Effective Date will be during the first half of 2003, there can be no assurance as to such timing.

     The Plan compromises all claims against and equity interests in the Debtors. The Plan will be confirmed by the Bankruptcy Court. The jurisdiction of the Bankruptcy Court extends to all assets of the Debtors wherever such assets may be located throughout the world. In addition, the Bankruptcy Court has jurisdiction over any person who has a presence in the United States or otherwise participated in the chapter 11 cases. The claims that are ultimately determined not to be subject to the jurisdiction of the Bankruptcy Court will not be compromised or treated by the Plan and, to the extent that they are not compromised by the Schemes of Arrangement, will be paid or resolved by the Debtors in the ordinary course of business.

B. Risks Relating to the Plan Securities

     1. Variances from Projections

     The Projections included herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ materially include, but are not limited to, New Global Crossing's ability to operate its business consistent with its projections, comply with the covenants of its financing agreements, attract and retain key executives, and respond to adverse regulatory actions taken by the federal and state governments.

     2. Lack of Trading Market

     Initially, the equity securities issued under the Plan will not be listed on any exchange. There can be no assurance that an active trading market for the New Common Stock or the New Senior Secured Notes will develop. Accordingly, no assurance can be given that a holder of New Common Stock or New Senior Secured Notes will be able to sell such securities in the future or as to the price at which any such sale may occur. If such markets were to exist, such securities could trade at prices higher or lower than the value ascribed to such securities in this Disclosure Statement, depending upon many factors, including the prevailing interest rates, markets for similar securities, the general economic and industry conditions, and the performance of, and investor expectations for, New Global Crossing.

     3. Dividend Policies

     The Debtors do not anticipate that New Global Crossing will pay dividends on the New Common Stock in the near future.

     4. Restrictions on Transfer

     Holders of New Common Stock who are deemed to be "underwriters" as defined in section 1145(b) of the Bankruptcy Code, including holders who are deemed to be "affiliates" or "control persons" within the meaning of the Securities Act, will be unable freely to transfer or to sell their securities except pursuant to
(i) "ordinary trading transactions" by a holder that is not an "issuer" within the meaning of section 1145(b), (ii) an effective registration of such securities under the Securities Act and under equivalent state securities or "blue sky" laws, or (iii) pursuant to the provisions of Rule 144 under the Securities Act or another available exemption from registration requirements. For a more detailed description of these matters, see section II.I.

C. Risks Associated with the Business

     Additional discussion of risks related to the Debtors' business are set forth in greater detail in GCL's most recent Form 10-K, filed with the Securities and Exchange Commission on April 2, 2001. See the sections entitled:
Forward looking Statements and Risk Factors, Quantitative and Qualitative Disclosures about Market Risk and Foreign Currency.

                                       XI.

                            Confirmation of the Plan

A. Confirmation Hearing

     Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after appropriate notice, to hold a hearing on confirmation of a plan of reorganization. The confirmation hearing is scheduled for 9:45 a.m., prevailing Eastern Time on December 4, 2002, before the Honorable Robert E. Gerber, Room 621, United States Bankruptcy Court for the Southern District of New York, 1 Bowling Green, New York, New York 10004. The confirmation hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the confirmation hearing or any subsequent adjourned confirmation hearing.

     Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan of reorganization. Any objection to confirmation of the Plan must be in writing, must conform to the Federal Rules of Bankruptcy Procedure, must set forth the name of the objector, the nature and amount of claims or interests held or asserted by the objector against the particular Debtor or Debtors, the basis for the objection and the specific grounds therefor, and must be filed with the Bankruptcy Court, with a copy to Chambers, together with proof of service thereof, and served upon and received no later than 4:00 p.m., prevailing Eastern Time, on November 22, 2002 on (i) Weil, Gotshal & Manges LLP, Attorneys for Debtors and Debtors in Possession, 767 Fifth Avenue, New York, New York 10153, Attention: Michael F. Walsh and Paul M. Basta.; (ii) The United States Trustee for the Southern District of New York, 33 Whitehall Street, 21st Floor, New York, New York 10004, Attention: Mary E. Tom,
(iii) Brown Rudnick Berlack Israels LLP, Attorneys for the Official Committee of Unsecured Creditors, 120 West 45th Street, New York, New York 10005, Attention:
Edward S. Weisfelner, (iv) Milbank, Tweed, Hadley & McCloy, Attorneys for Agent under the Credit Agreement, 1 Chase Manhattan Plaza, New York, New York 10005,
Attention: Allan S. Brilliant, (v) Shearman & Sterling, Attorneys for the Joint Provisional Liquidators, 599 Lexington Avenue, New York, New York 10022,
Attention: James L. Garrity, (vi) Paul, Weiss, Rifkind, Wharton & Garrison, Attorneys for Hutchison, 1285 Avenue of the Americas, New York, New York 10019,
Attention: Stephen J. Shimshak, and (vii) Latham & Watkins, Attorneys for STT, 885 Third Avenue, Suite 1000, New York, New York 10022, Attention: Martin Flics.

Objections to confirmation of the Plan are governed by Rule 9014 of the Federal Rules of Bankruptcy Procedure.

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

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

B. General Requirements of Section 1129

     At the confirmation hearing, the Bankruptcy Court will determine whether the following confirmation requirements specified in section 1129 of the Bankruptcy Code have been satisfied.

     1. The Plan complies with the applicable provisions of the Bankruptcy Code.

     2. The Debtors have complied with the applicable provisions of the Bankruptcy Code.

     3. The Plan has been proposed in good faith and not by any means proscribed by law.

     4. Any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the chapter 11 cases, or in connection with the Plan and incident to the chapter 11 cases, has been disclosed to the Bankruptcy Court, and any such payment made before the confirmation of the Plan is reasonable or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

     5. The Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer or voting trustee of the Debtors, affiliates of the Debtors participating in the Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity holders and with public policy, and the Debtors have disclosed the identity of any insider that will be employed or retained by the Debtors, and the nature of any compensation for such insider.

     6. With respect to each class of claims or equity interests, each holder of an impaired claim or impaired equity interest either has accepted the Plan or will receive or retain under the Plan on account of such holder's claim or equity interest, property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. See discussion of "Best Interests Test" below.

     7. Except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code (discussed below), each class of claims or equity interests has either accepted the Plan or is not impaired under the Plan. Classes I (GC Holdings Preferred Stock), J (GCL Preferred Stock), K (GCL Common Stock), and L (Securities Litigation Claims) are deemed to have rejected the Plan and thus the Plan can be confirmed only if the requirements of section 1129(b) of the Bankruptcy Code are met.

     8. Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the Plan provides that allowed undisputed Administrative Expense Claims and Allowed Priority Non-Tax Claims will be

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

        paid in full on the Effective Date and that Allowed Priority Tax Claims will receive on account of such claims deferred cash payments, over a period not exceeding six (6) years after the date of assessment of such claims, of a value, as of the Effective Date, equal to the allowed amount of such claims.

     9. At least one class of impaired claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such class.

    10. Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. See discussion of "Feasibility" below.

    11. The Plan provides for the continuation after the Effective Date of payment of all retiree benefits (as defined in section 1114 of the Bankruptcy Code), at the level established pursuant to subsection 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits.

C. Best Interests Tests

     As described above, the Bankruptcy Code requires that each holder of an impaired claim or equity interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

     The first step in determining whether this test has been satisfied is to determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a chapter 7 liquidation case. The gross amount of cash that would be available for satisfaction of claims and equity interests would be the sum consisting of the proceeds resulting from the disposition of the unencumbered assets and properties of the Debtors, augmented by the unencumbered cash held by the Debtors at the time of the commencement of the liquidation case.

     The next step is to reduce that gross amount by the costs and expenses of liquidation and by such additional administrative and priority claims that might result from the termination of the Debtors' businesses and the use of chapter 7 for the purposes of liquidation. Any remaining net cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code.

     The Debtors' costs of liquidation under chapter 7 would include the costs of winding down the Debtors' businesses, as well as the costs of operation during the wind-down period. Other expenses would include (i) the fees payable to a trustee in bankruptcy, (ii) the fees that might be payable to attorneys and other professionals that such a trustee might engage, and (iii) the expenses incurred during the chapter 11 cases allowed in the chapter 7 case, such as compensation for attorneys, financial advisors, appraisers, accountants, and other professionals for the Debtors and statutory committees of unsecured creditors appointed in the chapter 11 cases, and costs and expenses of members of the statutory committee of unsecured creditors, as well as other compensation claims. In addition, claims would arise by reason of the breach or rejection

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

of obligations incurred and leases and executory contracts assumed or entered into by the Debtors during the pendency of the chapter 11 cases.

     The foregoing types of claims, costs, expenses, fees, and such other claims that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition priority and unsecured claims. The Debtors believe that in a chapter 7 case, Classes E, I, J and K would receive no distribution of property.

     After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the chapter 11 cases, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) additional costs associated with the rapid transfer or cessation of operations at the facilities and the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail,
(iii) the substantial increases in claims that would be satisfied on a priority basis, and (iv) the additional prepetition claims that would arise due to the cessation of the Debtors' businesses, the Debtors have determined that confirmation of the Plan will provide each holder of an allowed claim with a recovery that is not less than such holder would receive pursuant to liquidation of the Debtors under chapter 7.

                                                 Liquidation        Plan
   Best Interest Comparison                        Recovery       Recovery
--------------------------------------------     -----------    ------------
Class

Lender Claims (Class C)                          15.8%          22.7%
                                                 ---------      ------------
GC Holdings Notes Claims (Class D)               1.3%           3.2%*
                                                 ---------      ------------
GCNA Notes Claims (Class E)                      0.0%           3.2%*
                                                 ---------      ------------
General Unsecured Claims (Class F)               1.0%           1.4% to 1.9%
                                                 ---------      ------------
Convenience Claims (Class G)                     0.4%           4%
                                                 ---------      ------------
Preferred Stock (Class I,J)                      0.0%           0.0%
                                                 ---------      ------------
Common Stock (Class K)                           0.0%           0.0%
                                                 ---------      ------------

* subject to a maximum deduction of 5% for a Class F dilution reserve, see section II.D

     The Debtors also believe that the value of any distributions to each class of allowed claims in a chapter 7 case, including all secured claims, would be less than the value of distributions under the Plan because such distributions in a chapter 7 case would not occur for a substantial period of time. In this regard, there is a risk that distribution of the proceeds of the liquidation could be delayed for one or more years after the completion of such liquidation in order to resolve claims and prepare for distributions. In addition, recovery to creditors may be decreased by any litigation engendered by the claims allowance process. Given that the Plan represents a settlement of many complex inter-creditor issues, the Debtors would expect significant litigation of such issues in the event of a liquidation leading to potentially lengthy

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

delays in distributions. Incorporating the time value of distributions to the liquidation analysis contained herein would further lower the estimated recoveries as presented.

     The Debtors' liquidation analysis is an estimate of the proceeds that may be generated as a result of a hypothetical chapter 7 liquidation of the Debtors and does not explicitly factor in the loss of value due to delays in distribution in the chapter 7 process. The analysis is based on a number of significant assumptions which are described below. The liquidation analysis does not purport to be a valuation of the Debtors' assets and is not necessarily indicative of the values that may be realized in an actual liquidation.

D. Liquidation Analysis

     The following liquidation analysis (the "Liquidation Analysis") has been prepared by the Debtors as an estimate of the values which might be realized by all classes of creditors in the event the assets of the Debtors were to be liquidated in chapter 7 cases under the Bankruptcy Code. A chapter 7 liquidation consists generally of the cessation of business, the identification and assembly of assets, and the initiation of distressed or "forced" sales of the Debtors' assets by a court-appointed chapter 7 trustee, with subsequent distribution of the net proceeds of such asset dispositions to creditors in accordance with statutory priorities. The following Liquidation Analyses should be read in conjunction with the accompanying notes.

IMPORTANT CONSIDERATIONS AND ASSUMPTIONS

     1 Execution risk of a liquidation. A liquidation of the Debtors would be unprecedented in scale and scope. The assets of the Debtors include thousands of miles of fiber optic cable (much of it under the oceans) and billions of dollars worth of telecommunications equipment. The assets are located throughout the world, cross many national borders, and would be subject to the laws of multiple United States and foreign jurisdictions. Given the complexity of such an undertaking, the Debtors believe significant execution risk exists if a liquidation were actually pursued. The Debtors are not aware of any successful liquidation of similar magnitude or complexity.

     2 The Liquidation Analysis depends on estimates and assumptions. The Liquidation Analysis is based on a number of estimates and assumptions that, although developed and considered reasonable by the management and the advisors of the Debtors, are inherently subject to significant economic, business, regulatory, and competitive uncertainties and contingencies beyond the control of the Debtors or its management. The Liquidation Analysis is also based on the Debtors' best judgment of how numerous decisions in the liquidation process would be resolved. A chapter 7 trustee may come to different conclusions at the time of such a liquidation. Accordingly, there can be no assurance that the values reflected in this Liquidation Analysis would be realized if the Debtors were, in fact, to undergo such a liquidation and actual results could vary materially and adversely from those contained herein. The starting point for the liquidation of the non-cash assets shown on the Debtors' balance sheets was the estimated book values of those assets as of July 31, 2002. For purposes of this analysis the book values as of July 31, 2002, are used as a proxy for the book value of the Debtors' assets as of January 1, 2003 (the assumed date of the commencement of the chapter 7 liquidation). Management believes that estimated realizations from assets as of July 31, 2002, should not be materially different from proceeds realizable at January 1, 2003.

     3 Liquidation assumed to commence on January 1, 2003. This analysis assumes the conversion of the current chapter 11 cases to chapter 7 cases as of December 31, 2002. A chapter 7 trustee would be either elected by creditors or appointed by the Bankruptcy Court to administer the estates.

     4 Wind-down costs and length of liquidation process. The Debtors have assumed that the Federal Communications Commission would require a continuation of service to the Debtors' customers for 90 days after liquidation was announced. As shown below, such a requirement will result in significant additional costs to the liquidation. The Debtors have also assumed that the chapter 7 trustee would need an additional six months to finalize the liquidation process, although there can be no assurances that all assets will be completely liquidated during this time period.

     5 Factors affecting the allocation of liquidation proceeds among holders of prepetition claims. The allocation of liquidation proceeds would be complicated by the fact that the assets are owned by different legal entities among the Debtors and their non-Debtor affiliates and that not all creditors have claims against each of those entities. For example, many of the prepetition construction and other vendor claims (Class F) are against affiliates that own property, plant, and equipment, while holders of publicly issued debt (Classes D and E) have claims against holding companies that hold cash or other types of property. In addition, the Lender Claims (Class C) are against GC Holdings and GCNA, but also are guarantied by many of the other Debtors. Those guaranties are subject to complicated limitations related to the value of those Debtors at specific periods. Moreover, many of the Debtors have significant intercompany claims against other Debtors and non-Debtor affiliates.

          However, four factors act to simplify the analysis. First, the assets of most of the Debtors likely will yield no material value in a liquidation beyond the cost of the liquidation itself. Therefor, most complications arising from inter-company claims and guaranties become irrelevant to the analysis. Second, liquidation proceeds from the assets of the Debtors' United States operations (GCNA and its subsidiaries) will not be sufficient to cover all its wind-down costs or pay the estimated amount of allowed chapter 11 administrative expenses. Third, based on settlements approved by the Bankruptcy Court, the largest vendor claims have been reduced and consolidated against all the Debtors. Finally, the Debtors believe that the distribution of liquidation proceeds likely would be based on a partial substantive consolidation of the Debtors into two groups of entities. Accordingly, the analysis below shows the liquidation asset values and distribution of proceeds within these two groups of
          Debtors:

          . Group I - GC Holdings and its non-U.S. wholly owned subsidiaries (Classes C, D, and a portion of Class F)

          . Group II - GCNA and the other U.S. Debtors (Classes C, E, and a portion of Class F)

     6 Litigation risks affecting recoveries among holders of prepetition claims. As described in Section II.D above, the Plan is based on a settlement of potential litigation between the holders of the Lender Claims (Class C) and the Debtors' estates. The results of such litigation could materially affect the rights to certain assets and, therefor, the recoveries to those classes. The percentage recoveries in the Liquidation Analysis do not take this litigation risk into account because of the wide range of potential outcomes and the difficulty of re-allocating value to other creditor classes.

     7 Impact of chapter 7 liquidation on certain non-Debtors. Under the Plan, all the businesses of the Debtors will be transferred to New Global Crossing. The Purchase Agreement and the Plan attribute independent value as going concerns to certain non-core business (GCUK, GMS and the Debtors' teleconferencing business) that the Debtors have contemplated selling in the past. However, the Debtors believe that a chapter 7 liquidation of the Debtors would make such sales impossible and that those businesses would be forced to liquidate.

PROCEEDS AVAILABLE FOR DISTRIBUTION                          ----------------------- ------------------------
-----------------------------------                                  GROUP I                 GROUP II
($MMs)                                                        Estimated   Estimated   Estimated    Estimated
                                                     Notes   Liquidation    Asset    Liquidation     Asset
                                                      Ref      Proceeds  Realization   Proceeds   Realization
                                                     -----   ----------- ----------- -----------  -----------
Proceeds from Liquidation
 Cash                                                  A         $ 154       100%       $ 305         100%
 Accounts Receivable                                   B             3        10%         125          32%
 Investments in/and Advances to Affiliates             C             -         0%          23           1%
 Postpetition I/C Funding                              D            30        12%           -           0%
 Other Assets and Prepaid                              E            17        15%          38          68%
 Property, Plant and Equipment, Net                    F            40         1%         104           3%
 Long-Term Deferred Tax Asset                          G             -         0%           -           0%
 Other Long-Term Assets                                H             -         0%           1           2%
 Preference Payments                                   I             -         0%          10           NA
                                                                 -----     -----        -----        -----
   Gross Proceeds from Liquidation                               $ 244         1%       $ 606           7%

Chapter 7 Administrative Claims - Section 503(b)

 Trustee & Receiver Fees                               J         $   2                  $   8
 Counsel for Trustee                                   K             1                      4
 Other Professional Fees                               L             2                      8
 Wind-down Costs                                       M            24                    317
                                                                 -----                  -----
   Total Chapter 7 Administrative Claims                         $  29                  $ 337
                                                                 -----                  -----
 NET PROCEEDS AVAILABLE FOR DISTRIBUTION               N         $ 216                  $ 269
                                                                 =====                  =====

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


                                           ---------------  ----------------  ---------
 DISTRIBUTION OF NET PROCEEDS                   GROUP I         GROUP II        TOTAL
 ----------------------------                  Estimated        Estimated     Estimated
($MMs)                                         Recovery         Recovery       Recovery
                                 Notes
                                  Ref        %        $        %        $          %
                                 -----     ------   ------  ------    ------  ---------
[_] Chapter 11 Postpetition        O         NA       NA      0.0%      0.0        NA
    Super-Priority Claims

[_] Chapter 11 Postpetition        P       100.0%    58.4     0.0%      0.0        NM
    Non-Priority Claims
    (Chapter 11 Admin. Claims)

[_] Other Secured Claims           Q       100.0%     NA    100.0%       NA      100.0%
    (Class B)

[_] Lender Claims                  R         2.3%    51.6    13.5%    305.0       15.8%
    (Class C)


[_] GC Holdings Notes              S         1.3%    52.0      NA        NA        1.3%
    Claims (Class D)

[_] GCNA Notes Claims              T         NA       NA      0.0%      0.0        0.0%
  (Class E)

[_] General Unsecured              U         1.3%    53.2     0.0%      0.0        1.0%
    Claims (Class F)


[_] Convenience Claims             U         1.3%     0.3     0.0%      0.0        0.4%
    (Class G)

[_] Preferred Stock                V         0.0%     0.0     0.0%      0.0        0.0%
    (Class I,J)

[_] Common Stock                   V         0.0%     0.0     0.0%      0.0        0.0%
    (Class K)

                                       97

   NOTES TO ASSET ACCOUNTS


A Cash. The cash balance reflects management's estimate of cash at the Group I and Group II entities at year-end December 31, 2002. Cash includes cash and cash equivalents, as well as restricted cash. The cash at the Group I entities includes approximately $13 million under control of the JPLs. There can be no assurance that the full amount of these funds will be available to creditors of the Group I entities. In addition, the holders of the Lender Claims have asserted a security interest in the cash at the Group II entities.

B Accounts Receivable. Estimated proceeds realizable from short-term and long-term accounts receivable under a liquidation are based on management's assessment of the collectibility of those receivables taking into consideration the credit quality of the counter-parties and the aging of the accounts. A range of recovery rates were assigned to categories of receivables believed to have similar characteristics such as type of obligor and aging. Additional factors such as time, difficulty of collection, and certain offset rights were also considered. The overall recovery rates of 10% for Group I and 32% for Group II shown in the table are a result of a build-up of total receivables from these various categories, each with its own recovery rate.

C Investments in/and Advances to Affiliates. These assets include intercompany accounts receivable, advances to affiliates, investments in subsidiaries, equity in affiliates, and long-term intercompany loans receivables. For the most part, management assumes no recovery for these investments/claims with the exception for Group II's general unsecured claim of $1.7 billion against Group I. For purposes of this analysis, management assumes that this Group II claim against Group I will share pro rata with other unsecured claims against Group I.

D Post-Petition I/C Funding. This asset represents postpetition intercompany funding primarily from Group I entities to other Global Crossing entities (including non-Debtors) prior to the commencement of the chapter 7 cases. Pursuant to a cash management order approved by the Bankruptcy Court postpetition funding by one Debtor of the administrative expenses of another Debtor are entitled to a super-priority expense of administration in the chapter 11 case of the Debtor receiving the funding. For the purposes of the Liquidation Analysis, management has assumed that this cash management order remains in place until the commencement of the chapter 7 cases. Recoveries on this asset class are based on the ability of obligor entities to repay such loans. This asset also includes claims against non-Debtor affiliates to the extent that repayment is likely (e.g., advances to certain GCUK related entities that are secured by accounts receivable).

E Other Assets and Prepaid. This asset account consists primarily of miscellaneous tax receivables, prepaid rents, prepaid property taxes, and prepaid inter-company capacity and prepaid insurance. Management has reviewed the individual account balances for this account and has estimated that in aggregate approximately $17 million in Group I and approximately $38 million in Group II may be recovered under a liquidation scenario. These recoveries consist primarily of expected tax refunds and other miscellaneous payments.

F Property, Plant & Equipment, Net ("PP&E"). PP&E, including construction-in-progress, includes network assets, such as cable systems, points of presence, and transmission equipment, as well as other fixtures and fittings, leasehold improvements, computer equipment, motor vehicles, and other assets. Management reviewed the various asset classes included and assigned recovery rates based on the type of asset. Additional consideration was

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   given for the "forced sale" nature of the liquidation, the need to disconnect or otherwise prepare the asset for sale, and the physical location, and accessibility of the asset in estimating the recovery rates. The overall average recovery rates across all PP&E asset classes results in 1% for Group
   I and 3% for Group II.

G Long-Term Deferred Tax Assets. For purposes of this analysis, management assumes no recovery from this asset class.

H Other Long-Term Assets. This asset consists primarily of prepaid installation charges, prepaid OA&M, and direct investment portfolio assets. After an analysis of the types of assets in this category, management believes that the Debtors will not receive any material recovery.

I Preference Payments. This asset consists of recoveries on preference actions against vendors and other entities that received payments during the 90 days prior to the Petition Date. For purposes of this analysis management estimates a recovery of approximately $10 million at the Group II entities related to this asset class.

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 NOTES TO CHAPTER 7 ADMINISTRATIVE CLAIMS

J Trustee & Receiver fees. Compensation for the chapter 7 trustee will be limited to fee guidelines in section 326 of the Bankruptcy Code. For purposes of this analysis management has assumed trustee fees to be 3.0% of the proceeds recovered from non-cash assets in the liquidation. No amounts have been explicitly included in this analysis to cover the costs and expenses of the JPLs or a successor liquidator of the Bermuda Debtors.

K Counsel for Trustee. Compensation for trustee's counsel is estimated at 50% of estimated trustee fees.

L Other Professional Fees. Management estimates that professional fees for legal, financial, and other advice during the chapter 7 proceedings to be equal to the trustee and receiver fees.


M Wind-Down Costs. The Debtors assume that the chapter 7 liquidation process will take a total of nine months to complete. For the first three months (90 days) it is assumed that the Federal Communications Commission will require the Debtors to continue to provide service to its existing customer base in order to allow customers to transition to alternative providers. Based on this assumption, management has assumed that during this first 90-day period, the Debtors will need to keep its North American network and non-North American points connecting to the North American network operating. Management has assumed a shut down for all other parts of the Debtors' network upon the commencement of the liquidation.

     During the wind-down period, customers are assumed to disconnect at a much quicker pace than normal course business. The highest attrition during that period is expected to be experienced from facilities based carriers, followed by large MNCs, and middle market enterprises. Attrition from switchless carriers and low-end enterprises is not expected to be as dramatic, however is expected to be higher than historical levels as all customers seek alternative providers. In addition, because no new accounts will be added, operating expenses (employee and real estate costs) are estimated to decrease to the lowest cost level required to support service while customers transition off the Debtors' network. After the first 90-day period, operating costs are assumed to reduce to minimal levels as the trustee further rejects contracts and leases and manages the wind-down of the assets. Wind-down costs are offset by collections of new revenues, assumed to be 32% of new revenues (primarily only applicable to North America) during the wind-down period. This percentage is based on the average net recovery assumed for pre-chapter 7 receivables for North America (Group I). Due to the difficulty in collecting new receivables during the wind-down period, management believes that the actual collection rate on new receivables during the chapter 7 process may be lower. Other wind-down costs include employee severance costs and network access costs.

     Management has reviewed the impact of shortening the overall wind-down period (70% to 80% of total wind-down costs occur in the first 90 day period), shortening the period during which the Company is required to continue to provide service, and increasing the recovery rate on receivables created during the wind-down period. After reviewing these various sensitivities to the wind-down assumptions, management believes that none of these adjustments leads to a material impact on the recoveries presented herein. The majority of the value created by reductions in wind-down costs (including by increasing the recovery rate on receivables created during this period) at the Group II entities, where the bulk of such costs are incurred, would not increase the hypothetical chapter 7 recoveries to holders of claims in Classes C, D, and F. Any increase in asset recoveries would be used to repay substantial

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     Chapter 11 Postpetition Super-Priority and Non-Priority Claims at Group II,
     which receive no recovery under the analysis presented in the table.

NOTES TO DISTRIBUTION OF PROCEEDS

N Wind-down cost shortfall in Group II. The net proceeds shown in this table to be available for distribution to creditors of the Group II entities ($269 million) are net of all the wind-down costs for Group II. However, the Group II entities will not have sufficient unencumbered funds to cover such costs. The funding gap is approximately $36 million. The Debtors believe that one of the following will occur: (i) the Bankruptcy Court will permit the chapter 7 trustee to use a portion of the cash on which the holders of the Lender Claims assert a lien (the proceeds from the sale of IPC) to cover such expenses; (ii) the Bankruptcy Court will permit the chapter 7 trustee to use cash that would otherwise be available for creditors of Group I to cover such expenses; or (iii) the parties providing wind-down services to the Group II chapter 7 debtors will not be fully paid. Although the amount shown on this line is net of all wind-down costs, the table entitled "Distribution of Proceeds" assumes that the third alternative will occur and that the entire $305 million of cash in the Group II entities will be available for Class C. That assumption does not reflect a legal conclusion that one alternative is more likely to occur than any other alternative. As described in Note R, below, the occurrence of the first alternative would adversely affect the recoveries specified herein for holders of the Lender Claims (Class C). As described in Notes R, S, and U, the occurrence of the second alternative would adversely affect the recoveries specified herein for holders of claims in Classes C, D, and F.

O Chapter 11 Postpetition Super-Priority Claims. Chapter 11 postpetition super-priority claims relate to postpetition intercompany funding from Group I to other Global Crossing entities pursuant to the Company's cash management order in effect during the course of the chapter 11 process. Recoveries on these claims are based on the ability of obligor entities to repay such loans or, in the case of non-Debtors, the extent any security pledged on account of these loans (e.g., advances to certain GCUK related entities are secured by accounts receivable) will realize any value for the Debtors (see Note D to the asset accounts above).

P Chapter 11 Postpetition Non-Priority Claims. These claims represent postpetition chapter 11 accounts payables, access charges and accrued expenses (primarily in Group II), and professional fees (primarily in Group
     I) related to the chapter 11 proceedings. As indicated in the table, postpetition chapter 11 claims against the Group II entities are projected to receive no recovery in a chapter 7 liquidation. The postpetition claims against the Group I entities do not include potential postpetition liquidated damage claims by the Investors under the Purchase Agreement. As discussed above, in certain circumstances a termination of the Purchase Agreement would result in a postpetition claim against the Debtors for either $30 million or $50 million, depending on the reason for the termination. In the event such claims were triggered, the recoveries to Classes C, D, and F in a hypothetical chapter 7 case would be reduced significantly from the amounts shown in the table.

Q Other Secured Claims (Class B). For purposes of this analysis, it is assumed that the collateral underlying other secured claims are returned in full satisfaction of Class B claims. The Debtors do not believe that any material claims exist in Class B.

R Lender Claims (Class C). As described above under "Important Considerations and Assumptions," no discount has been applied to the percentage recoveries for these claims to

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     reflect the risks of litigation. In addition, in the event the shortfall in the Group II wind-down costs is charged to the cash on which the holders of the Lender Claims assert an interest (see Note N), the percentage recovery for this class will be 14.3%, rather than the 15.9% shown above. In the event the shortfall in Group II wind-down costs is charged against the assets of Group I, the percentage recovery for this class will be 15.5%.

S GC Holdings Notes Claims (Class D). Class D claims are against Group I Debtors and recoveries are based on recoveries for general unsecured claims at Group I. In the event the shortfall in the Group II wind-down costs is charged against the assets of Group I (see Note N), the percentage recovery for this class will be 0.9%, rather than the 1.3% shown above.

T GCNA Notes Claims (Class E). Class E claims are against Group II Debtors and recoveries are based on recoveries for general unsecured claims at Group II.

U General Unsecured Claims (Classes F and G). General unsecured claims include deficiency claims of Lenders, bond and note claims, trade payables, access payables, IRU claims, litigation and rejection claims, and various other claims. The Debtors believe that the aggregate amount of general unsecured claims in a chapter 7 case will be significantly higher than the total for such claims in the chapter 11 cases. Recoveries to this class are based on recoveries remaining for general unsecured claims at each respective entity. The below table illustrates the composition of general unsecured claims.

($ in millions)                                            Group I     Group II
                                                           -------     --------
Bank Debt                                                  $ 2,239      $ 1,955
Bond and Note Claims                                         3,896          633
Trade, Access and Miscellaneous Claims                         464          566
Other Claims                                                 1,736           71
IRU Claims                                                     807          469
Litigation/Rejection Claims                                  1,004          198
                                                          --------      -------
     Total Claims                                         $ 10,145      $ 3,893
                                                          ========      =======

In the event the shortfall in the Group II wind-down costs is charged against the assets of Group I (see Note N), the percentage recovery for Group I creditors in this class will be 0.9%, rather than the 1.3% shown above, and the overall recovery for Class F would be 0.7% rather than 1.0% shown above.

v Preferred Stock (Class I,J) and Common Stock (Class K). Preferred and common stock receive no recovery in the liquidation.

E.   Feasibility

     The Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have

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prepared projections described in section IV above. Based upon such projections, the Debtors believe that they will be able to make all payments required pursuant to the Plan and, therefor, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

F.       Section 1129(b)

                  The Bankruptcy Court may confirm a Plan over the rejection or deemed rejection of the Plan by a class of claims or equity interests if the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to such class.

         1.       No Unfair Discrimination.

                  This test applies to classes of claims or equity interests that are of equal priority and are receiving different treatment under the Plan. The test does not require that the treatment be the same or equivalent, but that such treatment be "fair."

         2.       Fair and Equitable Test.

                  This test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. As to the dissenting class, the test sets different standards, depending on the type of claims or interests in such class:

         o Secured Creditors. Each holder of an impaired secured claim either (i) retains its liens on the property, to the extent of the allowed amount of its secured claim and receives deferred cash payments having a value, as of the Effective Date, of at least the allowed amount of such claim, or (ii) has the right to credit bid the amount of its claim if its property is sold and retains its liens on the proceeds of the sale (or if sold, on the proceeds thereof) or (iii) receives the "indubitable equivalent" of its allowed secured claim.

         o Unsecured Creditors. Either (i) each holder of an impaired unsecured claim receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

         o Equity Interests. Either (i) each equity interest holder will receive or retain under the plan property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock and (b) the value of the stock, or (ii) the holders of interests that are junior to the equity interests of the dissenting class will not receive or retain any property under the plan of reorganization.

                  The Debtors believe the Plan will satisfy the "fair and equitable" requirement notwithstanding that Classes I (GC Holdings preferred stock), J (GCL preferred stock), K (GCL common stock), and L (Securities Litigation Claims) are deemed to reject the Plan because no class that is junior to such classes will receive or retain any property on account of the claims or equity interests in such class.

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                  The Securities Litigation Claims are subordinated by section
510(b) of the Bankruptcy Code to the class of claims to which those Claims related, except for Securities Litigation Claims relating to common stock which ranks pari passu with common stock. The Securities Litigation Claims are junior to claims that are not being paid in full. Because senior claims are not being paid in full, the Securities Litigation Claims are being extinguished.

                                      XII.

           Alternatives to Confirmation and Consummation of this Plan

A.       Liquidation Under Chapter 7

                  If no chapter 11 plan can be confirmed, the chapter 11 cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effect that a chapter 7 liquidation would have on the recoveries of holders of claims is set forth in section XI.D of this Disclosure Statement. The Debtors believe that liquidation under chapter 7 would result in smaller distributions being made to creditors than those provided for in the Plan because (i) the likelihood that other assets of the Debtors would have to be sold or otherwise disposed of in a less orderly fashion, (ii) additional administrative expenses attendant to the appointment of a trustee and the trustee's employment of attorneys and other professionals, and (iii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations. In a chapter 7 liquidation, the Debtors believe that there would be no distribution to holders of claims or interests in Classes E, I, J, and K.

B.       Alternative Plan of Reorganization

                  If the Plan is not confirmed, the Debtors or any other party in interest (if the Debtors' exclusive period in which to file a plan of reorganization has expired) could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtors' business or an orderly liquidation of the Debtors' assets under chapter 11. The Debtors have concluded that the Plan enables creditors and equity holders to realize the most value under the circumstances. In a liquidation under chapter 11, the Debtors would still incur the expenses associated with closing or transferring to new operators numerous facilities. The process would be carried out in a more orderly fashion over a greater period of time. Further, if a trustee were not appointed, because such appointment in not required in a chapter 11 case, the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case. Although preferable to a chapter 7 liquidation, the Debtors believe that liquidation under chapter 11 is a much less attractive alternative to creditors and equity holders than the Plan because of the greater return provided by the Plan.

                                      XIII.

            Certain U.S. Federal Income Tax Consequences of the Plan

                  The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to Debtors and certain holders of claims. The following summary does not address the U.S. federal income tax consequences to holders whose claims are entitled to reinstatement or satisfaction in full under the Plan (e.g., Priority Non-Tax

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Claims and Other Secured Claims) or holders whose claims or equity interests are extinguished without a distribution in exchange therefor (e.g., Holders of GC Holdings Preferred Stock, GCL Preferred Stock, or GCL Common Stock).

     The following U.S. federal income tax consequences are based on the Tax Code, Treasury regulations promulgated and proposed thereunder, judicial decisions and published administrative rules and pronouncements of the U.S. Internal Revenue Service ("IRS") as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the U.S. federal income tax consequences described below.

     The U.S. federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary generally does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, and investors in pass-through entities).

     ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, FOREIGN, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

A. Consequences to the Debtors

     Other than with respect to Global Crossing North American Holdings, Inc. ("GCNAH") and its direct and indirect U.S. subsidiaries (collectively, the "U.S. Debtors"), the Debtors do not anticipate the Plan to result in any significant United States federal income tax consequences to the Debtors. In addition, the Debtors do not believe that GCL or GCHL (both of which are Bermuda corporations) will incur any U.S. or foreign income tax liability as a result of the transfer of substantially all of their respective assets to New Global Crossing (a newly-formed Bermuda corporation) or a subsidiary of New Global Crossing (which would also be a foreign corporation) in accordance with the Purchase Agreement.

     1. Transfers of Assets Pursuant to the Purchase Agreement

     Although GCL and GCHL are not themselves subject to tax in the United States, the characterization of the acquisition of the assets of GCL and GCHL by New Global Crossing may impact the U.S. federal income tax consequences of the creditors (as discussed in the next section) under the Plan and/or as future stockholders of New Global Crossing.

     It is anticipated that the acquisition of the assets of GCL will be treated as a simple purchase of assets for U.S. federal income tax purposes, giving rise to a new cost basis in the hands of New Global Crossing. In contrast, it is possible (although not required under either the Plan or the Purchase Agreement) that the acquisition of substantially all of the assets of

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GCHL pursuant to the Purchase Agreement, followed by the distribution by GCHL pursuant to the Plan of the consideration received and all remaining assets, may qualify as a reorganization under section 368(a)(1)(G) of the Tax Code (a so-called "G" reorganization) for U.S. federal income tax purposes.

                   In addition to other statutory and non-statutory requirements common to tax-free reorganizations, for a transfer of assets by a corporation in bankruptcy to qualify as a "G" reorganization, (i) the debtor corporation must transfer substantially all of its assets to another corporation and distribute all stock and securities received of such corporation or, in certain cases, its parent, including to at least one stockholder or security holder of the debtor corporation, and (ii) the historic shareholders and creditors of the debtor corporation must receive, collectively, a sufficient percentage of the acquiring corporation's stock relative to the amount of non-stock consideration received. For advance ruling purposes, the IRS requires that such stock constitute at least 50% of the total consideration to be received by the most senior class of creditors of the debtor corporation receiving stock and all equal and junior classes and, if applicable, shareholders. However, under applicable case law, significantly lower percentages have been held to be sufficient.

                  Accordingly, although the Debtors expect that the value of New Global Crossing stock considered distributed for this purpose as a percentage of the total consideration so distributed will be significantly less than 50% - with the ultimate percentage dependent, in part, on the value of such stock and the allocation of the consideration received among the creditors of the various debtors - it is possible that the transfers of assets and distribution to creditors pursuant to the Plan and Purchase Agreement by GCHL may qualify as a "G" reorganization.

                  The Plan and Purchase Agreement currently contemplate that only the assets of GCL and GCHL - which include (directly or indirectly) all of the stock of the other Debtors as reorganized, rather than the underlying assets of such entities - will be acquired by New Global Crossing.

         2.       Consequences to the U.S. Debtors

                  For U.S. federal income tax purposes, the U.S. Debtors (including, as of January 1, 2002, Global Crossing Bandwidth, Inc.) file a single consolidated federal income tax return with GCNAH as the common parent. As of the end of their taxable year ended December 31, 2001, the U.S. Debtors (other than Global Crossing Bandwidth, Inc.) reported consolidated NOL carryforwards of approximately $544 million (substantially all of which is attributable to the subsidiaries of GCNAH and GCNA, and not to GCNAH or GCNA itself), and certain of the U.S. Debtors have, in the aggregate, additional NOL carryforwards of approximately $260 million which are subject to certain limitations. In addition, the U.S. Debtors have incurred significant additional losses to date and thus currently expect to report a sizeable net operating loss for its taxable year ending December 31, 2002 (a portion of which may be able to be carried back to obtain a refund of prior year taxes). The amount of such NOLs and other losses is subject to adjustment by the IRS, and for the taxable years 1996 through 2001, are currently under examination by the IRS. In addition to their NOL carryforwards, the U.S. Debtors on a group basis have an aggregate tax basis in their assets that substantially exceeds the fair market value of such assets.

                   As discussed below, certain of the U.S. Debtors' favorable tax attributes (such as their current year NOLs, NOL carryforwards and tax basis) may be substantially reduced, eliminated or subject to limitations as the result of implementation of the Plan.

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                  (a) Cancellation of Debt

                  The Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes - such as NOL carryforwards, current year NOLs, tax credits and tax basis in assets - by the amount of any cancellation of debt ("COD"). COD is the amount by which the indebtedness discharged exceeds any consideration given in exchange therefor, subject to certain statutory or judicial exceptions that can apply to limit the amount of COD (such as where the payment of the cancelled debt would have given rise to a tax deduction). To the extent the amount of COD exceeds the tax attributes available for reduction, the excess COD is simply forgiven. It is unclear whether the reduction in tax attributes occurs on a separate company basis even though the Debtors file a consolidated federal income tax return. The Debtors are aware that the IRS has, in certain cases, asserted that such reduction generally should occur on a consolidated basis. For purposes of the Projections (see section IV.C above), the Debtors have taken the position that the reduction in tax attributes occurs on a separate company basis. Any reduction in tax attributes does not occur until the end of the taxable year or, in the case of asset basis reduction, the first day of the taxable year following the taxable year in which the COD is incurred. If advantageous, a debtor can elect to reduce the basis of depreciable property prior to any reduction in its NOLs or other tax attributes.

                  As a result of the discharge of claims pursuant to the Plan, the U.S. Debtors (but principally GCNA) are expected to realize significant COD. The extent of such COD and resulting tax attribute reduction will depend, in part, on the amount of New Senior Secured Notes and the fair market value of the New Common Stock and other assets distributed in discharge of Allowed claims of the U.S. Debtors. It is anticipated that the U.S. Debtors will recognize, in the aggregate, upwards of $2.2 billion of COD (exclusive of Intercompany Claims). Given the magnitude of the expected COD, it is anticipated that the resulting tax attribute reduction would reduce (and, in certain cases, eliminate) the NOL carryforwards and current year losses attributable to the respective Debtors as of the end of the taxable year in which the Effective Date occurs and could significantly reduce the respective Debtors' tax basis in their separate company assets as of such time, as well as possibly eliminate the remaining consolidated NOL and capital loss carryforwards of the U.S. Debtors.

                  (b) Limitations on NOL Carryforwards and Other Tax Attributes

                  Following the implementation of the Plan, any NOLs (and carryforwards thereof) and certain other tax attributes of the U.S. Debtors allocable to periods prior to the Effective Date will be subject to the limitations imposed by Section 382 of the Tax Code. These limitations apply in addition to the attribute reduction that results from the discharge of claims pursuant to the Plan.

                  Under Section 382, if a corporation (or consolidated group) undergoes an "ownership change," the amount of its pre-change losses (including certain losses or deductions which are "built-in," i.e., economically accrued but unrecognized, as of the date of the ownership change) that may be utilized to offset future taxable income generally is subject to an annual limitation. The transfer of the assets of GCHL pursuant to the Purchase Agreement and the Plan, which includes the stock of reorganized GCNAH, will constitute an ownership change of the U.S. Debtors.

                  In general, the amount of the annual limitation to which a corporation (or a consolidated group) would be subject is equal to the product of (i) the fair market value of the stock of the corporation (or, in the case of a consolidated group, the common parent) immediately

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before the ownership change (with certain adjustments) multiplied by (ii) the
"long-term tax-exempt rate" in effect for the month in which the ownership change occurs (4.91% for ownership changes occurring in September 2002). For a corporation (or consolidated group) in bankruptcy that undergoes the ownership change pursuant to a confirmed bankruptcy plan, the stock value generally is determined immediately after (rather than before) the ownership change, also with certain adjustments. The value after the ownership change would take into account any increase in value resulting from the surrender of creditors' claims.

                  Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. However, if the corporation (or the consolidated group) does not continue its historic business or use a significant portion of its historic assets in a new business for two years after the ownership change, the annual limitation resulting from the ownership change is zero.

                  As indicated above, Section 382 can operate to limit built-in losses recognized subsequent to the date of the ownership change. If a loss corporation (or consolidated group) has a "net unrealized built-in loss" at the time of an ownership change (taking into account most assets and items of "built-in" income and deductions), then any built-in losses recognized during the following five years (up to the amount of the original net built-in loss) generally will be treated as pre-change losses and similarly will be subject to the annual limitation. Conversely, if the loss corporation (or consolidated group) has a "net unrealized built-in gain" at the time of an ownership change (taking into account most assets and items of "built-in" income and deductions), any built-in gains recognized during the following five years (up to the amount of the original net built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance. Although the rule applicable to net unrealized built-in losses generally applies to consolidated groups on a consolidated basis, certain corporations that join the consolidated group within the preceding five years may not be able to be taken into account in the group computation of net unrealized built-in loss. Such corporations would nevertheless still be taken into account in determining whether the consolidated group has a net unrealized built-in gain. Thus, a consolidated group can be considered to have both a net unrealized built-in loss and a net unrealized built-in gain. In general, a loss corporation's (or consolidated group's) net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of (i) $10 million or (ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change. It is expected that the U.S. Debtors will have a net unrealized built-in loss on the Effective Date.

                  Although an exception to the foregoing annual limitation rules generally applies where so-called "old and cold" creditors of a debtor in a U.S. bankruptcy or similar case receive at least 50% of the vote and value of the stock of the reorganized debtor pursuant to a confirmed bankruptcy plan, in this case the U.S. Debtors will not qualify for this exception.

                  (c) U.S. Alternative Minimum Tax

                  In general, a U.S. alternative minimum tax ("AMT") is imposed on a corporation's U.S. alternative minimum taxable income at a 20% tax rate to the extent such tax exceeds the corporation's regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. For example, a corporation is generally not allowed to offset more than 90% of its taxable income for AMT purposes by available NOL carryforwards. However, recent legislation

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provides for a temporary waiver of this limitation for AMT NOL carrybacks originating in years ending in 2001 or 2002, or NOL carryforwards to the 2001 and 2002 tax years.

                  In addition, if a corporation (or consolidated group) undergoes an "ownership change" within the meaning of section 382 of the Tax Code and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation's (or consolidated group's) aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.

                  Any AMT that a U.S. corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to AMT.

                  (d) Transfer of Assets to Liquidating Trust

                  As discussed below (see "--B. Consequences to the Holders of Certain Claims - 6. Tax Treatment of Liquidating Trust and Holders of Beneficial Interests"), pursuant to the Plan, each of the U.S. Debtors will be treated for U.S. federal income tax purposes as transferring the portion of their assets, if any, that comprise part of the Liquidating Trust Assets directly to the holders of Allowed Claims in Classes C, D, E, and F, who will then be treated as transferring such assets to the Liquidating Trust. Accordingly, the transfer of Liquidating Trust Assets by the U.S. Debtors may result in the recognition of gain or income by the U.S. Debtors, depending in part on the value of such assets on the Effective Date. Nevertheless, due to their reported and anticipated NOLs and NOL carryforwards and the tax basis in such assets, the U.S. Debtors do not anticipate that a significant tax liability (if any) will be incurred as a result of such transfer.

B.       Consequences to the Holders of Certain Claims

                  Pursuant to the Plan, holders of Class C, D, E, and F Claims will receive, in satisfaction and discharge of their claims, Cash, New Senior Secured Notes, New Common Shares, and beneficial interests in the Liquidating Trust, and, in the case of Class C Claims, also certain other assets. Holders of Convenience Claims (Class G) will receive solely cash in satisfaction and discharge of their allowed claims. Holders of allowed claims in Class F and Class G may receive additional distributions after the Effective Date to the extent any Disputed Claims in such class are subsequently disallowed. In addition, a portion of the amounts distributable to Classes D and E will be held in reserve for the potential benefit of Disputed Claims in Class F. Accordingly, holders of allowed claims in Classes D and E may also receive additional distributions after the Effective Date in the even any Disputed Claims in Class F are subsequently disallowed.

                  The U.S. federal income tax treatment to holders of Allowed Class C Claims and holders of Class D Claims depend, in part, on (i) whether the acquisition of the assets of GCHL by New Global Crossing qualifies as a "G" reorganization for U.S. federal income tax purposes (see "Consequences to the Debtor - 1. Transfers of Assets Pursuant to the Purchase Agreement," above), and
(ii) if so, whether, or to what extent, such Claims constitute "securities" of GCHL for U.S. federal income tax purposes. The term "security" is not defined in the Tax Code or in the Treasury Regulations promulgated thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt constitutes a "security" depends on an overall evaluation of the nature of the debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of five years or less do not

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constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten years or more constitute securities. Accordingly, the following discussion assumes that the Class D Claims would constitute "securities" of GCHL for U.S. federal income tax purposes. In contrast, it is less clear whether, or the extent to which, Class C Claims would constitute "securities" of GCHL for this purposes. Each holder of a Class C or Class D
Claim is urged to consult its tax advisor regarding the possible qualification of the acquisition of assets of GCHL as a "G" reorganization, and the status of its claim as a security of GCHL for U.S. federal income tax purposes.

         1.       Gain or Loss - Generally

                  In general, each holder of Class C, D, E, F, or G Claims will recognize gain or loss in an amount equal to the difference between (i) the sum of the amount of any Cash, the issue price of any New Senior Secured Notes and the fair market value of any New Common Shares and other property (including, as discussed below, their undivided interest in the Liquidating Trust Assets) received by the holder in satisfaction of its claim (other than in respect of any Claim for accrued but unpaid interest, and excluding any portion required to be treated as imputed interest due to the post-Effective Date distribution of such consideration upon the resolution of Disputed Claims) and (ii) the holder's adjusted tax basis in its Claim (other than any claim for accrued but unpaid interest). For a discussion of the U.S. federal income tax consequences of any Claim for accrued interest, see "- 3. Distributions in Discharge of Accrued But Unpaid Interest," below. For a discussion of the potential U.S. federal income tax consequences to holders of claims in Class C and D in the event the acquisition of assets of GCHL qualifies as a "G" reorganization, see the next section.


                  As discussed below, the Liquidating Trust has been structured to qualify as a "grantor trust" for U.S. federal income tax purposes. Accordingly, each holder of an Allowed Claim will be treated for U.S. federal income tax purposes as directly receiving and as a direct owner of its allocable percentage of the Liquidating Trust Assets. See "- 6. Tax Treatment of Liquidating Trust and Holders of Beneficial Interests," below. Pursuant to the Plan, the Estate Representative will make a good faith valuation of the Liquidating Trust Assets, and all parties, including the holders of allowed claims in Classes C, D, E and F, must consistently use such valuation for all federal income tax purposes.

                  Due to the possibility that a holder of an allowed claim may receive additional distributions subsequent to the Effective Date in respect of any subsequently disallowed Disputed Claims or unclaimed distributions, the imputed interest provisions of the Tax Code may apply to treat a portion of such later distributions to such holders as imputed interest. In addition, it is possible (although not believed likely) that any loss realized by a holder in satisfaction of an allowed claim in Classes D, E, F, or G may be deferred until all subsequent distributions relating to Disputed Claims in such class are determinable, and that a portion of any gain realized may be deferred under the "installment method" of reporting. Holders are urged to consult their tax advisors regarding the possibility for deferral, and the ability to elect out of the installment method of reporting any gain realized in respect of their claims.

                  After the Effective Date, any amount a holder receives as a distribution from the Liquidating Trust in respect of its beneficial interests in the Liquidating Trust (other than as a result of the subsequent disallowance of Disputed Claims) should not be included, for federal income tax purposes, in the holder's amount realized in respect of its allowed claim but should be separately treated as a distribution received in respect of such holder's beneficial (ownership) interests in the Liquidating Trust.

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     Where gain or loss is recognized by a holder in respect of its claim, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the claim was acquired at a market discount and whether and to what extent the holder had previously claimed a bad debt deduction. A holder which purchased its claim from a prior holder at a market discount may be subject to the market discount rules of the Tax Code. Under those rules, assuming that the holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of such claim (subject to a de minimus rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such claim as of the date of the exchange.


     In general, a holder's tax basis in any New Senior Secured Note will equal the issue price of such notes and a holder's tax basis in any New Common Shares or any assets received (including the holder's undivided interest in the Liquidating Trust Assets) will equal the fair market value of such stock or assets, and the holding period for such notes, stock or assets generally will begin the day following the Effective Date.

     2. Possible Tax Treatment of Class C and D Claims That Constitute "Securities" of GCHL

     In the event that the acquisition of the assets of GCHL by New Global Crossing qualifies as a "G" reorganization, each holder of a Class C Claim with respect to the portion of such claim that constitutes a security of GCHL for U.S. federal income tax purposes and each holder of a Class D Claim generally
(i) will not recognize loss upon the exchange of such claims, but (ii) will recognize gain (computed as described in the proceeding section), if any, only to the extent of any consideration received other than stock or securities of New Global Crossing (other than any in respect of any claim for accrued but unpaid interest, and excluding any portion required to be treated as imputed interest due to the post-Effective Date distribution of such consideration upon the resolution of Disputed Claims). The character and timing of such gain would be determined in accordance with the principles discussed in the preceding section.

     It is not clear, however, whether a holder who is a U.S. person and who, immediately after the Effective Date, holds five percent or more of the voting power or value of the stock of New Global Crossing, directly or by attribution ("5% U.S. Holders") may avoid the recognition of gain on its receipt of stock or securities of New Global Crossing. Such holder may be required to enter into a gain recognition agreement with the IRS to secure non-recognition treatment. Holders who may be in this situation should consult their tax advisors as to their eligibility for non-recognition treatment and the procedures for entering into gain recognition agreements.

     For a discussion of the U.S. federal income tax consequences of any claim for accrued interest, see "- 3. Distributions in Discharge of Accrued But Unpaid Interest," below.

     In general, a holder's aggregate tax basis in any New Common Stock received in satisfaction of its Class D Claim or the portion of any Class C Claim that constitutes a security will equal the holder's aggregate tax basis in such Claim (including any claim for accrued but unpaid interest), increased by any gain recognized or interest income received in respect of such claim and decreased by any consideration received other than stock or securities of New Global Crossing, and any deductions claimed in respect of any previously accrued interest. In general,

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the holder's holding period for any New Common Stock received will include the holder's holding period for the claim, except to the extent that the New Common Stock was issued in respect of a claim for accrued but unpaid interest.

     In general, the holder's tax basis in any New Senior Secured Note will equal the issue price of such notes and the holder's tax basis in any other assets received (including the holder's undivided interest in the Liquidating Trust Assets) will equal the fair market value of such assets, and the holding period for such notes and assets generally will begin the day following the Effective Date.

     3. Distributions in Discharge of Accrued But Unpaid Interest

     Pursuant to the Plan, distributions to any holder of an allowed claim will be allocated first to the original principal portion of such claim as determined for federal income tax purposes, and then, to the extent the consideration exceeds such amount, to the portion of such claim representing accrued but unpaid interest. However, there is no assurance that the IRS would respect such allocation for federal income tax purposes.

     In general, to the extent that an amount received (cash, stock, notes or other property) by a holder of debt is received in satisfaction of interest accrued during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest claimed was previously included in its gross income and is not paid in full. Each holder is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of unpaid interest for U.S. federal income tax purposes.

     4. Interest and Original Issue Discount on New Senior Secured Notes

     Pursuant to the Plan, the New Senior Secured Notes provide for the semi-annual payment of interest at a rate of 11% per annum. Such stated interest generally will be includable in income by a holder in accordance with the holder's regular method of accounting.

     In addition, under certain circumstances, a holder of New Senior Secured Notes may be required to recognize imputed interest in the event the New Senior Secured Notes are treated as issued with original issue discount ("OID"). In general, a debt instrument is treated as having OID to the extent its "stated redemption price at maturity" (in this case, the stated principal amount of the New Senior Secured Notes) exceeds its "issue price" other than by a de minimus amount.

     The "issue price" of a New Senior Secured Note will depend upon whether the New Senior Secured Notes are traded on an "established securities market" within thirty days before or after the Effective Date, or a substantial portion of the New Senior Secured Notes are issued for Claims that are traded on an established securities market. Pursuant to applicable Treasury Regulations, an "established securities market" includes, among other things, (i) a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions, or (ii) that price quotations for such notes are readily available from dealers, brokers or traders.

     If either the New Senior Secured Notes (within thirty days of the Effective
Date) or a substantial portion of the Claims are traded on an established securities market, the issue

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price will be equal to (or approximate) the fair market value of the New Senior
Secured Notes at issuance. If not, the issue price of the New Senior Secured Notes will be their stated principal amount, in which event there would be no OID.

         If the New Senior Secured Notes are treated as issued with OID, each holder generally will be required to accrue the OID in respect of the New Senior Secured Notes received, and include such amount in gross income as interest, over the term of such notes based on the constant yield method. Accordingly, each holder generally would be required to include amounts in gross income in advance of the payment of cash in respect of such income. A holder's tax basis in New Senior Secured Notes would be increased by the amount of any OID included in income and reduced by any cash payments (other than payments of stated interest) made with respect to such note.

     5.  Ownership and Subsequent Sale of New Common Stock

         It is not anticipated that New Global Crossing will be a passive foreign investment company ("PFIC") during 2003 and is not expected to become a PFIC in the future. However, because the Debtors' expectations are based, in part, on interpretations of existing law as to which there is no specific guidance, and because the tests for PFIC status are applied annually, there can be no assurance that New Global Crossing will not be treated as a PFIC. If New Global Crossing were a PFIC, any U.S. person who is a holder of New Common Stock would be subject to U.S. federal income tax at then applicable rates on ordinary income, plus an interest charge, on (i) certain distributions made by New Global Crossing and (ii) any gain recognized upon such shareholder's disposition of New Common Stock. Holders of New Common Stock should discuss with their tax advisors the U.S. federal income tax consequences to them of holding PFIC stock.

         In the event that the acquisition of the assets of GCHL qualifies as a "G" reorganization, any gain recognized by a holder of an allowed claim against GCHL upon a subsequent sale or other taxable disposition of any New Common Stock received in respect of such claim pursuant to the Plan (or any stock or property received for it in a later tax-free exchange) also will be treated as ordinary income for U.S. federal income tax purposes to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) claimed with respect to its claim and any ordinary loss deductions incurred upon satisfaction of its claim, less any income (other than interest income) recognized by the holder upon satisfaction of its claim, and (ii) with respect to a cash-basis holder, also any amounts which would have been included in its gross income if the holder's claim had been satisfied in full but which was not included by reason of the cash method of accounting.

         In addition, the Treasury Department is expected to promulgate regulations that will provide that any accrued "market discount" not treated as ordinary income upon a tax-free exchange (including a "G" reorganization) of market discount bonds would carry over to the nonrecognition property (in this case, the stock of New Global Crossing) received in the exchange. If such regulations are promulgated and applicable to the Plan (and, likely, even without the issuance of regulations), any holder of a Class D Claim or any portion of a Class C Claim that constitutes a "security" for U.S. federal income tax purposes and which has accrued market discount would carry over such accrued market discount to any New Common Stock received pursuant to the Plan in the event the acquisition of GCHL's assets constitutes a "G" reorganization, such that any gain recognized by the holder upon a subsequent disposition of such New Common Stock also would be treated as ordinary income to the extent of any accrued market discount not previously included in income. In general, a claim will have "accrued


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market discount" if such claim was acquired after its original issuance at a discount to its adjusted issue price.

     6.   Tax Treatment of the Liquidating Trust and Holders of Beneficial
Interests

          Upon the Effective Date, the Liquidating Trust shall be established for the benefit of holders of allowed claims in Classes C, D, E, and F, whether allowed on or after the Effective Date.

          (a) Classification of the Liquidating Trust

          The Liquidating Trust is intended to qualify as a liquidating trust for U.S. federal income tax purposes. In general, a liquidating trust is not a separate taxable entity but rather is treated for federal income tax purposes as a "grantor" trust (i.e., a pass-through entity). However, merely establishing a trust as a liquidating trust does not ensure that it will be treated as a grantor trust for U.S. federal income tax purposes. The IRS, in Revenue Procedure 94-45, 1994-2 C.B. 684, set forth the general criteria for obtaining an IRS ruling as to the grantor trust status of a liquidating trust under a chapter 11 plan. The Liquidating Trust has been structured with the intention of complying with such general criteria. Pursuant to the Plan, and in conformity with Revenue Procedure 94-45, all parties (including the Debtors, the Estate Representative and the holders of allowed claims in Classes C, D, E, and F) are required to treat, for federal income tax purposes, the Liquidating Trust as a grantor trust of which the holders of allowed claims in Classes C, D, E, and F are the owners and grantors, and the following discussion assumes that the Liquidating Trust will be so respected for U.S. federal income tax purposes. However, no ruling has been requested from the IRS and no opinion of counsel has been requested concerning the tax status of the Liquidating Trust as a grantor trust. Accordingly, there can be no assurance that the IRS would not take a contrary position. If the IRS were to challenge successfully such classification, the federal income tax consequences to the Liquidating Trust, the holders of claims and the U.S. Debtors could vary from those discussed herein (including the potential for an entity level tax on any income of the Liquidating Trust).

          (b) General Tax Reporting by the Liquidating Trust and Beneficiaries


          For all U.S. federal income tax purposes, all parties (including the Debtors, the Estate Representative, and the holders of allowed claims in Classes C, D, E, and F) must treat the transfer of the Liquidating Trust Assets to the Liquidating Trust, in accordance with the terms of the Plan, as a transfer of the such Liquidating Trust Assets directly to the holders of allowed claims in Classes C, D, E, and F, followed by the transfer of such Liquidating Trust Assets by such holders to the Liquidating Trust. Consistent therewith, all parties must treat the Liquidating Trust as a grantor trust of which such holders are the owners and grantors. Thus, such holders (and any subsequent holders of interests in the Liquidating Trust) will be treated as the direct owners of an undivided interest in the assets of the Liquidating Trust for all U.S. federal income tax purposes (which assets will have a tax basis equal to their fair market value on the Effective Date). Pursuant to the Plan, the Estate Representative will determine the fair market value of the Liquidating Trust Assets as of the Effective Date, and all parties, including the holders of allowed claims in Classes C, D, E, and F, must consistently use such valuation for all federal income tax purposes.

     Accordingly, except as discussed below (in connection with pending Disputed Claims), each holder of an allowed claim in Classes C, D, E, and F will be required to report on its U.S. federal income tax return its allocable share of any income, gain, loss, deduction or credit


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recognized or incurred by the Liquidating Trust, in accordance with its relative beneficial interest. The character of items of income, deduction and credit to any holder and the ability of such holder to benefit from any deduction or losses may depend on the particular situation of such holder.

     The U.S. federal income tax reporting obligations of a holder is not dependent upon the Liquidating Trust distributing any cash or other proceeds. Therefor, a holder may incur a federal income tax liability with respect to its allocable share of the income of the trust regardless of the fact that the trust has not made any concurrent distribution to the holder. In general, other than in respect of cash retained on account of Disputed Claims and subsequently distributed, a distribution of cash by the Liquidating Trust to holders of allowed claims in Classes C, D, E, and F will not be taxable to the holder since such holders are already regarded for federal income tax purposes as owning the underlying assets.

     The Estate Representative will file with the IRS returns for the Liquidating Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a). The Estate Representative will also send to each holder of an allowed claim in Class C, D, E, or F, as a holder of a beneficial interest in the trust, a separate statement setting forth such holder's share of items of income, gain, loss, deduction or credit and will instruct the holder to report such items on its federal income tax return. The Estate Representative will also file, or cause to be filed, all appropriate tax returns with respect to any Liquidating Trust Assets allocable to Disputed Claims, as discussed below.

     (c) Tax Reporting for Liquidating Trust Assets Allocable to Disputed Claims

     Absent definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the issuance of applicable Treasury Regulations, the receipt by the Estate Representative of a private letter ruling if the Estate Representative so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Estate Representative), the Estate Representative shall:

     (i) treat all Liquidating Trust Assets allocable to, or retained on account of, Disputed Claims, as a discrete trust for federal income tax purposes, consisting of separate and independent shares to be established in respect of each Disputed Claim, in accordance with the trust provisions of the Tax Code (section 641 et seq. of the Tax
           Code);

     (ii) treat as taxable income or loss of this separate trust with respect to any given taxable year the portion of the taxable income or loss of the Liquidating Trust that would have been allocated to the holders of such Disputed Claims had such claims been Allowed on the Effective Date (but only for the portion of the taxable year with respect to which such claims are unresolved);

     (iii) treat as a distribution from this separate trust any increased amounts distributed by the Liquidating Trust as a result of any Disputed Claim resolved earlier in the taxable year, to the extent such distribution relates to taxable income or loss of this separate trust determined in accordance with the provisions hereof, and

     (iv) to the extent permitted by applicable law, report consistently for state and local income tax purposes.

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

     In addition, pursuant to the Plan, all holders of claims are required to report consistently with such treatment. Accordingly, subject to issuance of definitive guidance, the Estate Representative will report on the basis that any amounts earned by this separate trust and any taxable income of the Liquidating Trust allocable to it are subject to a separate entity level tax, except to the extent such earnings are distributed during the same taxable year. Any amounts earned by or attributable to the separate trust and distributed to a holder during the same taxable year will be includible in such holder's gross income.

     7.  Cash, Stock and Notes Held in Trust On Account Of Disputed Class F
         Claims

     Pursuant to the Plan, any Cash, New Common Stock and New Senior Secured Notes retained by the Estate Representative on account of Disputed Claims in Class F (including the Class F reserve amount withheld from the distributions to claims in Classes D and E) shall be held in trust (a "Disputed Claims Reserve") pending the resolution of such Disputed Claims.

     Under section 468B(g) of the Tax Code, amounts earned by an escrow account, settlement fund or similar fund must be subject to current tax. Although certain Treasury Regulations have been issued under this section, no Treasury Regulations have as yet been promulgated to address the tax treatment of such accounts in a bankruptcy setting. Thus, depending on the facts of a particular situation, such an account could be treated as a separately taxable trust, as a grantor trust treated as owned by the holders of Disputed Claims or by the Debtor (or, if applicable, any of its successors), or otherwise. On February 1, 1999, the IRS issued proposed Treasury Regulations that, if finalized in their current form, would specify the tax treatment of reserves of the type here involved that are established after the date such Treasury Regulations become final. In general, such Treasury Regulations would tax such a reserve as a "qualified settlement fund" under Treasury Regulation sections 1.468B-1 et seq. and thus subject to a separate entity level tax. As to previously established escrows and the like, such Treasury Regulations would provide that the IRS would not challenge any reasonably, consistently applied method of taxation for income earned by the escrow or account, and any reasonably, consistently applied method for reporting such income.

     Absent definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the issuance of applicable Treasury Regulations, the receipt by the Estate Representative of a private letter ruling if the Estate Representative so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Estate Representative), the Estate Representative shall (i) treat the Disputed Claims Reserve established on account of Disputed Claims in Class F as a discrete trust for federal income tax purposes, consisting of separate and independent shares to be established in respect of each Disputed Claim in Class F, in accordance with the trust provisions of the Tax Code (section 641 et seq. of the Tax Code), and (ii) to the extent permitted by applicable law, report consistently for state and local income tax purposes. In addition, pursuant to the Plan, all parties (including holders of claims in Classes D, E, and F) shall report consistently with such treatment.

     Accordingly, subject to issuance of definitive guidance, the Estate Representative will report as subject to a separate entity level tax any amounts earned by the Disputed Claims Reserve, except to the extent such earnings are distributed by the Estate Representative during the same taxable year. In such event, any amount earned by the Disputed Claims Reserve that is distributed to a holder during the same taxable year will be includible in such holder's gross income.

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

     Distributions from the Disputed Claims Reserve will be made to holders of Disputed Claims when such Disputed Claims are subsequently allowed and to holders of previously Allowed Claims in Classes D, E, and F, as appropriate (whether such claims were allowed on or after the Effective Date) when any Disputed Claims are subsequently disallowed. Such distributions (other than amounts attributable to earnings) should be taxable to the recipient in accordance with the principles discussed above (see "- 1. Gain or Loss - Generally").

     Accordingly, each holder of a Class D, E, or F is urged to consult its tax advisor regarding the potential tax treatment of the Disputed Claims Reserve, distributions therefrom, and any tax consequences to such holder relating thereto.

     8.  Withholding

     All distributions to holders of claims under the Plan (whether by the Debtors, the Estate Representative or the Disbursing Agent) are subject to any applicable tax withholding, including employment tax withholding. Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at the then applicable withholding rate (currently 30%). Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

                                XIV.

                            Conclusion

     The Debtors believe the Plan is in the best interests of all creditors and equity holders and urges the holders of impaired claims in Class B (Other Secured Claims), Class C (Lender Claims), Class D (GC Holding Notes Claims), Class E (GCNA Notes Claims), Class F (General Unsecured Claims), and Class G (Convenience Claims) to vote to accept the Plan and to evidence such acceptance by returning their Ballots.

Dated: October 21, 2002


                                       Respectfully submitted,

                                       By: /s/ Dan J. Cohrs
                                           -------------------

                                       Name:  Dan J. Cohrs
                                       Title: Executive Vice President and Chief
                                              Financial Officer

                                    EXHIBIT A

                                       to

                              DISCLOSURE STATEMENT

                         UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF NEW YORK

-------------------------------------------X
In re                                      :
                                           :
                                           : Chapter 11 Case No.
                                           :
GLOBAL CROSSING LTD., et al.,              : 02-40188 (REG)
                                           :
                                           :
     Debtors.                              : (Jointly Administered)
                                           :
-------------------------------------------X

                      DEBTORS' JOINT PLAN OF REORGANIZATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
                     ---------------------------------------

WEIL, GOTSHAL & MANGES LLP
  Attorneys for Debtors
  and Debtors in Possession
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Dated: October 28, 2002

                                TABLE OF CONTENTS

                                                                            Page

SECTION 1     DEFINITIONS AND INTERPRETATION .................................1
   A.         Definitions ....................................................1
              1.1.   Access Provider .........................................1
              1.2.   Adequate Protection Stipulation .........................1
              1.3.   Administrative Expense Claim ............................1
              1.4.   Administrative Expense and Priority Claim Reserve .......1
              1.5.   Agent ...................................................2
              1.6.   Allowed .................................................2
              1.7.   ASR .....................................................2
              1.8.   Assumed Liabilities .....................................2
              1.9.   Bankruptcy Code .........................................3
              1.10.  Bankruptcy Court ........................................3
              1.11.  Bankruptcy Rules ........................................3
              1.12.  Bermuda Account .........................................3
              1.13.  Bermuda Account Discharge Date Distribution .............3
              1.14.  Bermuda Contingency Fund ................................3
              1.15.  Bermuda Liquidation Fund ................................3
              1.16.  Bermudian Debtors .......................................3
              1.17.  Bondholder Released Parties .............................3
              1.18.  Business Day ............................................3
              1.19.  Bye-Laws ................................................3
              1.20.  Cash ....................................................3
              1.21.  Certificate of Designations .............................3
              1.22.  Claim ...................................................3
              1.23.  Claims Subcommittee .....................................4
              1.24.  Class ...................................................4
              1.25.  Class F Reserve Amount ..................................4
              1.26.  Collateral ..............................................4
              1.27.  Company Asset Transfer ..................................4
              1.28.  Confirmation Date .......................................4
              1.29.  Confirmation Hearing ....................................4

                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page

              1.30.  Confirmation Order ......................................4
              1.31.  Convenience Claim .......................................4
              1.32.  Cooperation Agreement ...................................4
              1.33.  Credit Agreement ........................................4
              1.34.  Creditors Committee .....................................4
              1.35.  Debtors .................................................5
              1.36.  Disclosure Statement ....................................5
              1.37.  Discharge Date ..........................................5
              1.38.  Disputed Claim ..........................................5
              1.39.  Disputed Claims Reserve .................................5
              1.40.  Disputed Scheme Claim ...................................5
              1.41.  Effective Date ..........................................5
              1.42.  Equity Interest .........................................5
              1.43.  ERISA Claim .............................................5
              1.44.  Estate Representative ...................................5
              1.45.  Estate Representative Claims ............................5
              1.46.  Estate Representative Expense Fund ......................6
              1.47.  Face Amount Minimum .....................................6
              1.48.  Fee Protocol ............................................6
              1.49.  Final Order .............................................6
              1.50.  GC Holdings .............................................6
              1.51.  GC Holdings Notes Claim .................................6
              1.52.  GC Holdings Preferred Stock .............................6
              1.53.  GCL .....................................................6
              1.54.  GCL Common Stock ........................................6
              1.55.  GCL Preferred Stock .....................................7
              1.56.  GCNA ....................................................7
              1.57.  GCNA Notes Claim ........................................7
              1.58.  General Unsecured Claim .................................7
              1.59.  Indenture ...............................................7
              1.60.  Indenture Trustees ......................................7

                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page

              1.61.  Independent Fee Assessor ................................7
              1.62.  Independent Fee Assessor Fee and Expense Claims .........7
              1.63.  Intercompany Claim ......................................7
              1.64.  Interconnection Agreement ...............................7
              1.65.  Investors ...............................................7
              1.66.  Investor Expense Claim ..................................7
              1.67.  JPLs ....................................................8
              1.68.  JPL Fee and Expense Claim ...............................8
              1.69.  JPL Fee and Expense Claim Reserve .......................8
              1.70.  Lenders .................................................8
              1.71.  Lender Agent Expenses ...................................8
              1.72.  Lender Cash Distribution ................................8
              1.73.  Lender Claim ............................................8
              1.74.  Lender Released Parties .................................8
              1.75.  Liquidating Trust .......................................8
              1.76.  Liquidating Trust Agreement .............................8
              1.77.  Liquidating Trust Assets ................................8
              1.78.  Liquidating Trust Claims Reserve ........................8
              1.79.  Management Incentive Plan ...............................8
              1.80.  Memorandum of Association ...............................8
              1.81.  New Common Stock ........................................9
              1.82.  New Global Crossing .....................................9
              1.83.  New Preferred Stock .....................................9
              1.84.  New Senior Secured Notes ................................9
              1.85.  Non-Debtor Intercompany Claim ...........................9
              1.86.  Other Litigation Claim ..................................9
              1.87.  Other Secured Claim .....................................9
              1.88.  Petition Date ...........................................9
              1.89.  Plan or Plan of Reorganization ..........................9
              1.90.  Plan Assumption Motion ..................................9
              1.91.  Plan Supplement .........................................9

                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page

              1.92.  Priority Non-Tax Claim ...................................9
              1.93.  Priority Tax Claim ......................................10
              1.94.  Purchase Agreement ......................................10
              1.95.  Ratable Proportion ......................................10
              1.96.  Releasing Parties .......................................10
              1.97.  Registration Rights Agreement ...........................10
              1.98.  Reimbursement Claim .....................................10
              1.99.  Reorganization Cases ....................................10
              1.100. Reorganized Subsidiary Debtors ..........................10
              1.101. Schedules ...............................................10
              1.102. Scheme Claim ............................................10
              1.103. Schemes of Arrangement ..................................10
              1.104. Secured Claim ...........................................11
              1.105. Securities Litigation Claim .............................11
              1.106. Subsidiary ..............................................11
              1.107. Tariff Services .........................................11
              1.108. Tax or Taxes ............................................11
              1.109. Tax Code ................................................11
              1.110. Transaction Documents ...................................11
              1.111. Trustee .................................................11
   B.         Interpretation; Application of Definitions and Rules of
                Construction .................................................11
   C.         Relief Sought by Filing Plan. ..................................12

SECTION 2     ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS ..........12
              2.1.   Administrative Expense Claims ...........................12
              2.2.   Compensation and Reimbursement Claims ...................12
              2.3.   Priority Tax Claims. ....................................13

SECTION 3     CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS ..................13
              3.1.   Classes for the Debtors. ................................14
              3.2.   Subclasses for Class B ..................................14
              3.3.   Other Subclasses and Deemed Consolidation. ..............14

SECTION 4     TREATMENT OF CLAIMS AND EQUITY INTERESTS .......................14

                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page

              4.1.   Priority Non-Tax Claims (Class A) .......................14
              4.2.   Other Secured Claims (Class B) ..........................14
              4.3.   Lender Claims (Class C) .................................15
              4.4.   GC Holdings Notes Claims (Class D) ......................15
              4.5.   GCNA Notes Claims (Class E) .............................15
              4.6.   General Unsecured Claims (Class F) ......................15
              4.7.   Convenience Claims (Class G) ............................16
              4.8.   Intercompany Claims (Class H) ...........................16
              4.9.   GC Holdings Preferred Stock (Class I) ...................16
              4.10.  GCL Preferred Stock (Class J) ...........................16
              4.11.  GCL Common Stock (Class K) ..............................16
              4.12.  Securities Litigation Claims (Class L) ..................16
              4.13.  Classes D, E, and F Reserve Provisions ..................17

SECTION 5     MEANS FOR IMPLEMENTATION .......................................17
              5.1.   Deemed Consolidation of Debtors for Plan of
                       Reorganization Purposes Only ..........................17
              5.2.   Settlement of Certain Claims ............................17
              5.3.   Authorization of New Securities .........................18
              5.4.   Indenture for New Senior Secured Notes ..................18
              5.5.   New Global Crossing .....................................18
              5.6.   Transfer of Assets and Obligations of Certain
                       Debtors Under the Plan ................................18
              5.7.   Rights Offering .........................................20
              5.8.   The Estate Representative and the Liquidating Trust .....20
              5.9.   Cancellation of Existing Securities and Agreements ......26
              5.10.  Other Transactions ......................................26
              5.11.  Management Incentive Plan ...............................26
              5.12.  Release of Representatives ..............................26
              5.13.  Release of Lenders ......................................27
              5.14.  Release of Bondholders ..................................27
              5.15.  Lenders Covenant Not to Sue the Non-Debtors .............28
              5.16.  Non-Debtor Intercompany Claims ..........................28

                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page

              5.17.  Dissolution of Creditors Committee ......................28
              5.18.  Costs and Expenses of the JPLs ..........................28

SECTION 6     DISTRIBUTIONS ..................................................29
              6.1.   Record Date for Distributions ...........................29
              6.2.   Date of Distributions ...................................29
              6.3.   Distributions to Class C ................................29
              6.4.   Distributions to Class D ................................29
              6.5.   Distributions to Class E ................................30
              6.6.   Distributions to Class F ................................30
              6.7.   Distributions to Class G ................................30
              6.8.   Withholding and Reporting Requirements ..................30
              6.9.   Setoffs .................................................31
              6.10.  Delivery of Distributions ...............................31
              6.11.  Manner of Payment Under Plan of Reorganization ..........33
              6.12.  No Fractional Shares, Face Amount Minimum of New
                       Senior Secured Notes and Cash Distributions ...........33
              6.13.  Distributions After Effective Date ......................34
              6.14.  Allocation of Distributions .............................34

SECTION 7     PROCEDURES FOR TREATING DISPUTED CLAIMS ........................34
              7.1.   General .................................................34
              7.2.   Objections to Claims ....................................34
              7.3.   No Distributions Pending Allowance ......................34
              7.4.   Estimation of Claims ....................................35
              7.5.   Distributions After Resolution of Class F Claims ........35
              7.6.   Tax Treatment of Reserve for Disputed Class F Claims ....35
              7.7.   Distribution After Resolution of Class G Claims .........36

SECTION 8     EXECUTORY CONTRACTS, UNEXPIRED LEASES AND COST OF
                ACCESS CLAIMS ................................................36
              8.1.   General Treatment .......................................36
              8.2.   Extension of Assumption Periods .........................36
              8.3.   Cost of Access Claims ...................................36
              8.4.   Cure of Defaults ........................................37

                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page

              8.5.   Rejection Claims ........................................37

SECTION 9     EFFECT OF CONFIRMATION .........................................37
              9.1.   Vesting of Assets .......................................37
              9.2.   Discharge of Claims and Termination of All Rights In
                       Respect oF Equity Interests; Discharge of Debtors .....38
              9.3.   Applicability of Section 1125 of the Bankruptcy Code ....38
              9.4.   Term of Injunctions or Stays ............................39
              9.5.   Injunction and Release ..................................39
              9.6.   Exculpation .............................................40
              9.7.   Avoidance Actions .......................................40

SECTION 10    CONDITION TO EFFECTIVE DATE ....................................40

SECTION 11    RETENTION OF JURISDICTION ......................................41
              11.1.  Jurisdiction of the Bankruptcy Court ....................41

SECTION 12    MISCELLANEOUS PROVISIONS .......................................42
              12.1.  Payment of Statutory Fees ...............................42
              12.2.  Retiree Benefits ........................................42
              12.3.  Recognition of Guaranty Rights ..........................42
              12.4.  Certain Indenture Trustee Fees, Expenses and
                       Charging Liens ........................................43
              12.5.  Letters of Credit .......................................43
              12.6.  Substantial Consummation ................................43
              12.7.  Rights of Investors .....................................43
              12.8.  Amendments ..............................................44
              12.9.  Governing Law ...........................................44
              12.10. Time ....................................................44
              12.11. Notices .................................................44

                         UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF NEW YORK

-------------------------------
In re                         :
                              :      Chapter 11 Case No.
GLOBAL CROSSING LTD., et al., :
                              :      02-40188 (REG)
             Debtors.         :
                              :      (Jointly Administered)
-------------------------------

                      DEBTORS' JOINT PLAN OF REORGANIZATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

     Global Crossing Ltd. and the other above-captioned debtors and debtors in possession, propose the following joint chapter 11 Plan of Reorganization, pursuant to section 1121(a) of title 11 of the United States Code.

SECTION 1 DEFINITIONS AND INTERPRETATION

     A. Definitions.

     The following terms used herein shall have the respective meanings defined below:

     1.1. Access Provider means an entity providing telecommunications services to the Debtors pursuant to an executory contract or a tariff filed by such entity with the Federal Communications Commission or a relevant state commission.

     1.2. Adequate Protection Stipulation means the Final Stipulation and Order Providing Adequate Protection to JPMorgan Chase Bank as Administrative Agent for the Senior Secured Lenders, dated May 16, 2002, and "so ordered" by the Bankruptcy Court on May 17, 2002.

     1.3. Administrative Expense Claim means any right to payment constituting a cost or expense of administration of any of the Reorganization Cases allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses of preserving the Debtors' estates, (b) any actual and necessary costs and expenses of operating the Debtors' businesses, (c) any indebtedness or obligations incurred or assumed by the Debtors, as debtors in possession, during the Reorganization Cases, (d) any allowances of compensation and reimbursement of expenses to the extent allowed by Final Order under section 330 or 503 of the Bankruptcy Code, (e) any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code, and (f) any Investor Expense Claims, provided, however, that for the purposes of this Plan, Lender Claims and Intercompany Claims will not be treated as Administrative Expense Claims and will otherwise be treated in accordance with sections 2 and 4 of this Plan.

     1.4. Administrative Expense and Priority Claim Reserve means, without duplication, that certain trust established pursuant to section 5.6(d) to hold the funds reserved to satisfy Lender Agent Expenses Claims, the Indenture Trustee fee claims payable in accordance with section 12.4, the

Independent Fee Assessor Fee and Expense Claims, and the other obligations incurred prior to the Effective Date set forth in subparagraph (iii) in the definition of "Assets" set forth in the Purchase Agreement and as described in sections 2.1, 2.2, and 2.3 and Classes A and B (to the extent the Investors elect to have holders of Claims in Class B paid in Cash), and section 8 of the Plan (relating to cure costs upon the assumption of contracts and leases) in each case incurred prior to the Effective Date to the extent such claims are not paid on or prior to the Effective Date, but shall exclude Administrative Expense Claims incurred, settled, and paid in the ordinary course of business, which expenses shall be paid in accordance with section 2.1, and which shall exclude any Assumed Liabilities.

     1.5. Agent means JPMorgan Chase Bank in its capacity as administrative agent under the Credit Agreement.

     1.6. Allowed means, with reference to any Claim, (a) any Claim against any Debtor that has been listed by such Debtor in the Schedules, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed and as to which no timely objection has been interposed, (b) any Claim as to which a proof of claim has been filed and no objection to allowance has been timely interposed in accordance with section 502 of the Bankruptcy Code and Bankruptcy Rule 2007 or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, (c) any Claim as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder, (d) any Claim as to which, upon the lifting of the automatic stay pursuant to section 362 of the Bankruptcy Code, the liability of the Debtors, allowance and the amount thereof are determined by final order of a court of competent jurisdiction other than the Bankruptcy Court, or (e) any Scheme Claim that is allowed under the terms of the Schemes of Arrangement.

     1.7. ASR means a document known in the telecommunications industry as an "Access Service Request" under which an entity elects to purchase certain non usage-sensitive telecommunications services from an Access Provider for a specified period of time. Solely for purposes of the Plan, ASRs are treated as executory contracts.

     1.8. Assumed Liabilities means as to New Global Crossing or a particular Reorganized Subsidiary Debtor, the following obligations of New Global Crossing or such Reorganized Subsidiary Debtor, as the case may be, (i) ordinary course Administrative Expense Claims as defined in section 2.1, (ii) payment of Priority Tax Claims for which the Investors elect treatment in accordance with section 2.3(b), (iii) payment of Other Secured Claims for which the Investors elect reinstatement or extended payment terms in accordance with section 4.2(c),
(iv) except as otherwise provided in section 8 hereof, obligations arising after the Effective Date under executory contracts, unexpired leases, ASRs, and Interconnection Agreements assumed by the Debtors in accordance with section 8 and cure amounts required by the Bankruptcy Court in excess of those listed by the Debtors in connection with the executory contracts, unexpired leases, ASRs, and Interconnection Agreements that New Global Crossing or the Reorganized Subsidiary Debtors elect to assume in accordance with section 8.4, (v) unpaid Investor Expense Claims, (vi) obligations under section 12.5 to the issuers of the Letters of Credit listed on Exhibit D which have not been terminated, been replaced, and terminated, or fully drawn on or before the Effective Date to (a) cause such Letters of Credit to be replaced or terminated or (b) issue a "back up" letter of credit, and (vii) obligations arising under the Purchase Agreement and implemented through the Transaction Documents, provided, however, that each of the Assumed Liabilities shall only be a liability for New Global Crossing or the particular Reorganized Subsidiary Debtor that incurred the underlying obligations, except that New Global Crossing shall be liable for such obligations originally incurred by GCL or GC Holdings.

     1.9. Bankruptcy Code means title 11 of the United States Code, as amended from time to time, applicable to the Reorganization Cases.

     1.10. Bankruptcy Court means the United States District Court for the Southern District of New York having jurisdiction over the Reorganization Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code, the unit of such District Court having jurisdiction over the Reorganization Cases under section 151 of title 28 of the United States Code.

     1.11. Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Reorganization Cases, and any Local Rules of the Bankruptcy Court.

     1.12. Bermuda Account means the funds not to exceed $13,000,000 (plus any accrued interest thereon) from GCL's bank account numbered 29221 maintained at Butterfield Asset Management Limited in Bermuda.

     1.13. Bermuda Account Discharge Date Distribution means all funds in the Bermuda Account as of the Discharge Date less the sum of $1,000,000.

     1.14. Bermuda Contingency Fund shall have the meaning ascribed to it in section 6.10.

     1.15. Bermuda Liquidation Fund shall have the meaning ascribed to it in section 6.10.

     1.16. Bermudian Debtors shall mean the Debtors incorporated in Bermuda, as listed on Exhibit B annexed hereto, as amended from time to time.

     1.17. Bondholder Released Parties shall have the meaning ascribed to it in section 5.13.

     1.18. Business Day means any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

     1.19. Bye-Laws means the bye-laws of New Global Crossing, substantially in the form set forth in the Plan Supplement and including the provisions set forth in Exhibit A-2 of the Purchase Agreement.

     1.20. Cash means legal tender of the United States of America.

     1.21. Certificate of Designations means the certificate of designations, substantially in the form set forth in the Plan Supplement and including the provisions set forth in Exhibit A-1 of the Purchase Agreement.

     1.22. Claim means, as against any Debtor, a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured, including but not limited to any Claim, whether secured or unsecured, for a fine, penalty, or forfeiture, or for multiple, exemplary, or punitive damages to the extent that such fine, penalty, forfeiture, or damages are not compensation for any actual pecuniary loss suffered by the holder of such Claim.

     1.23. Claims Subcommittee means a three member subcommittee of the Estate Representative (appointed pursuant to section 5.8 hereof) consisting of the two Estate Representative designees of the Creditors Committee and the individual designated to the Estate Representative by agreement of the Estate Representative designees of both the Agent and the Creditors Committee.

     1.24. Class means any group of Claims or Equity Interests classified by the Plan of Reorganization pursuant to section 1122(a)(1) of the Bankruptcy Code.

     1.25. Class F Reserve Amount shall have the meaning ascribed to it in section 4.13.

     1.26. Collateral means any property or interest in property of the estate of any Debtor subject to a lien, charge, or other encumbrance to secure the payment or performance of a Claim, which lien, charge, or other encumbrance is not subject to avoidance under the Bankruptcy Code.

     1.27. Company Asset Transfer means "Company Asset Transfer" referred to and defined in section 8.1(a) of the Purchase Agreement.

     1.28. Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on its docket.

     1.29. Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of the Plan of Reorganization, as such hearing may be adjourned or continued from time to time.

     1.30. Confirmation Order means the order of the Bankruptcy Court confirming the Plan of Reorganization, in form and substance reasonably acceptable to the Investors and consistent with the terms of the Purchase Agreement, including the definition of "Confirmation Order" set forth therein.

     1.31. Convenience Claim means any prepetition unsecured Claim against any Debtor that, but for being defined as a Convenience Claim, would be a General Unsecured Claim, and that is Allowed in an amount of $100,000 or less and that is scheduled as undisputed, non-contingent, and liquidated, or is the subject of a timely filed proof of claim in a liquidated amount of $100,000 or less.

     1.32. Cooperation Agreement means any agreement between New Global Crossing and the Estate Representative acceptable to the Investors, the Creditors Committee, the Lenders, and the Debtors, that provides for the terms of access to the employees and documents of New Global Crossing and the Reorganized Subsidiary Debtors regarding the prosecution and settlement of Disputed Claims and the performance of the Estate Representative functions set forth in section
5.8 hereof. Any Cooperation Agreement will be included in the Plan Supplement.

     1.33. Credit Agreement means that certain Amended and Restated Credit Agreement, dated as of August 10, 2000, among GCL, GC Holdings, GCNA, the Lender parties thereto, including each revolving term Lender and Tranche B Lender, and the Agent and all other documents and instruments relating thereto, including any guarantees, pledge agreements, security agreements, indentures, as amended, supplemented, modified, or restated.

     1.34. Creditors Committee means the statutory committee of unsecured creditors appointed in the Debtors' chapter 11 cases, as constituted from time to time.

     1.35. Debtors means each of the entities listed on Exhibit A hereto, as amended from time to time.

     1.36. Disclosure Statement means that certain disclosure document relating to the Plan of Reorganization, including, without limitation, all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

     1.37. Discharge Date means the latest of the dates on which the JPLs are discharged by orders of the Supreme Court of Bermuda as joint provisional liquidators in the provisional liquidations of each of the Bermudian Debtors. The Discharge Date will not be extended by reason of the JPLs being appointed as provisional liquidators or liquidators of GCL and/or GC Holdings following the making of winding up orders against either or both of such companies by the Supreme Court of Bermuda.

     1.38. Disputed Claim means (i) any Claim against a Debtor to the extent that (a) the allowance of such Claim is the subject of an objection, appeal, or motion to estimate that has been timely filed by a party in interest (including the Investors in accordance with section 12.7) and which objection, appeal and/or motion has not been withdrawn or determined by a Final Order, (b) such Claim is scheduled as disputed, contingent or unliquidated, or (c) during the period prior to the deadline fixed by the Plan or the Bankruptcy Court for objecting to such Claim, such Claim is in excess of the amount scheduled as other than disputed, contingent or unliquidated and (ii) to the extent not provided for in subclause (i) of this subsection 1.37, any Disputed Scheme Claim.

     1.39. Disputed Claims Reserve shall have the meaning ascribed to it in section 7.3.

     1.40. Disputed Scheme Claim means any Scheme Claim which is disputed under the Schemes of Arrangement.

     1.41. Effective Date means the "Closing Date" referred to and defined in the Purchase Agreement.

     1.42. Equity Interest means the interest of any holder of common stock, preferred stock, or warrants, options, or agreements for the purchase or sale of such common stock or preferred stock of GCL, GC Holdings or any other Debtor, including, without limitation (i) GCL Common Stock, GCL Preferred Stock, and
(iii) GC Holdings Preferred Stock.

     1.43. ERISA Claim means any Claim against any of the Debtors, whether or not the subject of an existing lawsuit, arising under the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time or arising in connection with any Benefits Plans (as defined in the Purchase Agreement) other than any such Claim that constitutes a Securities Litigation Claim.

     1.44. Estate Representative means the persons designated in accordance with section 5.8 herein, pursuant to section 1123(b)(3)(B) of the Bankruptcy Code.

     1.45. Estate Representative Claims means, to the fullest extent assignable under applicable law, (i) the rights, claims, credits, allowances, rebates, causes of action, and rights of set-off referred to in clauses (iv), (v), and
(vi) of the definition of "Assets" in section 8.1(a) of the Purchase Agreement, other than the Reimbursement Claim and (ii) to the extent any cause of action in clause (iv) of the definition of Assets in section 8.1 of the Purchase Agreement is incapable of valid assignment under applicable law, any proceeds therefrom, subject, in each case, to the further provisos and limitations specified in such definition and the specific settlement, waiver, or release of such claims or causes of action as provided herein or as approved by the Bankruptcy Court by separate order.

     1.46. Estate Representative Expense Fund means the $7,000,000 transferred by the Debtors on the Effective Date to the Estate Representative to pay the expenses incurred after the Effective Date to administer the winding down of the Reorganization Cases, including the expenses of the Estate Representative incurred in connection with administering its obligations under section 5.8 of the Plan, any costs incurred by the Trustee and the JPL Fee and Expense Claims, if any, and any other expenses included in clause (ii) of the definition of "Assets" in section 8.1(a) of the Purchase Agreement, if any, incurred after the Effective Date. The $7,000,000 (together with interest and accretions thereon) shall not constitute property of the Debtors or the Liquidating Trust.

     1.47. Face Amount Minimum shall have the meaning ascribed to it in section 6.12.

     1.48. Fee Protocol means the fee protocol established by the Bankruptcy Court by order dated August 21, 2002.

     1.49. Final Order means an order or judgment of the Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in the Reorganization Cases, which has not been reversed, vacated, or stayed, and as to which (a) the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

     1.50. GC Holdings means Global Crossing Holdings Ltd., a company organized under the laws of Bermuda, in provisional liquidation under that certain order of the Supreme Court of Bermuda dated January 28, 2002 and subject to the oversight of the JPLs in accordance with such order.

     1.51. GC Holdings Notes Claim means any Claim against the Debtors arising under or in connection with the following debt securities issued by GC Holdings
(i) 9.125% Senior Notes due 2006 ($900,000,000 original principal amount), (ii) 9.5% Senior Notes due 2009 ($1,100,000,000 original principal amount), (iii) 8.7% Senior Notes due 2007 ($1,000,000,000 original principal amount), (iv) 9.625% Senior Notes due 2008 ($800,000,000 original principal amount), and (v) any claims against GCL pursuant to the guaranty of such entity of the obligations specified in clauses (i)-(iv) above.

     1.52. GC Holdings Preferred Stock means any preferred stock issued by GC Holdings, including, without limitation, the 10.5% mandatorily redeemable preferred stock, authorized for issuance under the Memorandum of Association of GC Holdings.

     1.53. GCL means Global Crossing Ltd., a company organized under the laws of Bermuda, in provisional liquidation under that certain order of the Supreme Court of Bermuda dated January 28, 2002, and subject to the oversight of the JPLs in accordance with such order.

     1.54. GCL Common Stock means the shares of common stock, $.01 par value, authorized for issuance under the Memorandum of Association of GCL.

     1.55. GCL Preferred Stock means any preferred stock issued by GCL including, without limitation, (i) 6.375% cumulative convertible preferred stock, (ii) 7% cumulative convertible preferred stock, (iii) 6.375% cumulative convertible preferred stock, series B, and (iv) 6.75% cumulative convertible preferred stock, in each case authorized for issuance under the Memorandum of Association of GCL.

     1.56. GCNA means Global Crossing North America, Inc. f/k/a Frontier Corporation, a company organized under the laws of New York State.

     1.57. GCNA Notes Claim means any Claim against the Debtors arising under or in connection with the following debt securities issued by GCNA: (i) 7.25% Senior Notes due 2004 ($300,000,000 original principal amount), (ii) 6% Dealer Remarketed Securities due 2013 ($200,000,000 original principal amount), (iii) 9.3% Medium-Term Notes due 2004 ($20,000,000 principal amount), and (iv) 9% Debentures due 2021 ($100,000,000 original principal amount).

     1.58. General Unsecured Claim means any prepetition Claim against any of the Debtors, including but not limited to any ERISA Claim and Other Litigation Claim, that is not an Other Secured Claim, Lender Claim, Administrative Expense Claim, Priority Tax Claim, Priority Non-Tax Claim, GCNA Notes Claim, GC Holdings Notes Claim, Convenience Claim, Securities Litigation Claim or Intercompany Claim.

     1.59. Indenture means the indenture governing the New Senior Secured Notes, substantially in the form set forth in the Plan Supplement.

     1.60. Indenture Trustees means those indenture trustees identified in sections 6.4 and 6.5 hereof.

     1.61. Independent Fee Assessor means Chris Hughes of Talbot Hughes in his capacity as assessor of the fees and expenses of the JPLs and their retained professionals, having been so appointed by the Supreme Court of Bermuda on June 20, 2002.

     1.62. Independent Fee Assessor Fee and Expense Claims means the fees and expenses of the Independent Fee Assessor.

     1.63. Intercompany Claim means a Claim by any Debtor or Subsidiary thereof, whether such Subsidiary is itself a Debtor or non-Debtor (other than Asia Global Crossing Ltd. and its subsidiaries), against any Debtor.


     1.64. Interconnection Agreement means an agreement between a Debtor and an Access Provider under which the Access Provider commits to provide telecommunications services for the transport and/or termination of telephone exchange traffic to such Debtor.

     1.65. Investors means Hutchison Telecommunications Limited, a company organized under the laws of Hong Kong, and Singapore Technologies Telemedia Pte Ltd, a company organized under the laws of Singapore.

     1.66. Investor Expense Claim means any Claim by an Investor for reimbursement of (i) expenses required to be paid under the bidding procedures order entered by the Bankruptcy Court on March 25, 2002 and (ii) the Post-Petition Investors' Expenses (as defined in the Purchase Agreement) pursuant to section 4.6 of the Purchase Agreement, as the maximum amount set forth therein may be increased by order of the Bankruptcy Court.

     1.67. JPLs means the persons from time to time serving as joint provisional liquidators in the provisional liquidations of the Bermudian Debtors, who are currently Malcolm Butterfield of KPMG in Bermuda and Phil Wallace and Jane Moriarty, both of KPMG LLP in England.

     1.68. JPL Fee and Expense Claim means the fees and expenses of the JPLs and their retained professionals as reviewed by the Independent Fee Assessor and approved by order of the Supreme Court of Bermuda.

     1.69. JPL Fee and Expense Claim Reserve means that certain escrow account established under Bermuda law and subject to the exclusive jurisdiction of the Supreme Court of Bermuda pursuant to section 6.10(b) hereof to hold the funds reserved to satisfy the fees and expenses of the JPLs and their retained professionals in accordance with section 6.10(b) hereof.

     1.70. Lenders means the lenders under the Credit Agreement.

     1.71. Lender Agent Expenses means the actual, reasonable, documented fees and out-of-pocket expenses incurred after the Petition Date by the legal, accounting, financial, and other advisors to the Agent, including FTI Consulting (f/k/a PricewaterhouseCoopers), Evercore Partners, Milbank, Tweed, Hadley & McCloy LLP, and other foreign counsel and advisors to the Agent.

     1.72. Lender Cash Distribution shall have the meaning ascribed to it in section 4.3.

     1.73. Lender Claim means a claim of any Lender (i) arising under or in connection with the Credit Agreement and all documents relating thereto, (ii) arising under or in connection with any guaranty of the obligations under the Credit Agreement, or (iii) constituting a priority claim arising under or in connection with the Adequate Protection Stipulation.

     1.74. Lender Released Parties shall have the meaning ascribed to it in section 5.13.

     1.75. Liquidating Trust means the liquidating trust established under section 5.

     1.76. Liquidating Trust Agreement means the agreement governing the Liquidating Trust, dated as of the Effective Date, substantially in the form set forth in the Plan Supplement.

     1.77. Liquidating Trust Assets means the Estate Representative Claims, the balance of the Bermuda Contingency Fund after the conclusion of the liquidations of GCL and GC Holdings under Bermuda law, any assets acquired by GCL and GCHL after the Effective Date that are not required to be distributed to the Investors pursuant to the Purchase Agreement, and the earnings or proceeds therefrom.

     1.78. Liquidating Trust Claims Reserve has the meaning assigned to such term in section 5.8(t)(ii)(C).

     1.79. Management Incentive Plan means the New GX Management Plan adopted as of the Effective Date by New Global Crossing pursuant to the Purchase Agreement.

     1.80. Memorandum of Association means the memorandum of association of New Global Crossing, as amended and restated, substantially in the form set forth in the Plan Supplement. The Memorandum of Association shall, among other things, prohibit the issuance of nonvoting equity securities, subject to further amendment of such Memorandum of Association as permitted by applicable law.

     1.81. New Common Stock means shares of common stock, $0.01 par value, of New Global Crossing, authorized for issuance under the Memorandum of Association.

     1.82. New Global Crossing means GC Acquisition Limited, a corporation organized under the laws of Bermuda, and a non-Debtor Subsidiary of GCL.

     1.83. New Preferred Stock means shares of preferred stock, $0.01 par value, of New Global Crossing, authorized for issuance under the Memorandum of Association and described in Exhibit A-1 to the Purchase Agreement.

     1.84. New Senior Secured Notes means the senior secured notes to be issued in the aggregate principal amount of $200,000,000 pursuant to the Indenture and on the terms set forth in Exhibit A-3 of the Purchase Agreement. The New Senior Secured Notes and such Indenture shall be substantially in the form set forth in the Plan Supplement.

     1.85. Non-Debtor Intercompany Claim means any claim, debt, or other obligation held by any Debtor or Subsidiary thereof, whether such Subsidiary is itself a Debtor or non-Debtor (other than Asia Global Crossing Ltd. and its subsidiaries), against any non-Debtor Subsidiary of a Debtor (other than Asia Global Crossing Ltd. and its subsidiaries).

     1.86. Other Litigation Claim means any Claim against any of the Debtors that is not a Lender Claim, GCNA Notes Claim, GC Holdings Notes Claim, an ERISA Claim, or a Securities Litigation Claim and which is the subject of an existing lawsuit or settlement agreement on the Effective Date against any of the Debtors commenced prior to or following the Petition Date in any city, county, state, federal or foreign court (or any division thereof), including Claims for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of any such Claim.

     1.87. Other Secured Claim means any Secured Claim against the Debtors not constituting a Lender Claim or a GCNA Notes Claim.

     1.88. Petition Date means January 28, 2002, unless such other date is specified on Exhibit A hereto, as amended from time to time, with respect to a specific Debtor.

     1.89. Plan or Plan of Reorganization means this Joint Plan of Reorganization, including the exhibits and schedules hereto and to the Plan Supplement, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

     1.90. Plan Assumption Motion means that certain motion filed by the Debtors on October 18, 2002, setting forth the procedures for the Debtors' assumption of executory contracts and unexpired leases in connection with the Plan.

     1.91. Plan Supplement means the supplement to the Plan of Reorganization containing the documents set forth on Exhibit C hereto. The Plan Supplement will be filed with the Bankruptcy Court no later than 5 days prior to the deadline set forth in the Disclosure Statement for soliciting votes to accept or reject the Plan of Reorganization.

     1.92. Priority Non-Tax Claim means any Claim against the Debtors entitled to priority in payment as specified in sections 507(a)(2), (3), (4), (5), (6),
(7) or (9) of the Bankruptcy Code and any claim against any of the Bermudian Debtors which would have been preferential under section 236 of the Bermuda Companies Act of 1981 and/or section 33 of the Bermuda Employment Act of 2000, had each

Bermudian Debtor been placed in liquidation under Bermuda law on the date upon which the winding up proceedings for the Bermudian Debtors were presented to the Supreme Court of Bermuda.

           1.93. Priority Tax Claim means any Claim against the Debtors of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

           1.94. Purchase Agreement means that certain purchase agreement, dated as of August 9, 2002, among GCL, GC Holdings, the JPLs, and the Investors, a copy of which is annexed hereto as Exhibit E, including any amendments thereto.

           1.95. Ratable Proportion means the ratio (expressed as a percentage) of the amount of an Allowed Claim in a Class to the aggregate amount of all Allowed Claims in the same Class.

           1.96. Releasing Parties shall have the meaning ascribed to it in section 5.13.

           1.97. Registration Rights Agreement means the registration rights agreement regarding the registration under the Securities Act of 1933 of the New Common Stock, which agreement will be reasonably satisfactory to each Investor and New Global Crossing, consistent with the Purchase Agreement, and substantially in the form set forth in the Plan Supplement.

           1.98. Reimbursement Claim means any and all claims held by any of the Debtors against Lodwrick M. Cook and Carole D. Cook arising out of or in connection with the $7,500,000 financial accommodation made by GC Holdings for Lodwrick M. Cook and Carole D. Cook under the Reimbursement Agreement dated July 26, 2001 as extended by unanimous written consent of the Board of Directors of GCL as of December 21, 2001 and the proceeds therefrom.

           1.99. Reorganization Cases means the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by certain of the Debtors on January 28, 2002, April 24, 2002, August 4, 2002, and August 30, 2002, respectively, and such other chapter 11 cases that may be jointly administered with such cases in the United States Bankruptcy Court for the Southern District of New York and styled In re Global Crossing Ltd. et al., 02- 40188.

           1.100. Reorganized Subsidiary Debtors means the Debtors, other than GCL and GC Holdings, as reorganized and transferred to New Global Crossing in accordance with the Purchase Agreement.

           1.101. Schedules means the schedules of assets and liabilities and the statements of financial affairs filed by the Debtors under section 521 of the Bankruptcy Code, Bankruptcy Rule 1007, and the Official Bankruptcy Forms of the Bankruptcy Rules as such schedules and statements have been or may be supplemented or amended from time to time in accordance with Bankruptcy Rule 1009, through the Confirmation Date.

           1.102. Scheme Claim means any Claim against any Bermudian Debtor which is filed solely in Bermuda in accordance with the Schemes of Arrangement and which has not been filed or has not been deemed filed in the Reorganization Cases by order of the Bankruptcy Court dated August 16, 2002 or September 25, 2002.

           1.103. Schemes of Arrangement means the schemes of arrangement, if any, that may be implemented in connection with the proceedings in the Supreme Court of Bermuda for any of the Bermudian Debtors, as amended from time to time.

           1.104. Secured Claim means a prepetition Claim against the Debtors
(i) secured by Collateral, the amount of which is equal to or less than the value of such Collateral (A) as agreed to by the holder of such Claim and the Debtors or (B) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code or (ii) in the amount of any rights of setoff of the holder thereof under section 553 of the Bankruptcy Code.

           1.105. Securities Litigation Claim means any Claim against any of the Debtors, whether or not the subject of an existing lawsuit, arising from rescission of a purchase or sale of shares or notes, or any other securities of any of the Debtors or an affiliate of any of the Debtors, for damages arising from the purchase or sale of any such security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of any such Claim, including claims based on allegations that the Debtors made false and misleading statements and engaged in other deceptive acts in connection with the sale of securities.

           1.106. Subsidiary has the meaning assigned to such term in the Purchase Agreement.

           1.107. Tariff Services means telecommunications services required to be provided by an Access Provider pursuant to a tariff filed by such Access Provider with the Federal Communications Commission or a relevant state commission. For purposes of this Plan, the obligation of an Access Provider to provide Tariff Services does not arise under an executory contract, except to the extent expressly specified in an ASR.

           1.108. Tax or Taxes means all income, gross receipts, sales, use, transfer, payroll, employment, franchise, profits, property, excise or other similar taxes, estimated import duties, fees, stamp taxes and duties, value added taxes, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed on any of the Debtors by any taxing authority with respect thereto.

           1.109. Tax Code means title 26 of the United States Code, as amended from time to time.

           1.110. Transaction Documents means the Purchase Agreement, the Bye-Laws, the Certificate of Designations, the Memorandum of Association, the Indenture, the Registration Rights Agreement, the Management Incentive Plan, the Confirmation Order, and all other documents (including any disclosure documents prepared and distributed in connection with the Reorganization Cases, the Plan and the Schemes of Arrangement) related to the "Restructuring" referred to in the Purchase Agreement, and all other contracts, agreements, schedules, certificates and other documents being delivered pursuant to or in connection with the Purchase Agreement or this Plan or such other documents or the transactions contemplated thereby.

           1.111. Trustee shall have the meaning ascribed to it in section 5.8.

        B. Interpretation; Application of Definitions and Rules of Construction.

           Unless otherwise specified, all section, schedule, or exhibit references in the Plan of Reorganization are to the respective section in, article of, or schedule or exhibit to the Plan of Reorganization, as the same may be amended, waived, or modified from time to time. The words "herein," "hereof," "hereto," "hereunder," and other words of similar import refer to the Plan of Reorganization as a whole and not to any particular section, subsection, or clause contained therein. A term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the Plan of Reorganization. The headings in the Plan of Reorganization are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. Nothing in this Plan shall relieve any party from performing its obligations under the Purchase Agreement. In the event of any inconsistency between the terms of the Plan and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall control.

        C. Relief Sought by Filing Plan.

           The filing of this Plan constitutes (a) a motion by the Debtors pursuant to sections 363, 363(f), and 363(m) of the Bankruptcy Code to consummate the sale, transfer, and assignment set forth in section 5.6 hereof and (b) a motion by the Debtors pursuant to Bankruptcy Rule 9019 to approve the settlement and compromise set forth in section 5.2 hereof.

SECTION 2  ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

           2.1. Administrative Expense Claims.

           On the Effective Date, except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a different treatment, the Debtors shall pay to each holder of an Allowed Administrative Expense Claim Cash in an amount equal to such Claim; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as debtors in possession, shall be paid by New Global Crossing or the responsible Reorganized Subsidiary Debtor, as the case may be, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions. The bar date for filing Administrative Expense Claims will be fixed in accordance with section 6.2(h) of the Purchase Agreement. The Debtors will reserve, in accordance with section 5.6(d), for Administrative Expense Claims that are Disputed Claims not incurred in the ordinary course of business.

           2.2. Compensation and Reimbursement Claims.

           All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under section 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code (a) shall file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred by the date that is 60 days after the Effective Date and (b) shall be paid in full in such amounts as are allowed by the Bankruptcy Court on the date upon which the order allowing such Administrative Expense Claim becomes a Final Order.

           The Debtors are authorized to pay compensation for services rendered and reimbursement of expenses incurred after the Confirmation Date and until the Effective Date in accordance with the procedures approved by the Bankruptcy Court and in effect prior to the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval.

           The Debtors shall pay the Lender Agent Expenses for the period up to and including the Effective Date and Allowed in accordance with the review procedures set forth in the Adequate Protection Stipulation and the Fee Protocol. Any dispute with respect to the Lender Agent Expenses shall be resolved by the Bankruptcy Court in accordance with the Adequate Protection Stipulation and the Fee Protocol. Notwithstanding the terms of the Adequate Protection Stipulation, the Lender Agent Expenses shall be paid without setoff or deductions from distributions to the Lenders under Class C of the Plan.

           The Debtors shall pay the Investor Expense Claims until the Effective Date in accordance with the procedures approved by the Bankruptcy Court and in effect prior to the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval. Notwithstanding anything to the contrary herein, on and after the Effective Date, to the extent the Investors have any unpaid Investor Expense Claims, the Investors may submit such Investor Expense Claims to New Global Crossing and such Investor Expense Claims shall be paid in full promptly by New Global Crossing, but in any event within 15 Business Days, after the submission thereof, provided, however, that the aggregate amount paid by the Debtors and New Global Crossing in respect of Investor Expense Claims incurred during the period commencing on May 25, 2002 and ending on the Effective Date shall not exceed the amount permitted under section 4.6 of the Purchase Agreement, as such amount may be amended by order of the Bankruptcy Court.

           The Debtors shall pay the JPL Fee and Expense Claims for the period up to and including the Effective Date in accordance with section 6.10 hereof.

           2.3. Priority Tax Claims.

           On the Effective Date, except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Investors,
(a) Cash in an amount equal to such Allowed Priority Tax Claim or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to the rate applicable to underpayments of federal income tax on the Effective Date (determined pursuant to section 6621 of the Tax Code, without regard to subsection (c) thereof) over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim. The Debtors, and after the Effective Date, the Estate Representative, shall be responsible for making payments (solely out of the Administrative Expense and Priority Claims Reserve) under subsection (a) of this section 2.3 and New Global Crossing or the Reorganized Subsidiary Debtors having such liability shall be responsible for making payments under subsection (b) of this section 2.3. This section shall not affect the valid liens of any holder of an Allowed Priority Tax Claim.

SECTION 3  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

           The following table designates the classes of Claims against and Equity Interests in each of the Debtors and specifies which of those classes are
(i) impaired or unimpaired by the Plan of Reorganization, (ii) entitled to vote to accept or reject the Plan of Reorganization in accordance with section 1126 of the Bankruptcy Code, and (iii) deemed to reject the Plan of Reorganization.

           3.1. Classes for the Debtors.


                                                                                     Entitled
    Class                   Designation                    Impairment                to Vote
    -----                   ------------                   ----------                -------
   Class A      Priority Non-Tax Claims                   unimpaired                   No

   Class B      Other Secured Claims                      impaired                     Yes

   Class C      Lender Claims                             impaired                     Yes

   Class D      GC Holding Notes Claims                   impaired                     Yes

   Class E      GCNA Notes Claims                         impaired                     Yes

   Class F      General Unsecured Claims                  impaired                     Yes

   Class G      Convenience Claims                        impaired                     Yes

   Class H      Intercompany Claims                       impaired                     Yes

   Class I      GC Holdings Preferred Stock               impaired            No (deemed to reject)

   Class J      GCL Preferred Stock                       impaired            No (deemed to reject)

   Class K      GCL Common Stock                          impaired            No (deemed to reject)

   Class L      Securities Litigation Claims              impaired            No (deemed to reject)


           3.2. Subclasses for Class B.

           For convenience of identification, the Plan of Reorganization classifies the Allowed Claims in Class B as a single class. This Class comprises a group of subclasses, depending on the underlying property securing such Allowed Claims, and each subclass is treated hereunder as a distinct Class for voting and distribution purposes.

           3.3. Other Subclasses and Deemed Consolidation.

           In accordance with the deemed consolidation specified in section 5.1, the Plan of Reorganization classifies all General Unsecured Claims and Convenience Claims as single classes for voting purposes.

SECTION 4  TREATMENT OF CLAIMS AND EQUITY INTERESTS

           The timing and procedure for all distributions specified in this section are governed by section 6 (Distributions), as modified by section 7 (Disputed Claims) of the Plan.

           4.1. Priority Non-Tax Claims (Class A).

           Except to the extent that a holder of an Allowed Priority Non-Tax Claim against any of the Debtors has agreed to a different treatment of such Claim, each such holder shall receive on the Effective Date, in full satisfaction of such Claim, Cash in an amount equal to such Claim.

           4.2. Other Secured Claims (Class B).

           Except to the extent that a holder of an Allowed Other Secured Claim against any of the Debtors has agreed to a different treatment of such Claim, each holder of an Allowed Other Secured Claim shall receive, at the sole option of the Investors, either (a) the Collateral securing such Allowed

Other Secured Claim, (b) Cash in an amount equal to the value of the Collateral securing such Allowed Other Secured Claim, or (c) consistent with the Purchase Agreement, the treatment required under section 1124(2) of the Bankruptcy Code for such Claim to be reinstated or rendered unimpaired. The Debtors and, after the Effective Date, the Estate Representative, shall be responsible for providing the treatment described in clause (b) of this section 4.2 (solely out of the Administrative Expense and Priority Claim Reserve) and New Global Crossing or the responsible Reorganized Subsidiary Debtor shall be responsible for providing the treatment described in clauses (a) and (c) of this section 4.2.

          4.3. Lender Claims (Class C).

     Lender Claims against any of the Debtors shall be deemed allowed in the aggregate amount of $2,260,257,918.26. Each holder of a Lender Claim against any of the Debtors shall receive its proportionate share as provided in the Credit Agreement of (i) Cash in an amount equal to $300,562,307.50, plus the net interest earned and accumulated on such funds in bank account No. 323-225349 maintained at JPMorgan Chase Bank and the funds held in bank account No. 57063-0 maintained at Wilmington Trust Company (the "Lender Cash Distribution"), (ii) $175,000,000 of New Senior Secured Notes, (iii) 2,400,000 shares of New Common Stock, (iv) 50% of the beneficial interests in the Liquidating Trust, (v) 100% of the Reimbursement Claim, and (vi) subject to the occurrence of the transfers set forth in section 6.10(b), (c), and (d) and the occurrence of the Discharge Date, Cash in the amount equal to 50% of the Bermuda Account Discharge Date Distribution.

          4.4. GC Holdings Notes Claims (Class D).

     The GC Holdings Notes Claims shall be deemed Allowed in the aggregate amount of $3,896,484,000. Subject to section 4.13, each holder of an Allowed GC Holdings Notes Claim shall receive its Ratable Proportion of (i) $18,975,000 of New Senior Secured Notes, (ii) 9,867,000 shares of New Common Stock, (iii) 37.95% of the beneficial interests in the Liquidating Trust, and (iv) subject to the occurrence of the transfers set forth in section 6.10(b), (c), and (d) and the occurrence of the Discharge Date, Cash in an amount equal to 37.95% of the Bermuda Account Discharge Date Distribution.

          4.5. GCNA Notes Claims (Class E).

     The GCNA Notes Claims shall be deemed Allowed in the aggregate amount of $632,523,250. Subject to section 4.13, each holder of a GCNA Notes Claim shall receive its Ratable Proportion of (i) $3,080,000 of New Senior Secured Notes,
(ii) 1,601,600 shares of New Common Stock, (iii) 6.16% of the beneficial interests in the Liquidating Trust, and (iv) subject to the occurrence of the transfers set forth in section 6.10(b), (c), and (d) and the occurrence of the Discharge Date, Cash in an amount equal to 6.16% of the Bermuda Account Discharge Date Distribution.

          4.6. General Unsecured Claims (Class F).

           Subject to section 4.13, each holder of an Allowed General Unsecured Claim shall receive its Ratable Proportion of (i) $2,945,000 of New Senior Secured Notes, (ii) 1,531,400 shares of New Common Stock, (iii) 5.89% of the beneficial interests in the Liquidating Trust, and (iv) subject to the occurrence of the transfers set forth in section 6.10(b), (c), and (d) and the occurrence of the Discharge Date, Cash in an amount equal to 5.89% of the Bermuda Account Discharge Date Distribution. Holders of Allowed General Unsecured Claims shall also be paid by insurance, to the extent available.

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           4.7. Convenience Claims (Class G).

           Each holder of an Allowed Convenience Claim shall receive Cash in an amount equal to the lesser of (i) 5% of such holder's Convenience Claim and (ii) such holder's Ratable Proportion of $3,000,000. Holders of Allowed Convenience Claims shall also be paid by insurance, to the extent available.

           4.8. Intercompany Claims (Class H).

           Other than as agreed by the Debtors and the Investors, the following Intercompany Claims shall be eliminated and discharged as of the Effective Date, by either offset, distribution, cancellation, or contribution of such Claims, or otherwise (as determined by the Debtors subject to approval of the Investors):
(i) Intercompany Claims of GCL or GC Holdings against any other Debtor and (ii) Intercompany Claims against GCL or GC Holdings held by any of their Subsidiaries (whether Debtors or non-Debtors).

           All other Intercompany Claims shall be reviewed by the Debtors and the Investors and adjusted, continued or discharged, as the Debtors determine (subject to the approval of the Investors) is appropriate, taking into account, among other things, the distribution of consideration under the Plan and the economic condition of the reorganized company and its subsidiaries.

           The holders of the Intercompany Claims will accept the Plan. The holders of Intercompany Claims shall not be entitled to participate in any of the distributions on account of Claims under sections 2.1 through 2.3 and 4.1 through 4.7, and shall only be entitled to the treatment provided in this section 4.8.

           4.9. GC Holdings Preferred Stock (Class I).

           Holders of GC Holdings Preferred Stock shall neither receive nor retain any property under the Plan of Reorganization.

           4.10. GCL Preferred Stock (Class J).

           Holders of GCL Preferred Stock shall neither receive nor retain any property under the Plan of Reorganization.

           4.11. GCL Common Stock (Class K).

           Holders of GCL Common Stock shall neither receive nor retain any property under the Plan of Reorganization.

           4.12. Securities Litigation Claims (Class L).

           The holders of any Securities Litigation Claims shall neither receive nor retain any property under the Plan of Reorganization. This Plan shall neither impair nor create any right of any holder of any Securities Litigation Claims to assert such Claim against any of the Debtors' insurance policies.

           4.13. Classes D, E, and F Reserve Provisions.

     The treatment provided under sections 4.4 through 4.6 to the holders of Allowed Claims in Classes D through F, respectively, is subject to the following adjustment (the "Class F Reserve Amount"): 5% of the consideration available to be distributed on account of Claims in Classes D and E, except for any portion of the consideration that is represented by beneficial interests in the Liquidating Trust shall instead be distributable to holders of Allowed Claims in Class F as provided in sections 4.13 and 6.6, and pending distributions, held in reserve in accordance with section 7. The Class F Reserve Amount shall become available for distribution to holders of Allowed Class F Claims only at such time as Allowed Class F Claims exceed $1,200,000,000, in the aggregate (but may be factored into the amount distributable to holders of Allowed Claims in Class F prior to such time, in accordance with section 6.6). At such time as Allowed Class F Claims exceed $1,200,000,000, the Class F Reserve Amount will be distributed to holders of Allowed Class F Claims in order to maintain, to the extent possible, the recovery that would have been obtained by such holders as a percentage of their Allowed Class F Claims if Allowed Class F Claims totaled $1,200,000,000, in the aggregate, and the Class F Reserve Amount had not been established. To the extent the entire Class F Reserve Amount is not needed to accomplish the purpose of this section, the balance (together with any net earnings attributable thereto) will be distributed to the holders of Allowed Claims in Classes D and E in proportion to the amount each such holder contributed to the Class F Reserve Amount.

SECTION 5  MEANS FOR IMPLEMENTATION

           5.1. Deemed Consolidation of Debtors for Plan of Reorganization Purposes Only.

     The Debtors shall be deemed consolidated for purposes of voting and distributions under the Plan. In addition, all guaranties by any of the Debtors of the obligations of any other Debtor arising prior to the Effective Date shall be deemed eliminated under the Plan so that any Claim against any Debtor and any guaranty thereof executed by any other Debtor and any joint and several liability of any of the Debtors shall be deemed to be one obligation of the deemed consolidated Debtors. Each and every Claim filed or to be filed in the Reorganization Cases shall be deemed filed against the deemed consolidated Debtors and shall be deemed one Claim against and obligation of the deemed consolidated Debtors.

     Such deemed consolidation, however, shall not (other than for purposes related to funding distributions under the Plan of Reorganization and as set forth above in this section) affect: (i) the legal and organizational structure of the Debtors, (ii) pre- and post-Petition Date guaranties, liens, and security interests that are required to be maintained (A) in connection with executory contracts or unexpired leases that were entered into during the Reorganization Cases or that have been or will be assumed, (B) pursuant to the Plan of Reorganization, or (C) in connection with any financing entered into by the Debtors on the Effective Date, and (iii) distributions out of any insurance policies or proceeds of such policies.

     Notwithstanding anything contained in the Plan of Reorganization to the contrary, the deemed consolidation of the Debtors shall not have any effect on any Claims being treated as unimpaired in accordance with section 1124 of the Bankruptcy Code and the legal, equitable, and contractual rights to which the holders of any such Claims are entitled shall be left unaltered by the Plan of Reorganization.

           5.2. Settlement of Certain Claims.

     Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution, releases, and other benefits provided under the Plan and the Schemes of Arrangement, upon

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

the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims or controversies resolved pursuant to the Plan. All Plan distributions made to creditors holding Allowed Claims in any Class are intended to be and shall be final, and no Plan distribution to the holder of a Claim in one Class shall be subject to being shared with or reallocated to the holders of any Claim in another Class by virtue of any prepetition collateral trust agreement, shared collateral agreement, subordination agreement, or other similar inter-creditor arrangement.

           5.3. Authorization of New Securities.

           Pursuant to the Memorandum of Association and section 2.3(a) of the Purchase Agreement, the authorized share capital of New Global Crossing consists of 55,000,000 shares of New Common Stock, and 45,000,000 shares of New Preferred Stock. On the Effective Date, the following new securities shall be issued in accordance with the terms of the Transaction Documents: (a) the New Senior Secured Notes, (b) 22,000,000 shares of New Common Stock, and (c) 18,000,000 shares of New Preferred Stock. As of the Effective Date, except for common stock based awards issued and reserved for issuance under the Management Incentive Plan as contemplated by section 4.5(a) of the Purchase Agreement, and subject to the limitations set forth therein, there shall be no other shares of capital stock or securities convertible into or exchangeable for, or rights to subscribe for or require the issuance of, share capital or voting securities, or securities convertible into or exchangeable for, or rights to subscribe for or require the issuance of share capital or voting securities issued, reserved for issuance or outstanding.

           5.4. Indenture for New Senior Secured Notes.

           The Debtors shall qualify the Indenture in accordance with the Trust Indenture Act of 1939.

           5.5. New Global Crossing.

                (a) Formation and Name. On the Effective Date or as soon thereafter as is practicable, New Global Crossing may change its name to such name that may be determined in accordance with applicable law.

                (b) Transaction Documents. Pursuant to and in accordance with the terms of the Transaction Documents, on or before the Effective Date, the Debtors and New Global Crossing will execute, amend, and file any Transaction Documents (including, without limitation, the Memorandum of Association, the Bye-Laws, and the Certificate of Designations) and take any other action which is necessary to effectuate or consummate the transactions contemplated by the Transaction Documents. Without limiting the foregoing, on the Effective Date and in accordance with the terms and conditions of the Transaction Documents, (a) the following securities shall be issued: the New Senior Secured Notes, 22,000,000 shares of New Common Stock, and 18,000,000 shares of New Preferred Stock and (b) New Global Crossing shall cancel any shares of capital stock of New Global Crossing which had been issued to GCL.

                (c) Board of Directors. The board of directors of New Global Crossing will be appointed in accordance with section 4.4 of the Purchase Agreement.

           5.6. Transfer of Assets and Obligations of Certain Debtors Under the Plan.

                (a) On the Effective Date and in accordance with the terms and conditions of the Transaction Documents, the Plan, and the Schemes of Arrangement, (i) New Global Crossing shall

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

issue 3,300,000 shares of New Common Stock and 9,000,000 shares of New Preferred Stock to each Investor in accordance with Article I of the Purchase Agreement and upon receipt by New Global Crossing of $250,000,000 in Cash from the Investors and (ii) the New Senior Secured Notes and 15,400,000 shares of New Common Stock shall be issued and transferred for distribution to holders of Claims in Classes C, D, E, and F in accordance with sections 6 and 7 of the Plan. In consideration of such issuance and transfer, GCL and GC Holdings shall cause the Company Asset Transfer to occur pursuant to sections 363, 363(f), and 363(m) of the Bankruptcy Code. New Global Crossing and the Reorganized Subsidiary Debtors shall not assume any liabilities of GCL, GC Holdings, or the other Debtors other than the Assumed Liabilities. On the Effective Date, the Debtors will transfer the Liquidating Trust Assets free and clear of all liens, claims, and encumbrances to the Liquidating Trust on behalf of holders of Claims in Classes C, D, E and F.

                (b) After the Effective Date, the Reorganized Subsidiary Debtors that are being transferred to New Global Crossing shall have no further obligations under the Plan other than the Assumed Liabilities.

                (c) The Investors, New Global Crossing, and Reorganized Subsidiary Debtors shall have no liability or obligation for any Claim against or Equity Interest in any of the Debtors arising prior to the Effective Date, other than the Assumed Liabilities. Without limiting the foregoing, and subject to the exceptions set forth in the preceding sentence, none of the Investors, New Global Crossing, or the Reorganized Subsidiary Debtors shall have any liability or obligation with respect to any (i) Priority Tax Claim, (ii) statutory fee referred to in section 12.1 hereof, (iii) Indenture Trustee fees and expenses referred to in section 12.4 hereof, and (iv) costs and expenses incurred by the Estate Representative or any other party to pursue the Estate Representative Claims or any other claims excluded from the definition of "Assets" set forth in the Purchase Agreement.

                (d) On the Effective Date, the Debtors shall fund the Administrative Expense and Priority Claim Reserve to be administered by the Estate Representative with sufficient funds, free and clear of all liens, claims, and encumbrances, to satisfy the Claims reserved for therein. The Administrative Expense and Priority Claim Reserve shall not constitute property of the Liquidating Trust, New Global Crossing, or the Reorganized Subsidiary Debtors. New Global Crossing shall be entitled to all interest and other accretions earned on any Cash held in the Administrative Expense and Priority Claim Reserve, and any such interest and other accretions shall be payable, at least annually, to New Global Crossing. New Global Crossing shall report any such interest and other accretions in its income on a current basis and pay any taxes attributable thereto. Any amounts remaining in the Administrative Expense and Priority Claim Reserve after the Liquidating Trust has been dissolved and the Reorganization Cases have been closed shall be distributed to New Global Crossing.

                (e) On the Effective Date, the Debtors shall fund the JPL Fee and Expense Claim Reserve in accordance with section 6.10.

                (f) On the Effective Date, the Debtors shall transfer the Estate Representative Expense Fund to the Estate Representative free and clear of all liens, claims, and encumbrances. Any amounts remaining in the Estate Representative Expense Fund after the Liquidating Trust has been dissolved, the Reorganization Cases have been closed, and any liquidations of GCL and GC Holdings have been completed shall be distributed to New Global Crossing.

                (g) On the Effective Date, the Debtors shall transfer to the Estate Representative sufficient funds, free and clear of all liens, claims, and encumbrances, to satisfy the Convenience Claims, including an amount of Cash sufficient to satisfy any Convenience Claims that are Disputed Claims.

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

                (h) The Bermuda Account shall not vest or revest in New Global Crossing or the Reorganized Subsidiary Debtors, but shall be administered and distributed as provided in section 6.10.

                (i) On the Effective Date, the Debtors shall transfer to the Agent the Lender Cash Distribution and the Reimbursement Claim free and clear of all liens, claims, and encumbrances for distribution to the holders of Claims in Class C as provided in section 6.3.

           5.7. Rights Offering.

           New Global Crossing may offer to sell, through a rights offering, additional shares of capital stock to all existing holders of the capital stock if its board of directors determines that (i) New Global Crossing requires additional funding and (ii) debt financing on reasonable commercial terms for the amounts needed is not otherwise available from independent third parties. The board of directors may also determine the timing and amount of such rights offering; provided, however, that the price per share of the rights offered in any such rights offering may be no more than 10% less than the "fair market value" of such shares where the "fair market value" may be based on an appraisal from a qualified independent investment bank.

           5.8. The Estate Representative and the Liquidating Trust.

                (a) Execution of Liquidating Trust Agreement. On the Effective Date, the Liquidating Trust Agreement shall be executed, and all other necessary steps shall be taken to establish the Liquidating Trust and the beneficial interests therein which shall be for the benefit of the holders of Allowed Claims in Classes C, D, E, and F as provided in sections 4.3 through 4.6 hereof. This section sets forth certain of the rights, duties, and obligations of the Estate Representative and the Trustee. In the event of any conflict between the terms of this section 5.8 and the terms of the Liquidating Trust Agreement, the terms of the Liquidating Trust Agreement shall govern.

                (b) Purpose of the Liquidating Trust. The Liquidating Trust shall be established for the sole purpose of liquidating its assets, in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business.

                (c) Liquidating Trust Assets. The Liquidating Trust shall consist of the Liquidating Trust Assets. Any Cash or other property received from third parties from the prosecution, settlement, or compromise of the Estate Representative Claims shall constitute Liquidating Trust Assets for purposes of distributions under the Liquidating Trust. On the Effective Date, the Debtors shall transfer all of the Liquidating Trust Assets to the Liquidating Trust free and clear of all liens, claims and encumbrances.

                (d) Governance of the Liquidating Trust. The Liquidating Trust shall be governed by a trustee or co-trustees, as the case may be (the "Trustee").

                (e) The Trustee. The designees that constitute the Estate Representative shall either act as Trustee or designate the Trustee.

                (f) The Estate Representative. The Estate Representative shall consist of five individuals, two of whom shall be designated on or before the Effective Date by the Agent, two of whom shall be designated by the Creditors Committee on or before the Effective Date, and one of whom shall be designated by agreement among the Agent's designees and the Creditors Committee's designees on or before the Effective Date. The designation of the Estate Representative shall be effective on the Effective Date without the need for a further order of the Bankruptcy Court.

                (g) Role of the Trustee. In furtherance of and consistent with the purpose of the Liquidating Trust, this Plan, and the Schemes of Arrangement, the Trustee shall (i) have the power and authority to hold, manage, and distribute the Liquidating Trust Assets, (ii) hold the Liquidating Trust Assets for the benefit of the holders of Allowed Claims in Classes C, D, E, and F, and
(iii) have the power and authority to hold, manage, and distribute Cash or non-Cash Liquidating Trust Assets obtained through the exercise of its power and authority. Other than as set forth in section 5.8(j)(i) and (iv), all five Estate Representative designees, in their capacity as Trustee, shall be responsible for all decisions and duties with respect to the Liquidating Trust and the Liquidating Trust Assets. In all circumstances, the Trustee shall act in the best interests of all beneficiaries of the Liquidating Trust and in furtherance of the purpose of the Liquidating Trust.

                (h) Role of the Estate Representative. In furtherance of and consistent with the purpose of the Liquidating Trust, this Plan, and the Schemes of Arrangement, the Estate Representative shall (i) have the power and authority to prosecute and resolve, in the names of the Debtors and/or the name of the Estate Representative, the Estate Representative Claims, (ii) have the power and authority to prosecute and resolve objections to Disputed Claims (including Claims related to the rejection of any executory contract), (iii) have the power and authority to hold, manage, and distribute the Estate Representative Expense Fund for the purposes for which it is created, (iv) have the power and authority to create, hold, administer, and distribute the Administrative Expense and Priority Claims Reserve, (v) have the power and authority to hold manage, distribute, and administer reserves established for Disputed Claims, (vi) have the power and authority to hold, manage, and distribute Plan distributions to the holders of Allowed Claims in Class F and the Class F Reserve Amount, (vii) have the power and authority to hold, manage, and distribute Plan distributions to the holders of Allowed Claims in Class G, (viii) have the power and authority to perform such other functions as are provided in this Plan or the Schemes of Arrangement and to hold, manage, and distribute Cash or non-Cash assets, other than Liquidating Trust Assets, obtained through the exercise of its power and authority, and (ix) have the power and authority to administer the Schemes of Arrangement and the winding down of the proceedings before the Supreme Court of Bermuda related to the Bermudian Debtors and closure of the Reorganization Cases. In addition, the members of the Estate Representative may serve and act as officers or directors of GCL and GC Holdings, and, in such capacity, at such time after the Effective Date that GCL and GC Holdings have completed their obligations under this Plan and the Schemes of Arrangement, as applicable, shall take such steps as the Estate Representative deems appropriate to dissolve such companies under Bermuda law. Other than with respect to those matters described in section 5.8(j)(i), and (iv) which are the exclusive responsibility of the Claims Subcommittee, all five Estate Representative designees, in their capacity as Estate Representative, shall be responsible for all decisions and duties with respect to the Estate Representative Expense Fund and the Estate Representative Claims.

                (i) Role of the Claims Subcommittee. The Trustee and the Estate Representative, as the case may be, shall act through the Claims Subcommittee with respect to those matters set forth in section 5.8(j)(i) and (iv).

                (j) Claims Administration and Prosecution.

                    (i) All decisions (including and without limitation, as applicable, decisions related to the selection of counsel to be retained, compensation for such counsel, the manner of prosecution of claims and counterclaims, the settlement of claims and counterclaims, and any decision to object to a Claim and render it a Disputed Claim) with respect to the following matters shall be made exclusively by the Claims Subcommittee: the prosecution, settlement, or compromise of (x) Disputed Claims for which, as to the holder of such Disputed Claim, there is no counterclaim (including any original cause of action or avoidance action) and (y) Disputed Claims for which, as to the holder of such Disputed Claim, there is a counterclaim (including any affirmative claim or avoidance action), if the facial amount of such counterclaim is less than $1,000,000.

                    (ii) All decisions made (including and without limitation, as applicable, decisions related to the selection of counsel to be retained, compensation for such counsel, the manner of prosecution of claims and counterclaims, the settlement of claims and counterclaims, and any decision to object to a Claim and render it a Disputed Claim) with respect to the following matters shall be made exclusively by all five Estate Representative designees: the prosecution, settlement, or compromise of (x) claims against any person or entity that does not hold or assert a Claim and (y) any counterclaim (including any affirmative claim or avoidance action), if the facial amount of such counterclaim is for $1,000,000 or more.

                    (iii) In all circumstances, when dealing with Estate Representative Claims, the Claims Subcommittee and the Estate Representative shall act as fiduciaries for and in the best interest of all holders of Claims in Classes C, D, E and F and in furtherance of the purposes of the Liquidating Trust.

                    (iv) All decisions to be made by the Estate Representative with respect to distributions (other than from the Liquidating Trust Assets) on account of Claims in Classes F and G and the Class F Reserve Amount, including, without limitation, the administration of the Disputed Claims Reserve on account of Disputed Claims in Classes F and G, shall be made exclusively by the Claims Subcommittee.

                    (v) The Debtors shall appoint the Estate Representative, whether acting through the Claims Subcommittee or otherwise, as their attorney in fact to represent them and their estates.

                (k) Cooperation Regarding Claims Administration. As of the Effective Date, the Estate Representative is authorized to execute any Cooperation Agreement.

                (l) Transferability of Liquidating Trust Interests. The beneficial interests in the Liquidating Trust are not transferable.

                (m) Cash. The Trustee or the Estate Representative, as applicable, may invest Cash (including any earnings thereon or proceeds therefrom) as permitted by section 345 of the Bankruptcy Code, provided, however, that such investment are investments permitted to be made by a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d), as reflected therein, or under applicable Internal Revenue Service guidelines, rulings, or other controlling authorities.

                (n) Costs and Expenses of the Trustee. The costs and expenses of the Liquidating Trust, including the fees and expenses of the Trustee and its retained professionals shall be paid first out of the Estate Representative Expense Fund and then out of the Liquidating Trust Assets. Fees and expenses incurred in connection with the prosecution and settlement of Estate Representative Claims shall be considered costs and expenses of the Liquidating Trust.

                (o) Costs and Expenses of the Estate Representative. The costs and expenses of the Estate Representative, including the fees and expenses of its retained professionals, shall be paid first out of the Estate Representative Expense Fund and then out of the Liquidating Trust Assets (but only to the extent costs and expenses of the Liquidating Trust, including the Trustee's fees and expenses, have previously been paid from the Estate Representative Expense Fund and have not been reimbursed by the Liquidating Trust).

                (p) Compensation of the Estate Representative and the Trustee. The individuals comprising the Estate Representative or the Trustee, as the case may be, shall be entitled to reasonable compensation in an amount consistent with that of similar functionaries in similar types of reorganization proceedings, provided, however, that they shall not receive double compensation for functions which they perform as both Trustee and Estate Representative.

                (q) Distribution of the Liquidating Trust Assets. The Trustee =shall distribute at least annually and in accordance with the Liquidating Trust Agreement, beginning on the Effective Date or as soon thereafter as is practicable, all Cash on hand (including any cash received from the Debtors on the Effective Date and treated as Cash for the purposes of this section 5.8, any permitted investments in section 5.8(m) hereof), except such amounts (i) as would be distributable to a holder of a Disputed Claim if such Disputed Claim had been Allowed prior to the time of such distribution (but only until such Claim is resolved), (ii) as are reasonably necessary to meet contingent liabilities and to maintain the value of the Liquidating Trust Assets during liquidation, (iii) to pay reasonable expenses (including, but not limited to, any taxes imposed on the Liquidating Trust or in respect of the Liquidating Trust Assets), and (iv) to satisfy other liabilities incurred by the Liquidating Trust in accordance with this Plan or the Liquidating Trust Agreement.

                (r) Retention of Professionals by the Estate Representative. The Estate Representative (acting through all five designees or through the Claims Subcommittee, as the case may be) may retain and compensate counsel and other professionals to assist in its duties on such terms as the Estate Representative deems appropriate, without Bankruptcy Court approval. The Estate Representative may retain any professional who represented parties in interest in the Reorganization Cases.

                (s) Retention of Professionals by the Trustee. The Trustee (acting through all five designees or through the Claims Subcommittee, as the case may be) may retain and compensate counsel and other professionals to assist in its duties as Trustee on such terms as the Trustee deems appropriate without Bankruptcy Court approval. The Trustee may retain any professional who represented parties in interest in the Reorganization Cases.

                (t) Federal Income Tax Treatment of the Trust for the Liquidating Trust Assets.

                    (i) Liquidating Trust Assets Treated as Owned by Creditors. For all federal income tax purposes, all parties (including, without limitation, the Debtors, the Estate Representative, the Trustee, and the holders of Claims in Classes C, D, E, and F) shall treat the transfer of the Liquidating Trust Assets to the Liquidating Trust for the benefit of the holders of Allowed Claims in Classes C, D, E, and F as (A) a transfer of the Liquidating Trust Assets directly to the holders of Allowed Claims in Classes C, D, E, and F followed by
(B) the transfer by such holders to the Liquidating Trust of the Liquidating Trust Assets in exchange for beneficial interests in the Liquidating Trust. Accordingly,

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

the holders of such Claims shall be treated for federal income tax purposes as the grantors and owners of their respective share of the Liquidating Trust Assets.

                    (ii) Tax Reporting.

                             A. The Trustee shall file returns for the
Liquidating Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a) and in accordance with this section 5.8(t). The Trustee shall also annually send to each holder of a beneficial interest a separate statement setting forth the holder's share of items of income, gain, loss, deduction or credit and will instruct all such holders to report such items on their federal income tax returns. The trust's taxable income, gain, loss, deduction or credit will be allocated (subject to section 5.8(t)(ii)(C) hereof, relating to Disputed Claims) to the holders of Allowed Claims in Classes C, D, E, and F in accordance with their relative beneficial interests in the Liquidating Trust.

                             B. As soon as possible after the Effective Date,
the Trustee shall make a good faith valuation of the Liquidating Trust Assets, and such valuation shall be used consistently by all parties (including, without limitation, the Debtors, the Trustee, the Estate Representative, and the holders of Allowed Claims in Classes C, D, E, and F) for all federal income tax purposes. The Trustee shall also file (or cause to be filed) any other statements, returns or disclosures relating to the Liquidating Trust that are required by any governmental unit.

                             C. Subject to definitive guidance from the IRS or a
court of competent jurisdiction to the contrary (including the receipt by the Trustee of a private letter ruling if the Trustee so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Trustee), the Trustee shall (i) treat any Liquidating Trust Assets allocable to, or retained on account of, Disputed Claims as held by one or more discrete trusts for federal income tax purposes (the "Liquidating Trust Claims Reserve"), consisting of separate and independent shares to be established in respect of each Disputed Claim, in accordance with the trust provisions of the Tax Code (section 641 et. seq.), (ii) treat as taxable income or loss of the Liquidating Trust Claims Reserve, with respect to any given taxable year, the portion of the taxable income or loss of the Liquidating Trust that would have been allocated to the holders of Disputed Claims had such Claims been Allowed on the Effective Date (but only for the portion of the taxable year with respect to which such Claims are unresolved), (iii) treat as a distribution from the Liquidating Trust Claims Reserve any increased amounts distributed by the Liquidating Trust as a result of any Disputed Claims resolved earlier in the taxable year, to the extent such distributions relate to taxable income or loss of the Liquidating Trust Claims Reserve determined in accordance with the provisions hereof, and
(iv) to the extent permitted by applicable law, shall report consistent with the foregoing for state and local income tax purposes. All holders of Claims in Class C, D, E, and F shall report, for tax purposes, consistent with the foregoing.

                             D. The Trustee shall be responsible for payments,
out of the Liquidating Trust Assets, of any taxes imposed on the trust or its assets, including the Liquidating Trust Claims Reserve. In the event, and to the extent, any Cash retained on account of Disputed Claims in the Liquidating Trust Claims Reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets allocable to, or retained on account of, Disputed Claims, such taxes shall be (i) reimbursed from any subsequent Cash amounts retained on account of Disputed Claims or (ii) to the extent such Disputed Claims have subsequently been resolved, deducted from any amounts distributable by the Estate Representative as a result of the resolutions of such Disputed Claims.

                             E. The Trustee may request an expedited
determination of Taxes of the Liquidating Trust, including the Liquidating Trust Claims Reserve under section 505(b) of the

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Bankruptcy Code for all returns filed for, or on behalf of, the Liquidating
Trust for all taxable periods through the dissolution of the Liquidating Trust.

                (u) Dissolution. The Trustee, the Estate Representative and the Liquidating Trust shall be discharged or dissolved, as the case may be, at such time as (i) all Disputed Claims have been resolved, (ii) all Liquidating Trust Assets have been liquidated, and (iii) all distributions required to be made by the Estate Representative or the Trustee, as the case may be, under the Plan and the Schemes of Arrangement have been made, but in no event shall the Liquidating Trust be dissolved later than five years from the Effective Date unless the Bankruptcy Court, upon motion within the six month period prior to the fifth anniversary (or the end of any extension period approved by the Bankruptcy Court), determines that a fixed period extension (not to exceed three years, together with any prior extensions, without a favorable letter ruling from the IRS that any further extension would not adversely affect the status of the trust as a liquidating trust for federal income tax purposes) is necessary to facilitate or complete the recovery and liquidation of the Liquidating Trust Assets or the dissolution of GCL and GC Holdings.

                (v) Indemnification of Estate Representative. The Estate Representative, the individuals comprising the Estate Representative and the Estate Representative's agents and professionals, shall not be liable for actions taken or omitted in its capacity as, or on behalf of, the Estate Representative, except those acts arising out of its or their own willful misconduct or gross negligence, and each shall be entitled to indemnification and reimbursement for fees and expenses in defending any and all of its actions or inactions in its capacity as, or on behalf of, the Estate Representative, except for any actions or inactions involving willful misconduct or gross negligence. Any indemnification claim of the Estate Representative (and the other parties entitled to indemnification under this subsection (v)) shall be satisfied first from the Estate Representative Expense Fund and then from the Liquidating Trust Assets (but only to the extent costs and expenses of the Liquidating Trust, including the Trustee's fees and expenses, have previously been paid from the Estate Representative Expense Fund and have not been reimbursed by the Liquidating Trust), provided, however, that before any distribution from the Estate Representative Expense Fund to New Global Crossing, any sums paid from the Liquidating Trust Assets pursuant to this section 5.8 shall be reimbursed to the Liquidating Trust from the Estate Representative Expense Fund. The Estate Representative shall be entitled to rely, in good faith, on the advice of its retained professionals.

                (w) Indemnification of Trustee. The Trustee or the individuals comprising the Trustee, as the case may be, and the Trustee's agents and professionals, shall not be liable for actions taken or omitted in its capacity as, or on behalf of, the Trustee, except those acts arising out of its or their own willful misconduct or gross negligence, and each shall be entitled to indemnification and reimbursement for fees and expenses in defending any and all of its actions or inactions in its capacity as, or on behalf of, the Trustee, except for any actions or inactions involving willful misconduct or gross negligence. Any indemnification claim of the Trustee (and the other parties entitled to indemnification under this subsection (w)) shall be satisfied first from the Estate Representative Expense Fund and then from the Liquidating Trust Assets provided, however, that before any distribution from the Estate Representative Expense Fund to New Global Crossing, any sums paid from the Liquidating Trust Assets pursuant to this section shall be reimbursed to the Liquidating Trust from the Estate Representative Expense Fund. The Trustee shall be entitled to rely, in good faith, on the advice of its retained professionals.

           5.9. Cancellation of Existing Securities and Agreements.

           On the Effective Date, all the agreements and other documents evidencing the rights of any holder of an Equity Interest in the Debtors, including options or warrants to purchase Equity Interests, obligating the Debtors to issue, transfer, or sell Equity Interests or any other capital stock of the Debtors, shall be cancelled except that Equity Interests in the Reorganized Subsidiary Debtors formerly held by GCL or GC Holdings and their subsidiaries shall be transferred to New Global Crossing.

           5.10. Other Transactions.

           Except as to GCL and GC Holdings, on or as of the Effective Date, within the discretion of the Debtors (but subject to the approval of (x) the Investors or (y) New Global Crossing, after the appointment of the board of directors of New Global Crossing, to be effective as of the Effective Date) as provided in the Purchase Agreement, the Reorganized Subsidiary Debtors may (i) cause any or all of the Reorganized Subsidiary Debtors to be merged into one or more of the Reorganized Subsidiary Debtors or any subsidiaries of the Debtors or dissolved, (ii) cause the transfer of assets between or among the Reorganized Subsidiary Debtors, (iii) establish an intermediate holding company for New Global Crossing, and (iv) engage in any other transaction in furtherance of the Plan. Any such transactions may be effective as of the Effective Date pursuant to the Confirmation Order without any further action by the stockholders or directors of any of the Debtors, the debtors in possession, or the New Global Crossing.

           5.11. Management Incentive Plan.

           As of the Effective Date, New Global Crossing shall adopt the Management Incentive Plan substantially in the form set forth in the Plan Supplement.

           5.12. Release of Representatives.

           As of the Effective Date, the following individuals and entities shall be released by the Debtors, the Debtors' estates and Reorganized Subsidiary Debtors from any and all claims against them arising after the Petition Date based on or in any way connected with (a) the Reorganization Cases, (b) the Plan and the Schemes of Arrangement and any distributions thereunder, (c) the provisional liquidations of the Bermudian Debtors, and (d) the negotiation, formulation, and preparation of the Plan, any Schemes of Arrangement, and the Purchase Agreement (including any terms, settlements, and compromises reflected in any of the foregoing), except in all cases for claims based on willful misconduct, gross negligence, or breach of the duty of loyalty:
(i) except for Estate Representative Claims, the respective current officers, directors, and employees of the Debtors in their capacities as officers, directors, and employees of the Debtors and (ii)(a) the financial advisors, professionals, accountants, and attorneys of the Debtors, the Creditors Committee (and any subcommittee thereof), the Agent, the members of the steering committee representing the holders of the Lender Claims, the Indenture Trustees, and the JPLs, in their capacities as representatives of the Debtors, the Creditors Committee, the Agent, the members of the steering committee representing the holders of the Lender Claims, the Indenture Trustees, and the JPLs, respectively, (b) the members of the Creditors Committee (and any subcommittee thereof) in their capacities as members of the Creditors Committee,
(c) the Agent and the members of the steering committee representing the holders of the Lender Claims, in their capacities as the Agent and the members of the steering committee representing the holders of the Lender Claims, respectively,
(d) the JPLs in their capacities as JPLs, (e) the Indenture Trustees in their capacities as Indenture Trustees, and (f) the three independent directors who joined the board of directors of GCL in February and March, 2002, in their capacities as directors of GCL.

           5.13. Release of Lenders.

           As of the Effective Date, the Debtors (including the Reorganized Subsidiary Debtors), the Debtors' estates, and any of their Subsidiaries (other than Asia Global Crossing Ltd. and its Subsidiaries) on their own behalf and on behalf of all of Debtors' stockholders and creditors, derivatively (i.e., to the extent that claims of or liabilities to the Debtors' creditors and stockholders are property of the Debtors or their estates, or the Debtors or their estates otherwise have standing to assert such claims or liabilities) (the "Releasing Parties"), shall release the Agent, solely in its capacity as Agent, each of the Lenders solely in their capacity as Lenders, and to the extent acting for the Agent or Lenders in their capacity as Agent or Lenders, as the case may be, all of their respective direct or indirect subsidiaries, stockholders, directors, officers, employees, agents, representatives, financial advisors, professionals, accountants and attorneys and all of their predecessors, successors and assigns, solely in such capacities (all of foregoing, collectively, the "Lender Released Parties"), from any and all claims and liabilities of every nature and kind (including, but not limited to, any avoidance or recovery actions under chapter 5 of the Bankruptcy Code) against them that the Releasing Parties have, may have, or are deemed to have, which are property of the Debtors or their estates or which the Debtors or their estates otherwise have standing to assert, which are in any way related to or arising out of or based on or in any way connected with (a) the Credit Agreement, including, but not limited to the negotiation, formulation, preparation, administration, execution, and enforcement thereof, and any payments received by such Lenders, (b) any guaranty arising under the Credit Agreement, (c) any liens, pledges, or collateral of any kind related to the Credit Agreement, (d) the sale of the incumbent local exchange carrier subsidiaries of GCNA, (e) the sale of IPC and subsequent waiver agreement and related transactions and documents, (f) the Reorganization Cases, (g) the Plan and the distributions hereunder, or (h) the negotiation, formulation, and preparation of the Plan, any Schemes of Arrangement, any documents to be provided with the Plan Supplement, and the Purchase Agreement (including any terms, settlements, and compromises reflected in any of the foregoing). As of the Effective Date, the Debtors, the Debtors' estates, and the Reorganized Subsidiary Debtors shall cause each of their Subsidiaries (other than Asia Global Crossing Ltd. and its Subsidiaries) to provide a covenant to the Lenders that they will not assert, whether through judicial action or otherwise, any claims against the Lenders on account of the matters being released in this section by the Debtors, and solely in the Lenders' capacity as Lenders, arising under or in connection with the Credit Agreement, any guaranty of the obligations under the Credit Agreement, and any documents related thereto. Holders of any claim or interest against the Debtors or their non-Debtor Subsidiaries shall be enjoined from commencing or continuing, against any party released under this section 5.13, any action, employment of process, or act to collect, offset, recover, or avoid any such claim or interest that could be brought on behalf of or in the name of the Debtors or their non-Debtor Subsidiaries to the extent released under this section 5.13. Nothing in this section 5.13 is intended or shall be construed as a release of any claims or liabilities against the Lender Released Parties that are not property of the Debtors or their estates or that the Debtors or their estates do not otherwise have standing to assert on their own behalf or on behalf of any of their stockholders or creditors.

           5.14. Release of Bondholders.

           As of the Effective Date, the Releasing Parties shall release the Indenture Trustees, each of the holders of GC Holdings Notes Claims and GCNA Notes Claims, solely in their capacity as holder of such Claims, and to the extent acting for the holders in their capacity as holders, all of their respective direct or indirect subsidiaries, stockholders, directors, officers, employees, agents, representatives, financial advisors, professionals, accountants and attorneys and all of their predecessors, successors and assigns, solely in such capacities (all of foregoing, collectively, the "Bondholder Released Parties"), from any and all claims and liabilities of every nature and kind (including, but not limited to, any avoidance or recovery actions under chapter 5 of the Bankruptcy Code) against them that the Releasing Parties have, may have, or deemed to have, which are property of the Debtors or their estates, or which the Debtors or their estates otherwise have standing to assert which are in any way related to or arising out of or based on or in any way connected with (a) the notes, indentures, and other documentation evidencing or relating to the GC Holdings Notes Claims and the GCNA Notes Claims, including, but not limited to the negotiation, formulation, preparation, administration, execution, and enforcement thereof, and payments thereunder, (b) any guaranty arising under the documents listed in (a) of this section 5.14, (c) any liens, pledges, or collateral of any kind, (d) the Reorganization Cases, (e) the Plan and the distributions hereunder, (f) the sale of the incumbent local exchange carrier subsidiaries of GCNA, or (g) the negotiation, formulation, and preparation of the Plan, any Schemes of Arrangement, any documents to be provided with the Plan Supplement, and the Purchase Agreement (including any terms, settlements, and compromises reflected in any of the foregoing). Holders of any claim or interest against the Debtors or their non-Debtor Subsidiaries shall be enjoined from commencing or continuing, against any party released under this section 5.14, any action, employment of process, or act to collect, offset, recover, or avoid any such claim or interest that could be brought on behalf of or in the name of the Debtors or their non-Debtor Subsidiaries to the extent released under this section 5.14. Nothing in this section 5.14 is intended or shall be construed as a release of any claims or liabilities against the Bondholder Released Parties that are not property of the Debtors or their estates or that the Debtors or their estates do not otherwise have standing to assert on their own behalf or on behalf of any of their stockholders or creditors.

           5.15. Lenders Covenant Not to Sue the Non-Debtors.

           In consideration for the distributions and releases hereunder and the releases set forth in section 5.13, the Lenders shall covenant hereunder not to assert, whether through judicial action or otherwise, any and all Lender Claims against any of the non-Debtor Subsidiaries of the Debtors.

           5.16. Non-Debtor Intercompany Claims.

           Other than as agreed by the Debtors and the Investors, the Non-Debtor Intercompany Claims of GCL or GC Holdings against any non-Debtor Subsidiaries shall be eliminated and released as of the Effective Date, by either offset, distribution, cancellation, or contribution of such Claims, or otherwise (as determined by the Debtors subject to approval of the Investors).

           All other Non-Debtor Intercompany Claims shall be reviewed by the Debtors and the Investors and adjusted, continued or discharged, as the Debtors determine (subject to the approval of the Investors) as appropriate, taking into account, among other things, the distribution of consideration under the Plan and the Schemes of Arrangement and the economic condition of the reorganized company and its subsidiaries.

           5.17. Dissolution of Creditors Committee.

           The Creditors Committee shall be dissolved on the Effective Date, except that the Confirmation Order may contain provisions permitting the Creditors Committee (or a subcommittee thereof or successor thereto) to survive for a limited period after the Effective Date for the limited purposes of nominating directors of New Global Crossing and designating individuals to serve as members of the Estate Representative.

           5.18. Costs and Expenses of the JPLs

           The JPL Fee and Expense Claims incurred after the Effective Date shall be paid in accordance with the provisions of section 6.10.

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

SECTION 6  DISTRIBUTIONS

           6.1. Record Date for Distributions.

           As of the close of business on the date the Bankruptcy Court enters the Confirmation Order, the various transfer registers for each of the Classes of Claims or Equity Interests as maintained by the Debtors or their respective agents shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Equity Interests. The Debtors shall have no obligation to recognize any transfer of Claims or Equity Interests occurring on or after such date.

           6.2. Date of Distributions.

           Unless otherwise provided herein, any distributions and deliveries to be made hereunder to the holders of Allowed Claims shall be made on the Effective Date or as soon thereafter as is practicable. At the discretion of the Estate Representative, the New Common Stock, the New Senior Secured Notes, and the Cash referred to in section 4.6 and 4.7 may be distributed in increments as the aggregate amount of Disputed Claims in Classes F and G are resolved. Notwithstanding the foregoing, distributions will be made quarterly unless the administrative costs of making the distributions would be excessive in comparison to the amount to be distributed.

           In the event that any payment or act under the Plan of Reorganization is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

           6.3. Distributions to Class C.

           Distributions for the benefit of the holders of Allowed Claims in Class C shall be made to the Agent, who shall in turn administer the distribution to the holders of Claims in Class C in accordance with the Credit Agreement. For purposes of distribution of the asset identified in schedule 1.2(c) to the Purchase Agreement, GCL shall assign all its right, title and interest in such claim to the Agent. The Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court; and, in the event that the Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be paid from the Estate Representative Expense Fund. After the Effective Date, the reasonable fees and expenses of such Agent incurred in connection with the distribution described in this section 6.3, not including professional fees, shall be paid by the Estate Representative from the Estate Representative Expense Fund.

           6.4. Distributions to Class D.

           Distributions for the benefit of the holders of Claims in Class D shall be made to The Bank of New York, as indenture trustee for the holders of the GC Holdings Notes Claims. Such Indenture Trustee shall in turn administer the distribution to the holders of Claims in Class D. The Bank of New York shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court; and, in the event that such Indenture Trustee is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be paid from the Estate Representative Expense Fund. After the Effective Date, the reasonable fees and expenses of such Indenture Trustee incurred in connection with the distribution described in this section 6.4, not including professional fees, shall be paid by the Estate Representative from the Estate Representative Expense Fund.

           6.5. Distributions to Class E.

     Distributions for the benefit of the holders of Claims in Class E shall be made pro rata to Wilmington Trust Company and Wells Fargo, Bank Minnesota, National Association, as the case may be, as indenture trustee for certain holders of the GCNA Notes Claims. Wilmington Trust Company and Wells Fargo Bank Minnesota, National Association shall each, in turn, administer the distribution to the holders of Claims in Class E. Such Indenture Trustees shall not be required to give any bond or surety or other security for the performance of their duties unless otherwise ordered by the Bankruptcy Court; and, in the event that such Indenture Trustees are so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be paid from the Estate Representative Expense Fund. After the Effective Date, the reasonable fees and expenses of such Indenture Trustees incurred in connection with the distribution described in this section 6.5, not including professional fees, shall be paid by the Estate Representative from the Estate Representative Expense Fund.

           6.6. Distributions to Class F.

     Distributions for the benefit of the holders of Claims in Class F shall be made to the Estate Representative. Such distributions shall not constitute Liquidating Trust Assets, except as expressly provided herein. The Estate Representative shall in turn administer the distribution to the holders of Claims in Class F. For the purpose of calculating the Ratable Proportion of New Common Stock, New Senior Secured Notes, Cash, and Liquidating Trust Assets to be distributed to the holder of an Allowed General Unsecured Claim, the Estate Representative shall (i) include all Disputed Claims in Class F, as if they were Allowed Claims, in the aggregate amount of all Allowed Claims either in the amounts asserted by the holders of such Claims or as estimated by the Bankruptcy Court and (ii) take into account the Class F Reserve Amount to the extent that such amount would be available for distribution based on the aggregate amount of Allowed Claims assumed in subclause (i) of this subsection. For purposes of each interim distribution and for the final distribution to holders of Claims in Class F, the Estate Representative shall recalculate the Ratable Proportion for each holder of an Allowed Claim in such Class, based on the aggregate amount of Allowed Claims and Disputed Claims in such Class on such date. For purposes of these distributions, the Estate Representative, at its option, may estimate the amount to include for unliquidated Claims or seek an order from the Bankruptcy Court determining such estimates.

           6.7. Distributions to Class G.

     Distributions of Cash to holders of Claims in Class G, to the extent not paid by the Debtors on the Effective Date, at the request of the Estate Representative, shall be made to the Estate Representative, including an amount of cash sufficient to satisfy any Convenience Claims that are Disputed Claims. Such distributions shall not constitute Liquidating Trust Assets. The Estate Representative shall in turn administer the distribution to the holders of Allowed Convenience Claims on the later of 90 days after the Effective Date or 10 days after such Claim becomes an Allowed Claim.

           6.8. Withholding and Reporting Requirements.

     In connection with the Plan and all instruments issued in connection therewith and distributed thereon, the Estate Representative, the Agent, and the Indenture Trustees, as the case may be, shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or

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

local taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements.

           6.9. Setoffs.

     The Estate Representative may, but shall not be required to, set off against any Claim (for purposes of determining the Allowed amount of such Claim on which distribution shall be made) any claims of any nature whatsoever that the Debtors may have against the holder of such Claim, including, but not limited to the Estate Representative Claims, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release of any such claim by the Debtors or the Estate Representative, provided, however, that in the event the Estate Representative seeks to exercise such setoff rights against the holder of a Claim that is a debtor in a case under the Bankruptcy Code, the Estate Representative shall comply with the requirements of the Bankruptcy Code, including seeking relief from the automatic stay. Notwithstanding the foregoing, on or after the Effective Date, no such setoff rights may be asserted against any of the holders of the GC Holdings Notes Claims or the GCNA Notes Claims (solely in their capacities as holders of such notes), the Lenders (solely in their capacity as Lenders), the Agent (solely in its capacity as Agent), the Indenture Trustees (solely in their capacity as Indenture Trustees) the GC Holdings Notes Claims, the GCNA Notes Claims, the Lender Claims, the Lender Agent Expenses, or the Indenture Trustee fees and expenses payable under section 12.4.

           6.10. Delivery of Distributions.

     (a) General. Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim except the holders of Allowed Claims in Classes C, D, and E shall be made at the address of such holder as set forth on the Schedules or on the books and records of the Debtors or their agents, unless the Estate Representative has been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim or interest by such holder that contains an address for such holder different from the address reflected on the Schedules for such holder. In the event that any distribution to any holder is returned as undeliverable, the Estate Representative, the Agent, the Trustee, or the Indenture Trustee, as the case may be, shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Estate Representative, the Agent, the Trustee or the Indenture Trustee, as the case may be, has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided, however, that such undeliverable or unclaimed distributions shall be deemed unclaimed property at the expiration of one year from the date of distribution. The Estate Representative shall reallocate the undeliverable and unclaimed distributions from Class F for the benefit of the holders of other Claims in Class F. Undeliverable and unclaimed distributions from Class G shall be reallocated first to holders of Claims in Class G and thereafter to New Global Crossing in accordance with section 4.7 hereof.

     (b) JPL Fee and Expense Claim Reserve. On the Effective Date, the JPL Fee and Expense Claim Reserve will be funded by the Debtors in an amount sufficient to fund all of the fees and expenses of the JPLs and their retained professionals incurred and, subject as follows, unpaid prior to the Effective Date (excluding those fees and expenses which have been disallowed by the Supreme Court of Bermuda pursuant to the applicable fee approval procedure and which are not subject to any ongoing dispute). The sum so funded by the Debtors shall include any sum(s) which may have been withdrawn by the JPLs from the Bermuda Account between October 21, 2002 and the Effective Date in payment of the JPL Fee and Expense Claims and upon receipt, the JPLs shall restore to the Bermuda Account the sum(s) so withdrawn. The escrow agent managing the JPL Fee and Expense Claim Reserve will release funds to the JPLs immediately upon the production of an order of the Supreme Court of Bermuda which provides that fees and expenses provided for by the JPL Fee and Expense Claim

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

Reserve have been allowed under the applicable fee approval process. After the payment of those JPL Fee and Expense Claims incurred prior to the Effective Date, any amounts remaining in such reserve shall be distributed to New Global Crossing, provided, however, that, to the extent the JPLs have charged the Bermuda Account for such JPL Fee and Expense Claims, the amount so charged shall be distributed to the Estate Representative (and treated as part of the Bermuda Account Discharge Date Distribution, or Liquidating Trust Assets, as appropriate) prior to the distribution of any excess in the JPL Fee and Expense Claim Reserve to New Global Crossing.

                (c) Post-Effective Date Fees and Expenses of the JPLs. On the Effective Date, the Estate Representative shall deposit $250,000 of the Estate Representative Expense Fund in a bank account in Bermuda designated by and under the sole control of the JPLs, which account shall be subject to the exclusive jurisdiction of the Supreme Court of Bermuda for the payment of the JPLs and their retained professionals' fees and expenses incurred on or after the Effective Date in the provisional liquidations, in accordance with the procedures established by the Supreme Court of Bermuda. In the event that such JPL Fee and Expense Claims in the provisional liquidations are determined by the Supreme Court of Bermuda to be less than $250,000, any balance will be returned to the Estate Representative following such determination and thereafter treated as part of the Estate Representative Expense Fund.

                (d) Costs of Liquidation. On the Effective Date, the Estate Representative shall deposit $50,000 from the Estate Representative Expense Fund, in a bank account in Bermuda designated by and under the sole control of the JPLs, which account shall be subject to the exclusive jurisdiction of the Supreme Court of Bermuda for the liquidations of GCL and GC Holdings (the "Bermuda Liquidation Fund"). The Bermuda Liquidation Fund will, subject to the provisions of section 6.10(e), be used to fund the liquidation of GCL and GC Holdings provided, however, that any provisional liquidators and, subsequently, liquidators of GCL and GC Holdings will be required to carry out only their statutory obligations under Bermuda law. In the event that, following the making of winding up orders in respect of GCL and GC Holdings, the JPLs do not act as provisional liquidators (and, subsequently, liquidators) of GCL and GC Holdings, the JPLs shall, upon the making of the winding up orders, transfer the Bermuda Liquidation Fund to such other person(s) so acting as provisional liquidators (and, subsequently, liquidators).

                (e) Bermuda Contingency Fund. Upon the making of any winding up order in respect of GCL and GC Holdings, the JPLs will transfer from the Bermuda Account, free and clear of liens, claims, and encumbrances, to any provisional liquidators a sum of $1,000,000 on account of any unanticipated fees and expenses of the liquidations of GCL and or GC Holdings (the "Bermuda Contingency Fund"). In the event that any unforeseen circumstances arise which require such provisional liquidators or liquidators to draw on the Bermuda Contingency Fund, they shall give the Estate Representative at least seven (7) days prior notice of the purpose of the draw, the payee, and the amount of such draw, and the Estate Representative shall have the option to fund such amount from the Estate Representative Expense Fund directly in lieu of a draw being made against the Bermuda Contingency Fund.

                (f) Return of Liquidation Costs. Following the conclusion of the liquidations of GCL and GC Holdings under Bermuda law, any unused fees and expenses in the Bermuda Liquidation Fund and the Bermuda Contingency Fund shall be transferred to the Estate Representative. The Estate Representative shall thereafter treat any such funds from the Bermuda Liquidation Fund as part of the Estate Representative Expense Fund, and any such funds from the Bermuda Contingency Fund as Liquidating Trust Assets. In the event any funds are drawn from the Bermuda Contingency Fund, the Estate Representative is hereby authorized to and shall reimburse the

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

Liquidating Trust, from the Estate Representative Expense Fund, the amount drawn from the Bermuda Contingency Fund.

                (g) Transfer of the Bermuda Account Discharge Date Distribution. The Bermuda Account shall remain under the control of the JPLs until it is distributed in accordance with this section. Subject to the occurrence of the transfers set forth in (b), (c), and (d) and the occurrence of the Discharge Date, within three (3) Business Days after the Discharge Date, the JPLs shall transfer the Bermuda Account Discharge Date Distribution, free and clear of all liens, claims, and encumbrances, as follows: (i) 50% to the Agent, (ii) 37.95% to the Bank of New York, as Indenture Trustee for the holders of GC Holdings Notes Claims, (iii) 6.16% pro rata to Wilmington Trust and Wells Fargo, Bank of Minnesota, National Association, as the case may be, as Indenture Trustees for certain holders of GCNA Notes Claims, based on the Allowed Claims represented by each Indenture Trustee, and (iv) 5.89% to the Claims Subcommittee for distribution to the holders of General Unsecured Claims. The remaining $1,000,000 in the Bermuda Account shall be the Bermuda Contingency Fund and shall be transferred by the JPLs in accordance with section 6.10(e) above.

           6.11. Manner of Payment Under Plan of Reorganization.

           At the option of the Debtors, the Estate Representative, the Indenture Trustees, or the Agent, as the case may be, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

           6.12. No Fractional Shares, Face Amount Minimum of New Senior Secured Notes and Cash Distributions.

                (a) When any distribution on account of an Allowed General Unsecured Claim pursuant to the Plan would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (i) fractions of 1/2 or greater shall be rounded to the next higher whole number and
(ii) fractions of less than 1/2 shall be rounded to the next lower whole number, provided, however, that the Estate Representative, the Agent, or the Indenture Trustees, as the case may be, shall have the authority to further adjust, after taking into account the rounding provided in this section 6.12, the number of shares of New Common Stock to be distributed to each holder of Claims in Classes C, D, E, and F (by increasing or decreasing by 1 the number of such shares) as necessary in order for the holders of Claims in Classes C, D, E, and F, as appropriate, to receive shares of New Common Stock in the amounts specified in section 4 hereto.

                (b) The minimum face amount of the New Senior Secured Notes shall be established by the Debtors with approval of the Bankruptcy Court as set forth in the Confirmation Order (the "Face Amount Minimum"). When any distribution on account of an Allowed Claim pursuant to the Plan would otherwise result in the issuance of a New Senior Secured Note in an amount less than a multiple of the Face Amount Minimum, the face amount of each New Senior Secured Note shall be rounded as follows: (i) for the portion in excess of a multiple of the Face Amount Minimum, amounts that are greater than or equal to 50% of the Face Amount Minimum shall be rounded to the next higher multiple of the Face Amount Minimum; and (ii) for the portion in excess of a multiple of the Face Amount Minimum, amounts that are less than 50% of the Face Amount Minimum shall be rounded to the next lower multiple of the Face Amount Minimum, provided, however, that the Estate Representative, the Agent, or the Indenture Trustees, as the case may be, shall have the authority to further adjust, after taking into account the rounding provided in this section 6.12, the Ratable Proportion of New Senior Secured Notes to be distributed to each holder of Claims in Classes C, D, E, and F (by increasing or decreasing by the Face Amount Minimum the amount of such New Senior Secured Notes) as necessary in order for the holders of Claims in Classes C, D, E, and F, as appropriate, to receive New Senior Secured Notes in the amounts specified in section 4 hereto.

                (c) No Cash distributions shall be required to be made in an amount less than the minimum amount established by the Debtors and approved in the Confirmation Order. When the Cash available for distribution to Class F, after reallocating unclaimed distributions, is less than the amount set forth in the Confirmation Order, such Cash shall be paid into the registry of the Bankruptcy Court.

           6.13. Distributions After Effective Date.

           Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date, but which later become Allowed Claims, shall be deemed to have been made on the Effective Date.

           6.14. Allocation of Distributions.

           All distributions in respect of Claims will be allocated first to the original principal amount of such Claims (as determined for federal income tax purposes), and second to the portion of such Claims representing interest (as determined for federal income tax purposes), and any excess to the remaining portion of such Claims.

SECTION 7  PROCEDURES FOR TREATING DISPUTED CLAIMS

           7.1. General.

           Except as expressly provided herein, all Claims filed in the Reorganization Cases and all Scheme Claims shall be resolved by the Estate Representative.

           7.2. Objections to Claims.

           Except insofar as a Claim is Allowed hereunder or is a disputed ordinary course Administrative Expense Claim or a Disputed Claim for any amount owing in respect of any executory contract, unexpired lease, ASR, or Interconnection Agreement assumed on or before the Effective Date and not rejected pursuant to the Plan that, if Allowed, would be an Assumed Liability (as to any such Claim, New Global Crossing or the appropriate Reorganized Subsidiary Debtor shall have the exclusive right to prosecute any objections to such Claim), the Estate Representative, acting on behalf of the Debtors, shall be entitled to object to Claims. Any objections to Claims shall be served and filed on or before the later of (a) one hundred and twenty (120) days after the Effective Date or (b) such later date as may be fixed by the Bankruptcy Court.

           7.3. No Distributions Pending Allowance.

           Notwithstanding any other provision hereof, if any Claim is a Disputed Claim, no distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim. Until such time, the Estate Representative shall withhold from the property to be distributed, the portion of such property allocable to such Disputed Claim (including, in the case of Class F, the Class F Reserve Amount) and shall hold such property in a trust (the "Disputed Claims Reserve") pending resolution of the Disputed Claims, together with all earnings thereon (net of any expenses relating thereto, including any taxes imposed thereon or otherwise payable by the trust). Any New Common Stock and New Senior Secured Notes so reserved shall be voted by the Estate

Representative proportionally in the same manner as the other New Common Stock and New Senior Notes not held by the Investors and their affiliates or New Global Crossing and its affiliates are voted.

           7.4. Estimation of Claims.

           The Estate Representative may, at any time, request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether that Claim was previously objected to or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Estate Representative may pursue supplementary proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation, and resolution procedures are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

           7.5. Distributions After Resolution of Class F Claims.

           On the next scheduled distribution date after a Disputed Claim in Class F becomes an Allowed Claim, the Estate Representative shall distribute to the holder of such Claim, such holder's Ratable Proportion of the property distributable with respect to Class F and any net earnings attributable thereto. To the extent that all or a portion of a Disputed Claim in Class F is disallowed, the holder of such Claim shall not receive any distribution on account of the portion of such Claim that is disallowed and any property withheld pending the resolution of such Claim shall be reallocated in accordance with section 6.6.

           7.6. Tax Treatment of Reserve for Disputed Class F Claims.

                (a) Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Estate Representative of a private letter ruling if the Estate Representative so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Estate Representative), the Estate Representative shall
(A) treat the Disputed Claims Reserve established with respect to Disputed Claims in Class F to hold Cash, New Senior Secured Notes and New Common Stock (and any earnings with respect thereto) as a discrete trust for federal income tax purposes, consisting of separate and independent shares to be established in respect of each Disputed Claim, in accordance with the trust provisions of the Tax Code (section 641 et. seq.), and (B) to the extent permitted by applicable law, shall report consistent with the foregoing for state and local income tax purposes. All holders of Claims in Classes D, E, and F shall report, for tax purposes, consistent with the foregoing. Any amounts relating to Liquidating Trust Assets that are allocable to or retained by the Estate Representative on account of Disputed Claims shall be treated for tax purposes in accordance with section 5.8(l)(ii).

                (b) The Estate Representative may request an expedited determination of Taxes of the Disputed Claims Reserve under section 505(b) of the Bankruptcy Code for all tax returns filed for or on behalf of the Disputed Claims Reserve for all taxable periods through the date of dissolution of such trust.

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

           7.7. Distribution After Resolution of Class G Claims.

           On the next scheduled distribution date after a Disputed Claim in Class G becomes an Allowed Claim, the Estate Representative shall make the required distribution to the holder of such Claim. New Global Crossing shall be entitled to all interest and other accretions earned on any Cash held for distribution on account of Disputed Claims in Class G, and any such interest and other accretions shall be payable, at least annually, to New Global Crossing. New Global Crossing shall report any such interest and other accretions in its income on a current basis. To the extent that all or a portion of a Disputed Claim in Class G is disallowed, the holder of such Claim shall not receive any distribution on account of the portion of such Claim that is disallowed and any property withheld pending the resolution of such Claim shall be reallocated in accordance with section 6.7, with the excess to be distributed to New Global Crossing.

SECTION 8  EXECUTORY CONTRACTS, UNEXPIRED LEASES AND COST OF ACCESS CLAIMS

           8.1. General Treatment.

           Subject to section 8.4 regarding the extension of the time to assume or reject any executory contract or lease where a dispute as to any cure amount is still pending as of the Effective Date, any executory contract or unexpired lease that is not (i) assumed in accordance with the Plan Assumption Motion,
(ii) previously assumed or rejected by order of the Bankruptcy Court, or (iii) the subject of any motion to assume or reject, is hereby rejected as of the Effective Date.

           A non-Debtor party to an executory contract or unexpired lease that is being rejected hereunder may request that the Debtors assume such contract or lease by sending written notice to New Global Crossing, which notice shall include a waiver of any defaults (including any payment defaults) and any right to any cure payment under such contract or lease. New Global Crossing may, but shall not be obligated to, assume such contract or lease without further action of the Bankruptcy Court.

           8.2. Extension of Assumption Periods.

           For the purposes of implementing the Plan Assumption Motion and this Plan, the period for the assumption of executory contracts pursuant to section 365(d)(2) and the period for the assumption of unexpired leases of nonresidential real property pursuant to section 365(d)(4) of the Bankruptcy Code, are hereby extended through the Effective Date, subject to section 8.4 regarding the extension of the time to assume or reject any executory contract, lease, ASR or Interconnection Agreement where a dispute as to any cure amount is still pending as of the Effective Date.

           8.3. Cost of Access Claims.

           Subject to section 8.4 regarding the extension of the time to assume or reject any ASR or Interconnection Agreement where a dispute as to any cure amount is still pending as of the Effective Date, the Debtors shall assume as of the Effective Date (i) all ASRs between the Debtors and the Access Providers listed on Schedule 1.0 hereto and (ii) the Interconnection Agreements listed on
Schedule 1.1 hereto and shall pay the cure amounts listed with respect thereto. Upon assumption and in accordance with section 365 of the Bankruptcy Code, the Access Providers of such assumed services shall continue to provide New Global Crossing or the applicable Reorganized Subsidiary Debtor designated by New Global Crossing with the same level of service as provided to the Debtors prior to the Effective Date.

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

           The Access Providers listed on Schedule 1.2 shall continue to provide all Tariff Services, specifically including usage-sensitive access services, provided to the Debtors prior to the Effective Date. Any Claim against a Debtor by an Access Provider for the provision of Tariff Services to such Debtor prior to the applicable Petition Date shall be treated in accordance with sections 4.6 and 4.7, as applicable.

           8.4. Cure of Defaults.

           In the event that there is a dispute as to cure amounts with respect to any of the unexpired leases and executory contracts and ASRs and Interconnection Agreements treated in sections 8.1 and 8.3, respectively, the assumption or rejection of such contracts, unexpired leases, ASRs, and Interconnection Agreements shall be effective as of the date of the resolution of such dispute, irrespective of whether the Effective Date has occurred. If the Bankruptcy Court determines that the cure amount is greater than the cure amount listed by the Debtors in accordance with the procedures set forth in the Plan Assumption Motion or this Plan, as applicable, the Debtors (prior to the Effective Date) or New Global Crossing or the Reorganized Subsidiary Debtor party to such contract, lease, ASR, or Interconnection Agreement, as the case may be (after the Effective Date) may reject the contract rather than paying such greater amount. If New Global Crossing or the Reorganized Subsidiary Debtor party to such contract or lease assumes such contract, New Global Crossing or a Reorganized Subsidiary Debtor designated by New Global Crossing shall fund the difference in the cure amount determined by the Bankruptcy Court and the cure amount listed by the Debtors. In addition, at all times prior to the Effective Date, the Debtors shall retain their right to reject any of the executory contracts on the schedule of contracts and leases to be assumed.

           8.5. Rejection Claims.

           In the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan of Reorganization results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against the Estate Representative or any property to be distributed under the Plan of Reorganization or the Liquidating Trust unless a proof of claim is filed with the Bankruptcy Court and served upon the Estate Representative on or before the date that is 30 days after the later of the Effective Date or the date of such rejection. None of New Global Crossing and the Reorganized Subsidiary Debtors shall have any liability for any Claim resulting from the rejection of any executory contract, unexpired lease, ASR, or Interconnection Agreement which is not assumed pursuant to the Plan Assumption Motion, this Plan, or other order of the Bankruptcy Court.

SECTION 9  EFFECT OF CONFIRMATION

           9.1. Vesting of Assets.

           Upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors' bankruptcy estates except for the Administrative Expense and Priority Claim Reserve, the funds required to satisfy Convenience Claims as provided in section 5.6(g), the JPL Fee and Expense Claim Reserve, the Disputed Claims Reserve, the Estate Representative Expense Fund, the Bermuda Account, the Liquidating Trust Assets, the Cash, the Lender Cash Distribution, New Common Stock, New Senior Secured Notes, and the Reimbursement Claim to be distributed pursuant to the provisions of this Plan of Reorganization and the Schemes of Arrangement, and the New Common Stock and New Preferred Stock to be distributed to the Investors under the Purchase Agreement shall vest in New Global Crossing and the Reorganized Subsidiary Debtors free and clear of all Claims, liens, encumbrances, charges, and other interests, other than the Assumed Liabilities or as provided in the Confirmation Order. The Investors, New Global Crossing and the Reorganized Subsidiary Debtors shall have no liability or obligation for any Claim or Equity Interest, other than the Assumed Liabilities. New

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

Global Crossing and the Reorganized Subsidiary Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided herein.

           9.2. Discharge of Claims and Termination of All Rights In Respect of Equity Interests; Discharge of Debtors.

           Except as otherwise provided herein or in the Confirmation Order, on the Effective Date, in accordance with section 1141 of the Bankruptcy Code, the treatment of all Claims against the Debtors (to the maximum extent permitted by law) provided for in the Plan shall be in exchange for and in complete satisfaction, discharge, and release of all Claims against GCL and GC Holdings, and the termination of all Equity Interests in GCL and GC Holdings of any nature whatsoever, known or unknown, including, without limitation, any interest accrued or expenses incurred thereon from and after the Petition Date, or against its estate or properties or interests in property. Except as otherwise provided herein, upon the Effective Date and to the maximum extent permitted by law, all Claims against the Debtors will be satisfied, discharged, and released and all rights in respect of Equity Interests will be terminated in full exchange for the consideration provided hereunder and all entities shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any further Claim against, or Equity Interest in, any of the Debtors, or any of their assets or properties, based upon (a) any such discharged Claim or terminated rights in respect of such Equity Interest or
(b) any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such entity has filed a proof of claim or proof of equity interest. The Investors, New Global Crossing, and the Reorganized Subsidiary Debtors shall have no liability or obligation for any Claim or Equity Interest, other than the Assumed Liabilities. Notwithstanding anything contained in this section 9.2, this discharge does not release any claims against any non-Debtor party arising from or related to such Claims.

           Any holder of a Claim or Equity Interest receiving a distribution under a Plan or the Schemes of Arrangement hereby releases the Debtors from any and all Claims, causes of action, and other assertions of liability arising on or prior to the Petition Date which it has or may have against any Debtor.

           9.3. Applicability of Section 1125 of the Bankruptcy Code.

           The protection afforded by section 1125(e) of the Bankruptcy Code with regard to the solicitation of acceptances or rejections of the Plan and with regard to the offer, issuance, sale or purchase of the New Common Stock, the New Preferred Stock, the New Senior Secured Notes, or any other security, shall apply to the full extent provided by law, and the entry of the Confirmation Order shall constitute the determination by the Bankruptcy Court that the Debtors, the JPLs, the Creditors Committee (and any subcommittee thereof), the Lenders, New Global Crossing, and the Investors and each of their respective officers, directors, partners, employees, members, agents, attorneys, accountants, financial advisors, investment bankers, dealer-managers, placement agents, and other professionals, shall have acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code pursuant to section 1125(e) of the Bankruptcy Code.

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

           9.4. Term of Injunctions or Stays.

           Unless otherwise provided, all injunctions or stays arising under or entered during the Reorganization Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

           9.5. Injunction and Release.

                (a) Injunction. Upon the Effective Date with respect to the Plan of Reorganization and except as otherwise provided herein or in the Confirmation Order, all entities who have held, hold, or may hold Claims against or Equity Interests in the Debtors, and all other parties in interest in the Reorganization Cases, along with their respective present or former employees, agents, officers, directors or principals, shall be permanently enjoined on and after the Effective Date from directly or indirectly (i) commencing or continuing in any manner any action or other proceeding of any kind to collect or recover any property on account of any such Claim or Equity Interest against any such Debtor, Reorganized Subsidiary Debtors, or New Global Crossing, (ii) enforcing, attaching, collecting or recovering by any manner or means of any judgment, award, decree, or order to collect or recover any property on account of any such Claim or Equity Interest against any such Debtor, Reorganized Subsidiary Debtors, or New Global Crossing, (iii) creating, perfecting, or enforcing any encumbrance of any kind against any such Debtor or on account of such Claim or Equity Interest, (iv) except for recoupment, asserting any right of setoff or subrogation of any kind against any obligation due any such Debtor, Reorganized Subsidiary Debtors, or New Global Crossing or against the property or interests in property of any such Debtor or New Global Crossing on account of any such Claim or Equity Interest, (v) commencing or continuing any action against the Debtors in any manner or forum in respect of such Claim or Equity Interest that does not comply or is inconsistent with the Plan, and (vi) taking any actions to interfere with the implementation or consummation of the Plan or the Schemes of Arrangement; provided nothing herein shall prohibit any holder of a Claim from prosecuting a proof of claim in the Reorganization Cases. In no event shall the Investors, New Global Crossing and the Reorganized Subsidiary Debtors have any liability or obligation for any Claim against or Equity Interest in any of the Debtors arising prior to the Effective Date, other than the Assumed Liabilities. In addition, except as otherwise provided in the Plan of Reorganization, the Schemes of Arrangement, the Confirmation Order, or the Purchase Agreement, on and after the Effective Date, any individual, firm, corporation, limited liability company, partnership, company, trust or other entity, including any successor of such entity, shall be permanently enjoined from commencing or continuing in any manner, any litigation against the Debtors or the Reorganized Subsidiary Debtors on account of or in respect of any of such Debtors' prepetition liabilities or other liabilities of the Debtors satisfied pursuant to the Plan of Reorganization.

                (b) Release by the Debtors of the Investors, New Global Crossing, and the Reorganized Subsidiary Debtors and Related Parties. On the Effective Date, the Debtors and each of their subsidiaries, on behalf of themselves and their estates, shall be deemed to release unconditionally New Global Crossing, the Reorganized Subsidiary Debtors, the Investors and all of the Investors' respective officers, directors, employees, advisors, attorneys, financial advisors, accountants, and other professionals from any and all claims, obligations, suits, judgments, damages, rights, causes of action, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon actions taken in their respective capacities described above with respect to any omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganization Cases, the Plan, or the Schemes of Arrangement; provided, however, that nothing herein shall relieve the Investors of their obligations under the Transaction Documents and New Global Crossing and the Reorganized Subsidiary Debtors of the Assumed Liabilities.

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

           9.6. Exculpation.

                (a) Notwithstanding anything herein to the contrary, as of the Effective Date, none of (i) except with respect to Estate Representative Claims, the Debtors and the Debtors' officers, directors and employees, (ii) the Creditors Committee and any subcommittee thereof, (iii) the JPLs, (iv) the Estate Representative, (v) the Agent and the steering committee for the holders of the Lender Claims, (vi) the accountants, financial advisors, investment bankers, and attorneys for the Debtors, and (vii) the directors, officers, partners, members, agents, representatives, accountants, financial advisors, investment bankers, attorneys, or employees for any of the persons or entities described in (ii) through (v) of this section 9.6 shall have or incur any liability for any claim, cause of action or other assertion of liability for any act taken or omitted to be taken since the Debtors' respective Petition Dates in connection with, or arising out of, the Reorganization Cases, the provisional liquidations of the Bermudian Debtors, the confirmation, consummation, or administration of the Plan of Reorganization or the Schemes of Arrangement, or property to be distributed under the Plan of Reorganization or Schemes of Arrangement, except for willful misconduct or gross negligence.

                (b) Notwithstanding anything herein to the contrary, as of the Effective Date, none of (i) the Investors, (ii) New Global Crossing, or (iii) the Investors' and New Global Crossing's directors, officers, partners, members, agents, representatives, accountants, financial advisors, investment bankers, dealer-managers, placement agents, attorneys or employees in their capacity as representatives of the Investors shall have or incur any liability for any claim, cause of action, or other assertion of liability for any act taken or omitted to be taken under or in connection with, or arising out of, the Reorganization Cases, the provisional liquidations of the Bermudian Debtors, the confirmation, consummation or administration of the Plan of Reorganization or the Schemes of Arrangement, or property to be distributed under the Plan of Reorganization or Schemes of Arrangement; provided, however, that nothing herein shall relieve the Investors of their obligations under the Transaction Documents and New Global Crossing and the Reorganized Subsidiary Debtors of the Assumed Liabilities.

           9.7. Avoidance Actions.

           The Estate Representative shall have the right to prosecute any avoidance or recovery actions under sections 510, 542 through 551, and 553 of the Bankruptcy Code that belong to the Debtors or debtors in possession. Notwithstanding the foregoing, on or after the Effective Date, no such action may be asserted whether as a claim, defense, offset, recoupment, or otherwise, against any of the holders of the GC Holdings Notes Claims or the GCNA Notes Claims (solely in their capacities as holders of such notes), the Lenders (solely in their capacity as Lenders), the Agent (solely in its capacity as Agent), the Indenture Trustees (solely in their capacity as Indenture Trustees), the GC Holdings Notes Claims, the GCNA Notes Claims, the Lender Claims, or the Lender Agent Expenses.

SECTION 10 CONDITION TO EFFECTIVE DATE

           The occurrence of the Effective Date for the Plan is subject to the occurrence of the Closing referred to in the Purchase Agreement. In the event that the Effective Date does not occur, the Plan shall have no force and effect.

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SECTION 11 RETENTION OF JURISDICTION

           11.1. Jurisdiction of the Bankruptcy Court.

           Notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising in, arising under, and related to the Reorganization Cases for, among other things, the following purposes:

                (a) To hear and determine any dispute arising under the Purchase Agreement.

                (b) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom.

                (c) To determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on the Confirmation Date.

                (d) To ensure that distributions to holders of Allowed Claims are accomplished as provided herein.

                (e) To consider Claims, including Administrative Expense Claims arising in the ordinary course of business under section 2.1, or the allowance, classification, priority, compromise, estimation, or payment of any Claim, Administrative Expense Claim, or Equity Interest.

                (f) To hear and determine all actions commenced by the Estate Representative, or the Agent pursuant to sections 505, 510, 542 through 545, 547 through 550, and 553 of the Bankruptcy Code, collection matters related thereto, and settlements thereof.

                (g) To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated.

                (h) To issue injunctions, enter and implement other orders and take such other actions as may be necessary or appropriate to restrain interference by any person with the consummation, implementation or enforcement of the Plan of Reorganization, the Confirmation Order, or any other order of the Bankruptcy Court.

                (i) To hear and determine any application to modify the Plan of Reorganization in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan of Reorganization, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof.

                (j) To hear and determine all applications of retained professionals under sections 330, 331, and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date.

                (k) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan of Reorganization, the Confirmation Order,

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

any transactions or payments contemplated hereby or any agreement, instrument or other document governing or relating to any of the foregoing.

                (l) To take any action and issue such orders as may be necessary to construe, enforce, implement, execute, and consummate the Plan of Reorganization or to maintain the integrity of the Plan of Reorganization following consummation.

                (m) To determine such other matters and for such other purposes as may be provided in the Confirmation Order.

                (n) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including, without limitation, matters with respect to any Taxes payable by a trust or reserve established in furtherance of the Plan).

                (o) To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code.

                (p) To enter a final decree closing the Reorganization Cases.

                (q) To recover all assets of the Debtors and property of the Debtors' estates, wherever located.

                (r) To resolve any Disputed Claims.

                (s) Subject to (r), in coordination with the Supreme Court of Bermuda, to determine any other disputes arising in connection with the Plan or any Schemes of Arrangement.

                (t) To determine the scope of any discharge of any Debtor under the Plan or the Bankruptcy Code.

SECTION 12 MISCELLANEOUS PROVISIONS

           12.1. Payment of Statutory Fees.

           On the Effective Date, and thereafter as may be required, the Debtors and, after the Effective Date, the Estate Representative, shall pay (solely out of the Estate Representative Expense Fund) all fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

           12.2. Retiree Benefits.

           On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Debtors (other than GCL and GC Holdings) shall continue to pay all retiree benefits of the Debtors (within the meaning of section 1114 of the Bankruptcy Code), at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtor has obligated itself to provide such benefits. The Estate Representative shall not be responsible for any such obligations.

           12.3. Recognition of Guaranty Rights.

           The classification of and manner of satisfying all Claims and Equity Interests under the Plan of Reorganization takes into consideration (i) the existence of guaranties by the Debtors and (ii) the fact that the Debtors may be joint obligors with each other or other entities, with respect to an obligation. All Claims against any of the Debtors based upon any such guaranties or joint obligations shall be treated in the manner described in section 5.1 herein and discharged in the manner provided in the Plan of Reorganization.

           12.4. Certain Indenture Trustee Fees, Expenses and Charging Liens.

     The Debtors shall pay, and to the extent contingent, disputed or unliquidated on the Effective Date, shall include in the Administrative Expense and Priority Claim Reserve, the reasonable fees and expenses of each of the Indenture Trustees prior to the Effective Date, including the reasonable fees and expenses of their professionals. Any disputes regarding the payment of fees and expenses under this section shall be submitted to the Bankruptcy Court for resolution. Upon payment of the fees and expenses of the Indenture Trustees, such Indenture Trustees will be deemed to have released all of their lien and priority rights for their fees and expenses under the publicly issued debt securities of GC Holdings and GCNA. The indentures for the publicly issued debt securities shall be deemed to survive confirmation of the Plan solely to effectuate distributions to be made to holders of debt securities thereunder as provided in the Plan, and to enforce the rights, duties, charging liens and administrative functions of the Indenture Trustees as provided in the indentures for the publicly issued debt securities and in the Plan against such distributions. Nothing in the Plan shall be deemed to impair, waive or discharge the Indenture Trustees' respective rights, liens, and priorities or any other rights of the Indentures Trustees under their respective indentures against the distributions to the holders of the public debt securities. Neither the Investors, New Global Crossing, nor the Reorganized Subsidiary Debtors shall be responsible for the payment of fees under this section 12.4.

           12.5. Letters of Credit.

     New Global Crossing will cause each Letter of Credit listed on Exhibit D that has not expired, been terminated, been replaced and terminated, or fully drawn on or before the Effective Date, to be replaced and terminated on the Effective Date, provided, however, that in the event any such Letter of Credit shall not have been so replaced and terminated on the Effective Date, New Global Crossing may at its option issue for the benefit of the Agent and JPMorgan Chase Bank, as applicable, a "back-up" letter of credit in an amount equal to 103% of the undrawn balance of such Letter of Credit as of the Effective Date, naming as beneficiary the issuer of such Letter of Credit and otherwise in form and substance satisfactory to the issuer of such Letter of Credit. In addition, on the Effective Date, the Debtors shall reimburse the Agent or JP Morgan Chase Bank, as applicable, for the amount of any draws from and after August 1, 2002 on any Letter of Credit listed on Exhibit D.

           12.6. Substantial Consummation.

           On the Effective Date, the Plan of Reorganization shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

           12.7. Rights of Investors.

           Nothing herein shall preclude the Investors, New Global Crossing, and the Reorganized Subsidiary Debtors, as the case may be, from participating and being heard in the Reorganization Cases. Without limiting the foregoing, and in addition to the other rights expressly granted herein, the Investors, New Global Crossing, and the Reorganized Subsidiary Debtors, as the case may be, shall have the right to (a) challenge the Debtors' estimate of the aggregate amount of the Administrative Expense and Priority Claim Reserve, (b) object to any Administrative Expense Claim, Priority Tax Claim, or Priority Non-Tax Claim filed against any of the Debtors, and (c) participate in, and object to, any proposed compromise or settlement of any Administrative Expense Claim, Priority Tax Claim or Priority Non-Tax Claim pursuant to a motion under Bankruptcy Rule 9019 or otherwise, (including the exclusive right on behalf of the estate to object to ordinary course Administrative Expense Claims and the right to replace the Estate Representative in respect of any Disputed Claim existing on or after the Effective Date concerning the assumption of any executory contract, unexpired lease, ASR, or Interconnection Agreement that, if Allowed, would be an Assumed Liability). The Debtors or the Estate Representative, as the case may be, shall provide ten days prior written notice to the Investors and New Global Crossing (on behalf of the Reorganized Subsidiary Debtors) unless such notice period is shortened with the consent of the Investors or New Global Crossing, as applicable, of any proposed compromise or settlement of any Administrative Expense Claim, Priority Tax Claim or Priority Non-Tax Claim.

     12.8. Amendments.

     (a) Plan of Reorganization Modifications. The Plan of Reorganization may be amended, modified, or supplemented by the Debtors in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise direct. In addition, after the Confirmation Date, so long as such action does not materially adversely affect the treatment of holders of Claims or Equity Interests under the Plan of Reorganization, the Debtors (and, as of the Effective Date, the Estate Representative) may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan of Reorganization or the Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and effects of the Plan of Reorganization.

     (b) Other Amendments. Prior to the Effective Date and with the consent of the Creditors Committee and the holders of the Lender Claims, and the Investors, which consent shall not be unreasonably withheld, the Debtors may make appropriate technical adjustments and modifications to the Plan of Reorganization without further order or approval of the Bankruptcy Court, provided, however that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims.

     12.9. Governing Law.

     Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an Exhibit hereto provides otherwise, the rights, duties and obligations arising under the Plan of Reorganization shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

     12.10. Time.

     In computing any period of time prescribed or allowed by the Plan of Reorganization, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

     12.11. Notices.

     All notices, requests, and demands to or upon the Debtors, the Estate Representative, New Global Crossing, or either of the Investors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

                   if to the Debtors, to:

                   Global Crossing Group
                   Seven Giralda Farms
                   Madison, New Jersey 07940
                   U.S.A.
                   Telecopy: (973) 410-8583
                   Attention: General Counsel

                   with a copy to:
                   Weil, Gotshal & Manges LLP
                   767 Fifth Avenue
                   New York, New York 10153
                   U.S.A.
                   Telecopy:  (212) 310-8007
                   Attention: Michael F. Walsh
                              Paul M. Basta
                              Douglas P. Warner

                   if to the Trustee or the Estate Representative, to such entity designated in the Confirmation Order:

                   with a copy to:

                   Brown Rudnick Berlack Israels LLP
                   120 West 45th Street
                   New York, New York 10036
                   U.S.A.
                   Telecopy:  (212) 704-0196
                   Attention: Edward S. Weisfelner

                   with a copy to:

                   Milbank Tweed Hadley & McCloy LLP
                   One Chase Manhattan Plaza
                   New York, New York
                   10005 U.S.A.
                   Telecopy:  (212) 822-5283
                   Attention: Allan S. Brilliant

                   if to New Global Crossing or the Reorganized Subsidiary Debtors, to:

                   Global Crossing Ltd.
                   Seven Giralda Farms
                   Madison, New Jersey 07940
                   U.S.A.
                   Telecopy:  (973) 410-8583
                   Attention: John McShane
                   with a copy to Singapore Technologies Telemedia Pte Ltd, for purposes of section 12.7 and otherwise for information purposes only:

                   Singapore Technologies Telemedia Pte Ltd.
                   51 Cuppage Road
                   #10-11/17, StarHub Centre
                   Singapore 229469
                   Telecopy:  (65) 6720-7277
                   Attention: General Counsel/Chief Legal Officer

                   with a copy to:

                   Latham & Watkins
                   80 Raffles Place
                   #14-20 UOB Plaza 2
                   Singapore 048624
                   Telecopy:  (65) 6536-1171
                   Attention: Michael W. Sturrock

                   with a copy to Hutchison Telecommunications Limited, for purposes of section 12.7 and otherwise for informational purposes only:

                   Hutchison Telecommunications Limited
                   22nd Floor, Hutchison House
                   10 Harcourt Road, Central
                   Hong Kong
                   Telecopy:  (852) 2128-1778
                   Attention: Company Secretary


                   with a copy to:

                   Paul, Weiss, Rifkind, Wharton & Garrison
                   12/F Hong Kong Club Building
                   3A Charter Road Building
                   Hong Kong
                   Telecopy:  (852) 2536-9622
                   Attention: John E. Lange
                   with a copy to:

                          KPMG
                          8 Salisbury Square
                          London EC4Y 8 BB
                          United Kingdom
                          Telecopy: 444-207-694-3126
                          Attention: Jane Moriarty

Dated: October 28, 2002
     New York, New York

                                          Respectfully submitted,

                                          GLOBAL CROSSING LTD. ET. AL.
                                          (for itself and on behalf of each of
                                          the Debtors)

                                          By:    /s/ Dan J. Cohrs
                                                 -------------------------------
                                          Name:  Dan J. Cohrs
                                                 -------------------------------
                                          Title: Executive Vice President and
                                                 -------------------------------
                                                 Chief Financial Officer
                                                 -----------------------

COUNSEL:

/s/ Michael F. Walsh
--------------------
Michael F. Walsh (MFW 8000)
Paul M. Basta (PMB 4434)
WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, NY 10153-0119
Telephone: (212) 310-8000
Facsimile: (212) 310-8007

Attorneys for Debtors and
   Debtors In Possession

                             EXHIBITS AND SCHEDULES
                           TO PLAN OF REORGANIZATION

                                  SCHEDULE 1.0
                                (To Be Provided)

                                  SCHEDULE 1.1
                                (To be Provided)

                                  SCHEDULE 1.2
                                (To be Provided)

                                    EXHIBIT A

                                     DEBTORS

 1. Global Crossing North America, Inc.
 2. Global Crossing Ltd.
 3. Atlantic Crossing Ltd.
 4. Atlantic Crossing Holdings Ltd.
 5. Global Crossing Cyprus Holdings Limited
 6. GC Pan European Crossing Luxembourg I S.a.r.l.
 7. GC Pan European Crossing Luxembourg II S.a.r.l.
 8. GC Pan European Crossing Holdings B.V.
 9. Mid-Atlantic Crossing Holdings Ltd.
10. Global Crossing Holdings U.K. Limited
11. Global Crossing International Ltd.
12. Global Crossing Network Center Ltd.
13. Pan American Crossing U.K. Ltd.
14. Mid-Atlantic Crossing Ltd.
15. Pan American Crossing Holdings Ltd.
16. South American Crossing Holdings Ltd.
17. Pan American Crossing Ltd.
18. Atlantic Crossing Holdings U.K. Limited
19. ALC Communications Corporation
20. Budget Call Long Distance, Inc.
21. Business Telemanagement, Inc.
22. GC Dev. Co., Inc.
23. GC Mart LLC
24. GC Pacific Landing Corp
25. Global Crossing Advanced Card Services, Inc.
26. Global Crossing Bandwidth, Inc.
27. Global Crossing Billing, Inc.
28. Global Crossing Development Co.
29. Global Crossing Employee Services, Inc.
30. Global Crossing GlobalCenter Holdings, Inc.
31. Global Crossing Government Markets USA, Inc.
32. Global Crossing Holdings USA LLC
33. Global Crossing Internet Dial-Up, Inc.
34. Global Crossing Latin America & Caribbean Co.
35. Global Crossing Local Services, Inc.
36. Global Crossing North American Holdings, Inc.
37. Global Crossing Management Services, Inc.
38. Global Crossing North American Networks, Inc.
39. Global Crossing Telecommunications, Inc.
40. Global Crossing Telemanagement VA LLC
41. Global Crossing Telemanagement, Inc.
42. Global Crossing USA, Inc.
43. Global Crossing Ventures, Inc.
44. GT Landing Corp.

45. GT Landing II Corp.
46. MAC Landing Corp.
47. Metaclorin Investco II, Inc.
48. PAC Landing Corp.
49. Subsidiary Telco LLC
50. US Crossing, Inc.
51. IXNet, Inc.
52. GC St. Croix Company, Inc.
53. Equal Access Networks, LLC
54. Atlantic Crossing II Ltd.
55. Global Crossing Holdings Ltd.
56. GT U.K. Ltd. (filed on April 24, 2002)
57. SAC Peru S.R.L. (filed on August 4, 2002)
58. GC Pan European Crossing UK Limited (filed on August 30, 2002)
59. Global Crossing Network Center (UK) Ltd. (filed on August 30, 2002)
60. South American Crossing Ltd. (filed on August 30, 2002)
61. GT Netherlands B.V.
62. GC Hungary Holdings Vagyonkezelo Korlatolt Felelossegu Tarasag (filed on August 30, 2002)
63. GC Pan European Crossing Nederland B.V. (filed on August 30, 2002)
64. GC UK Holding Ltd. (filed on August 30, 2002)
65. Global Crossing Conferencing Limited (filed on August 30, 2002)
66. Global Crossing Europe Limited (filed on August 30, 2002)
67. Global Crossing Intellectual Property Ltd. (filed on August 30, 2002)
68. Global Crossing Intermediate UK Holdings Limited (filed on August 30, 2002)
69. Global Crossing Ireland Limited (filed on August 30, 2002)
70. Global Crossing Services Europe Limited (filed on August 30, 2002)
71. Global Crossing Services Ireland Limited (filed on August 30, 2002)
72. Global Crossing Venezuela B.V. (filed on August 30, 2002)
73. IXnet UK Limited (filed on August 30, 2002)
74. Mid-Atlantic Crossing Holdings UK Ltd. (filed on August 30, 2002)
75. PAC Panama Ltd. (filed on August 30, 2002)
76. GC SAC Argentina S.R.L. (filed on August 30, 2002)
77. SAC Brazil Ltda. (filed on August 30, 2002)
78. Global Crossing Portfolio Holdings Ltd. (filed on August 30, 2002)
79. Global Crossing IXNet EMEA Holdings Limited (filed on August 30, 2002)
80. SAC Colombia Ltda. (filed on August 30, 2002)

                                    EXHIBIT B


                         DEBTORS INCORPORATED IN BERMUDA

Global Crossing Ltd.
Global Crossing Holdings Ltd.
Atlantic Crossing Ltd.
Atlantic Crossing Holdings Ltd.
Mid-Atlantic Crossing Holdings Ltd.
Global Crossing International Ltd.
Global Crossing Network Center Ltd.
Mid-Atlantic Crossing Ltd.
Pan American Crossing Holdings Ltd.
South American Crossing Holdings Ltd.
Pan American Crossing Ltd.
Atlantic Crossing II Ltd.
Global Crossing Portfolio Holdings Ltd.
PAC Panama Ltd.
Global Crossing Intellectual Property Ltd.
South American Crossing Ltd.

                                    EXHIBIT C


                 DOCUMENTS TO BE INCLUDED IN THE PLAN SUPPLEMENT

Management Incentive Plan
Bye-Laws of New Global Crossing
Certificate of Designations
Indenture
Form of New Senior Secured Notes
Registration Rights Agreement
Liquidating Trust Agreement
Memorandum of Association
Cooperation Agreement

                                    EXHIBIT D


                                LETTERS OF CREDIT


Letter of Credit No. 71637 in the amount of $2,721,600.00 for the benefit of Liberty Mutual Insurance Company.


Letter of Credit No. 71731 in the amount of $4,027,346.00 for the benefit of Pacific Employers Insurance Company.

                                    EXHIBIT E

                               PURCHASE AGREEMENT

================================================================================
                               PURCHASE AGREEMENT

                                   dated as of
                                 August 9, 2002
                                     among

                              GLOBAL CROSSING LTD.,
                       and GLOBAL CROSSING HOLDINGS LTD.,
                        debtors and debtors in possession

                         JOINT PROVISIONAL LIQUIDATORS,

                             of Global Crossing Ltd.
                       and Global Crossing Holdings Ltd.

                    SINGAPORE TECHNOLOGIES TELEMEDIA PTE LTD

                                       and

                      HUTCHISON TELECOMMUNICATIONS LIMITED
================================================================================

                                TABLE OF CONTENTS

                                                                       Page

ARTICLE I      SUBSCRIPTION FOR NEW COMMON SHARES AND
               NEW PREFERRED SHARES .................................... 3
   1.1         Subscription for New Company Shares ..................... 3
   1.2         The Closing; Deliveries. ................................ 3
ARTICLE II     REPRESENTATIONS AND WARRANTIES OF THE
               COMPANY ................................................. 4
   2.1         Organization; Subsidiaries .............................. 4
   2.2         Due Authorization; Enforceability ....................... 5
   2.3         Capitalization. ......................................... 6
   2.4         SEC Reports ............................................. 7
   2.5         Financial Statements. ................................... 8
   2.6         Absence of Certain Changes .............................. 9
   2.7         Litigation. .............................................11
   2.8         No Conflicts or Violations; Consents ....................12
   2.9         Regulatory Matters ......................................13
   2.10        Compliance with Laws. ...................................14
   2.11        Commitments .............................................15
   2.12        Taxes. ..................................................16
   2.13        ERISA Compliance; Absence of Changes in Benefits Plans ..18
   2.14        Intellectual Property; Technology. ......................21
   2.15        Environmental Matters. ..................................21
   2.16        Insurance. ..............................................22
   2.17        Title to Property .......................................22
   2.18        Network Facilities ......................................24
   2.19        Suppliers ...............................................26
   2.20        Accounts Receivable. ....................................26
   2.21        Transactions with Certain Affiliates. ...................27
   2.22        Labor Matters; Employee Relations .......................27
   2.23        Brokers or Finders. .....................................27
   2.24        No Prior Activities of New GX ...........................28
ARTICLE III    REPRESENTATIONS AND WARRANTIES OF THE
               INVESTORS ...............................................28
   3.1         Acquisition for Investment. .............................28
   3.2         Restricted Securities ...................................28

                                TABLE OF CONTENTS

                                   (continued)

                                                                         Page

   3.3        Status .....................................................28
   3.4        Organization. ..............................................28
   3.5        Due Authorization ..........................................29
   3.6        Consents; No Violations. ...................................29
   3.7        Availability of Funds ......................................29
   3.8        Litigation. ................................................29
   3.9        Brokers or Finders. ........................................29
ARTICLE IV    COVENANTS ..................................................30
   4.1        Conduct of Business by the Company Pending the Closing. ....30
   4.2        Reorganization Process .....................................31
   4.3        No Solicitation. ...........................................33
   4.4        Board Representation. ......................................33
   4.5        Employee Agreements; Change in Control; Indemnification ....34
   4.6        Fees and Expenses. .........................................35
   4.7        Access to Information; Confidentiality; Monthly Statements..35
   4.8        Governmental Investigations. ...............................36
   4.9        Reasonable Efforts; Consents; Approvals; Notification. .....36
   4.10       Non-Compete Covenants. .....................................38
   4.11       Press Releases. ............................................38
   4.12       Further Assurances .........................................39
   4.13       Formation and Capitalization of New GX. ....................39
   4.14       Employment Matters .........................................39
   4.15       AGC Generally ..............................................40
   4.16       Accounts Receivable. .......................................40
   4.17       Receivables Financing. .....................................40
   4.18       Listing ....................................................41
   4.19       Tax Returns for 2001 .......................................41
ARTICLE V     THE JOINT PROVISIONAL LIQUIDATORS ..........................41
   5.1        The Joint Provisional Liquidators' Approval ................41
   5.2        Exclusion of Personal Liability. ...........................41
   5.3        The Actions of the Company and GX Holdings .................41
   5.4        Purpose of the Joint Provisional Liquidators as Parties ....41
   5.5        Joint Provisional Liquidators ..............................42

                                TABLE OF CONTENTS

                                   (continued)


                                                                            Page

   5.6         Governing Law; Submission to Jurisdiction ....................42
   5.7         Entire Agreement .............................................42
   5.8         Amendments. ..................................................42
   5.9         Headings .....................................................42
   5.10        No Interpretation Against Drafter ............................42
   5.11        Defined Terms; Interpretations. ..............................43
ARTICLE VI     CONDITIONS ...................................................43
   6.1         Conditions to Obligations of each Investor and the Company ...43
   6.2         Conditions to Obligations of the Investors ...................44
   6.3         Conditions to Obligation of the Company. .....................45
   6.4         Special Waiver and Notice. ...................................46
ARTICLE VII    TERMINATION ..................................................47
   7.1         Termination. .................................................47
   7.2         Effect of Termination. .......................................49
   7.3         Liquidated Damages ...........................................49
   7.4         Non-Survival of Representations, Warranties, Covenants and
               Agreements ...................................................50
ARTICLE VIII   MISCELLANEOUS ................................................50
   8.1         Defined Terms; Interpretations. ..............................50
   8.2         Restrictive Legends ..........................................68
   8.3         Successors and Assigns. ......................................69
   8.4         Entire Agreement .............................................70
   8.5         Notices ......................................................70
   8.6         Amendments. ..................................................71
   8.7         Counterparts .................................................72
   8.8         Headings .....................................................72
   8.9         Governing Law; Submission to Jurisdiction ....................72
   8.10        Waiver of Jury Trial. ........................................72
   8.11        Severability .................................................72
   8.12        No Interpretation Against Drafter ............................72
   8.13        Confidentiality ..............................................73
   8.14        Closing Audit. ...............................................73
   8.15        Actions by Banks and Creditors' Committee ....................74

                                TABLE OF CONTENTS

                                   (continued)

                                                                            Page

EXHIBITS
--------
   Exhibit A     --   Terms of Restructuring
   Exhibit A-1   --   Terms of New GX Preferred Stock
   Exhibit A-2   --   Minority Protections
   Exhibit A-3   --   Terms of New Debt Securities
   Exhibit B     --   New GX Capitalization
   Exhibit C     --   Timetable for Restructuring
   Exhibit D     --   Monthly Management Reports
   Exhibit E     --   Commitments Containing Non-Compete Covenants
   Exhibit F     --   Bermudian Debtors
SCHEDULES
---------

                               PURCHASE AGREEMENT

                  This PURCHASE AGREEMENT (this "Agreement"), dated as of August 9, 2002, is entered into by and among Global Crossing Ltd., a company organized under the Laws of Bermuda (the "Company"), Global Crossing Holdings Ltd., a company organized under the Laws of Bermuda ("GX Holdings"), the Joint Provisional Liquidators of the Company and GX Holdings, Singapore Technologies Telemedia Pte Ltd, a company organized under the Laws of Singapore ("ST Telemedia"), and Hutchison Telecommunications Limited, a company organized under the Laws of Hong Kong ("Hutchison"). ST Telemedia and Hutchison are sometimes collectively referred to as the "Investors" and are sometimes referred to individually as an "Investor". Capitalized terms used herein (and in the Exhibits hereto) without definition shall have the meaning ascribed to such terms in Section 8.1 hereof.

                                   WITNESSETH:


                  WHEREAS, the Company and certain of the Subsidiaries (the "Debtors") are debtors and debtors in possession under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. (S)(S) 101-1330 (as amended, the "Bankruptcy Code"), having each commenced voluntary cases (No. 02-40187 (REG) through 02-40241 (REG)) (together with all legal proceedings instituted in a United States Bankruptcy Court in connection with the Restructuring (as defined below) or otherwise involving the Company as debtor, the "Bankruptcy Case") on or after January 28, 2002 (the "Petition Date") in the United States Bankruptcy Court for the Southern District of New York (the "U.S. Bankruptcy Court");

                  WHEREAS, the Company, GX Holdings and those Subsidiaries set forth on Exhibit F (collectively with the Company and GX Holdings, the "Bermudian Debtors" and each a "Bermudian Debtor") petitioned the Supreme Court of Bermuda (the "Bermuda Court") on January 28, 2002, for the appointment of joint provisional liquidators and by orders dated January 28, 2002 (the "Bermuda Orders"), the Joint Provisional Liquidators were appointed by the Bermuda Court in respect of each Bermudian Debtor (the "Bermuda Case");

                  WHEREAS, the Bermuda Orders provide, inter alia, that (A) the Joint Provisional Liquidators have power to oversee and liaise with the Board of Directors (as defined below) in effecting a reorganization and/or refinancing of the Company and GX Holdings under the supervision of the Bermuda Court and the U.S. Bankruptcy Court, (B) the Joint Provisional Liquidators have the power to be consulted prior to, and have power to authorize without further order of the Bermuda Court, the sale or disposition of any business, operation, subsidiary, division or other significant assets of the Company and/or GX Holdings and (C) no payment or disposition of the Company's and/or GX Holdings' assets should be made or effected without the Joint Provisional Liquidators' direct or indirect approval;

                  WHEREAS, the Company has agreed to file a plan of reorganization supported and approved by the Investors with the U.S. Bankruptcy Court for the Company and each of its Subsidiaries that is a debtor in connection with the Bankruptcy Case to implement the transactions contemplated by this Agreement including the Restructuring as described herein (the "Bankruptcy Plan") and certain schemes of arrangement in respect of itself and the other Bermudian Debtors with the Bermuda Court (the "Schemes of Arrangement"), to effect the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth herein;


                  WHEREAS, the Company and GX Holdings desire to consummate, subject to confirmation of the Bankruptcy Plan by the U.S. Bankruptcy Court and sanctioning of the Schemes of Arrangement by the Bermuda Court, and each of the Company and GX Holdings has approved the transactions contemplated by this Agreement, including the Company Asset Transfer to a newly formed company, duly organized by the Company under the Laws of Bermuda or the Cayman Islands, as the Investors determine in their reasonable discretion ("New GX"), the capitalization of which will be the New GX Capitalization (as defined below), and consummation of the Bankruptcy Plan with respect to the Debtors;

                  WHEREAS, the Joint Provisional Liquidators are joined as parties to this Agreement for the sole purpose of agreeing to the matters set forth in Article V;

                  WHEREAS, the Company will be the sole shareholder of New GX until the consummation of the transactions contemplated by this Agreement upon the terms and conditions hereof;

                  WHEREAS, in connection with the Bankruptcy Plan, the Investors desire to make a significant investment in New GX and to consummate the transactions contemplated by this Agreement, upon the terms and conditions provided for herein;

                  WHEREAS, subject to the terms and conditions hereof, the Company has agreed to, and to cause the other Debtors to seek entry of an order of the U.S. Bankruptcy Court confirming the Bankruptcy Plan pursuant to Section 1129 of the Bankruptcy Code and have agreed to, and to cause the other Bermudian Debtors to, seek entry of an order of the Bermuda Court (the "Sanction Order") sanctioning the Schemes of Arrangement pursuant to the Companies Act 1981 of Bermuda (the "Companies Law");

                  WHEREAS, entry of the Confirmation Order and the Sanction Order would, pursuant to Section 1141 of the Bankruptcy Code and Sections 99 and 100 of the Companies Law, respectively, bind the Debtors and their creditors and, pursuant to the Bankruptcy Code, their equity security holders, to the Bankruptcy Plan and the Schemes of Arrangement, which includes the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, as an inducement to the Investors to enter into this Agreement, the Company shall, on or prior to the Closing (as defined below), cause New GX to enter into a Registration Rights Agreement with each Investor.

                  NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I


                       SUBSCRIPTION FOR NEW COMMON SHARES
                            AND NEW PREFERRED SHARES

                  1.1 Subscription for New Company Shares. Subject to the terms and conditions hereof, at the Closing: (a) the Company shall cause New GX to issue to ST Telemedia, or to a subsidiary of ST Telemedia to which it is entitled to assign its rights pursuant to Section 8.3, 3,300,000 New Common Shares and 9,000,000 New Preferred Shares constituting 30.75% of the New Company Shares to be outstanding as of the Closing Date; (b) the Company shall cause New GX to issue to Hutchison, or to a subsidiary of Hutchison to which it is entitled to assign its rights pursuant to Section 8.3, 3,300,000 New Common Shares and 9,000,000 New Preferred Shares constituting 30.75% of the New Company Shares to be outstanding as of the Closing Date; (c) the Company shall cause New GX to issue pursuant to, and to be allocated in accordance with, the Bankruptcy Plan and the Schemes of Arrangement, to the pre-Petition Date creditors of the Debtors pursuant to the Restructuring 15,400,000 New Common Shares constituting 38.50% of the New Company Shares to be outstanding as of the Closing Date; and
(d) each Investor agrees, severally and not jointly, to subscribe for and pay to New GX a purchase price of $125,000,000 in cash, for an aggregate purchase price of $250,000,000 (the "Purchase Price") in consideration of the issuance by New GX of the New Common Shares and the New Preferred Shares (collectively, the "New Company Shares") subscribed for upon the Closing. An Investor may assume the rights and obligations of the other Investor hereunder or may assign its rights to nominees or designees, in each case in accordance with and subject to the conditions contained in Section 8.3.

                  1.2      The Closing; Deliveries.

                  (a) The closing of the subscription for the New Company Shares hereunder and the other transactions contemplated hereby (the "Closing") shall take place at the offices of Latham & Watkins, 885 Third Avenue, Suite 1000, New York, NY 10022-4802, U.S.A., at a date (the "Closing Date") and time to be mutually agreed by the Company and the Investors, which shall be no more than five days after the date following the satisfaction or waiver (by the party entitled thereunder to waive any such condition) of all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions).

                  (b) At the Closing, the Company shall cause New GX to deliver share certificates to: (i) ST Telemedia representing the New Company Shares being purchased by ST Telemedia, each registered in the name of ST Telemedia or its nominee or designee as ST Telemedia shall specify to the Company prior to the Closing in accordance with and subject to the conditions contained in
Section 8.3; (ii) Hutchison representing the New Company Shares being purchased by Hutchison registered in the name of Hutchison or its nominee or designee as Hutchison shall specify to the Company prior to the Closing in accordance with and subject to the conditions contained in Section 8.3; and (iii) the pre-Petition Date creditors of the Debtors representing the New Company Shares being issued, pursuant to, and to be allocated in accordance with, the Bankruptcy Plan and the Schemes of Arrangement, to the pre-Petition Date creditors of the Debtors pursuant to the Restructuring, each registered in the name of the applicable pre-Petition Date creditor or the nominee or designee as such pre-Petition Date creditor shall specify to the Company prior to the Closing. Delivery of such certificates to each Investor and the pre-Petition Date creditors of the Debtors shall be made against receipt by New GX of the Purchase Price payable by each Investor, which shall be paid by wire transfer of immediately available funds to an account designated at least three Business Days prior to the Closing Date by the Company.

                  (c) At the Closing, the Company shall distribute, pursuant to, and to be allocated in accordance with, the Bankruptcy Plan and the Schemes of Arrangement, to the pre-Petition Date creditors of the Debtors cash in the amount and in accordance with the provisions set forth on Exhibit A.

                  (d) At the Closing, the Company shall cause New GX to distribute new debt securities to the pre-Petition Date creditors of the Debtors in the amount and with the terms and conditions set forth on Exhibit A-3.

                  (e) At the Closing, and in accordance with the Bankruptcy Plan and the Schemes of Arrangement, New GX shall execute and deliver to the Investors the Registration Rights Agreement.

                                   ARTICLE II


                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to each Investor, as of the date hereof and as of the Closing Date (representations and warranties of the Company made as of the Closing Date shall be deemed to be made, except where otherwise specified, prior to giving effect to the Company Asset Transfer):

                  2.1      Organization; Subsidiaries.

                  (a) Each of the Company and GX Holdings is a company duly organized and validly existing under the Laws of Bermuda and has the requisite corporate power and authority to carry on its business as it is now being conducted. On the Closing Date, New GX will be a company duly organized, validly existing and in good standing under the Laws of Bermuda or the Cayman Islands, as the case may be, and will have the requisite corporate power and authority to carry on its business as proposed to be conducted. Each of the Company and GX Holdings is duly qualified and licensed as a foreign company to do business, and is in good standing (in jurisdictions where such concept is recognized and except for the appointment of the Joint Provisional Liquidators in Bermuda) in each jurisdiction where the character of its Assets owned or held under lease or the nature of its business makes such qualification or license necessary except where the failure to be so qualified or licensed has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  (b) Schedule 2.1(b)(i) sets forth a complete and correct list as of the date hereof of each Person with respect to which the Company has, directly or indirectly, ownership of or rights with respect to securities or other interests having the power to elect a majority of such Person's board of directors or analogous or similar governing body, or otherwise having the power to direct the management, business or policies of that Person, which is a "Significant

Subsidiary" as defined in Rule 1-02(w) of Regulation S-X (each, a "Significant Subsidiary" and, collectively, the "Significant Subsidiaries"). Except as set forth on Schedule 2.1(b)(ii) or in Section 2.3, (i) all of the outstanding share capital of each Significant Subsidiary have been validly issued and are fully paid and nonassessable (in jurisdictions where such concept is recognized), (ii) the Company owns, either directly or indirectly through one or more Subsidiaries, all of the share capital or other equity interests of each Significant Subsidiary free and clear of any and all Encumbrances, and (iii) there are no outstanding subscription rights, options, warrants, convertible or exchangeable securities or other rights of any character whatsoever relating to issued or unissued share capital or other equity interests of any Significant Subsidiary, or any Commitments (as defined below) of any character whatsoever relating to issued or unissued share capital or other equity interests of any Significant Subsidiary or pursuant to which any Significant Subsidiary is or may become bound to issue or grant additional shares of its share capital or other equity interests or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights. Except for any Subsidiaries which are not Significant Subsidiaries, all of which are set forth on Schedule 2.1(b)(iii), and except as set forth on Schedule 2.1(b)(iv), the Company does not own, directly or indirectly, any interest in any Person which is material to the Company and the Subsidiaries taken as a whole.

                  (c) Except as set forth on Schedule 2.1(c), (i) there are no voting trusts, shareholders agreements, proxies or other Commitments or understandings in effect to which any Significant Subsidiary is a party or of which it has Knowledge with respect to the voting or transfer of any of the outstanding shares of capital stock of any Significant Subsidiary, and (ii) there are no outstanding contractual obligations of any Significant Subsidiary that now obligate or in the future could obligate any of them to repurchase, redeem or otherwise acquire any shares of capital stock of any Significant Subsidiary or that constitute "phantom stock," "stock appreciation rights" or similar arrangements or commitments with respect to any Significant Subsidiary.

                  (d) Each Subsidiary is a corporation, partnership or limited liability company duly organized, validly existing and in good standing (in jurisdictions where such concept is recognized and except for the appointment of the Joint Provisional Liquidators in respect of the Bermudian Debtors) under the Laws of the jurisdiction of its organization and has, as applicable, the requisite corporate, partnership or limited liability company, power and authority to carry on its business as it is now being conducted, except for such failures to be in good standing which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Subsidiary is duly qualified and licensed as a foreign corporation or other business entity to do business and is in good standing and, except for the appointment of the Joint Provisional Liquidators in respect of the Bermudian Debtors, in each jurisdiction where the character of its Assets owned or held under lease or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                   2.2 Due Authorization; Enforceability. Subject to the requirements that, (i) under Section 5.1, the Joint Provisional Liquidators obtain sanction from the Bermuda Court of their decision to approve the Company's and GX Holdings' entry into this Agreement, (ii) the

U.S. Bankruptcy Court approves the Company's and GX Holdings' entry into this Agreement, (iii) the Joint Provisional Liquidators have not withdrawn their approval of the Company's and GX Holding's entry into this Agreement pursuant to their fiduciary duties under Bermuda Law, (iv) the U.S. Bankruptcy Court confirms the Bankruptcy Plan and (v) the Schemes of Arrangement have been successfully implemented pursuant to Section 99 of the Companies Law, each of the Company and GX Holdings has, and on the Closing Date, New GX will have, all right, corporate power and authority to enter into, execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Company and GX Holdings of this Agreement and each of the other Transaction Documents to which it is a party, the Company Asset Transfer and the compliance by each of the Company and GX Holdings with each of the provisions of this Agreement and each of the other Transaction Documents to which it is a party are within the corporate power and authority of the Company and GX Holdings and have been duly authorized by all requisite corporate and other action of the Company and GX Holdings. At the Closing, the execution and delivery by New GX of each of the Transaction Documents to which it is a party, the Company Asset Transfer and the compliance by New GX with each of the provisions of the Transaction Documents to which it is a party (including the reservation and issuance of the New Common Shares issuable upon conversion of the New Preferred Shares) shall be within the corporate power and authority of New GX and shall have been duly authorized by all requisite corporate and other action of New GX. At the Closing, the Confirmation Order, the Sanction Order, the Bankruptcy Plan and/or the Schemes of Arrangement, as the case may be, shall have directed and authorized the Company to form New GX, consummate the Company Asset Transfer and register the approved Schemes of Arrangement with the Registrar of Companies in Bermuda. This Agreement has been, and each of the other Transaction Documents to which the Company, GX Holdings or New GX is a party when executed and delivered by the Company, GX Holdings or New GX, as applicable, will be, duly and validly executed and delivered by the Company, GX Holdings and New GX, as applicable, and this Agreement constitutes, and each of such other Transaction Documents when executed and delivered by the Company, GX Holdings or New GX, as applicable, will constitute, a legal, valid and binding agreement of the Company, GX Holdings and New GX, as applicable, enforceable against the Company, GX Holdings and New GX, as applicable, in accordance with its respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors' rights generally and for limitation imposed by general principles of equity.

                  2.3      Capitalization.


                  (a) Except as otherwise provided in the Bankruptcy Plan and the Schemes of Arrangement and consented to by the Investors in their sole and absolute discretion immediately prior to the Closing, the authorized share capital of New GX will consist of (i) 55,000,000 New Common Shares, and (ii) 45,000,000 New Preferred Shares, and no share capital or voting securities, or securities convertible into or exchangeable for, or rights to subscribe for or require the issuance of, share capital or voting securities of New GX will be issued, reserved for issuance, or outstanding, other than 1,000 New Common Shares which will be issued and owned by the Company and 3,478,500 New Common Shares which will be reserved for issuance upon exercise of share options pursuant to the New GX Management Plan.

     (b) All of the outstanding shares of capital stock and other equity interests of the Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (in jurisdictions where such concept is recognized).

     (c) Upon the Bankruptcy Plan and the Schemes of Arrangement becoming effective and consummation of the Company Asset Transfer and except as set forth on Schedule 2.3, (i) no shares of capital stock or other voting securities, or securities convertible into or exchangeable for, or rights to subscribe for or require the issuance of, capital stock or voting securities, of any Subsidiary (other than GX Holdings) shall be issued or outstanding, except for shares of capital stock or other securities of such Subsidiaries owned, directly or indirectly, by New GX and its wholly owned Subsidiaries and (ii) no Encumbrances shall exist over any equity securities of the Subsidiaries.

     (d) As of the Closing, after giving effect to the Bankruptcy Plan and the Schemes of Arrangement, (i) the Company Asset Transfer will be completed, (ii) the New Company Shares being acquired by ST Telemedia and/or its designee in accordance with and subject to the conditions contained in Section 8.3 will constitute 30.75% of the New Company Shares to be outstanding as of the Closing Date and 28.29% of the New Outstanding Equity, (iii) the New Company Shares being acquired by Hutchison and/or its designee in accordance with and subject to the conditions contained in Section 8.3 will constitute 30.75% of the New Company Shares to be outstanding as of the Closing Date and 28.29% of the New Outstanding Equity, (iv) the New Company Shares being issued, pursuant to, and to be allocated in accordance with, the Bankruptcy Plan and the Schemes of Arrangement, to the pre-Petition Date creditors of the Debtors and/or their designees pursuant to the Restructuring will constitute 38.50% of the New Company Shares to be outstanding as of the Closing Date and 35.42% of the New Outstanding Equity, and (v) the complete equity capitalization of New GX shall be the New GX Capitalization. The New Common Shares and New Preferred Shares, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued and outstanding, fully paid and nonassessable (in jurisdictions where such concept is recognized), free and clear of any and all Encumbrances and not subject to the preemptive or other similar rights of any shareholders of New GX, other than restrictions imposed by applicable securities Laws and as set forth in the Registration Rights Agreement or in Exhibit A-2. The New Common Shares issuable upon conversion of the New Preferred Shares will have been validly reserved for issuance at the Closing, and upon such issuance in accordance with the Certificate of Designations, will be duly authorized, fully paid and nonassessable (in jurisdictions where such concept is recognized), free and clear of any and all Encumbrances and not subject to the preemptive or other similar rights of any shareholders of New GX, other than restrictions imposed by applicable securities Laws and as set forth in Exhibit A-2. The New Preferred Shares will have the rights, powers, preferences and privileges set out in the Certificate of Designations.

     2.4 SEC Reports. Except as set forth on Schedule 2.4, the Company has timely filed all proxy statements, reports, registration statements, schedules, forms and other documents required to be filed by it under the Exchange Act and the Securities Act and has made available to each Investor complete copies of all such proxy statements, reports, registration statements, schedules, forms and other documents and other reports filed (or required to be filed) by the Company since January 1, 1999 through and including December 28, 2001 under the

Exchange Act and the Securities Act, each as filed with the SEC (collectively, the "SEC Reports"). All proxy statements, reports, registration statements, schedules, forms and other documents filed by the Company and/or the Subsidiaries after the date hereof through the Closing Date will, if and when filed, be in compliance in all material respects with the requirements of its respective report form, the Exchange Act and the Securities Act and will not, at the time they are filed or declared effective, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that any failure by the Company to file any proxy statement, report, registration statement, schedule, form and other documents shall not constitute a breach of this Section 2.4. Except as set forth on Schedule 2.4, none of the Subsidiaries are required to file any statements or reports with the SEC.

                  2.5      Financial Statements.

                  (a) The consolidated Monthly Operating Statements of the Company and the Subsidiaries filed with the U.S. Bankruptcy Court (the "Monthly Operating Statements") for the months of February through June 2002 are set forth on Schedule 2.5(a). Except as set forth on Schedule 2.5(a), each of the Monthly Operating Statements: (i) is derived from and is in accordance with the books and records of the Company and the Subsidiaries; (ii) has been prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently followed throughout the periods involved (except as may be indicated in the notes thereto); and (iii) fairly presents in all material respects in accordance with GAAP the consolidated financial condition and results of operations of the Company and the Subsidiaries as of the respective dates thereof and for the respective periods then ended, subject in each case to changes resulting from normal year-end adjustments and except, in each case, for adjustments (if any) that result from the resolution of matters disclosed in the footnotes to such financial statements, including the SEC Investigation, the lack of independent public accountants and the write-down of assets, which such adjustments will be, individually or in the aggregate, material to the business, assets, Liabilities, operating results or financial condition of the Company and the Subsidiaries. The consolidated Monthly Operating Statement of the Company and the Subsidiaries for the six month period ended June 30, 2002 (the "Six Month Operating Statement") is set forth on Schedule 2.5(a). The Six Month Operating Statement is derived from and is in accordance with the books and records of the Company and the Subsidiaries, except as disclosed in the notes to the Monthly Operating Statements for the months of February through June 2002.

                  (b) Except as set forth on Schedule 2.5(b), since June 30, 2002, neither the Company nor any Subsidiary has any Indebtedness or Liabilities other than Indebtedness or Liabilities incurred in the Ordinary Course of Business or which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 2.5(b), the Company has not factored any of its receivables or entered into any off-balance sheet or other financing arrangement of a type which would not be required to be shown or reflected in the Monthly Operating Statements.

                  (c) Except as set forth on Schedule 2.5(c), since January 1, 2002, the Company and its Subsidiaries have maintained a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (c) access to assets is permitted only in accordance with management's general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                  2.6      Absence of Certain Changes.


                  (a) Except as disclosed on Schedule 2.6(a), and except for the commencement and continuation of the Bankruptcy Case and the Bermuda Case, since December 31, 2001, the Company has conducted its business only in the Ordinary Course of Business, and during such period there has not been:

                           (i) except as consented to by the Investors and
approved by the U.S. Bankruptcy Court, (A) any granting by the Company or any Subsidiary to any current or former director, officer or employee of the Company or any Subsidiary of any increase in their compensation or benefits in excess of $100,000 in the aggregate for any individual, except to the extent required under employment agreements which are enforceable under the Bankruptcy Code and which were in effect as of December 31, 2001, (B) any granting by the Company or any Subsidiary to any such director, officer or employee of any increase in severance or termination pay in excess of $100,000 in the aggregate for any individual, except as was required under any employment, severance or termination policy, practice or agreements which are enforceable under the Bankruptcy Code and which were in effect as of December 31, 2001, or (C) any entry by the Company or any Subsidiary into, or any amendment of, any employment, severance or termination agreement, or any other agreement involving annual compensation in excess of $100,000, with any such director, officer or employee; provided, that all increases, accelerations, determinations, cancellations or extinguishments under Sections 2.6(a)(i) and (ii) collectively shall not exceed $5,000,000 in the aggregate; or

                           (ii) except as consented to by the Investors and
approved by the U.S. Bankruptcy Court, any (A) material increase in the benefits under, or the establishment, material amendment or termination of, any material bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing or other material employee benefit plan covering current or former directors, officers or employees of the Company or any Subsidiary, (B) action to accelerate any rights or benefits, or make any material determinations not in the Ordinary Course of Business, under any collective bargaining agreement or Benefits Plan, or (C) cancellation or extinguishment by the Company or any Subsidiary of loans or advances made to any current or former director, officer or employee of the Company or any Subsidiary in excess of $100,000 in the aggregate per individual; provided, that all increases, accelerations, determinations, cancellation or extinguishments under Sections 2.6(a)(i) and
(ii) collectively shall not exceed $5,000,000 in the aggregate; or

                  (b) Except as disclosed on Schedule 2.6(b), since December 31, 2001 there has not been:

                           (i) any (A) declaration, setting aside or payment of
any dividends on, or making of any other distributions in respect of, any of the Common Shares or the capital stock of GX Holdings (including dividends required to be paid by the Company or any Subsidiary pursuant to the terms of any preferred stock), (B) split, combination or reclassification of any of the Common Shares or the capital stock of GX Holdings or issuance or authorization of the issuance of any other securities in respect of, in lieu of or in substitution for the Common Shares or any shares of capital stock, or (C) purchase, redemption, exchange or other acquisition of any shares of Common Shares or the capital stock of GX Holdings or any other securities of the Company or GX Holdings or any rights, warrants or options to acquire any such shares or other securities, except in the case of (B) and (C), as required by any employee benefit plan of the Company or GX Holdings existing as of the date hereof;

                           (ii) any change in accounting methods, principles or
practices by the Company or any Subsidiary affecting the consolidated assets, Liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP or by applicable Law;

                           (iii) any issuance, delivery, sale or grant by the
Company or any Subsidiary of (A) any shares of its capital stock (other than the issuance of the New Company Shares expressly contemplated by the Agreement), (B) any bonds, debentures, notes or other Indebtedness of the Company or any Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Common Shares may vote or any other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares of voting securities or convertible or exchangeable securities, or
(D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than (x) the vesting of restricted Common Shares or (y) the issuance of Common Shares upon the exercise of options outstanding on the date hereof granted under the 1998 Global Crossing Ltd. Stock Incentive Plan, as amended, in accordance with its terms;

                           (iv) any material amendment of the charter or
organizational documents of the Company or any Subsidiary;

                           (v) any (A) acquisition or agreement to acquire by
the Company or any Subsidiary by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof involving an expenditure in excess of $5,000,000 in the aggregate, (B) agreement to acquire any assets that are material, individually or in the aggregate, to the Company and the Subsidiaries taken as a whole, except as set forth on Schedule 2.6(b)(v), or (C) commitment by the Company or any Subsidiary to purchase or build any property involving an expenditure in excess of $5,000,000 in the aggregate on a consolidated basis;

                           (vi) any sale, lease (as lessor), licensing or other
disposition of, or incurrence of any Encumbrance (other than Permitted Encumbrances) on, any material properties or assets of the Company or any Subsidiary, except for sales, leases, licenses or other dispositions of property, assets or inventory made in the Ordinary Course of Business;

                           (vii) in the periods from December 31, 2001 to and
including the Petition Date and at any time after the Petition Date (except as consented to by the Investors and approved by the U.S. Bankruptcy Court and except for Indebtedness owed by one wholly-owned Subsidiary of the Company to another wholly-owned Subsidiary of the Company), any (A) payment, discharge or satisfaction of any claims or Liabilities of the Company or any Subsidiary other than in the Ordinary Course of Business, (B) incurrence of any additional Indebtedness in excess of $2,500,000 individually or $10,000,000 in the aggregate on a consolidated basis, (C) assumption, grant, guarantee or endorsement, or any other accommodation or arrangement making the Company or any Subsidiary responsible for, any Indebtedness of any other Person in excess of $500,000 individually or $5,000,000 in the aggregate on a consolidated basis,
(D) other than in the Ordinary Course of Business, cancellation of any Indebtedness in excess of $500,000 individually or $1,000,000 in the aggregate on a consolidated basis or waiver of any claims or rights of substantial value by the Company or any Subsidiary, (E) waiver of the benefits of, or agreement to modify in any manner, any material confidentiality, standstill or similar agreement to which the Company or any Subsidiary is a party, or (F) material loans made, material advances or material capital contributions to, or material investments in, any Person by the Company or any Subsidiary, except loans to wholly-owned Subsidiaries pursuant to the Cash Management Order;

                           (viii) any redemption, retirement, defeasance, offer
to purchase or change any material term of any Public Debt, or any making of any interest payments or other distributions with respect thereto, except pursuant to the Bankruptcy Plan or the Schemes of Arrangement;

                           (ix) permitting any insurance policy listed on
Schedule 2.16 to lapse or cease to remain effective or be renewed when subject to expiration without replacing such policy immediately upon notice of pending, threatened or actual cancellation, termination, expiration or otherwise with a substantially similar policy with respect to coverage and amount (including with respect to attorneys' fees) such that the insurance coverage of the Company and the Subsidiaries under such insurance policy will not remain continuously effective; or

                           (x) any authorization, commitment or agreement by the
Company or any Subsidiary to take any of the actions described in this Section 2.6.


                  (c) Except as disclosed on Schedule 2.6(c), and except for the commencement and continuation of the Bankruptcy Case and the Bermuda Case, since December 31, 2001 to the date hereof, there has not occurred any Material Adverse Effect.

                  2.7      Litigation.


                  (a) Except as set forth on Schedule 2.7(a) or as disclosed in the SEC Reports, there is no claim, action, suit, investigation or proceeding ("Litigation") pending or, to the Knowledge of the Company, threatened before any court, arbitrator or other Governmental Entity which (i) seeks to restrain, materially modify, prevent or materially delay the consummation of the transactions contemplated by this Agreement and the other Transaction Documents,
(ii) subject to the qualifications set forth in the last sentence of Section 6.1(b), seeks to prohibit or limit the ownership or operation by the Company or either Investor or any of its respective Affiliates of any material portion of the business or assets of the Company and the Subsidiaries taken as a whole or any material business or asset of either Investor or any of its respective Affiliates, or to compel the Company, either Investor or any of its respective Affiliates to dispose or hold separate any portion of such business or assets, (iii) seeks to impose material limitations on the ability of either Investor or any of its respective Affiliates to acquire or hold, or exercise full rights of ownership of, any New Company Shares, (iv) seeks damages or a discovery order in connection with such transactions against either Investor that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (v) if resolved adversely to the Company or any Subsidiary, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (b) Except as set forth on Schedule 2.7(b) or as disclosed in the SEC Reports, neither the Company nor any Subsidiary is in default under or in breach of any order, judgment, injunction or decree of any court, arbitrator or other Governmental Entity, and neither the Company nor any Subsidiary is a party or subject to any order, judgment, injunction or decree of any court, arbitrator or other Governmental Entity which in either case would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     2.8 No Conflicts or Violations; Consents. Except as set forth on Schedule 2.8(a), neither the execution, delivery or performance by (1) each of the Company and GX Holdings of this Agreement or any of the other Transaction Documents to which it is a party or (2) New GX of the Transaction Documents to which it is a party, nor the consummation of the Company Asset Transfer and the other transactions contemplated hereby or under the other Transaction Documents will: (a) conflict with, or result in a breach or a violation of, any provision of the memorandum of association, certificate of incorporation or bylaws or other organizational documents of the Company, any Subsidiary or New GX, as applicable; (b) constitute, with or without notice or the passage of time or both, a breach, violation or default, create any Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under any Law applicable to or binding on the Company or any Subsidiary or any provision of any Commitment to which the Company or any Subsidiary or New GX is a party or pursuant to which any of them or any of their assets or properties is subject, except for breaches, violations, defaults, Encumbrances, or rights of termination, modification, cancellation, prepayment, suspension, revocation or acceleration, which would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect; or (c) except for (i) the filing of the memorandum of association and bye-laws of New GX in Bermuda or the Cayman Islands as the case may be, (ii) any required filings under the Exchange Act or the Securities Act,
(iii) the Regulatory Approvals, (iv) the approval of the Joint Provisional Liquidators of the entry by the Company and GX Holdings into this Agreement and the other Transaction Documents to which the Joint Provisional Liquidators are a party, which approval has been provided in Section 5.1, (v) the Confirmation Order, (vi) the Sanction Order, and (vii) any consents of third parties required under any Commitment to which the Company or any Subsidiary is a party or pursuant to which any of them or any of their assets or properties is subject, all of which are set forth on Schedule 2.8(b) (the "Third Party Consents"), require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity or any other Person on the part of the Company, any Subsidiary or New GX. Schedule 2.8(c) lists all Third

Party Consents, the failure of which to obtain would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

                  2.9      Regulatory Matters.

                  (a) The Company or the Subsidiaries have (and, on the Closing Date, after giving effect to the Bankruptcy Plan and the Schemes of Arrangement, New GX or the Subsidiaries will have) all licenses, permits, certificates, franchises, consents, waivers, registrations or other regulatory authorizations from the appropriate Governmental Entity in each applicable jurisdiction for the conduct of their business as presently conducted, including: (i) the FCC (together with any renewals, extensions or modifications thereof and any additions thereto made as of the Closing Date, the "FCC Licenses"); (ii) the State PUCs (together with any renewals, extensions, or modifications thereof and any additions thereto made as of the Closing Date, the "State Licenses"); (iii) municipal Governmental Entities (together with any renewals, extensions, or modifications thereof and any additions thereto made as of the Closing Date, the "Local Authorizations"); and (iv) the appropriate non-U.S. Governmental Entities (together with any renewals, extensions, or modifications thereof and any additions thereto made as of the Closing Date, the "Non-U.S. Licenses" and, together with FCC Licenses, State Licenses and Local Authorizations, the "Communications Licenses"), except where the failure to hold any such Communications Licenses or any other licenses, permits, certificates, franchises, consents, waivers, registrations or other regulatory authorizations would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All of the FCC Licenses, State Licenses and Non-U.S. Licenses are set forth on Schedule 2.9(a).

                  (b) Other than Communications Licenses the loss of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Communications Licenses was duly issued, is valid and in full force and effect, has not been suspended, canceled, revoked or modified in any adverse manner, is not subject to conditions or requirements that are not generally imposed on such authorizations, and is validly held, free and clear of all Encumbrances.

                  (c) Except as set forth in Schedule 2.9(c)(i) or as would not, individually or in the aggregate, have a Material Adverse Effect, each holder of a Communications License (i) has operated in all respects in compliance with all terms thereof including all system build-out requirements, and (ii) is in all respects in compliance with, and the conduct of its business has been and is in compliance with, the Communications Act and any other applicable Law, and has filed all registrations, statements, documents and reports and paid all fees required by the Communications Act and any other applicable Law. Except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, (A) there is no pending or, to the Knowledge of the Company, threatened action by or before the FCC, any State PUC, any municipal Governmental Entity or any non-U.S. Governmental Entity to revoke, cancel, suspend, modify or refuse to renew any of the Communications Licenses, and (B) except as set forth on Schedule 2.9(c)(ii), there is not now issued, outstanding or, to the Knowledge of the Company, threatened, any notice by the FCC, any State PUC, any municipal Governmental Entity or any non-U.S. Governmental Entity of any violation or complaint, or any application, complaint, or proceeding (other than applications, proceedings, or complaints that generally affect the Company's industry as a whole) relating to the business or operations of the Company or any Subsidiary. To the Knowledge of the Company, no Person has asserted in writing to a Governmental Entity that a material Communications License should be modified or revoked, or that the Company or any Subsidiary is not in material compliance with any Communications License.

                  (d) Except as set forth on Schedule 2.9(d) or as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, no event has occurred which would permit the revocation or termination of any of the Communications Licenses or the imposition of any restriction thereon, or that would prevent any of the Communications Licenses from being renewed on a routine basis or in the ordinary course.

                  (e) Schedule 2.9(e) sets forth a complete list of all Telecom Approvals (other than from a municipal Governmental Entity, the failure of which to receive would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect) and to the Knowledge of the Company, all other Regulatory Approvals required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. Assuming the receipt of the consents referred to on Schedule 2.9(e), none of the execution, delivery or performance of this Agreement or any of the other Transaction Documents by the Company or New GX, nor the consummation of the transactions contemplated hereby or thereby, will result in any revocation, cancellation, suspension or modification of any Communications Licenses or give rise to the right of any Governmental Entity to take any such action or to fail to renew any Communications License, except for any such revocation, cancellation, suspension, modification or action by any Governmental Entity as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

                  (f) Except as set forth in Schedule 2.9(f), neither the Company, nor any Subsidiary has (i) a security clearance issued by any Governmental Entity or (ii) a request for a new or upgraded security clearance in process with any Governmental Entity.

                  2.10 Compliance with Laws. Except as set forth on Schedule
2.10 or as disclosed in the SEC Reports, the Company and each Subsidiary are in compliance in all respects with all applicable Laws, except where failure to so comply would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, and except for matters arising under the Communications Act and other communications Laws, which are treated exclusively in Section 2.9, and matters arising under Environmental Laws, which are treated exclusively in Section 2.15, and neither the Company nor any Subsidiary has received any notice of any alleged violation of any Law applicable to it that would reasonably be expected to have or will result in, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 2.10, no investigations, inquiries or reviews by any Governmental Entity with respect to the Company or any Subsidiary have been commenced, except as would not result in, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, no such investigations, inquiries or reviews are pending or threatened and no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to give rise to or serve as a basis for the commencement of any such investigation, inquiry or review. In addition to the Communications Licenses, the Company and each Subsidiary holds and is in compliance with (and, on the Closing Date, after giving effect to the Bankruptcy Plan and the Schemes of Arrangement, New GX and the Subsidiaries will hold and be in compliance with) all other licenses, franchise permits, consents, registrations, certificates, and other governmental or regulatory permits, authorizations or approvals required for the operation of the business as presently conducted and for the ownership, lease or operation of the Company's and the Subsidiaries' properties, except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect (collectively, "Licenses"). Except as set forth on Schedule 2.10, all of such Licenses are valid and in full force and effect and shall remain so immediately following the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, and the Company and the Subsidiaries have duly performed and are in compliance in all respects with all of their respective obligations under such Licenses, except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, no Person has alleged any violation or failure to comply by the Company or any Subsidiary, with any License listed or required to be listed on Schedule 2.10, no suspension, cancellation or termination of any such License is threatened, and no event has occurred or circumstances exist that may (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or failure to comply with any term or requirement of any such License, or result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any such License, except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

                  2.11 Commitments. Schedule 2.11 sets forth as of the date hereof each executory Commitment of the following types to which the Company or any Subsidiary is a party and by or to which the Company or any Subsidiary or any of their properties is currently bound or subject or may be bound or subject: (a) each Commitment containing covenants purporting to limit the freedom of the Company, any Subsidiary or any of their respective Affiliates to compete or participate in any line of business or activities in any geographic area ("Non-Compete Covenants"); (b) each Commitment relating to planned or in-process capital expenditures in excess of $10,000,000 in the aggregate; (c) each Commitment relating to indentures, mortgages, promissory notes, loan agreements, guarantees, letters of credit or other agreements or instruments of the Company or any Subsidiary involving Indebtedness in amounts in excess of $10,000,000 in the aggregate; (d) each Commitment relating to the acquisition or disposition of any operating business or the capital stock of any Person in each case having a purchase price in excess of $10,000,000 that has not been consummated; (e) each Commitment in respect of any material joint venture, partnership or other similar arrangement, involving a sharing of profits, losses, costs or Liabilities on the part of the Company or any Subsidiary; (f) each Commitment (i) with any Governmental Entity and (ii) with any other Person where a Governmental Entity is known to be the end-user or beneficiary of the goods or services supplied to such Person, in each case with identification of any Commitment that is known to involve classified business or information; (g) each Commitment related to the purchases or sales of indefeasible rights of use or leases of capacity, in each case in excess of $10,000,000 in the aggregate, and each Commitment related to the sales of indefeasible rights of use or leases of capacity where the Company or any Subsidiary has received full or partial payment for services or capacity in excess of $5,000,000 and where the Company or any Subsidiary has not fully satisfied or discharged the obligation to provide such services or capacity; (h) each Commitment relating to interconnection agreements with local carriers and each Commitment with resellers involving payments in 2001, or reasonably expected to involve payments in 2002, in each case in excess of $5,000,000 in the aggregate; (i) each Commitment with customers to the extent such Commitment generates, in the aggregate, revenues in excess of 1% of the Company's consolidated gross revenues for the year ended December 31, 2001; and (j) each material agreement and contract (including licenses, sublicenses or similar rights) relating to the Company Intellectual Property. Except as set forth on Schedule 2.11 or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and except with respect to Executory Contracts included on the Rejection List, as of the Closing Date, (A) neither the Company nor any Subsidiary will be in breach of any Commitment; (B) to the Knowledge of the Company, no other party to a Commitment will be in breach thereof or intends to cancel, terminate or refuse to renew such Commitment or to exercise or decline to exercise any option or right thereunder; and (C) each Commitment will remain (and, on the Closing Date, after giving effect to the Bankruptcy Plan and the Schemes of Arrangement, will remain) valid and binding in accordance with its terms.

                  2.12 Taxes. Except as set forth on Schedule 2.12:

                  (a) The Company and each Subsidiary has timely filed with the appropriate taxing authorities all material Tax Returns required to be filed by any of them. The Tax Returns filed are complete and accurate in all material respects. Except as prohibited or stayed by the Bankruptcy Code, all Taxes covered by such Tax Returns owed by the Company and each Subsidiary (whether or not shown on any Tax Return) have been timely paid or adequately reserved for on the June 30 Balance Sheet.

                  (b) The unpaid Taxes of the Company and the Subsidiaries (i) did not, as of June 30, 2002, exceed the reserves (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the June 30 Balance Sheet (rather than in any notes thereto), and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and the Subsidiaries.

                  (c) Except as prohibited or stayed by the Bankruptcy Code, the Company and each Subsidiary has withheld and paid over to the relevant taxing authority all material Taxes required to have been withheld and paid in connection with amounts owed or owing to any employees, independent contractors, creditors, stockholders or other third parties.

                  (d) There are no material Encumbrances for Taxes upon the assets of the Company or any Subsidiary except Encumbrances for Taxes not yet due and payable (or that are being contested in good faith).

                  (e) There are no material outstanding deficiencies for any Taxes threatened, proposed, asserted or assessed in writing against the Company or any Subsidiary. There are no pending or, to the Knowledge of the Company or any Subsidiary, threatened audits, examinations, assessments or other actions for or relating to any liability in respect of Taxes of the Company or any Subsidiary. Audits of foreign, federal, state and local Tax Returns by the relevant taxing authorities have been completed for the periods set forth on
Schedule 2.12, and none of the Company, any Subsidiary, or any predecessor has been notified that any taxing authority intends to audit a Tax Return for any other period. The Company and the Subsidiaries have delivered or made available to the Investors complete, as filed, copies of foreign, federal, state and local Tax Returns of the Company, the Subsidiaries and their predecessors for the years ended December 31, 1997, 1998, 1999 and 2000, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company, any Subsidiary or any predecessor since December 31, 1997.

     (f) Neither the Company nor any Subsidiary is or has ever been a member of an "affiliated group" (within the meaning of Section 1504(a) of the Code) or of any group that has filed a combined, consolidated, unitary or similar state, local or foreign Tax Return.

     (g) Neither the Company nor any Subsidiary has any liability for the Taxes of any person (other than the Company or any Subsidiary) (i) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, (ii) as a transferee or a successor, (iii) by contract, or (iv) otherwise.

     (h) There are no Tax sharing, Tax indemnity or other similar agreements or arrangements with respect to or involving the Company, any Subsidiary, the assets or the business of the Company or any Subsidiary, and, after the Closing Date, none of New GX, any Subsidiary, the assets or the business of New GX or any Subsidiary shall be bound by any such Tax sharing, Tax indemnity or other similar agreements or arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

     (i) No material claim has ever been made in writing by any taxing authority in any jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

     (j) Neither the Company nor any Subsidiary is the beneficiary of any extension of time within which to file any Tax Return. None of the Company, any Subsidiary, or any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No power of attorney with respect to any such Taxes or Tax Returns, has been filed with any Governmental Entity.

     (k) All elections with respect to Taxes affecting the Company, any Subsidiary, or the assets of the Company or any Subsidiary, as of the date hereof are set forth on Schedule 2.12. Neither the Company nor any Subsidiary has (i) consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of any its assets; (ii) agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) made an election, or is required, to treat any of its assets as owned by another Person pursuant to the provisions of Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) acquired and does not own any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) made, nor will it make, a consent dividend election under Section 565 of the Code; (vi) elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vii) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable foreign, state or local Tax provision.

                  (l) Neither the Company nor any Subsidiary: (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) owns a single member limited liability company which is treated as a disregarded entity for federal income tax purposes, (iii) is a shareholder of a "controlled foreign corporation" as defined in Section 957 of the Code (or any similar provision of state, local or foreign law) or (iv) is a "personal holding company" as defined in Section 542 of the Code (or any similar provision of state, local or foreign law).

                  (m) Neither the Company nor any Subsidiary constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution qualifying for tax-free treatment under Section 355(a) of the Code.

                  (n) Neither the Company nor any Subsidiary has ever participated in or is participating in an international boycott within the meaning of Section 999 of the Code.

                  (o) Neither the Company nor any Subsidiary is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                  (p) The Company has, and has caused each Subsidiary to, (i) use its reasonable efforts to resolve all material outstanding deficiencies, audits, examinations, assessments, or other actions pending, proposed or threatened relating to liability in respect of Taxes of the Company or any Subsidiary, and (ii) conduct its business so as to preserve for future use, to the extent reasonably practicable, all attributes of the Company and the Subsidiaries relating to Taxes (including net operating losses, refunds, credits, and offsets).

                  2.13 ERISA Compliance; Absence of Changes in Benefits Plans.

                  (a) Schedule 2.13(a)(i) contains a true and complete list, as of the date hereof, of all material Benefits Plans. True and complete copies of each of the following documents have been made available by the Company to the
Investors: (i) each Benefits Plan and all amendments thereto, and the last written interpretation and description thereof which has been distributed to the plan participants prior to the date hereof, (ii) all funding arrangements with respect to the Benefits Plans, (iii) a description of any Benefits Plan which is not in writing, and (iv) each Employee Agreement. Except as set forth in
Schedule 2.13(a)(ii), since December 31, 2001, until the date hereof, there has not been any adoption or amendment in any respect by the Company or any of the Subsidiaries of any Benefits Plan or Employee Agreement, nor has there been any material change in any actuarial or other assumptions used to calculate funding obligations with respect to any material Benefits Plan, or any change in the manner in which such contributions are determined which, individually or in the aggregate, could result in a material increase in the Company's or the Subsidiaries' Liabilities thereunder.

                  (b) With respect to the Benefits Plans and Employee Agreements, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any of the Subsidiaries could be subject to any liability under ERISA, the Code or any other applicable Law that would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

                  (c) Each Benefits Plan has been administered substantially in accordance with its terms, and all the Benefits Plans have been operated and are in material compliance with the applicable provisions of ERISA, the Code and all other applicable Laws. Except as set forth on Schedule 2.13(c), the IRS has issued a favorable determination letter with respect to the qualification of each Benefits Plan that constitutes an "employee pension benefit plan" as defined in ERISA which is intended to be qualified under Section 401(a) of the Code, and, to the Knowledge of the Company, the IRS has not taken any action to revoke any such letter and no facts or circumstances exist which could cause such revocation.

                  (d) Neither the Company nor any of its ERISA Affiliates has incurred any material unsatisfied liability under Title IV of ERISA in connection with any Benefits Plan and, to the Knowledge of the Company, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability. No Benefits Plan has incurred an "accumulated funding deficiency" within the meaning of Section 302 of ERISA or
Section 412 of the Code, whether or not waived. Except as set forth on Schedule 2.13(d) or as would not reasonably be expected to result in a material liability to the Company, with respect to each Benefits Plan that is subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, (i) no reportable event has occurred or is expected to occur; (ii) there is no "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA); (iii) the Company and its ERISA Affiliates have made when due any and all "required installments" within the meaning of Section 412(m) of the Code and Section 302(e) of ERISA; (iv) neither the Company nor any of its ERISA Affiliates is required to provide security under Section 401(a)(29) of the Code; (v) all premiums (and interest charges and penalties for late payment, if applicable) have been paid when due to the Pension Benefit Guaranty Corporation ("PBGC"); and (vi) no filing has been made by the Company or any of its ERISA Affiliates with the PBGC and no proceeding has been commenced by the PBGC to terminate any such Benefits Plan and no condition exists which could constitute grounds for the termination of any such Benefits Plan by the PBGC.

                  (e) No Benefits Plan (i) is subject to Title IV of ERISA, except as set forth on Schedule 2.13(e)(i); (ii) is a "multi-employer plan" within the meaning of Section 3(37) of ERISA; (iii) is a "multiple employer plan" within the meaning of Section 413(c) of the Code; or (iv) is or at any time was funded through a "welfare benefit fund" within the meaning of Section 419(e) of the Code and, except as set forth on Schedule 2.13(e)(iv), no benefits under a Benefits Plan are or at any time have been provided through a voluntary employees' beneficiary association within the meaning of Section 501(c)(9) of the Code or a supplemental unemployment benefit plan within the meaning of
Section 501(c)(17) of the Code.

                  (f) Except as set forth on Schedule 2.13(f), no Benefits Plan provides medical benefits coverage (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than (i) coverage mandated by statute or (ii) benefits the full cost of which is borne by the current or former employee).

                  (g) Except as set forth on Schedule 2.13(g), the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not, either alone or in combination with another event, (i) entitle any current or former employee, agent, independent contractor or officer of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment, except as expressly provided in this

Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, agent, independent contractor or officer, (iii) constitute a "change in control" causing an increase or acceleration of benefits under any Benefits Plan, or (iv) result in any payment or benefit that could reasonably be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                  (h) Except as set forth on Schedule 2.7(a), there is no pending or, to the Knowledge of the Company, threatened (i) assessment, complaint, proceeding, or investigation of any kind in any court or government agency with respect to any Benefits Plans (other than routine claims for benefits) or (ii) litigation relating to the employment or termination of employment of any current of former employee of the Company or any Subsidiary, in each case that could result in any material liability.

With respect to each Benefits Plan which is subject to the Laws of any jurisdiction outside of the United States ("Non-U.S. Plans"), (i) such Non-U.S. Plan has been maintained in all material respects in accordance with all applicable requirements and all applicable Laws, (ii) if such Non-U.S. Plan is intended to qualify for special tax treatment, the Non-U.S. Plan meets all requirements for such treatment, except as would not reasonably be expected to result in a material liability to the Company, (iii) if such Non-U.S. Plan is intended to be funded and/or book-reserved, the Non-U.S. Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, except (with respect to Global Marine) to the extent that any shortfall in such funding or reserves would not result in any material Liability to the Company or any Subsidiary (other than Global Marine and its subsidiaries), and (with respect to GCUK) to the extent that any shortfall in such funding or reserves would not result in any material Liability to the Company or any Subsidiary (including GCUK) and (iv) no material liability exists or reasonably could be imposed upon the assets of the Company or the Subsidiaries by reason of such Non-U.S. Plan.

                  (i) Neither the Company nor any of its ERISA Affiliates has engaged in, or has Knowledge that a "party in interest" or a "disqualified person" has engaged in, a "prohibited transaction," as defined in Section 4975 of the Code or Section 406 of ERISA, or taken any actions, or failed to take any actions, which would reasonably be expected to result in any material liability to the Company under ERISA or the Code. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any of the Benefits Plans, and to the Knowledge of the Company, no facts exist which could reasonably form the basis for any such liability.

                  (j) Neither the Company nor any of its ERISA Affiliates has any material liability under Section 502 of ERISA and no circumstances exist which could reasonably be expected to result in a material liability thereunder.

                  (k) Schedule 2.13(l) sets forth the following information with respect to each time period (each, a "Lockdown Period") during which participants in the Benefits Plans were not permitted to sell or otherwise transfer shares or other assets allocated to their accounts under the Benefits Plans or any trust or funding vehicle thereunder, (i) the dates on which the Lockdown Period began and ended, (ii) all rules and conditions applicable to the Lockdown Period, and (iii) the Company's reasons for imposing the Lockdown Period. The Company has made available to each Investor all written documents and materials relating to the Lockdown Periods, including all correspondence to and from any participants. The Company has not made any oral representation to any participant in any Benefit Plan which is inconsistent with any written communication relating to any Lockdown Period.

                  2.14 Intellectual Property; Technology.

                  (a) Schedule 2.14(a) sets forth a true and complete list of all material Company Intellectual Property and all jurisdictions where such Company Intellectual Property is registered or protected or where applications have been filed, together with all patent, registration and applications numbers. Except as set forth on Schedule 2.14(a), the Company and each of the Subsidiaries own (and, on the Closing Date, after giving effect to the Bankruptcy Plan and the Schemes of Arrangement, New GX and the Subsidiaries will own) exclusively and have the exclusive and unrestricted right to use, or, in the case of licensed rights, have valid rights to use, the Company Intellectual Property, free and clear of all Encumbrances, except when such failure to own or possess the right to use would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No other Intellectual Property right is necessary for the conduct of the businesses of the Company or any Subsidiary as presently conducted except for such right the failure to possess would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. The Company Intellectual Property is valid and enforceable, except as would not reasonably be expected to result in a Material Adverse Effect.

                  (b) Except as set forth on Schedule 2.14(b), or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company Intellectual Property and the businesses of the Company and the Subsidiaries (as presently and proposed to be conducted) do not infringe upon, violate or misappropriate the rights of any Person, (ii) the consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Company Intellectual Property, or any right pertaining thereto, and (iii) the Company and each Subsidiary have taken all reasonable precautions and security measures to protect the secrecy, confidentiality and value of its trade secrets. Except as set forth on Schedule 2.14(b), (A) neither the Company nor any Subsidiary is aware of any infringement or unauthorized use by any Person of any of the Company Intellectual Property, and (B) the Company Intellectual Property (including the validity and title thereto) has not been questioned in or the subject of any prior Litigation, is not being questioned in or the subject of any pending Litigation, and, to the Knowledge of the Company, is not the subject of any threatened or proposed Litigation, except in each case for such Litigation which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  2.15 Environmental Matters. Except as described on Schedule 2.15, or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each of the Company, the Subsidiaries and their respective predecessors and Affiliates (collectively for this Section 2.15, the "Companies") are now and have always been in compliance with all Environmental Laws and the Companies have all Environmental Permits necessary for the conduct and operation of the business as now being conducted, and all such permits are in good standing; (b) there is not now and has not been any Hazardous Material used, generated, treated, stored, transported, disposed of, released, handled or otherwise existing on, under, about, or emanating from or to, any of the Companies owned, leased or operated property associated with the business except in full compliance with all applicable Environmental Laws; (c) none of the Companies have received any notice of alleged, actual or potential responsibility or liability for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Materials or alleged violation of, or non-compliance with, any Environmental Law, nor are any of the Companies aware of any information which might form the basis of any such notice or claim; (d) there is no site to which any of the Companies have transported or arranged for the transport of Hazardous Materials which is or may become the subject of any environmental action; (e) there is not now nor has there ever been any underground storage tank at any of the Companies owned, leased or operated property; (f) none of the Companies have released any other Person from claims or liability under any Environmental Law nor waived any rights concerning any claims under any Environmental Law; and (g) true, complete and correct copies of sampling results, environmental or safety audits or inspections, or other written reports concerning environmental, health or safety issues, pertaining to any operations of any of the Companies or property owned, leased or operated by any of the Companies, have been provided to the Investors.

                  2.16 Insurance. Schedule 2.16 contains a complete and correct list and summary description (including the name of insurer(s), name of insured(s), amount of coverage, type of coverage, deductible amounts and significant exclusions) of all material insurance policies maintained (including directors' and officers' liability insurance), and all pending applications for material policies of insurance, by or on behalf of the Company or any Subsidiary. The Company has made available to each Investor complete and correct copies of all such policies together with all riders and amendments thereto and all material correspondence (including any notices of cancellation) thereof. All such policies are valid and in full force and effect and the Company will use reasonable efforts to cause such policies to continue in full force and effect following the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. The Company and each Subsidiary have complied in all material respects with the terms and provisions of such policies and have paid all premiums due on or before the date hereof. No notice of cancellation, termination or reduction coverage, or increase of premium, or intention to cancel, terminate or reduce coverage or increase premium, has been received by the Company or any Subsidiary with respect to any such policies. To the Knowledge of the Company, the insurance coverage provided by such policies:
(i) is on such terms (including as to deductibles and self-insured retentions),
(ii) covers such categories of risk (including errors and omissions, property and casualty, directors' and officers' liability, and workers' compensation liability, securities liability, fiduciary liability, employment practices), and
(iii) is in such amounts as, with respect to each of the criteria set forth in the foregoing clauses (i) through (iii), is adequate and suitable for the business and operations of the Company and the Subsidiaries. Neither the Company nor any Subsidiary has done or omitted to do any act, or allowed any Person to do or omit to do any act, which act or omission might render any of the insurance policies void or voidable and which would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

                  2.17 Title to Property.

                  (a) Neither the Company nor any Subsidiary owns any material real property or interests in material real property except for the Owned Real Property, as set forth on

Schedule 2.17(a). With respect to any Owned Real Property set forth on Schedule 2.17(a), the Company and the Subsidiaries have and, on the Closing Date after giving effect to the Bankruptcy Plan and the Schemes of Arrangement, New GX and the Subsidiaries will continue to have, good, valid and (subject to provisions of the Bankruptcy Code conditioning the sale or lease of property upon U.S. Bankruptcy Court approval) marketable title to the Owned Real Property, free and clear of all Encumbrances other than (i) liens for Taxes not yet due and payable (or that are being contested in good faith), (ii) landlords', mechanics', workmen's, materialmen's, or similar liens, to the extent the obligations secured thereby are not past due, and (iii) Encumbrances attaching after the Petition Date and which are not released or otherwise addressed pursuant to the Bankruptcy Plan and the Schemes of Arrangement, except for such Encumbrances as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect (collectively, the "Permitted Encumbrances"). Except as set forth Schedule 2.17(a), neither the Company nor any Subsidiary is a lessor, sublessor or grantor under any lease, sublease or other instrument granting to another Person any material right to the possession, lease, occupancy or enjoyment of the Owned Real Property.

                  (b) Schedule 2.17(b)(i) sets forth a true and complete list of all leases, subleases, licenses and other agreements in effect as of the date hereof (collectively, the "Real Property Leases") under which the Company and any Subsidiary leases, subleases, uses or occupies or has the right to use or occupy, now or in the future, any real property which require payments in excess of $10,000,000 in the aggregate over its term (the land, buildings and other improvements covered by the Real Property Leases, collectively, the "Leased Real Property"). The Company has heretofore made available to the Investors true, correct and complete copies of all of the Real Property Leases (including all modifications thereof and all amendments and supplements thereto). Except as set forth on Schedule 2.17(b)(ii) or as would not reasonably be expected to have a Material Adverse Effect, each Real Property Lease is valid, binding and in full force and effect; no notice of default or termination under any Real Property Lease is outstanding; no termination event or condition or uncured default on the part of the Company or its applicable Subsidiary, or, to the Knowledge of the Company, the landlord, exists under any Real Property Lease and, to the Knowledge of the Company, no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event. The Company and each Subsidiary has (and, on the Closing Date after giving effect to the Bankruptcy Plan and the Schemes of Arrangement, New GX and the Subsidiaries will have) good and valid title to the leasehold estates under each Real Property Lease that it is a party to, free and clear of all Encumbrances except for matters set forth in the Real Property Leases and except for Permitted Encumbrances. The Owned Real Property and the Leased Real Property (collectively, the "Real Property") constitute all material real property interests held and used by the Company and the Subsidiaries in the operation of their businesses. Neither the Company nor any Subsidiary is obligated under any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of any material real property interests included in the Real Property or any material portion thereof. Neither the Company nor any Subsidiary has received written notice of any actual, pending or threatened condemnation proceeding affecting, or any other proceeding that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on, the Real Property or any part thereof. To the Knowledge of the Company, no portion of the Real Property nor the use, occupancy and operation thereof, is in violation of any Law or any building zoning or other ordinance code or regulation, except for such violations which would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

     (c) Neither the Company nor any Subsidiary is a guarantor of any Indebtedness of any party under any lease, sublease or other occupancy agreement which require payments in excess of $5,000,000 in the aggregate over its term, other than the agreements listed on Schedule 2.17(c) (collectively, the "Lease Guaranties"). Except as set forth on Schedule 2.17(c), neither the Company nor any Subsidiary has received any notice of any default or any claim, except for such defaults which would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, for any amounts required to be paid by the Company or any Subsidiary under any Lease Guaranties and all such Lease Guaranties are in full, force and effect.

     (d) Other than the network facilities which are addressed in Section 2.18 below and except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, the Assets are structurally sound and are in such operating condition and repair as is consistent with standards generally followed in the industry. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, the Assets are adequate for the uses to which they are being (or proposed to be) put, and none of the Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost and taking into account the age and length of the use of the same, ordinary wear and tear excepted. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, there are no facts or conditions affecting any of the Assets which could, individually or in the aggregate, interfere in any respect with the occupancy or operation thereof as currently occupied or operated.

     2.18 Network Facilities.

     (a) Schedule 2.18(a) contains a map of the longhaul network (including the subsea, terrestrial, national and international fiber optic networks extending over approximately 75,800 route miles and approximately 1,495,000 fiber miles) which is owned or leased by the Company or its Subsidiaries (and, on the Closing Date, after giving effect to the Bankruptcy Plan and the Schemes of Arrangement, which will be owned or leased by New GX or its Subsidiaries) and each longhaul segment therein, with each longhaul network and each longhaul segment clearly labeled. Schedule 2.18(a) separately describes the Company's and the Subsidiaries' longhaul network and each longhaul segment therein, setting forth, for each longhaul segment, the Company or Subsidiary which owns or leases the segment, the number of route miles in the segment and the number of wavelengths (with a description of the capacity of such wavelengths), fibers and fiber miles owned by the Company or the relevant Subsidiary (indicating those fibers that are currently equipped for the transmission of telecommunication services and those that are not yet so equipped, i.e., both lit and dark fibers). Schedule 2.18(a) sets forth the number of route miles of fibers on each route provided by the Company or the relevant Subsidiary to third parties pursuant to agreements providing for an indefeasible right to use (the "IRU Agreements"), lease or other agreements. Schedule 2.18(a) also sets forth the portions of the longhaul network and the longhaul segments (including the number of fibers on each route) that are provided by third parties to the Company or any Subsidiary through IRU Agreements, lease or other agreements and the Company and/or Subsidiary party thereto.

                  (b) Schedule 2.18(b) contains a map of the Company's and the Subsidiaries' longhaul network (including the subsea, terrestrial, national and international fiber optic networks) and each longhaul segment therein which are currently under construction and not available to the Company or the Subsidiaries with each longhaul network and each longhaul segment therein clearly labeled. Schedule 2.18(b) describes the Company's and the Subsidiaries' longhaul network and each longhaul segment therein which is currently under construction and not available for use, setting forth, for each longhaul segment, the expected number of route miles in the segment and the expected number of wavelengths (with a description of the capacity of such wavelengths), and the expected date of completion of construction and availability of the fibers and fiber miles to the Company or the relevant Subsidiary.

                  (c) Except to the extent that the Company or a Subsidiary can access the Company's Customer Base directly through the facilities set forth on
Schedule 2.18(a) or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or a Subsidiary has all rights necessary to offer telecommunication services to the Company's Customer Base on a resale or other basis ("Customer Access Rights") from a local exchange carrier. Schedule 2.18(c) sets forth all of the Customer Access Rights as organized by country, and for the United States, by State.

                  (d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the facilities shown in the maps and described on Schedule 2.18(a)-(b) and the related rights and interests and other personal property (including the equipment located on or required to operate such facilities) of the Company and the Subsidiaries, both tangible and intangible (collectively, the "Network Facilities"), are sufficient, structurally sound and are in such operating condition and repair (given due account to the age and length of use of the same, ordinary wear and tear excepted) as is reasonably required to conduct the business as it is currently conducted by the Company and the Subsidiaries and provide all the services currently provided by the Company and the Subsidiaries. The information provided in the maps on Schedules 2.18(a)-(b) is true, complete and current in all material respects subject to inherent dimensional limitations of the presentation of such information on maps. Except as set forth on Schedule 2.18(d), since December 31, 2001, there has been no material interruption or disruption of services provided to or by the Company or any Subsidiary or for which the Company or any Subsidiary is liable, which resulted from (i) a series of repeated outages or (ii) a single outage which lasted continuously for one hour or longer at the optical level (OCS/STM1 and above).

                  (e) Except as set forth on Schedule 2.18(e), or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or a Subsidiary has (and, on the Closing Date, after giving effect to the Bankruptcy Plan and the Schemes of Arrangement, New GX and the Subsidiaries will have) good and marketable title to each Network Facility owned by the Company or a Subsidiary. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Network Facilities owned by the Company or a Subsidiary: (i) is located on property in which the Company or such Subsidiary holds either good and marketable title or valid rights of way of record; (ii) is free and clear of any Encumbrances; (iii) is not subject to any pending Litigation or administrative actions relating to any such property or right of way; (iv) except as set forth on Schedule 2.8(a), has received all approvals of Governmental Entities required in the ownership or operation thereof and has been operated and maintained in accordance with applicable Laws; and (v) is not subject to any lease, sublease, license, concession or other agreement, written or oral, granting to any party or parties the right of use or occupancy of any portion of any property or right of way, except for such leases, subleases, licenses, concessions or other agreements granted to any party or parties in the Ordinary Course of Business.

                  (f) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each IRU Agreement, lease or other agreement permitting the Company or any Subsidiary to use each Network Facility is legal, valid and binding on the parties thereto in accordance with it terms, subject to bankruptcy or insolvency Laws and permits the Company and the relevant Subsidiary to use the applicable Network Facility listed in Schedule 2.18(a), and is enforceable in accordance with its terms. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or a Subsidiary has an IRU Agreement or other agreement permitting it to use all of the Network Facilities that are not owned by the Company or a Subsidiary.

                  2.19 Suppliers. Set forth on Schedule 2.19 is a complete and accurate list of the nine most significant (a) equipment suppliers, (b) maintenance suppliers, and (c) access providers of the Company and the Subsidiaries (based upon dollars billed to the Company or any Subsidiary) during the Company's fiscal year ending December 31, 2001, showing the approximate total billings to the Company or any Subsidiary from each such supplier or access provider during such fiscal year. Except as set forth on Schedule 2.19, since December 31, 2001, there has not been any (i) termination, cancellation, curtailment or change in terms of the business relationship of the Company or any Subsidiary with any of the equipment suppliers or access providers set forth on Schedule 2.19 or (ii) notice (written or otherwise) from any of the equipment suppliers or access providers set forth on Schedule 2.19 of an intent or request to so terminate, cancel, curtail or change, and, to the Knowledge of the Company, no threat or indication that any such termination, cancellation, curtailment or change is reasonably forseeable, except, in each case, for such termination, cancellation, curtailment or change which would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

                  2.20 Accounts Receivable.


                  (a) Except as set forth on Schedule 2.20(a), as of the Closing Date, taking into account the reserves for uncollectible accounts set forth in the Monthly Operating Statements of the Company and the Subsidiaries for the end of the month immediately preceding the Closing, all of the accounts reflected on such statements were, and all of the accounts that are reflected in the schedule delivered pursuant to Section 4.16 are, accounts receivable that (i) arose from valid sales in the Ordinary Course of Business, (ii) are not subject to any material rights of set-off, counterclaim or contest relating to the validity or amount of such accounts receivable, and (iii) are collectable in the Ordinary Course of Business.

                  (b) Except as set forth on Schedule 2.20(b), neither the Company nor any Subsidiary has any Encumbrance subsisting over the whole or any part of its present or future revenues or any Commitment having a similar effect.

                  2.21 Transactions with Certain Affiliates. Set forth on
Schedule 2.21 is a list of each Commitment existing or being negotiated as of the date hereof between or among the Company and/or any Subsidiary, on the one hand, and AGC or its subsidiaries, on the other hand. Except as set forth in
Schedule 2.21, there have been no transactions, agreements, arrangements or understandings between the Company or any Subsidiary, on the one hand, and any of the Company's Affiliates or any other Person, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act assuming a threshold of $500,000.

                  2.22 Labor Matters; Employee Relations.


                  (a) Except as set forth in Schedule 2.22(a), (i) there are no claims or proceedings pending or, to the Knowledge of the Company, threatened, between the Company or any Subsidiary and any of their respective employees, which claims or proceedings have had or reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary; (iii) there is no activity or, to the Knowledge of the Company, any threatened activity the purpose of which is to achieve representation of Persons employed by the Company or any Subsidiary other than in connection with the Bankruptcy Case; and (iv) there are no strikes, slowdowns, work stoppages, lockouts, or, to the Knowledge of the Company, threats thereof, by or with respect to any employees of the Company or any Subsidiary.

                  (b) As of the date hereof, to the Knowledge of the Company, none of John Legere, Jose Antonio Rios, John McShane, Chris Nash, Jerry Santos, Anthony Christie, Dan Cohrs, Joe Perrone, Carl Grivner or John Comparin have terminated, or have provided notice that he intends to terminate, his employment relationship with the Company or any Subsidiary.

                  (c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each Subsidiary are and have been in compliance with all applicable federal, state and local Laws, rules and regulations (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to employees.

                  (d) Except as disclosed on Schedule 2.22(d), no term of employment of any employee of the Company or any Subsidiary provides that a change in control of the Company or any Subsidiary entitles such employee to treat the change of control as amounting to a breach of such employee's contract or entitles such employee to any payment or benefit whatsoever or entitles such employee to treat himself or herself as redundant or otherwise dismissed or released from any obligation.

                  2.23 Brokers or Finders. Except for the financial advisers set forth on Schedule 223, whose fees will be paid entirely by the Company, upon the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, no agent, broker, investment banker or other Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee from the Company or any of the Subsidiaries in connection with any of the transactions contemplated by this Agreement or the other Transaction Documents.

     2.24 No Prior Activities of New GX. On the Closing Date, New GX will have no assets, and will not have incurred, directly or indirectly, any Liabilities, except those incurred or assumed in connection with its organization, under the Bankruptcy Plan and the Schemes of Arrangement or pursuant to any of the Transaction Documents. New GX will not have engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any agreement or arrangement with any Person, or be subject to or bound by any obligation or undertaking, that is not contemplated by or in connection with the Bankruptcy Plan and the Schemes of Arrangement or any of the Transaction Documents.

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

     Each Investor hereby represents and warrants to the Company, with respect to itself only, severally and not jointly, as of the date hereof and as of the Closing Date, as follows:

     3.1 Acquisition for Investment. Such Investor is acquiring the New Company Shares being purchased by it for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act.

     3.2 Restricted Securities. Such Investor understands that (a) the New Company Shares being purchased by it have not been registered under the Securities Act or any state securities Laws by reason of their issuance by New GX in a transaction exempt from the registration requirements thereof, and (b) the New Company Shares may not be sold or otherwise disposed of unless such sale or disposition is approved by the Bermuda Monetary Authority and registered under the Securities Act and applicable state securities Laws or such sale or other disposition is exempt from registration thereunder.

     3.3 Status. Such Investor (a) is not a "U.S. Person" (as defined in Rule 902 under the Securities Act) and/or (b) is an "accredited investor" (as defined in Rule 501(a) under the Securities Act).

     3.4 Organization.

     (a) ST Telemedia is duly organized and validly existing under the Laws of Singapore and has all requisite power and authority to carry on its business as it is now being conducted.

     (b) Hutchison is duly organized and validly existing under the Laws of Hong Kong and has the requisite power and authority to carry on its business as it is now being conducted.

     3.5 Due Authorization. Such Investor has all right, power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Investor of this Agreement and the other Transaction Documents to which it is a party and the consummation by such Investor of the transactions contemplated hereby and thereby (a) are within the power and authority of such Investor and (b) have been duly authorized by all necessary action on the part of such Investor. This Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute upon execution and delivery by such Investor, a legal, valid and binding agreement of such Investor enforceable against such Investor in accordance with its respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors' rights generally and for limitations imposed by general principles of equity.

     3.6 Consents; No Violations. Except as set forth on Schedule 3.6, neither the execution, delivery or performance by such Investor of this Agreement or any of the other Transaction Documents to which it is a party nor the consummation by such Investor of the transactions contemplated hereby or thereby will: (a) conflict with, or result in a breach or violation of, any provision of the organizational documents of such Investor; (b) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under (i) any Law or (ii) any provision of any Commitment of such Investor, or to which such Investor or any of its assets or properties is subject, except, with respect to the matters set forth in clause (ii), for breaches, violations, defaults, Encumbrances, or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, which, individually or in the aggregate, could not have a material adverse effect on the ability of each Investor to consummate the transactions contemplated hereby; or (c) to the knowledge of each Investor, except as set forth on Schedule 3.6 and except for the Regulatory Approvals, the Confirmation Order and the Sanction Order, require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity or any other Person on the part of such Investor.

     3.7 Availability of Funds. At the Closing, such Investor will have available or committed sufficient funds to pay its respective portion of the Purchase Price.

     3.8 Litigation. There is no Litigation pending, or to the knowledge of such Investor, threatened before any court, arbitrator or other Governmental Entity which if resolved adversely to such Investor, would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Investor to consummate the transactions contemplated by this Agreement.

     3.9 Brokers or Finders. Except for the fees of Goldman Sachs (Asia) L.L.C. with respect to Hutchison and Merrill Lynch (Singapore) Pte. Ltd. with respect to ST Telemedia, whose fees are the sole responsibility of such Investor, upon the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, no agent, broker, investment banker or other Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee from such Investor in connection with any of the transactions contemplated by this Agreement or the other Transaction Documents.

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

                                   ARTICLE IV

                                    COVENANTS

     4.1 Conduct of Business by the Company Pending the Closing.

     (a) Subject to any obligations as a debtor or debtor in possession under the Bankruptcy Code, any requirements of the Joint Provisional Liquidators (whether pursuant to the Bermuda Orders or any other order of the Bermuda Court), and/or any order of the Bermuda Court, and except as set forth on
Schedule 4.1, during the period from the date hereof and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Closing, unless each Investor otherwise agrees in writing, the Company shall, and shall cause each of the Subsidiaries to: (i) conduct its business in the Ordinary Course of Business, including meeting its post-Petition obligations as they become due; (ii) use reasonable efforts to preserve and maintain its relationships with its customers, suppliers, partners, lessors, licensors, licensees, contractors, distributors, agents, officers and employees and other Persons with which it has significant business relationships material to the business of the Company except in relation to Executory Contracts on the Rejection List (provided, that nothing herein shall prevent the Company or any Subsidiary from commencing or defending any litigation against or by any such Person in connection with the claims of such Person in the Bankruptcy Case or in the Bermuda Case); (iii) use its reasonable efforts to preserve and maintain the Assets and properties it owns which are material to the business of the Company, ordinary wear and tear excepted other than Assets and properties which are the subject of Executory Contracts on the Rejection List; (iv) use reasonable efforts to preserve the ongoing operations of its business; (v) maintain its books and records in the Ordinary Course of Business; (vi) comply in all material respects with applicable Laws; and (vii) not enter into any business, arrangement or otherwise take any action that would reasonably be expected to have a material adverse impact on any Governmental Investigation or on the ability of the Company or the Investors to obtain any Regulatory Approvals.

     (b) Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement (including but not limited to Section 4.2) or as set forth on Schedule 4.1, between the date hereof and the Closing Date, the Company shall not, and shall cause each of the Subsidiaries not to, take any action that is reasonably likely to result in (i) any of the representations and warranties set forth in Article II becoming false or inaccurate in any material respect or (ii) the failure of any of the conditions set forth in Article VI to be satisfied.

     (c) Notwithstanding the foregoing provisions of this Section 4.1, the parties acknowledge that the transfer of control of the Communications Licenses may require prior approval of certain Governmental Entities and that all final decisions with respect to the FCC Licenses must be taken by the Company prior to the Closing. The parties do not intend that the foregoing provisions of this
Section 4.1 shall transfer control of the Communications Licenses.

     (d) Notwithstanding the foregoing provisions of this Section 4.1 or any provision in this Agreement to the contrary, the parties hereto acknowledge that the Company shall not be prohibited from (i) settling or resolving any Governmental Investigation prior to the Closing so long as any such settlement would not reasonably be likely to result in, individually or in the aggregate, a Material Adverse Effect or (ii) after consultation with the Investors,

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

commencing insolvency proceedings for or against one or more Non-Filing Subsidiaries; provided, that the commencement of such proceedings is not reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect.

                  4.2      Reorganization Process.

                  (a) The Company and/or GX Holdings, as appropriate, shall, as soon as reasonably practicable after the date hereof, prepare and file with the U.S. Bankruptcy Court and/or the Bermuda Court, as applicable: (i) a Disclosure Statement with respect to the Bankruptcy Plan meeting the requirements of Bankruptcy Code Section 1125(b) (the "Disclosure Statement"); (ii) a motion to approve the Disclosure Statement; (iii) the Bankruptcy Plan; and (iv) a request for an order to call appropriate meetings of creditors to vote on the Schemes of Arrangement with the Bermuda Court (items (i) through (iv) collectively, the "Approval Motions"). The Bankruptcy Plan, any and all exhibits and attachments to the Bankruptcy Plan, the Disclosure Statement, and the other Approval Motions and the orders approving the same (including the Confirmation Order) shall be reasonably acceptable in form and substance to the Investors, and shall not be filed until consented to by the Investors, which consent shall not be unreasonably withheld. The Company shall, in the event counsel to either Investor informs the Company that they cannot receive automatic electronic notification of any filings, provide the Investors with copies of all material motions, applications, supporting papers and notices prepared by the Company (including forms of orders and notices to interested parties) relating in any way to the Bankruptcy Case. The Company shall consult with the Investors prior to taking any material action with respect to the Bankruptcy Case. The Investors shall provide the Company with all information concerning the Investors required to be included in the Disclosure Statement.

                  (b) The Bankruptcy Plan and the Schemes of Arrangement shall provide that (i) the restructuring of the capitalization of the Company shall occur in accordance with the terms set forth on Exhibit A (the "Restructuring"),
(ii) the total equity capitalization of New GX at Closing (including the amount of outstanding common shares, preferred shares and other equity securities, including securities exchangeable or convertible into such securities) (the "New GX Capitalization") shall be as set forth on Exhibit B, (iii) the other actions set forth in Sections 2.3(c) and (d) shall be effected and (iv) except as otherwise provided in the Bankruptcy Plan, the Schemes of Arrangement, the Confirmation Order, or the Purchase Agreement, on and after the Effective Date, all Persons shall be permanently enjoined from commencing or continuing in any manner, any Litigation on account or in respect of any of the Pre-Petition Liabilities or other Liabilities satisfied pursuant to the Bankruptcy Plan; such injunctive relief shall be in addition to the relief afforded under Section 1141(d) of the Bankruptcy Code. The Company shall take such actions and cause any filings and actions to be taken by one or more of the Debtors as applicable in connection with the Restructuring to be in accordance with, and in compliance with the dates set forth in, the timetable for the Restructuring set forth on Exhibit C.

                  (c) The Company shall not, and shall not permit any Subsidiary to, without the prior consent of the Investors, seek or consent to the conversion of the Bankruptcy Case to a case under Chapter 7 of the Bankruptcy Code or the appointment of a trustee or examiner with managerial powers under Bankruptcy Code Section 1104, or do any of the following:

          (i) consent to any relief from the automatic stay under Section 362 of the Bankruptcy Code that would reasonably be likely to result in, individually or in the aggregate, a Material Adverse Effect;

          (ii) file any plan of reorganization other than the Bankruptcy Plan or the Schemes of Arrangement, file any material amendment to the Bankruptcy Plan or the Schemes of Arrangement, consent to the reduction of the exclusivity period under Bankruptcy Code Section 1121 for the filing of a plan of reorganization (the "Exclusivity Period") or fail timely to file motions seeking to obtain orders of the U.S. Bankruptcy Court extending the Exclusivity Period;

          (iii) sell or abandon, or file any motion to sell or abandon, any material Assets, other than sales to customers in the Ordinary Course of Business except for the Company Asset Transfer;

          (iv) authorize, or commit or agree to take, any of the foregoing actions except as excepted herein.

     (d) The Company shall, on the date hereof, deliver to each Investor a true, correct and complete list of all Executory Contracts which shall include the following, each of which must be satisfactory in form and substance to the Investors in their reasonable discretion: (i) a list of Executory Contracts which the Company or any Subsidiary, as of such date, has rejected (the "Rejection List"); and (ii) a list of Executory Contracts which the Company or any Subsidiary, as of such date, has assumed (the "Assumed Contracts"). Thereafter, the assumption or rejection of any Executory Contracts which are material to the operation of the business of the Company ("Material Executory Contracts") shall be subject to the approval of the Investors in their reasonable discretion; provided, however, that so long as reasonably necessary arrangements are in place to permit the Company to operate its business in the Ordinary Course of Business, the assumption or rejection of an Executory Contract shall not be subject to the approval of the Investors unless such assumption or rejection would reasonably be likely to result in, individually or in the aggregate, a Material Adverse Effect. In addition, the motions filed with, and the proposed orders submitted to, the U.S. Bankruptcy Court seeking authorization after the date hereof to (A) assume any one or more of the Material Executory Contracts and (B) reject any or one or more of the Material Executory Contracts shall be satisfactory in form and substance to the Investors in their reasonable discretion. The Company shall consult with, and give due consideration to the views and concerns of, the Investors prior to compromising or commencing Litigation with respect to any material payment required to be made under the Bankruptcy Code to effectuate the assumption of any material Executory Contract.

     (e) Subject to Section 4.2(d), the Company shall inform and consult with the Investors prior to it or any of its Subsidiaries entering into, renewing, extending, amending, modifying, waiving any material provision, or terminating, or failing to renew, any Commitments of the types set forth on Schedule 2.11. The Company shall obtain the written consent of the Investors prior to it or any of its Subsidiaries entering into, renewing, extending, amending, modifying, waiving any material provision, or terminating, or failing to renew, any Commitments of the types set forth on Schedule 2.11, but assuming that the dollar or percentage thresholds set forth therein were 2.5 times the respective amounts set forth in Section 2.11 and assuming that the Commitments described in Sections 2.11(a) and 2.11(f) were qualified by materiality.

                  (f) At any time prior to the Closing, if each of the Investors, the Creditors' Committee and the Banks agree that the transactions contemplated by this Agreement and the other Transaction Documents may be completed by way of an asset acquisition in accordance with Section 363 of the Bankruptcy Code without materially delaying the Closing, then the parties hereto may agree to structure the transaction in accordance with Section 363 of the Bankruptcy Code, in which case, the parties hereto shall cooperate in good faith to take all such necessary actions, including amending this Agreement and any other Transaction Documents (to the extent any amendments are necessary), such that the transactions contemplated by this Agreement and the other Transaction Documents can be completed by way of an asset acquisition in accordance with
Section 363 of the Bankruptcy Code; provided, however, that the parties hereto shall structure the transaction in a manner to avoid treatment as a reorganization under Section 368 of the Code.

                  4.3 No Solicitation. Except for actions required to be taken to comply with its fiduciary duties under applicable Laws, based upon consultation with external counsel, the Company shall not, nor shall it authorize or permit any Subsidiary to, nor shall it authorize or permit any Representatives of the Company or any Subsidiary to, (a) directly or indirectly solicit, initiate or encourage the submission of any offer or proposal concerning any (i) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of any Assets of the Company or any Subsidiary that are material,
(ii) issuance or sale of any equity interests in the Company or any Subsidiary, or (iii) transaction which any Person will acquire beneficial ownership or the right to acquire beneficial ownership of equity interests in the Company or any Subsidiary (any of the foregoing, a "Disposition"), (b) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate the making of, any proposal or expression of interest that constitutes or is reasonably likely to lead to any Disposition, or (c) enter into any agreement with respect to any Disposition; provided, that, nothing herein shall prevent AGC from selling securities in a bona fide public or private sale. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any Subsidiary, whether or not such Person is purporting to act on behalf of the Company or any Subsidiary or otherwise, shall be deemed to be a breach of this
Section 4.3 by the Company.

                  4.4 Board Representation. The Company agrees to take all actions necessary or appropriate such that, at Closing, the board of directors of New GX will be comprised of ten directors, four of whom shall be nominated by ST Telemedia, four of whom shall be nominated by Hutchison and two of whom shall be nominated by the Creditors Committee. The Investors agree to vote for the director(s) so nominated by the Creditors' Committee. The persons nominated by the Creditors' Committee shall (a) satisfy the "independent" director requirements of the New York Stock Exchange whether or not New GX is listed on such exchange and (b) only be entitled to serve as directors on the board of directors of New GX until the second anniversary of the Closing Date; provided, however, that if the Investors acquire, in the secondary market and not through a primary issuance, in one or more transactions, 50% or more of the New Common Shares outstanding as of the Closing (adjusted for stock splits, combinations and other similar events) and owned by Persons other than the Investors and their Affiliates, then the Creditors' Committee shall only be entitled to nominate one person to the board of directors of New GX; and provided, further, that if the Investors acquire, in the secondary market and not through a primary issuance, in one or more transactions, 75% or more of the New Common Shares outstanding as of the Closing (adjusted for stock splits, combinations and other similar events) and owned by Persons other than the Investors and their Affiliates, then the Creditors' Committee shall not be entitled to nominate any person to the board of directors of New GX. No director nominated by the Creditors' Committee may be removed as a director of New GX during his elected term other than for cause. If any such director shall cease to serve as a director during his term, the vacancy so created shall be filled by a successor designated by such departing director, or if no such successor is designated, by a successor designated by the remaining director. If New GX does not obtain a Listing (as defined below) on or before the second anniversary of the Closing Date, then for so long as such Listing is not obtained, the Investors shall nominate to the board of directors of New GX at least two persons who shall meet the requirements of clause (a) above. In addition, the Company agrees to take all actions necessary or appropriate such that, at the Closing, the directors nominated by the Investors are appointed as the Chairman of the board of directors of New GX, the Chairman of the Audit Committee (subject to applicable stock exchange regulations), the Chairman of the Compensation Committee, the Chairman of the Executive Committee and the Chairman of the Nomination Committee (collectively, the "Board Committees").

     4.5 Employee Agreements; Change in Control; Indemnification.

     (a) As of the Closing, New GX will adopt the New GX Management Plan; provided, that (i) not more than 5% of the New Outstanding Equity shall be subject to stock options or other stock-based awards issued under the New GX Management Plan and (ii) the exercise prices of such options or other stock-based awards shall have an exercise price equal to no less than (A) the per share price of the New Common Shares purchased by the Investors pursuant to this Agreement, or (B) such higher price as may be required under the terms and conditions of the New GX Management Plan or under applicable Laws. Without limiting the generality of the foregoing, neither the Company nor any Subsidiary will enter into or assume any Commitment with any director, officer or employee of the Company or such Subsidiary that provides for annual salary and estimated bonus payment of greater than $250,000 without the prior written consent of the Investors; provided, that the Company shall consult with the Investors prior to entering into or assuming any Commitment with any director, officer or employee of the Company or its Subsidiary that provides for annual salary and estimated bonus payment between $85,000 and $250,000.

     (b) At any time before the Closing, the Investors shall have the right to designate for rejection by the Company any pre-Petition Date Commitment (i) with any of the officers, directors and employees of the Company and the Subsidiaries in which the transactions contemplated by this Agreement constitute a "change of control" or other similar event, and (ii) for indemnification of any Person provided by the Company or any of the Subsidiaries which is the subject of a case under the Bankruptcy Code. The Investors shall cooperate with the Company and the Creditors' Committee in connection with developing an appropriate executive remuneration plan (which will include a retention component) covering the period from the date hereof through the Closing Date. The bye-laws of New GX shall provide for customary indemnification provisions covering actions taken by the officers and directors of New GX subsequent to the Closing Date.

     4.6 Fees and Expenses. The Company shall promptly reimburse and pay to the Investors all reasonable, actual, documented, out-of-pocket costs and expenses incurred by the Investors, for the period commencing on May 25, 2002 and ending on the earlier to occur of the Closing Date or the termination of this Agreement by the Investors or the Company in accordance with its terms, in connection with the Bankruptcy Case, the Schemes of Arrangement and the transactions contemplated by this Agreement and the other Transaction Documents (collectively, the "Post-Petition Investors' Expenses") up to an amount equal to $5,200,000. The Post-Petition Investors' Expenses shall include all out-of-pocket expenses, costs and other fees of Goldman Sachs (Asia) L.L.C. and Merrill Lynch (Singapore) Pte. Ltd., other than the success fees owed to such entities that are payable in connection with the successful consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

     4.7 Access to Information; Confidentiality; Monthly Statements.

     (a) Between the date hereof and the Closing, the Company shall (i) afford each Investor and such Investor's Representatives reasonable access, upon reasonable prior notice, during normal business hours, to the Assets, properties, offices and other facilities, officers, employees, Commitments and books and records of the Company and each Subsidiary (including AGC), and to the outside auditors of the Company and their work papers relating to the Company and the Subsidiaries, (ii) notify as promptly as practicable, each Investor of any material business development of the Company or any Subsidiary, and (iii) consult with each Investor on all matters outside the Ordinary Course of Business relating to the Company's business, strategy, financing and restructuring prior to Closing, including matters relating to the AGC Restructuring. In addition, the Company shall, and shall cause each Subsidiary to, furnish promptly to the Investors any such other information concerning its business, Assets, properties and personnel as the Investors may reasonably request at any time and from time to time. Without limiting the generality of the foregoing, the Investors may, in their sole and absolute discretion, retain auditors to review and verify the Monthly Operating Statements and review and examine any procedures, books, records and work papers used in their preparation. All such information shall be held in confidence in accordance with the terms of the ST Telemedia Confidentiality Agreement and the Hutchison Confidentiality Agreement. The parties hereto agree that no investigation by the Investors or their representatives shall affect or limit the scope of the representations and warranties of the Company contained in this Agreement or in any other Transaction Document delivered pursuant hereto or limit the liability for breach of any such representation or warranty.

     (b) The Company shall furnish to each Investor: (i) copies of all statements, schedules and reports for such month required to be provided by the Company to the United States Trustee pursuant to Sections 1106(a)(1) and 704(8) of the Bankruptcy Code promptly after delivery to the United States Trustee;
(ii) a monthly management report containing the information set forth on Exhibit D within 25 days after the end of each month; (iii) copies of all documents to be submitted by the Bermudian Debtors to the Bermuda Court; and (iv) copies of all statements, schedules and reports provided by the Joint Provisional Liquidators to the

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

Company, subject to the Investors' entry into a confidentiality agreement with the Joint Provisional Liquidators that is acceptable to them in their absolute discretion.

     4.8 Governmental Investigations. The Company shall cooperate with any investigations, inquiries or requests by any Governmental Entity in connection with the Company's accounting, business or other practices, the Bankruptcy Case or the transactions contemplated by this Agreement or the other Transaction Documents, including the SEC Investigation, the FBI Investigation, the DOL Investigation and the House Committee Investigation (collectively "Governmental Investigations"); provided, however, that cooperation in this context shall not require the Company (x) to waive or otherwise relinquish any applicable privileges including the attorney client privilege or work product immunity or
(y) to settle any claim. The Company shall promptly notify each Investor of any material developments concerning any Governmental Investigation and shall, to the extent such disclosure does not require the Company to waive or otherwise relinquish any applicable privileges including the attorney client privilege or work product immunity, promptly provide each Investor with copies of all correspondence and notices received from any Governmental Entity or a representative thereof in connection with any Governmental Investigations and shall provide updates to the Investors upon request as to the status of any such Governmental Investigations. To the extent permitted by applicable Laws, the Investors acknowledge that any such information shall be deemed to be "Confidential Information" under the ST Telemedia Confidentiality Agreement and the Hutchison Confidentiality Agreement, respectively, and nothing herein shall compel the Company to provide any information to the Investors which would result in the waiver of any attorney client privileges or work product immunities. The Company shall use its best efforts to enter into appropriate agreements with the Investors to allow for the disclosures under this Section
4.8 without waiving or otherwise relinquishing any applicable privileges including the attorney client privilege or work product immunity.

     4.9 Reasonable Efforts; Consents; Approvals; Notification.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, the Company shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to bring about the confirmation of the Bankruptcy Plan and the Schemes of Arrangement. Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and the Investors shall use their reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable, the transactions contemplated by this Agreement and to bring about the satisfaction of all other conditions to the other party's obligations to close; provided, however, that nothing in this Agreement shall obligate either the Company or the Investors, or any of their respective Affiliates, to waive or modify any of the terms and conditions of this Agreement or any of the documents contemplated hereby, except as expressly set forth herein.

     (b) Without limiting the generality of the foregoing, as promptly as practicable following approval of this Agreement by the U.S. Bankruptcy Court, the Company shall use its reasonable efforts to make and obtain all consents, waivers, exemptions, approvals, authorizations or orders (collectively, "Consents") which shall include (i) all Regulatory Approvals as set forth on
Schedule 2.9(e), (ii) all Third Party Consents as set forth in Schedule

2.8(b), and (iii) the Consents required as a result of the filing of the Bankruptcy Case, the Confirmation Order, the Sanction Order or the change of control resulting therefrom. The Company also shall use its reasonable efforts to obtain all necessary state securities laws or blue sky permits and approvals required to carry out the transactions contemplated hereby.

                  (c) Without limiting the generality of the foregoing, as promptly as practicable following approval of this Agreement by the U.S. Bankruptcy Court, each Investor shall use its reasonable efforts to make and obtain all Consents which shall include (i) all Regulatory Approvals which such Investor is required to obtain, (ii) all Consents set forth on Schedule 3.6, and
(iii) the Consents required to be obtained by such Investor as a result of the filing of the Bankruptcy Case, the Confirmation Order or the Sanction Order.

                  (d) Without limiting the generality of Sections 4.9(a), 4.9(b) and 4.9(c), the Company and each Investor agree to make, or cause to be made, as promptly as practicable after the execution of this Agreement, (i) all filings required under the HSR Act and any supplemental information requested in connection therewith pursuant to the HSR Act, (ii) an application to obtain the consent of the FCC required to consummate the transactions contemplated by this Agreement and the other Transaction Documents, (iii) all filings required or appropriate to obtain the consent of, or provide notifications to, State PUCs with respect to the transactions contemplated by this Agreement and the other Transaction Documents, (iv) all notifications or filings required or appropriate under the Exon-Florio Amendment, (v) all filings required or appropriate for transfers of Commitments, or transfer of control of Subsidiaries party to Commitments, with Governmental Entities, (vi) all filings required to be made with the Bermuda Monetary Authority and the Registrar of Companies in Bermuda, and (vii) all filings required or appropriate to obtain the consent of any Governmental Entities to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Each of the Company and the Investors shall cooperate and use its reasonable efforts to furnish the others such necessary information and reasonable assistance as any other party may reasonably request in connection with its preparation of any filing or submission that is necessary to appropriate to obtain the Consents. The Company and the Investors shall coordinate with one another as far in advance as is reasonably practicable with respect to all written and oral communications with Governmental Entities in connection with the Consents, including providing a reasonable opportunity to review and comment on all filings related to the Consents. The Company and the Investors shall provide to each other copies of all correspondence, filings or communications with Governmental Entities in connection with the Consents, keep each other apprised of the status of any communications with, and any inquiries or requests for information from, the Governmental Entities in connection with the Consents, and comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested by any Governmental Entity in connection with any of the Consents.

                  (e) Each party will use its reasonable efforts to promptly resolve any objections raised by a Governmental Entity with respect to the transactions contemplated hereby or under any Transaction Document under any Applicable Law. In the event a proceeding by a Governmental Entity is instituted challenging the transactions contemplated by this Agreement and the other Transaction Documents, each party will use its reasonable efforts to resist or promptly resolve such proceeding consistent with the terms of this Agreement. Each party will use its reasonable efforts to promptly take all such actions as may be required (i) by any

Governmental Entity in order to resolve such objections as it may have to the transactions contemplated by this Agreement and the other Transaction Documents or (ii) by any court in any proceeding challenging the transactions contemplated hereby or under any Transaction Document in order to avoid the entry of any order which has the effect of preventing the consummation of any of the transactions contemplated hereby or under any Transaction Document on terms consistent with the terms of this Agreement or which, individually or in the aggregate, are reasonably expected to have a Material Adverse Effect.

                  (f) (i) The Company shall give written notice to the Investors promptly upon becoming aware of any event, circumstance, condition, fact, effect, or other matter that has resulted in, or that would be reasonably likely to result in, (A) any representation or warranty set forth in Article II being or becoming untrue or inaccurate in any material respect as of any date on or after the date hereof (as if then made, except to the extent such representation or warranty is expressly made only as of a specific date, in which case as of such date), (B) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (C) any change, effect, event, occurrence, state of facts or development of which it becomes aware that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (ii) the Investors shall give written notice to the Company promptly upon becoming aware of any event, circumstance, condition, fact, effect, or other matter that has resulted in, or that would be reasonably likely to result in, (A) any representation or warranty set forth in Article III being or becoming untrue or inaccurate in any material respect with respect to such Investor as of any date on or after the date hereof (as if then made, except to the extent such representation or warranty is expressly made only as of a specific date, in which case as of such date), (B) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, or (C) any change, effect, event, occurrence, state of facts or development of which it becomes aware that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Investor to consummate the transaction contemplated by this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                  4.10 Non-Compete Covenants. The Company shall use its commercially reasonable efforts to cause to be amended, each of the Commitments containing Non-Compete Covenants set forth on Exhibit E to the reasonable satisfaction of each Investor, such that no Non-Compete Covenants contained therein shall apply to either Investor or any of their respective Affiliates.

                  4.11 Press Releases. The Investors, on the one hand, and the Company, on the other hand, shall consult with each other before issuing any press release or public announcement pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior written consent of the other, which consent shall not be unreasonably withheld, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or market, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

                  4.12 Further Assurances. At any time and from time to time after the Closing, the Company, GX Holdings and each Investor agree to use their respective reasonable efforts to cooperate with each other and (a) at the reasonable request of the other party, execute and deliver any instruments or documents, and (b) take, or cause to be taken, all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby or by the other Transaction Documents and to otherwise carry out the intent of the parties hereunder or thereunder.

                  4.13 Formation and Capitalization of New GX.

                  (a) Not later than the date on which the U.S. Bankruptcy Court approves the Disclosure Statement, the Company shall cause New GX to be formed as a company duly organized under the Laws of Bermuda or the Cayman Islands, as the Investors determine in their reasonable discretion, and to have adopted a memorandum of association and bye-laws, each in form and substance (x) reasonably satisfactory to each of the Investors, the Creditors' Committee and the Banks and (y) not inconsistent with Exhibits A-1 and A-2. The Company shall cause New GX to perform and satisfy the obligations agreed to by the Company and the Investors under this Agreement, the Bankruptcy Plan, the Schemes of Arrangement and any of the Transaction Documents. On the Closing Date, New GX shall have no assets or Liabilities other than those incurred or assumed under the Bankruptcy Plan, the Schemes of Arrangement or pursuant to any of the Transaction Documents, and shall have not engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any agreement or arrangement with any Person, or subject to or bound by any obligation or undertaking, that is not contemplated by or in connection with the Bankruptcy Plan, the Schemes of Arrangement or any of the Transaction Documents.

                  (b) On the Closing Date and in accordance with the terms and conditions of this Agreement, the Bankruptcy Plan, the Schemes of Arrangement and the Transaction Documents: (i) the Company shall effect the Company Asset Transfer; and (ii) the Company shall, in accordance with the Schemes of Arrangement and the Bankruptcy Plan, cause New GX to cancel or repurchase any New Common Shares which had been issued to the Company upon incorporation of New GX; provided, however, that with respect to clause (i) above, the Company shall not have transferred the Company's rights and obligations under this Agreement.

                  (c) In the event that the Investors prefer that the Assets held directly or indirectly by GX Holdings be transferred to a subsidiary of New GX (instead of to New GX directly as is currently contemplated as part of the Company Asset Transfer), the parties agree that, at the request of the Investors, the Company Asset Transfer shall be structured such that the Assets of the Company shall all be transferred to New GX in accordance with the terms hereof, except for those Assets held by GX Holdings, which shall be transferred to a new wholly-owned subsidiary of New GX, as directed by the Investors.

                  4.14 Employment Matters. Except as consented to by the Investors, which consent shall not be unreasonably withheld, between the date hereof and the Closing Date, the

Company shall not, and shall cause the Subsidiaries not to, terminate or furlough employees, officers or directors constituting in excess of ten percent of the work force of the Company and the Subsidiaries in the aggregate as of the date hereof.

                  4.15 AGC Generally.

                  (a) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall use its commercially reasonable efforts to prevent from being taken any actions which could reasonably be expected to impair or dilute the Company's ownership of the outstanding equity securities of AGC; provided, however, that nothing herein shall obligate the Company to (i) breach any fiduciary duties it has, or to encourage or to induce its nominees to the AGC board of directors to breach any fiduciary duties they have, to AGC and its creditors and shareholders, based upon consultation with external counsel, or (ii) make any additional investments in AGC. The Company shall consult with the Investors before taking any actions with respect to AGC which could reasonably be expect to impair or dilute the Company's ownership of the outstanding equity securities of AGC.

                  (b) Notwithstanding any provision to the contrary contained in this Agreement, with respect to any covenants and agreements made by the Company with respect to the Subsidiaries in this Agreement, such covenants and agreements shall, with respect solely to AGC and its subsidiaries, be limited to covenants or agreements by the Company to use, subject to any applicable fiduciary duties, its commercially reasonable efforts (including taking all actions within its power as a shareholder of AGC) to cause AGC or its subsidiaries to comply with such covenants and agreements.

                  4.16 Accounts Receivable. The Company shall provide to the Investors as promptly as practicable, but no later than 15 days after the end of the month immediately prior to the Closing, a schedule setting forth: (a) the aged accounts receivable of the Company and the Subsidiaries (excluding AGC and its subsidiaries) on a consolidated basis as of the end of the month immediately preceding the Closing, showing separately those receivables which, as of such date, had been outstanding from the due date for (i) 1 to 30 days, (ii) 31 to 60 days, (iii) 61 to 90 days, (iv) 91 to 120, and (v) 121 or more days, and (b) unbilled accounts receivable of the Company and the Subsidiaries (excluding AGC and its subsidiaries) on a consolidated basis as of the end of the month immediately preceding the Closing, in each case including the reserves therefor, which reserves have been calculated in accordance with both past practices of the Company and the Subsidiaries and GAAP as described in the SEC Reports.

                  4.17 Receivables Financing. The Company shall provide any assistance reasonably requested by the Investors in the event they seek to obtain for New GX new revolving receivables financing in a principal amount of not less than $150 million on terms and conditions reasonably acceptable to each Investor, which financing shall be (i) fully available and undrawn as of the Closing, and available for immediate draw down after the Closing and (ii) secured only by a first priority security lien on the accounts receivables of New GX and its Subsidiaries with no more than twice the principal amount provided for under the agreement. For the avoidance of doubt, neither the Investors, the Company nor New GX shall be required to obtain any such financing.

                  4.18 Listing. Subject to the applicable listing requirements, as soon as reasonably practicable after the Closing Date, the Investors shall use commercially reasonable efforts to cause New GX to obtain and maintain approval for the listing of the New Company Shares on any U.S. national stock exchange or on the Nasdaq National Market or Nasdaq Small Cap Market (the "Listing"); provided, however, that neither New GX nor any of its shareholders will be required to issue or to sell any New GX securities in order satisfy the listing requirements to obtain any such listing.

                  4.19 Tax Returns for 2001. The Company shall file its consolidated U.S. Federal Tax Returns for the year-ended December 31, 2001, no later than September 15, 2002.

                                    ARTICLE V

                        THE JOINT PROVISIONAL LIQUIDATORS

                  5.1 The Joint Provisional Liquidators' Approval. Subject to
(a) their fiduciary duties under Bermuda Law and (b) their obtaining sanction from the Bermuda Court of their decision by August 12 2002, the Joint Provisional Liquidators hereby approve the entry by the Company and GX Holdings into this Agreement and the other Transaction Documents to which the Company and/or GX Holdings are a party.

                  5.2 Exclusion of Personal Liability. The parties agree that the Joint Provisional Liquidators shall have no personal liability whatsoever arising howsoever under or in connection with this Agreement and/or the Transaction Documents.

                  5.3 The Actions of the Company and GX Holdings. It is acknowledged by the parties that (i) the Joint Provisional Liquidators have not given any authority to the Board of Directors to act on behalf of the Company, and that the Board of Directors is causing the Company to enter into this Agreement and the other Transaction Documents to which it is a party, solely in accordance with the authority conferred upon them by the Bermuda Court and in accordance with their authority derived from the Bankruptcy Case and (ii) the Joint Provisional Liquidators have not given any authority to the board of directors of GX Holdings to act on behalf of GX Holdings, and that the board of directors of GX Holdings is causing GX Holdings to enter into this Agreement and the other Transaction Documents to which it is a party, solely in accordance with the authority conferred upon them by the Bermuda Court and in accordance with their authority derived from the Bankruptcy Case.

                  5.4 Purpose of the Joint Provisional Liquidators as Parties. It is acknowledged that the Joint Provisional Liquidators are joined as parties to this Agreement for the purpose of the matters set out in this Article V only. In particular, but without limiting the generality of the foregoing, it is acknowledged and agreed by the parties hereto that:

                  (a) the Joint Provisional Liquidators provide no confirmation of any nature whatsoever in respect of the representations, warranties and covenants of the Company and the Subsidiaries set out in this Agreement; and

                  (b) the Joint Provisional Liquidators shall not, by reason of being party to this Agreement, submit to the jurisdiction (exclusive or otherwise) of the U.S. Bankruptcy Court.

                  5.5 Joint Provisional Liquidators. Subject to the fiduciary duties of the Joint Provisional Liquidators under Bermuda Law, the Joint Provisional Liquidators will take all actions necessary or appropriate to give effect to the transactions contemplated by this Agreement and the other Transaction Documents. Should the Joint Provisional Liquidators take any action or make any omission which causes the transactions contemplated by this Agreement and the other Transaction Documents not to be effected, and the Investors wish to challenge the Joint Provisional Liquidators' action or omission, then the Joint Provisional Liquidators will not object to the Investors making whatever submissions they consider to be appropriate to the Bermuda Court. Should the Joint Provisional Liquidators, acting pursuant to their fiduciary duties under Bermuda Law, consider that it is or may be appropriate to vary, modify or withdraw their consent in Section 5.1, then they will seek directions from the Bermuda Court so that the Court may determine whether it is appropriate for their approval to be varied, modified or withdrawn and they will give notice of the hearing of their application for directions to, inter alia, the Investors and the Company, as soon as reasonably practicable following the issue of their application and the Joint Provisional Liquidators will not object to the Investors making any submissions they consider to be appropriate to the Bermuda Court.

                  5.6 Governing Law; Submission to Jurisdiction. This Article V shall be governed by and construed, interpreted and enforced in accordance with and governed by the Laws of Bermuda, without giving effect to the principles of conflicts of Law thereof. The parties hereby agree that, (a) the Supreme Court of Bermuda shall retain exclusive jurisdiction to enforce the terms of this
Article V and to decide any claims or disputes involving the Joint Provisional Liquidators that may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated herein, and
(b) any and all claims, causes of action, suits and proceedings relating to the foregoing shall be filed and maintained only in the Supreme Court of Bermuda, and the parties hereby consent and submit to the exclusive jurisdiction of the Supreme Court of Bermuda for this purpose.

                  5.7 Entire Agreement. This Article V contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous arrangements or understandings with respect hereto.

                  5.8 Amendments. The terms and provisions of this Article V may be modified or amended, or any of the provisions hereof waived, temporarily or permanently, in a writing executed and delivered by the Joint Provisional Liquidators and the other parties. No waiver of any of the provisions of this
Article V shall be deemed to be, or shall constitute, a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Any amendment of this Agreement under Section 8.6 will require the express consent of the Joint Provisional Liquidators.

                  5.9 Headings. The headings of the sections of this Article V have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

                  5.10 No Interpretation Against Drafter. This Article V is the product of negotiations among the parties hereto represented by counsel and any rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Article V and are expressly waived.

                  5.11 Defined Terms; Interpretations. The capitalized terms used but not defined in this Article V are used herein as defined in Article VIII of this Agreement.

                                   ARTICLE VI

                                   CONDITIONS

                  6.1 Conditions to Obligations of each Investor and the Company. The respective obligation of each Investor and the Company to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by such Investor or the Company, as the case may be, at or prior to the Closing of each of the following conditions:

                  (a) No statute, rule or regulation or order, judgment or decree of any court or administrative agency or other Governmental Entity shall be in effect which prohibits the consummation of the transactions contemplated hereby or by any of the other Transaction Documents; provided, however, that except as otherwise provided in this Agreement, each of the parties shall have used, subject to Section 4.9, reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered; provided, further, that no party hereto can assert the failure of this condition to be satisfied if such failure resulted from such party's failure to satisfy the first proviso of this Section 6.1(a) or any other provision of this Agreement or any other Transaction Document;

                  (b) The material Regulatory Approvals required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including those set forth on Schedule 2.9(e) shall have been obtained by a Final Order (or waived in whole or in part in a writing executed by the parties hereto, unless such a waiver is prohibited by Law) and all parties shall have complied with the conditions, if any, imposed by such Final Order, including the following shall have occurred: (i) the waiting period under the HSR Act relating to the consummation of the transactions contemplated by this Agreement and the Transaction Documents, shall have expired or been terminated and any other Competition Approval shall have been obtained; (ii) the FCC shall have issued a Final Order (or orders) granting the FCC Consents and as of the Closing Date such order (or orders) shall be in full force and effect and not have been reversed, stayed, enjoined, set aside or suspended; and (iii) the review and investigation under the Exon-Florio Amendment shall have been terminated and the President of the United States and relevant agencies of the US Government shall have taken no action authorized thereunder. Notwithstanding the foregoing, with respect to any such Regulatory Approvals, (A) neither Investor shall be required to accept or comply with any condition, qualification or other restriction imposed in connection with such Regulatory Approval that would constitute a Material Adverse Effect or have a material adverse effect on such Investor and neither Investor shall be obligated to effect the transactions contemplated by the Transaction Documents if such conditions are imposed, and
(B) the Company shall not be required to accept or comply with any condition, qualification or other restriction imposed in connection with such Regulatory Approval that would have a Material Adverse Effect and the Company shall not be obligated to effect the transactions contemplated by the Transaction Documents if such conditions are imposed;

                  (c) The Third Party Consents set forth on Schedule 2.8(c) shall have been obtained; and

                  (d) Confirmation of the Bankruptcy Plan pursuant to the Confirmation Order of the U.S. Bankruptcy Court and the granting of the Sanction Order by the Bermuda Court.

                  6.2 Conditions to Obligations of the Investors. The obligation of each Investor to consummate the transactions contemplated hereby shall be subject to the fulfillment to the satisfaction of each Investor unless waived by such Investor at or prior to the Closing of each of the following conditions:

                  (a) The representations and warranties of the Company contained in this Agreement and each of the other Transaction Documents shall be true and correct in all respects (with respect to representations and warranties qualified or limited by materiality or Material Adverse Effect) or in all material respects (with respect to representations and warranties not so qualified or limited) when made and as of the Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct as of such date) unless, with respect to any failure of a representation or warranty contained in Section 2.4, 2.5, 2.7, 2.11, 2.13, 2.14, 2.15, 2.16, 2.17, 2.18 or
2.22 to be true and correct as of the Closing Date, such failure results from events occurring or circumstances arising after the date hereof and all such failures, individually or in the aggregate, do not constitute a Material Adverse Effect. Since the date hereof, there has not occurred any Material Adverse Effect.

                  (b) The representations and warranties of the other Investor contained in this Agreement and each of the other Transaction Documents shall be true and correct in all respects (with respect to representations and warranties qualified or limited by materiality or Material Adverse Effect) or in all material respects (with respect to representations and warranties not so qualified or limited) when made and as of the Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct as of such date).

                  (c) The Company and the other Investor shall have performed, satisfied and complied in all material respects with each of their respective covenants and agreements set forth in this Agreement and each of the other Transaction Documents to be performed, satisfied and complied with on or after the date hereof and prior to or at the Closing.

                  (d) There shall be: (i) a December 31, 2002 Cash Balance of at least the Minimum Cash Balance and (ii) a December 31, 2002 Net Working Capital of at least the Minimum Net Working Capital; provided, that if the Shortfall Amount is less than or equal to $25.0 million, then the conditions set forth in this Section 6.2(d) will be deemed to have been satisfied.

                  (e) The aggregate amount required to be paid or accrued in respect of Other Exit Costs shall not exceed (i) $240.0 million plus (ii) an amount equal to the lesser of (A) the December 31, 2002 Cash Balance less the Minimum Cash Balance or (B) the December 31,

2002 Net Working Capital less the Minimum Net Working Capital; provided, that such amount shall not exceed $25.0 million.

                  (f) The aggregate amount of all success fees required to be paid by the Company or its Subsidiaries to any legal, financial or other advisors, and any other similar success fees shall not exceed $35.0 million in the aggregate in connection with the confirmation of the Bankruptcy Plan and the consummation of the transactions contemplated by the Agreement.

                  (g) The Company shall have delivered to each of the Investors
(i) an officer's certificate executed by the Chief Executive Officer and the Chief Financial Officer of the Company, certifying as to the Company's compliance with the conditions set forth in Section 6.1 and in clauses (a) and
(c) of this Section 6.2, and (ii) any other documents or information reasonably requested by an Investor to evidence the Company's compliance with its covenants and obligations and the other conditions under this Agreement.

                  (h) The bar date for any claim by any Governmental Entity for Taxes payable by the Company or any other Debtor (other than GT U.K. Ltd., SAC Peru Ltd and any other Subsidiaries of the Company that commence a Chapter 11 case after the date hereof) in respect of any period ending on or prior to the Petition Date shall have been fixed pursuant to applicable procedures in the Bankruptcy Case, and shall remain, no later than December 31, 2002. The bar date for all other claims against the Debtors (other than any Subsidiaries that commence a Chapter 11 case after the date hereof) shall have been fixed pursuant to applicable procedures in the Bankruptcy Case and such bar date shall occur no later than October 15, 2002. The bar dates (other than for Governmental Entities) for all other claims against GT U.K. Ltd., SAC Peru Ltd and the Subsidiaries of the Company that commence a Chapter 11 case after the date hereof shall occur no later than January 15, 2003. The bar dates for filing administrative claims (other than for payment of Professional Fees and fees and expenses of the Joint Provisional Liquidators) against the Debtors (other than any Subsidiaries of the Company that commence a Chapter 11 case after the date hereof) shall have been fixed pursuant to applicable procedures in the Bankruptcy Case, and such bar date shall be as agreed to by the Company and the Investors, but in any case no later than the date the December 31, 2002 Balance Sheet is delivered to the Investors. The Debtors and Joint Provisional Liquidators shall have delivered to the Investors on, or as soon as practicable after the bar date for filing administrative claims (but in any case within three Business Days thereof), a good faith estimate of all Professionals Fees which have been incurred as of such bar date, and of the Professional Fees which are expected to be incurred through the Closing Date.

                  (i) The simultaneous completion of the transactions contemplated hereby by the other Investor.

                  6.3 Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions contemplated hereby shall be subject to the fulfillment to the satisfaction in the reasonable judgment of the Company unless waived by the Company at or prior to the Closing of each of the following conditions:

                  (a) Each of the representations and warranties of each Investor contained in this Agreement shall be true and correct in all respects (with respect to representations and warranties qualified or limited by materiality) or in all material respects (with respect to representations and warranties not so qualified or limited) when made and as of the Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct as of such date), except for failures to be true and correct which are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the ability of such Investor to consummate the transactions contemplated hereby;

                  (b) Each Investor shall have performed, satisfied and complied in all material respects with all of its covenants and agreements set forth in this Agreement to be performed, satisfied and complied with on or prior to the Closing Date; and

                  (c) Each Investor shall have delivered to the Company an officer's certificate certifying as to such Investor's compliance with the conditions set forth in clauses (a) and (b) of this Section 6.3.

                  6.4      Special Waiver and Notice.

                  (a) If the Company fails due to any event, circumstance, condition, fact, effect, or other matter beyond its reasonable control to adhere to any deadline by more than seven Business Days in the timetable for the Restructuring set forth on Exhibit C (such failure, a "Deadline Failure"), then the Company shall be entitled to send a written notice to each of the Investors informing them of such failure and providing them with sufficient detail supporting and evidencing such failure (such notice being referred to as a "Special Notice"). The Investors shall have 15 Business Days after receipt of the Special Notice to evaluate the Special Notice and to provide a waiver (which may be conditional or absolute) of the subject failure (such notice being referred to as a "Waiver Notice"). The Company shall provide whatever assistance the Investors may reasonably request in order to evaluate the Special Notice. If a Waiver Notice is not provided to the Company within the time period specified in the second preceding sentence, then the Deadline Failure will not give rise to the failure of the condition to the obligations of the Investors set forth in
Section 6.2(c).

                  (b) If the Investors provide the Company with the Waiver Notice, then the relevant deadline triggering the Deadline Failure shall be deemed to be modified as set forth in the Waiver Notice and shall thereafter be used in determining whether the condition to the Investors' obligations to consummate the transactions contemplated by this Agreement set forth in Section 6.2(c) has been satisfied. To the extent there are deadlines that are dependant upon, and follow the one which is the subject of the Waiver Notice, they will also be deemed to be modified to the minimum extent (plus three Business Days) required by the bankruptcy Laws.

                  (c) For the avoidance of doubt, the Company shall not be entitled to send a Special Notice to the Investors if (i) the relevant Deadline Failure results or arises from any event, circumstance, condition, fact, effect, or other matter within the reasonable control of the Company or (ii) the Company does not provide whatever assistance the Investors reasonably request in their evaluation of the Special Notice.

                                   ARTICLE VII

                                   TERMINATION

                  7.1 Termination. This Agreement may be terminated at any time prior to the Closing by written notice from the terminating party to the other parties (except where otherwise provided below):

                  (a) by mutual written agreement of the Company and each of the Investors;

                  (b) by the Company, or by either Investor, but only with respect to such Investor's own rights and obligations hereunder and not those of the other Investor, if the Closing shall not have been consummated on or before January 31, 2003; provided, that: (i) a party shall not be entitled to terminate this Agreement pursuant to this Section 7.1(b) if the failure of the Closing to occur by the relevant date is the result of any failure by such party to comply fully with its obligations hereunder, and (ii) in the event all of the conditions set forth in Article VI (other than conditions which, by their nature, can only be satisfied at Closing) shall have been satisfied or waived by the parties hereto on or before January 31, 2003 other than:

                           (A) the condition set forth in Section 6.1(b)
regarding Regulatory Approvals, then the termination right set forth in this
Section 7.1(b) shall not be available to the Company or either Investor until the earlier of (1) April 30, 2003 and (2) the date on which such Investor is notified in writing by the Company, a Subsidiary, or a Governmental Entity that a material Regulatory Approval has been denied, will not be approved, or has or will be approved subject to conditions that would constitute a Material Adverse Effect or have a material adverse effect on such Investor; provided, that if such condition has not been satisfied by the relevant date set forth in this
Section 7.1(b) as a result of any failure by the Company or either Investor to comply fully with their respective obligations to use their respective reasonable efforts to obtain all Regulatory Approvals, such date shall be extended to such later date as may be reasonably determined by the Investors or the Company, as the case may be, or

                           (B) the conditions set forth in Section 6.2(d) or
6.2(e) regarding certain balance sheet items as a result of a dispute regarding the calculation of such items, then the termination right set forth in this
Section 7.1(b) shall not be available to the Company or either Investor until the earlier of (1) April 30, 2003 and (2) the date on which it is determined in accordance with Section 8.14 that the Company will not be able to satisfy such conditions; provided, that if any such condition has not been satisfied by the relevant date set forth in this Section 7.1(b) as a result of any failure by the Company to comply fully with its obligations under Section 8.14, such date may be extended to such later date as may be reasonably determined by the Investors;

                  (c) by either Investor, but only with respect to its own rights and obligations hereunder and not those of the other Investor, if (i) the other Investor shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement and such breach would reasonably be expected to result in a material adverse effect on the ability of such Investor to consummate the transactions contemplated hereby or (ii) the Company shall have breached its representations, warranties, covenants or other agreements contained in this Agreement in a manner which would cause the condition set forth in Section 6.2(a) or 6.2(c) to fail to have been met, or the condition set forth in the last sentence of Section 6.2(a) shall not have been satisfied;

                  (d) by the Company, if either Investor shall have breached its respective representations, warranties, covenants or other agreements contained in this Agreement in a manner that would cause the conditions in Section 6.3(a) or (b) to fail;

                  (e) subject to Section 7.1(b), by either Investor, but only with respect to its own rights and obligations hereunder and not those of the other Investor, if any event, circumstance, condition, fact, effect or other matter has occurred or exists which (i) would, or would be reasonably likely to, give rise to the failure of any of the conditions to the obligations of such Investor set forth in Section 6.1 or Section 6.2 and (ii) cannot be or has not been cured within five days after the giving of written notice to the Company and the other Investor;

                  (f) subject to Section 7.1(b), by the Company if any event, circumstance, condition, fact, effect, or other matter has occurred or exists which (i) would, or would be reasonably likely to, give rise to the failure of any of the conditions to the obligations of the Company set forth in Section 6.1 (other than the conditions in Section 6.1 (d)) or 6.3 and (ii) cannot be or has not been cured within five days after the giving of written notice to each of the Investors;

                  (g) by either Investor, if the other Investor has terminated this Agreement in accordance with the terms hereof;

                  (h) by either Investor, but only with respect to its own rights and obligations hereunder and not those of the other Investor, or by the Company, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a final and nonappealable order, judgment or decree or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

                  (i) by the Company, or by either Investor, if the Joint Provisional Liquidators vary, modify or withdraw their approval pursuant to their fiduciary duties under Bermuda Law;

                  (j) by either Investor, but only with respect to its rights and obligations hereunder and not those of the other Investor, (i) upon the commencement by the Company or any of its Subsidiaries, the Banks through the Agent or the Creditors' Committee of any action to liquidate the Company or its Subsidiaries or any of their respective assets under Chapter 7 or Chapter 11 of the Bankruptcy Code or otherwise, (ii) upon the approval of the U.S. Bankruptcy Court of any action commenced by any other Person to liquidate the Company or its Subsidiaries or any of their respective assets or for the appointment of a trustee or examiner with managerial powers under Bankruptcy Code Section 1104, or if any similar event occurs in the Bermuda Court (other than the appointment by the Bermuda Court of the Joint Provisional Liquidators), (iii) the exclusivity period during which solely the Company may file a bankruptcy plan under Chapter 11 of the Bankruptcy Code terminates or any motion or action is taken in the U.S. Bankruptcy Court or the Bermuda Court which, if approved, would, or would be reasonably likely to, give rise to the failure of any of the conditions to the obligations of such Investor set forth in Section 6.1 or Section 6.2 or (iv) if the Company has failed to adhere to any deadline by more than seven Business Days in the timetable for the Restructuring set forth on Exhibit C;

                  (k) by the Company, if either Investor terminates its rights and obligations under this Agreement pursuant to this Section 7.1 and the other Investor shall not have agreed, within 30 days of receipt of notice of such termination from the terminating Investor (the delivery of such notice being a condition precedent to any termination under this Section 7.1(k)) to exercise its rights to assume all of the rights and obligations of the terminating Investor pursuant to and subject to the conditions contained in Section 8.3(b); and

                  (l) by the Company, if it is required to do so in order to discharge its fiduciary duties under applicable Law, based upon consultation with external counsel.

                  Without limiting the foregoing, this Agreement will terminate immediately and without further action by any party if this Agreement is not approved by the U.S. Bankruptcy Court on or prior to August 9, 2002 or the Joint Provisional Liquidators' approval under Section 5.1 is not sanctioned by the Bermuda Court on or prior to August 12, 2002 without recourse by any party.

                  7.2 Effect of Termination. In the event of the termination of this Agreement in accordance with its terms by any party pursuant to Section 7.1, this Agreement shall forthwith become void as to such terminating party and there shall be no liability on the part of any party hereto (or any shareholder, director, officer, partner, employee, agent, consultant or representative of such party) to the party that has terminated this Agreement, except as set forth in this Section 7.2; provided, that nothing contained in this Agreement shall relieve the Investors from liability for their breach of any provisions of this Agreement or any party from liability for any equitable relief for any breach by it of this Agreement; provided, further, that Sections 4.6, 4.11, 7.2, 7.3, 8.1,
8.5 and 8.9 through and including 8.13 shall survive termination of this Agreement in accordance with its terms by any party.

                  7.3      Liquidated Damages.

                  (a) The Investors shall be entitled to immediate payment of amounts calculated in the manner, and payable in the circumstances, described below:

                           (i) If this Agreement is terminated pursuant to
Sections 7.1(c)(ii), 7.1(i), 7.1(j)(i), 7.1(j)(iv), or 7.1(l), the Investors
shall be entitled to immediate payment, as liquidated damages and not as a penalty, of the amount of $30,000,000 (the "Liquidated Damages"); provided, however, that with respect to any termination pursuant to Section 7.1(c)(ii) relating to any breach of the Company's representations or warranties, or failure of the condition set forth in the last sentence of Section 6.2(a), such breach or failure, as the case may be, was either intentional or arose from the Company's recklessness; provided, further, that if at any time after the date hereof any Person or group of Persons acting in concert become the beneficial owners (as defined in Rule 13d-3 of the Securities Exchange Act of 1934) in the aggregate of 30% or more of the total amount of Bank Claims in the Bankruptcy Case and thereafter this Agreement is terminated, either pursuant to Section 7.1(l) or to any other subsection in Section 7.1, as a direct or indirect result of the action of such Person or group, the amount of the Liquidated Damages shall be $50,000,000. The Company and the Investors acknowledge that the damages suffered by the Investors in the event of any such termination would be impossible to calculate, and the Liquidated Damages constitute a reasonable estimate of such damages.

                           (ii) Subject to Section 7.3(c), the obligation of the
Company to pay amounts payable under this Section 7.3 (and the payment thereof) shall be absolute and unconditional; such payment shall be an administrative expense under Section 507(a)(1) of the Bankruptcy Code and shall be payable as specified herein, and not subject to any defense, claim, counterclaim, offset, recoupment, or reduction of any kind whatsoever.

                  (b) This Section 7.3, and the rights and obligations created hereunder, shall survive termination of this Agreement.

                  (c) The payment of Liquidated Damages shall be in full satisfaction of all claims for monetary damages with respect to any of the matters described in Section 7.3(a)(i) by the Investors against the Company or its Subsidiaries, Affiliates or shareholders or their respective Representatives and the Investors shall have no further recourse in respect thereof; provided, that any termination of this Agreement and any payment of Liquidated Damages under Section 7.3(a) shall be without prejudice to the rights of the Investors to receive any amounts due pursuant to Section 4.6 and unpaid as of the termination date.

                  7.4 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Closing, except that this Section 7.4 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  8.1      Defined Terms; Interpretations.

                  (a) The following capitalized terms, as used in this Agreement, shall have the following meanings:

                  "Accounts Receivable" shall mean all net accounts receivable of the Company and the Designated Subsidiaries (which amount shall be net of reserves established therefor).

                  "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

                  "AGC" shall mean Asia Global Crossing Ltd., a company organized under the Laws of Bermuda and a Subsidiary.

                  "AGC Restructuring" shall mean the restructuring of the debt, obligations and Liabilities of AGC and its subsidiaries, as appropriate.

                  "Agent" shall mean JPMorgan Chase Bank, in its capacity as administrative agent for the Banks.

                   "Agreement" shall have the meaning ascribed thereto in the preamble.

                  "Approval Motions" shall have the meaning ascribed thereto in
Section 4.2(a).

                  "Assets" shall mean the buildings, plants, Network Facilities, structures, improvements and equipment of the Company and the Subsidiaries, and all other assets (whether real, personal or mixed and whether tangible or intangible and wherever located) of the Company and the Subsidiaries; but shall not include,

                           (i) the funds not to exceed $13,000,000 (plus any
accrued interest thereon) standing to the credit of the bank account in the name of the Company with account number 20 006 840 591 269 100 maintained with the Bank of NT Butterfield & Sons in Bermuda;

                           (ii) the funds required to satisfy any and all costs
and expenses of the provisional liquidations of the Bermudian Debtors (subject to the approval of the same by the Bermudian Court), and to implement and to administer to their conclusion the Schemes of Arrangement (such funds being referred to as, the "Bermuda Fund"). For the avoidance of doubt, all of the costs and expenses of the Joint Provisional Liquidators and their advisors and the costs and expenses of the administrator(s) of the Schemes of Arrangement will fall within this exclusion;

                           (iii) the funds required to satisfy (a) the
obligations set forth in Item 6 of Exhibit A, (b) the Big Eight Exit Costs and the Other Exit Costs, except to the extent such costs are assumed and paid by New GX and/or its Subsidiaries and (c) and all administrative and priority claims and expenses in connection with the Bankruptcy Case and required to administer the winding down of the Bankruptcy Case, except to the extent such claims and expenses are assumed and paid by New GX and/or its Subsidiaries;

                           (iv) any and all rights, claims, credits, allowances,
rebates, causes of action, and rights of set-off which may be brought or exercised by any liquidator of any Bermudian Debtor appointed by the Bermuda Court (whether in his own name or in the name of the applicable Bermudian Debtor) under powers which are vested in him by the Bermuda Court and/or under Bermudian Law;

                           (v) any and all rights, claims, credits, allowances,
rebates, causes of action, known or unknown, pending or threatened (including all causes of action arising under Sections 510, 544 through 551 and 553 of the Bankruptcy Code or under similar state Laws, including preferences and fraudulent conveyance claims, and all other causes of action of a trustee and debtor-in-possession under the Bankruptcy Code) or rights of set-off (collectively, "Claims" ), of the Company and the Subsidiaries, including Claims arising out of or relating to in any way to the Bankruptcy Case, or any of the transactions contemplated thereby or entered into as a consequence thereof, including any claims (as defined in Section 101(5) of the Bankruptcy Code) filed, scheduled or otherwise ending in the Bankruptcy Case, and proceeds thereof whether by settlement or judgment, and whether obtained prior to, on or after the Closing Date and which shall include, with respect to officers, directors and their Affiliates of the Company and its Subsidiaries, accounts receivable, notes receivable, contract rights, rights to payment, and claims and causes of action of any kind or nature; and

                           (vi) the right, title and interest of the Company and
its Subsidiaries in the employee pension plan that is the subject to the adversary proceeding brought by Citizens Communications in the Bankruptcy Case, Adv. Proc. No. 02-2157, including the right to terminate the plan and recover the surplus, if any;

provided, that the aggregate amount of funds excluded from the definition of Assets with respect to clauses (ii) and (iii) (c) above required to satisfy costs, expenses and claims incurred after the Closing Date will not exceed $7,000,000; and, provided, further, that any funds in excess of the amounts necessary to satisfy the obligations, costs and expenses described therein shall constitute an Asset and shall be transferred to New GX immediately upon the satisfaction in full of the obligations, costs and expenses described in those clauses, except that there shall be deducted from the excess funds so remitted to New GX the amount of any such claims, costs and expenses paid from the funds described in clause (i);

provided, that clauses (iv) and (v) above shall exclude any and all Claims relating to or involving (A) any Current or Future (as determined below) supplier, vendor or customer of New GX or its subsidiaries, (B) any Current or Future officer, director or employee of New GX or any of its subsidiaries so long as they are employed by such entity or would otherwise be entitled to indemnification or reimbursement from any such entity for such Claim, (C) any other Person with whom, if any Claim is made or asserted against it, would be reasonably likely to have a material adverse effect on New GX and/or its Subsidiaries or would materially interfere with the conduct of the business of New GX and/or its Subsidiaries or would be reasonably likely to create any Liability of New GX or its Subsidiaries and (D) the Investors and all of their respective Affiliates and advisors; provided, further, however, that the Company and GX Holdings (or such successor entities as may be designated under the Bankruptcy Plan) shall retain all rights of the Debtors to assert any and all Claims as a defense or counterclaim to any proof of claim filed in the Bankruptcy Case.

                  For purposes of the foregoing proviso, "Current or Future" suppliers, vendors, customers, officers, directors and employees shall be determined as follows. On or prior to the Closing Date, the Creditors' Committee and the Banks shall provide to the Investors a list of Persons against whom Claims may exist. The Investors shall have 60 days from the Closing Date to advise the Creditors' Committee and the Banks in writing of the identity of those Persons on the list that (x) are either current suppliers, vendors, customers, officers, directors and/or employees of New GX and/or its subsidiaries or (y) the Investors reasonably expect to become suppliers, vendors, customers, officers, directors and/or employees of New GX and/or its Subsidiaries within 180 days of the Closing Date. Any Persons identified pursuant to the preceding sentence shall constitute Current or Future suppliers, vendors, customers, officers, directors and/or employees, as the case may be, for purposes of clauses (A) and (B) in the foregoing proviso. Claims against any other Persons on the list not so identified shall be deemed to be excluded from the Assets, and may be pursued on behalf of pre-Petition Date creditors. The Assets shall also exclude any other Claims against Persons that are specifically agreed to in writing among the Banks, the Creditors' Committee and the Investors.

                  "Assumed Contracts" shall have the meaning ascribed thereto in
Section 4.2(d).

                  "Bank Claims" shall mean all claims arising under or in connection with the Credit Agreement, whether secured or unsecured.

                  "Banks" shall mean the lenders under the Credit Agreement.

                  "Bankruptcy Case" shall have the meaning ascribed thereto in the recitals.

                  "Bankruptcy Code" shall have the meaning ascribed thereto in the recitals.

                  "Bankruptcy Plan" shall have the meaning ascribed thereto in the recitals.

                  "Benefits Plans" shall mean all collective bargaining agreements, employee benefit plans, as defined in Section 3(3) of ERISA, and all bonus or other incentive compensation, pension, retirement, post-retirement benefit coverage, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization, medical, dental, service award, relocation, scholarship, educational assistance, or employee loan plans, policies, arrangements and agreements which are, or within the past six years were, entered into, sponsored, maintained, contributed to or required to be contributed to by the Company or any of its ERISA Affiliates or under which the Company or any of its ERISA Affiliates may incur any liability.

                  "Bermuda Approvals" shall mean the approval of the Bermuda Monetary Authority for the issuance by New GX of the New Company Shares and any other approvals required to be obtained in Bermuda to give effect to the transactions contemplated herein or in the Transaction Documents.

                  "Bermuda Case" shall have the meaning ascribed thereto in the recitals.

                  "Bermuda Court" shall have the meaning ascribed thereto in the recitals.

                  "Bermuda Orders" shall have the meaning ascribed thereto in the recitals.

                  "Bermudian Debtors" shall have the meaning ascribed thereto in the recitals.

                  "Big Eight Exit Costs" shall mean all amounts required to be paid or amounts payable by the Company or the Designated Subsidiaries since June 30, 2002 to the Big Eight Vendors in respect of the settlement or the compromise of all amounts owed to them by the Company and the Designated Subsidiaries for claims arising prior to the Petition Date.

                  "Big Eight Vendors" shall mean Alcatel SA, Cisco Systems Inc., Juniper Networks (US), Inc., Level 3 Communications, LLC, Lucent Technologies Inc., Nortel Networks Inc., Sonus Networks, Inc. and Tyco Telecommunications
(US) Inc.

     "Board Committees" shall have the meaning ascribed thereto in Section 4.4.

     "Board of Directors" shall, unless the context requires otherwise, mean the Board of Directors of the Company.

     "Business Day" shall mean a day that is not a Saturday, Sunday or other day on which banking institutions in each of New York, Hong Kong and Singapore are not required to be open.

     "Capital Lease" shall mean a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a GAAP Liability in accordance with GAAP.

     "Cash Management Order" shall mean the order of the U.S. Bankruptcy Court entitled, "Final Order Pursuant to Sections 105(a) and 364 of the Bankruptcy Code Authorizing Debtors to (i) Continue Centralized Cash Management Systems, and (ii) Maintain Existing Bank Accounts and Business Forms," entered on May 20, 2002.

     "Cash Shortfall Amount" shall mean, in the event that the December 31, 2002 Cash Balance is less than the Minimum Cash Balance, an amount equal to (i) the Minimum Cash Balance less (ii) the December 31, 2002 Cash Balance.

     "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. (S) 9601 et seq.).

     "Certificate of Designations" shall mean that certificate of designations setting forth the rights and preferences of the New Preferred Shares, in form and substance (x) reasonably satisfactory to each of the Investors, the Creditors' Committee and the Banks and (y) not inconsistent with Exhibit A-1 and Exhibit A-2 hereof.

     "Closing" shall have the meaning ascribed thereto in Section 1.2(a).

     "Closing Date" shall have the meaning ascribed thereto in Section 1.2(a).

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Commitments" shall mean any contract, agreement, understanding, arrangement and commitment of any nature whatsoever, whether written or oral, including all amendments thereof and supplements thereto.

     "Common Shares" shall mean the common shares, par value $.01 per share, of the Company and shall include, as the context may require, all common shares now or hereafter authorized to be issued, and any and all securities of any kind whatsoever of the Company which may be exchanged for or converted into Common Shares, and any and all securities of any kind whatsoever of the Company which may be issued on or after the date hereof in respect of, in exchange for, or upon conversion of shares of Common Shares pursuant to a merger, consolidation, stock split, stock dividend, recapitalization of the Company or otherwise.

     "Communications Act" shall mean the Communications Act of 1934, as amended, and the rules and regulations (including those issued by the FCC) promulgated thereunder.

     "Communications License" or "Communications Licenses" shall have the meaning ascribed thereto in Section 2.9(a).

     "Companies" shall have the meaning ascribed thereto in Section 2.15.

     "Companies Law" shall have the meaning ascribed thereto in the recitals.

     "Company" shall have the meaning ascribed thereto in the preamble.

     "Company Asset Transfer" shall mean the transfer by the Company and GX Holdings to New GX of all of the Assets of the Company and GX Holdings (except for the shares of capital stock of GX Holdings held by the Company, which shall continue to be held by the Company after giving effect to the Company Asset Transfer) pursuant to the Schemes of Arrangement and the Bankruptcy Plan, including the shares of capital stock or other voting securities, or securities convertible into or exchangeable for, or rights to subscribe for or require the issuance of, capital stock or voting securities in each Subsidiary (other than GX Holdings), the Intellectual Property and the Commitments (other than any Executory Contracts included on the Rejection List).

     "Company Intellectual Property" shall mean all Intellectual Property owned or used by the Company or any Subsidiary.

     "Competition Approvals" shall mean all approvals, consents (including consents to assignments or permits and rights of way), certificates, waivers and other authorizations required to be obtained from, or filings or other notices required to be made with or to, any Governmental Entities relating to antitrust or competition Laws having jurisdiction over the Company's or any Subsidiary's business in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including the expiration or termination of any waiting period (or any extension thereof) under the HSR Act.

     "Confidential Information" shall have the meaning ascribed thereto in the ST Telemedia Confidentiality Agreement or the Hutchison Confidentiality Agreement.

     "Confirmation Hearing" shall mean the hearing held by the U.S. Bankruptcy Court to consider confirmation of the Bankruptcy Plan pursuant to section 1128 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

     "Confirmation Order" shall mean the final, nonappealable order entered by the U.S. Bankruptcy Court in the Bankruptcy Case confirming the Bankruptcy Plan pursuant to Section 1129 of the Bankruptcy Code. The Confirmation Order shall provide, among other things, that (a) the issuance of New Company Shares pursuant to the Bankruptcy Plan shall be free and clear of all liens, claims, interests, rights of others or Encumbrances of any kind, (b) except to the extent of the Big Eight Exit Costs, the Other Exit Costs and, to the extent not part of the Big Eight Exit Costs and the Other Exit Costs, cure payments required with respect to Commitments being assumed consistent with the provisions of Section 4.2(d), all Pre-Petition

Liabilities of the Debtors shall be discharged in full, other than GAAP Liabilities for Capital Leases in an amount not to exceed $150,000,000, (c) the Company Asset Transfer shall be free and clear of all liens, claims, interests, rights of others or Encumbrances of any kind, (d) an express finding that the Bankruptcy Plan has been proposed in good faith and not by any means forbidden by Law, (e) the Investors and their Affiliates, members, shareholders, partners, representatives, employees, attorneys, and agents are released from any claims related to the Company, its business or the Bankruptcy Case, and (f) the issuance of Common Shares under the Bankruptcy Plan is exempt from registration under the Securities Act.

                  "Consents" shall have the meaning ascribed thereto in Section 4.9(b).

                  "Credit Agreement" shall mean the Amended and Restated Credit Agreement dated August 10, 2000 among Global Crossing Ltd., Global Crossing Holdings Ltd., Global Crossing North America, Inc., certain financial institutions, certain other parties and JPMorgan Chase Bank (formerly known as Chase Manhattan Bank) as administrative agent.

                  "Creditors' Committee" shall mean the official committee of unsecured creditors of the Company.

                  "Customer Access Rights" shall have the meaning ascribed thereto in Section 2.18(c).

                  "Customer Base" shall mean those Persons to which the Company or any Subsidiary provides any telecommunications, including services based on Frame Relay networks, ATM networks, private lines, IP transit, dedicated internet access, IP networks and voice.

                  "Deadline Failure" shall have the meaning ascribed thereto in
Section 6.4(a).

                  "Debtors" shall have the meaning ascribed thereto in the recitals.

                  "December 31, 2002 Balance Sheet" shall have the meaning ascribed thereto in Section 8.14(a).

                  "December 31, 2002 Cash Balance" shall mean all Unrestricted Cash (excluding all cash proceeds from the sale, if any, of GCUK and Global Marine) held in accounts in the name of the Company and/or the Designated Subsidiaries on December 31, 2002.

                  "December 31, 2002 Net Working Capital" shall mean, as of December 31, 2002, the sum (without duplication) of (i) all Accounts Receivable and Unrestricted Cash (excluding all cash proceeds from the sale, if any, of GCUK and Global Marine) reflected on the December 31, 2002 Balance Sheet of the Company and the Designated Subsidiaries, less (ii) all GAAP Liabilities reflected on the December 31, 2002 Balance Sheet other than the following: (A) GAAP Liabilities in relation to operational restructuring costs of the Company and the Designated Subsidiaries but only to the extent they do not exceed $200,000,000; (B) GAAP Liabilities for Capital Leases but only to the extent they do not exceed $150,000,000; (C) GAAP Liabilities for deferred revenues; (D) GAAP Liabilities for deferred Taxes and (E) GAAP Liabilities Subject to Compromise (excluding Liabilities for income Taxes, net of any Tax assets other than deferred Tax assets), it being understood that all Liabilities for income Taxes, whether incurred prior to, on or after the Petition Date, shall be accrued in accordance with GAAP on the December 31, 2002 Balance Sheet and, subject to the exclusion for deferred Taxes as provided in (D) above, shall be taken into account in the calculation of December 31, 2002 Net Working Capital) all as calculated in accordance with GAAP and on a basis consistent with the June 30 Balance Sheet.

                  "Designated Subsidiaries" shall mean all Subsidiaries of the Company other than AGC, Global Marine and their respective subsidiaries.

                  "Disclosure Statement" shall have the meaning ascribed thereto in Section 4.2(a).

                  "Disposition" shall have the meaning ascribed thereto in
Section 4.3(a).

                  "DOL Investigation" shall mean any investigations, inquiries or requests by the United States Department of Labor in connection with the Benefits Plans of the Company or any Subsidiary or the transactions contemplated by this Agreement or the other Transaction Documents.

                  "Employee Agreements" shall mean all employment, consulting or individual compensation agreements or offer letters pursuant to which the Company or any of the Subsidiaries has any obligation or liability (actual or contingent) with respect to the employment or consultancy or termination of employment or consultancy of any current or former employee, officer, director, individual consultant or other person other than such agreements which are terminable at will upon not more than 30 days prior notice without any further liability.

                  "Encumbrance" shall mean, with respect to any Person, any mortgage, lien, pledge, charge, claim, option, proxy, voting trust, right of first refusal, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, shareholder agreements, voting trust agreements and all similar arrangements).

                  "Environmental Law" shall mean any and all applicable international, federal, state, or local laws, statutes, ordinances, regulations, policies, guidance, rules, judgments, orders, court decisions or rule of common law, permits, restrictions and licenses, which: (i) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Materials, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing, including CERCLA, or any other Law of similar effect.

                  "Environmental Permits" shall mean any material permit, license, authorization or approval required under applicable Environmental Laws.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

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

                  "ERISA Affiliate" with respect to any Person, shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, such Person as defined in Section 414(b), (c), (m) or (o) of the Code.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Exchange Act of 1934, as amended, shall include reference to the comparable section, if any, of any such successor federal statute.

                  "Exclusivity Period" shall have the meaning ascribed thereto in Section 4.2(c)(ii).

                  "Executory Contract" shall mean any Commitment or license.

                  "Exon-Florio Amendment" shall mean Section 721 of the Defense Production Act of 1950, as amended and the regulations and rules thereunder.

                  "Expert" shall have the meaning ascribed thereto in Section 8.14(c).

                  "FBI Investigation" shall mean any investigations, inquiries or requests by the U.S. Federal Bureau of Investigation in connection with the Company's accounting, business or other practices, the Bankruptcy Case or the transactions contemplated by this Agreement or the other Transaction Documents.

                  "FCC" shall mean the Federal Communications Commission and any successor Governmental Entity.

                  "FCC Licenses" shall have the meaning ascribed thereto in
Section 2.9(a).

                  "Final Order" shall mean an order or determination by the U.S. Bankruptcy Court, the Bermuda Court, the FCC or other regulatory authority (including State PUCs) (a) that is not reversed, stayed, enjoined, set aside, annulled or suspended within the deadline, if any, provided by applicable statute or regulation, (b) with respect to which no request for stay, motion or petition for reconsideration, application or request for review, or notice of appeal or judicial petition for review that is filed within the period referred to in clause (a) above is pending, and (c) as to which the deadlines, if any, for filing such request, motion, petition, application, appeal or notice, and for the entry by FCC or other regulatory authority of orders staying, reconsidering, or reviewing on its motion have expired.

                  "GAAP" shall have the meaning ascribed thereto in Section 2.5(a).

                  "GAAP Liabilities" shall mean, as of December 31, 2002, Liabilities reflected by the Company on a balance sheet prepared in accordance with GAAP and on a basis consistent with the June 30 Balance Sheet; provided, however, that if at any time the Company or any Designated Subsidiary becomes liable for any Liability of a Subsidiary other than a Designated Subsidiary, then such Liability will be treated as a GAAP Liability for the purposes hereof.

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                  "GAAP Liabilities Subject to Compromise" shall mean all
Liabilities reflected by the Company on a balance sheet prepared in accordance with GAAP and on a basis consistent with the June 30 Balance Sheet which are required to be reflected on a balance sheet as "liability subject to compromise" in accordance with Statement of Position No. 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code".

                  "GCUK" shall mean Global Crossing Intermediate UK Holdings Ltd
(UK), company organized under the Laws of the United Kingdom.

                  "Global Marine" shall mean Global Marine Systems Limited, a company organized under the Laws of the United Kingdom.

                  "Governmental Entity" shall mean any supernational, national, foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority.

                  "Governmental Investigations" shall have the meaning ascribed thereto in Section 4.8.

                  "Guaranty" shall mean, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing (whether by reason of being a general partner of a partnership or otherwise) any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such
Person: (a) to purchase such Indebtedness or obligation or any property constituting security therefor; (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation; (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or (d) otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof. In any computation of the Indebtedness or other Liabilities of the obligor under any Guaranty, the Indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

                  "GX Holdings" shall have the meaning ascribed thereto in the preamble.

                  "Hazardous Materials" shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, to the extent subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

                  "House Committee Investigation" shall mean any investigations, inquiries or requests by the United States House Energy and Commerce Committee in connection with the

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

Company's accounting, business or other practices, the Bankruptcy Case or the transactions contemplated by this Agreement or the other Transaction Documents.

                  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

                  "Hutchison" shall have the meaning ascribed thereto in the preamble.

                  "Hutchison Confidentiality Agreement" shall mean the Confidentiality Agreement, dated as of June 25, 2001, between the Company and Hutchison Whampoa Ltd., as amended.

                  "Indebtedness" shall mean, with respect to any Person, at any time, without duplication: (a) its Liabilities for borrowed money and its redemption obligations in respect of mandatory redeemable preferred stock; (b) its Liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all Liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (c) all Liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases; (d) all Liabilities for borrowed money secured by any Encumbrance with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such Liabilities); (e) all its Liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); (f) Swaps of such Person; and (g) any Guaranty of such Person with respect to Liabilities of a type described in any of clauses (a) through (f) hereof Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

                  "Intellectual Property" shall mean all intellectual property, including the United States and non-U.S. trademarks, service marks, trade names, trade dress, domain names, logos, business and product names, and slogans including registrations and applications to register or renew the registration of any of the foregoing; copyrights and registrations or renewals thereof; United States and non-U.S. letters patent and patent applications, including all reissues, continuations, divisions, continuations-in-part or renewals or extensions thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential business and technical information; software and computer programs of any kind whatsoever (including all modeling software in both source code and object code versions) and all documentation relating thereto; Internet websites; mask works and other semiconductor chip rights and registrations or renewals thereof; and all other intellectual property and proprietary rights, tangible embodiments of any of the foregoing (in any form or medium including electronic media), and licenses of any of the foregoing.

                  "Investor" and "Investors" shall have the meaning ascribed thereto in the preamble.

                  "IRS" shall mean the United States Internal Revenue Service.

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

                  "IRU" shall refer to Commitments for the indefeasible right to use capacity on the Network Facilities.

                  "IRU Agreements" shall have the meaning ascribed thereto in
Section 2.18(a).

                  "Joint Provisional Liquidators" shall mean Mr. Philip Wedgwood Wallace, Ms. Jane Bronwen Moriarty and Mr. Malcolm Butterfield, in their respective capacities as the joint provisional liquidators of the Company and GX Holdings as appointed by the Bermuda Orders.

                  "June 30 Balance Sheet" shall have the meaning ascribed thereto in Section 8.14(a).

                  "Knowledge" with respect to the Company, shall mean the knowledge of any of (i) its directors, officers or senior management, (ii) the knowledge of any of the directors, officers or senior management of GX Holdings and (iii) the knowledge of any of the foregoing Persons would have after due and reasonable inquiry.

                  "Laws" shall include all foreign, federal, state, and local laws, statutes, legislation, ordinances, rules, regulations, orders, judgments, injunctions, decrees and bodies of law.

                  "Lease Guaranties" shall have the meaning ascribed thereto in
Section 2.17(c).

                  "Leased Real Property" shall have the meaning ascribed thereto in Section 2.17(b).

                  "Letter of Intent" shall mean that certain letter agreement, dated as of January 28, 2002, by and among the Company, Hutchison and ST Telemedia.

                  "Liabilities" shall mean all liabilities or obligations of any nature whether accrued, absolute, contingent, unliquidated or otherwise, whether known or unknown, whether due or to become due and regardless of when asserted.

                  "Licenses" shall have the meaning ascribed thereto in Section 2.10.

                  "Liquidated Damages" shall have the meaning ascribed thereto in Section 7.3(a)(i).

                  "Listing" shall have the meaning ascribed thereto in Section 4.18.

                  "Litigation" shall have the meaning ascribed thereto in
Section 2.7(a).

                  "Local Authorizations" shall have the meaning ascribed thereto in Section 2.9(a).

                  "Lockdown Period" shall have the meaning ascribed thereto in
Section 2.13(l).

                  "Material Adverse Effect" shall mean any event, circumstance, condition, fact, effect, or other matter which has had or would reasonably be expected to have a material adverse effect (a) on the business, properties, assets, Liabilities, operations or conditions (financial or otherwise) of the Company and the Subsidiaries taken as a whole or (b) on the ability of the Company and the Subsidiaries to perform on a timely basis any material obligation under this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby and thereby, except to the extent of any material adverse effect resulting from (1) the restructuring of AGC or its subsidiaries, or AGC or its subsidiaries seeking protection from their creditors or commencing an insolvency proceeding or the commencement of any insolvency proceeding against it or them, or (2) one or more Non-Filing Subsidiaries joining the Bankruptcy Case and/or the Bermuda Case or one or more Non-Filing Subsidiaries seeking protection from creditors or commencing an insolvency proceeding or the commencement of any insolvency proceeding against them, it being understood that the exceptions set forth in the foregoing clauses
(1) and (2) shall only apply to the actual filing or commencement of such proceedings and not to any adverse effects arising thereafter as a result of such filings or commencement. Without limiting the generality of the foregoing, a Material Adverse Effect shall be deemed to occur if any of the Governmental Investigations have caused, or are reasonably likely to cause, a material adverse effect on the ability of New GX and its Subsidiaries to conduct their business.

                  "Material Executory Contracts" shall have the meaning ascribed thereto in Section 4.2(d).

                  "Minimum Cash Balance" shall mean an amount equal to $194 million less the sum of any Big Eight Exit Costs and Other Exit Costs paid prior to December 31, 2002. An example of the calculation of Minimum Cash Balance is set forth on Schedule 8.1.

                  "Minimum Net Working Capital" shall mean an amount equal to $8 million less the sum of any Other Exit Costs paid for or accrued prior to December 31, 2002. An example of the calculation of Minimum Net Working Capital is set forth on Schedule 8.1.

                  "Monthly Operating Statements" shall have the meaning ascribed thereto in Section 2.5(a).

                  "Net Working Capital Shortfall Amount" shall mean, in the event that the December 31, 2002 Net Working Capital is less than the Minimum Net Working Capital, an amount equal to (i) the Minimum Net Working Capital less
(ii) the December 31, 2002 Net Working Capital.

                  "Network Facilities" shall have the meaning ascribed thereto in Section 2.18(d).

                  "New Common Shares" shall mean common shares, par value $.01 per share, of New GX.

                  "New Company Shares" shall have the meaning ascribed thereto in Section 1.1.

                  "New GX" shall have the meaning ascribed thereto in the recitals.

                  "New GX Capitalization" shall have the meaning ascribed thereto in Section 4.2(b).

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

                  "New GX Management Plan" shall mean a management stock incentive plan adopted by New GX as of the Closing Date in a form acceptable to the Investors in their reasonable discretion, which shall provide for grants of options and other stock-based awards to qualified employees, directors and consultants of New GX and the Subsidiaries pursuant to which up to 8% of the New Outstanding Equity is reserved.

                  "New Outstanding Equity" shall mean the total outstanding equity securities of New GX calculated on the basis of (a) the New Company Shares issued to the Investors hereunder (assuming the conversion of all issued and outstanding New Preferred Shares into New Common Shares), (b) the New Common Shares issued to the creditors pursuant to the Restructuring and (c) the New Common Shares, issued or issuable pursuant to any stock options or other stock-based awards issued under the New GX Management Plan.

                  "New Preferred Shares" shall mean preferred shares, par value $.01 per share, of New GX.

                  "Non-Compete Covenants" shall have the meaning ascribed thereto in Section 2.11(a).

                  "Non-Filing Subsidiaries" shall mean a Subsidiary that is not seeking protection from its creditors and is not a debtor in the Bankruptcy Case or the Bermuda Case, whether as of the date hereof or on or prior to the Closing Date.

                  "Non-U.S. Licenses" shall have the meaning ascribed thereto in
Section 2.9(a).

                  "Non-U.S. Plans" shall have the meaning ascribed thereto in
Section 2.13(i).

                  "Ordinary Course of Business" shall mean the ordinary course of business consistent with past practices of the Company and the Subsidiaries, taking into consideration changes required as a result of the commencement and continuation of the Bankruptcy Case and the Bermuda Case.

                  "Other Exit Costs" shall mean all amounts required to be paid or amounts payable (whether or not paid or accrued prior to or after December 31, 2002) by the Company and the Designated Subsidiaries since June 30, 2002 in respect of the settlement or compromise of GAAP Liabilities Subject to Compromise (other than Big Eight Exit Costs), including any such amounts required to be paid or amounts payable by the Company or any Designated Subsidiary or a Subsidiary other than a Designated Subsidiary if it becomes a debtor under the Bankruptcy Case prior to the Closing Date, but excluding (i) any such GAAP Liabilities in relation to Capital Leases, (ii) the consideration to be paid in respect of Bank Claims and Other Pre-Petition Date Claims pursuant to Exhibit A of this Agreement, (iii) GAAP Liabilities in relation to operational restructuring costs of the Company and the Designated Subsidiaries,
(iv) GAAP Liabilities for deferred revenues, (v) GAAP Liabilities for deferred Taxes, (vi) any such GAAP Liabilities being paid in the ordinary course of business as approved by the U.S. Bankruptcy Court and (vii) any Pre-Petition Liabilities relating to income Taxes (but including all other Pre-Petition Liabilities relating to Taxes).

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

                  "Other Pre-Petition Date Claims" shall mean all non-priority pre-Petition Date unsecured claims in the Bankruptcy Case other than Bank Claims, including the Public Debt.

                  "Owned Real Property" shall mean real property and/or interests in real property owned by the Company and/or any Subsidiary, together with all buildings, structures and improvements located on such real property.

                  "PBGC" shall have the meaning ascribed thereto in Section 2.13(d).

                  "Permitted Encumbrances" shall have the meaning ascribed thereto in Section 2.17(a).

                  "Person" shall mean any individual, firm, corporation, limited liability company, partnership, company, trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

                  "Petition Date" shall have the meaning ascribed thereto in the recitals.

                  "Post-Petition Investors' Expenses" shall have the meaning ascribed thereto in Section 4.6.

                  "Pre-Petition Liabilities" shall mean any "claim" against any of the Debtors, as such term is defined in Section 101(5) of the Bankruptcy Code, arising or occurring on or before the Petition Date.

                  "Professional Fees" shall mean the fees and expenses (whether or not billed) of attorneys and other professionals (including financial advisors) retained in the Bankruptcy Case by the Debtor, the Creditors' Committee or the Banks pursuant to orders of the U.S. Bankruptcy Court or retained in the Bermuda Case by the Joint Provisional Liquidators pursuant to orders of the Bermuda Court.

                  "Public Debt" shall mean GX Holding's $1,000,000,000 of 8.70% Senior Notes due August 1, 2007, GX Holding's $900,000,000 of 9.125% Senior Notes due November 15, 2006, GX Holding's $1,100,000,000 of 9.5% Senior Notes due November 15, 2009 and GX Holding's $800,000,000 of 9.625% Senior Notes due May 15, 2008, Frontier Corporation's $300,000,000 of 7.25% Unsecured Notes due May 14, 2004, Frontier Corporation's $100,000,000 of 9% Unsecured and Unsubordinated Debentures due August 15, 2021 and Frontier Corporation's $200,000,000 of 6% Dealer Remarketable Securities due October 15, 2013.

                  "Purchase Price" shall have the meaning ascribed thereto in
Section 1.1.

                  "Real Property" shall have the meaning ascribed thereto in
Section 2.17(b).

                  "Real Property Leases" shall have the meaning ascribed thereto in Section 2.17(b).

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

                  "Registration Rights Agreement" shall mean the registration rights agreement in the form reasonably satisfactory to each Investor and New GX regarding the registration under the Securities Act of New Common Shares.

                  "Regulatory Approvals" shall mean all approvals, consents (including consents to assignments of permits and rights of way), certificates, waivers and other authorizations required to be obtained from, or filings or other notices required to be made with or to, any Governmental Entities having jurisdiction over the Company's or any Subsidiary's business in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including the Competition Approvals, the Telecom Approvals, the Security Approvals and the Bermuda Approvals.

                  "Rejection List" shall have the meaning ascribed thereto in
Section 4.2(d).

                  "Representatives" shall mean with respect to any Person, any officer, director or employee of, or any investment banker, attorney or other advisor, agent or representative of such Person.

                  "Restructuring" shall have the meaning ascribed thereto in
Section 4.2(b).

                  "Sanction Order" shall have the meaning ascribed thereto in the Recitals.

                  "Schemes of Arrangement" shall have the meaning ascribed thereto in the recitals.

                  "SEC" shall mean the United States Securities and Exchange Commission and any successor Governmental Entity.

                  "SEC Investigation" shall mean any investigations, inquiries or requests by the SEC in connection with (i) the Company's accounting, business or other practices, (ii) the Bankruptcy Case, or (iii) the transactions contemplated by this Agreement or the other Transaction Documents.

                  "SEC Reports" shall have the meaning ascribed thereto in
Section 2.4.

                  "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Act shall include reference to the comparable section, if any, of such successor federal statute.

                  "Security Approvals" shall mean any approvals, consents (including consents to assignment of permits and rights of way), certificates, waivers, and other authorizations required or advisable to be obtained from, or filings or other notices required or advisable to be made with or to, any Governmental Entities relating to U.S. and non-U.S. security matters in order to consummate the transaction contemplated by this Agreement and the other Transaction Documents, including compliance with and filings under the Exon-Florio Amendment.

                   "Service EBITDA" means, with respect to New GX and its subsidiaries on a consolidated basis (excluding AGC and its subsidiaries and Global Marine and its subsidiaries), operating earnings or losses before interest, taxes, depreciation and amortization but excludes the contribution of (i) any revenue recognized immediately for circuit activations that qualified as sales-type leases and (ii) revenue recognized due to the amortization of IRUs sold in prior periods and not recognized as sales-type leases.

                  "Settlement Agreements" shall have the meaning ascribed thereto in Section 8.14(a).

                  "Shortfall Amount" shall mean, if any, the greater of the Cash Shortfall Amount and the Net Working Capital Shortfall Amount.

                  "Significant Subsidiary" or "Significant Subsidiaries" shall have the meaning ascribed thereto in Section 2.1(b).

                  "Six Month Operating Statement" shall have the meaning ascribed thereto in Section 2.5(a).

                  "Special Notice" shall have the meaning ascribed thereto in
Section 6.4(a).

                  "ST Telemedia" shall have the meaning ascribed thereto in the preamble.

                  "ST Telemedia Confidentiality Agreement" shall mean the Confidentiality Agreement, dated as of August 23, 2001, between the Company and ST Telemedia, as amended.

                  "State Licenses" shall have the meaning ascribed thereto in
Section 2.9(a).

                  "State PUCs" shall mean the state and local public service and public utilities commissions.

                  "Subsidiaries" shall mean (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares or other voting securities outstanding thereof is at the time owned or controlled, directly or ndirectly, by the Company or one or more of the other Subsidiaries of the Company (or any combination thereof) and (b) any partnership or limited liability company (i) the sole general partner, the managing general partner or the managing member of which is the Company or one or more of the other Subsidiaries of the Company (or any combination thereof) or (ii) the only general partners or members of which are the Company or one or more of the other Subsidiaries of the Company (or any combination thereof). References to "Subsidiaries" after the Closing Date, shall refer to Subsidiaries of New GX after giving effect to the transfer of the Subsidiaries by the Company to New GX in accordance with the Company Asset Transfer. The definition of Subsidiary shall include the Significant Subsidiaries. For purposes of Article II only, the definition of Subsidiary shall not include AGC and its subsidiaries

                  "Swaps" shall mean, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based

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

on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

                  "Tax" shall mean any tax, assessment, levy, duty or other governmental charge imposed by any federal, state, provincial, local, foreign government or other political subdivision or agency thereof, including any income, alternative or add-on minimum, accumulated earnings, personal holding company, franchise, capital stock, escheat, environmental, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers' compensation, withholding, estimated or other similar tax, assessment, levy, duty or other governmental charge of any kind whatsoever, including penalties, interest and additions thereto, whether disputed or not.

                  "Tax Return" shall mean any and all returns, declarations, reports, documents, claims for refund, or information returns, statements or filings which are required to be supplied to any federal, state, local or foreign taxing authority, including any schedule or attachment thereto, and including any amendments thereof.

                  "Telecom Approvals" shall mean all approvals, consents (including consents to assignments of permits and rights of way), certificates, waivers and other authorizations required to be obtained from, or filings or other notices required to be made with or to the FCC, any State PUC or any other federal, state, foreign or municipal Governmental Entity with respect to the Communications Licenses in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

                  "Third Party Consents" shall have the meaning ascribed thereto in Section 2.8(c).

                  "Transaction Documents" shall mean this Agreement, the bye-laws of New GX, the Certificate of Designations, the memorandum of association of New GX, the Registration Rights Agreement and all other documents (including any disclosure documents prepared and distributed in connection with the Bankruptcy Case and the Schemes of Arrangement) related to the Restructuring, and all other contracts, agreements, schedules, certificates and other documents being delivered pursuant to or in connection with this Agreement or such other documents or the transactions contemplated hereby or thereby.

                  "Unrestricted Cash" shall mean all unrestricted cash of the Company and the Designated Subsidiaries as determined in accordance with GAAP and on a basis consistent with the June 30 Balance Sheet.

                  "U.S. Bankruptcy Court" shall have the meaning described thereto in the recitals.

                  "Waiver Notice" shall have the meaning ascribed thereto in
Section 6.4(a).

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                  (b) For all purposes of this Agreement, unless otherwise
expressly provided or unless the context requires otherwise:

                           (i) all references to currency herein are to United
States dollars unless otherwise specified herein;

                           (ii) the terms defined in this Section 8.1 and
elsewhere in this Agreement may include both the plural and singular, as the context may require;

                           (iii) the words "herein," "hereto" and "hereby," and
other words of similar import, refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement;

                           (iv) unless otherwise specified, references to
Articles, Sections, clauses, subclauses, subparagraphs, Exhibits and Schedules are references to Articles, Sections, clauses, subclauses, subparagraphs, Exhibits and Schedules of this Agreement;

                           (v) the words "including" and "include" and other
words of similar import shall be deemed to be followed by the phrase "without limitation";

                           (vi) any reference herein to a statute, rule or
regulation of any Governmental Entity (or any provision thereof) shall include such statute, rule or regulation (or provision thereof), including any successor thereto, as it may be amended from time to time; and

                           (vii) whenever the context may require, any pronouns
used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

                           (viii) Except to the extent another standard is
expressly provided for in this Agreement, all decisions, approvals or designations of a party hereto may be made (or withheld) in the sole and absolute discretion of such party.

                  8.2 Restrictive Legends. No New Company Shares may be transferred without registration under the Securities Act and applicable state securities laws unless counsel to New GX shall advise New GX that such transfer may be effected without such registration. Each certificate representing any of the foregoing owned by the Investors or any other Person that will become an Affiliate of New GX at the Closing shall bear legends in substantially the following form:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS.

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

                  8.3 Successors and Assigns.

                  (a) This Agreement shall bind and inure to the benefit of the Company and each Investor and their respective successors, permitted assigns, heirs and personal representatives; provided, that the Company may not assign its rights or obligations under this Agreement to any Person without the prior written consent of each Investor; and provided, further, that neither Investor may assign its rights or obligations under this Agreement to any Person (other than an Affiliate) without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed.

                  (b) Notwithstanding anything to the contrary contained in subparagraph (a) above or elsewhere in this Agreement, in the event either Investor terminates this Agreement (other than pursuant to Section 7.1(g)), the other Investor shall have the right, but not the obligation, in its sole discretion without the consent of the terminating Investor or the Company, to assume the obligations of the terminating Investor under this Agreement and the other Transaction Documents to which it is a party; provided, that the Company shall have the right to terminate this Agreement and all other Transaction Documents if additional Regulatory Approvals or Third Party Consents are required as a consequence thereof to the extent that such additional Regulatory Approvals or Third Party Consents would materially delay the transaction; provided, further, that the Investor assuming such rights and obligations pursuant to this Section 8.3(b) shall have no obligation or liability to the Company or any other Person for any breach by the terminating Investor of any representation, warranty, covenant or agreement made by such terminating Investor pursuant to this Agreement or any other Transaction Document which breach occurs prior to the date of termination of this Agreement in accordance with its terms by such terminating Investor; provided, further that the Company shall have no right to terminate this Agreement as a result of a breach by the non-terminating Investor of any representation, warranty, covenant or agreement made by such non-terminating Investor pursuant to this Agreement or any other Transaction Document which breach arises solely as a result of the termination of this Agreement in accordance with its terms by the terminating Investor.

                  (c) Notwithstanding anything to the contrary contained in subparagraph (a) above or elsewhere in this Agreement, either Investor may assign to any other Person any of its rights or obligations under this Agreement; provided, that notwithstanding such assignment (i) each Investor acting directly or through one or more Affiliates shall each invest an amount that exceeds the amount invested by any other Person, (ii) Hutchison, ST Telemedia and their respective Affiliates shall collectively own at least 50.1% of the New Outstanding Equity at Closing, and (iii) no Person shall be assigned rights or obligations under this Agreement if such assignment would adversely affect the timing of the Closing or the ability to obtain any Regulatory Approval necessary for the consummation of the Closing.

                  (d) Notwithstanding anything to the contrary contained herein,
(i) in each case where this Agreement or the other Transaction Documents provides for the Investors to provide a decision or their approval, consent, waiver or judgment, such decision, approval, consent, waiver or judgment shall be solely provided by Hutchison and ST Telemedia, respectively (and shall specifically exclude any of their permitted assignees), (ii) the parties further acknowledge that Hutchison and ST Telemedia shall negotiate and approve all Transaction Documents without the participation of any permitted assignee, and
(iii) if Hutchison or ST Telemedia assigns to any other Person the right to participate in the transaction in accordance with
Section 8.3(c), either (A) such Person shall be financially capable of performing its obligations under this Agreement (including its obligations to fund its portion of the Purchase Price set forth in Article I hereof on the Closing Date), as reasonably determined by the Company, or (B) Hutchison or ST Telemedia, as the case may be, shall agree to remain obligated to perform any such obligations not performed by such assignee.

     (e) Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to cooperate or comply with any requests for due diligence by any proposed assignee of the Investors hereunder.

     8.4 Entire Agreement. This Agreement, the other Transaction Documents, the ST Telemedia Confidentiality Agreement and the Hutchison Confidentiality Agreement contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto, including the Letter of Intent (and annex thereto).

     8.5 Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy or globally recognized overnight courier, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

                       (i) if to the Company or GX Holdings, to:

                           Global Crossing Ltd.
                           Seven Giralda Farms
                           Madison, New Jersey 079040
                           U.S.A.
                           Telecopy: (973) 410-8583
                           Attention: John McShane

                           with a copy to:

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, New York 10153
                           U.S.A.
                           Telecopy: 212-310-8007
                           Attention: Douglas P. Warner

                      (ii) if to ST Telemedia, to:

                           Singapore Technologies Telemedia Pte Ltd.
                           51 Cuppage Road
                           #10-11/17, StarHub Centre
                           Singapore 229469
                           Telecopy: (65) 720-7277
                           Attention: Chief Financial Officer

                           with a copy to:

                           Latham & Watkins
                           80 Raffles Place
                           #14-20 UOB Plaza 2
                           Singapore 048624
                           Telecopy: (65) 536-1171
                           Attention: Michael W. Sturrock

                     (iii) if to Hutchison, to:

                           Hutchison Telecommunications Limited
                           22nd Floor, Hutchison House
                           10 Harcourt Road, Central Hong Kong
                           Telecopy: (852) 2128-1778
                           Attention: Company Secretary

                           with a copy to:

                           Paul, Weiss, Rifkind, Wharton & Garrison
                           12/F Hong Kong Club Building 3A
                           Charter Road Building
                           Hong Kong
                           Telecopy: (852) 2536-9622
                           Attention: John E. Lange

     All such notices, requests, consents and other communications shall be deemed to have been given or made if and when delivered personally or by overnight courier to the parties at the above addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified above (or at such other address or telecopy number for a party as shall be specified by like notice).

     8.6 Amendments. Subject to Section 5.8, the terms and provisions of this Agreement may be modified or amended, or any of the provisions hereof waived, temporarily or permanently, in a writing executed and delivered by the Company and each of the Investors. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

                  8.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all together shall constitute one agreement.

                  8.8 Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

                  8.9 Governing Law; Submission to Jurisdiction. This Agreement (except for Article V hereof) shall be governed by and construed, interpreted and enforced first in accordance with and governed by the Bankruptcy Code and the applicable case law under the Bankruptcy Code and, to the extent that the Bankruptcy Code and the applicable case law under the Bankruptcy Code do not address the matter at hand, then, in accordance with and governed by the internal Laws of the State of New York, without giving effect to the principles of conflicts of law thereof. The parties hereby agree that (except as provided otherwise in Article V hereof), without limitation of any party's right to appeal any order of the U.S. Bankruptcy Court, (a) the U.S. Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes that may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated herein, and (b) any and all claims, causes of action, suits and proceedings relating to the foregoing shall be filed and maintained only in the U.S. Bankruptcy Court, and the parties hereby consent and submit to the jurisdiction of the U.S. Bankruptcy Court.

                  8.10 Waiver of Jury Trial. THE COMPANY AND THE INVESTORS HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

                  8.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

                  8.12 No Interpretation Against Drafter. This Agreement is the product of negotiations among the parties hereto represented by counsel and any rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived.

                  8.13 Confidentiality. In addition to the restrictions on the issuance of press releases and public announcements under Section 4.11, each party hereto shall ensure that neither it nor any of its subsidiaries, Affiliates or Representatives shall make any disclosure concerning any Regulatory Filings or any of the contents or information contained therein, except as may be required by applicable Law or by obligations pursuant to any Listing agreement with any securities exchange or market. Notwithstanding the foregoing, nothing in this Agreement shall restrict: (a) any of the foregoing parties from making any disclosure (i) of information that was at the time of disclosure already publicly available, other than as a result of a breach by that party of this Section 8.13, (ii) that may be required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or market, (iii) that may be required or appropriate in response to any summons or subpoena or in connection with any litigation, or (iv) to entities from whom releases, consents or approvals are required, or to whom such information is required to be provided in connection with the transactions pursuant to the transactions contemplated hereunder; or (b) ST Telemedia, its subsidiaries, affiliates or Representatives from making any disclosure to the beneficial holders of any capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests or any options, warrants or other securities that are directly or indirectly convertible into or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests of ST Telemedia.

                  8.14 Closing Audit.

                  (a) The Company shall cause to be prepared and provided to the Investors as soon as reasonably practicable after the later of (i) December 31, 2002 and (ii) the execution and delivery of agreements with each of the Big Eight Vendors in respect of the settlement or compromise of all amounts owed to them by the Company and the Designated Subsidiaries for claims arising prior to the Petition Date (the "Settlement Agreements" ) (A) an unaudited consolidated balance sheet (the "December 31, 2002 Balance Sheet") of the Company and the Designated Subsidiaries as at December 31, 2002, as adjusted to reflect the final terms of the Settlement Agreements (which balance sheet may be audited by the Investors as described below), (B) the calculation of the December 31, 2002 Cash Balance and the December 31, 2002 Net Working Capital, together with supporting work papers identifying any contingent Liabilities involving a potential Liability of $5 million or more and indicating whether or not such contingent Liabilities were reflected in such calculation, the basis for the inclusion or exclusion of such contingent Liabilities and, to the extent included, the basis for the estimate of such contingent Liabilities reflected in the December 31, 2002 Balance Sheet, (C) an officer's certificate by the chief financial or accounting officer of the Company certifying that the December 31, 2002 Balance Sheet was prepared, and that the calculations of the December 31, 2002 Cash Balance and the December 31, 2002 Net Working Capital were calculated, in accordance with the provisions of this Agreement and (D) such other evidence or information as each Investor may reasonably request in order to verify such calculations. The Company shall cause the December 31, 2002 Balance Sheet to be prepared in accordance with GAAP and on a basis consistent with the balance sheet contained in the Monthly Operating Statements for the period from June 1, 2002 to June 30, 2002 (the "June 30 Balance Sheet").

                  (b) As soon as reasonably practicable following entry of the Confirmation Order, the Company shall cause to be prepared and provided to the Investors the determination

(or, if such determination is not possible with respect to any item prior to such date, the good faith estimation of such item) of (A) the calculation of the Other Exit Costs, together with supporting work papers and settlement documentation identifying the Other Exit Costs and substantiating the Company's calculation or good faith estimation of the Other Exit Costs and (B) such other evidence or information as each Investor may reasonably request in order to verify such calculation.

                  (c) The Investors shall have the right to retain an auditor to review the December 31, 2002 Balance Sheet and the calculations of the December 31, 2002 Cash Balance, the December 31, 2002 Net Working Capital and the calculation of the Other Exit Costs and to review and examine the procedures, books, records and work papers used in the preparation of the December 31, 2002 Balance Sheet and the calculation of the Other Exit Costs. If the Investors notify the Company (A) within 30 days of the date that the Company delivers to the Investors the December 31, 2002 Balance Sheet and the calculations of the December 31, 2002 Cash Balance and the December 31, 2002 Net Working Capital or, as the case may be, (B) within 15 days of the date of the delivery of the calculation of the Other Exit Costs, that it disputes the computation of any amounts contained therein and such dispute cannot be resolved within ten days thereafter through good faith negotiation by the Company and the Investors, then the dispute shall be referred for resolution to a mutually agreed upon internationally recognized auditor or investment banking firm (the "Expert") that is not otherwise advising the Company or the Investors. If the parties cannot agree on the Expert within five days after a request by the Company or the Investors to refer the dispute to the Expert, either of the parties may request the Bankruptcy Court to designate the Expert. The Expert shall be instructed to present its determination within 30 days after its appointment, and the parties shall provide full cooperation to the Expert in making such determination. The Expert's determination shall be final and binding on the parties. The fees and expenses of the Expert shall be borne 50% by the Company and 50% by the Investors. The parties agree that (x) the Closing shall not occur until the resolution of any dispute involving the December 31, 2002 Balance Sheet and the financial conditions contained in Sections 6.2(d), 6.2(e) and 6.2(f) and (y) if there is a bona fide dispute involving the December 31, 2002 Balance Sheet under this Section 8.14, then neither party shall be entitled to terminate this Agreement pursuant to Section 7.1(b) until ten days after the Expert's determination above.

                  8.15 Actions by Banks and Creditors' Committee. With respect to any authorizations, elections or other actions which may be made or taken by the Banks or the unsecured creditors of the Debtors under this Agreement, the Investors may rely on decisions by and/or instructions from (a) the Agent and
(b) the Creditors' Committee on behalf of and as representatives for the unsecured creditors of the Debtors.

                            [Signature Page Follows]

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                            GLOBAL CROSSING LTD. (in provisional
                                            liquidation)

                                            By: ________________________________
                                                Name:
                                                Title:
                                                Date:

                                            GLOBAL CROSSING HOLDINGS LTD. (in
                                            provisional liquidation)

                                            By: ________________________________
                                                Name:
                                                Title:
                                                Date:

                                            JOINT PROVISIONAL LIQUIDATORS
                                            (signing solely for the purpose of
                                            agreeing to Article V hereof)

                                            By: ________________________________

                                                Name: Philip Wallace
                                                Title:
                                                Date:

                                            SINGAPORE TECHNOLOGIES TELEMEDIA PTE
                                            LTD

                                            By: ________________________________
                                                Name:
                                                Title:
                                                Date:

                                            HUTCHISON TELECOMMUNICATIONS LIMITED

                                            By: ________________________________
                                                Name:
                                                Title:
                                                Date:

                                                                       Exhibit A

                             Terms of Restructuring

The Restructuring shall include the following terms:

1. The Company will duly incorporate and organize New GX, under the Laws of Bermuda or the Cayman Islands, as the Investors determine in their reasonable discretion, and will be issued 1,000 New Common Shares.

2. The Company and GX Holdings will transfer all of their Assets to New GX pursuant to the Company Asset Transfer.

3. The Investors will subscribe for 61.50% of the New Company Shares to be outstanding as of the Closing Date for an aggregate Purchase Price of $250,000,000, which New Outstanding Equity will include the New Preferred Shares with the terms set forth in Exhibit A-1.

4. Pre-Petition Date creditors of the Debtors will receive 38.50% of the New Company Shares to be outstanding as of the Closing Date, 32.50% of which will be allocated to the Other Pre-Petition Date Claims and 6.00% of which will be allocated to the Bank Claims.

5. $200,000,000 in new debt securities will be issued by New GX to the pre-Petition Date creditors of the Debtors, such debt securities will have the terms set forth on Exhibit A-3, which will be allocated $175,000,000 to the Bank Claims and $25,000,000 to the Other Pre-Petition Date Claims.

6. $300,000,000 in cash (plus any net interest thereon) in the account at JP Morgan under the name Global Crossing North American, Inc., account No. 323-225349, will be distributed to the Agent for allocation to the Banks Claims.

7. Except as set forth in clause (b) of the definition of Confirmation Order in Section 8.1, all Pre-Petition Liabilities of the Debtors shall be discharged in full in exchange for the consideration set forth in paragraphs 3 through 6 above.

8. Hutchison shall procure the surrender of the shares of convertible preferred stock of the Company held by it or its affiliate immediately prior to the Closing.

9. The Investors will not have any commitment or obligation to provide additional equity or debt funding to New GX. In the event New GX requires additional funding, New GX may make a rights offering to all holders of capital stock of New GX then existing ("Capital Calls"). Such Capital Calls may be made by the board of directors of New GX upon a determination that debt funding on reasonable commercial terms is not otherwise available for New GX from independent third parties. The board of directors may also determine the timing and amount of such Capital Calls; provided that the price per share of the rights offered in any such Capital Call may be no more than 10% less than the "fair market value," where the "fair market value" may be based upon an appraisal from a qualified independent investment bank.

10. All New Common Shares held by the Company shall be cancelled pursuant to the Schemes of Arrangement and the Bankruptcy Plan.

11. New GX and the Investors shall provide in an appropriate document, those minority protections set forth on Exhibit A-2.

12. All of the assets of the Company and its Subsidiaries that are excluded in clauses (i) and (iv) through (vi) in the definition of Assets above shall be distributed 50% to the Bank Claims, on the one hand, and 50% to the Other Pre-Petition Date Claims, on the other hand, except as set forth on
     Schedule 1.2(c). For the avoidance of doubt, the funds referred to in clause (i) in the definition of Assets will be available to pay the costs and expenses referred to in clause (ii) in the same definition, and only after payment of these costs and expenses in full (whether from the funds referred to in clause (i) or otherwise) will these funds, to the extent any remain, be distributed in the manner set out in this paragraph; provided, however, the costs and expenses described in clause (ii) shall be paid first from the funds described in clause (ii), so long as such payment is made within 30 days of the due date under applicable procedures which have been or may be put into place by the Bermudian Court.

13. At the Closing, and in accordance with the Bankruptcy Plan and Schemes of Arrangement, (x) except for the funds referred to in the first proviso to the list of excluded assets in the definition of Assets in Section 8.1, neither the Company nor GX Holdings shall owe any amounts to New GX and/or its Subsidiaries under any intercompany account payable, loan or other obligation and (y) neither New GX nor any of its Subsidiaries shall owe any amounts to the Company or GX Holdings under any intercompany account payable, loan or other obligation.

                                                                     Exhibit A-1

                         Terms of New GX Preferred Stock

Dividends               2.0% cumulative, payable in cash after New GX achieves
                        cumulative Service EBITDA of $650 million.

Ranking The New Preferred Stock will rank senior to all other capital stock of New GX and will have a liquidation preference equal to $ 10 per share of New Preferred Stock, provided that any distribution to shareholders of New GX following a disposition of all or any portion of the assets of New GX shall be shared pari passu between the holders of New Common Stock and New Preferred Stock on as as-converted basis.

Conversion              The New Preferred Stock may be converted on a one-to-one
                        basis, in whole or in part, at the option of the holder at any time and from time to time. The conversion ratio of the New Preferred Stock will be subject to customary anti-dilution adjustments, such as stock splits and combinations, stock dividends and similar transactions.

Optional Redemption     None

Optional Change of      None
Control Redemption

Voting Rights           The New Preferred Stock will vote on an as-converted
                        basis with the common stock.

                        The holders of the New Preferred Stock will have a class voting right with respect to any amendment to the terms of the New Preferred Stock.

                        So long as an Investor beneficially owns a specified minimum percentage (to be agreed) of New GX's outstanding common shares (for the avoidance of doubt the common shares issuable upon conversion of any shares of New Preferred Stock owned by such Investor shall be deemed for this purpose only to be beneficially owned by such Investor), the approval of such Investor holding New Preferred Stock shall be required for certain major corporate actions of New GX and/or its subsidiaries, including any of the following: (i) appointing or replacing New GX's chief executive officer; (ii) any material acquisitions or dispositions; (iii) any mergers, consolidations or reorganizations; (iv) any issuances of equity securities (other than enumerated exceptions); (v) incurrence of Indebtedness in excess of specified amounts; (vi) capital expenditures in excess of specified amounts; (vii) commencement of bankruptcy or other insolvency proceedings; and (viii) certain affiliate transactions.

                                                                     Exhibit A-2
                                                                     -----------

                              Minority Protections

The bye-laws of New GX shall include provisions to the following effect:

     1. General Offer Requirement: If any person or group (as defined in Section 13(d) of the U.S. Securities Exchange Act of 1934 (the "Exchange Act")) other than the Investors or their Affiliates becomes the beneficial owner (as defined in Section 13(d) of the Exchange Act) of shares of capital stock of New GX ("Shares") representing a majority of the voting power of the outstanding Shares, or becomes the beneficial owner of Shares representing more than 30% of the voting power of the outstanding Shares and the largest single beneficial owner (in terms of voting power) of the Shares (a "Change of Control Event") prior to the later of (x) a Listing and (y) the second anniversary of the Closing Date, such person or group (the "Acquiror") shall make or cause to be made an offer to purchase for cash all outstanding Shares held by shareholders as of the Closing Date and the transferees of such shareholders at a price not less than the maximum price per Share (on a common share equivalent basis) paid by the Acquiror during the six month period prior to such Change of Control Event. Such offer shall be made not more than 30 days after such Change of Control Event to shareholders of record on the fifth business day prior to the date of the offer and shall remain open for not less than 15 or more than 30 days after notice to the shareholders of such offer. Payment for Shares tendered upon acceptance of such offer shall be made in cash within 15 days after the final day of the offer period.

     2. Transactions with Investors: Prior to a Listing, New GX shall not, and shall ensure that none of its subsidiaries shall, enter into any material transaction with an Investor or an Affiliate of an Investor unless such transaction is on arm's length terms and New GX or its relevant subsidiary shall have received an opinion from an independent financial advisor that such transaction is fair to New GX or such subsidiary, as the case may be. The foregoing requirement shall not apply to (i) any transaction pursuant an agreement entered into prior to the Closing Date, (ii) transactions in the ordinary course of business on arm's length terms involving payments to or from any Investor and its Affiliates or (iii) any transaction involving a loan from a shareholder of New GX to New GX; provided, that the loan is made on commercial terms.

     3. Pre-Emptive Rights: Prior to a Listing, New GX shall not, and shall ensure that none of its subsidiaries shall, issue any Shares, or securities convertible into or exercisable or exchangeable for Shares, to an Investor or an Affiliate of an Investor, other than issuances in exchange for non-cash consideration in connection with acquisitions or other strategic transactions approved in accordance with paragraph 2 above, unless New GX or its relevant subsidiary shall have offered to the shareholders as of the Closing Date (other than the Investors) and their transferees (the "Creditor Shareholders") the opportunity to subscribe for Shares or such other securities, on a pro rata basis based upon relative Share ownership, on the same terms as offered to such Investor or Affiliate; provided that calculation of relative share ownership for such purpose shall be done assuming conversion of all outstanding New Preferred Shares into New Common Shares; and provided, further, that in connection with any such issuance of shares, the Creditor Shareholders exercising their pre-emptive rights shall receive New Common Shares and the Investors or their Affiliates may receive New Preferred Shares, or a combination of New Preferred Shares and New Common Shares, so as to ensure that the percentage of the total outstanding New Common Shares held by them on a non-diluted basis (assuming no conversion of New Preferred Shares) does not increase as a result of such issuance.

                  4.        Information Rights:

                  (a) Unless there is a Listing or New GX otherwise becomes subject to SEC reporting requirements, New GX will distribute to the Creditor Shareholders, (i) quarterly unaudited financial statements beginning with the first full fiscal year after the Closing Date, and (ii) annual audited financial statements beginning with the fiscal year ended December 31, 2003.

                  (b) To the extent required to permit Creditor Shareholders (other than Affiliates of New GX) to sell their shares without registration under the Securities Act of 1933 (the "Securities Act" ), New GX will ensure that there is publicly available the information concerning the Company specified in Rule 144(c)(2) under the Securities Act.

                  (c) Prior to a Listing, to the extent necessary to permit a broker or dealer to publish or submit for publication quotations for Shares without violating Rule 15c2-11 under the Exchange Act, New GX shall use its reasonable commercial efforts to ensure that the information concerning New GX required pursuant to such Rule is available to brokers and dealers; provided, that this sentence shall not be interpreted to require New GX (i) to make available audited financial statements sooner than otherwise required by this Agreement or by applicable Law or (ii) to register Shares under the Exchange Act sooner than otherwise required by this Agreement or by applicable Law.

                  (d) New GX shall use its reasonable efforts to: (x) prepare and file within 90 days after all required audited GAAP financial statements of New GX and the Company (as predecessor of New GX) for 2000, 2001 and 2002 are available, a registration statement for the registration of the New GX Common Shares with the United States Securities and Exchange Commission (the "SEC") under the Exchange Act and (y) cause such registration statement to become effective as soon as practicable after filing.

                  5. Investor Purchase Offer: If at any time the Investors and their Affiliates become holders of more than 90% in the aggregate of the outstanding Shares (calculated assuming conversion of all outstanding New Preferred Shares into New Common Shares), the Investors shall either (i) make an offer to acquire the remaining New Common Shares held by the Creditor Shareholders at a price per Share equal to the greater of (x) the weighted average price per Share paid by the Investors or their Affiliates to acquire Shares during the preceding six month period and (y) 85% of the highest price paid per share by the Investors or their Affiliates during such six month period or (ii) implement, pursuant to and in accordance with the provisions of Bermuda or Cayman Islands law (as the case may be), a compulsory acquisition of such New Common Shares or other transaction that results in the acquisition or cancellation of such New Common Shares in exchange for cash at a valuation established in accordance with applicable law.

                  6. Amendments: None of the bye-law provisions described above may be amended without the affirmative vote of a majority of the Creditor Shareholders.

                                                                     Exhibit A-3

                          Terms of New Debt Securities

Issuer                          Global Crossing entity, to be defined ("New GX")

Issue                           Senior Secured Notes (the "Notes")

Principal Amount                $200 million

Maturity                        3 years

Coupon/Yield                    11% per annum, paid semi-annually

Security First priority lien on the equity in, and assets of, GCUK and Global Marine.

                                Lien on all other assets of New GX and its material Subsidiaries ranking junior only to the first lien on all assets of New GX and its material Subsidiaries (other than equity in, and assets of, GCUK and Global Marine) for up to $ 150 million senior secured Indebtedness ("Working Capital Financing")

Ranking The Notes will be senior secured obligations of New GX and will rank pari passu in right of payment with the Working Capital Financing and senior in right of payment to all other Indebtedness of New GX and its material Subsidiaries

Optional Redemption             Callable at par at any time plus accrued and
                                unpaid interest, if any, to the date of purchase

Mandatory Redemption            Net cash proceeds from any sale of assets or
                                stock of GCUK and Global Marine will be used to redeem the Notes at par value plus accrued and unpaid interest, if any, on a pro rata basis. To the extent proceeds of any such sale are other than cash, such proceeds shall be substituted for the collateral.

Incurrence Covenants            Covenants will be customary for high-yield
                                senior note issuances. These covenants will include: (i) limitations on Indebtedness of New
                                GX and its material Subsidiaries (with carve outs for (a) the Notes; and (b) Working Capital
                                Financing); (ii) limitations on restricted payments and investments (with carve-outs for the New Preferred Shares); (iii) limitation on sale and leaseback transactions; (iv) asset sale covenant; (v) merger, consolidation and sale of substantially all assets; and (vi) limitation on further liens, except for liens securing the Working Capital Financing (provided that such liens will not apply to the shares or assets of GCUK and Global

                                Marine).

                                The foregoing covenants shall be subject to customary exceptions, baskets and carve-outs.

Events of Default               Customary for senior secured notes

Change of Control               Upon the occurrence of a change of control (to
                                be defined), the Company will be required to make an offer to purchase all outstanding Notes at a purchase price of 101% of par plus accrued and unpaid interest, if any, to the date of purchase

Jurisdiction                    State of New York

                                                                       Exhibit B

                              New GX Capitalization

    Holder              Shares          % of Share          % of Share           % of Share
                                       Capital as of       Capital as of        Capital as of
                                      Closing, before      Closing, after       Closing, after
                                      giving effect to    giving effect to    giving effect to
                                       options issued      options issued    on exercise of all
                                       under the New     the Closing Date     options issuable
                                       GX Management      under the New GX      under the New
                                          Plan/1/            Management         GX Management
                                                               Plan/1/              Plan/1/

ST Telemedia         3,300,000 New         30.75%              29.21%               28.29%
                     Common Shares

                     9,000,000 New
                     Preferred Shares

Hutchison            3,300,000 New         30.75%              29.21%               28.29%
                     Common Shares

                     9,000,000 New
                     Preferred Shares

Pre-Petition Date    15,400,000 New        38.50%              36.58%               35.42%
creditors            Common Shares

Management           3,478,261 New             0%               5.00%                8.00%
                     Common Shares

   Total                43,478,261        100.00%             100.00%              100.00%

---------------
/(1)/Share ownership is calculated on a fully-diluted and as converted basis, assuming (i) full conversion of all New Preferred Shares into New Common Shares and (ii) full exercise of all options issued under the New GX Management Plan as of the date indicated.

                                                                      Exhibit  C

                           Timetable for Restructuring

   Date                                           Action

On or before August 9,         Hearing to approve this Agreement by the U.S.
2002                           Bankruptcy Court.

On or before August 12,        Hearing to approve this Agreement by the Bermuda
2002                           Court.

September 16, 2002             Filing of the Bankruptcy Plan and Disclosure
                               Statement.

October 21, 2002               Approval of Disclosure Statement.

October 22, 2002               Submit application to Bermudian Court (for
                               direction) to call a meeting of creditors to vote on the Schemes of Arrangement.

Between October 22, 2002       (i) Solicitation of votes on the Bankruptcy Plan;
and December 5, 2002           and

                               (ii) Solicitation of votes on the Schemes of Arrangement in accordance with the directions of the Bermuda Court.

December 5, 2002               Confirmation Hearing.

One Business Day later         Hearing of application for Sanction Order.

January 6, 2003                Confirmation Order entered

January 10, 2003               Granting of Sanction Order

January 21, 2003               Effective date of the Bankruptcy Plan and Schemes
                               of Arrangement, which date may be extended to the later of (x) the date that all material
                               Regulatory Approvals are obtained, which date shall not be later than April 30, 2003 and (y) the date of resolution of disputes in connection with balance sheet items as set forth in Section
                               8.14 of the Agreement, which date shall not be later than April 30, 2003 (except as set forth in Section 8.14).

                                                                       Exhibit D

                           Monthly Management Reports

The Company shall provide the following items for each of (i) the Company and its Subsidiaries, on a consolidated basis, (ii) the "Restricted Group" (as such term is used with respect to the debt documents of the Company) and (iii) AGC. All information is to be provided for the month of reporting and the year to date, as of such report.

1.     Copy of Income Statement and Balance Sheet.

       a.     Service Revenue
              (i) Split showing service revenue from commercial customers and carrier customers
              (ii)   Split showing service revenue for voice and data
              (iii)  Top 20 contracts lost or cancelled

       b.     Backlog, sales funnel, major wins
              (i) Summarized sales funnel with estimated probability of success.
              (ii)   Further details on top 20 contracts in the funnel

       c.     Cost of Access
              (i) Split showing cost of access for commercial customers and carrier customers
              (ii)   Split showing cost of access for voice and data

       d.     Operating Expenses

       e.     Service EBITDA

       f.     IRU Sales
              (i)    IRU Backlog
              (ii)   Status of sales funnel

       g. Employment figures, including retrenchment, bonus payments and accruals (monthly and year to date)

2.     Schedules of Key Balance Sheet Lines

       a.     Capital expenditure commitment and spending
              (i)    Direct and indirect capital expenditure
              (ii) Amount of accrued capital expenditure paydown from previous period and new accrued capital expenditure

       b.     Cash flow statement

       c.     Bank balance

       d.     Changes in working capital including changes to:
              (i)    Receivables balance
              (ii)   Payable balance
              (iii)  Net working capital
              (iv)   Working capital changes vs. prior month (including cash)

       e.     Amounts and description of all accrued expenses and revenues

3.     Statistical Reporting

       a.     Headcount reporting
              (i)    Headcount status by function.
              (ii) Movement of individuals on who have a Change of Control Clause in their employment contracts

       b.     Quarterly update of progress of restructuring program
              (i)    Restructuring costs incurred
              (ii) Amount of savings as compared to planned restructuring costs

                                                                       Exhibit E

                  Commitments Containing Non-Compete Covenants

1. Managed Network Services and Channel Sales Agreement dated February 5, 2001 between Global Crossing Services Europe Limited and Society for Worldwide Interbank Financial Telecommunications s.c.r.l. (SWIFT).

2. Purchase Agreement dated November 16, 2001 among Global Crossing Ltd, Asia Global Crossing Ltd., Global Crossing North America Holdings Inc., Saturn Global Network Services Holdings Limited, IXnet Hong Kong Ltd. and Asia Global Crossing (Singapore) Pte Ltd. and GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 Gmbh & Co. Beteiligungs Kg, Bridge Street Special Opportunities Fund 2000, L.P., GS Capital Partners 2000 Employee Fund, L.P., Stone Street Fund 2000, L.P. and GS IPC Acquisition Corp. relating to the sale of the Global Crossing Ltd. entities' IPC Trading Systems divisions.

3. Joint Venture Agreement relating to Exodus Asia-Pacific Ltd. dated as of September 28, 2000 between Asia Global Crossing Ltd. and Exodus Communications, Inc.

4. Joint Venture Agreement among Asia Global Crossing Ltd., Digital Telecommunications Phils., Inc. and Philippines Crossing Land Corporation dated as of December 17, 2000 as amended.

5. Amended and Restated Joint Venture Agreement and Letter Agreement between Asia Global Crossing Ltd. and Microelectronics Technology dated as of December 12, 2000.

6. Joint Venture Agreement between Asia Global Crossing Ltd. and Dacom Corporation dated as of January 30, 2001. The Joint Venture Agreement was amended by the First Amendment and Waiver dated March 27, 2001.

7. Joint Venture Agreement among Global Marine Systems Ltd., Nippon Telegraph & Telephone Corporation and NTT World Engineering Marine Corporation dated as of February 11, 1999.

8. Joint Venture Agreement among Global Marine Systems Ltd., PT Perusahaan Pelayaran Samudera Trikora Lloyd and Trikora Pacific Limited dated as of October 4, 1996.

9.     Joint Venture Agreement among Global Marine Systems Ltd.,
       Telecommunication Authority of Singapore and ASEAN Cableship Pte Ltd dated as of November 15, 1991.

10. Joint Venture Agreement among Global Marine Systems Ltd. and Telecommunication Authority of Singapore dated July 1, 1987.

                                                                       Exhibit F

                                Bermudian Debtors

1.   Global Crossing Ltd. (Bermuda)

2.   Global Crossing Holdings Ltd. (Bermuda)

3.   Atlantic Crossing Ltd. (Bermuda)

4.   Atlantic Crossing Holdings Ltd. (Bermuda)

5.   Mid-Atlantic Crossing Holdings Ltd. (Bermuda)

6.   Global Crossing International Ltd. (Bermuda)

7.   Global Crossing Network Center Ltd. (Bermuda)

8.   Mid-Atlantic Crossing Ltd. (Bermuda)

9.   Pan American Crossing Holdings Ltd. (Bermuda)

10.  South American Crossing Holdings Ltd. (Bermuda)

11.  Pan American Crossing Ltd. (Bermuda)

12.  Atlantic Crossing II Ltd. (Bermuda)

                               PURCHASE AGREEMENT
                              DISCLOSURE SCHEDULE

     Provided herein is the Disclosure Schedule referenced in that certain Purchase Agreement (the "Agreement"), dated as of August 9, 2002, made by and among Global Crossing Ltd., a company organized under the Laws of Bermuda (the "Company"), Global Crossing Holdings Ltd., a company organized under the Laws of Bermuda, the Joint Provisional Liquidators (as defined in the Agreement) of the Company, Singapore Technologies Telemedia Pte Ltd, a company organized under the Laws of Singapore, and Hutchison Telecommunications Limited, a company organized under the Laws of Hong Kong (collectively, the "Investors"). Capitalized terms used herein have the meanings given to them in the Agreement unless otherwise defined.

     The representations and warranties of the Company set forth in Article II of the Agreement are made and given subject to the disclosures in this Disclosure Schedule. This Disclosure Schedule is qualified in its entirety by reference to the Agreement and is not intended to constitute, and may not be construed as constituting, any representation, warranty or covenant of the Company except as and to the extent expressly provided in the Agreement.

     In addition, this Disclosure Schedule is subject to the following terms and conditions:

..      Any reference to Section numbers are to Sections of the Agreement unless otherwise stated.

..      The fact that any item of information is disclosed in any Section of this
       Disclosure Schedule may not be construed (i) to mean that such disclosure is required by the Agreement, including, in order to render any representation or warranty true or correct, or (ii) to constitute a representation or warranty as to the materiality of any item so disclosed.

..      The inclusion of any item herein when listing a "material" item or an item having a "Material Adverse Effect" is not deemed to be an admission or representation that the included item is "material" or results in a "Material Adverse Effect" for purposes of the Agreement or otherwise.

..      Information disclosed by the Company pursuant to a particular Section of the Agreement or this Disclosure Schedule shall be deemed to be incorporated in, and disclosed solely with respect to, such Section. In no event shall the disclosure of such information pursuant to a particular Section of the Agreement or this Disclosure Schedule be deemed to be incorporated in and disclosed with respect to any other Sections of the Agreement and this Disclosure Schedule, except to the extent a specific cross reference is set forth therein.

..      The annexes, attachments and exhibits to this Disclosure Schedule, if any, form an integral part of this Disclosure Schedule and are incorporated by reference for all purposes as if set forth fully herein.

..      The headings and descriptions herein are for descriptive purposes and convenience of reference only and should not be deemed to affect the representations, warranties or covenants made in the Agreement or to limit the exceptions made therein.

                                    EXHIBIT B

                                       to

                              DISCLOSURE STATEMENT

                   STATEMENT OF THE AD HOC COMMITTEE OF GLOBAL
                     CROSSING NORTH AMERICA IN OPPOSITION TO
                            CONFIRMATION OF THE PLAN

     The Ad Hoc Committee of Noteholders of Global Crossing North America, Inc. ("GCNA") f/k/a Frontier Corporation ("Frontier")/1/ does not support the Plan because the Ad Hoc Committee believes that, among other things, the Plan (a) does not properly classify or treat the 7.25% Notes and the 6 % Dealer Remarketable Notes issued by Frontier (the "Frontier Notes"), (b) the Plan extinguishes for no or inadequate consideration certain causes of action that might be asserted on behalf of the GCNA estates for the benefit of GCNA's creditors, including the holders of the Frontier Notes, (c) the Plan improperly transfers causes of action that may be brought for the benefit of creditors of GCNA and the holders of the Frontier Notes to the Liquidating Trust, created largely for the benefit of other creditors, and (d) the Plan selectively consolidates assets and liabilities of the Debtors to the detriment of the holders of Frontier Notes.

     The Plan, based on certain assumptions of the Debtors and the Creditors Committee described in the Disclosure Statement, may result in a recovery of approximately 3.2% for the holders of the Frontier Notes. The Ad Hoc Committee believes that the claims, rights and causes of action (the "Frontier Property") that are being released or transferred under the Plan may have substantial value. Consequently, the Ad Hoc Committee believes that the Frontier Property should be preserved for the benefit of the Frontier/GCNA estate so that the potential value of the Frontier Property is maximized for the benefit of the Frontier creditors, including the Noteholders. The Ad Hoc Committee can not estimate with any degree of certainty the value of the Frontier Property. Nevertheless, Frontier Noteholders should weigh the de minimis distribution being allocated to them under the Plan against the potential value that may be realized from the preservation of the Frontier Property.

                FOR THESE AND OTHER REASONS, THE AD HOC COMMITTEE
              RECOMMENDS THAT THE HOLDERS OF THE GCNA AND FRONTIER
               NOTES CLASSIFIED IN CLASS E VOTE AGAINST THE PLAN.


The Frontier Notes

     Frontier issued the 7.25% Notes in aggregate principal amount of $300,000,000 pursuant to an Indenture dated as May 21, 1997 (the "May 21 Indenture") between Frontier as obligor and The Chase Manhattan Bank ("Chase") as Indenture Trustee. Frontier issued the 6 % Dealer Remarketable Notes in the aggregate principal amount of

 -----------------------------
 /1/ The current members of the Ad Hoc Committee of Bondholders of Global Crossing North America, Inc. are American Physicians Assurance Corp., AP Specialty Insurance Corp., Architects and Engineers Insurance Co., Inc., Knights of Columbus, MatlinPatterson Global Advisers LLC, Nationwide Insurance Company, Nationwide Foundation, Nationwide Mutual Insurance Company, Regiment Capital Ltd., Norse CBO, Ltd., President and Fellows of Harvard College, Triage Capital Management, L.P., OTA LLC, Triage Offshore Fund, Ltd., and Deutsche Bank AG London Branch.

$200,000,000 pursuant to the May 21 Indenture as supplemented by a supplemental indenture dated December 8, 1997 with Chase as Indenture Trustee. The Frontier Notes are senior obligations of Frontier, pari passu with the claims of Frontier's lenders, one of which was also Chase.

Frontier is Acquired by Global Crossing

     Pursuant to an Agreement and Plan of Merger by and among Global Crossing Ltd. ("GCL"), GCF Acquisition Corp. ("GCF"), a wholly owned subsidiary of GCL, and Frontier dated as of March 16, 1999, GCF merged into Frontier and Frontier, as the surviving corporation, thereby became a wholly owned subsidiary of GCL. The Frontier Notes remained outstanding obligations of the surviving subsidiary, GCNA. The Frontier Notes prohibited GCNA and its subsidiaries from granting a lien on their respective properties or assets without equally and ratably securing the Frontier Notes. Thus, when GCNA, Global Crossing Holdings, Ltd. and GCL became borrowers under the Credit Agreement, dated August 10, 2000 which contemplated the granting of security interests, the claims of the lenders under the Credit Agreement and the Frontier Notes were granted security on an equal and ratable basis in various property of the obligors and their subsidiaries and affiliates. Accordingly, on and after August 25, 2000, GCNA and certain of its subsidiaries and/or affiliates, including ALC Communications Corporation and Global Crossing Telecommunications, Inc., pledged their holdings of capital stock in certain other subsidiaries and /or affiliates. Pursuant to collateral trust agreements by and among these GCNA affiliates and Chase, Chase held and continues to hold the pledged collateral for the benefit of the holders of the Frontier Notes and the Lenders. Chase is also the administrative agent of the Credit Agreement as well as the Indenture Trustee and the collateral trustee. The Ad Hoc Committee believes that the rights of the Frontier Noteholders as secured creditors are not being properly recognized under the Plan.

Sale of Frontier's ILEC Business

     On June 29, 2001, GCL sold Frontier's ILEC business to Citizens Communications Company ("Citizens"). The sale was accomplished through a Stock Purchase Agreement among GCL, its indirect subsidiary, GCNA and Citizens. The purchase price under the amended Purchase Agreement was $3,500,000,000, subject to certain adjustments for closing date liabilities and working capital balances. Ultimately, the sale netted GCL $3.369 billion or approximately $3,266 per access line.

     No portion of the sale proceeds were used to pay down the Frontier Notes. Instead, approximately (i) $1.5 billion was paid to Chase as agent under the Credit Agreement for the benefit of the Lenders, (ii) $1 billion was used to satisfy a short term bridge loan payable to Citibank incurred through a UK subsidiary of GCNA to fund GCL's acquisition of Racal Telecom, and (iii) over $800 million was purportedly used for general corporate purposes of the Debtor entities. The Ad Hoc Committee believes that some or all of these payments give rise to viable claims that are being released under the Plan or transferred to a creditors trust for all creditors, including Chase and the lender group. The Ad Hoc Committee is investigating whether the sale of the ILEC was a sale of substantially all of the assets and other facts that may give rise to additional causes of action.

Chase and Other Lenders Receive Releases Under Plan

     The Plan provides that Chase and the other Lenders will be released from all claims that the Debtors could assert against them in their capacity as Lenders, including the funds paid to them out of the proceeds of the ILEC sale noted above. The Ad Hoc Committee believes that the transfers of the sale proceeds to the Lenders and other parties may constitute fraudulent transfers tha t could be avoided for the benefit of the GCNA estate, and should not be released without adequate consideration to the GCNA estate. The Ad Hoc Committee believes that GCNA is not receiving adequate consideration for the settlements of these claims under the Plan. The holders of the Frontier Notes might receive a substantially greater recovery if these claims were preserved for prosecution by a representative GCNA estates than they are scheduled to receive under the Plan settlement incorporating the releases.

     In addition to the releases that Chase and the Lenders receive under the Plan, they will be the beneficiaries of 50% of the Liquidating Trust which, among other things, will receive the Frontier Property. Stated differently, Chase and the other Lenders who received payments from sale of Frontier assets are being released under the Plan for claims relating to those payments and then they are made the largest beneficiaries of the Frontier Property transferred from GCNA under the Plan to the Liquidating Trust.

The Plan is Based Upon an Improper "Deemed Consolidation"

     The Plan incorporates a provision which the Debtors refer to as a "deemed consolidation". The Ad Hoc Committee believes that this device has no support in the Bankruptcy Code, and unfairly prejudices the rights of GCNA creditors. In essence, the device is being used to support a distribution scheme that the Ad Hoc Committee believes strips value from the GCNA estate, while eliminating certain fundamental protections afforded to creditors of the GCNA estate under the Bankruptcy Code. The "deemed consolidation" allows the Debtors to mix certain elements of a non-consolidated plan, such as treating the Lenders' unsecured claims as structurally senior to the claims of Frontier Noteholders and other creditors, for example, with elements of a consolidated plan such as consolidation of the distributions for all other creditor classes and consolidation of claims within classes without regard to the Debtor entity against which the claims are asserted. This Plan mechanism also permits the Debtors to transfer assets, including a recovery of funds held by or for Citizens relating to the overfunded pension funds that the Ad Hoc Committee believes should pursued for the benefit of the GCNA estate, to the Liquidating Trust to be shared by creditors of all estates, rather than being used for the benefit of the GCNA creditors. By employing this device, the Debtors effectively strip the creditors of GCNA of the right to vote as a single estate, the right to prevent approval of the releases and asset transfers, and the ability to obtain the full range of protections afforded each individual estate. The Ad Hoc Committee believes that this classification structure and partial, selective application of the consolidation doctrine renders the Plan unconfirmable.

           FOR ALL OF THE REASONS STATED ABOVE, THE MEMBERS OF THE AD
              HOC COMMITTEE AND THEIR SUPPORTERS UNANIMOUSLY OPPOSE
             THE PLAN AND URGE THE HOLDERS OF THE FRONTIER NOTES TO
                            VOTE TO REJECT THE PLAN.

     The legal advisors for the Ad Hoc Committee are Peter D. Wolfson and Carole Neville of Sonnenschein Nath & Rosenthal, 1221 Avenue of the Americas, New York, New York 10020. They can be reached at (212) 768-6700.

                                    EXHIBIT C

                                       to

                              DISCLOSURE STATEMENT

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT AS TO ANY ASPECT OF THESE PROPOSALS OR AS TO THE ACTION YOU SHOULD TAKE YOU SHOULD CONSULT YOUR SOLICITOR/ATTORNEY OR OTHER PROFESSIONAL ADVISER WITHOUT DELAY

--------------------------------------------------------------------------------

                              EXPLANATORY STATEMENT

                      IN THE MATTER OF GLOBAL CROSSING LTD.
               AND IN THE MATTER OF GLOBAL CROSSING HOLDINGS LTD.
                   AND IN THE MATTER OF ATLANTIC CROSSING LTD.
              AND IN THE MATTER OF ATLANTIC CROSSING HOLDINGS LTD.
            AND IN THE MATTER OF MID-ATLANTIC CROSSING HOLDINGS LTD.
             AND IN THE MATTER OF GLOBAL CROSSING INTERNATIONAL LTD.
            AND IN THE MATTER OF GLOBAL CROSSING NETWORK CENTER LTD.
                 AND IN THE MATTER OF MID-ATLANTIC CROSSING LTD.
            AND IN THE MATTER OF PAN AMERICAN CROSSING HOLDINGS LTD.
           AND IN THE MATTER OF SOUTH AMERICAN CROSSING HOLDINGS LTD.
                 AND IN THE MATTER OF PAN AMERICAN CROSSING LTD.
                 AND IN THE MATTER OF ATLANTIC CROSSING II LTD.
           AND IN THE MATTER OF GLOBAL CROSSING PORTFOLIO HOLDINGS LTD
                       AND IN THE MATTER OF PAC PANAMA LTD
                      AND IN THE MATTER OF SOUTH AMERICAN CROSSING LTD
         AND IN THE MATTER OF GLOBAL CROSSING INTELLECTUAL PROPERTY, LTD
                        (each in Provisional Liquidation)
          (each a "Bermuda Debtor" and together the "Bermuda Debtors")

                                  Proposals for

                        CREDITORS SCHEMES OF ARRANGEMENT
             (under section 99 of the Companies Act 1981 of Bermuda)

--------------------------------------------------------------------------------

A NOTICE OF MEETINGS OF THE CREDITORS OF THE BERMUDA DEBTORS TO CONSIDER THE CREDITORS SCHEMES OF ARRANGEMENT IS SET OUT IN ANNEXURE 2.

THIS DOCUMENT HAS BEEN PREPARED IN CONNECTION WITH VOTING ON THE CREDITORS SCHEMES OF ARRANGEMENT. NOTHING IN THE EXPLANATORY STATEMENT SHOULD BE RELIED ON FOR ANY OTHER PURPOSE INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH TRADING IN ANY DEBT OF GLOBAL CROSSING LTD., OR ITS SUBSIDIARIES OR IN CONNECTION WITH THE PURCHASE OF ANY ASSET OR BUSINESS OF GLOBAL CROSSING LTD., OR ITS SUBSIDIARIES. CREDITORS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DOCUMENT AS LEGAL, TAX OR FINANCIAL ADVICE. EACH CREDITOR SHOULD CONSULT HIS OWN PROFESSIONAL ADVISERS AS TO THE LEGAL, TAX, FINANCIAL OR OTHER MATTERS RELEVANT T0 THE ACTION HE SHOULD TAKE IN CONNECTION WITH THE SCHEMES.

                                TABLE OF CONTENTS


                                                                                      Page
PART I: INTRODUCTION ....................................................................1
1   Definitions and Interpretation ......................................................1
2   Important Notice to Scheme Creditors ................................................1
3   Executive Summary ...................................................................1
4   The Joint Provisional Liquidators and their Advisers ................................5
    4.1   The Joint Provisional Liquidators .............................................5
    4.2   Advisers to the Joint Provisional Liquidators .................................5
    4.3   Key dates and Expected Timetable ..............................................6
PART II: BACKGROUND TO THE SCHEMES OF ARRANGEMENT .......................................7
5   What is a Scheme of Arrangement and a Plan of Reorganisation? .......................7
6   What is proposed? ...................................................................7
7   Which Creditors are affected? .......................................................7
    7.1   Creditors of Bermuda Debtors ..................................................7
    7.2   Priority Claims ...............................................................8
    7.3   Treatment of Claims ...........................................................8
    7.4   Voting on the Schemes .........................................................8
    7.5   Eligibility ...................................................................8
    7.6   Assessment of Claim for Voting Purposes .......................................9
    7.7   Security and Set-off Rights ...................................................9
    7.8   Voting Assessment Non-Binding .................................................9
    7.9   Notice of Creditors Meeting ...................................................9
    7.10  Ballot/Proxy Form .............................................................9
    7.11  Proxy Return  ................................................................10
    7.12  Special procedure for Bondholder Claims ......................................10
    7.13  Attending Creditors Meetings in Person .......................................11
    7.14  Record Date for Creditors ....................................................11
    7.15  Corporate Representatives ....................................................11
    7.16  Court approval and filing with the Registrar of Companies of Bermuda .........ll
    7.17  Conditions Precedent to Schemes ..............................................11
    7.18  Timing .......................................................................12


                                TABLE OF CONTENTS

                                   (continued)


                                                                                      Page
PART III: BACKGROUND TO THE BERMUDA DEBTORS AND EVENTS SINCE
  THE PROVISIONAL LIQUIDATION ORDERS ...................................................13
8 Background to the Bermuda Debtors ....................................................13
    8.1   Global Crossing Ltd ..........................................................13
    8.2   Global Crossing Holdings Ltd .................................................13
    8.3   Atlantic Crossing Ltd ........................................................13
    8.4   Atlantic Crossing Holdings Ltd ...............................................13
    8.5   Mid-Atlantic Crossing Holdings Ltd ...........................................14
    8.6   Global Crossing International, Ltd ...........................................14
    8.7   Global Crossing Network Center Ltd ...........................................14
    8.8   Mid-Atlantic Crossing Ltd ....................................................14
    8.9   Pan American Crossing Holdings Ltd ...........................................14
    8.10  South American Crossing Holdings Ltd .........................................15
    8.11  Pan American Crossing Ltd ....................................................15
    8.12  Atlantic Crossing II Ltd .....................................................15
    8.13  Global Crossing Portfolio Holdings Ltd .......................................15
    8.14  PAC Panama Ltd ...............................................................15
    8.15  South American Crossing Ltd ..................................................16
    8.16  Global Crossing Intellectual Property, Ltd ...................................16
9 Global Crossing Group overview .......................................................16
    9.1   The Global Crossing Group ....................................................16
    9.2   The Business of the Global Crossing Group ....................................16
    9.3   The Global Crossing Network ..................................................16
    9.4   Disclosure Statement .........................................................17
    9.5   Financial information of the Global Crossing Group ...........................17
    9.6   Steps taken by the Joint Provisional Liquidators .............................17
    9.7   Co-ordination of Bermudian and US Proceedings ................................17
    9.8   Oversight Role ...............................................................17
    9.9   Significant developments since appointment of the Joint Provisional
          Liquidators ..................................................................17


                                TABLE OF CONTENTS

                                   (continued)


                                                                                      Page
10 Investment by Singapore Technologies Telemedia Pte Ltd and Hutchison
   Telecommunications Limited ..........................................................17
   10.1   Strategy .....................................................................17
   10.2   Letter of Intent .............................................................17
   10.3   Further Developments .........................................................18
   10.4   The Purchase Agreement .......................................................18
   10.5   Benefits of the Proposed Investment ..........................................18
   10.6   STT ..........................................................................19
   10.7   Hutchison ....................................................................19
11 Bar Date ............................................................................19
12 The Joint Provisional Liquidators Recommendation ....................................19
PART IV: SUMMARY OF THE MAIN PROVISIONS OF THE SCHEMES AND THE
   PLAN ................................................................................19
13 SCHEMES OF ARRANGEMENT ..............................................................20
   13.1   Purpose of the Schemes .......................................................20
   13.2   Establishment of Scheme Claims for Distribution Purposes .....................20
   13.3   Single Distribution ..........................................................21
   13.4   Disputed Claims ..............................................................21
   13.5   Venue ........................................................................21
   13.6   Scheme Claims ................................................................21
   13.7   Costs ........................................................................21
   13.8   Preferential Claims ..........................................................21
   13.9   Secured Creditors ............................................................21
   13.10  Set-off ......................................................................22
   13.11  Interest .....................................................................22
   13.12  Moratorium and Release .......................................................22
   13.13  Distributions Mechanism ......................................................22
   13.14  Modifications to the Schemes .................................................22
   13.15  Deemed Consolidation .........................................................22
14 PLAN OF REORGANIZATION ..............................................................22
   14.1   Summary ......................................................................22


                                TABLE OF CONTENTS

                                   (continued)


                                                                                      Page
    14.2   Classification and Treatment of Claims and Interests ........................22
    14.3   Means of Implementation .....................................................24
    14.4   Deemed Consolidation ........................................................24
    14.5   Settlement of Claims ........................................................24
New Global Crossing ....................................................................24
    14.6   Authorisation of New Securities .............................................24
    14.7   Formation and Name ..........................................................25
    14.8   Transaction Agreements ......................................................25
    14.9   Board of Directors ..........................................................25
    14.10  Transfer of Assets and Obligations of Certain Debtors Under the Plan ........25
The Estate Representative ..............................................................25
    14.11  Summary .....................................................................25
    14.12  Making Distributions ........................................................25
    14.13  Serving as Liquidating Trustee ..............................................25
    14.14  Resolving Disputed Prepetition Claims And Other Actions .....................25
    14.15  Bringing Avoidance Actions ..................................................26
    14.16  Prosecution of Causes of Action .............................................26
    14.17  Mechanics ...................................................................26
    14.18  Liquidating Trust ...........................................................26
    14.19  Conditions to the Effective Date ............................................27
    14.20  Modification of the Plan; Revocation or Withdrawal of the Plan ..............27
    14.21  Retention of Jurisdiction ...................................................27
PART V: COMPARISON OF THE SCHEME PROPOSALS WITH BERMUDIAN
    AND US INSOLVENCY PROCEDURES .......................................................27
15  PRINCIPLES OF THE SCHEME AND PLAN ..................................................27
    15.1   The Basic Principles ........................................................27
    15.2   Timing Differences ..........................................................27
    15.3   Barring of Creditors' Claims ................................................28
    15.4   Consolidation of Claims .....................................................28
    15.5   Effective Date injunction ...................................................28
ANNEXURE 1: DEFINITIONS ................................................................29


                               TABLE OF CONTENTS

                                   (continued)

                                                                           Page

ANNEXURE 2 NOTICE CONVENING CREDITORS MEETINGS ..............................31

PART I: INTRODUCTION

1   DEFINITIONS AND INTERPRETATION

1.1 In this Explanatory Statement, unless the context otherwise requires, the expressions defined in Annexure 1 to this Explanatory Statement have the meanings defined therein. Capitalised terms which do not appear in Annexure 1 are defined in the Scheme, or failing that the Plan or the Disclosure Statement.

2   Important Notice to Scheme Creditors

2.1 This Explanatory Statement has been prepared in connection with proposed Schemes of Arrangement pursuant to Section 99 of the Companies Act between each Bermuda Debtor and its Creditors. There is only one Scheme document covering all the Schemes.

2.2 The information contained in this Explanatory Statement has been prepared by Philip Wallace, Jane Moriarty and Malcolm Butterfield in their capacity as Joint Provisional Liquidators of the Bermuda Debtors. In preparing the Schemes, the Joint Provisional Liquidators have relied upon information obtained from the Bermuda Debtors' records and although the Joint Provisional Liquidators have no reason to doubt the accuracy of that information, they are unable to warrant and represent that it, or any information prepared by a third party, is accurate.

2.3 Unless otherwise indicated the statements contained in the Explanatory Statement are made as at 22 October 2002 and reflect the circumstances existing and the information of which the Joint Provisional Liquidators were aware at that time.

2.4 Nothing in the Explanatory Statement shall constitute any admission of fact or liability on the part of the Bermuda Debtors with respect to any asset to which it may be entitled or any claim against it. The Joint Provisional Liquidators have not authorised any person to make any representations concerning the Schemes which are inconsistent with the statements contained herein, and if such representations are made, they may not be relied upon as having been so authorised.

2.5 The Joint Provisional Liquidators are not responsible for any statement of opinion or fact contained in this document.

2.6 None of the contents of the Schemes or the Explanatory Statement are intended to constitute advice given to Creditors. Creditors should take their own advice from professional advisers before taking any action in connection with the Schemes.

2.7 This Explanatory Statement was not prepared by the Investors, the Investors' advisers, or New Global Crossing. The Investors, the Investors' advisers and New Global Crossing are not responsible, and do not assume responsibility for the reasonableness, accuracy or completeness of the Explanatory Statement or any information included herein including, without limitation information concerning projections, business plan, risk factors, and liquidation analysis and do not endorse, make any representation, or express any opinion or any other form of assurance with respect to the Explanatory Statement. The Investors, the Investors' advisers, and New Global Crossing will not be bound by, and will not have any obligation or liability arising solely from or relating solely to anything in this Explanatory Statement.

3   Executive Summary

3.1 The Bermuda Debtors are insolvent. The Bermuda Debtors have each filed voluntary petitions in the US Court for relief under chapter 11 of the US Bankruptcy Code.

3.2 The Bermuda Debtors have also presented winding up petitions in Bermuda, and Philip Wallace, Malcolm Butterfield and Jane Moriarty have been appointed as Joint Provisional Liquidators of each of them. The Bermuda Debtors are accordingly the subject of formal insolvency proceedings both in Bermuda and in the United States.

3.3 The Chapter 11 Proceedings were commenced for the purpose of reorganising and restructuring the affairs of the Debtors and the Subsidiaries through the negotiation and approval of a plan of reorganisation pursuant to chapter 11 of the US Bankruptcy Code while at the same time protecting the assets of the Debtors and the Subsidiaries.

3.4 The Bermuda Proceedings were commenced because Bermuda is the country of incorporation of the Bermuda Debtors and to facilitate a co-ordinated reorganisation of the Bermuda Debtors and the Subsidiaries. It was believed that, pursuant to applicable principles of private international law, for any reorganization of the Bermuda Debtors and their subsidiaries to be successful, both the Bermuda Proceedings and the Chapter 11 Proceedings would need to be implemented.

3.5 Global Crossing Ltd., ("GCL") and Global Crossing Holdings Ltd., ("GC Holdings") have, together with the Joint Provisional Liquidators, entered into the Purchase Agreement with the Investors that will facilitate the Debtors coming out of the Chapter 11 Proceedings.

3.6 Under the Purchase Agreement the Investors agree, among other things, to invest a total of $250,000,000 in New Global Crossing through the purchase of 6,600,OOO shares of the New Common Stock and 18,000,OOO shares of the New Preferred Stock. That investment is conditional on a number of events, including the transfer to New Global Crossing of substantially all the assets of GCL and GC Holdings (including the stock of the other Bermuda Debtors), confirmation of the Plan, the sanctioning of the Schemes, satisfaction of certain financial tests and obtaining applicable regulatory approvals.

3.7 The liquidation analysis which has been prepared by the Debtors and which appears in the Disclosure Statement indicates that the creditors of the Debtors will receive a better distribution under the Plan and the Schemes of Arrangement than they would do in the event that the Debtors were to be placed in liquidation. This liquidation analysis has been prepared by the Debtors on a consolidated basis, and the JPLs consider that this is the only practical way of assessing the proposed benefits to creditors under the Plan and the Schemes given the terms of the agreement with the Investors and the consequent difficulty of entangling assets from particular corporate entities. Accordingly, based on the Debtors' analysis, the JPLs believe that the Schemes of Arrangement are in the best interests of the Bermuda Debtors and their creditors.

3.8 The Agent and the Committee have agreed how the assets of the Global Crossing group should be allocated between the Lenders and the unsecured creditors for distribution purposed under the Plan (and therefore, under the Schemes). The assets to be distributed between the categories of creditors are set out in Clause 14.2.

3.9 Subject to the reserve for Class F under the Plan (see Section II of the Disclosure Statement), the holders of General Unsecured Claims will receive their pro rata portion of (i) $2,945,000 of New Senior Secured Notes, (ii) 3.83% of the New Common Stock (after taking into account conversion of the New Preferred Stock, but before any dilution for the exercise of options granted under the Management Incentive Plan), (iii) 5.89% of the beneficial interests in the Liquidating Trust, and (iv) $706,800 in cash from the Bermuda Account plus 5.89% of any amount remaining after completion of the Bermuda reorganisation/liquidation process.

3.10 The holders of the Lender Claims will receive, in accordance with the terms of the Credit Agreement, their proportionate share of (i) approximately $305,000,000 in cash (see below), (ii) $175,000,000 of New Senior Secured Notes,
(iii) 6% of the New Common Stock (after taking into account conversion of the New Preferred Stock, but before any dilution for the exercise of options granted under the Management Incentive Plan), (iv) 50% of the beneficial interests in the Liquidating Trust, (v) 100% of any recovery on any and all claims against Lodwrick M. Cook, a director and his wife, Carole D. Cook arising out of, or in connection with the $7,500,000 loan by GC Holdings to Lodwrick M. Cook and Carole D. Cook and the proceeds therefrom and (vi) approximately $6,000,000 in cash from the Bermuda Account.

3.11 Subject to the reserve for Class F under the Plan (see Section II of the Disclosure Statement), the holders of the Bondholder Claims will receive their pro rata portion of (i) $18,975,000 of New Senior Secured Notes, (ii) 24.67% of the New Common Stock (after taking into account conversion of the New Preferred Stock, but before any dilution for the exercise of options granted under the Management Incentive Plan), (iii) 37.95% of the beneficial interests in the Liquidating Trust, and (iv) $4,554,000 in cash from the Bermuda Account, plus 37.95% of any amount remaining after completion of the Bermuda reorganisation/liquidation process.

3.12 The remaining 6.16% beneficial interest in the Liquidating Trust will vest in the holders of the GCNA Notes Claims (Class E) as part of their Distribution under the Plan.

3.13 The Debtors estimate that over 20,600 creditors have claims of $100,000 or less. The vast majority of these claims are those of suppliers and vendors. For purposes of administrative convenience and in accordance with the Bankruptcy Code, the Plan provides that each holder of a General Unsecured Claim whose claim becomes allowed in the amount of $100,000 or less will receive a cash distribution rather than participating in the distributions for Class F. Such Claims are to be designated as Convenience Claims. Each holder of an allowed Convenience Claim will receive a cash payment equal to the lesser of 5% of such claim or its pro rata share of $3,000,000, with less than 800 such creditors with an aggregate value of $13.4 million having claims against the Bermuda Debtors.

3.14 A liquidation analysis prepared by the Debtors is set out in Section XI of the Disclosure Statement. The Debtors believe, based on this analysis, that the general body of creditors will achieve a better result through the Schemes and the Plan than by a liquidation of the Debtors.

3.15 Co-ordination of the Schemes with the Plan is crucial in order to ensure that there are minimal differences between the Bermuda Proceedings and the Chapter 11 Proceedings. Without co-ordination, there would be no assurance that comparable creditors would be treated in a similar manner. Failure to co-ordinate the Bermuda Proceedings and the Chapter 11 Proceedings would increase the complexity and cost of any reorganization, and delay and reduce distributions to Creditors under the Plan and the Schemes.

3.16 The purpose of the Explanatory Statement is:

     (i) to provide background information in relation to the Bermuda Debtors and their recent history;

     (ii) to explain the advantages and disadvantages of the proposed Schemes, the relationship between the Schemes and the Plan, and the consequences of the other courses of action which are available to the Bermuda Debtors; and

     (iii) summarize the more significant provisions of the Schemes and the Plan;

in order to allow Creditors to reach an informed decision on whether to vote in favour of the Schemes at the forthcoming Creditors Meetings.

3.17 Points (i) and (ii) are dealt with in the General Background section at Parts II and III.

3.18 Point (iii) is dealt with in the Summary of Main Provisions of the Scheme at Part IV. This summary is a guide, and should not be relied on in place of reading the provisions of the Schemes and the Plan themselves.

Accompanying this document is the Plan and a Disclosure Statement, approved by the US Court, which explains in detail how the Schemes and the Plan will work and provides a great deal of information about the Bermuda Debtors and their businesses. They should be read in conjunction with this Explanatory Statement. In the event of any inconsistency between the terms of the Purchase Agreement on the one hand and the terms of the Plan and/or Scheme on the other, the terms of the Purchase Agreement will prevail. Furthermore, in the event of any inconsistency between the terms of the Plan, the Disclosure Statement, the Schemes and the Explanatory Statement, the terms of the Plan will prevail. All Distribution shall be made under the Plan.

4   The Joint Provisional Liquidators and their Advisers

4.1 The Joint Provisional Liquidators

Mr Philip Wallace
KPMG LLP
8 Salisbury Square
London EC4Y 8BB
United Kingdom

Mr Malcolm Butterfield
KPMG
Crown House
P.O. Box HM 906
Hamilton HM DX
Bermuda

Ms Jane Moriarty
KPMG LLP
8 Salisbury Square
London EC4Y 8BB
United Kingdom

4.2 Advisers to the Joint Provisional Liquidators

Attride-Stirling & Woloniecki
Crawford House
50 Cedar Avenue
Hamilton HM 11
Bermuda

Shearman & Sterling
599 Lexington Avenue
New York, NY
10022-6069 USA

Denton Wilde Sapte
5 Chancery Lane,
Clifford's Inn,
London EC4A IBU
United Kingdom

4.3 Key dates and Expected Timetable

-----------------------------------------------------------------------------------------------
Forms of Proxy for use at the Creditors Meetings to be returned by          22 November 2002,
                                                                            by 4pm prevailing
                                                                            Eastern time
-----------------------------------------------------------------------------------------------
Creditors Meetings                                                          25 November 2002
-----------------------------------------------------------------------------------------------
Court hearing of the Petitions to sanction the Schemes                      6 December 2002
-----------------------------------------------------------------------------------------------
Earliest Effective Date of the Schemes #                                    21 January 2003
-----------------------------------------------------------------------------------------------


#It is expected that the Effective Date of the Schemes will be on or after 21 January 2003 but no later than 30 April 2003.

PART II: BACKGROUND TO THE SCHEMES OF ARRANGEMENT

5   What is a Scheme of Arrangement and a Plan of Reorganisation?


5.1 A scheme of arrangement is a compromise or arrangement between a company and some or all of its creditors governed by Section 99 of the Companies Act. A scheme becomes binding on creditors when:

       (i) a majority in number representing three-quarters in value of those voting in each class of creditors, vote in person or by proxy in favour of the scheme at a specially convened meeting; and

       (ii) the Bermuda Court subsequently makes an order sanctioning the scheme; and


       (iii) a copy of that order is delivered to the Registrar for registration.


5.2 A plan of reorganisation is a procedure under chapter 11 of the US Bankruptcy Code enabling a debtor company, in certain circumstances, to reach a legally binding compromise with its creditors, and which is filed with the US Court. If it satisfies certain legal requirements, is accepted by a majority in number and two-thirds in a mount of the creditors who vote, and is approved by the US Court, it will become binding on the company and the creditors.

6   What is proposed?

6.1 It is proposed to give effect to the transactions in the Purchase Agreement. The Bermuda Debtors believe that the Bermuda Debtors cannot realistically be reorganised in isolation from the rest of the Debtors and non-Debtor Subsidiaries. The Bermuda Debtors' assets are subject to two different legal systems, one in Bermuda and the other in the US. Although both systems have as a basic principle the fair distribution of a company's assets amongst its creditors there are differences between the two systems. In order to ensure that all Creditors are treated equally (and receive only one Distribution in respect of each Allowed Claim), the Schemes and the Plan together will have a common system of distribution. Scheme Creditors who claim only in a Scheme and not in the Plan will receive a distribution in accordance with the Plan. Procedurally, however, there is one important difference between the Chapter 11 Proceedings and the Bermuda Proceedings; under the Chapter 11 Proceedings, all of the Bermuda Debtors who are having the claims against them compromised by the Plan, are deemed to be consolidated for voting purposes. Thus, for example, creditors in the Chapter 11 Proceedings making a claim under a guarantee are deemed to have only one claim against the consolidated Bermuda Debtors. Under the laws of Bermuda, however, it is not possible to consolidate the Bermuda Debtors in this way and there will therefore be a separate Scheme for each Bermuda Debtor. Each Creditor will therefore be entitled to vote in the relevant Scheme for each Bermuda Debtor. For ease of administration there will only be one Scheme document and one Explanatory Statement covering all of the Schemes.

7   Which Creditors are affected?

7.1 Creditors of Bermuda Debtors. The Schemes will apply to certain Creditors of the Bermuda Debtors. Essentially, these are the holders of Lender Claims, Convenience Claims and General Unsecured Claims who would be entitled to claim in a liquidation of the Bermuda Debtors in Bermuda or who are entitled to claim under the Chapter 11 Proceedings. In addition in respect of the Schemes for GCL and GC Holdings only, Creditors also include the holders of Bondholders Claims.

7.2 Excluded Claims. The Scheme will not affect or apply to the claims of those Creditors who have Priority Non-Tax Claims, Priority Tax Claims or Administrative Expense Claims. It will also not affect Secured Claims in the US or to the extent that they have a security interest, certain rights of set-off or Preferential Claims in Bermuda. Nor will the Scheme affect Creditors' post-petition claims in the Provisional Liquidation or under the Chapter 11 Proceedings. All such claims will be paid in accordance with the Plan and the holders of such claims will not be entitled to vote on the Schemes in respect thereof. Further, certain unsecured claims pursuant to a guarantee where the primary obligation is owed by another Debtor. The Debtors' creditor analysis shows that any such claims are against GCL or GC Holdings and the vast majority, if not all, of the holders of such claims, are US resident or are/will be subject to the jurisdiction of the US Court and, it is understood, will be compromised by the Plan.

7.3 Treatment of Claims. Creditors who have an Allowed Claim in the Chapter 11 Proceedings will be deemed to have claimed in the relevant Scheme(s) also, and therefore will not be required to submit a separate claim in that Scheme or Schemes. Creditors who have claimed only in a Scheme will not be deemed to have claimed in the Chapter 11 Proceedings. Creditors who have claimed or are deemed to have claimed in both a Scheme and the Chapter 11 Proceedings will be asked to vote in both that Scheme and on the Plan. Creditors with a Claim that is dealt with under the Scheme and in the Chapter 11 Proceedings will, however, receive only a single distribution in respect of such Claim. Creditors who claim only in a Scheme will not be prejudiced as a result.

7.4 Voting on the Schemes. If you are a Scheme Creditor who is deemed to have claimed in a Scheme or who has in fact claimed in a Scheme, you will be entitled to attend and (provided your claim is allowed for voting purposes) vote at the meeting of Creditors of that particular Bermuda Debtor to consider and, if thought fit, approve that Scheme provided your Scheme Claim has been allowed for voting purposes. There will be a separate meeting for each Class of Creditors for each Scheme and each Class will vote separately (such meetings and voting will take place concurrently in respect of each Bermuda Debtor). Creditors with Allowed Claims that are impaired by the Plan and have been admitted for voting purposes in the Plan may also vote on the Plan. There will therefore be separate votes, one on each Scheme, and the other on the Plan. In order to assist Creditors who are entitled to vote in both the Plan and a Scheme, the Joint Provisional Liquidators and the Bermuda Debtors have prepared a combined ballot/proxy form for each Class of Creditor which when completed will constitute a vote on both the Plan and a proxy in respect of the relevant Scheme. This is designed to simplify the process of voting for Creditors. Creditors who want their Claims to be admitted for voting purposes in a Scheme only or who wish to exercise their vote in a way not contemplated by the ballot/proxy form are invited to contact the Joint Provisional Liquidators and will be provided with a special proxy form to vote at the Creditors Meetings.

7.5 Eligibility. A Claim of a Scheme Creditor can become allowed for voting purposes in any of the following ways:

       (i) If it is listed by one of the Bermuda Debtors in the schedules (as amended from time to time) of assets and liabilities required to be filed with the Bankruptcy Court in connection with the Plan and it is neither contingent, unliquidated nor disputed.

       (ii) If a creditor has filed a Proof of Claim with Bankruptcy Services, LLC on or before 30 September 2002 in accordance with the Bankruptcy Court order dated 16 August 2002 in respect of all Bermuda Debtors other than Global Crossing

              Portfolio Holdings Ltd, PAC Panama Ltd, South American Crossing Ltd and Global Crossing Intellectual Property, Ltd.

       (iii) If a creditor has filed a Proof of Claim with Bankruptcy Services, LLC on or before 25 October 2002 in accordance with the Bankruptcy Court order dated 25 September 2002 in respect of Global Crossing Portfolio Holdings Ltd, PAC Panama Ltd, South American Crossing Ltd and Global Crossing Intellectual Property, Ltd.

       (iv) If a Creditor has lodged a Bermuda Proof of Claim with the Joint Provisional Liquidators on or before 30 September 2002 in accordance with the Notice to creditors published following the Bermuda Court Order dated 4 September 2002 for all Bermuda Debtors other than Global Crossing Portfolio Holdings Ltd, PAC Panama Ltd, South American Crossing Ltd and Global Crossing Intellectual Property, Ltd.

       (v) If a Creditor has lodged a Bermuda Proof of Claim with the Joint Provisional Liquidators on or before 25 October 2002 in accordance with the Notice to creditors published for Global Crossing Portfolio Holdings Ltd, PAC Panama Ltd, South American Crossing Ltd and Global Crossing Intellectual Property, Ltd.

       (vi) If a Creditor has lodged a Bermuda Proof of Claim with the Joint Provisional Liquidators after 30 September 2002 for all Bermuda Debtors other than Global Crossing Portfolio Holdings Ltd, PAC Panama Ltd, South American Crossing Ltd and Global Crossing Intellectual Property, Ltd but with the agreement of the Joint Provisional Liquidators or the Bermuda Court.

       (vii) If a Creditor has lodged a Bermuda Proof of Claim with the Joint Provisional Liquidators after 25 October 2002 for Global Crossing Portfolio Holdings Ltd, PAC Panama Ltd, South American Crossing Ltd and Global Crossing Intellectual Property, Ltd but with the agreement of the Joint Provisional Liquidators or the Bermuda Court.

7.6 Assessment of Claim for Voting Purposes. The Chairman of the Creditors Meetings may, for voting purposes only, reject a claim in whole or in part, if he considers that it does not constitute a fair and reasonable assessment of the sums owed to the relevant Creditor by the Bermuda Debtors. The Chairman's decision is final and binding. He will, however, advise the creditor of his decision prior to the meeting, where possible, and, in any event, afterwards.

7.7 Security and Set-off Rights. The value of a claim for voting purposes in a Scheme will be taken net of any applicable security or set-off rights. The value attributed to the Claim appears on the ballot/proxy form accompanying the document. If you do not agree with the value so stated, or if you wish to give a general proxy or vote only in a Scheme, you will need to contact the Joint Provisional Liquidators.

7.8 Voting Assessment Non-Binding. The amount of a claim admitted for voting purposes by the Chairman of the Creditors Meeting does not constitute an admission of the existence or amount of any liability of the Bermuda Debtors and will not bind the Bermuda Debtors, the Joint Provisional Liquidators, the Estate Representative or Scheme Creditors.

7.9 Notice of Creditors Meeting

A notice convening the Creditors Meetings is set out in Annexure 2 to this document. The meetings are scheduled to take place on 25 November 2002 at The Fairmont Hamilton Princess, 76 Pitts Bay Road, Pembroke, Bermuda, HMO8 at the times set out in the Notice covening the Creditors Meetings. You may either attend a meeting in person or you may vote by proxy. The Joint Provisional Liquidators recommend that you vote in favour of the Schemes.

7.10 Ballot/Proxy Form. As discussed above, enclosed with this document you will find a joint ballot/proxy form. By ticking one of the boxes either for or against a Scheme and the Plan, you will be voting in respect of the Plan and also appointing the Chairman of the Creditors Meeting of the relevant Scheme to vote on your behalf in respect of that Scheme. If your claim falls into:

(a) the class of Lender Claims you should complete the "Joint Ballot for Accepting or Rejecting Debtors' Chapter 11 Plan of Reorganisation for Class C (Lender Claims) and Proxy for Voting on Schemes of Arrangement for Lender Claims";

(b) the class of Convenience Claims you should complete the "Joint Ballot for Accepting or Rejecting Debtors' Chapter 11 Plan of Reorganisation and Proxy for Voting on Schemes of Arrangement for Convenience Claims";

(c) the class of General Unsecured Claims you should complete the "Joint Ballot for Accepting or Rejecting Debtors' Chapter 11 Plan of Reorganisation for Class F (General Unsecured Claims) and Proxy for Voting on Schemes of Arrangement for General Unsecured Claims".

7.11 Proxy Return. In the case of Lender Claims, Convenience Claims and General Unsecured Claims you should complete the appropriate ballot/proxy form in accordance with the instructions given in the form and return it to Bankruptcy Service LLC, 70 East 55th Street, 6th Floor, New York, New York 10022 Attn:
Global Crossing Ltd., Ballot Tabulation as soon as possible and, in any event, by 4pm EST on 22 November 2002. If for any reason this cannot be done, of ballot/proxy may be handed in at the registration desk at the meeting, prior to its commencement. Where possible the original copy should be sent to be received at the address above by 4pm EST on 22 November 2002, or handed in at the registration desk at the meeting prior to its commencement.

7.12 Special procedure for Bondholder Claims. If your claims falls within the class of Bondholder Claims, a different procedure has been adopted. In summary, the procedure is as follows:

(a) The ballots/proxies will be sent to the registered holders of the GC Holdings Notes (the "Master Ballot Agents") along with a package of other documents including the Schemes, the Explanatory Statement, the Plan and Disclosure Statement (the "Solicitation Packages"). Each Master Ballot Agent will receive sufficient copies of the Solicitation Packages to distribute to the beneficial owners of the GC Holdings Notes for which it is the registered owner.

(b)    The Master Ballot Agent then has two options. Either:

       (i) it will send the Solicitation Packages to each beneficial owner of the GC Holdings Notes for which it is the registered owner, with an envelope addressed to the

              Master Ballot Agent so that the beneficial owner may return the completed form of ballot/proxy to the Master Ballot Agent. The Master Ballot Agent will then summarise the results of the ballots/proxies on a form of master ballot/proxy which it will return to Innisfree M&A Inc.; or

       (ii) it will "pre-validate" the forms of joint ballot/proxy by executing them, indicating the name of the registered holder, the amount of notes held by the Master Ballot Agent and the account numbers for the accounts in which the relevant notes are held. The Master Ballot Agent forward the form ballot/proxy to the beneficial owner who may then return it directly to Innisfree M&A Inc.

(c) Therefore, if you are the holder of a Bondholder Claim (i.e the beneficial owner of GC Holdings Notes) you should complete the "Joint Ballot for Accepting or Rejecting Debtors' Chapter 11 Plan of Reorganisation for Class D (GC Holdings Notes Claims) and Proxy for Voting on Schemes of Arrangement for Bondholder Claims" and;

(d) if the form of ballot/proxy has not been "pre-validated" you should return it to the Master Ballot Agent who sent you the form as soon as possible but in any event to allow enough time for the Master Ballot Agent to complete the form of master ballot/proxy and return it to Innisfree M&A Inc by 4pm (EST) on 22 November 2002; or

(e) if the form of ballot/proxy sent to you has been "pre-validated" you should return it to Innisfree M&A Inc., 501 Madison Avenue, 20th Floor, New York, NY 10022 Attn: Global Crossing Ltd. Ballot Tabulation as soon as possible but in any event by 4pm (EST) on 22 November 2002.

(f) if you wish to vote or appoint a proxy in a manner not contemplated by the ballot/proxy form you will be unable to utilise the master voting procedures which allow your proxy to become effective through the master ballot/proxy form. In that event you should contact the Joint Provisional Liquidators to request a form of special proxy.

7.13 Attending Creditors Meetings in Person. Appointing a ballot/proxy will not prevent you from attending and voting in person at a Creditors Meeting should you wish to do so. However, your ballot/proxy form will not be entitled to vote if you vote in person. It is not necessary to submit a ballot/proxy form if you intend to attend a Creditors Meeting in person. Instructions for completing the ballot/proxy form are set out on it. Please read the instructions carefully before completing the ballot/proxy form. Failure to complete the ballot/proxy form properly may result in your vote being disallowed.

7.14 Record Date for Creditors. The Record Date for establishing those creditors who will be entitled to vote in a Scheme and the Plan is 18 October 2002. The Joint Provisional Liquidators believe that it is in the best interests of all Creditors for the Schemes and the Plan to be as closely co-ordinated as possible. The Joint Provisional Liquidators are also satisfied that no Scheme Creditors will be prejudiced as a result. Only Creditors whose Scheme Claims have been allowed for voting purposes will be entitled to vote on the Scheme.

7.15 Corporate Representatives. Creditors who are entitled to vote may, if they wish, attend and vote at the appropriate meeting in person instead of appointing a proxy to attend and vote on their behalf In the case of a corporation, it must appoint an individual to attend the appropriate meeting as its representative. To vote at the appropriate meeting, the representative must produce a form of appointment evidencing that he or she is authorised to act as the corporation's representative at the appropriate meeting.

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

7.16 Court approval and filing with the Registrar of Companies of Bermuda. In order for a Scheme to become effective, the Bermuda Court must sanction a Scheme after it has been approved by the requisite majorities. The Bermuda Court may impose such conditions as it thinks fit to the Scheme but cannot impose any material changes. A copy of the order sanctioning that Scheme must then be delivered to the Registrar. Details of the steps which need to be taken in order to implement the Plan in the US are set out in Section X of the Disclosure Statement.

7.17 Conditions Precedent to Schemes. Each Scheme is conditional on the Effective Date of the Plan being reached. Each Scheme is conditional on the approval by the Bermuda Court of each other Scheme unless this condition is waived by both the Investors and each of the Bermuda Debtors whose Schemes have been approved by the Bermuda Court. Upon the Effective Date the Schemes will be effective and binding on all Scheme Creditors, including those who may have voted against a Scheme or the Plan, as appropriate, or who did not vote.

7.18 Timing. It is expected that, if the Schemes are sanctioned by the Bermuda Court and that Sanction Order is delivered to the Registrar of Companies for Registration and once the Plan is approved by the US Court, each Scheme will become effective on 21 January 2003 or shortly thereafter but no later than 30 April 2003.

Documents Available for Inspection

The documents listed in the exhibits to the Plan and the Schemes are available for inspection between the hours of l0 am and 4 pm on any day which is a business day in the appropriate location, until 4 pm on 22 November 2002 at the following locations:

Weil Gotshal & Manges LLP
767 5th Avenue
New York
New York 10153
USA [Ref: PB]

Weil Gotshal & Manges
One South Place
London EC2M 2WG
United Kingdom [Ref: DWCM]

Appleby Spurling & Kempe
Cedar House
41 Cedar Avenue
Hamilton
HM 12
Bermuda [Ref: JF]

Attride-Stirling & Woloniecki
Crawford House
50 Cedar Avenue
Hamilton HM 11
Bermuda [Ref:JW]

Shearman & Sterling
599 Lexington Avenue
New York, NY 10022-6069
USA[Ref: JG]

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

Denton Wilde Sapte
5 Chancery Lane,
Clifford's Inn,
London EC4A lBU,
United Kingdom[Ref:MA]

PART III: BACKGROUND TO THE BERMUDA DEBTORS AND EVENTS SINCE THE PROVISIONAL LIQUIDATION ORDERS

8 Background to the Bermuda Debtors

8.1 Global Crossing Ltd. Global Crossing Ltd. was incorporated as Global Crossing Holdings Ltd. on 18 March 1998 as an exempted company in the Islands of Bermuda under the Companies Act 1981, and changed its name to Global Crossing Ltd. on 30 April 1998. The registered office of GCL is situated at Wessex House, 1st Floor, 45 Reid Street, Hamilton, HM12, Bermuda. The authorized share capital of GCL is US$30,200,000.00 divided into 3,000,000,000 common shares of US$0.0l each and 20,000,000 preferred shares at the values specified below. As of 1 November 2001, GCL had 910,668,079 common shares issued and outstanding. GCL also has issued and outstanding 4,600,000 shares of 6 3/4% Cumulative Convertible Preferred Stock ($250 liquidation preference), 400,000 shares of
6 3/8% Cumulative Convertible Preferred Stock, Series B ($1,000 liquidation preference), 2,600,000 shares of 7% Cumulative Convertible Preferred Stock ($250 liquidation preference) and 5,440,030 shares of 6 3/8% Cumulative Convertible Preferred Stock ($100 liquidation preference). GCL was formed to carry on the business of a holding company for subsidiaries that carry on the business of developing and operating a global telecommunications system. The business of CCL as a holding company includes acquiring and holding any shares, obligations and securities issued or guaranteed by any of its subsidiaries.

8.2 Global Crossing Holdings Ltd. Global Crossing Holdings Ltd. was incorporated on 30 April 1998 as an exempted company in the Islands of Bermuda pursuant to the Companies Act 1981. The registered office of GC Holdings is Wessex House, 1st Floor, 45 Reid Street, Hamilton, HM 12 Bermuda. The authorized share capital of GC Holdings is US$750,012,000 divided into 1,200,000 common shares of US$0.0l each and 7,500,000 preferred shares of $100.00 each. The amount of capital paid up and credited as paid up is US$l2,000.00. GC Holdings was formed to carry on the business of an investment holding company, primarily to hold shares in project companies, which own and operate telecommunications systems.

8.3 Atlantic Crossing Ltd. Atlantic Crossing Ltd. was incorporated as Global Telesystems Ltd. on 25 February 1997 as an exempted company in the Islands of Bermuda pursuant to the Companies Act 1981, and changed its name to Atlantic Crossing Ltd. on 9 April 1998. The registered office of Atlantic Crossing Ltd. is Wessex House, 1st Floor, 45 Reid Street, Hamilton, HM 12 Bermuda. The authorized share capital of Atlantic Crossing Ltd. is US$12,000.00 divided into 12,000 shares of US $l.00 each. The amount of capital paid up and credited as paid up is US $12,000.00. Atlantic Crossing Ltd. was formed to carry on the business of owning, constructing, operating, maintaining and financing fibre optic cable networks undersea and over land in all parts of the world, but primarily a network which links the United States to the United Kingdom, the United Kingdom to Germany (or the Netherlands) and Germany (or the Netherlands) to the United States.

8.4 Atlantic Crossing Holdings Ltd. Atlantic Crossing Holdings Ltd. was incorporated as Global Telesystems Holdings Ltd. on 24 March 1997 as an exempted company in the Islands of

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

Bermuda pursuant to the Companies Act 1981, and changed its name to Atlantic Crossing Holdings Ltd. on 30 December 1998. The Registered office of Atlantic Crossing Holdings Ltd. is Wessex House, 1st Floor, 45 Reid Street, Hamilton, HM 12 Bermuda. The authorized share capital of Atlantic Crossing Holdings Ltd. is US$5,005,000.00 divided into 440,000,000 Common Shares of US$0.0l each, 10,000,000 Class A Shares of $US0.0l each, 10,000,000 Class B Shares of $US0.0l each, 10,000,000 Class C Shares of $US0.0l each, 30,000,000 Class D Shares of $US0.0l each and 500,000 Senior Increasing Rate Redeemable Exchangeable Preference Shares of US$0.0l each. The amount of capital paid up and credited as paid up is US$12,000.00. Atlantic Crossing Holdings Ltd. was formed to carry on the business of an investment holding company.

8.5 Mid-Atlantic Crossing Holdings Ltd. Mid-Atlantic Crossing Holdings Ltd. Mid-Atlantic Crossing Holdings Ltd. was incorporated on 18 March 1998 as an exempted company in the Islands of Bermuda pursuant to the Companies Act 1981. The Registered office of Mid-Atlantic Crossing Holdings Ltd. is Wessex House, 1st Floor, 45 Reid Street, Hamilton, HM 12 Bermuda. The authorized share capital of Mid-Atlantic Crossing Holdings Ltd. is US$12,000.00 divided into 1,200,000 shares of US$0.0l each. The amount of capital paid up and credited as paid up is US$12,000.00. Mid-Atlantic Crossing Holdings Ltd. was formed to carry on the business of an investment holding company, primarily to hold shares in project companies, which own and operate telecommunications systems.

8.6 Global Crossing International, Ltd. Global Crossing International, Ltd. was incorporated as GT Interconnect Services Ltd. on 15 October 1997 as an exempted company in the Islands of Bermuda pursuant to the Companies Act 1981, and changed its name to Global Crossing International, Ltd. on 11 February 1998. On 29 September 1998 Global Crossing Development Holdings Ltd was amalgamated with Global Crossing International, Ltd, and the amalgamated company retained the name of Global Crossing International, Ltd. The registered office of Global Crossing International, Ltd. is Wessex House, 1st Floor, 45 Reid Street, Hamilton, HM 12 Bermuda. The authorized share capital of Global Crossing International, Ltd. is US$12,000.00 divided into 1,200,000 shares of US$0.0l each. The amount of capital paid up and credited as paid up is US$12,000.00. Global Crossing International, Ltd. was formed to carry on the business of an investment holding company, but also to construct, own, operate, maintain and finance fibre optic cable networks undersea and overland in all parts of the world.

8.7 Global Crossing Network Center Ltd. Global Crossing Network Center Ltd. was incorporated on 1 September 1998 as an exempted company in the Islands of Bermuda pursuant to the Companies Act 1981. The registered office of Global Crossing Network Center Ltd. is Wessex House, 1st Floor, 45 Reid Street, Hamilton, HM 12 Bermuda. The authorized share capital of Global Crossing Network Center Ltd. is US$12,000.00 divided into 1,200,000 shares of US$0.0l each. The amount of capital paid up and credited as paid up is US$12,000.00. Global Crossing Network Center Ltd. was formed to carry on the business of operating Customer Care and Network Operations Centers (the "Centers") to administer and provide assistance and support to the telecommunication systems and networks (the "Networks") and to provide reporting services in connection with the operation, performance and maintenance of such Centers and Networks.

8.8 Mid-Atlantic Crossing Ltd. Mid-Atlantic Crossing Ltd. was incorporated on 21 April 1998 as an exempted company in the Islands of Bermuda pursuant to the Companies Act 1981. The registered office of Mid-Atlantic Crossing Ltd. is Wessex House, 1st Floor, 45 Reid Street, Hamilton, HM 12 Bermuda. The authorized share capital of Mid-Atlantic Crossing Ltd. is US$12,000.00 divided into 1,200,OOO shares of US$0.0l each. The amount of capital paid up and credited as paid up is US$12,000.00. Mid-Atlantic Crossing Ltd. was formed to carry on the

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

business of constructing, owning and operating fibre optic networks undersea and over land in all parts of the world, but primarily in the mid-Atlantic region.

8.9 Pan American Crossing Holdings Ltd. Pan American Crossing Holdings Ltd. was incorporated on 30 April 1998 as an exempted company in the Islands of Bermuda pursuant to the Companies Act 1981. The registered office of Pan American Crossing Holdings Ltd. is Wessex House, 1st Floor, 45 Reid Street, Hamilton, HM 12 Bermuda. The authorised share capital of Pan American Crossing Holdings Ltd. is US$12,000.00 divided into 1,200,000 shares of US$0.0l each. The amount of capital paid up and credited as paid up is US$12,000.00. Pan American Crossing Holdings Ltd. was formed to carry on the business of a holding company, primarily to hold the shares in Pan American Crossing Ltd. and also to operate, maintain, finance and construct, an undersea and over land fibre optic cable network system.

8.10 South American Crossing Holdings Ltd. South American Crossing Holdings Ltd. was incorporated on 24 June 1999 as an exempted company in the Islands of Bermuda pursuant to the Companies Act 1981. The registered office of South American Crossing Holdings Ltd. is Wessex House, 1st Floor, 45 Reid Street, Hamilton, HM 12 Bermuda. The authorized share capital of South American Crossing Holdings Ltd. is US$12,000.00 divided into 1,200,000 shares of US$0.01 each.
The amount of capital paid up and credited as paid up is US$12,000.00. South American Crossing Holdings Ltd. was formed to carry on the business of an investment holding company, but also to own, construct, operate, maintain and finance fibre-optic cable networks undersea and overland in all parts of the world, primarily in South America.

8.11 Pan American Crossing Ltd. Pan American Crossing Ltd. was incorporated on 30 April 1998 as an exempted company in the Islands of Bermuda pursuant to Companies Act 1981. The registered office of Pan American Crossing Ltd. is Wessex House, 1st Floor, 45 Reid Street, Hamilton, HM 12 Bermuda. The authorized share capital of Pan American Crossing Ltd. is US$12,000.00 divided into 1,200,000 shares of US$0.0l each. The amount of capital paid up and credited as paid up is US$12,000.00. Pan American Crossing Ltd. was formed to carry on the business of constructing, owning, operating, maintaining and financing fibre-optic networks undersea and overland in all parts of the world but primarily in Central and South America.

8.12 Atlantic Crossing II Ltd. Atlantic Crossing II Ltd. was incorporated on 2 February 2000 as an exempted company in the Islands of Bermuda pursuant to the Companies Act 1981. The registered office of Atlantic Crossing II Ltd. is
Wessex House, 1st Floor, 45 Reid Street, Hamilton, HM 12 Bermuda. The authorised share capital of Atlantic Crossing II Ltd. is US$12,000.00 divided into 1,200,000 shares of US$0.0l each. The amount of capital paid up and credited as paid up is US$12,000.00. Atlantic Crossing II Ltd. was formed to carry on the business of owning, operating, maintaining, financing and constructing a fibre-optic cable network system undersea and over land in all parts of the world.

8.13 Global Crossing Portfolio Holdings Ltd. Global Crossing Portfolio Holdings Ltd. was incorporated as Global Crossing Landing Holdings Ltd. on 8 July 1998 as an Exempted Company in the Islands of Bermuda pursuant to the Companies Act 1981. On 2 July, 2001, Global Crossing Landing Holdings Ltd. applied to the Registrar of Companies for approval of a change of name to Global Crossing Portfolio Holdings Ltd. and was issued a Certificate of Incorporation on Change of Name on 11 July 2001, pursuant to the provisions of the Companies Act 1981. The Registered office of Global Crossing Portfolio Holdings Ltd. is Wessex House, 1st Floor, 45 Reid Street, Hamilton, HM 12 Bermuda. The authorised share capital of Global Crossing Portfolio Holdings Ltd. is US$l2,000.00 divided into 1,200,000 shares of US$0.0l each. The amount of capital paid up and credited as paid up is US$12,000.00. Global Crossing Portfolio Holdings Ltd. was formed to carry on the business of constructing, owning, operating, maintaining and financing fiber optic networks undersea and over land in all parts of the world, but primarily in the mid-Atlantic region.

8.14 PAC Panama Ltd. PAC Panama Ltd. was incorporated on 5 October 1998 as an Exempted Company in the Islands of Bermuda pursuant to the Companies Act 1981. The Registered Office of PAC Panama Ltd. is Wessex House, 1st Floor, 45 Reid Street, Hamilton, HM 12 Bermuda. The authorised share capital of PAC Panama Ltd. is US$12,000.00 divided into 1,200,000 shares of US$0.0l each. The amount of capital paid up and credited as paid up is US$12,000.00. PAC Panama Ltd. was formed to carry on the business of constructing, owning, operating, maintaining and financing fiber optic networks undersea and over land in all parts of the world, but primarily in the mid-Atlantic region.

8.15 South American Crossing Ltd. South American Crossing Ltd. was incorporated on 24 June 1999 as an Exempted Company in the Islands of Bermuda pursuant to the Companies Act 1981. The Registered Office of South American Crossing Ltd. is Wessex House, 1st Floor, 45 Reid Street, Hamilton, HM 12 Bermuda. The authorised share capital of South American Crossing Ltd. is US$12,000.00 divided into 1,200,OOO shares of US$0.0l each. The amount of capital paid up and credited as paid up is US$12,000.00. South American Crossing Ltd. was formed to carry on the business of constructing, owning, operating, maintaining and financing fiber optic networks undersea and over land in all parts of the world, but primarily in the mid-Atlantic region.

8.16 Global Crossing Intellectual Property, Ltd. Global Crossing Intellectual Property, Ltd. was incorporated on 13 January 2000 as an Exempted Company in the Islands of Bermuda pursuant to the Companies Act 1981. The Registered Office of Global Crossing Intellectual Property, Ltd. is Wessex House, 1st Floor, 45 Reid Street, Hamilton, HM 12 Bermuda. The authorised share capital of Global
Crossing Intellectual Property, Ltd. is US$l2,000.00 divided into 1,200,000 shares of US$0.0l each. The amount of capital paid up and credited as paid up is US$l2,000.00. Global Crossing Intellectual Property, Ltd. was formed to carry on the business of constructing, owning, operating, maintaining and financing fiber optic networks undersea and over land in all parts of the world, but primarily in the mid-Atlantic region.

9   Global Crossing Group overview

9.1 The Global Crossing Group. GCL is the ultimate holding company of a group of approximately 200 companies operating worldwide that carry on an international communications business (the "Global Crossing Group"). The Global Crossing Group's network, operations and services in the Americas, Europe and the Atlantic are owned and operated through a number of wholly-owned subsidiaries incorporated in New York, Delaware, Canada, Bermuda, Venezuela, Mexico, Panama, Chile, Argentina, Brazil, the United Kingdom, Ireland, Italy, France, the Netherlands, Denmark, Spain, Switzerland, Norway, Sweden, Belgium, Germany and Hungary, among other 1ocalities. Services in Asia and the Pacific are provided through Global Crossing's majority-owned subsidiary, Asia Global Crossing Ltd. ("Asia Global Crossing"), as well as a number of in-country joint ventures between Asia Global Crossing and various local partners. The Global Crossing Group has established regional offices in various countries, including the United States of America, the United Kingdom and Bermuda as well as other countries in Europe, Latin America and Asia.

9.2 The Business of the Global Crossing Group. Global Crossing has built the world's most extensive privately owned and controlled fiber-optic network, spanning over 100,000 route miles and reaching four continents, 27 countries and more than 200 major cities (the "Network"). The markets in these cities represent approximately 85% of the world's international

                                       16

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telecommunications services. The following is a brief description of Global
Crossing's operations.

9.3 The Global Crossing Network. The core of the Global Crossing Network is its interconnecting subsea and terrestrial fiber-optic cables that span the globe, forming the world's first integrated global Internet Protocol-based network. The Network was engineered from conception to be a state of the art telecommunications network providing seamless, broadband, global city-to-city and business-to-business connectivity through a combination of subsea cables, national and international networks and metropolitan networks. The Network has over 250 points of presence in over 200 major cities throughout the world. As a result, the Network operates in nearly every major business centre in the world, with one or more points of presence in each of the following countries. Telecommunications and installation and maintenance are the core segments of the business of the Global Crossing Group.

9.4 Disclosure Statement. The Disclosure Statement provides a great deal of additional information about the businesses of the Global Crossing Group at
Section V and should be read in conjunction with this Explanatory Statement.

9.5 Financial information of the Global Crossing Group. The Disclosure Statement contains a large amount of information about the historical financial situation of the Global Crossing Group, the projected financial performance and an estimated valuation of New Global Crossing. The Disclosure Statement should be read in conjunction with this Explanatory Statement.

9.6 Steps taken by the Joint Provisional Liquidators. The rationale behind the Global Crossing Group's commencement of the Chapter 11 Proceedings was that the Bermuda Debtors should retain control of their affairs as "debtors in possession" while the Group sought to restructure or refinance itself. Upon the commencement of the Chapter 11 Proceedings, as a matter of US law, the Bermuda Debtors received the benefit of an automatic stay of proceedings against them, intended to provide the Group with breathing space to enable it to negotiate with creditors, suppliers and strategic investors. The appointment of the Joint Provisional Liquidators in Bermuda also created a "moratorium" against claims by Creditors.

     9.7 Co-ordination of Bermudian and US Proceedings. The initial aim was not for the Joint Provisional Liquidators to take control of the Bermuda Debtors (or for that matter the other companies in the Global Crossing Group) with a view to effecting a liquidation. Rather, it was envisaged that the management of the Bermuda Debtors should retain their power to manage the Bermuda Debtors' affairs under the aegis of the Chapter 11 Proceedings, subject to the oversight of the Joint Provisional Liquidators. The Bermuda Court sanctioned this approach at the time the application was made for the appointment of the Joint Provisional Liquidators.

9.8 Oversight Role. The Joint Provisional Liquidators perform their oversight role mainly by attendance at Board and senior management meetings and monitoring the business performance of the Bermuda Debtors. The Joint Provisional Liquidators have been involved in, among other things, the negotiation of the terms of the Purchase Agreement.

9.9 Significant developments since appointment of the Joint Provisional Liquidators. Significant events in respect of the Bermuda Debtors since the Joint Provisional Liquidators were appointed are set out in detail in Section VI of the Disclosure Statement and should be read in conjunction with this Explanatory Statement.

10 Investment by Singapore Technologies Telemedia Pte Ltd and Hutchison Telecommunications Limited

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

10.1 Strategy. Before commencing the Chapter 11 Proceedings, Global Crossing and its financial advisors determined that a significant new investment by a strategic or financial investor would help maximize the value of the business for Global Crossing's creditors. Global Crossing determined that the initial period of its Chapter 11 Proceedings should be spent seeking such an investment, and to that end entered into negotiations with STT and HWL.

10.2 Letter of Intent. On January 28, 2002, Global Crossing, STT and HWL entered into a non-binding letter of intent which outlined the circumstances under which, subject to the satisfaction of several conditions, STT and HWL would sponsor Global Crossing's plan of reorganization through the purchase of equity in a reorganized Global Crossing. Specifically, as part of that plan, STT and HWL would purchase 79% of the equity of a reorganized Global Crossing in exchange for investing $750,000,000 in cash. Although the existence of the letter of intent was helpful in starting the sale process, agreement among STT, HWL, the Creditors Committee, and representatives of the holders of the Lender Claims was never reached with respect to a stalking horse transaction and, accordingly, the letter of intent is no longer in effect.

     10.3 Further Developments. After the withdrawal of STT and HWL, the Debtors continued to contact many other potential investors, several of which conducted significant due diligence on the commercial and legal aspects of the business. In addition, the Debtors solicited bids for certain non-core assets. By the end of this process, the Debtors had received several bids or expressions of interest. The Debtors had also received a letter from STT and HWL confirming their interest in a transaction, but stating that they would not participate in the auction process, The Debtors evaluated each of the bids received in consultation with the Creditors Committee and representatives of the holders of the Lender Claims. The Debtors contacted many of the bidders and interested parties in an attempt to solicit better offers. Nevertheless, due to the turmoil in the telecommunications sector, all the bids received, including any enhanced offers made after further negotiations with the bidders, were disappointing to the Debtors and creditors participating in the process. As the process came to a close, STT and HWL were invited to meet to discuss a possible investment. Those discussions culminated in the execution of the Purchase Agreement on August 9, 2002. After a hearing that same day, the Bankruptcy Court signed an order approving the Purchase Agreement. The Supreme Court of Bermuda sanctioned the JPLs approval of the entry by GCL and GC Holdings into the Purchase Agreement the following week.

10.4 The Purchase Agreement. Under the Purchase Agreement, the Investors agree, among other things, to invest a total of $250,000,000 in New Global Crossing to purchase 6,600,000 shares of the New Common Stock and 18,000,000 shares of the New Preferred Stock. That investment is conditioned on a number of events, including the transfer of substantially all the assets of GCL and GC Holdings, including the stock of the other Debtors to New Global Crossing, confirmation of the Plan, the sanctioning of the Schemes by the Bermuda Court, attaining certain financial tests and obtaining applicable regulatory approvals. The Debtors anticipate that all those conditions will be satisfied by 21 January 2003 or shortly thereafter. Under the Purchase Agreement, the Debtors are not entitled to solicit competing offers, although they may respond to unsolicited offers. In the event that the Debtors receive an offer that is significantly better for creditors than the terms of the Plan, the Debtors may terminate the Purchase Agreement by paying liquidated damages of $30,000,000. Under certain circumstances specified in the Purchase Agreement, the liquidated damages protection available to the Investors increases to $50,000,000. A copy of the Purchase Agreement is attached as Exhibit D to the Plan. In the event of any discrepancy between the terms of the Purchase Agreement on the one hand and the terms of the Plan and/or the Schemes on the other, the terms of the Purchase Agreement will prevail. In the event there is any discrepancy between the description of the Purchase Agreement herein and the Purchase Agreement, the Purchase Agreement will prevail.

10.5 Benefits of the Proposed Investment. The Debtors believe that the value of the distributions to creditors under the Plan is the best restructuring alternative available. In particular, an investment by STT and Hutchison provides significant commercial benefits to New Global Crossing. With strong sponsors behind it and a deleveraged balance sheet, New Global Crossing is in a position to grow its customer and revenue base. The Plan also is preferable to the alternatives available to the Debtors (as set out further under 12.1 below). As noted above, the selection of the Investors' proposal was the culmination of a long marketing process undertaken by the Debtors in an exceptionally challenging telecommunications environment. In addition, the Debtors believe that the value of the distributions to creditors under the Plan exceeds the value of the distributions to creditors in a liquidation.

10.6 STT. STT is a leading info-communications group that provides voice, data and video services. It focuses on three core businesses: data and voice, broadband, and multimedia. Through its subsidiaries and affiliated companies, STT provides fixed and mobile telecom services, wireless data communications services, Internet mobile services, global IP network services, managed hosting services, satellite services, broadband cable and e-business software development services. STT is a wholly-owned subsidiary of the Singapore Technologies group.

10.7 Hutchison. Hutchison is a subsidiary of HWL. HWL is a Hong Kong-based multinational conglomerate with origins dating back to the 1800's. HWL's group of companies operates five core businesses: ports and related services; telecommunications; property and hotels; retail and manufacturing; and energy, infrastructure, finance and investments. The Hutchison telecommunications group comprises owners and operators of telecommunications and Internet infrastructure, offering a wide range of related services including mobile telephony (voice and data), paging, trunked mobile radio, fixed-line services, Internet services, fibre optic broadband networks and radio broadcasting.

11   Bar Date.

There are two bar dates for voting purposes (defined in the Schemes as the Claims Date) relating to the Bermuda Debtors. The first bar date is 30 September 2002 and applies to all claims against the Bermuda Debtors except for Global Crossing Portfolio Holdings Ltd, PAC Panama Ltd, South American Crossing Ltd and Global Crossing Intellectual Property Ltd. Claims against Global Crossing Portfolio Holdings Ltd, PAC Panama Ltd, South American Crossing Ltd and Global Crossing Intellectual Property Ltd. must be lodged by 25 October 2002, which is the second bar date. The second bar date arises for those Bermuda Debtors who filed for Provisional Liquidation Orders on 3 September 2002. Claims lodged with the Joint Provisional Liquidators after the respective bar dates will only be accepted with the agreement of the Joint Provisional Liquidators or the Bermuda Court.

12   The Joint Provisional Liquidators Recommendation.

12.1 The Joint Provisional Liquidators have considered carefully the options available to Creditors, and the advantages and disadvantages to Creditors of the implementation of the Schemes. They believe the proposed investment represented the best offer available to the Creditors at the end of the bidding process. The liquidation analysis, which was prepared by the Debtors on a consolidated basis (see Clause 3.7) and is set out in Section XI of the Disclosure Statement, gives an indication of the dividend the Creditors might expect to receive if the Debtors were to be liquidated. Based on this analysis, the Joint Provisional Liquidators believe that the general body of Creditors will achieve a better return by implementing the Schemes.

12.2 If the Schemes and the Plan are approved, however, Creditors will receive Distributions as set out in Clause 3 above in accordance with the terms of the Schemes and the Plan. In the circumstances, the Schemes and the Plan appear to be in the best interests of Creditors and the Joint Provisional Liquidators recommend that Creditors vote in favour of the Schemes.

12.3 Furthermore the Creditors Committee, considering the proposals from the point of view of their creditor constituencies as a whole, believe that the Plan is in the best interests of their creditor constituencies and have recommended that they vote for the Plan.

PART IV: SUMMARY OF THE MAIN PROVISIONS OF THE SCHEMES AND THE PLAN

The text of the Schemes is contained in the accompanying document. This Part IV of the Explanatory Statement contains a brief summary of the main provisions of the Schemes, but to the extent of any inconsistency, between the terms of the Explanatory Statement and the Schemes, the text of the Schemes will prevail.

13   SCHEMES OF ARRANGEMENT.

13.1 Purpose of the Schemes. The purpose of the Schemes is to facilitate a reorganisation and restructuring of the Bermuda Debtors in conjunction with the Plan. The Plan provides that on or before the Effective Date the following steps shall take place:

(a) New Global Crossing will issue the New Senior Secured Notes, 22,000,000 shares of New Common Stock and 18,000,000 shares of New Preferred Stock.


(b) New Global Crossing will cancel any shares of capital stock of New Global Crossing which had been issued to GCL.

(c) New Global Crossing will issue 3,300,000 shares of New Common Stock and 9,000,000 shares of New Preferred Stock to the Investors upon receipt by New Global Crossing of $250,000,000 in Cash from the Investors.

(d) New Senior Notes of $200,000,000 and 15,400,000 shares of New Common Stock will be issued.

(e)    GCL and GC Holdings will cause the Company Asset Transfer to occur.

(f) On the Effective Date, the Debtors will transfer the Liquidating Trust Assets free and clear of all liens, claims, and encumbrances to the Liquidating Trust.

(g) On the Effective Date, the Debtors shall fund the Administrative Expense and Priority Claim Reserve with sufficient funds to satisfy the Claims reserved for therein.

(h) On the Effective Date, the Debtors shall fund the JPL Fee and Expense Claim Reserve in accordance with the Plan.

(i) On the Effective Date, the Debtors shall transfer the Estate Representative Expense Fund to the Estate Representative.


(j) On the Effective Date, the Debtors shall transfer to the Estate Representative sufficient funds to satisfy the Convenience Claims.

(k) The Bermuda Account shall not vest or revest in New Global Crossing or the Reorganized Subsidiary Debtors, but shall be administered and distributed as provided in the Plan.

(1) On the Effective Date, the Debtors shall transfer to the Agent the Lender Cash Distribution and the Reimbursement Claim.

(m) The liability and obligations of the Investors, New Global Crossing and the Reorganized Subsidiary Debtors arising from the transaction are restricted in the manner set out in the Plan, and the Scheme and the Transaction Documents.

13.2 Establishment of Scheme Claims for Distribution Purposes. Claims will rank for Distribution purposes to the extent that they are "Allowed". A Claim which is not also a Scheme Claim will be Allowed if allowed under the terms of the Plan. A Scheme Claim will be Allowed where:

(a) a Bermuda Proof of Claim signed by the Creditor or by a person authorised on his behalf, has been lodged with the Joint Provisional Liquidators:

       (i)    on or before the Claims Date; or

       (ii) after the Claims Date, but in any event by 14 January 2003, if, the Joint Provisional Liquidators or the Bermuda Court determine that his failure to do so on or before the Claims Date did not result from wilful default or lack of reasonable diligence; and

(b) no objection to allowance has been served and filed by the Estate Representative on or before the later of(i) 120 days after the Effective Date, or (ii) such later date as may be fixed by the US Court; or

(c) any objection has been determined by a Final Order in the US Court to the extent such objection is determined in favour of the respective holder; or

(d) upon the lifting of the automatic stay pursuant to Section 3.62 of the US Bankruptcy Code, the liability of a Bermuda Debtor, allowance and the amount thereof are determined by final order of a court of competent jurisdiction other than the US Court.

13.3 Single Distribution. All Creditors whose Claims are allowed in the Chapter 11 Proceedings will be treated as having also claimed in the relevant Scheme in respect of that Claim but will only be entitled to a single Distribution in respect of that Claim, if allowed, under both the Plan and the Schemes.

13.4 Disputed Claims. All Disputed Claims which are submitted, or are deemed to have been submitted in both the Schemes and the Plan will be dealt with in accordance with the provisions of the Plan.

13.5 Venue. Claims which have been submitted in a Scheme only, and not in the Plan, and are disputed, will be dealt with in accordance with the provisions of the Scheme. Any court hearings relating to such claim will be before the US Court except where Section 13.2(d) above is applicable.

13.6 Scheme Claims. Distributions will only be made in respect of Scheme Claims which are "Allowed", as defined in the Schemes. Rights of Creditors with Allowed Claims under the Schemes will be equivalent to the rights of Creditors with Allowed Claims under the Plan.

13.7 Costs. The costs and other liabilities of the Provisional Liquidation and the Chapter 11 Proceedings, and of implementing the Schemes and the Plan, will be payable in full as soon as practicable after the Effective Date of the Schemes in accordance with the Plan.

13.8 Preferential Claims. Those liabilities of the Bermuda Debtors which would have been preferential in a Bermudian liquidation on the Bermuda Filing Date will, if not paid prior to the Effective Date, be paid on the Effective Date by the Bermuda Debtors.

13.9 Secured Creditors. No Scheme will affect the claims of those Creditors who have Priority Non-Tax Claims, Priority Tax Claims or Administrative Expense Claims. It will also not affect Secured Claims in the US save to the extent provided in the Plan or, to the extent that they have a security interest, certain rights of set-off.

13.10 Set-off. Each Scheme provides for the rights of set-off of cross-claims between the Bermuda Debtors and a creditor in accordance with Section 553 of the US Bankruptcy Code with effect from the US Filing Date. Pursuant to the deemed consolidation of the assets and liabilities of the debtors for distribution purposes, a claim made by a creditor against one Debtor may be set off against any claim by another Debtor against that creditor.

13.11 Interest. Under each Scheme the amount of each Scheme Liability shall not include interest after the US Filing Date.

13.12 Release. Without prejudice to the generality of Section 2.21 of the Scheme, the provisions of the Plan relating to indemnification of the Estate Representative, indemnification of the trustee, the release of representatives, the release of Lenders, the release of Bondholders, the release of the Investors and the release of New Global Crossing are expressly incorporated into the Schemes.

13.13 Distributions Mechanism. Distributions in respect of Allowed Claims shall be made in accordance with the Plan.

13.14 Modifications to the Schemes. The Joint Provisional Liquidators may, at any hearing of the Bermuda Court to sanction a Scheme, consent on behalf of all interested parties to any modification of the Scheme or any terms or conditions which the Bermuda Court may think fit to approve or impose, in either case which does not materially affect a Scheme. In addition the Joint Provisional Liquidators will have the power before the Effective Date, and the Estate Representative will have the power on or after the Effective Date, if they consider it expedient to do so and if it is in the best interests of the Scheme Creditors, to apply to the Bermuda Court for the purpose of modifying a Scheme or for the purpose of obtaining directions on how to deal with any matters or disputes arising in respect of a Scheme.

13.15 Deemed Consolidation. After the making of the Confirmation Order, the assets and liabilities of the Debtors shall be deemed consolidated for the sole purpose of determining and making Distributions in the Schemes. The deemed consolidation for Distribution purposes is warranted as:

       (i) the business affairs of each of the Bermuda Debtors were intermingled with the business affairs of each of the other Bermuda Debtors and also with the other Debtors and Non-Debtor Subsidiaries; and

       (ii) the ability of an individual Bermuda Debtor to realise its assets independently from a group wide sale is limited; and

       (iii) the assets of the Bermuda Debtors were offered for sale, and ultimately sold under the Purchase Agreement, as a single global business.

14   PLAN OF REORGANIZATION

14.1 Summary. This is a brief summary only of the main provisions of the Plan. In the event of any inconsistency between this text and the provisions of the Plan, the Plan will prevail. Defined terms in this summary section which are not listed in Annexure 1 to the Explanatory Statement are the terms as defined either in the Disclosure Statement or the Plan. In the event of any discrepancy between the Explanatory Statement and the Disclosure Statement, the provisions of the Disclosure Statement will prevail.

14.2 Classification and Treatment of Claims and Interests. The following table divides the claims against and equity interests in the Debtors into separate classes and summarises the treatment for each class. The table also identifies which classes are entitled to vote on the Plan based on rules set forth in the US Bankruptcy Code. Finally, the table indicates an estimated recovery for each class. Important Note: The recoveries described in the following table represent the Debtors' best estimates of those values given the information available at this time. These estimates do not predict the potential trading prices for securities issued under the Plan. Unless otherwise specified, the information in the following table is based on calculations as of December 31, 2002. The estimation of recoveries makes the following assumptions:

       (i) The new debt instruments to be issued under the Plan are worth their face value.

       (ii) The estimated total equity value for New Global Crossing on the Effective Date is $407,000,000.

       (iii) The cash that is expected to be available for distribution from the Bermuda Account will be approximately $12,000,000.

       (iv) For purposes of the following recovery estimates, no value has been ascribed to the beneficial interests in the Liquidating Trust.


-------------------------------------------------------------------------------------------------------------
   Class      Description                      Treatment                          Entitled     Estimated
                                                                                   to Vote     Recovery
-------------------------------------------------------------------------------------------------------------
     --     Administrative        Payment in full (or as otherwise agreed).       No           100%
            Expense Claims
-------------------------------------------------------------------------------------------------------------
     --     Priority Tax Claims   Payment in full on Effective Date or            No           100%
                                  over six years from the date of
                                  assessment of the tax, with interest or
                                  payment as otherwise agreed.
-------------------------------------------------------------------------------------------------------------
     A      Priority Non-Tax      Payment in full of the allowed amount           No           100%
            Claims                of such claim (or as otherwise agreed).
-------------------------------------------------------------------------------------------------------------
     B      Other Secured Claims  See the Disclosure Statement                    See below    See below
-------------------------------------------------------------------------------------------------------------
     C      Lender Claims         $305,000,000 in cash                            Yes          22.7%
                                  Approximately $6,000,000 in cash from
                                  the
                                  Bermuda Account
                                  $175,000,000 in New Senior Secured
                                  Notes 6% of the New Common Stock
                                  50% of the beneficial interests in the
                                  Liquidating Trust
-------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------
                                  100% of recovery from a certain reimbursement
                                  claim (see the Disclosure Statement) Treatment
                                  of certain letters of credit which may provide
                                  additional benefit to holders of Lender Claims
                                  (see the Disclosure Statement)
-------------------------------------------------------------------------------------------------------------
     D      GC Holdings Notes     Approximately $4,554,000 in cash from           Yes          3.2%*
            Claims                the Bermuda Account
                                  $18,975,000 in New Senior Secured
                                  Notes 24.67% of the New Common
                                  Stock
                                  37.95% of the beneficial interests in the
                                  Liquidating Trust
-------------------------------------------------------------------------------------------------------------
     E      GCNA Notes Claims     Approximately $739,200 in cash from             Yes          3.2%*
                                  the Bermuda Account
                                  $3,080,000 in New Senior Secured
                                  Notes 4.00% of the New Common
                                  Stock
                                  6.16% of the beneficial interests in the
                                  Liquidating Trust
-------------------------------------------------------------------------------------------------------------
     F      General Unsecured     Approximately $706,800 in cash from             Yes          1.4%-
            Claims                the Bermuda Account                                          1.9%
                                  $2,945,000 in New Senior Secured
                                  Notes 3.83% of the New Common
                                  Stock
                                  5.89% of the beneficial interests in the
                                  Liquidating Trust
-------------------------------------------------------------------------------------------------------------
     G      Convenience Claims    Lesser of pro rata share of $3,000,000 or       Yes          4%
                                  5% in cash.
-------------------------------------------------------------------------------------------------------------
     H      Intercompany Claims   See the Disclosure Statement                    Yes
-------------------------------------------------------------------------------------------------------------
     I      GC Holdings           No distribution.                                No           None
            Preferred Stock
-------------------------------------------------------------------------------------------------------------
     J      GCL Preferred Stock   No distribution.                                No           None
-------------------------------------------------------------------------------------------------------------
     K      GCL Common Stock      No distribution.                                No           None
-------------------------------------------------------------------------------------------------------------
     L      Securities Litigation No distribution.                                No           None
            Claims
-------------------------------------------------------------------------------------------------------------


* Subject to a maximum reduction of 5% for a Class F dilution reserve



14.3 Means of Implementation. Following the Effective Date a number of steps will be taken to implement the Plan. A summary of the steps to be taken is set out below.

14.4 Deemed Consolidation. For purposes of voting and determining the distributions to Classes C, D, E, F, and G, the Debtors will be deemed consolidated and treated as equivalent to a single legal entity. Each claim tiled in Classes C, D, E, F, and G against any of the Debtors, including the claims of the Pension Benefit Guaranty Corporation, will be considered to be a single claim against the consolidated Debtors.

14.5 Settlement of Claims. Pursuant to the Bankruptcy Code, and in consideration of the classification, distribution, releases and other benefits provided under the Plan and the Schemes, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims or controversies resolved pursuant to the Plan, including, but not limited to, controversies relating to the distributions under the Plan.

New Global Crossing.

14.6 Authorisation of New Securities. Pursuant to the Memorandum of Association and section 2.3(a) of the Purchase Agreement, the authorized share capital of New Global Crossing consists of 55,000,000 shares of New Common Stock, and 45,000,000 shares of New Preferred Stock. On the Effective Date, the following new securities shall be issued in accordance with the terms of the Transaction
Agreements: (a) the New Senior Secured Notes, (b) 22,000,000 shares of New Common Stock, and (c) 18,000,000 shares of New Preferred Stock.

14.7 Formation and Name. On the Effective Date or as soon thereafter as is practicable, New Global Crossing may change its name to such name as may be determined in accordance with applicable law.

14.8 Transaction Agreements. Pursuant to, and in accordance with, the terms of the Transaction Agreements, on or before the Effective Date, the Debtors and New Global Crossing will execute, amend, and file any Transaction Agreements and take any other action which is necessary to effectuate or consummate the transactions contemplated by the Transaction Agreements.

14.9 Board of Directors. The board of directors of New Global Crossing will be appointed in accordance with section 4.4 of the Purchase Agreement.

14.10 Transfer of Assets and Obligations of Certain Debtors Under the Plan. On the Effective Date and in accordance with the terms and conditions of the Transaction Agreements, the transactions set out in Clause 13 above will occur. In consideration of such issuance and transfer, GCL and GC Holdings shall cause the Company Asset Transfer to occur pursuant to sections 363, 363(f), and 363(m) of the Bankruptcy Code. New Global Crossing and the Reorganized Subsidiary Debtors shall not assume any liabilities of GCL, GC Holdings, or the other Debtors other than the Assumed Liabilities. On the Effective Date, the Debtors will transfer the Liquidating Trust Assets free and clear of all liens, claims, and encumbrances to the Liquidating Trust on behalf of holders of Claims in Classes C, D, E and F.

The Estate Representative

14.11 Summary. The Plan provides for the establishment of the Estate Representative on the Effective Date. The Estate Representative will be a committee of five individuals, two of whom shall be appointed by the holders of the Lender Claims, two of whom will be appointed by the Creditors Committee and one of whom will be appointed by agreement between the holders of the Lender Claims' appointees and the Creditors Committee's appointees. The Estate Representative will take over the functions of concluding the chapter 11 cases commencing on the Effective Date. In order to facilitate the fulfilment of its responsibilities, it is anticipated that the Estate Representative will have the benefit of a "cooperation agreement" with New Global Crossing. The functions of the Estate Representative are described below.

14.12 Making Distributions. As described in the Plan, the Lender Agent is responsible for receiving the consideration from the Debtors under the Plan and distributing such consideration to the holders of the Lender Claims in accordance with the Credit Agreement. The Indenture Trustees perform this function for the various holders of the Debtors' public debt. The Estate Representative will perform this role for the class of General Unsecured Claims and the Convenience Claims.

14.13 Serving as Liquidating Trustee. The Plan establishes a Liquidating Trust, which will receive certain property on the Effective Date, such as causes of action against third parties and a portion of certain funds located in a bank account in Bermuda. The holders of certain claims, in turn, will own beneficial interests in the Liquidating Trust. The interests in the Liquidating Trust will not be transferable. The Estate Representative will serve as the trustee for the Liquidating Trust or will designate a trustee for the Liquidating Trust.

14.14 Resolving Disputed Prepetition Claims And Other Actions. One of the key functions of the Estate Representative is to object to and resolve claims that remain disputed as of the Effective Date. Disputed Claims for which the Debtors have no counterclaim including an avoidance action under section 547 of the Bankruptcy Code, or a counterclaim (including any affirmative claim) in an amount less than $1,000,000 will be prosecuted and resolved by the Claims Subcommittee of the Estate Representative. This Claims Subcommittee will consist of three members, two of whom will be designated by the Creditors Committee and one of whom will be appointed by agreement between the appointees of the holders of the Lender Claims and the appointers of the Creditors Committee. All five members of the Estate Representative will object, will prosecute, and settle all estate claims, counterclaims or avoidance actions that exceed $1,000,000.

14.15 Bringing Avoidance Actions. The Plan preserves certain avoidance actions that the Debtors may possess, such as the ability to recover funds from parties that received preferential transfers under section 547 of the Bankruptcy Code or fraudulent transfers. Although the Purchase Agreement limits the ability of the Estate Representative to bring these actions against certain current and future vendors of New Global Crossing, bringing avoidance actions is an important function of the Estate Representative. The Estate Representative (or a subcommittee thereof) may also bring these avoidance actions in the context of a defense or counterclaim to claims asserted by creditors in the chapter 11 cases.

14.16 Prosecution of Causes of Action. Under the Plan, the Estate Representative will be responsible for prosecuting and settling the causes of action transferred to the Liquidating Trust. The Estate Representative will not, however, seek to avoid or recover any payments made to the holders of the Bondholder Claims, the GCNA Notes Claims (each in their capacities as holders of such Claims), the holders of the Lender Claims on account of their Lender Claims, and the Lender Agent and indenture trustees for expenses in connection with the Debtors' chapter 11 cases. Claims that the Estate Representative may pursue include: certain rights, credits, claims, or causes of action against third parties for preferences, fraudulent transfers, and other causes of actions (of any kind or nature) or rights to setoff belonging to the Debtors, whether arising under the laws of the United States, the individual States, or Bermuda and including claims arising out of or relating to the chapter 11 cases or any of the transactions contemplated thereby or entered into as a consequence thereof and claims arising out of or relating to accounts receivable, notes receivable, contract rights, and rights to payment and claims against officers and directors that belong to the Debtors' estates. In addition, the Estate Representative may pursue claims against current and former officers and directors of the Debtors and Non-Debtors, including but not limited to, Gary Winnick, Lodwick Cook, and their affiliated entities. Unless expressly provided for under the Plan, none of these claims are being released and no person or entity that may be subject to these claims is being released.

14.17 Mechanics. The Estate Representative will have the authority to retain and compensate professionals to enable it to perform its functions. Cash will be deposited with the Estate Representative to fund its expenses. Any portion of those funds remaining after the Estate Representative has performed its functions must be transferred to New Global Crossing.

14.18 Liquidating Trust. Under the Purchase Agreement, substantially all the assets of GCL and GC Holdings will be transferred to New Global Crossing. The assets that are excluded from that transfer will be used, among other things, to make the cash distributions required by the Plan, including for payments required to cure defaults under executory contracts assumed by the Debtors. For a complete description of the assets that will not be transferred to New Global Crossing, see the definition of "Assets" in the Purchase Agreement. A portion of the Debtors' cash (the Estate Representative Expense Fund) and certain claims or causes of action against third parties will be transferred to the Liquidating Trust for the benefit of creditors holding allowed claims in Classes C, D, E, and F. One of the purposes of the Liquidating Trust will be to reduce those claims or causes of action to cash through litigation, settlement, or otherwise and distribute the proceeds to holders of claims in those classes.

14.19 Conditions to the Effective Date. The Effective Date of the Plan will not occur until the conditions precedent set out in the Plan are satisfied.

14.20 Modification of the Plan; Revocation or Withdrawal of the Plan. The Debtors may alter, amend, or modify the Plan under Section 1127(a) of the US Bankruptcy Code at any time prior to the Confirmation Date so long as the Plan, as modified, meets the requirements of sections 1122 and 1123 of the US Bankruptcy Code. After the Confirmation Date and prior to the Effective Date, the Debtors may alter, amend, or modify the Plan in accordance with section 1127(b) of the US Bankruptcy Code. The Debtors reserves the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Plan is revoked or withdrawn prior to the Confirmation Date, then the Plan shall be deemed null and void.

14.21 Retention of Jurisdiction. Notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the US Court retains jurisdiction over all matters arising out of or relating to the Chapter 11 Proceedings.

PART V: COMPARISON OF THE SCHEME PROPOSALS WITH BERMUDIAN AND
US INSOLVENCY PROCEDURES

15   PRINCIPLES OF THE SCHEME AND PLAN

15.1 The Basic Principles. The basic principles of the Scheme and the Plan are consistent with the general goals of Bermuda and US insolvency 1aw. It is to make distributions to the Debtors' similarly situated creditors, taking account of the interests of creditors who are given priority by law or agreement, secured creditors and those creditors with rights of set-off. Accordingly, the Scheme provides for creditors who would be given priority either in Bermuda or in the US to be paid in full and protects the interests of secured creditors and creditors with rights of set-off under the Scheme. Two principal differences between Bermudian and US insolvency procedures relate to timing differences and the barring of creditors' claims.

15.2 Timing Differences. In the US, the US Filing Date is significant because it
(a) serves as the cut-off date for establishing claims that are generally to be treated equally, (b) establishes creditors' priority rights, (c) fixes creditors' rights of set-off, (d) establishes a general principle preventing interest from continuing to accrue on unsecured claims and accelerating the principal amount of claims of a debtor and (e) serves as the value date for conversion of foreign currency claims into claims in US currency. A similar principle would apply in Bermuda if a winding up order were made against the Bermuda Debtors, but does not apply as the result of the making of a provisional liquidation order. The Bermuda Debtors went into provisional liquidation but did not go into liquidation and hence there has been no winding up order. Accordingly, the position under Bermudian law is that an event has not yet occurred which would give rise to the crystallisation of creditors' rights of proof, preferential claims and rights of set-off, which would prevent interest from continuing to accrue and which would require the conversion of foreign currency claims. The way in which the Scheme deals with these matters is set out below:

(a) Proof: The proposals enable a creditor to claim under a Scheme if he has a right to claim under the Chapter 11 Proceedings or if he would have a right to claim in a liquidation in Bermuda as if the Bermuda Debtors were in liquidation from the US Filing Date.

(b) Preferential Claims: Under the Schemes and the Plan, claims will be paid in full if they have priority under the Chapter 11 Proceedings or if they would have been given priority in a Bermudian compulsory liquidation as if the Bermuda Debtors were in liquidation from Bermuda Filing Date.

(c) Set-off: The rights of set-off under section 553 of the US Bankruptcy Code are to apply to the Scheme as described in Section 13.12 above.


(d) Rights to interest: In a Bermuda liquidation, if a claim is interest bearing, interest continues to accrue at the applicable rate up to the date of winding-up. Under US procedures, interest ceases to accrue from the Petition Date. The Scheme provides that the amount of each Scheme Liability will not include interest after the Petition Date. This enables Creditors in the Plan and the Schemes to be treated on an equal footing.

(e) Currency of payment: US law provides that claims will be converted into US dollars at the exchange rate ruling on the US Filing Date. The Scheme also provides for all claims to be paid in US dollars at the applicable exchange rate on the US Filing Date.

15.3 Barring of Creditors' Claims. The other principal difference between the Bermuda and US insolvency systems is that, in the US, a "bar date" (defined in the Scheme as the Claims Date) is established early in the insolvency proceedings. If a creditor fails to make his claim before the bar date, he will generally have no right to distributions from the insolvent estate unless he can show that his failure to do so was the result of "excusable neglect". Under Bermuda procedures in a winding up, a creditor who has not proved his claim in time to benefit from a distribution is not able to upset that distribution but, if he subsequently makes a claim, he is entitled to participate in future distributions and to "catch up" by receiving payment of past dividends. The proposals recognise that Creditors in the two jurisdictions should be treated as similarly as possible. Accordingly the US Court and the Bermuda Court have provided for bar dates of 30 September 2002 and 25 October 2002, but also allow a Creditor to lodge a Bermuda Proof of Claim after the bar date but no later than 14 January 2003 and to rank for distribution if the Joint Provisional Liquidators or the Bermuda Court determine that his failure to lodge his Notice of Claim on or before the Claims Date did not result from wilful default or lack of reasonable diligence.

15.4 Consolidation of Claims. One important difference is that under the Chapter 11 Proceedings, all of the Bermuda Debtors who are having the claims against them compromised by the Plan, are deemed to be consolidated for voting purposes. Under the laws of Bermuda, it is not possible to consolidate the Bermuda Debtors in this way for voting purposes and there will therefore be a separate Scheme for each Bermuda Debtor. There will be a deemed consolidation for distribution purposes under both the Plan and the Schemes.

15.5 Effective Date injunction. The Joint Provisional Liquidators will consider seeking, to the extent possible at the Sanction Hearing for the Schemes, an injunction in terms similar to the injunction which is set out in the Plan and which shall come into effect on the Effective Date.

                             ANNEXURE 1: DEFINITIONS

Bermudian Court means the Supreme Court of Bermuda;

Bondholders Claims has the same meaning as in the Scheme;

Chapter 11 Proceedings means the cases tiled by each of the Bermuda Debtors under chapter 11 of the US Bankruptcy Code;

Claim has the same meaning as in the Scheme;

Class has the same meaning as in the Scheme;

Companies Act means the Companies Act 1981 of Bermuda;

Creditors Committee has the same meaning as in the Plan;

Creditors Meetings means the meetings of Scheme Creditors which will take place on 25 November 2002 for the purpose of considering and voting on the Schemes;

Debtors has the same meaning as in the Plan;

Disclosure Statement has the same meaning as in the Plan;

Disputed Claim has the same meaning as in the Plan;

Effective Date has the same meaning as in the Plan;

Estate Representative has the same meaning as in the Plan;

Estate Representative Claims has the same meaning as in the Plan;

Joint Provisional Liquidators means the persons from time to time serving as Joint Provisional Liquidators in the Provisional Liquidation of the Bermuda Debtors, who are currently Mr Philip Wallace and Ms Jane Moriarty both of KPMG LLP, 8 Salisbury Square, London EC4Y 8BB, England and Mr Malcolm Butterfield, KPMG, Crown House, P.O. Box HM 906, Hamilton HM DX, Bermuda.

New Global Crossing has the same meaning as in the Plan;

Plan has the same meaning as in the Scheme;

Preferential Claims has the same meaning as in the Scheme;

Purchase Agreement has the same meaning as in the Plan

Record Date has the samemeaning as in the Plan;

Registrar means the Registrar of Companies of Bermuda;

Scheme Liability has the same meaning as in the Scheme;

Scheme means each scheme of arrangement between each Bermuda Debtor and its Scheme Creditors with such modifications as the Bermuda Court may approve or impose and Schemes means more than one Scheme or all of the Schemes as the context requires;

Subsidiary has the same meaning as in the Plan;

US means the United States of America;

US Bankruptcy Code means title 11 of the United States Code, 11 U.S.C. sections 101 et seq., as amended from time to time, to the extent applicable in the Chapter 11 Proceedings;

US Court means the United States Bankruptcy Court for the Southern District of New York (or such other court with authority over the Chapter 11 Proceedings) and, with respect to any particular proceeding within the Chapter 11 Proceedings, any other United States court which may be exercising jurisdiction over such proceeding;

                                   ANNEXURE 2
                       NOTICE CONVENING CREDITORS MEETINGS

                                    EXHIBIT D

                                       to

                              DISCLOSURE STATEMENT

                         IN THE SUPREME COURT OF BERMUDA
                               Civil Jurisdiction
                         2002: No 28 - 39 and 326 - 329

                      IN THE MATTER OF GLOBAL CROSSING LTD.
               AND IN THE MATTER OF GLOBAL CROSSING HOLDINGS LTD.
                   AND IN THE MATTER OF ATLANTIC CROSSING LTD.
              AND IN THE MATTER OF ATLANTIC CROSSING HOLDINGS LTD.
            AND IN THE MATTER OF MID-ATLANTIC CROSSING HOLDINGS LTD.
            AND IN THE MATTER OF GLOBAL CROSSING INTERNATIONAL LTD.
            AND IN THE MATTER OF GLOBAL CROSSING NETWORK CENTER LTD.
                 AND IN THE MATTER OF MID-ATLANTIC CROSSING LTD.
            AND IN THE MATTER OF PAN AMERICAN CROSSING HOLDINGS LTD.
           AND IN THE MATTER OF SOUTH AMERICAN CROSSING HOLDINGS LTD.
                 AND IN THE MATTER OF PAN AMERICAN CROSSING LTD.
                 AND IN THE MATTER OF ATLANTIC CROSSING II LTD.
           AND IN THE MATTER OF GLOBAL CROSSING PORTFOLIO HOLDINGS LTD
                       AND IN THE MATTER OF PAC PANAMA LTD
                AND IN THE MATTER OF SOUTH AMERICAN CROSSING LTD
         AND IN THE MATTER OF GLOBAL CROSSING INTELLECTUAL PROPERTY, LTD
                        (each in Provisional Liquidation)

                                       and

                     IN THE MATTER OF THE COMPANIES ACT 1981

                             SCHEMES OF ARRANGEMENT
                            (under Section 99 of the
                              Companies Act 1981)

                                     between

                              GLOBAL CROSSING LTD.
                          GLOBAL CROSSING HOLDINGS LTD.
                             ATLANTIC CROSSING LTD.
                         ATLANTIC CROSSING HOLDINGS LTD.
                       MID-ATLANTIC CROSSING HOLDINGS LTD.
                       GLOBAL CROSSING INTERNATIONAL LTD.
                       GLOBAL CROSSING NETWORK CENTER LTD.
                           MID-ATLANTIC CROSSING LTD.
                       PAN AMERICAN CROSSING HOLDINGS LTD.
                      SOUTH AMERICAN CROSSING HOLDINGS LTD.
                           PAN AMERICAN CROSSING LTD.
                            ATLANTIC CROSSING II LTD.
                     GLOBAL CROSSING PORTFOLIO HOLDINGS LTD
                                 PAC PANAMA LTD
                           SOUTH AMERICAN CROSSING LTD
                   GLOBAL CROSSING INTELLECTUAL PROPERTY, LTD
                        (each in Provisional Liquidation)

                             and their respective

                                SCHEME CREDITORS
                          (as defined in the Schemes)

                                TABLE OF CONTENTS

                                                                           Page

1 DEFINITIONS AND INTERPRETATION .............................................1
2 THE COMPANIES ..............................................................1
  2.1   Global Crossing Ltd. .................................................1
  2.2   Global Crossing Holdings Ltd. ........................................2
  2.3   Atlantic Crossing Ltd. ...............................................2
  2.4   Atlantic Crossing Holdings Ltd. ......................................2
  2.5   Mid-Atlantic Crossing Holdings Ltd. ..................................2
  2.6   Global Crossing International, Ltd ...................................2
  2.7   Global Crossing Network Center Ltd. ..................................3
  2.8   Mid-Atlantic Crossing Ltd. ...........................................3
  2.9   Pan American Crossing Holdings Ltd ...................................3
  2.10  South American Crossing Holdings Ltd .................................3
  2.11  Pan American Crossing Ltd. ...........................................3
  2.12  Atlantic Crossing II Ltd .............................................4
  2.13  Global Crossing Portfolio Holdings Ltd ...............................4
  2.14  PAC Panama Ltd .......................................................4
  2.15  South American Crossing Ltd ..........................................4
  2.16  Global Crossing Intellectual Property, Ltd. ..........................4
  The Chapter 11 Plan and the Schemes ........................................5
  Coordination of Plan and Schemes ...........................................5
3 CLASSES OF CLAIMS ..........................................................6
  3.1   Designation of Classes ...............................................6
  3.2   Classes for GCL. .....................................................6
  3.3   Classes for GC Holdings ..............................................6
  3.4   Classes for Atlantic Crossing Ltd ....................................6
  3.5   Classes for Atlantic Crossing Holdings Ltd. ..........................7
  3.6   Classes for Mid-Atlantic Crossing Holdings Ltd .......................7
  3.7   Classes for Global Crossing International, Ltd .......................7
  3.8   Classes for Global Crossing Network Center Ltd. ......................7
  3.9   Classes for Mid-Atlantic Crossing Ltd. ...............................7
  3.10  Classes for Pan American Crossing Holdings Ltd. ......................7

                                TABLE OF CONTENTS

                                   (continued)

                                                                           Page

   3.11  Classes for South American Crossing Holdings Ltd. ...................8
   3.12  Classes for Pan American Crossing Ltd. ..............................8
   3.13  Classes for Atlantic Crossing II Ltd. ...............................8
   3.14  Classes for Global Crossing Landing Holdings Ltd. ...................8
   3.15  Classes for PAC Panama Ltd. .........................................8
   3.16  Classes for South American Crossing Ltd. ............................8
   3.17  Classes for Global Crossing Intellectual Property, Ltd. .............9
4  ASSET TRANSFER ............................................................9
   4.1   Transaction Documents ...............................................9
   4.2   Transfer of Assets and Obligations ..................................9
   4.3   Transfer of Certain Claims .........................................10
   4.4   Indenture for New Senior Secured Notes .............................10
5  APPLICATION OF THE SCHEMES ...............................................10
   5.1   Application ........................................................10
6  ASSETS AND DISTRIBUTIONS .................................................11
   6.1   Deemed Consolidation ...............................................11
   6.2   Assets for Distribution ............................................11
   6.3   Allowed Scheme Claims ..............................................11
   6.4   Distributions Mechanism ............................................11
7  EFFECT OF the SCHEMES ....................................................11
   7.1   Moratorium and Release .............................................11
8  ESTABLISHMENT OF CLAIMS ..................................................11
   8.1   Allowed Claims .....................................................11
   8.4   Intercompany Claims ................................................12
   8.5   Preferential Claims ................................................12
   8.6   Currency of Payment ................................................12
   8.7   Set-off ............................................................12
   8.8   Rights to Interest .................................................12
9  PROCEDURES FOR TREATING AND RESOLVING DISPUTED CLAIMS ....................12
10 CONDITIONS TO EFFECTIVE DATE FOR EACH SCHEME .............................12
11 MODIFICATIONS TO THE SCHEMES .............................................13

                                TABLE OF CONTENTS

                                   (continued)


                                                                                            Page
12 POWERS, DUTIES AND OBLIGATIONS OF THE JOINT PROVISIONAL LIQUIDATORS .......................13
13 MISCELLANEOUS .............................................................................13
   13.1 Assignments ..........................................................................13
   13.2 Limitation of Liability ..............................................................13
   13.3 Personal liability of the Joint Provisional Liquidators and the Estate
        Representative .......................................................................14
   13.5 Timing of winding up of GCL and GC Holdings ..........................................14
   13.6 Severability .........................................................................15
   13.7 Notices ..............................................................................15
14 GOVERNING LAW AND JURISDICTION ............................................................15

ANNEXURE 1: DEFINITIONS ......................................................................16
ANNEXURE 2: BERMUDA DEBTORS FILING DATES .....................................................20
ANNEXURE 3: NON-BERMUDA SUBSIDIARIES .........................................................21
ANNEXURE 4: BERMUDA PROOF OF CLAIM FORM ......................................................23
ANNEXURE 5: BERMUDA NOTICES TO CREDITORS AND EXPLANATORY LETTERS .............................24


                              PART I - INTRODUCTION

1    DEFINITIONS AND INTERPRETATION

1.1 In the Schemes, unless the context otherwise requires, the expressions defined in Annexure 1 shall have the meanings specified therein. Where a capitalised term is not defined in Annexure 1, it has the same meaning as in the Plan.

1.2 Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of the Schemes.

1.3  In the Schemes, unless the context otherwise requires:

(a) references to parts and clauses are to be construed as references to the parts and clauses of the Schemes and references to Annexures are to be construed as references to the Annexures to the Schemes unless otherwise stated;

(b) references to (or to any provision of) the Schemes shall be construed as references to the Schemes or that provision as in force for the time being and as amended in accordance with its terms;

(c) words importing the plural shall include the singular and vice versa and the masculine, feminine or neuter gender shall each include the other genders;

(d) references to a person shall be construed as including references to an individual, firm, company, corporation, unincorporated body of persons or any State or any agency thereof; and

(e) references to any enactment or statutory instrument shall be to such enactment or statutory instrument as amended and in force on the date of this document.

1.4 For ease of administration there is only one Scheme document which covers all of the Schemes. In the event of a conflict or inconsistency between the terms of a Scheme and the terms of the Plan, the terms of the Plan shall prevail.

2    THE COMPANIES

2.1 Global Crossing Ltd. Global Crossing Ltd. ("GCL") was incorporated as Global Crossing Holdings Ltd. on 18 March 1998 as an exempted company in the Islands of Bermuda under the Companies Act 1981, and changed its name to Global Crossing Ltd. on 30 April 1998. The registered office of GCL is situated at Wessex House, 1st Floor, 45 Reid Street, Hamilton, HM12, Bermuda. The authorized share capital of GCL is US$30,200,000.00 divided into 3,000,000,000 common shares of US$0.0l each and 20,000,000 preferred shares at the values specified below. As of 1 November 2001, GCL had 910,668,079 common shares issued and outstanding. GCL also has issued and outstanding 4,600,000 shares of 6 3/4% Cumulative Convertible Preferred Stock ($250 liquidation preference), 400,000 shares of 6 3/8% Cumulative Convertible Preferred Stock, Series B ($1,000 liquidation preference), 2,600,000 shares of 7% Cumulative Convertible Preferred Stock ($250 liquidation preference) and 5,440,030 shares of 6 3/8% Cumulative Convertible Preferred Stock ($100 liquidation preference). GCL was formed to carry on the business of a holding company for subsidiaries that carry on the business of developing and operating a global telecommunications system. The business of GCL as a holding company includes acquiring and holding any shares, obligations and securities issued or guaranteed by any of its subsidiaries.

2.2 Global Crossing Holdings Ltd. Global Crossing Holdings Ltd. ("GC Holdings") was incorporated on 30 April 1998 as an exempted company in the Islands of Bermuda pursuant to the Companies Act 1981. The registered office of GC Holdings is Wessex House, 1st Floor, 45 Reid Street, Hamilton, HM 12 Bermuda. The authorized share capital of GC Holdings is US$750,012,000 divided into 1,200,000 common shares of US$0.0l each and 7,500,000 preferred shares of $100.00 each. T he amount o f capital p aid up and c redited as p aid up is US$12,000.00. GC Holdings was formed to carry on the business of an investment holding company, primarily to hold shares in project companies, which own and operate telecommunications systems.

2.3 Atlantic Crossing Ltd. Atlantic Crossing Ltd. was incorporated as Global Telesystems Ltd. on 25 February 1997 as an exempted company in the Islands of Bermuda pursuant to the Companies Act 1981, and changed its name to Atlantic Crossing Ltd. on 9 April 1998. The registered office of Atlantic Crossing Ltd. is Wessex House, 1st Floor, 45 Reid Street, Hamilton, HM 12 Bermuda. The authorized share capital of Atlantic Crossing Ltd. is US$12,000.00 divided into 12,000 shares of US$l.00 each. The amount of capital paid up and credited as paid up is US$12,000.00. Atlantic Crossing Ltd. was formed to carry on the business of owning, constructing, operating, maintaining and financing fibre optic cable networks undersea and over land in all parts of the world, but primarily a network which links the United States to the United Kingdom, the United Kingdom to Germany (or the Netherlands) and Germany (or the Netherlands) to the United States.

2.4 Atlantic Crossing Holdings Ltd. Atlantic Crossing Holdings Ltd. was incorporated as Global Telesystems Holdings Ltd. on 24 March 1997 as an exempted company in the Islands of Bermuda pursuant to the Companies Act 1981, and changed its name to Atlantic Crossing Holdings Ltd. on 30 December 1998. The Registered office of Atlantic Crossing Holdings Ltd. is Wessex House, 1st Floor, 45 Reid Street, Hamilton, HM 12 Bermuda. The authorized share capital of Atlantic Crossing Holdings Ltd. is US$5,005,000.00 divided into 440,000,OOO Common Shares of US$0.0l each, 10,000,000 Class A Shares of $US0.0l each, 10,000,000 Class B Shares of $US0.0l each, 10,000,000 Class C Shares of $US0.0l each, 30,000,000 Class D Shares of $US0.0l each and 500,000 Senior Increasing Rate Redeemable Exchangeable Preference Shares of US$0.0l each. The amount of capital paid up and credited as paid up is US$12,000.00. Atlantic Crossing Holdings Ltd. was formed to carry on the business of an investment holding company.

2.5 Mid-Atlantic Crossing Holdings Ltd. Mid-Atlantic Crossing Holdings Ltd. Mid-Atlantic Crossing Holdings Ltd. was incorporated on 18 March 1998 as an exempted company in the Islands of Bermuda pursuant to the Companies Act 1981. The Registered office of Mid-Atlantic Crossing Holdings Ltd. is Wessex House, 1st Floor, 45 Reid Street, Hamilton, HM 12 Bermuda. The authorized share capital of Mid-Atlantic Crossing Holdings Ltd. is US$12,000.00 divided into 1,200,000 shares of US$0.0l each. The amount of capital paid up and credited as paid up is US$12,000.00. Mid-Atlantic Crossing Holdings Ltd. was formed to carry on the business of an investment holding company, primarily to hold shares in project companies, which own and operate telecommunications systems.

2.6 Global Crossing International, Ltd. Global Crossing International, Ltd. was incorporated as GT Interconnect Services Ltd. on 15 October 1997 as an exempted company in the Islands of Bermuda pursuant to the Companies Act 1981, and changed its name to Global Crossing International, Ltd. on 11 February 1998. On 29 September 1998 Global Crossing Development Holdings Ltd was amalgamated with Global Crossing International, Ltd, and the amalgamated company retained the name of Global Crossing International, Ltd. The registered office of Global Crossing International, Ltd. is Wessex House, 1st Floor, 45 Reid Street, Hamilton, HM 12 Bermuda. The authorized share capital of Global Crossing International, Ltd.

is US$12,000.00 divided into 1,200,000 shares of US$0.0l each. The amount of capital paid up and credited as paid up is U S$12,000.00. Global Crossing International, Ltd. was formed to carry on the business of an investment holding company, but also to construct, own, operate, maintain and finance libre optic cable networks undersea and overland in all parts of the world.

2.7 Global Crossing Network Center Ltd. Global Crossing Network Center Ltd. was incorporated on 1 September 1998 as an exempted company in the Islands of Bermuda pursuant to the Companies Act 198 1. The registered office of Global Crossing Network Center Ltd. is Wessex House, 1st Floor, 45 Reid Street, Hamilton, H M 12 Bermuda. The authorized share capital of Global Crossing Network Center Ltd. is US$12,000.00 divided into 1,200,000 shares of US$0.0l each. The amount of capital paid up and credited as paid up is US$12,000.00. Global Crossing Network Center Ltd. was formed to carry on the business of operating Customer Care and Network Operations Centers (the "Centers") to administer and provide assistance and support to the telecommunication systems and networks (the "Networks") and to provide reporting services in connection with the operation, performance and maintenance of such Centers and Networks.

2.8 Mid-Atlantic Crossing Ltd. Mid-Atlantic Crossing Ltd. was incorporated on 21 April 1998 as an exempted company in the Islands of Bermuda pursuant to the Companies Act 1981. The registered office of Mid-Atlantic Crossing Ltd. is Wessex House, 1st Floor, 45 Reid Street, Hamilton, HM 12 Bermuda. The authorized share capital of Mid-Atlantic Crossing Ltd. is US$12,000.00 divided into 1,200,000 shares of US$0.0l each. The amount of capital paid up and credited as paid up is US$12,000.00. Mid-Atlantic Crossing Ltd. was formed to carry on the business of constructing, owning and operating fibre optic networks undersea and over land in all parts of the world, but primarily in the mid-Atlantic region.

2.9 Pan American Crossing Holdings Ltd. Pan American Crossing Holdings Ltd. was incorporated on 30 April 1998 as an exempted company in the Islands of Bermuda pursuant to the Companies Act 1981. The registered office of Pan American Crossing Holdings Ltd. is Wessex House, 1st Floor, 45 Reid Street, Hamilton, H M 12 Bermuda. The authorised share capital of Pan American Crossing Holdings Ltd. is US$12,000.00 divided into 1,200,000 shares of US$0.0l each. The amount of capital paid up and credited as paid up is US$12,000.00. Pan American Crossing Holdings Ltd. was formed to carry on the business of a holding company, primarily to hold the shares in Pan American Crossing Ltd. and also to operate, maintain, finance and construct, an undersea and over land fibre optic cable network system.

2.10 South American Crossing Holdings Ltd. South American Crossing Holdings Ltd. was incorporated on 24 June 1999 as an exempted company in the Islands of Bermuda pursuant to the Companies Act 1981. The registered office of South American Crossing Holdings Ltd. is Wessex House, 1st Floor, 45 Reid Street, Hamilton, H M 12 Bermuda. The authorized share capital of South American Crossing Holdings Ltd. is US$12,000.00 divided into 1,200,OOO shares of US$ 0.01 each. The amount of capital paid up and credited as paid up is US$12,000.00. South American Crossing Holdings Ltd. was formed to carry on the business of an investment holding company, but also to own, construct, operate, maintain and finance fibre-optic cable networks undersea and overland in all parts of the world, primarily in South America.

2.11 Pan American Crossing Ltd. Pan American Crossing Ltd. was incorporated on 30 April 1998 as an exempted company in the Islands of Bermuda pursuant to Companies Act 1981. The registered office of P an American Crossing Ltd. is Wessex House, 1st Floor, 45 Reid Street, Hamilton, HM 12 Bermuda. The authorized share capital of Pan American Crossing Ltd. is US$12,000.00 divided into 1,200,000 shares of US$0.0l each. The amount of capital paid up and credited as paid up is US$12,000.00. Pan American Crossing Ltd. was formed to carry on the business of constructing, owning, operating, maintaining and financing fibre-optic networks undersea and overland in all parts of the world but primarily in Central and South America.

2.12 Atlantic Crossing II Ltd. Atlantic Crossing II Ltd. was incorporated on 2 February 2000 as an exempted company in the Islands of Bermuda pursuant to the Companies Act 198 1. The registered office of Atlantic Crossing II Ltd. is Wessex House, 1st Floor, 45 Reid Street, Hamilton, HM 12 Bermuda. The authorised share capital of Atlantic Crossing II Ltd. is US$12,000.00 divided into 1,200,000 shares of US$0.0l each. The amount of capital paid up and credited as paid up is US$12,000.00. Atlantic Crossing II Ltd. was formed to carry on the business of owning, operating, maintaining, financing and constructing a fibre-optic cable network system undersea and over land in all parts of the world.

2.13 Global Crossing Portfolio Holdings Ltd. Global Crossing Portfolio Holdings Ltd. was incorporated as Global Crossing Landing Holdings Ltd. on 8 July 1998 as an Exempted Company in the Islands of Bermuda pursuant to the Companies Act 1981. On 2 July, 2001, Global Crossing Landing Holdings Ltd. applied to the Registrar of Companies for approval of a change of name to Global Crossing Portfolio Holdings Ltd. and was issued a Certificate of Incorporation on Change of Name on 11 July 2001, pursuant to the provisions of the Companies Act 1981. The Registered office of Global Crossing Portfolio Holdings Ltd. is Wessex House, 1st Floor, 45 Reid Street, Hamilton, HM 12 Bermuda. The authorised share capital of Global Crossing Portfolio Holdings Ltd. is US$12,000.00 divided into 1,200,000 shares of US$0.0l each. The amount of capital paid up and credited as paid up is US$12,000.00. Global Crossing Portfolio Holdings Ltd. was formed to carry on the business of constructing, owning, operating, maintaining and financing fiber optic networks undersea and over land in all parts of the world, but primarily in the mid-Atlantic region.

2.14 PAC Panama Ltd. PAC Panama Ltd. was incorporated on 5 October 1998 as an Exempted Company in the Islands of Bermuda pursuant to the Companies Act 1981, The Registered Office of PAC Panama Ltd. is Wessex House, 1st Floor, 45 Reid Street, Hamilton, HM 12 Bermuda. The authorised share capital of PAC Panama Ltd. is US$12,000.00 divided into 1,200,000 shares of US$0.0l each. The amount of capital paid up and credited as paid up is US$12,000.00. PAC Panama Ltd. was formed to carry on the business of constructing, owning, operating, maintaining and financing fiber optic networks undersea and over land in all parts of the world, but primarily in the mid-Atlantic region.

2.15 South American Crossing Ltd. South American Crossing Ltd. was incorporated on 24 June 1999 as an Exempted Company in the Islands of Bermuda pursuant to the Companies Act 198 1. The Registered Office of South American Crossing Ltd. is Wessex House, 1st Floor, 45 Reid Street, Hamilton, HM 12 Bermuda. The authorised share capital of South American Crossing Ltd. is US$12,000.00 divided into 1,200,000 shares of US$0.0l each. The amount of capital paid up and credited as paid up is US$12,000.00. South American Crossing Ltd. was formed to carry on the business of constructing, owning, operating, maintaining and financing fiber optic networks undersea and over land in all parts of the world, but primarily in the mid-Atlantic region.

2.16 Global Crossing Intellectual Property, Ltd. Global Crossing Intellectual Property, Ltd. was incorporated on 13 January 2000 as an Exempted Company in the Islands of Bermuda pursuant to the Companies Act 1981. The Registered Office of Global Crossing Intellectual Property, Ltd. is Wessex House, 1st Floor, 45 Reid Street, Hamilton, HM 12 Bermuda. The authorised share capital of Global Crossing Intellectual Property, Ltd. is US$12,000.00 divided into 1,200,000 shares of US$0.0l each. The amount of capital paid up and credited as paid up is US$12,000.00. Global Crossing Intellectual Property, Ltd. was formed to carry on the business of constructing, owning, operating, maintaining and financing fiber optic networks undersea and over land in all parts of the world, but primarily in the mid-Atlantic region.

The Chapter 11 Plan and the Schemes

2.17 GCL and the Bermuda subsidiaries of GCL referred to in Clauses 2.2 to 2.16 (together with GCL, the "Bermuda Debtors") each filed voluntary petitions for reorganisation in the US under chapter 11 of the US Bankruptcy Code on the dates shown in Annexure 2 (each date in respect of each Bermuda Debtor referred to as the "US Filing Date"). The non-Bermuda subsidiaries of GCL listed in Annexure 3 (together with the Bermuda Debtors, the "Debtors") also filed voluntary petitions for reorganisation in the US under chapter 11 of the US Bankruptcy Code on the dates shown in Annexure 3.

2.18 Each Bermuda Debtor presented a winding up petition in respect of itself (and South American Crossing Ltd. presented a winding up petition as a co-petitioner in respect of GCL) in the Bermuda Court on the dates shown in Annexure 2 (each date in respect of each Bermuda Debtor referred to as the "Bermuda Filing Date"). The Bermuda Court made a Provisional Liquidation Order appointing Mr Malcolm Butterfield of KPMG in Bermuda and Mr Philip Wallace and Ms Jane Moriarty both of KPMG LLP in England as Joint Provisional Liquidators in respect of each Bermuda Debtor on terms that allowed the directors to continue in office, subject to the oversight of the Joint Provisional Liquidators in accordance with the terms of the Provisional Liquidation Orders.

2.19 The Debtors have decided, after taking advice from their professional advisers, that, to facilitate a reorganisation of the Debtors, there should be a joint plan of reorganisation in the US. The Plan proposed by the Debtors aims to implement the Purchase Agreement entered into by the Debtors and Investors and approved by the US Bankruptcy Court on 9 August 2002. Under chapter 11 of the US Bankruptcy Code if the Plan satisfies certain legal requirements, is approved by the US Court and all conditions precedent to the effectiveness of the Plan are met or waived, it will become binding on the Creditors and each of the Debtors.

2.20 The Joint Provisional Liquidators have formed the view after taking advice from their professional advisers, and in conjunction with the Bermuda Debtors and their professional advisers, that the best course of action in Bermuda is further to facilitate the reorganisation of the Bermuda Debtors under chapter 11 of the US Bankruptcy Code by promoting a scheme of arrangement under Section 99 of the Companies Act in respect of each Bermuda Debtor. The purpose of each Scheme is to facilitate a reorganisation of the relevant Bermuda Debtor in accordance with the Plan and Purchase Agreement with the Investor. Accordingly, the Joint Provisional Liquidators propose these Schemes in respect of the Bermuda Debtors.

Coordination of Plan and Schemes

2.21 Coordination between each Scheme and the Plan is essential to minimise any discrepancies between the two reorganisation processes. The terms of the Plan, insofar as they are relevant to the Bermuda Debtors, are hereby incorporated mutatis mutandis into each Scheme and upon each Scheme becoming effective, all Scheme Creditors will be bound by the provisions of the Plan, as a matter of Bermuda law.

2.22 Scheme Creditors who have claimed in the Plan in accordance with the procedure put in place by the US Court will be deemed also to have claimed in the Scheme of the Bermuda Debtor against which their Claim in the Plan was made. Such Scheme Creditors are not required to submit a separate Bermuda Proof of Claim to the Joint Provisional Liquidators to register their claim in such Scheme. Scheme Creditors who have claimed only in a Scheme will not, by claiming in a Scheme, be deemed to have claimed in the Plan. Full details about the submission of claims in the Schemes are set out in the Bermuda Notices to Creditors and the explanatory letters in Annexure 5.

2.23 Scheme Creditors who have claimed or who are deemed to have claimed in both a Scheme and the Plan may vote in both such Scheme and the Plan. Each such Scheme Creditor will have a vote in the Plan and a separate vote in each Scheme in which he has claimed. Scheme Creditors who have claimed or are deemed to have claimed in relation to the same Claim in a Scheme and in the Plan will only receive a single Distribution in respect of such Claim, if such Claim is Allowed. Scheme Creditors who have claimed only in a Scheme, but not in the Plan, will not be prejudiced as a result and will receive a single Distribution in the same way as all other such Claims made in the Plan, if their Claim is Allowed.

2.24 Each Scheme is conditional on the Plan reaching its Effective Date (as that phrase is defined in the Plan). In addition, each Scheme is conditional on the approval by the Bermuda Court of each other Scheme unless this condition is waived by both the Investors and each of the Bermuda Debtors whose Schemes have been approved by the Bermuda Court.

                    PART II - CLASSES AND TREATMENT OF CLAIMS

3   CLASSES OF CLAIMS

3.1 Designation of Classes. Set forth below are the Classes of Claims in respect of each of the Bermuda Debtors. A Claim falls within a Class for Distribution purposes only to the extent that such Claim has been Allowed and has not otherwise been paid, released, withdrawn or settled prior to the Effective Date.

3.2    Classes for GCL. The Claims against GCL are classified as follows:

              (i)    Lender Claims.

              (ii)   Bondholders Claims.

              (iii)  Convenience Claims.

              (iv)   General Unsecured Claims.

3.3 Classes for GC Holdings. The Claims against GC Holdings are classified as follows:

              (i)    Lender Claims.

              (ii)   Bondholders Claims.

              (iii)  Convenience Claims.

              (iv)   General Unsecured Claims

3.4 Classes for Atlantic Crossing Ltd. The Claims against Atlantic Crossing Ltd. are classified as follows:

              (i)    Lender Claims

              (ii)   Convenience Claims.

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

              (iii)  General Unsecured Claims.

3.5 Classes for Atlantic Crossing Holdings Ltd. The Claims against Atlantic Crossing Holdings Ltd. are classified as follows:

              (i)    Lender Claims.

              (ii)   Convenience Claims.

              (iii)  General Unsecured Claims.

3.6 Classes for Mid-Atlantic Crossing Holdings Ltd. The Claims against Mid-Atlantic Crossing Holdings Ltd. are classified as follows:

              (i)    Lender Claims.

              (ii)   Convenience Claims.

              (iii)  General Unsecured Claims.

3.7 Classes for Global Crossing International, Ltd. The Claims against Global Crossing International, Ltd. are classified as follows:

              (i)    Lender Claims.

              (ii)   Convenience Claims.

              (iii)  General Unsecured Claims.

3.8 Classes for Global Crossing Network Center Ltd. The Claims against Global Crossing Network Center Ltd. are classified as follows:

              (i)    Lender Claims.

              (ii)   Convenience Claims.

              (iii)  General Unsecured Claims.

3.9 Classes for Mid-Atlantic Crossing Ltd. The Claims against Mid-Atlantic Crossing Ltd. are classified as follows:

              (i)    Lender Claims.

              (ii)   Convenience Claims.

              (iii)  General Unsecured Claims.

3.10 Classes for Pan American Crossing Holdings Ltd. The Claims against Pan American Crossing Holdings Ltd. are classified as follows:

              (i)    Lender Claims.

              (ii)   Convenience Claims.

              (iii)  General Unsecured Claims.

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3.11   Classes for South American Crossing Holdings Ltd. The Claims against
South American Crossing Holdings Ltd. are classified as follows:

              (i)    Lender Claims.

              (ii)   Convenience Claims.

              (iii)  General Unsecured Claims.

3.12 Classes for Pan American Crossing Ltd. The Claims against Pan American Crossing Ltd. are classified as follows:

              (i)    Lender Claims.

              (ii)   Convenience Claims.

              (iii)  General Unsecured Claims.

3.13 Classes for Atlantic Crossing II Ltd. The Claims against Atlantic Crossing II Ltd. are classified as follows:

              (i)    Lender Claims.

              (ii)   Convenience Claims.

              (iii)  General Unsecured Claims.

3.14 Classes for Global Crossing Landing Holdings Ltd. The Claims against Global Crossing Landing Holdings Ltd. are classified as follows:

              (i)    Lender Claims.

              (ii)   Convenience Claims.

              (iii)  General Unsecured Claims.

3.15 Classes for PAC Panama Ltd. The Claims against PAC Panama Ltd. are classified as follows:

              (i)    Lender Claims.

              (ii)   Convenience Claims.

              (iii)  General Unsecured Claims.

3.16 Classes for South American Crossing Ltd. The Claims against South American Crossing Ltd. are classified as follows:

              (i)    Lender Claims.

              (ii)   Convenience Claims.

              (iii)  General Unsecured Claims.

                                       8

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3.17   Classes for Global Crossing Intellectual Property, Ltd. The Claims
against Global Crossing Intellectual Property, Ltd. are classified as follows:

              (i)    Lender Claims.

              (ii)   Convenience Claims.

              (iii)  General Unsecured Claims.

4      ASSET TRANSFER

4.1 Transaction Documents. Pursuant to, and in accordance with, the terms of the Transaction Documents, on or before the Effective Date, GCL, GC Holdings and New Global Crossing will execute, amend, and file any Transaction Documents (including, without limitation, the Memorandum of Association, the Bye-Laws, and the Certificate of Designations) and take any other action which is necessary to effectuate or consummate the transactions contemplated by the Transaction Documents. Without limiting the foregoing, on the Effective Date and in accordance with the terms and conditions of the Transaction Documents, (a) the following securities shall be issued: the New Senior Secured Notes, 22,000,000 shares of New Common Stock, and 18,000,000 shares of New Preferred Stock and (b) New Global Crossing shall cancel any shares of capital stock of New Global Crossing which had been issued to GCL.

4.2    Transfer of Assets and Obligations.

(a) On the Effective Date and in accordance with the terms and conditions of the Transaction Documents, the Plan, and the Schemes, (i) New Global Crossing shall issue 3,300,000 shares of New Common Stock and 9,000,000 shares of New Preferred Stock to each Investor in accordance with Article I of the Purchase Agreement and upon receipt by New Global Crossing of $250,000,000 in Cash from the Investors and (ii) the New Senior Secured Notes and 15,400,000 shares of New Common Stock shall be issued and transferred for distribution to holders of Claims in Classes C, D, E, and F in accordance with the Plan. In consideration of such issuance and transfer, GCL and GC Holdings shall cause the Company Asset Transfer to occur pursuant to sections 363, 363(f), and 363(m) of the Bankruptcy Code. On the Effective Date, the Debtors will transfer the Liquidating Trust Assets free and clear of all liens, claims, and encumbrances to the Liquidating Trust on behalf of holders of Allowed Claims in Classes C, D, E and F.

(b) In no event shall the Investors, New Global Crossing and the Reorganized Subsidiary Debtors have any liability or obligation for any Claim against or Equity Interest in any of the Debtors arising prior to the Effective Date, other than the Assumed Liabilities.

(c) Without limiting the foregoing, and subject to the exceptions set forth in Clause 4.2(b), none of the Investors, New Global Crossing, or the Reorganized Subsidiary Debtors shall have any liability or obligation with respect to any (i) Priority Tax Claim, (ii) statutory fee referred to in section 12.1 of the Plan, (iii) Indenture Trustee fees and expenses referred to in Section 12.4 of the Plan, and (iv) costs and expenses incurred by the Estate Representative or any other party to pursue the Estate Representative Claims or any other claims excluded from the definition of "Assets" set forth in the Purchase Agreement.

(d) On the Effective Date, the Debtors shall fund the Administrative Expense and Priority Claim Reserve to be administered by the Estate Representative with sufficient funds free

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

     and clear of all liens, claims, and encumbrances to satisfy the Claims reserved for therein. The Administrative Expense and Priority Claim Reserve shall not constitute property of the Liquidating Trust, New Global Crossing or the Reorganized Subsidiary Debtors. New Global Crossing shall be entitled to all interest and other accretions earned on any Cash held in the Administrative Expense and Priority Claim Reserve, and any such interest and other accretions shall be payable, at least annually, to New Global Crossing. New Global Crossing shall report any such interest and other accretions in its income on a current basis and pay any taxes attributable thereto. Any amounts remaining in the Administrative Expense and Priority Claim Reserve after the Liquidating Trust has been dissolved and the Chapter 11 Proceedings have been closed shall be distributed to New Global Crossing.

(e) On the Effective Date, the Debtors shall fund the JPL Fee and Expense Claim Reserve in accordance with the Plan.

(f) On the Effective Date, the Debtors shall transfer the Estate Representative Expense Fund to the Estate Representative free and clear of all liens, claims, and encumbrances. Any amounts remaining in the Estate Representative Expense Fund after the Liquidating Trust has been dissolved, the Chapter 11 Proceedings have been closed, and any liquidations of GCL and GC Holdings have been completed shall be distributed to New Global Crossing.

(g) On the Effective Date, the Debtors shall transfer to the Estate Representative sufficient funds, free and clear of all liens, claims, and encumbrances, to satisfy the Convenience Claims, including an amount of Cash sufficient to satisfy any Convenience Claims that are Disputed Claims.

(h) The Bermuda Account shall not vest or revest in New Global Crossing or the Reorganized Subsidiary Debtors, but shall be administered and distributed as provided in the Plan.

(i) On the Effective Date, the Debtors shall transfer to the Agent the Lender Cash Distribution and the Reimbursement Claim free and clear of all liens, claims, and encumbrances for distribution to the holders of Allowed Claims in Class C as provided in the Plan.

4.3 Transfer of Certain Claims. On or as soon as practicable after the Effective Date the Bermuda Debtors shall transfer to the Liquidating Trust the Estate Representative Claims.

4.4 Indenture for New Senior Secured Notes. The Debtors shall qualify the Indenture in accordance with the Trust Indenture Act.

                       PART III - SCHEME CLAIM PROVISIONS

5    APPLICATION OF THE SCHEMES

5.1 Application. Each Scheme applies to the Scheme Liabilities of each Bermuda Debtor.

6    ASSETS AND DISTRIBUTIONS

6.1 Deemed Consolidation. For purposes of determining the Distribution under the Schemes the Debtors will be deemed consolidated and treated as equivalent to a single legal entity. As distinct from the position under the Plan, there is no consolidation for voting purposes.

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

6.2 Assets for Distribution. The assets to be distributed to the creditors holding Claims that are Allowed against the Debtors are those assets which are to be distributed under the Plan and are described in Clause 14.2 of the Explanatory Statement.

6.3 Allowed Scheme Claims. The holder of an Allowed Scheme Claim shall be the holder of an Allowed Claim under the Plan and shall be entitled to receive a Distribution in accordance with the terms of the Plan.

6.4 Mechanism for Distribution. Distributions in respect of Allowed Claims shall be made in accordance with the Plan.

7    EFFECT OF THE SCHEMES

7.1  Release. Except as provided for in the Schemes or the Plan:

(a) no Scheme Creditor shall be entitled to take or continue any action, step or proceeding against any of the Bermuda Debtors or any Assets (whether by way of demand, legal proceedings, execution of judgment or otherwise howsoever without limitation) in any jurisdiction whatsoever except in the US Court for the purpose of obtaining a Distribution or otherwise as permitted by the US Court;

(b) payment to a Scheme Creditor of his Distribution under a Scheme or the Plan shall discharge the corresponding Scheme Liability in full and thereupon none of the Bermuda Debtors shall have any further liability in respect thereof; and

(c) On the Effective Date, the Bermuda Debtors and each of their subsidiaries, on behalf of themselves and their estates, shall be deemed to release unconditionally New Global Crossing, the Reorganized Subsidiary Debtors, the Investors and all of the Investors' respective officers, directors, employees, advisors, attorneys, financial advisors, accountants, and other professionals from any and all claims, obligations, suits, judgements, damages, rights, causes of action, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon actions taken in their respective capacities described above with respect to any omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganization Cases, the Plan or the Schemes; provided however that nothing herein shall relieve the Investors of their obligations under the Transaction Documents and New Global Crossing and the Reorganized Subsidiary Debtors of the Assumed Liabilities.

8    ESTABLISHMENT OF CLAIMS

8.1 Allowed Claims. Claims will rank for Distribution purposes to the extent that they are "Allowed".

8.2 A Claim which is not also a Scheme Claim will be Allowed if allowed under the terms of the Plan.

8.3  A Scheme Claim will be Allowed where:

(a) a Bermuda Proof of Claim signed by the Creditor or by a person authorised on his behalf, has been lodged with the Joint Provisional Liquidators:

              (i)    on or before the Claims Date; or

              (ii) after the Claims Date, but in any event by 14 January 2003, if, the Joint Provisional Liquidators or the Bermuda Court determine that his failure to do so on or before the Claims Date did not result from wilful default or lack of reasonable diligence; and

(b) no objection to allowance has been served and filed by the Estate Representative on or before the later of (i) 120 days after the Effective Date, or (ii) such later date as may be fixed by the US Court; or

(c) any objection has been determined by a Final Order in the US Court to the extent such objection is determined in favour of the respective holder; or

(d) upon the lifting of the automatic stay pursuant to Section 362 of the US Bankruptcy Code, the liability of the Bermuda Debtor, allowance and the amount thereof are determined by final order of a court of competent jurisdiction other than the US Court.

8.4 Intercompany Claims. The Bermuda Debtors shall procure that the Intercompany Claims and Non-Debtor Intercompany Claims will be treated in accordance with the Plan.

8.5 Preferential Claims. Any liabilities of the Bermuda Debtors which are Preferential Claims will be paid in full by the Debtors in accordance with the terms of the Plan and therefore will not be covered by the Schemes.

8.6 Currency of Payment. All Scheme Claims submitted in a currency other than US dollars will be converted into US dollars at the rate prevailing in New York on the US Filing Date as published by The Wall Street Journal.

8.7 Set-off. The rights of set-off under Section 553 of the US Bankruptcy Code shall apply to each Scheme with effect from the US Filing Date.

8.8 Rights to Interest. The amount of each Scheme Liability shall not include interest accruing after the US Filing Date.

9      PROCEDURES FOR TREATING AND RESOLVING DISPUTED CLAIMS

9.1 Subject to Clause 8 above all Claims which are disputed will be dealt with by the Estate Representative in accordance with Section 7 of the Plan.

10     CONDITIONS TO EFFECTIVE DATE FOR EACH SCHEME

10.1  Subject to Clause 2.24 each Scheme shall become effective as soon as:

(a) a copy of the Order of the Bermuda Court sanctioning each Scheme shall have been delivered for registration to the Registrar of Companies in Bermuda as required by Section 99(3) of the Companies Act; and

(b) all conditions to the effectiveness of the Plan have been satisfied or waived.

11     MODIFICATIONS TO THE SCHEMES

11.1 Subject to the provisions of the Schemes, each Bermuda Debtor acting by the Joint Provisional Liquidators may, at any hearing of the Bermuda Court to sanction its Scheme, consent on behalf of all of its Scheme Creditors to any modification of its Scheme or any terms or conditions which the Bermuda Court may think fit to approve or impose, in either case which does not materially alter the effect of such Scheme.

11.2 If they consider it is expedient to do so and it is in the best interests of the Scheme Creditors, the Joint Provisional Liquidators may at any time prior to the Effective Date and the Estate Representative may at any time on or after the Effective Date, and without reference to the Scheme Creditors, apply to the Bermuda Court for the purpose of modifying the provisions of any Scheme (provided such modifications do not materially alter the effect of such Scheme) or obtaining directions on how to deal with any matters or disputes arising in respect of such Scheme. If such modifications are approved or such directions are given by the Bermuda Court, they shall be binding on the Scheme Creditors and the relevant Scheme shall be modified accordingly.

12     POWERS, DUTIES AND OBLIGATIONS OF THE JOINT PROVISIONAL LIQUIDATORS.

12.1 Until discharged from office by the Bermuda Court, the Joint Provisional Liquidators shall have the powers, duties and functions conferred upon them by the Provisional Liquidation Orders appointing them.

12.2 After the Effective Date the Bermuda Debtors other than GCL and GC Holdings shall promptly apply to the Bermuda Court to discharge the Joint Provisional Liquidators from their appointments as Joint Provisional Liquidators and to withdraw the winding up proceedings. The Joint Provisional Liquidators shall consent to these applications provided that they are satisfied that they have fulfilled their duties and obligations in accordance with the Provisional Liquidation Orders.

12.3 If either or both of GCL or GC Holdings are placed in liquidation, then funds will be made available to the person(s) appointed as liquidator to meet the costs of such liquidations in accordance with the Plan.

13     MISCELLANEOUS

13.1 Assignments. The rights of the Scheme Creditors under each Scheme shall be assignable, but (i) the assignment shall be subject to any existing rights of set-off, and (ii) the relevant Bermuda Debtor shall not be bound by any assignment unless and until notice in writing is given to such Bermuda Debtor.

13.2   Limitation of Liability.

(a) Notwithstanding anything herein to the contrary, as of the Effective Date, none of (i) except with respect to Estate Representative Claims, the Debtors and the Debtors' officers, directors and employees, (ii) the Creditors Committee and any subcommittee thereof, (iii) the Joint Provisional Liquidators, (iv) the Estate Representative, (v) the Agent and the steering committee for the holders of the Lender Claims, or (vi) the accountants, financial advisors, investment bankers, and attorneys for the Debtors, and (vii) the directors, officers, partners, members, agents, representatives, accountants, financial advisors, investment bankers, attorneys, or employees for any of the persons or entities described in (ii) through (v) of this Clause 13.2(a) shall have or incur any liability for any claim, cause of action or other assertion of liability for any act taken or omitted to be taken since the Debtors' respective Petition Dates in connection with, or arising out of, the Chapter 11 Proceedings, the provisional liquidations of the Bermuda

       Debtors, the confirmation, consummation, or administration of the Plan or the Schemes, or property to be distributed under the Plan or the Schemes, except for willful misconduct or gross negligence.

(b) Notwithstanding anything herein to the contrary, as of the Effective Date, none of (i) the Investors, (ii) New Global Crossing, or (iii) the Investors' and New Global Crossing's directors, officers, partners, members, agents, representatives, accountants, financial advisors, investment bankers, dealer-managers, placement agents, attorneys or employees in their capacity as representatives of the Investors shall have or incur any liability for any claim, cause of action, or other assertion of liability for any act taken or omitted to be taken under or in connection with, or arising out of, the Chapter 11 Proceedings, the provisional liquidations of the Bermuda Debtors, the confirmation, consummation or administration of the Plan or the Schemes, or property to be distributed under the Plan or Schemes; provided however that nothing herein shall relieve the Investors of their obligations under the Transaction Documents and New Global Crossing and the Reorganized Subsidiary Debtors of the Assumed Liabilities. Subject to their statutory rights, the Joint Provisional Liquidators hereby agree not to sue, or otherwise bring any action against (i) the Investors, (ii) New Global Crossing, (iii) the Reorganized Subsidiary Debtors, or (iv) the Investors' and New Global Crossing's directors, officers, partners, members, agents, representatives, accountants, financial advisors, investment bankers, dealer-managers, placement agents, attorneys or employees in their capacity as representatives of the Investors for any matter arising out of or in connection with the provisional liquidations of the Bermuda Debtors and the preparation, adoption, implementation or conduct of the Schemes save in the event of wilful misconduct or gross negligence on the part of such parties.

13.3 Personal liability of the Joint Provisional Liquidators and the Estate Representative.

13.3.1 Without prejudice to the generality of Clause 13.2, the Bermuda Debtors and the Scheme Creditors hereby covenant separately not to sue, or otherwise bring any action against the Joint Provisional Liquidators for any matter arising out of or in connection with the preparation, adoption, implementation or conduct of the Schemes save in the event of wilful misconduct or gross negligence on the part of the Joint Provisional Liquidators. The benefit of this promise is held on trust by the Bermuda Debtors for the Joint Provisional Liquidators.

13.3.2 Without prejudice to the generality of Clause 13.2, the Bermuda Debtors and the Scheme Creditors hereby covenant separately not to sue, or otherwise bring any action against the Estate Representative for any matter arising out of or in connection with the preparation, adoption, implementation or conduct of the Schemes save in the event of wilful misconduct or gross negligence on the part of the Estate Representative. The benefit of this promise is held on trust by the Bermuda Debtors for the Estate Representative.

13.4 Without prejudice to the generality of Clause 2.21 herein, the provisions of the Plan relating to indemnification of the Estate Representative, indemnification of the trustee, the release of representatives, the release of Lenders and the release of Bondholders are expressly incorporated into the Schemes.

13.5 Timing of winding up of GCL and GC Holdings. The Schemes in respect of GCL and/or GC Holdings will be unaffected if a winding up order is made by the Bermuda Court in respect of GCL and/or GC Holdings prior to the Effective Date, and on the Effective Date the corresponding Scheme and the Plan will continue to have full force and effect notwithstanding such winding up order(s). However, neither GCL nor GC holdings will become a part of New Global Crossing, and are expected to be liquidated and dissolved, or dissolved in due course.

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

13.6 Severability. If any provision of any Scheme is held to be invalid or unenforceable, then such provision shall (so far as invalid or unenforceable) be given no effect and shall be deemed not to be included in such Scheme but without invalidating any of the remaining provisions of such Scheme; except that if the provision of any Scheme which is found to be invalid or unenforceable is material to the performance of the obligations under that Scheme, the Plan or the Purchase Agreement then the consent of the Investors, the Lenders, the Creditors' Committee and the Bermuda Debtors must be obtained in order for this clause to have effect.

13.7 Notices. All notices and other communications provided for herein shall be in writing and posted, faxed or delivered to the applicable party at its address, or if so directed by the Bermuda Court, by advertisement.

13.8 Parties in Interest. The Investors are parties in interest under the Schemes and shall have the right to appear and be heard on matters relating to the Schemes.

14     GOVERNING LAW AND JURISDICTION

14.1 Except as otherwise provided herein and in the Plan, the Schemes shall be governed by and construed in accordance with the laws of Bermuda and the Scheme Creditors hereby agree that the Bermuda Court shall have exclusive jurisdiction to hear and determine any suit, action, or proceeding and to settle any dispute which may arise out of any provision of any Scheme or any related documents, or out of any action taken or omitted to be taken under any Scheme or in connection with the administration of any Scheme.

Dated 24 October 2002

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                             ANNEXURE 1: DEFINITIONS

In the Schemes, unless the context otherwise requires, the following expressions shall bear the following meanings:

"Administrative Expense Claim" has the same meaning as in the Plan;

"Agent" has the same meaning as in the Plan,

"Allowed" has the meaning given to it in Clause 8.3 in respect of Scheme Claims and the meaning given to it in the Plan in respect of Claims which are not Scheme Claims;

"Allowed Administrative Expense Claim" means an Administrative Expense Claim which is Allowed;

"Allowed Claim" means any Claim that is Allowed;

"Allowed Priority Non-Tax Claim" means a Priority Non-Tax Claim which is
Allowed;

"Allowed Priority Tax Claim" means a Priority Tax Claim which is Allowed;

"Allowed Scheme Claim" means any Scheme Claim that is Allowed;

"Assets" means all of the assets of each Bermuda Debtor in any part of the world, whether tangible or intangible and whether present or future, specifically including any choses of action whatsoever;

"Assumed Liabilities" has the same meaning as in the Plan;

"Bermuda Account" has the same meaning as in the Plan;

"Bermuda Court" has the same meaning as in the Plan;

"Bermuda Debtors" has the meaning given to it in Clause 2.17;

"Bermuda Filing Date" has the meaning given to it in Clause 2.18;

"Bermuda Proof of Claim" means a claim in writing substantially in the form contained in Annexure 5;

"Bondholder Claims" has the same meaning as "GC Holdings Note Claims" in the Plan and comprises those Claims which fall within Class D in the Plan;

"Business Day" means any day which (a) is not a Saturday or Sunday or designated by the laws of Bermuda to be a public holiday and (b) is a business day under the terms of the Plan;

"Bye-Laws" has the same meaning as in the Plan;

"Cash" has the same meaning as in the Plan;

"Chapter 11 Proceedings" means the cases filed by each of the Bermuda Debtors on the US Filing Date under chapter 11 of the US Bankruptcy Code;

"Claim" means a claim by a person in respect of a liability of any of the Bermuda Debtors;

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

"Claims Date" means (i) 30 September 2002 for those Bermuda Debtors in respect of which the Bermuda Filing Date is 28 January 2002, and (ii) 25 October 2002 for those Bermuda Debtors in respect of which the Bermuda Filing Date is 3 September 2002;

"Class" means any Claim or group of Claims designated in the Schemes to form a class for the purposes of Section 99 of the Companies Act;

"Companies Act" means the Companies Act 1981 of Bermuda;

"Company Asset Transfer" has the same meaning as in the Purchase Agreement;

"Confirmation Order" has the same meaning as in the Plan;

"Convenience Claim" has the same meaning as in the Plan except that the "Debtors" shall refer to the Bermuda Debtors and comprises Claims which fall within Class G in the Plan;

"Cooperation Agreement" has the same meaning as in the Plan;

"Credit Agreement" has the same meaning as in the Plan;

"Creditors" means one or more creditors of a Bermuda Debtor;

"Creditors Committee" has the same meaning as in the Plan;

"Debtors" has the meaning given to it in Clause 2.17;

"Distribution" means any distribution of shares or other property under a Scheme and/or under the Plan;

"Effective Date" means, in respect of each Scheme, the first Business Day on which all of the conditions to the effectiveness of such Scheme as set forth in Clause 10 have been fulfilled;

"Estate Representative" has the same meaning as in the Plan;

"Estate Representative Claims" has the same meaning as in the Plan;

"Estate Representative Expense Fund" has the same meaning as in the Plan;

"Explanatory Statement" means the explanatory memorandum prepared in connection with and relating to the Schemes;

"GCL" has the meaning given to it in Clause 2.1;

"GC Holdings" has the meaning given to it in Clause 2.2;

"General Unsecured Claim" means any Claim (other than a Claim which is a Lender Claim, a Bondholder Claim, a Convenience Claim, an Intercompany Claim, a Guarantee Claim or a Preferential Claim or is an Allowed Priority Non-Tax Claim, an Allowed Priority Tax Claim, a Securities Litigation Claim or an Allowed Administrative Expense Claim under the Plan) held by a Creditor against any Bermuda Debtor which would be provable as an unsecured claim against any of the Bermuda Debtors if it had been placed in compulsory liquidation on the Bermuda Filing Date and comprises a Claim which fall within Class F in the Plan;

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

"Guarantee Claim" means any Claim against a Bermuda Debtor which is made pursuant to a guarantee where the primary obligation is owed by another Debtor;

"Indenture" has the same meaning as in the Plan;

"Intercompany Claim" has the same meaning as in the Plan;

"Investors" has the same meaning as in the Plan;

"Joint Provisional Liquidators" means the persons from time to time serving as Joint Provisional Liquidators in the Provisional Liquidations of the Bermuda Debtors, who are currently Mr Malcolm Butterfield of KPMG in Bermuda and Mr Philip Wallace and Ms Jane Moriarty both of KPMG LLP in England;

"JPL Fee and Expense Claim Reserve" has the same meaning as in the Plan;

"Lender" has the same meaning as in the Plan;

"Lender Claims" has the same meaning as in the Plan and comprises a Claim which falls within Class C in the Plan;

"Liquidating Trust Assets" has the same meaning as in the Plan;

"Memorandum of Association" has the same meaning as in the Plan;

"New Global Crossing" has the same meaning as in the Plan;

"New Common Stock" has the same meaning as in the Plan;

"New Preferred Stock" has the same meaning as in the Plan;

"New Senior Secured Notes" has the same meaning as in the Plan;

"Plan" means the Debtors' joint plan of reorganisation under chapter 11 of the US Bankruptcy Code annexed hereto as Annexure 4, as it may be amended, modified or supplemented from time to time;

"Preferential Claims" means claims which would have been preferential under
Section 236 of the Companies Act and/or Section 33 of the Employment Act 2000, had each of the Bermuda Debtors been in liquidation from the Bermuda Filing Date;

"Priority Non-Tax Claim" has the same meaning as in the Plan;

"Priority Tax Claim" has the same meaning as in the Plan;

"Provisional Liquidation" means the Provisional Liquidation of each of the Bermuda Debtors under the Provisional Liquidation Orders;

"Provisional Liquidation Order" means each of the orders of the Bermuda Court, as amended by any subsequent order of the Bermuda Court, under which the Joint Provisional Liquidators were appointed Joint Provisional Liquidators of each of the Bermuda Debtors;

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"Public Debt" has the same meaning as in the Purchase Agreement;

"Purchase Agreement" has the same meaning as in the Plan;

"Reorganized Subsidiary Debtors" has the same meaning as in the Plan,

"Scheme" means each scheme of arrangement between each Bermuda Debtor and its Scheme Creditors with such modifications as the Bermuda Court may approve or impose and "Schemes" means more than one Scheme or all of the Schemes as the context requires;

"Scheme Claim" means any Claim which has been submitted in one or more Schemes only, and which has not been filed or has not been deemed by orders of the US Court dated 16 August 2002 and 25 September 2002 to have been filed in the Plan;

"Scheme Creditor" means a person to whom a Scheme Liability is due;


"Scheme Liability" means any liability of a Bermuda Debtor which:

       (i)    is a Lender Claim; or

       (ii)   is a Bondholder Claim; or

       (iii)  is a General Unsecured Claim; or

       (iv)   is a Convenience Claim.

"Secured Claims" has the same meaning as in the Plan;

"Securities Litigation Claim" has the same meaning as in the Plan;

"Transaction Documents" has the same meaning as in the Plan and includes without limitation the Sanction Orders under the Schemes;

"US" means the United States of America;

"US Bankruptcy Code" means title 11 of the United States Code, 11 U.S.C. Sections 101 et seq., as in force as at the Effective Date, to the extent applicable in the Chapter 11 Proceedings;

"US Court" means the United States Bankruptcy Court for the Southern District of New York (or such other court with authority over the Chapter 11 Proceedings) and, with respect to any particular proceeding within the Chapter 11 Proceedings, any other United States court which may be exercising jurisdiction over such proceeding;

"US Filing Date" has the meaning given to it in Clause 2.17.

                    ANNEXURE 2: BERMUDA DEBTORS FILING DATES


COMPANY                                      US FILING DATE           BERMUDA FILING
                                                                      DATE
------------------------------------------------------------------------------------------
Global Crossing Ltd                          28 January 2002          28 January 2002
------------------------------------------------------------------------------------------
Global Crossing Holdings Ltd                 28 January 2002          28 January 2002
------------------------------------------------------------------------------------------
Atlantic Crossing Ltd                        28 January 2002          28 January 2002
------------------------------------------------------------------------------------------
Atlantic Crossing Holdings Ltd               28 January 2002          28 January 2002
------------------------------------------------------------------------------------------
Mid-Atlantic Crossing Holdings Ltd           28 January 2002          28 January 2002
------------------------------------------------------------------------------------------
Global Crossing International, Ltd           28 January 2002          28 January 2002
------------------------------------------------------------------------------------------
Global Crossing Network Center Ltd           28 January 2002          28 January 2002
------------------------------------------------------------------------------------------
Mid-Atlantic Crossing Ltd.                   28 January 2002          28 January 2002
------------------------------------------------------------------------------------------
Pan American Crossing Holdings Ltd           28 January 2002          28 January 2002
------------------------------------------------------------------------------------------
South American Crossing Holdings Ltd         28 January 2002          28 January 2002
------------------------------------------------------------------------------------------
Pan American Crossing Ltd                    28 January 2002          28 January 2002
------------------------------------------------------------------------------------------
Atlantic Crossing II Ltd                     28 January 2002          28 January 2002
------------------------------------------------------------------------------------------
Global Crossing Portfolio Holdings Ltd       30 August 2002           3 September 2002
------------------------------------------------------------------------------------------
PAC Panama Ltd                               30 August 2002           3 September 2002
------------------------------------------------------------------------------------------
South American Crossing Ltd                  30 August 2002           3 September 2002
------------------------------------------------------------------------------------------
Global Crossing Intellectual Property, Ltd   30 August 2002           3 September 2002
------------------------------------------------------------------------------------------


                      ANNEXURE 3: NON-BERMUDA SUBSIDIARIES

Filed January 28, 2002

1.  Global Crossing Cyprus Holdings Limited
2.  GC Pan European Crossing Luxembourg I S.a.r.1.
3.  GC Pan European Crossing Luxembourg II S.a.r.1.
4.  GC Pan European Crossing Holdings B.V.
5.  Global Crossing Holdings U.K. Limited
6.  Pan American Crossing U.K. Ltd.
7.  Atlantic Crossing Holdings U.K. Limited
8.  ALC Communications Corporation
9.  Budget Call Long Distance, Inc.
10. Business Telemanagement, Inc.
11. GC Dev. Co., Inc.
12. GC Mart LLC
13. GC Pacific Landing Corp
14. Global Crossing Advanced Card Services, Inc.
15. Global Crossing Bandwidth, Inc.
16. Global Crossing Billing, Inc.
17. Global Crossing Development Co.
18. Global Crossing Employee Services, Inc.
19. Global Crossing GlobalCenter Holdings, Inc.
20. Global Crossing Government Markets USA, Inc.
21. Global Crossing Holdings USA LLC
22. Global Crossing Internet Dial-Up, Inc.
23. Global Crossing Latin America & Caribbean Co.
24. Global Crossing Local Services, Inc.
25. Global Crossing Management Services, Inc.
26. Global Crossing North America, Inc.
27. Global Crossing North American Holdings, Inc.
28. Global Crossing North American Networks, Inc.
29. Global Crossing Telecommunications, Inc.
30. Global Crossing Telemanagement VA, LLC
31. Global Crossing Telemanagement, Inc.
32. Global Crossing USA Inc.
33. Global Crossing Ventures, Inc.
34. GT Landing Corp.
35. GT Landing II Corp.
36. MAC Landing Corp.
37. Metaclorin Investco II, Inc.
38. PAC Landing Corp.
39. Subsidiary Telco, LLC
40. US Crossing, Inc.
41. IXNet, Inc.
42. GC St. Croix Co.
43. Equal Access Networks, LLC

Filed April 24, 2002
44. GT U.K. Ltd.

Filed August 4,2002

45. SAC Peru s.r.1.

Filed August 30, 2002

46. GC Pan European Crossing UK Limited
47. Global Crossing Network Center (UK) Ltd.
48. GC Hungary Holdings Vagyonkezelo Korlatolt Felelossegu Tarasag
49. GC Pan European Crossing Nederland B.V.
50. GC UK Holding Ltd.
51. Global Crossing Conferencing Limited
52. Global Crossing Europe Limited
53. Global Crossing Intermediate UK Holdings Limited
54. Global Crossing Ireland Limited
55. Global Crossing Services Europe Limited
56. Global Crossing Services Ireland Limited
57. Global Crossing Venezuela B.V.
58. IXnet UK Limited
59. Mid-Atlantic Crossing Holdings UK Ltd.
60. GT Netherlands B.V.
61. Global Crossing IXNet EMEA Holdings Limited
62. GC SAC Argentina S.R.L.
63. SAC Brasil Ltda.
64. SAC Colombia Ltda.

                     ANNEXURE 4: BERMUDA PROOF OF CLAIM FORM

                        IN THE SUPREME COURT OF BERMUDA

                             COMPANIES (WINDING UP)

                               2002: Nos. 28 to 39

             IN THE MATTER OF GLOBAL CROSSING LTD.
             AND IN THE MATTER OF GLOBAL CROSSING HOLDINGS LTD.
             AND IN THE MATTER OF ATLANTIC CROSSING LTD.
             AND IN THE MATTER OF ATLANTIC CROSSING HOLDINGS LTD.
             AND IN THE MATTER OF MID-ATLANTIC CROSSING HOLDINGS LTD. AND IN THE MATTER OF GLOBAL CROSSING INTERNATIONAL, LTD. AND IN THE MATTER OF GLOBAL CROSSING NETWORK CENTER LTD. AND IN THE MATTER OF MID-ATLANTIC CROSSING LTD.
             AND IN THE MATTER OF PAN AMERICAN CROSSING HOLDINGS LTD. AND IN THE MATTER OF SOUTH AMERICAN CROSSING HOLDINGS LTD. AND IN THE MATTER OF PAN AMERICAN CROSSING LTD.
             AND IN THE MATTER OF ATLANTIC CROSSING II LTD.


             AND IN THE MATTER OF THE COMPANIES ACT 1981


                   ------------------------------------------

                                 BERMUDIAN CLAIM FORM

                   ------------------------------------------

    Defined terms herein have the same meaning as in the Bermudian Notice to Creditors

1 Name(s) of Bermudian Debtor(s) against which claim is made:

2  Name and Address of Creditor:

   Contact name:
   Telephone and fax numbers:
   E-mail address:
   Account by which creditor identifies debtor:

3  Have you submitted a claim, or are you deemed to
   have submitted a claim, in the Chapter 11
   proceedings, according to the 16 August Order?            YES/NO

4 Nature of debt against each Bermudian Debtor referred to in section 1 above (e.g goods sold/ services performed/ guarantee claim etc):

5  Date(s) the debt was incurred:


6  Are any of the Debtor(s) who are not Bermudian Debtors jointly        YES/NO
   liable for the debt?

7 If so, identify the Debtor(s) in question and specify the nature of the claim against each one:

8 Details of any documents by reference to which the Claim can be substantiated:

   (NB. the JPLs may call for any document or evidence to substantiate the claim at their discretion)

9  Total amount of claim as at 28 January 2002:

   Total amount of interest owed on the claim as at 28 January 2002:

10 Is your claim secured?

   If your claim is secured, please answer the next question, if         YES/NO
   unsecured, move onto question 12.

1l Please provide a brief particulars of the security, including the value of security, and the date it was given

12 Have you obtained a court judgment in relation to your claim?

   If so, please provide particulars, including the date of the judgment:

13 So far as you are aware, has anyone else filed a Bermudian Claim Form relating to your claim?

   If so, please provide particulars.

14 Signature of the Creditor or person authorised to act on their behalf:

   Name in BLOCK LETTERS:

   Position in relation to the Creditor:

   Date:

Please return this form to Catherine Ridge of KPMG whose contact details are KPMG PO Box HM906 Hamilton HMDX Bermuda, fax number: +1 441 295 8280.

THIS FORM MUST BE RETURNED BY 30 SEPTEMBER 2002

                         IN THE SUPREME COURT OF BERMUDA

                             COMPANIES (WINDING UP)

                              2002: Nos. 326 to 329


IN THE MATTER OF SOUTH AMERICAN CROSSING LTD.

AND IN THE MATTER OF GLOBAL CROSSING PORTFOLIO HOLDINGS LTD.

AND IN THE MATTER OF PAC PANAMA HOLDINGS LTD.

AND IN THE MATTER OF GLOBAL CROSSING INTELLECTUAL PROPERTY LTD.

AND IN THE MATTER OF THE COMPANIES ACT 1981

--------------------------------------------------------------------------------

                              BERMUDIAN CLAIM FORM

--------------------------------------------------------------------------------

Defined terms herein have the same meaning as in the Bermuda Notice to Creditors dated 27 September 2002

 1  Name(s) of New Bermudian Debtor(s) against which claim is made:

    (Please specify precisely which company/companies against which your claim is made)

 2  Name and Address of Creditor:

    Contact name:
    Telephone and fax numbers:
    E-mail address:
    Account by which creditor identifies debtor(s):

 3  Have you submitted a claim, or are you deemed to have submitted a claim, in
    the Chapter 11 proceedings, according to the 25 September Order?                 YES / NO

 4 Nature of debt against each New Bermudian Debtor referred to in section 1 above (e.g goods sold/services performed/ guarantee claim etc):

 5  Date(s) the debt was incurred:

 6  Are any of the Debtor(s) (including the Bermudian Debtors), who are not New      YES / NO
    Bermudian Debtors, jointly liable for the debt?

                                                                          Page 1

   7 If so, identify the Debtor(s) in question and specify the nature of the claim against each one:

   8 Details of any documents by reference to which the claim can be substantiated:

      (NB. the JPLs may call for any document or evidence to substantiate the claim at their discretion)

   9  Total amount of claim as at 3 September 2002/1/:

      Total amount of interest owed on the claim as at 3 September 2002:

   10 Is your claim secured?

      If your claim is secured, please answer the next  question, if                 YES/NO
      unsecured, move onto question 12.

   11 Please provide a brief particulars of the security, including the value of security, and the date it was given

   12 Have you obtained a court judgment in relation to your claim?

      If so, please provide particulars, including the date of the judgment:

   13 So far as you are aware, has anyone else filed a Bermudian Claim Form relating to your claim?

      If so, please provide particulars.

   14 Signature of the Creditor or person authorised to act on their behalf:

      Name in BLOCK LETTERS:

      Position in relation to the Creditor:

      Date:

Please return this form to Catherine Ridge of KPMG whose contact details are KPMG, Crown House, 4 Par-la-ville Road, Hamilton HM08, Bermuda, fax number:
+1 441 295 8280.

THIS FORM MUST BE RETURNED BY 25 OCTOBER 2002

--------------------
/1/The winding-up petitions in respect of the New Bermudian Debtors were presented to the Court on 3 September 2002 and so your claim is fixed by reference to this date.

Wessex House, 1st Floor
45 Reid Street
Hamilton HM-12,Bermuda
Tel. 441-294-1000
Fax. 441-296-8600



[LOGO] Global Crossing

                                                                  2 October 2002

TO ALL CREDITORS OF:

PAC PANAMA LTD. (IN PROVISIONAL LIQUIDATION)

On 27 September 2002, I wrote to you about the following companies the Global Crossing group of companies:

.. PAC Panama Holdings Ltd.                   . Global Crossing Portfolio
                                               Holdings Ltd.
.. South American Crossing Ltd.               . Global Crossing Intellectual
                                               Property Ltd.

A copy of my letter of 27 September 2002 and its enclosures (being a Bermuda Notice to Creditors and a Bermudian Claim Form) are enclosed with this letter.

The purpose of this letter is to inform you that the references in my letter of 27 September 2002 and its enclosures to PAC Panama Holdings Ltd. should have been references to PAC Panama Ltd.

Accordingly, all creditors of PAC Panama Ltd. should take note that the contents of the enclosed documents apply to them. As a result, creditors of PAC Panama Ltd. need to take action to register their claim in Bermuda if this is required by the terms of the enclosed documentation.

If you have any queries, you should contact Catherine Ridge of KPMG whose contact details are set out in the enclosed documentation.

Yours faithfully

Jane Moriarty
Joint Provisional Liquidator of
the PAC Panama Ltd

The Joint Provisional Liquidators of the PAC Panama Ltd. act without personal liability

            ANNEXURE 5: BERMUDA NOTICES TO CREDITORS AND EXPLANATORY
                                     LETTERS

Wessex House, 1st Floor
45 Reid Street
Hamilton HM-12, Bermuda
Tel. 441-294-1000
Fax. 441-296-8600


[LOGO] Global Crossing

                                                                4 September 2002

TO ALL CREDITORS OF:

GLOBAL CROSSING LTD.
GLOBAL CROSSING HOLDINGS LTD.
ATLANTIC CROSSING LTD.
ATLANTIC CROSSING HOLDINGS LTD.
MID-ATLANTIC CROSSING HOLDINGS LTD.
GLOBAL CROSSING INTERNATIONAL, LTD.
GLOBAL CROSSING NETWORK CENTER LTD.
MID-ATLANTIC CROSSING LTD.
PAN AMERICAN CROSSING HOLDINGS LTD.
SOUTH AMERICAN CROSSING HOLDINGS LTD.
PAN AMERICAN CROSSING LTD.
ATLANTIC CROSSING II LTD.
(ALL IN PROVISIONAL LIQUIDATION) (TOGETHER "THE BERMUDIAN DEBTORS")

We are writing to you as it appears that you may be a creditor of one or more of the companies in the Global Crossing group of companies ("the GX Group"). This letter is relevant only to persons who have a claim against one or more of the above listed companies, being the Bermudian Debtors. If you do not have a claim against any of the Bermudian Debtors, you do not need to take any action in relation to this letter or its enclosures.

If you believe that you are a creditor of one or more of the Bermudian Debtors, you may need to complete and return the enclosed Bermudian Claim Form by 30 September 2002 detailing your claim(s). Details as to (a) which creditors need to do this, and (b) how you should do this, are set out below and in the attached Bermudian Notice to Creditors.

By way of background and as you may be aware, a number of companies in the GX Group are in Chapter 11 proceedings in the US. I will refer to these companies as the "Debtors". The 12 Bermudian Debtors are a sub-group of the Debtors and, in addition to the Chapter 11 proceedings, are also subject to proceedings in Bermuda where Joint Provisional Liquidators ("JPLs") have been appointed. The proceedings in the US and Bermuda are intended to allow time for the preparation of a restructuring plan to be put before creditors and, thereafter, the US and Bermuda courts for approval.

I am one of the JPLs of the Bermudian Debtors. In Bermuda, the restructuring is intended to be effected by schemes of arrangement ("Schemes"). It is anticipated that Schemes will be proposed to creditors in around October this year. Without going into all the procedural details, you should note that:

..  A separate Scheme will be required for each Bermudian Debtor;
..  In relation to each Scheme:
..  The creditors will be sent details of the proposals, with an explanatory memorandum.
..  Subsequently, different classes or groups of creditors will vote on the
   Schemes.
.. Creditors' votes will be counted both according to the value of each creditor's claim and the number of claims. To be adopted, the proposals require the support of the majority by number, representing over 75% by value of those creditors in that class who cast votes on the Scheme.

In light of the above procedure, it follows that a necessary part of any Scheme is (a) identifying each of the Bermudian Debtors' creditors, and (b) determining the nature and value of the claims.

In the US, the restructuring is intended to take effect by a plan of reorganisation ("the US Plan"). In some ways, a US Plan is very similar to a Bermudian Scheme. However, there are important differences. One of these differences is the way in which creditors vote, which is explained in more detail below.

This letter is concerned only with the Schemes. You should receive separate correspondence in connection with the US Plan through the Chapter 11 proceedings.

I am writing to you at this stage of the proceedings for two reasons, as follows.

 A    The Bar Date

One of the important differences between the Chapter 11 proceedings and the Bermudian provisional liquidation proceedings is that, in the US, it is possible for the court to set a "bar date", being a date by which all creditors must submit details of their claims, failing which they will be prevented from pursuing a claim.

By an order dated 16 August 2002 ("the 16 August Order"), the US Court has set this date for 30 September 2002. You should have already received correspondence within the Chapter 11 process notifying you of this, and of any steps you must take in order to protect any claim you may have against any of the Debtors.

The procedure in Bermuda in connection with the submission of creditors' claims is somewhat different. The Bermudian Court does not customarily set a bar date in the same way as the US Court does. Nevertheless, in this case, in order to ensure that the US Plan and the Bermudian Schemes are as consistent as possible in their approach to the restructuring, the JPLs will in due course ask the Bermudian Court to recognise the US bar date, subject to some important qualifications.

These qualifications will include a provision that the JPLs may allow a creditor of the Bermudian Debtors to submit a claim after the bar date in certain circumstances. At present, the JPLs have the power to fix a final date for the submission of claims, subject to a discretion to admit claims made after that date in "special circumstances". Subject to the approval of the Bermudian Court, this discretion is likely to be expressed in the Schemes as a discretion to allow claims to be submitted after the bar date provided that the creditor's failure to submit its claim before the bar date is not as a result of its wilful default or lack of reasonable diligence.

However, it is likely that this discretion to admit claims after the bar date will cease subsequently, probably on the date the meetings of creditors are held to vote on the Schemes, which is likely to be in November.

B     Voting on the Schemes

As I mention above, one of the important differences between a US Plan and a Bermudian Scheme concerns voting.

In the US Plan, it is intended that the Chapter 11 Debtors will be deemed to be consolidated for specific purposes. One of those purposes is voting. This means that where there is a joint liability on the part of more than one Debtor to a creditor, that creditor will have just one vote in relation to its claim. For example, where one Debtor is primarily liable for the claim and the claim has been guaranteed by another Debtor, the creditor will have one vote in respect of its claims. In other words, the creditor will not have a vote in respect of each Debtor which is liable.

There cannot be a deemed consolidation for the purpose of voting on a Bermudian Scheme. As a separate Scheme will be required for each Bermudian Debtor, there needs to be a separate vote on each individual Scheme. Therefore, where two or more Debtors are jointly liable for a creditor's claim, and at least one of those Debtors is a Bermudian Debtor, that creditor will have:

.. a vote on each of the Schemes for the relevant Bermudian Debtor(s); and

.. one vote on the US Plan.

Therefore, to determine a creditor's voting rights for the purpose of the Schemes, it is necessary to know the nature and value of the creditor's claim(s) against each Bermudian Debtor, and details of which, if any, Debtors are jointly responsible for the claim/1/.

C     What creditors need to do as a result of the above

To the extent possible, the JPLs will obtain details of creditors' claims from the Chapter 11 proceedings where details of the claims have been (or are deemed to have been) submitted/2/.

However, in relation to claims where more than one Debtor is jointly liable, it is possible that the information which has been submitted in the Chapter 11 proceedings will be insufficiently detailed to work out the voting rights in relation to the Bermudian Schemes.

Therefore, and in order to ensure the US and Bermudian proceedings run as consistently and efficiently as possible, the Bermudian Court has authorised the JPLs to adopt the following procedure in connection with creditors' claims:
--------------
/1/ The nature of the claim is important because the valuation of a guarantee claim for voting purposes may well be different from the valuation of a claim for which the Debtor is primarily liable.

/2/ Creditors who have submitted a claim in the Chapter 11 proceedings are (a) those creditors who have completed and submitted a Proof of Claim within the Chapter 11 proceedings as required by the 16 August Order, and (b) those creditors who are deemed by the 16 August Order to have already submitted a claim in the Chapter 11 proceedings.

 1. Save for any claims which fall within paragraph 2 below, all claims against the Bermudian Debtors in respect of which a claim has been, or is deemed to have been, submitted to the Debtors in the Chapter 11 proceedings in accordance with the 16 August Order, are deemed to be claims for the purposes of participation in any proposed scheme of arrangement. Consequently, if your claims falls into this category, you do not need to take any action.


 2. All creditors who have a claim in respect of which two or more Debtors are jointly liable where at least one of those Debtors is a Bermudian Debtor should submit details of their claim to the JPLs by completing the enclosed Bermudian Claim Form. In other words, if you fall into this category you need to submit a Bermudian Claim Form to the JPLs even if you have registered your claim in the Chapter 11 proceedings.

         The following creditors are excused from this procedure and do not need to take any action:

 . those holders of the following debt securities issued by Global Crossing
   Holdings Ltd (a) 9.125% Senior Notes due 2006, (b) 9.5% Senior Notes due 2009, (c) 9.625% Senior Notes due 2008, and (d) 8.7% Senior Notes due 2007; and
 . those lenders who have a claim against the Bermudian Debtors arising under the Credit Agreement dated 10 August 2000 between, among others, Global Crossing Ltd, Global Crossing Holdings Ltd, Global Crossing North America Inc., and JP Morgan Chase Bank as administrative agent.


 3.      All creditors who:


 . have not (or are not deemed to have) submitted a claim in the Chapter 11 proceedings, and
 . are not required to submit a claim in the Bermudian proceedings by the paragraph 2 above,

         and who nevertheless wish to submit a claim to the JPLs in the Bermudian proceedings for the purposes of participation in any Schemes should submit details of their claim to the JPLs by completing the enclosed Bermudian Claim Form.

 All of the completed Bermudian Claim Forms must be returned to the JPLs (according to the instructions in the attached Bermudian Notice to Creditors) by 30 September 2002. This deadline is subject to the proviso referred to in section A of this letter.

 You will appreciate that, by asking creditors to file their claims now, the JPLs will get a head start on identifying the Bermudian Debtors' creditors and assessing the value of their claims. These steps will be beneficial to creditors as they will reduce the time required to consider claims as part of the anticipated Schemes. This will assist the Schemes to proceed quickly and smoothly.

 Finally, I draw to your attention the fact that the submission of claims to the JPLs will not protect your claim in the Chapter 11 proceedings. You should receive a separate Notice and Proof of Claim Form relating to the Chapter 11 proceedings and you should read and follow the instructions accompanying any such correspondence carefully. In the Chapter 11 proceedings, failure to file a Proof of Claim may prevent creditors from participating in any dividend and from voting on any US Plan.

 If you have any queries in connection with this letter or its enclosures, you should contact Catherine Ridge of KPMG whose contact details are set out in the enclosed Bermudian Notice to Creditors.

 Yours faithfully

 Jane Moriarty

 Jane Moriarty
 Joint Provisional Liquidator of
 the Bermudian Debtors

 The Joint Provisional Liquidators of the Bermudian Debtors act without personal liability

                        IN THE SUPREME COURT OF BERMUDA

                             COMPANIES (WINDING UP)

                               2002: Nos. 28 to 39


IN THE MATTER OF GLOBAL CROSSING LTD.
AND IN THE MATTER OF GLOBAL CROSSING HOLDINGS LTD.
AND IN THE MATTER OF ATLANTIC CROSSING LTD.
AND IN THE MATTER OF ATLANTIC CROSSING HOLDINGS LTD.
AND IN THE MATTER OF MID-ATLANTIC CROSSING HOLDINGS LTD.
AMD IN THE MATTER OF GLOBAL CROSSING INTERNATIONAL, LTD.
AND IN THE MATTER OF GLOBAL CROSSING NETWORK CENTER LTD.
AND IN THE MATTER OF MID-ATLANTIC CROSSING LTD.
AND IN THE MATTER OF PAN AMERICAN CROSSING HOLDINGS LTD.
AND IN THE MATTER OF SOUTH AMERICAN CROSSING HOLDINGS LTD.
AND IN THE MATTER OF PAN AMERICAN CROSSING LTD.
AND IN THE MATTER OF ATLANTIC CROSSING II LTD.

AND IN THE MATTER OF THE COMPANIES ACT 1981


--------------------------------------------------------------------------------

                          BERMUDA NOTICE TO CREDITORS

--------------------------------------------------------------------------------

1 This Notice applies to you only if you have a claim against any of the companies listed in the above caption.

2 This Notice has been prepared on behalf of Philip Wallace, Jane Moriarty and Malcolm Butterfield who were appointed as Joint Provisional Liquidators ("JPLs") of Global Crossing Ltd. and those of its Bermudian subsidiaries listed in the above caption (together, the "Bermudian Debtors") by Orders of the Supreme Court of Bermuda on 28 January 2002 ("the 28 January Orders").

3 Also on 28 January 2002, 55 members of the Global Crossing Group of companies, including the Bermudian Debtors, filed for protection in the United States under Chapter 11 of the US Bankruptcy Code in the US Bankruptcy Court for the Southern District of New York ("the US Court"). Since 28 January 2002, two further companies in the Group, GC UK Ltd and SAC Peru S.R.L., have filed for protection under Chapter 11 in the US Court. These 57 companies are referred to in this Notice as "the Debtors".

4 The US Court has issued an Order dated 16 August 2002 ("the 16 August Order"). The 16 August Order:

     (a) sets 30 September 2002 as the bar date for filing claims against the Debtors in the Chapter 11 proceedings; and

     (b) approves a Form of Notice ("the Bar Date Notice") in relation to this bar date.

     The 16 August Order (which includes the Bar Date Notice) has been mailed to you separately within the Chapter 11 proceedings.

5 Under the 28 January Orders, the JPLs have power to take whatever steps they deem appropriate to deal with claims against the Bermudian Debtors, including the power to fix a final date for the submission of claims for the purposes of participation in any proposed schemes of arrangement in Bermuda pursuant to Section 99 of the Companies Act 1981, subject to a discretion to admit claims made after that date in special circumstances. The JPLs intend to propose schemes of arrangement in respect of the Bermudian Debtors ("the Schemes") shortly. They are currently considering with their advisors the precise form the Schemes should take, and will be notifying creditors in due course.

6 The JPLs wish to obtain as soon as possible details of all claims against the Bermudian Debtors in respect of which creditors may be entitled to vote on the Schemes.

7 In light of the above and in order to ensure there is minimal inconsistency between the Chapter 11 proceedings in respect of the Debtors and the provisional liquidation proceedings in respect of the Bermudian Debtors, the JPLs intend to adopt the procedures set out below, which have been approved by the Bermudian Court.

     (a) Save for any claims which fall within paragraph 7(b) below, all claims against the Bermudian Debtors in respect of which a Proof of Claim is, or is deemed to have been, submitted to the Debtors in the Chapter 11 proceedings in accordance with the 16 August Order, are deemed to be claims for the purposes of participation in the Schemes. Consequently, if your claims falls into this category, you DO NOT need to take any action in connection with this Notice.

     (b) All creditors who have a claim in respect of which two or more Debtors are jointly liable, where at least one of those Debtors is a Bermudian Debtor, should submit details of their claim to the JPLs in accordance with the instructions in paragraph 8 below. The following creditors are excused from this procedure:

     (i) those holders of the following debt securities issued by Global Crossing Holdings Ltd (a) 9.125% Senior Notes due 2006, (b) 9.5% Senior Notes due 2009, (c) 9.625% Senior Notes due 2008, and (d) 8.7% Senior Notes due 2007; and

     (ii) those lenders who have a claim under the Credit Agreement dated 10 August 2000 between, among others, Global Crossing Ltd, Global Crossing Holdings Ltd, Global Crossing North America Inc., and JP Morgan Chase Bank as administrative agent.

(c)  Creditors of the Bermudian Debtors who:

     (i) do not submit, or are not deemed to have submitted, claims in the Chapter 11 proceedings in accordance with the 16 August Order, and

     (ii) do not fall within paragraph 7(b) above,

     and who nevertheless wish to submit a claim to the JPLs in the Bermudian proceedings for the purposes of participation in the Schemes, should submit details of their claim to the JPLs in accordance with the instructions in paragraph 8 below.

8 The manner in which any creditor should submit a claim to the JPLs is by completing the attached Bermudian Claim Form and sending it to Catherine Ridge of KPMG whose contact details appear below. As the JPLs will in due course ask the Bermudian court to recognise the US bar date, the deadline for the submission of claims is 30 September 2002, although this is subject to a discretion to admit claims made after that date upon proof of special circumstances/1/. Therefore, you should ensure that any completed Bermudian Claim Form which you are required by this Notice to submit to the JPLs reaches the JPLs by 30 September 2002.

9 Submitting a claim to the JPLs in accordance with this Notice will not govern or protect your claim in the Chapter 11 proceedings. In the Chapter 11 proceedings, failure to file a claim form may prevent creditors from participating in any dividends or from voting on any plan of reorganisation. Therefore, notwithstanding your option

----------------------------
/1/ It is expected that this discretion to admit claims made after 30 September 2002 will cease on the date creditors vote on the Schemes. If this is the case, no claims will be admitted after the date upon which the creditors vote on the Schemes. More details will be provided to creditors at the time the Schemes are proposed.

     to submit a claim in the Bermudian proceedings only, we would strongly urge you to lodge your claim within the Chapter 11 proceedings in the US Court according to the terms of the 16 August Order. Your claim will then be deemed to have been lodged in both the Bermudian proceedings and the Chapter 11 proceedings.

10 Please note that if you are dissatisfied with the procedure referred to above you have the right to apply to the Bermuda Court for relief.

11 If you have any queries about the above please contact Catherine Ridge of KPMG whose contact details are:

                 KPMG
                 PO Box HM906
                 Hamilton HMDX
                 Bermuda
                 Tel: +1 441 294 2617
                 Fax: +1 441 295 8280


                                                   Attride-Stirling & Woloniecki
                                 Attorneys for the Joint Provisional Liquidators
                                    whose address for service is Crawford House,
                                         50 Cedar Avenue, Hamilton HM11, Bermuda

Wessex House, 1st Floor
45 Reid Street
Hamilton HM-12, Bermuda
Tel. 441-294-1000
Fax. 441-296-8600

[LOGO] Global Crossing                                         27 September 2002

TO ALL CREDITORS OF:
SOUTH AMERICAN CROSSING LTD.
GLOBAL CROSSING PORTFOLIO HOLDINGS LTD.
PAC PANAMA HOLDINGS LTD.
GLOBAL CROSSING INTELLECTUAL PROPERTY LTD.
(ALL IN PROVISIONAL LIQUIDATION)


On 4 September 2002, I wrote to a number of people/companies regarding 12 Bermudian companies within the Global Crossing group of companies ("the GX Group"), because it appeared that those people/companies may be creditors of one or more of the companies in the GX Group. The 12 Bermudian companies in question (who I referred to in my letter of 4 September as the "Bermudian Debtors") were:

.. Global Crossing Ltd.                  . Global Crossing Holdings Ltd.
.. Atlantic Crossing Ltd.                . South American Crossing Holdings Ltd.
.. Pan American Crossing Ltd.            . Global Crossing International, Ltd.
.. Pan American Crossing                 . Global Crossing Network Center Ltd.
  Holdings Ltd.
.. Mid-Atlantic Crossing Ltd.            . Atlantic Crossing II Ltd.
.. Mid-Atlantic Crossing                 . Atlantic Crossing Holdings Ltd.
  Holdings Ltd.

The purpose of my letter of 4 September 2002 was to invite certain creditors of these Bermudian Debtors to submit details of their claims within the Bermudian proceedings.

Some of the recipients of this letter will have received my letter of 4 September 2002, although others will not. If you were one of the people who did not receive my letter of 4 September, you do not need to request a copy unless you have a claim against any of the above 12 Bermudian Debtors.

Since my letter of 4 September 2002, 4 additional Bermudian companies have been placed into provisional liquidation in Bermuda, which are the companies listed in the title to this letter. I am writing to you because it appears that you may be a creditor of one or more of these companies. In this letter, I shall refer to these 4 companies as the "New Bermudian Debtors".

This letter is relevant only to persons who have a claim against one or more of the 4 New Bermudian Debtors. If you do not have a claim against any of the New Bermudian Debtors, you do not need to take any action in relation to this letter or its enclosures.

Please note that this letter does not alter the information and instructions I provided in my letter of 4 September 2002 concerning the Bermudian Debtors.

If you believe that you are a creditor of one or more of the New Bermudian Debtors, you may need to complete and return the enclosed Bermudian Claim Form by 25 October 2002 detailing your claim(s). Details as to (a) which creditors need to do this, and (b) how you should do this, are set out below and in the attached Bermudian Notice to Creditors.

In my letter of 4 September 2002, I provided some background to this matter and I explained in some detail the reasons why I was writing to you. In this letter, I have included a similar level of detail so that those people who were not recipients of my previous letter are fully aware of the position.

The background is as follows. As you are probably aware, a number of companies in the GX Group are in Chapter 11 proceedings in the US. I will refer to these companies as the "Debtors". The 4 New Bermudian Debtors are a sub-group of the Debtors. As indicated above, in addition to the Chapter 11 proceedings, these 4 companies are also subject to proceedings in Bermuda where Joint Provisional Liquidators ("JPLs") have been appointed. The proceedings in the US and Bermuda are intended to allow time for the preparation of a restructuring plan to be put before creditors and, thereafter, the US and Bermuda courts for approval.

I am one of the JPLs of the New Bermudian Debtors. In Bermuda, the restructuring is intended to be effected by schemes of arrangement ("Schemes"). It is anticipated that Schemes will be proposed to creditors in around October this year. Without going into all the procedural details, you should note that:

..    A separate Scheme will be required for each New Bermudian Debtor (and for each Bermudian Debtor);
..    In relation to each Scheme:
..    The creditors will be sent details of the proposals, with an explanatory memorandum.
..    Subsequently, different classes or groups of creditors will vote on the
     Schemes.
..    Creditors' votes will be counted both according to the value of each creditor's claim and the number of claims. To be adopted, the proposals require the support of the majority by number, representing over 75% by value of those creditors in that class who cast votes on the Scheme.

In light of the above procedure, it follows that a necessary part of any Scheme in respect of the New Bermudian Debtors is (a) identifying each of the New Bermudian Debtors' creditors, and (b) determining the nature and value of the claims.

In the US, the restructuring is intended to take effect by a plan of reorganization ("the US Plan"), and a US Plan has already been filed with the US Court. In some ways, a US Plan is very similar to a Bermudian Scheme. However, there are important differences. One of these differences is the way in which creditors vote, which is explained in more detail below.

This letter is concerned only with the Schemes for the New Bermudian Debtors. You should receive separate correspondence in connection with the US Plan through the Chapter 11 proceedings.

I am writing to you at this stage of the proceedings for two reasons, as follows.

A    The Bar Date

One of the important differences between the Chapter 11 proceedings and the Bermudian provisional liquidation proceedings is that, in the US, it is possible for the court to set a "bar date", being a date by which all creditors must submit details of their claims, failing which they will be prevented from pursuing a claim.

By an order dated 25 September 2002 ("the 25 September Order"), the US Court has set this date for 25 October 2002 in respect of the New Bermudian Debtors. You should receive correspondence within the Chapter 11 process notifying you of the bar date set by the US Court, and of any steps you must take in order to protect any claim you may have against any of the New Bermudian Debtors which you wish to pursue within the Chapter 11 proceedings.

The procedure in Bermuda in connection with the submission of creditors' claims is somewhat different. The Bermudian Court does not customarily set a bar date in the same way as the US Court does. Nevertheless, in this case, in order to ensure that the US Plan and the Bermudian Schemes are as consistent as possible in their approach to the restructuring, the JPLs will in due course ask the Bermudian Court to recognise the US bar date which has been set for the New Bermudian Debtors, subject to some important qualifications.

These qualifications will include a provision that the JPLs may allow a creditor of the New Bermudian Debtors to submit a claim after the bar date in certain circumstances. At present, the JPLs have the power to fix a final date for the submission of claims, subject to a discretion to admit claims made after that date in "special circumstances". Subject to the approval of the Bermudian Court, this discretion is likely to be expressed in the Schemes as a discretion to allow claims to be submitted after the bar date provided that the creditor's failure to submit its claim before the bar date is not as a result of its willful default or lack of reasonable diligence.

However, it is likely that this discretion to admit claims after the bar date will cease subsequently, probably on the date the meetings of creditors are held to vote on the Schemes, which is likely to be in November.

B    Voting on the Schemes

As I mention above, one of the important differences between a US Plan and a Bermudian Scheme concerns voting.

In the US Plan, the Chapter 11 Debtors will be deemed to be consolidated for specific purposes. One of those purposes is voting. This means that where there is a joint liability on the part of more than one Debtor to a creditor, that creditor will have just one vote in relation to its claim. For example, where one Debtor is primarily liable for the claim and the claim has been guaranteed by another Debtor, the creditor will have one vote in respect of its claims. In other words, the creditor will not have a vote in respect of each Debtor which is liable.

There cannot be a deemed consolidation for the purpose of voting on a Bermudian Scheme. As a separate Scheme will be required for each New Bermudian Debtor, there needs to be a separate vote on each individual Scheme. Therefore, where two or more Debtors are jointly liable for a creditor's claim, and at least one of those Debtors is a Bermudian Debtor or New Bermudian Debtor, that creditor will have:

..    a vote on each of the Schemes for the relevant Bermudian Debtor(s) and/or
     New Bermudian Debtor(s); and
..    one vote on the US Plan.

Therefore, to determine a creditor's voting rights for the purpose of the Schemes for the New Bermudian Debtors, it is necessary to know the nature and value of the creditor's claim(s) against each New Bermudian Debtor, and details of which other, if any, Debtors are jointly responsible for the claim/1/.

C    What creditors need to do as a result of the above

To the extent possible, the JPLs will obtain details of creditors' claims against the New Bermudian Debtors from the Chapter 11 proceedings where details of the claims are (or are deemed to have been) submitted/2/.

However, in relation to claims where more than one Debtor is jointly liable, it is possible that the information which has been submitted in the Chapter 11 proceedings will be insufficiently detailed to work out the voting rights in relation to the Bermudian Schemes.


----------------------------
/1/ The nature of the claim is important because the valuation of a guarantee claim for voting purposes may well be different from the valuation of a claim for which the Debtor is primarily liable.

/2/ Creditors who have or are deemed to have submitted a claim in the Chapter 11 proceedings are (a) those creditors who have completed and submitted a Proof of Claim within the Chapter 11 proceedings as required by the 25 September Order, and (b) those creditors who are not required by the 25 September Order to submit a claim in the Chapter 11 proceedings.

Therefore, and in order to ensure the US and Bermudian proceedings run as consistently and efficiently as possible, the JPLs propose to adopt the following procedure in connection with creditors' claims against the New Bermudian Debtors:

1. Save for any claims which fall within paragraph 2 below, all claims against the New Bermudian Debtors in respect of which a claim is, or is deemed to have been, submitted to the Debtors in the Chapter 11 proceedings in accordance with the 25 September Order, are deemed to be claims for the purposes of participation in any proposed scheme of arrangement. Consequently, if your claims falls into this category, you do not need to take any action.

2. All creditors who have a claim in respect of which two or more Debtors are jointly liable where at least one of those Debtors is a New Bermudian Debtor should submit details of their claim to the JPLs by completing the enclosed Bermudian Claim Form. In other words, if you fall into this category you need to submit a Bermudian Claim Form to the JPLs even if you have registered your claim in the Chapter 11 proceedings.

     Those lenders who have a claim against the New Bermudian Debtors arising under the Credit Agreement dated 10 August 2000 between, among others, Global Crossing Ltd, Global Crossing Holdings Ltd, Global Crossing North America Inc., and JP Morgan Chase Bank as administrative agent, are excused from this procedure and do not need to take any action.

3.   All creditors who:

.. do not submit (or are not deemed to have submitted) a claim in the Chapter
  11 proceedings, and

.. are not required to submit a claim in the Bermudian proceedings by the paragraph 2 above,

     and who nevertheless wish to submit a claim to the JPLs in the Bermudian proceedings for the purposes of participation in any Schemes should submit details of their claim to the JPLs by completing the enclosed Bermudian Claim Form.

All of the completed Bermudian Claim Forms in respect of claims against the New Bermudian Debtors must be returned to the JPLs (according to the instructions in the attached Bermudian Notice to Creditors) by 25 October 2002. This deadline is subject to the proviso referred to in section A of this letter.

You will appreciate that, by asking creditors to file their claims now, the JPLs will get a head start on identifying the New Bermudian Debtors' creditors and assessing the value of their claims. These steps will be beneficial to creditors as they will reduce the time required to consider claims as part of the anticipated Schemes. This will assist the Schemes to proceed quickly and smoothly.

Finally, I draw to your attention the fact that the submission of claims to the JPLs will not protect your claim in the Chapter 11 proceedings. You should receive with this letter a separate Notice and Proof of Claim Form relating to the Chapter 11 proceedings and you should read and follow the instructions accompanying any such correspondence carefully. In the Chapter 11 proceedings, failure to file a Proof of Claim may prevent creditors from participating in any dividend and from voting on any US Plan.

If you have any queries, you should contact Catherine Ridge of KPMG whose contact details are set out in the enclosed Bermudian Notice to Creditors.

Yours faithfully

Jane Moriarty
Joint Provisional Liquidator of
the New Bermudian Debtors

The Joint Provisional Liquidators of the New Bermudian Debtors act without personal liability

                        IN THE SUPREME COURT OF BERMUDA

                             COMPANIES (WINDING UP)

                             2002: Nos. 326 to 329

IN THE MATTER OF SOUTH AMERICAN CROSSING LTD.

AND IN THE MATTER OF GLOBAL CROSSING PORTFOLIO HOLDINGS LTD.

AND IN THE MATTER OF PAC PANAMA HOLDINGS LTD.

AND IN THE MATTER OF GLOBAL CROSSING INTELLECTUAL PROPERTY LTD.


AND IN THE MATTER OF THE COMPANIES ACT 1981


--------------------------------------------------------------------------------

                          BERMUDA NOTICE TO CREDITORS

--------------------------------------------------------------------------------

1 This Notice applies to you only if you have a claim against any of the companies listed in the above caption.

2 This Notice has been prepared on behalf of Philip Wallace, Jane Moriarty and Malcolm Butterfield who were appointed as Joint Provisional Liquidators ("JPLs") of the companies listed in the above caption (together, the "New Bermudian Debtors") by Orders of the Supreme Court of Bermuda on 4 September 2002 ("the 4 September Orders").

3 On 28 January 2002, 55 members of the Global Crossing Group of companies ("the GX Group") filed for protection in the United States under Chapter 11 of the US Bankruptcy Code in the US Bankruptcy Court for the Southern District of New York ("the US Court"). On 24 April and 4 August 2002, 2 further companies in the GX Group filed for protection under Chapter 11. Most recently, on 30 August 2002, 23 additional companies in the GX Group (including the New Bermudian Debtors) also filed for protection under Chapter 11 in the US Court. These 80 companies are referred to in this Notice as "the Debtors".

4 The US Court has issued an Order dated 25 September 2002 ("the 25 September Order") in relation to the Chapter 11 filings which were made in respect of the New Bermudian Debtors. The 25 September Order sets 25 October 2002 as the bar date for filing claims against the New Bermudian Debtors in the Chapter 11 proceedings. The 25 September Order (and supplementary documents including notice of the bar date and a claim form for submission within the Chapter 11 proceedings) has been mailed to you within the Chapter 11 proceedings.

5 Under the 4 September Orders, the JPLs have power to take whatever steps they deem appropriate to deal with claims against the New Bermudian Debtors, including the power to fix a final date for the submission of claims for the purposes of participation in any proposed schemes of arrangement in Bermuda pursuant to Section 99 of the Companies Act 1981, subject to a discretion to admit claims made after that date in special circumstances. The JPLs intend to propose schemes of arrangement in respect of the New Bermudian Debtors ("the Schemes") shortly. They are currently considering with their advisors the precise form the Schemes should take, and will be notifying creditors in due course.

6 The JPLs wish to obtain as soon as possible details of all claims against the New Bermudian Debtors in respect of which creditors may be entitled to vote on the Schemes.

7 In light of the above and in order to ensure there is minimal inconsistency between the Chapter 11 proceedings and the provisional liquidation proceedings in respect of the New Bermudian Debtors, the JPLs propose to adopt the procedures set out below:

     (a) Save for any claims which fall within paragraph 7(b) below, all claims against the New Bermudian Debtors in respect of which a Proof of Claim is, or is deemed to have been, submitted to the Debtors in the Chapter 11 proceedings in accordance with the 25 September Order, are deemed to be claims for the purposes of participation in the Schemes. Consequently, if your claims falls into this category, you DO NOT need to take any action in connection with this Notice.

     (b) All creditors who have a claim in respect of which two or more Debtors are jointly liable, where at least one of those Debtors is a New Bermudian Debtor, should submit details of their claim to the JPLs in accordance with the instructions in paragraph 8 below. The following creditors are excused from this procedure:

          (i) those lenders who have a claim under the Credit Agreement dated 10 August 2000 between, among others, Global Crossing Ltd, Global

               Crossing Holdings Ltd, Global Crossing North America Inc., and JP Morgan Chase Bank as administrative agent.

     (c)  Creditors of the New Bermudian Debtors who:

          (i) do not submit, or are not deemed to have submitted, claims in the Chapter 11 proceedings in accordance with the 25 September Order, and

          (ii) do not fall within paragraph 7(b) above,

          and who nevertheless wish to submit a claim to the JPLs in the Bermudian proceedings for the purposes of participation in the Schemes, should submit details of their claim to the JPLs in accordance with the instructions in paragraph 8 below.

8 The manner in which any creditor should submit a claim to the JPLs is by completing the attached Bermudian Claim Form and sending it to Catherine Ridge of KPMG whose contact details appear below. As the JPLs will in due course ask the Bermudian Court to recognise the US bar date, the deadline for the submission of claims is 25 October 2002, although this is subject to a discretion to admit claims made after that date upon proof of special circumstances/1/. Therefore, you should ensure that any completed Bermudian Claim Form which you are required by this Notice to submit to the JPLs reaches the JPLs by 25 October 2002.

9 Submitting a claim to the JPLs in accordance with this Notice will not govern or protect your claim in the Chapter 11 proceedings. In the Chapter 11 proceedings, failure to file a claim form may prevent creditors from participating in any dividends or from voting on any plan of reorganisation. Therefore, notwithstanding your option to submit a claim in the Bermudian proceedings only, we would strongly urge you to lodge your claim within the Chapter 11 proceedings in the US Court according to the terms of the 25 September Order. Your claim will then be deemed to have been lodged in both the Bermudian proceedings and the Chapter 11 proceedings.


-------------------------------

/1/It is expected that this discretion to admit claims made after 25 October 2002 will cease on the date creditors vote on the Schemes. If this is the case, no claims will be admitted after the date upon which the creditors vote on the Schemes. More details will be provided to creditors at the time the Schemes are proposed.

10 Please note that if you are dissatisfied with the procedure referred to above you have the right to apply to the Bermuda Court for relief.

11 If you have any queries about the above please contact Catherine Ridge of KPMG whose contact details are:

                 KPMG
                 Crown House
                 4 Par-la-ville Road
                 Hamilton HM08
                 Bermuda
                 Tel: +1 441 295 5063
                 Fax: +1 441 295 8280

                                             Dated this 27 day of September 2002

                                                   Attride-Stirling & Woloniecki
                                 Attorneys for the Joint Provisional Liquidators
                                    whose address for service is Crawford House,
                                         50 Cedar Avenue, Hamilton HM11, Bermuda

Wessex House, 1st Floor
45 Reid Street
Hamilton HM-12, Bermuda
Tel. 44l-294-1000
Fax. 441-296-8600



[LOGO] Global Crossing

                                                                  2 October 2002


TO ALL CREDITORS OF:

PAC PANAMA LTD. (IN PROVISIONAL LIQUIDATION)

On 27 September 2002, I wrote to you about the following companies the Global Crossing group of companies:

.. PAC Panama Holdings Ltd.             . Global Crossing Portfolio Holdings Ltd.
.. South American Crossing              . Global Crossing Intellectual Property
  Ltd.                                   Ltd

A copy of my letter of 27 September 2002 and its enclosures (being a Bermuda Notice to Creditors and a Bermudian Claim Form) are enclosed with this letter.

The purpose of this letter is to inform you that the references in my letter of 27 September 2002 and its enclosures to PAC Panama Holdings Ltd. should have been references to PAC Panama Ltd

Accordingly, all creditors of PAC Panama Ltd. should take note that the contents of the enclosed documents apply to them. As a result, creditors of PAC Panama Ltd. need to take action to register their claim in Bermuda if this is required by the terms of the enclosed documentation.


If you have any queries, you should contact Catherine Ridge of KPMG whose contact details are set out in the enclosed documentation.

Yours faithfully

Jane Moriarty
Joint Provisional Liquidator of
the PAC Panama Ltd

The Joint Provisional Liquidators of the PAC Panama Ltd. act without personal liability